ex-10.txt

                                      EXHIBIT 10.1

              SECOND AMENDED AND RESTATED CREDIT AGREEMENT
             ==============================================



                        SECOND AMENDED AND RESTATED
                             CREDIT AGREEMENT

                               by and among

                         CONSOLTEX HOLDINGS, INC.,
                              CONSOLTEX INC.,
                      CONSOLTEX MEXICO, S.A. de C.V.,
                           CONSOLTEX (USA) INC.,
                      THE BALSON-HERCULES GROUP LTD.,
                    LINQ INDUSTRIAL FABRICS, INC., and
                          RAFYTEK, S.A. de C.V.,
                               as Borrowers,


                          NATIONAL BANK OF CANADA
                                    and
                           BANK OF AMERICA, N.A.
                         as Agents and as Lenders,

                                    and

                      BANC OF AMERICA SECURITIES LLC
                  as Lead Arranger and Lead Book Manager

                                    and

                THE LENDERS PARTY HERETO FROM TIME TO TIME

                             November 7, 2000

                             TABLE OF CONTENTS

1.1	Assignment and Allocations........................3
1.2  Definitions........................................9
1.3  Rules of Interpretation...........................55

                                ARTICLE II

                           The Credit Facilities

2.1  Term Loan.........................................57
2.2  Revolving Loans...................................60
2.3  Use of Proceeds...................................65
2.4  Notes.............................................65
2.5  Canadian Swing Line...............................65

                                ARTICLE III

                             Letters of Credit

3.1  Letters of Credit.................................67
3.2  Reimbursement and Participations..................67

                                ARTICLE IV

Bankers' Acceptances, Eurodollar Funding, Fees, and Payment
Conventions

4.1. Bankers' Acceptances..............................72
4.2  Interest Rate Options.............................74
4.3  Conversions and Elections of
	Subsequent Interest Periods......................75
4.4  Payment of Interest...............................76
4.5  Prepayments of Eurodollar Rate
	Loans and Bankers' Acceptances...................77
4.6  Manner of Payment.................................77
4.7  Fees..............................................77
4.8  Pro Rata Payments.................................79
4.9  Computation of Rates and Fees.....................79
4.10 Deficiency Advances; Failure
	to Purchase Participations.......................80
4.11 Intraday Funding..................................81
4.12 Risk Participation among Lenders..................82
4.13 Utilization of Canadian Dollars...................83

                                 ARTICLE V

                                 Security

5.1  Security..........................................86
5.2  Further Assurances................................87
5.3  Information Regarding Collateral..................87
5.4. Lock Boxes and Lock Box Accounts..................88
5.5  Deposit Accounts..................................88
5.6  Power of Attorney of Canadian Agent
	and Canadian Collateral Trustee..................89

                                ARTICLE VI

                          Change in Circumstances

6.1  Increased Cost and Reduced Return.................91
6.2  Limitation on Types of Loans......................93
6.3  Illegality........................................93
6.4  Treatment of Affected Loans.......................93
6.5  Compensation......................................94
6.6  Taxes.............................................95

                                ARTICLE VII

Conditions to Making Loans and Issuing Letters of Credit

7.1  Conditions of Closing and the Additional
	Advance of the US Term Loan......................97
7.2  Conditions of Revolving Loans
	and Letter of Credit............................102
7.3  Post-Closing Items...............................103

                               ARTICLE VIII

                      Representations and Warranties

8.1  Organization and Authority.......................106
8.2  Loan Documents...................................106
8.3  Solvency.........................................107
8.4  Subsidiaries and Stockholders....................107
8.5  Ownership Interests..............................107
8.6  Financial Condition..............................107
8.7  Title to Properties..............................108
8.8  Taxes............................................108
8.9  Other Agreements.................................109
8.10 Litigation.......................................109
8.11 Margin Stock.....................................109
8.12 Regulated Company................................109
8.13 Patents, Etc.....................................109
8.14 No Untrue Statement..............................110
8.15 No Consents, Etc.................................110
8.16 Employee Benefit Plans...........................110
8.17 No Default.......................................112
8.18 Environmental Laws...............................112
8.19 Employment Matters...............................112
8.20 RICO.............................................113
8.21 Assets of Consoltex Holdings.....................113
8.22 Lock Box Accounts................................113
8.23 Perfected Security Interests.....................113

                                ARTICLE IX

                           Affirmative Covenants

9.1  Financial Reports, Etc...........................114
9.2  Maintain Properties..............................118
9.3  Existence, Qualification, Etc....................118
9.4  Regulations and Taxes............................118
9.5  Insurance........................................118
9.6  True Books.......................................120
9.7  Right of Inspection..............................120
9.8  Observe all Laws.................................120
9.9  Governmental Licenses............................121
9.10 Covenants Extending to Other Persons.............121
9.11 Officer's Knowledge of Default...................121
9.12 Suits or Other Proceedings.......................121
9.13 Notice of Environmental Complaint or Condition...121
9.14 Environmental Compliance.........................121
9.15 Indemnification..................................122
9.16 Further Assurances...............................122
9.17 Employee Benefit Plans...........................122
9.18 Continued Operations.............................124
9.19. Lease Purchase Agreement........................124
9.20 Lock Boxes and Lock Box Accounts.................124

                                 ARTICLE X

                            Negative Covenants

10.1 Financial Covenants..............................126
10.2 Acquisitions.....................................128
10.3 Capital Expenditures.............................128
10.4 Liens............................................128
10.5 Indebtedness.....................................130
10.6 Transfer of Assets...............................132
10.7 Investments......................................133
10.8 Merger or Consolidation..........................133
10.9 Restricted Payments..............................134
10.10 Transactions with Affiliates....................134
10.11 Compliance with ERISA, the Code, Foreign
	Benefit Laws, Mexican Benefit Law
	and Canadian Benefit Law........................134
10.12 Fiscal Year.....................................136
10.13 Dissolution, etc................................136
10.14 Limitations on Sales and Leasebacks.............136
10.15 Change in Control...............................136
10.16 Rate Hedging Obligations........................136
10.17 Negative Pledge Clauses.........................136
10.18 Compensation; Reimbursement of Expenses.........136
10.19 Change in Accountants...........................137
10.20 Prepayments, Etc. of Indebtedness...............137
10.21 Subordinated Debt...............................137
10.22 PIK Notes.......................................137
10.23 Fee Limitation Agreement........................137
10.24. Consoltex Holdings.............................137
10.25 Limitations on Upstreaming......................138
10.26 Limitations on Deposit Accounts.................138
10.27 Limitations on Subsidiaries.....................138

                                ARTICLE XI

                    Events of Default and Acceleration

11.1 Events of Default................................139
11.2 Agents to Act....................................142
11.3 Cumulative Rights................................142
11.4 No Waiver........................................142
11.5 Allocation of Proceeds...........................143

                                ARTICLE XII

                                 The Agent

12.1 Appointment, Powers, and Immunities..............145
12.2 Reliance by Agents...............................145
12.3 Defaults.........................................146
12.4 Rights as Lender.................................146
12.5 Indemnification..................................147
12.6 Non-Reliance on Agent and Other Lenders..........147
12.7 Resignation of Agent.............................147

                               ARTICLE XIII

                               Miscellaneous

13.1 Assignments and Participations...................149
13.2 Notices..........................................151
13.3 Right of Set-off; Adjustments....................154
13.4 Survival.........................................154
13.5 Expenses.........................................154
13.6 Amendments and Waivers...........................155
13.7 Counterparts; Facsimile Signatures...............156
13.8 Termination......................................156
13.9 Indemnification; Limitation of Liability.........157
13.10 Severability....................................157
13.11 Entire Agreement................................157
13.12 Agreement Controls..............................157
13.13 Usury Savings Clause............................158
13.14 Governing Law; Waiver of Jury Trial.............158
13.15 Confidentiality.................................159


EXHIBIT A: Applicable Commitment Percentages..........A-1
EXHIBIT B: Form of Assignment and Acceptance..........B-1
EXHIBIT C: Notice of Appointment (or Revocation)
		of Authorized Representative..............C-1
EXHIBIT D: Form of Borrowing Base Certificate.........D-1
EXHIBIT E-1: Form of Borrowing Notice...............E-1-1
EXHIBIT E-2: Form of Borrowing Notice-Swing Line Loans.....E-2-1
EXHIBIT F: Form of Interest Rate Selection Notice.....F-1
EXHIBIT G-1: Form of Revolving Note.................G-1-1
EXHIBIT G-2: Form of Term Note......................G-2-1
EXHIBIT H: Form of Third Amendment to Mortgag ........H-1
EXHIBIT I-1: Form of Opinion of Kirkland & Ellis....I-1-1
EXHIBIT I-2: Form of Opinion of Young, Clement,
		Rivers & Tisdale LLP....................I-2-1
EXHIBIT I-3: Form of Opinion of Ogilvy
		Renault S.E.N.C.........................I-3-1
EXHIBIT I-4: Form of Opinion of Brown Rudnick
		Freed & Gesmer...........................I-4-1
EXHIBIT I-5: Form of Opinion of Rich, Heather
		 and Mueller.............................I-5-1
EXHIBIT I-6: Form of Opinion of Stewart McKelvey
		Stirling Scales..........................I-6-1										 I-6-1
EXHIBIT I-7: Form of Opinion of Osler
		Hoskins & Harcourt.......................I-7-1
EXHIBIT J: Form of Compliance Certificate............. J-1
EXHIBIT K: Form of Waiver of Lien Rights...............K-1

Schedule 5.3: Information Regarding Collateral........ S-1
Schedule 5.4: Lock Box and Cash Collateral
		Accounts...................................S-2
Schedule 5.5: Deposit Accounts ........................S-3
Schedule 8.4: Subsidiaries and Investments in
		Other Persons .............................S-4
Schedule 8.6: Indebtedness ........................... S-5
Schedule 8.7: Liens ...................................S-6
Schedule 8.8: Tax Matters .............................S-7
Schedule 8.10: Litigation .............................S-8
Schedule 8.13: Intellectual Property ..................S-9
Schedule 8.16: Pension Plans ..........................S-10
Schedule 8.16(e): Unfunded Employment
		Benefit Plans..............................S-11
Schedule 8.19: Employment Matters .....................S-12





373603                               1

       SECOND AMENDED & RESTATED CREDIT AGREEMENT


     THIS  SECOND  AMENDED  AND  RESTATED  CREDIT
AGREEMENT, dated as of November 7, 2000 (as amended, restated or supplemented and in effect from time to time, the "Agreement"), is made by and among each of CONSOLTEX HOLDINGS, INC., a Delaware corporation having its principal place of business on the date hereof in New York, New York, U.S.A., ("Consoltex Holdings"), CONSOLTEX INC., a corporation incorporated under the laws of New Brunswick, Canada, having its principal place of business on the date hereof in Ville Saint-Laurent,Quebec, Canada ("Consoltex"), CONSOLTEX (USA) INC., a New York corporation having its principal place of business on the date hereof in New York, New York, U.S.A. ("Consoltex USA"), THE BALSON-HERCULES GROUP LTD., a Rhode Island corporation having its principal place of business on the date hereof in New York, New York, U.S.A.("Balson-Hercules"), LINQ INDUSTRIAL FABRICS, INC., a Delaware corporation having its principal place of business on the date hereof in Summerville, South Carolina, U.S.A. ("LINQ"), CONSOLTEX MEXICO, S.A. DE C.V., a Mexican corporation having its principal place of business on the date hereof in Col. Polanco C.P., 11560, Mexico, D.F. ("Consoltex Mexico"), and RAFYTEK,S.A. DE C.V., a Mexican corporation having its principal place of business on the date hereof in Col. Polanco C.P., 11560, Mexico, D.F. ("Rafytek")(Consoltex Holdings, Consoltex, Consoltex USA, Balson-Hercules,
LINQ, Consoltex Mexico and Rafytek are collectively referred to herein as the "Borrowers" and individually referred to as a "Borrower");

RAFYTICA, S.A., a Costa Rican corporation having its principal place of business on the date hereof in San Jose, Costa Rica ("Rafytica"), VERA PAK, S.A. DE C.V., a Mexican corporation having its principal place of business on the date hereof in Col. Polanco C.P., 11560, Mexico, D.F. ("Vera Pak"),ROYALTON MEXICANA S.A. DE C.V., a Mexican corporation having its principal place of business on the date hereof in Mexico City, Mexico ("Royalton"),VEST COMPANY VESTCO S.A. DE C.V., a Mexican corporation having its principal place of business on the date hereof in Mexico City, Mexico("Vestco") and MARINO TECHNOLOGIES DE MEXICO, S.A. DE C.V., a Mexican corporation having its principal place of business on the date hereof in San Luis Potosi, Mexico ("Marino Mexico");

NATIONAL BANK OF CANADA, a bank governed by the BANK ACT (Canada) (the "Bank Act"), having its head office in Montreal, Quebec, Canada, in its capacity as a Lender ("NBC"), BANK OF AMERICA, N.A., successor in interest to NationsBank,
National Association,   a  national  banking association
organized  and existing under the laws of the  United
States, having its principal office in Charlotte, North Carolina, U.S.A., in its capacity as a Lender ("Bank of America"), and EACH OTHER FINANCIAL INSTITUTION EXECUTING
AND DELIVERING A SIGNATURE PAGE HERETO and each other financial institution which may hereafter execute and deliver an instrument of assignment with respect to this Agreement pursuant to SECTION 13.1(hereinafter NBC, Bank of America and each other such financial institutions may be referred to individually as a "Lender" or collectively as the "Lenders"),
NATIONAL  BANK  OF  CANADA,  in   its   capacity   as
administrative agent  for  the  Canadian  Facilities  Lenders
(as defined herein (in such capacity, or any successor administrative agent appointed in accordance with the terms of SECTION 12.7, the "Canadian Agent"), and BANK OF AMERICA, N.A., successor in interest to NationsBank, National Association, in its capacity as administrative agent for the U.S. Facilities Lenders (as defined herein) (in such capacity, or any successor administrative agent appointed in accordance with the terms of SECTION 12.7, the "US Agent" and together with the Canadian Agent, the "Agents");

                           W I T N E S S E T H:

 WHEREAS, the Borrowers, the Agents and certain of the Lenders are party to that certain Amended and Restated Credit Agreement dated as of October 25, 1999, as amended by Amendment No. 1 to Amended and Restated Credit Agreement and Other Loan Documents dated as of January 3, 2000, as further amended by Amendment No. 2 to Amended and Restated Credit Agreement and Consent dated as of May 12, 2000, as further amended by Letter Agreement and Amendment No. 3 to Amended & Restated Credit Agreement dated as of August 31, 2000, as further amended by Amendment No. 4 to
Amended and Restated Credit Agreement and Other Loan Documents dated as of September 28, 2000, and as further amended by Consolidated Amendment and Consent Agreement dated as of September 29, 2000 (as so amended, the "Existing Credit Agreement"), pursuant to which the Lenders have agreed to make available to certain Borrowers each of the following: (a) a U.S. term loan facility in the aggregate principal amount outstanding as of October 1, 2000 of $3,375,000, the proceeds of which were used when advanced to refinance and cancel certain existing term indebtedness and working capital facilities of the US Borrowers(as hereinafter defined), (b) a Canadian term loan facility in the aggregate principal Dollar Equivalent
Amount (as hereinafter defined)outstanding  as  of October
1, 2000 of $3,375,000, the proceeds of which were used when advanced to refinance and cancel certain existing term indebtedness and working capital facilities of Consoltex, (c)a third term loan facility in the principal amount of $43,000,000 (the "Existing Term B Loan
Facility  "), the proceeds of which were used when advanced
to the US Borrowers principally to acquire Marino Technologies,Inc. and to finance the acquisition of the assets of Atlas  Bag,  Inc.  and Atlas  Bag Texas, Inc.,
for working capital and for other lawful purposes,
and (d) two revolving  credit  facilities of up to
$57,500,000 in aggregate maximum principal Dollar Equivalent Amount (as hereinafter defined) at any time outstanding
(the "Existing Revolvers"), the proceeds of which were used when advanced and are to be used (i) in part to refinance and cancel certain existing term indebtedness and working capital facilities of the Borrowers, (ii) to pay certain fees and expenses in connection with such facilities and such refinancing and (iii) for other general corporate purposes
including  but  not   limited   to   permitted
investments in subsidiaries, Capital Expenditures, capital investment and debt repayment and including letter of credit availability of up to $15,000,000 in aggregate stated Dollar Equivalent Amount (as hereinafter defined) outstanding at any time for the issuance of commercial and standby letters of credit; and

     WHEREAS, the Borrowers have requested that the Lenders amend and restate the Existing Credit Agreement, among other things, to increase the total Dollar Equivalent Amount (as hereinafter defined) of the term loans by $9,500,000, which increase shall be used for working capital and for other lawful purposes, to adjust the term loans between the US Borrowers, the US Facilities Lenders, Consoltex and the Canadian Facilities Lenders, and to simplify the existing term loan structure
(the "Restatement"); and

     WHEREAS, the Lenders and the Agents are willing to amend and restate the Existing Credit Agreement and to continue to make certain credit facilities available to the Borrowers upon the terms and conditions set forth herein;

     NOW, THEREFORE, the Borrower, the Lenders and the Agent hereby agree as follows:


                                 ARTICLE I

                    Assignments, Definitions and Terms

1.1  ASSIGNMENTS  AND  ALLOCATIONS.  In   order   to
facilitate the Restatement and otherwise to effectuate the desires of the Borrowers, the Agents and the Lenders:

     (a) as of the close of business on October 30, 2000, the Dollar Equivalent Amount allocations of commitments of the Lenders under the Existing Credit Agreement for each of the respective subfacilities were as follows:

U.S. Term Loan Facility
LENDER                                      COMMITMENT
Bank of America, N.A.                   $ 1,389,705.87
Fleet Business Credit Corporation       $ 1,985,294.13
Canadian Term Loan Facility
LENDER                                      COMMITMENT
National Bank of Canada                $  2,580,882.35
The Bank of Nova Scotia                $    794,117.65
Term B Loan Facility
LENDER                                      COMMITMENT
Bank of America, N.A.                  $  12,676,470.60
Fleet Business Credit Corporation      $  12,647,058.80
National Bank of Canada (U.S. Division)$  12,676,470.60
The Bank of Nova Scotia (U.S. Division $   5,000,000.00
U.S. Revolving Loan Facility
LENDER                                      COMMITMENT
Bank of America, N.A.                 $ 17,352,941.48
Fleet Business Credit Corporation     $ 16,911,764.70
National Bank of Canada (U.S. Division) $   2,647,058.82
Canadian Revolving Loan Facility
LENDER                                      COMMITMENT
National Bank of Canada               $ 14,705,882.06
The Bank of Nova Scotia               $   5,882,352.94
TOTAL FACILITIES                      $107,250,000.00

     (b) simultaneously with the Closing Date, but immediately prior to giving effect to SECTION 1.1(C) and any additional commitments to be provided as part of this Agreement, the Facilities and the Dollar Equivalent Amounts outstanding thereunder will be deemed to be reallocated by (i) reducing the commitments under the Canadian Revolving Loan Facility by $1,595,907.88, of which $521,739.08 reduces the commitment of National Bank of Canada and $1,074,168.80 reduces the commitment of The Bank of Nova Scotia, and (ii) increasing the commitments under the US Revolving Loan Facility by $1,595,907.88, of which $521,739.08 will be allocated to National Bank of Canada, U.S. Division, and $1,074,168.80 will be allocated to The Bank of Nova Scotia, U.S. Division, with the resulting allocation of commitments immediately after such reallocation, but prior to the application of Section 1.1(c), as follows:

U.S. Term Loan Facility
LENDER                                      COMMITMENT
Bank of America, N.A.                  $ 1,389,705.87
Fleet Business Credit Corporation      $ 1,985,294.13
Canadian Term Loan Facility
LENDER                                      COMMITMENT
National Bank of Canada                $ 2,580,882.35
The Bank of Nova Scotia               $    794,117.65
Term B Loan Facility
LENDER                                      COMMITMENT
Bank of America, N.A.                 $ 12,676,470.60
Fleet Business Credit Corporation     $ 12,647,058.80
National Bank of Canada (U.S. Division) $ 12,676,470.60
The Bank of Nova Scotia (U.S. Division) $   5,000,000.00
U.S. Revolving Loan Facility
LENDER                                      COMMITMENT
Bank of America, N.A.                 $ 17,352,941.48
Fleet Business Credit Corporation     $ 16,911,764.70
National Bank of Canada (U.S. Division) $   3,168,797.90
The Bank of Nova Scotia (U.S. Division) $   1,074,168.80
Canadian Revolving Loan Facility
LENDER                                      COMMITMENT
National Bank of Canada               $ 14,184,142.98
The Bank of Nova Scotia              $   4,808,184.14
TOTAL FACILITIES                      $107,250,000.00


(c) simultaneously with the Closing Date, but immediately prior to giving effect to SECTION 1.1(D) and any additional commitments to be provided as part of this Agreement, the following assignments in Dollar Equivalent Amounts are made by and between the identified Lenders, with the same force and effect as if such assignments were evidenced by applicable Assignments and Acceptances under the Existing Credit Agreement or hereunder:

          (i) National Bank of Canada (U.S. Division) assigns its entire$12,676,470.60 commitment to the Existing Term B
Loan to National Bank of Canada;

          (ii) The Bank of Nova Scotia (U.S. Division) assigns its entire $5,000,000.00 commitment to the Existing
Term  B  Loan to The Bank of Nova Scotia;

          (iii) National Bank of Canada (U.S. Division) assigns $521,739.08 of its commitment to the Existing Revolvers to GMAC Business Credit,LLC ("GMAC"), and GMAC purchases such amount of such commitment from National Bank of Canada (U.S. Division) and tenders thereto payment in full of such amount in immediately available funds;

          (iv)  The Bank of  Nova  Scotia  (U.S.   Division)
 assigns $1,074,168.80 of its commitment to the Existing Revolvers to GMAC, and GMAC purchases such amount of such commitment from The Bank of Nova Scotia (U.S. Division) and tenders thereto payment in full of such amount in immediately available funds;

    (v) Bank of America assigns $3,168,798.01 of its commitment to the Existing Revolvers to GMAC, and GMAC purchases such amount of such commitment from Bank of America and tenders thereto payment in full of such amount in immediately available funds;

          (vi) Fleet Business Credit Corporation assigns $3,088,235.24 of its commitment to the Existing Revolvers to GMAC, and GMAC purchases such amount of such commitment from Fleet Business Credit Corporation and tenders thereto payment in full of such amount in immediately available funds; and

      (vii) National Bank of Canada (U.S. Division)assigns its entire $2,647,058.82 commitment to the Existing Revolvers to GMAC, and GMAC purchases such amount of such commitment from National Bank of Canada(U.S. Division) and tenders thereto payment in full of such amount in immediately available funds; with the resulting commitment allocations immediately following such assignments in Dollar Equivalent Amounts as follows:

U.S. Term Loan Facility
LENDER                                COMMITMENT
Bank of America, N.A.            $ 1,389,705.87
Fleet Business Credit Corporation $ 1,985,294.13
Canadian Term Loan Facility
LENDER                                COMMITMENT
National Bank of Canada          $ 2,580,882.35
The Bank of Nova Scotia         $    794,117.65
Term B Loan Facility
LENDER                                COMMITMENT
Bank of America, N.A.           $ 12,676,470.60
Fleet Business Credit Corporation $ 12,647,058.80
National Bank of Canada         $ 12,676,470.60
The Bank of Nova Scotia        $   5,000,000.00
U.S. Revolving Loan Facility
LENDER                                COMMITMENT
Bank of America, N.A.           $ 14,184,143.47
Fleet Business Credit Corporation $ 13,823,529.41
GMAC Business Credit, LLC       $ 10,500,000.00
Canadian Revolving Loan Facility
LENDER                                COMMITMENT
National Bank of Canada         $ 14,184,142.98
The Bank of Nova Scotia        $   4,808,184.14
TOTAL FACILITIES                $107,250,000.00

Notwithstanding anything to the contrary in SECTION 14.1 of the Existing Credit Agreement or 13.1 of this Agreement, no new Notes or other documents will be executed in connection with these assignments (all of which requirements are hereby waived), which shall be immediately succeeded by the actions in SECTION 1.1(D) hereof; and

     (d) immediately following the reallocations contained in SECTION 1.1(B) hereof and the assignments contained in SECTION 1.1(C) hereof, and simultaneously with the Closing Date, the Facilities and the Dollar Equivalent Amounts outstanding thereunder will be deemed to be reallocated (including any additional commitments to be provided as part of this Agreement and, with respect to the "Outstandings" identified below, any Advance to be made on the Closing Date under the US Term Loan Facility, but not including any Advance to be made on the Closing Date under any Revolving Credit Facility) such that the resulting allocations on the Closing
Date are as follows, with Outstandings as registered by the Agents pursuant to the administration of the Facilities:

U.S. Term Loan Facility
LENDER                               COMMITMENT
Bank of America, N.A.          $ 14,066,176.48
Fleet Business Credit Corporation $ 14,632,352.92
GMAC Business Credit, LLC     $   9,500,000.00
Canadian Term Loan Facility
LENDER                               COMMITMENT
National Bank of Canada        $ 15,257,352.94
The Bank of Nova Scotia       $   5,794,117.66
U.S. Revolving Loan Facility
LENDER                               COMMITMENT
Bank of America, N.A.          $ 14,184,143.47
Fleet Business Credit Corporation $ 13,823,529.41
GMAC Business Credit, LLC      $ 10,500,000.00
Canadian Revolving Loan Facility
LENDER                               COMMITMENT
National Bank of Canada        $ 14,184,142.98
The Bank of Nova Scotia       $   4,808,184.14
TOTAL FACILITIES               $116,750,000.00

(e) The parties hereby consent to all increases in Commitments and Total Commitments and to all reallocations and assignments of Commitments and Outstandings effected pursuant to SECTIONS 1.1(B), 1.1(C) AND 1.1(D) and subject to ARTICLE VII hereof, waive any requirement for any other document or instrument, including any Assignment and Acceptance, necessary to give effect to any reallocation or assignment, which shall be deemed effective as if such reallocation or assignment were evidenced by applicable Assignments and Acceptances. On the Closing
Date the Lenders shall make full  cash  settlement  with
each  other either directly or through the Relevant Agent,
as the Relevant Agent  may  direct or approve, with respect
to all assignments, reallocations and other changes in Commitments as reflected in this SECTION 1.1 such that after giving effect to such settlements each Lender's Applicable Commitment Percentage of the Total
Commitment for  each  Facility  equals  (with   customary
rounding) its Applicable Commitment Percentage of the Outstandings of such Facility.

     (f) The Borrowers, the Guarantors, the Agents, the US Collateral Agent, the Canadian Collateral Trustee and the Lenders hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Existing Credit Agreement which in any manner govern or evidence the Obligations, the rights and interests of the Agents and the Lenders and any terms, conditions or matters related to any thereof, shall be and hereby are amended and restated in their entirety by the terms and provisions of this Agreement and the terms and conditions of the Existing CreditAgreement shall be superseded by this Agreement, except as expressly provided herein.

     Notwithstanding this amendment and restatement of the Existing Credit Agreement, including anything in this SECTION 1.1, and certain of the related "Loan Documents" as defined in the Existing Credit Agreement (the "Prior Loan Documents") by this Agreement and the other Loan Documents as herein defined, (i) all of the indebtedness, liabilities and obligations owing by each Borrower under the Existing Credit Agreement shall continue as Obligations hereunder and shall be and remain secured by the Security Instruments for the benefit of the Agents, the US Collateral Agent, the Canadian Collateral Trustee and the Lenders, (ii) this Agreement is given as a substitution of, and not as a payment of, the indebtedness,liabilities and obligations of the Borrowers and the Guarantors under the Existing Credit Agreement or any Prior
Loan Document and is not intended to constitute a novation thereof or of any of other Prior Loan Documents. Upon the effectiveness of this Agreement, all Loans owing by the Borrower and outstanding under the Existing Credit Agreement shall, after giving effect to the assignments and reallocations as set forth in SECTIONS 1.1(A), (B), (C) and
(D), continue as Loans hereunder and shall constitute Advances under the respective Facility hereunder.

     1.2 DEFINITIONS. For the purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the respective meanings set forth below:

          "Acceleration Event" means that (i) an Event of Default has occurred and is continuing and (ii) all of the Obligations have become due and payable in accordance with the terms of
SECTION 11.1(A).

          "Accounts Receivable" means all accounts receivable of the Borrowers (excluding Consoltex Holdings, Consoltex
Mexico and Rafytek)created or acquired by such Borrower in the ordinary course of its business arising from the sale of inventory and/or the provision of services in its ordinary course of business.

          "Acquisition" means the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option,warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

          "Additional  Equity  Investment"  means   any
additional	equity securities issued by Consoltex Holdings to,
or equity  investment made in or contributed surplus
contributed to Consoltex Holdings by, AIP or one of its
affiliated investment funds or by Les Gantiers Holding B.V.
or one of its Affiliates, after the Closing Date, in each
case either in  exchange  for  cash received  by  Consoltex
Holdings  or for the extinguishment	of debt originally owing
to third parties by Consoltex Holdings.

          "Adjusted  Consolidated   EBITDA"   means,   for  any
	period of computation thereof, the SUM of (i) Annualized Consolidated EBITDA applicable to such period, (ii) the fees paid in cash by the Borrowers to consultants, appraisers and field examiners engaged by the Agents and the Lenders during the Four-Quarter Period ending on the last date of the period of computation, but not including any such fees paid prior to January 1, 2001, (iii) to the extent the Four-Quarter Period ending on the last date of the period of computation includes the fiscal quarter ended September 30, 2000, the AIP Investment net of all distributions and other Restricted Payments to AIP or any of their respective Affiliates during such period, and
	(iv) to the extent the Four-Quarter Period ending on the last date of the period of computation includes a fiscal quarter in which such investment is made, the cash amount received by, or the extinguishment of debt originally owing to third parties by, Consoltex Holdings in connection with any Management Investment or Additional Equity Investment.

          "Adjusted Consolidated Fixed Charges" means, for any period of computation thereof (without duplication), the SUM of (i) Annualized Fixed Charges applicable to such period,
	(ii) scheduled payments of interest on Subordinated Debt for the immediately succeeding twelve month period, (iii) scheduled maturities of Subordinated Debt for the immediately succeeding twelve month period, and (iv) the balance of
    	scheduled   purchase   price   payments  due  during  the
	immediately succeeding twelve-month period relating to the acquisitions of Atlas and Marino.

          "Advance" means any borrowing under any Facility.

          "Advance Date Exchange Rate" means, with respect to a specified Advance or Loan in Canadian Dollars, a Canadian Letter of Credit issued in Canadian Dollars or a Bankers' Acceptance accepted in Canadian Dollars, the Spot Rate of Exchange determined for the date such Advance is originally made, such Canadian Letter of Credit is issued or such Bankers' Acceptance is accepted, PROVIDED that, if such Advance, Loan or Bankers' Acceptance is Continued, or such Canadian Letter of Credit is renewed, for a subsequent Interest
	Period in Canadian Dollars, or if an Advance originally made in Dollars is Converted into an Advance or Loan in Canadian Dollars,in each case pursuant to SECTION 4.3, the Advance Date Exchange Rate with respect to such Advance or Loan shall be the Spot Rate of Exchange two Business Days preceding the effective date of the latest Continuation or the Conversion of such Advance, Loan or Bankers' Acceptance, or renewal of such Canadian Letter of Credit, and the Dollar Equivalent Amount of such Advance, Loan, Bankers' Acceptance or Canadian Letter of Credit shall be adjusted as set forth in SECTION 4.13; PROVIDED FURTHER that, if such Canadian Letter of Credit is issued for a term exceeding three (3) months, the Advance
	Date Exchange Rate with respect to such Canadian Letter of Credit shall be the Spot Rate of Exchange on the last Business
 	Day of each fiscal quarter of Consoltex Holdings and the Dollar Equivalent Amount of such Canadian Letter of Credit shall be adjusted as set forth in SECTION 4.13; and PROVIDED FURTHER that,if such Canadian Letter of Credit is drawn upon, the Advance Date Exchange Rate shall be the Spot Rate of Exchange for the date of such drawing only for the purposes of repayment of Reimbursement Obligations and determining the Dollar
	Equivalent Amount of such Canadian Letter of Credit Outstandings; and PROVIDED FURTHER that, with respect to each Base Rate Loan outstanding on the last business day of each fiscal quarter of Consoltex Holdings, the Advance Date Exchange Rate with respect to such Base Rate Loan shall be the Spot Rate of Exchange on the last Business Day of such fiscal quarter and the Dollar Equivalent Amount of such Base Rate Loan shall be adjusted as set forth in SECTION 4.13.

          "Affiliate" means any Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with any Borrower; or (ii) which beneficially owns or holds 10% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of any Borrower; or 10% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which isbeneficially owned or held by any Borrower. The term "control" meansthe possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock, by contract or otherwise.

          "Agents" has the meaning given such term in the preamble hereto.

          "Agreement" has the meaning given such term in the preamble hereto.

          "AIP" means AIP Capital Fund II and its Affiliates, including without limitation American Industrial Partners, a Delaware general partnership.

          "AIP Capital Fund II" means American Industrial Partners Capital Fund II, L.P., a Delaware limited partnership.

          "AIP Investment" means the cash equity investment made on September 29, 2000, by AIP Capital Fund II in Consoltex Holdings in the amount of $7,377,000.

          "Alternate Code" has the meaning given such term in SECTION 1.3(B).

          "Annualized Capital Expenditures" means, for the applicable period, the LESSER of (a) $10,000,000, or (b) (i) for the one fiscal quarter of Consoltex Holdings ended March 31,2001, Capital Expenditures paid in cash during such fiscal quarter times four, (ii) for the two fiscal quarters of Consoltex Holdings ended June 30, 2001, Capital Expenditures paid in cash during such two fiscal quarters times two, and (iii) for the three fiscal quarters of Consoltex Holdings ended September 30, 2001, Capital Expenditures paid in cash during such three fiscal quarters times four-thirds ({4}/{3}).

          "Annualized Consolidated EBITDA" means (i) for the one fiscal quarter of Consoltex Holdings ended March 31, 2001, Consolidated EBITDA for such fiscal quarter times four, (ii) for the two fiscal quarters of Consoltex Holdings ended June 30, 2001, Consolidated EBITDA for such two fiscal quarters times two, and (iii) for the three fiscal quarters of Consoltex Holdings ended September 30, 2001, Consolidated EBITDA for such three fiscal quarters times four-thirds ({4}/{3}).

          "Annualized Fixed Charges" means (i) for the one fiscal quarter of Consoltex Holdings ended March 31, 2001, Consolidated Fixed Charges for such fiscal quarter times four, (ii) for the two fiscal quarters of Consoltex Holdings ended June 30, 2001, Consolidated Fixed Charges for such two fiscal quarters times two, and (iii) for the three fiscal quarters of Consoltex Holdings ended September 30, 2001, Consolidated Fixed Charges for such three fiscal quarters  times  four-thirds
     	({4}/{3}).

          "Applicable Commitment Fee" means, at any time and from time to time, 0.50% per annum.

          "Applicable Commitment Percentage" means, for each Lender at any time, a fraction, (i) with respect to the US Revolving Credit Facility and the US Letter of Credit Facility, the numerator of which shall be such Lender's Commitment to the US Revolving Credit Facility and the denominator of which shall be the Total Commitment with respect to the US Revolving Credit Facility, (ii) with respect to the Canadian Revolving Credit Facility and the Canadian Letter of Credit Facility, the numerator of which shall be such Lender's Commitment to the Canadian Revolving Credit Facility and the denominator of which shall be the Total Commitment with respect to the Canadian Revolving Credit Facility, (iii) with respect to the US Term Loan Facility, the numerator of which shall be such Lender's Commitment to the US Term Loan Facility and the denominator of which shall be the Total Commitment with respect to the US Term Loan Facility, and (iv) with respect to the Canadian Term Loan Facility, the numerator of which shall be such Lender's Commitment to the Canadian Term Loan Facility and the denominator shall be the Total Commitment with respect to the Canadian Term Loan Facility, which Applicable Commitment Percentage for each Lender with respect to each applicable
	Facility as of the Closing Date immediately upon giving effect to SECTIONS 1.1(B), 1.1(C) and 1.1(D) is as set forth in EXHIBIT A; provided that the Applicable Commitment Percentage of each Lender shall be increased or decreased to reflect any assignments to or by such Lender effected in accordance with SECTION 13.1.

          "Applicable Lending Office" means, for each Lender and for each Type of Loan, the "Lending Office" of such Lender (or of an affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other office of such Lender(or an affiliate of such Lender)as such Lender may from time to time specify to the Agent and the Borrower by written notice in accordance with the terms hereof as the office by which its Loans of such Type are to be made and maintained.

          "Applicable Margin" means that percent per annum based upon the Consolidated Leverage Ratio for the period of computation most recently ended, set forth as the Applicable Margin in the Pricing Grid and subject to further adjustment as therein provided.

          "Applicable Outstanding Percentage" means, with respect to any Lender at any date of determination, a fraction, the numerator of which shall be the sum of all Outstandings owing to such Lender under all the Facilities at such date and the denominator of which shall be the total of all the Outstandings under all the Facilities at such date.

          "Applicable Total Commitment Percentage" means, with respect to any Lender on any date, a fraction, the numerator of which shall be such Lender's aggregate Commitments under all the Facilities on such date and the denominator of which shall be the sum of all the Lenders'Commitments under all the Facilities on such date; PROVIDED that the Applicable Total Commitment Percentage of each Lender shall beincreased or decreased to reflect any assignments to or by such Lender effected in accordance with SECTION 13.1.

          "Applications and Agreements for Letters of Credit" means, collectively, the Applications and Agreements for Letters of Credit,or similar documentation, executed by any applicable Borrower under a Revolving Credit Facility from time to time and delivered to the applicable Issuing Bank to support the issuance of Letters of Credit.

          "Asset Disposition" means any voluntary disposition, whether by sale, lease or transfer, of (a) any of the assets of any Borrower or any of its Subsidiaries, other than disposition of cash and cash equivalents in the ordinary course of business and dispositions permitted under SECTION 10.6(A), (B), (D), (E) AND (G), and (b) any of the capital stock, or securities or investments exchangeable, exercisable or convertible for or into, or otherwise entitling the holder to receive any of the capital stock, of any Subsidiary of Consoltex Holdings (other than a disposition to a Borrower or a Guarantor).

          "Assignment and Acceptance" shall mean an Assignment and Acceptance substantially in the form of EXHIBIT B (with blanks appropriately filled in) delivered to the Agents in connection with an assignment of all or a portion of a Lender's interest under this Agreement pursuant to SECTION 13.1.

          "Atlas" means, collectively, Atlas Bag, Inc. and Atlas Bag Texas,Inc., the assets of which were previously acquired by a Subsidiary of Consoltex Holdings.

          "Authorized Representative" means any of the President or any Vice President of Consoltex Holdings or, with respect to financial matters, the chief financial officer of Consoltex Holdings, or any other Person expressly designated by the Board of Directors of Consoltex Holdings (or the appropriate committee thereof) as an Authorized Representative, as set forth from time to time in a certificate delivered to the Agents in substantially the form of EXHIBIT C.

          "Available Liquidity" means, as at any date of determination thereof, an amount equal to the result of (a) total availability under the Revolving Credit Facilities (without regard to Outstandings thereunder) after giving effect to the Borrowing Base, PLUS (b)(without duplication) collected cash balances in the deposit accounts of the Borrowers and the Guarantors (for periods after such date as the Lock Box arrangement provided for in SECTION 7.3 is in place,limited to $500,000 of cash not subject to a Cash Collateral Agreement and the provisions of this Agreement relating to Lock Boxes and Lock Box Accounts), MINUS (c) all Outstandings under the Revolving Credit Facilities, including Outstandings under the Letter of Credit Facilities, all Bankers' Acceptances, all Canadian Letters of Credit,
     	MINUS (d) any accounts payable of any Borrowers and any Guarantor that are unpaid more than 30 days past the due date set forth on the invoices for such accounts payable, MINUS (e) any payroll, taxes or other amounts owed by any of the Borrowers and any of the Guarantors that are due but not paid, MINUS (f) any other amounts that any of the Borrowers and any of the Guarantors has accrued or failed to pay to the extent that such accrual or failure to pay is inconsistent with such Borrower's past practice in paying or accruing similar items prior to the Closing Date.

          "Balson-Hercules" has the meaning given such term in the preamble hereto.

          "Bank Act" has the meaning given such term in the preamble hereto.

          "Bank of America" has the meaning given such term in the preamble hereto.

          "Bankers' Acceptances" means (i) with respect to any Canadian Facilities Lender (other than a Non-BA Lender), a non-interest bearing bill of exchange drawn by Consoltex, on the standard form used by the Canadian Facility Lender accepting it, at its Lending Office, or (ii)with respect to a Non-BA Lender, a Discount Note payable to the order of such Non-BA Lender, both the bill of exchange and the Discount Note to be denominated in Canadian Dollars and issued under a Canadian Facility. Subject to the Canadian Facility Lenders electing to use a clearing house as contemplated by the Depository Bills and Notes Act(S.C. 1998 c. 13) (the "Act"), "Bankers' Acceptance" shall mean a depository bill (as defined in the Act) in Canadian Dollars signed by a Borrower and accepted by a Canadian Facility Lender.

          "Bankers' Acceptance Segment" means a Segment under a Canadian Facility utilized by way of Bankers' Acceptances.

          "BAS" means Banc of America Securities LLC and its successors.

          "Base Rate" means, as applicable:

               (i) with regard to Advances made in Canadian Dollars
		under either of the Canadian Facilities, the Applicable Margin PLUS the greater, for each day, of:

                    (a) the Reference Rate then in force; or

                    (b) the annual rate of interest which is the rate
               determined as being the arithmetic average (rounded
		upwards,if necessary, to the nearest 0.01%) of the discount rates for Canadian Dollar bankers' acceptances having a maturit date of thirty (30) days appearing on the CDOR Page of the "Reuters Screen" (as defined in the 1991 International Swap and Derivatives Association Inc. definitions, as amended or modified from time to time) at 10:00 a.m. (Montreal time)on such day or, if such day is not a Business Day, on the preceding Business Day or if such rates do not appear on the CDOR Page of the Reuters Screen as contemplated on any such day, then the rate shall be calculated as the arithmetic average of the discount rate for Canadian Dollar bankers'acceptances having a maturity date of 30 days quoted for such day by three brokers of good standing selected by the Canadian Agent, in each case plus 1.25%;

               (ii) with regard to Advances made in Dollars under either
 		of the Canadian Facilities, the Applicable Margin PLUS the greater, for each day, of (a) the Reference Rate then in effect or (b) the Federal Funds Rate on such day plus 1.25%; and

               (iii) with regard to Advances made under either of the
 		US Facilities, the Applicable Margin PLUS the per annum rate of interest equal to the greater, for each day, of (a) the Prime Rate then in effect or (b) the Federal Funds Rate on such day plus 0.50%.

          Any change in the Base Rate resulting from a change in the Prime Rate, the Reference Rate or the Federal Funds Rate shall become effective as of 12:01 A.M. on the Business Day on which each such change occurs. Each of the Base Rate, the Reference Rate and the Prime Rate is a reference rate used by the Agents in determining interest rates on certain loans and is not intended to be the best orlowest rate of interest charged on any extension of credit to any debtor.

          "Base Rate Loan" means a Loan (including a Segment) for which the rate of interest is determined by reference to the Base Rate.

          "Base Rate Refunding Loan" means a Base Rate Loan made under a Revolving Credit Facility either to (i) satisfy
	Reimbursement Obligations arising from a drawing undera Letter of Credit or (ii)pay NBC in respect of Canadian Swing Line Loan Outstandings.

          "Base Rate Segment" means a Segment bearing interest or to bear interest at the Base Rate.

          "Board" means the Board of Governors of the Federal Reserve System (or any successor body).

          "Borrower" and "Borrowers" have the meanings given such terms in the preamble hereto.

          "Borrowers' Canadian Account" means , as the context may require,(i) demand deposit account number 01-488-25 with the Canadian Agent with respect to Consoltex for Canadian Dollars, and (ii) demand deposit account number 01-003-69 with the Canadian Agent with respect to Consoltex for Dollars, as applicable, and in each instance includes any successor account with the Canadian Agent, which may be maintained at one or more offices of the Canadian Agent or an agent of the Canadian Agent, for the Borrowers under the Canadian Facilities, as is agreed in writing from time to time between the Canadian Agent and such Borrowers.

          "Borrowers' US Account" means, as the  context  may  require,
 	(i)demand deposit account number 3751-443-984 with respect to LINQ, (ii)demand deposit account number 3750-636-802 with respect to Balson-Hercules, (iii) demand deposit account number 3750-636-792 with respect to Consoltex USA, and (iv) demand deposit account number 3751-444-815 with respect to Rafytek, as applicable, and in each instance including any successor account with the US Agent, which may be maintained at one or more offices of the US Agent or an agent of the US Agent, for such Borrowers under the US Facilities, as is agreed in writing from time to time between the US Agent and such Borrowers.

          "Borrowing Base" means, as of any date of determination thereof, an amount equal to (a) the sum of (i) the product of the aggregate amount as of such date of all Eligible Receivables, as set forth in the most recent Borrowing Base Certificate delivered pursuant to SECTION 9.1(H), multiplied by 80%, (ii) the product of the aggregate amount as of such date of all Eligible Factor Receivables, as set forth in the most recent Borrowing Base Certificate delivered pursuant to SECTION 9.1(H), multiplied by 80%, (iii) the lesser of (A) $2,500,000 or (B) the product of the aggregate stated amount as of such date of all Eligible Letters of Credit, as set forth in the most recent Borrowing Base Certificate delivered pursuant to SECTION 9.1(H), multiplied by 50%, and (iv) the lesser of (x) $25,000,000 or (y) the product of the aggregate amount as of such date of all Eligible Inventory, as set forth in the most recent Borrowing Base Certificate delivered pursuant to SECTION 9.1(H), multiplied by 50%, MINUS (b) reserves instituted by any Agent at the direction of the Required Lenders.


          "Borrowing Base Certificate" means a certificate substantially in the form of EXHIBIT D prepared and delivered by an Authorized Representative to the Agents from time to time in accordance with SECTION 9.1(H).

          "Borrowing Notice" means the notice delivered by an Authorized Representative in connection with an Advance under either Revolving Credit Facility or an issuance of Bankers' Acceptances under the Canadian Revolving Credit Facility, substantially in the form of EXHIBIT E.

          "Business Day" means, (i) except as expressly provided in clause(ii), any day which is not a Saturday, Sunday or a day on which banks in the Province of Quebec and in the States of New York and North Carolina are authorized or obligated by law, executive order or governmental decree to be closed and,
  	(ii) with respect to the selection, funding, interest rate, payment, and Interest Period of any
     	Eurodollar Rate Loan, any day which is a Business Day under clause
	(i)above, and on which the relevant international financial markets are open for the transaction of business contemplated by this Agreement in London, England, Montreal, Canada and
	Charlotte, North Carolina.

          "Canadian Agent" has the meaning given such term in the preamble hereto.

          "Canadian Benefit Law" means any applicable Canadian federal or provincial statute, law, regulation, order or decree having the force of law regulating, relating to or imposing liability or standards oF conduct concerning any Canadian
	Employee Pension Plan.

          "Canadian Borrower" means any Borrower that is formed under the laws of Canada or any political subdivision thereof.

          "Canadian Collateral Trustee" means Desjardins Trust Inc., a trust company, or any successor thereto, as collateral trustee pursuant to certain Security Instruments with respect to Collateral located in Canada or the Canadian Agent acting in such capacity.

          "Canadian Dollar Equivalent Amount" means with respect to Canadian Dollars and a specified Dollar amount, the amount of Canadian Dollars into which such Dollar amount would be converted, based on the applicable Advance Date Exchange Rate.

          "Canadian Dollar Loan" has the meaning given to such term in SECTION 4.13(B).

          "Canadian Dollars" and the symbol "CDN $" means dollars constituting legal tender for the payment of public and private debts in Canada.

          "Canadian Employee Pension Plan" means any employee benefit plan registered as a pension plan in Canada under Canadian Benefit Law and that is maintained by any Borrower or with respect to which any Borrower could incur a liability.

          "Canadian Facility" means any of the Canadian Term Loan
	Facility, the Canadian Revolving Credit Facility or the Canadian Swing Line Facility.

          "Canadian Facilities Lenders" means, collectively, the Canadian Term Loan Facility Lenders, the Canadian Revolving Credit Facility Lenders and the Canadian Swing Line Facility Lender.

          "Canadian Issuing Bank" means initially NBC and thereafter any Canadian Revolving Credit Facility Lender which is the successor to NBC as issuer of Canadian Letters of Credit under
 	ARTICLE III.

          "Canadian Letter of Credit" means a standby or commercial letter of credit issued under the Canadian Revolving Credit Facility by the Canadian Issuing Bank for the account of an applicable Facility Borrower in favor of a Person advancing credit to or securing an obligation on behalf of such Facility Borrower.

          "Canadian Letter of Credit Facility" means the facility described in ARTICLE III hereof providing for the issuance by the Canadian Issuing Bank for the account of the applicable Facility Borrowers of Canadian Letters of Credit in an aggregate stated amount at any time outstanding not exceeding $7,500,000.

          "Canadian Letter of Credit Outstandings" means, as of any date of determination, the aggregate amount available to be drawn under all Canadian Letters of Credit plus
	Reimbursement Obligations then outstanding.

          "Canadian  Revolving  Credit Commitment" means, with
	respect to each  Lender under the Canadian   Revolving Credit
  	Facility, the obligation of such Lender to make Canadian Revolving Credit Loans to Consoltex or any other Borrower thereunder up to an aggregate principal amount at any one time outstanding equal to such Lender's Applicable Commitment Percentage of the Total Commitment applicable to the Canadian Revolving Credit Facility.

          "Canadian Revolving Credit Facility" means the facility described in ARTICLE II hereof providing for Advances in Dollars or Canadian Dollars and for Bankers' Acceptances, in favor or at the request of an applicable Facility Borrower by the Canadian Revolving Credit Facility Lenders in the aggregate principal amount at any time outstanding not exceeding the Total Commitment applicable to such Facility at such time.

          "Canadian Revolving Credit Facility Lenders" means, collectively, each Lender identified on EXHIBIT A hereto as being a Lender having a Commitment under the Canadian Revolving Credit Facility and each other financial institution that executes and delivers an Assignment and Acceptance pursuant to SECTION 13.1 in which such institution acquires a Commitment under such Facility.

          "Canadian Revolving Credit Loan" means any Loan, including without limitation any Base Rate Refunding Loan, under the Canadian Revolving Credit Facility made in accordance with
	ARTICLE II to any Facility Borrower thereunder.

          "Canadian Revolving Credit Outstandings" means, as of any date of determination, the aggregate principal amount of all Canadian Revolving Credit Loans then outstanding.

          "Canadian Swing Line Facility" means the revolving line of credit established by the Canadian Swing Line Facility Lender in favor of the Facility Borrowers pursuant to SECTION 2.5.

          "Canadian Swing Line Facility Lender" means NBC.

          "Canadian  Swing  Line  Loans"  means Loans made by the
	Canadian Swing Line Facility Lender to the Facility Borrowers pursuant to SECTION 2.5.

          "Canadian Swing Line Loan Outstandings" means, as of any date of determination, the aggregate principal amount of all Canadian Swing Line Loans then outstanding.

          "Canadian Term Loan" means the Loan made by the Canadian Term Loan Facility Lenders under the Canadian Term Loan
	Facility in accordance with ARTICLE II.

          "Canadian Term Loan Commitment" means, with respect to each Canadian Term Loan Facility Lender, the obligation of such Lender to make or, to have made by, the Closing Date under the Canadian Term Loan loans to Consoltex in a principal amount equal to such Lender's Applicable Commitment Percentage of the Total Commitment applicable to the Canadian Term Loan Facility, as set forth on EXHIBIT A.

          "Canadian Term Loan Facility" means the facility described in ARTICLE II providing for Advances, including loans previously made under the Existing Credit Agreement and restructured by the Canadian Term Loan hereby in Dollars or Canadian Dollars and for Bankers'Acceptances in favor of the applicable Facility Borrowers by the Canadian Term Loan Facility Lenders in the aggregate principal amount of the Total Commitment applicable to such Facility on the Closing Date.

          "Canadian Term Loan Facility Lenders" means, collectively, each Lender identified on EXHIBIT A hereto as being a Lender having a Commitment under the Canadian Term Loan Facility and each other financial institution that executes and delivers an Assignment and Acceptance pursuant to SECTION 13.1 in which such Lender acquires a Commitment under such Facility.

          "Canadian Term Loan Outstandings" means, as of any date of determination, the aggregate principal amount of all Canadian Term Loans then outstanding.

          "Canadian Termination Event" means (i) a notice given with respect to a Canadian Employee Pension Plan that registration under Canadian Benefit Law may be revoked; or (ii) the termination of a Canadian Employee Pension Plan or the filing of a notice of intent under Canadian Benefit Law to terminate any such plan or the treatment of any amendment to any such plan as a termination; or (iii) the appointment of a provisional administrator, including any Governmental
     	Authority, to administer any Canadian Employee Pension Plan.

          "Capital Expenditures" means, with respect to the Borrowers and their Subsidiaries on a consolidated basis, for any period the SUM (without duplication) of (a) all expenditures (whether paid in cash or accrued as liabilities) by any Borrower or any Subsidiary during such period for items that would be classified as "property, plant or equipment" or comparable items on the consolidated balance sheet of the Borrower and its Subsidiaries and, to the extent not included therein, all transactional costs incurred in connection with such expenditures provided the same have been capitalized, excluding, however, the amount of any Capital Expenditures paid for or to be paid for with proceeds of (i) casualty insurance, condemnation awards (or payments in place thereof) or indemnity payments received from third parties; (ii) any sale or trade in of worn-out, obsolete, surplus or damaged fixed assets; or (iii) any government grants received by any Borrower or any Subsidiary which are for the restricted purpose of funding Capital Expenditures and which, if to be repaid, are repayable in not less than three (3) years and on which no interest accrues or is payable, in each case as evidenced in writing and submitted to the Agents together with the compliance certificate delivered pursuant to SECTION 9.1(A)
	(V) OR 9.1(B)(II) for such period, and (b) with respect to any Capital Lease entered into by any Borrower or any Subsidiary during such period, the present value of the lease payments due under such Capital Lease over the term of such Capital Lease applying a discount rate equal to the interest rate provided in such lease (or in the absence of a stated interest rate, that rate used in the preparation of the financial statements described in SECTION 9.1(A)(I)), all the foregoing in accordance with GAAP applied on a Consistent Basis.

          "Capital Leases" means all leases which have been or should be capitalized in accordance with GAAP as in effect from time to time including Statement No. 13 of the Financial Accounting Standards Board and any successor thereof.

          "Cash Collateral Agreement" means, collectively (or individually as the context may indicate) each Cash Collateral Agreement in form and substance satisfactory to the Agents and the Lenders delivered to the Agents in connection with the establishment of the Lock Box Account pursuant to SECTION 7.3, and any additional Cash Collateral Agreement delivered to the Relevant Agent pursuant to SECTION 9.20 or otherwise under the Agreement, as the same may be amended, modified, supplemented or restated from time to time.

          "Change of Control" means, at any time:

               (i) the sale, lease or transfer,  in  one  or  a  series
  		of related transactions, of all or substantially all of the assets of Consoltex Holdings to any "person" or "group" (each as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act);

               (ii) the adoption of  a  plan relating to the
		liquidation or dissolution of Consoltex Holdings;

               (iii) any "person" or "group"  (each  as  used  in
		Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than AIP either(A) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act ), directly or indirectly, of Voting Securities of Consoltex Holdings (or securities convertible into or exchangeable for such Voting Securities) representing more than 50% of the combined voting power of all Voting Securities of Consoltex Holdings (on a fully diluted basis) or (B) otherwise has the ability, directly or indirectly, to elect a majority of the board of directors of Consoltex Holdings;

               (iv)  during  any  period  of  up  to 24 consecutive
 		months, commencing on the Closing Date, individuals who at the beginning of such 24-month period were directors of Consoltex Holdings shall cease for any reason (other than the death, disability or retirement of an officer of Consoltex Holdings that is serving as a director at such time so long as another officer of Consoltex Holdings replaces such Person as a director)to constitute a majority of the board of directors of Consoltex Holdings, PROVIDED that any new directors that are nominated by a majority of the then existing board of directors shall be counted in determining such majority of the board of directors of Consoltex Holdings;

(a)  	any Person or two or  more  Persons (other than AIP) acting in
 	concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence on the management or policies of Consoltex Holdings; or

(b)  	Consoltex Holdings shall  at any time cease to own, either
	directly or through Subsidiaries, beneficially and of record
 	100% of the Voting Securities and all other capital stock of each other Borrower or Guarantor, except for directors' qualifying shares and except as the disposition of such shares is permitted as part of the Mexican Operational Restructuring.

          "Closing Date" means the date as of which this Agreement is executed by the Borrowers, the Lenders and the Agent and on which the conditions set forth in SECTION 7.1 have been satisfied.

          "Code" means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

          "Collateral" means, collectively, all property of any Borrower, any Subsidiary or any other Person in which the US Collateral Agent, the Canadian Agent, the Canadian Collateral Trustee or any Lender is granted a Lien under any Security Instrument as security for all or any portion of the Obligations or any other obligation arising under any Loan Document.

          "Commitment"  means, for each Lender under any certain
	Facility, the obligation  of  such  Lender   to   make  Advances
  	(or Bankers' Acceptances under any Canadian Facility) available under such Facility to the Facility Borrowers (including the acquisition and funding of Participations as herein provided other than as provided in SECTION 4.12) in an aggregate principal amount from time to time up to such Lender's Applicable Commitment Percentage of the Total Commitment for such Facility at such time; PROVIDED, that as used in the definition of "Applicable Total Commitment Percentage", for purposes of the application of SECTION
 	4.12 hereof, "Commitments" shall be calculateD immediately prior to the occurrence of any Event of Default, subject to adjustment for later assignments, and such calculation shall be made without giving effect to any then existing or thereafter imposed interim limit on or adjustment to the funding of any Facility that does not expressly state that it is a permanent increase, decrease or termination of the Commitments of the Lenders.

          "Consistent Basis" in reference to the application of GAAP means the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preparation of the audited financial statements of the Borrower delivered on the Closing Date pursuant to SECTION 8.6(A).

          "Consolidated Amendments" means, collectively (or individually, as the context may indicate), (i) that certain Consolidated Amendment to Guaranty Agreements dated as of the Closing Date by Consoltex Holdings, Consoltex, Consoltex USA, Balson-Hercules, LINQ, Consoltex Mexico and each of the Mexican Companies to each of the Agents, the US Collateral Agent and the Canadian Collateral Trustee, (ii)that certain Consolidated Amendment to Pledge Agreements dated as of the Closing Date by Consoltex Holdings, Consoltex, Consoltex USA, Balson-Hercules, LINQ and Consoltex Mexico to each of the Agents and the US Collateral Agent, and (iii) that certain Consolidated Amendment to Security Agreement and Assignment of Patents, Trademarks, Service Marks and Copyrights dated as of the Closing Date by Consoltex, Consoltex USA, Balson-Hercules and LINQ to each of the Agents and the US Collateral Agent, in each case as modified, amended or supplemented from time to time.

          "Consolidated EBITDA" means, with respect to the Borrowers and their Subsidiaries for any period ending on the date of computation thereof, the sum of (i) Consolidated Net Income, (ii) Consolidated Interest Expense,(iii)income tax expense,(iv) amortization expense,(v) depreciation expense, (vi) any non-recurring or extraordinary non-cash losses for such period (net of any non-recurring or extraordinary gains), (vii) all management or other fees payable by Consoltex Holdings to AIP accrued, but not paid in cash, during such period, and
     	(viii) with respect to any foreign currency exchange gains and losses that are set forth as a specific gain or loss in the financial statements most recently delivered pursuant to
 	SECTION 9.1(A)(I)or 9.1(B)(I), (a) to the extent of any such foreign currency exchange gain included in Net Income, less such gain and (b) to the extent of any such foreign currency exchange loss included in Net Income, plus such loss, all determined on a consolidated basis and in accordance with GAAP applied on a Consistent Basis; PROVIDED, HOWEVER, that notwithstanding the foregoing, there shall be excluded from such computation any non-cash expense related to post-retirement employee benefits.

          "Consolidated Fixed Charge Coverage Ratio" means, with respect to Consoltex Holdings and its Subsidiaries for any applicable period ending on the date of computation thereof, the ratio of (i) Adjusted Consolidated EBITDA applicable to such period less (without duplication) Annualized Capital
	Expenditures applicable to such period, to (ii) Adjusted
	Consolidated Fixed Charges applicable to such period.

          "Consolidated Fixed Charges" means, with respect to the Borrower and its Subsidiaries for any period ending on the date of computation thereof, the SUM of, without duplication, (i) Consolidated Interest Expense paid in cash for such period, LESS any interest paid in cash with respect to any Subordinated Debt, (ii) all expense incurred during such period with respect to the sale of Accounts Receivable to one or more factors, (iii) current maturities of Consolidated Total Debt for such period (other than amounts of Revolving Credit Loans and Term Loans due on the Stated Termination Date), (iv) income tax expense accrued during such period (but excluding any deferred income tax expense), and (v) all management fees paid to AIP during such period, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

          "Consolidated Interest Expense" means, with respect to any period of computation thereof, the interest expense of Consoltex Holdings and its Subsidiaries during such period, including without limitation (i) the current amortized portion of debt discounts to the extent included in interest expense, (ii) the current amortized portion of all fees(including fees payable in respect of any Rate Hedging Obligations) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, and (iii) the portion of any payments made in connection with Capital Leases allocable to interest expense, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

          "Consolidated   Leverage   Ratio"   means,  as  of  the  date
  	of computation thereof, the ratio of (i) Consolidated Total Debt (determined as at such date) to (ii) Adjusted Consolidated EBITDA (for the applicable period ending on (or most recently ended prior to) such date).

          "Consolidated Net Income" means, for any period of computation thereof, the gross revenues from operations of the Borrower and its Subsidiaries (including payments received by the Borrower and its Subsidiaries of (i) interest income, and (ii) dividends and distributions made in the ordinary course of their businesses by Persons in which investment is permitted pursuant to this Agreement and not related to an extraordinary event), less all operating and non-operating expenses of the Borrower and its Subsidiaries including taxes on income, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis; but excluding as income: (i) net gains on the sale, conversion or other disposition of capital assets, (ii) net gains on the acquisition, retirement, sale or other disposition of capital stock and other securities of the Borrower or its Subsidiaries, (iii) net gains on the collection of proceeds of life insurance policies, (iv) any write-up of any asset, and (v) net gains attributable to any Person that is not a wholly owned Subsidiary of such Person, except to the extent of the amount of dividends or other distributions referred to in clause (ii) above, (vi) net gains attributable to any Person that accrued prior to the date such Person became a Subsidiary of any Borrower or was merged into or consolidated with any Borrower or any of its Subsidiaries, and
 	(vii) any other net gain or credit of an extraordinary nature, in each case as determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

          "Consolidated Total Debt " means, as of any date on which the amount thereof is to be determined, the SUM (without duplication) of(i) all Indebtedness for Money Borrowed of Consoltex Holdings and its Subsidiaries, including without limitation all Subordinated Debt, (ii) the aggregate Rate Hedge Value owing by Consoltex Holdings and its Subsidiaries with respect to all applicable Rate Hedging obligations incurred thereby, (iii) all Contingent Obligations of Consoltex Holdings and its Subsidiaries, and (iv) all obligations of Consoltex Holding and its Subsidiaries arising out of the acquisition of Atlas or Marino owing to the former shareholders of Atlas or Marino, including in each case all such items incurred by any partnership or joint venture as to which Consoltex Holdings or any of its Subsidiaries is liable as a general partner or joint venturer, all determined on a consolidated basis.

          "Consoltex" has the meaning given such term in the preamble hereto.

          "Consoltex Holdings" has the meaning given such term in the preamble hereto.

          "Consoltex Mexico" has the meaning given such term in the preamble hereto.

          "Consoltex USA" has the meaning given such term in the preamble hereto.

          "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation (each a "primary obligation") of another Person (the "primary obligor"),whether or not contingent,
 	(a) to purchase, repurchase or otherwise acquire any such primary obligation or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor in respect of any such primary obligation or otherwise to maintain the net worth or solvency or any balance sheet item,level of income or financial condition of such primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor thereof to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

          "Continue," "Continuation," and "Continued" shall refer, as applicable and in each case pursuant to SECTION 4.3 hereof, to
 	(i) the continuation in the same currency of a Eurodollar Rate Loan of one Type as a Eurodollar Rate Loan of the same Type from one Interest Period to the next Interest Period, or (ii) the election of a subsequent period for a Bankers' Acceptance or a Bankers' Acceptance Segment to begin on the last day of the then current period for such Bankers' Acceptance or Bankers' Acceptance Segment.

          "Control  Agreement" means a control agreement from the
	Registrar of any Subsidiary,  in  form  and substance acceptable
 	to the Relevant Agent and in which the Registrar  (1)
	acknowledges that the pledgor is at the date of such acknowledgment the sole record, and to its knowledge, beneficial owner of such Subsidiary Securities, (2) acknowledges the Lien in favor of the US Collateral Agent or Canadian Collateral Trustee, as applicable, conferred under the Pledge Agreement and that such Lien will be reflected on the registry for such Subsidiary Securities, (3) agrees that it will not register any transfer of such Subsidiary Securities nor acknowledge any Lien in favor of any other Person on such Subsidiary Securities, without the prior written consent of the US Collateral Agent or Canadian Collateral Trustee, as applicable, in each instance, until it receives notice from the US Collateral Agent or Canadian Collateral Trustee, as applicable, that all Liens on such Collateral in favor of US Collateral Agent or Canadian Collateral Trustee, as applicable, for the benefit of the Agents and the Lenders have been release or terminated, and (4) agrees that upon receipt of notice from the US Collateral Agent or Canadian Collateral Trustee, as applicable, that an Event of Default has occurred and is continuing and that the Subsidiary Securities identified in such notice have been transferred to a transferee identified in such notice, it will duly record such transfer of Subsidiary Securities on the appropriate registry without requiring further consent from the pledgor and shall thereafter treat the transferee as the sole record and beneficial owner of such Subsidiary Securities pending further transfer, notwithstanding any contrary instruction received from the pledgor.

          "Convert,"  "Conversion,"  and  "Converted"  shall refer to
	(i) a conversion pursuant to SECTION 4.3 of one Type of Loan into another Type of Loan, including with respect to Bankers'
	Acceptances or (ii) a conversion of a Loan from one currency to another currency as herein permitted, as applicable.

          "Credit Parties" means, collectively, the Borrower, each Guarantor and each other Person providing Collateral pursuant to any Security Instrument.

          "Default" means any event or condition which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default hereunder.

          "Default Rate" means (i) with respect to each Eurodollar Rate Loan, until the end of the Interest Period applicable thereto, a rate of two percent (2%) above the Eurodollar Rate applicable to such Loan, and thereafter at a rate of interest per annum which shall be two percent (2%)  above the  Base
	Rate, (ii) with respect to Base Rate Loans, Swing Line Loans, Reimbursement Obligations, fees, and other amounts payable in respect of (x) Obligations (other than with respect to Bankers' Acceptances) or (y) (except as otherwise expressly provided therein) the obligations of any other Credit Party under any of the other Loan Documents, a rate of interest per annum which shall be two percent (2%) above the Base Rate and
	(iii) in any case, the maximum rate permitted by applicable law, if lower.

          "Deposit Account Agreement" means, with respect to any deposit account of any Borrower except the Mexican Companies and Consoltex Mexico (other than with respect to accounts held by any Mexican Company or Consoltex Mexico at a United States or Canadian finanical institution or a branch, division or Affiliate thereof), with any financial institution, an agreement executed and delivered by the applicable depository institution to the Relevant Agent, the US Collateral Agent or the Canadian Collateral Trustee, as applicable, acknowledging and agreeing to the Lien attaching to such deposit account in favor of the Relevant Agent, the US Collateral Agent or the Canadian Collateral Trustee, as applicable, for the benefit of the Agents and the Lenders, in form and substance reasonably acceptable to the Agents and the Lenders.

          "Direct Foreign Subsidiary" means each Subsidiary of Consoltex Holdings that is not a Domestic Subsidiary and a majority of whose Voting Securities, or a majority of whose Subsidiary Securities, are owned by Consoltex Holdings or a Domestic Subsidiary of Consoltex Holdings; PROVIDED, HOWEVER, that this definition of "Direct Foreign Subsidiary" shall not include Consoltex.

          "Discount" means (i) with respect to a Bankers' Acceptance accepted by a Canadian Facility Lender which is a bank governed by the Bank Act, the amount which is the difference between the face amount of such Bankers' Acceptance and the Discounted Proceeds and (ii) with respect to a Bankers' Acceptance which is a Discount Note, the amount determined by the Canadian Agent as being the arithmetic average (rounded upward to the nearest 1/100th of 1%), of the discounts applicable to the Bankers' Acceptances accepted by (or that would be accepted by) the Canadian Facility Lenders which are banks governed by the Bank Act and issued under the same Facility on the day the Discount
 	Note is issued and having the same maturity as such Discount
     	Note.

          "Discount Note" means a non-interest bearing note in form and substance reasonably satisfactory to a Non-BA Lender, issued by Consoltex under a Canadian Facility in favor of a Non-BA
	Lender and discounted by such Non-BA Lender, the Loan evidenced by such note being made in lieu of accepting Bankers' Acceptances.

          "Discounted Proceeds" means in respect of any Bankers'
	Acceptance to be accepted by a Canadian Facility Lender which is a bank governed by the Bank Act on any day, an amount (rounded to the nearest whole cent, and with one-half of one cent being rounded
 	up) calculated on such day by multiplying:

          (a) the face amount of such Bankers' Acceptance, by

          (b) the price, where the price is determined by dividing one by the sum of one plus the product of:

               (i) the Discount Rate (expressed as a decimal); and

               (ii) a fraction, the numerator of which is the number
			  of days in the term of such Bankers' Acceptance and the denominator of which is 365;

               with the price as so determined being rounded up or
		   down to the fifth decimal place and .000005 being rounded up.

          "Discount Rate" with respect to an issue of Bankers'
	Acceptances with the same maturity date, means the rate determined by the Canadian Agent as being the discount rate, calculated on the basis of a year of 365 days, of each of the Canadian Facility Lenders which are banks governed by the Bank Act, established in accordance with their normal practices at or about 9:30 a.m. (Montreal time) on the date of issue and acceptance of such Bankers' Acceptances, for bankers' acceptances having a face value comparable, and a maturity date identical, to the face value and maturity date of the Bankers'Acceptances forming part of such issue to be accepted by each such Canadian Facility
	Lender.

          "Dollar Equivalent Amount" means, (a) the amount denominated in Dollars, and (b) with respect to any Canadian Dollar amount, the amount of Dollars into which the Canadian Dollar amount would be converted, based on the applicable Advance Date Exchange Rate.

          "Dollars" and the symbol " $" means dollars constituting legal tender for the payment of public and private debts in the United States of America.

          "Domestic  Subsidiary"  means  (i)  any  Subsidiary  of
    	Consoltex Holdings organized under the laws of the United States of America, any state or territory thereof or the District of Columbia and (ii) notwithstanding (i) above, Consoltex and any Subsidiary of Consoltex.

          "Eligible Assignee" means (i) a Lender, (ii) an affiliate of a Lender, and (iii) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with SECTION 13.1, Consoltex Holdings, such approval not to be unreasonably withheld or delayed by Consoltex Holdings and such approval to be deemed given by Consoltex Holdings (in the absence of notice to the contrary, effective upon receipt) within five
	(5) Business Days after notice of such proposed assignment has been provided by the assigning Lender to Consoltex Holdings; provided, however, that neither Consoltex Holdings nor any Subsidiary or Affiliate of Consoltex Holdings shall qualify as an Eligible Assignee.

          "Eligible Factor Receivables" means the aggregate amount of all payment rights to amounts due to any US Borrower or Canadian Borrower from factors of Accounts Receivable of any US Borrower or Canadian Borrower, net of the aggregate amount of such payment rights as to which any such factor may have a right of offset or recoupment, so long as (a) such payment rights arise from transactions and pursuant to agreements not in violation of
	SECTION 10.5(I) hereof, and (b) the US Collateral Agent, the Canadian Collateral Trustee or the Canadian Agent, as applicable, shall have a first priority perfected security interest in such payment rights pursuant to the Security Instruments, free of any Lien other than such security interest and Statutory
	Borrowing Base Permitted Liens.

          "Eligible Inventory" means all of the Inventory located in the United States or Canada, without duplication (valued at the lower of cost, determined using the first-in-first-out method or rolling average method, replacement cost and net realizable value, but in no event valued at greater than fair market value), consisting of uncut and undyed greige goods inventory, raw materials, polypropylene products, and finished goods inventory, and in which the US Collateral Agent, the Canadian Collateral Trustee or the holders of any Bank Act security shall have a first priority perfected security interest pursuant to the Security Instruments, free of any Lien other than such security interest and Statutory Borrowing Base Permitted Liens, and which (a) conforms in all material respects to the warranties contained in the Security Agreement, (b) is not damaged or defective in any way, (c) is not sold or segregated for sale or otherwise reflected as an account receivable of any Borrower or any Guarantor, (d) is not consigned inventory unless a waiver of the consignee's Lien in form and substance reasonably acceptable to the Agents and the Lenders has been executed by such consignee and delivered to the Relevant Agent, (e) is not inventory-in-transit (except inventory-in-transit between locations of any Borrowers) or located in a place other than at the locations listed on SCHEDULE 5.3 or such other locations acceptable to the Agents as to which the Borrowers shall have complied with the provisions of SECTION 5.3 hereof hereto, (f) is not work-in-process, (g) is not constituting packaging materials and supplies (other than packaging materials which are inventory held for sale to third parties), (h) is not inventory evidenced by negotiable warehouse receipts or by non-negotiable warehouse receipts or bills of lading or documents of title which have not been issued in the name of the Relevant Agent or the Canadian Collateral Trustee, and (i) is not inventory deemed ineligible by the Relevant Agent or the Canadian Collateral Trustee in its reasonable judgment and discretion; PROVIDED that, to the extent otherwise included in Eligible Inventory, Eligible Inventory will be reduced by (i) any supplies, spare parts, goods returned or rejected by customers of any Borrower which are not saleable or are subject to a Lien of any factor of accounts receivable of any Borrower, goods to be returned to suppliers of any Borrower, goods in transit to third parties (other than the agents, leaseholds or warehouses of any Borrower to the extent such locations are in compliance with the provisions hereof), (ii) any reserves required under GAAP for bill and hold (deferred shipment) sales as and to the extent such reserves relate to such Eligible Inventory, (iii) any Inventory of Balson-Hercules other than Inventory located on property owned or leased by Balson-Hercules or held at a bonded warehouse for the benefit of Balson-Hercules, and (iv) any Inventory located on a property leased by any Borrower with respect to which the landlord of such property has not delivered a Waiver of Lien Rights with respect to such property.

          "Eligible Letters of Credit" means at any date commercial letters of credit issued for the account of any of the US Borrowers or Consoltex in connection with the purchase of raw materials and finished goods, which raw materials and finished goods have not been received as Inventory as of such date, and each of which commercial letters of credit has an expiration date not later than the EARLIER of (i) the date that is 120 days after its issuance, or (ii) the date that is ninety (90) days beyond the Stated Termination Date.

          "Eligible  Receivables" means all of (i) the Accounts
	Receivable evidenced by an invoice (valued at the face amount of such invoice) in which the US Collateral Agent, the Canadian Lenders or the Canadian Collateral Trustee shall have a first priority perfected security interest pursuant to the Security Instruments, free of any Lien other than such security interest and Statutory Borrowing Base Permitted Liens, and (ii) the accounts receivable of Rafytek which are supported by a bill of sale to LINQ that has been delivered, and is reasonably acceptable, to the US Collateral Agent ("Rafytek Accounts"); PROVIDED that
 	both clauses (i) and (ii) shall exclude (a) Accounts Receivable and Rafytek Accounts outstanding for longer than ninety (90) days (120 days in the case of agrotextile and cotton bale wrap customers of LINQ) from the date of original invoice (unless they are supported by a letter of credit that has been assigned or pledged, and is reasonably acceptable, to the Relevant Agent); (b) all Accounts Receivable and Rafytek Accounts
	owed by an account debtor to the extent more than fifty percent (50%) of the Accounts Receivable and Rafytek Accounts owed
  	by such account debtor to any applicable Borrower are deemed ineligible hereunder; (c) Accounts Receivable and Rafytek Accounts owing from any Affiliate of any Borrower or any Subsidiary;
  	(d) Accounts Receivable and Rafytek Accounts  owed  by  a
     	creditor of any Borrower or any of their Subsidiaries to the
	extent of the amount of the obligation of such Borrower or Subsidiaries to such creditor; (e) Accounts Receivable and Rafytek Accounts which are in dispute or subject to any post-dated payment items, retainage, counterclaim, contra-account or offset, but only to the extent of the amount disputed and the specific amount subject to post-dated payment items, retainage, counterclaim, contra-account or offset; (f) Accounts Receivable and Rafytek Accounts owing by any account debtor which has entered into insolvency proceedings; (g) Accounts Receivable and Rafytek Accounts arising from a sale
 	on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or similar basis or which is
	subject to repurchase, return,  rejection,  repossession, loss
  	or damage; (h) Accounts Receivable owed by an account debtor domiciled outside of the continental United States of America or Canada, unless (1) the applicable Account Receivable is supported by a letter of credit that has been remitted, and is reasonably acceptable, to the US Collateral Agent or the
	Canadian Agent, as the case may be, or (2) the applicable Account Receivable is insured by an insure reasonably acceptable to
 	the US Collateral Agent, the US Agent  or the Canadian  Agent,
	as the case may be; (i) Accounts Receivable and Rafytek Accounts owed by the United States of America, Canada, Mexico
     	or any other federal, state, provincial or other governmental or quasi governmental unit, agency or subdivision; (j) Accounts Receivable and Rafytek Accounts that are denominated in any currency other than Dollars or Canadian Dollars; (k) Accounts Receivable and Rafytek Accounts as to which the goods giving
	rise to the Account Receivable or Rafytek Account have not been delivered to and accepted by the account debtor or the service giving rise to the Account Receivable or Rafytek Account has not been completely performed or which do not represent a final sale;
	(l) Accounts Receivable and Rafytek Accounts for which the total of all Accounts Receivable and Rafytek Accounts from any three account debtors (together with the Affiliates of the account debtors) would, when combined, exceed thirty-five percent
     	(35%) of the  total  Accounts  Receivable  and Rafytek Accounts
	of the Borrowers and their Subsidiaries (to the extent  of  such
	excess); (m) Accounts   Receivable   and   Rafytek  Accounts
	which, by contract, subrogation, mechanics' lien laws or otherwise, are subject to claims by any Borrower's or any of their Subsidiaries' creditors or other third parties or which are owed by account debtors as to whom any creditor of any Borrower or any of their Subsidiaries (including any bonding company) has a lien or retainage rights; (n) any and all other Accounts Receivable and Rafytek Accounts the validity, collectibility, or amount of which is determined in good faith in accordance with GAAP by any Borrower or any of their Subsidiaries to be doubtful; (o) Accounts Receivable and Rafytek Accounts owed by an account debtor which is located in a jurisdiction where the applicable Borrower or Subsidiary are required to qualify to transact business or to file reports, unless such Borrower or such Subsidiary has so qualified or filed and provided written evidence satisfactory to the Agents of such compliance; (p) any Accounts Receivable and Rafytek Accounts as to which any representation, warranty or covenant contained in the Security Agreement shall be untrue or misleading, (q) Accounts Receivable and Rafytek Accounts subject to a Lien of, or which have been sold, assigned or otherwise disposed of, to any factor of Accounts Receivable or Rafytek Accounts of any Borrower or any Subsidiary, and
	(r) any other Accounts Receivable and Rafytek Accounts which the Agents otherwise in their reasonable discretion deems to be ineligible.

          "Employee Benefit Plan" means (i) any employee benefit plan, including any Pension Plan, within the meaning of Section 3(3) of ERISA which (A) is maintained for employees of any Borrower or any of their ERISA Affiliates, or any Subsidiary or is assumed by any Borrower or any of their ERISA Affiliates, or any Subsidiary in connection with any Acquisition or (B) at any time within the last six (6) Fiscal Years has been maintained for the employees of any Borrower, any current or former ERISA Affiliate, or any Subsidiary and (ii) any plan, arrangement, understanding or scheme maintained by any Borrower or any Subsidiary that provides retirement, deferred compensation, employee or retiree medical or life insurance, severance benefits or any other benefit covering any employee or former employee and which is administered under any Foreign Benefit Law or regulated by any Governmental Authority other than the United States of America.

          "Environmental Laws" means, collectively, as applicable to and governing any certain Borrower or its properties, (i) each binding Canadian, Mexican and Costa Rican applicable federal, provincial or local Act, Statute, Regulation, By-Law, policy, code, instruction, guideline, indicator, order, infraction notice, correction notice, decision, declaration, injunction, decree, order-in-council, judgment and summons,
	and, as applicable in Quebec, the "Politique de rehabilitation des terrains contamines" and the "Lignes directrices en
     	matiere d'enlevement de reservoirs souterrains ayant contenu
  	des produits  petroliers"  and  pertains  in  whole  or  in
	part to the environment or to its protection, adopted,
	published, sent or rendered by   any   Governmental   Authority;
   	and (ii)the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, any other "Superfund" or "Superlien" law or any other
     	federal,   state   or  local  statute,  law,  ordinance,  code,
	rule, regulation, order, decree,  permit or license regulating,
	relating to, or  imposing  liability  or  standards   of  conduct
  	concerning, any environmental matters or conditions, environmental protection or conservation, or any Hazardous Material.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

          "ERISA Affiliate," as applied to any Borrower, means any Person or trade or business which is a member of a group which is under common control with any Borrower, who together with such Borrower, is treated as a single employer within the meaning of Section 414(b) and (c) of the Code.

          "Eurodollar Rate" means the interest rate per annum calculate according to the following formula:

        Eurodollar = INTERBANK OFFERED RATE  + Applicable
         Rate       1- Reserve Requirement     Margin


          "Eurodollar Rate Loan" means  a  Loan  (including  a
	Segment) for which the rate of interest is determined by reference to the Eurodollar Rate.

          "Eurodollar Rate Segment" means a Segment bearing interest or to bear interest at the Eurodollar Rate.

          "Event of Default" means any of the occurrences set forth as such in SECTION 11.1.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

          "Existing Credit Agreement" has the meaning given such term in the preamble hereto.

          "Existing Credit Agreement Closing Date" means October 25, 1999, the date on which certain of the Borrowers, the Agents and certain of the Lenders entered into the Existing Credit Agreement.

          "Existing Term B Loan Facility" has the meaning given such term in the preamble hereto.

          "Existing Revolver" has the meaning given such term in the preamble hereto.

          "Facility" means any of the Revolving Credit Facilities, the Letter of Credit Facilities, the Term Loan Facilities and the Canadian Swing Line Facility.

          "Facility Borrower" means, when in relation to (i) the Canadian Revolving Credit Facility, the Canadian Swing Line Facility and the Canadian Letter of Credit Facility: Consoltex;
	(ii) the Canadian Term Loan Facility:  Consoltex;  (iii)  the
	U.S. Revolving Credit Facility and the U.S. Letter of Credit
	Facility: each of Consoltex Holdings, Consoltex USA, Balson-Hercules, LINQ, Consoltex Mexico (subject to the Mexican Borrowing Limit) and Rafytek (subject to the Mexican Borrowing Limit); and (iv) the US Term Loan Facility: each of LINQ and Consoltex Mexico (subject to the Mexican Borrowing Limit).

"Facility Guaranty" means, collectively (or individually as the context may indicate), (i) that certain Guaranty Agreement dated as of the Original Closing Date by Consoltex, Consoltex USA, Balson-Hercules, LINQ, Consoltex Mexico, Rafytek, Rafytica and certain other entities that have been merged or amalgamated out of existence to the Agents and the Canadian Collateral Trustee, (ii) that certain Guaranty Agreement dated as of May 31, 1996 by Vera Pak to the Agents and the Canadian Collateral Trustee, (iii) that certain Guaranty Agreement dated as of October 22, 1999 by Marino, Royalton, Vestco and Marino Mexico to the Agents and the Canadian Collateral Trustee, (iv) that certain Guaranty Agreement dated as of September 29, 2000 by Consoltex Holdings to the Agents and the Canadian Collateral Trustee, (v) that certain Guarantee dated as of the date hereof by Consoltex to the Agents and the Canadian Collateral Trustee, and (vi) any additional direct or indirect guaranty of any of the obligations or liabilities of any of the Borrowers or Guarantors under any of the Loan documents(as defined herein or in the OriginalCredit Agreement or in the Existing Credit Agreement) delivered on or before the Closing Date or at any other time pursuant to the Original Credit Agreement(or any of the "Loan Documents" as defined therein), the Existing Credit Agreement (or any of the "Loan Documents" as defined therein), or otherwise pursuant to the terms hereof or any of the other Loan Documents, in each case as amended effective as of the Closing Date by the applicable Consolidated Amendment and as otherwise heretofore or hereafter modified, amended or supplemented from time to time.

          "Facility  Termination  Date"  means  such  date  as  all
	of the following  shall  have  occurred:   (a) each applicable
	Borrower shall have permanently terminated each of the Revolving Credit Facilitie and the Canadian Swing Line Facility by payment in full of all Revolving Credit Outstandings, Letter of Credit Outstandings and Canadian Swing Line Loan Outstandings, together with all accrued and unpaid interest thereon, except for the undrawn portion of Letters of Credit as have been fully cash collateralized in a manner consistent with the terms of
	SECTION 11.1(B), (b) each applicable Borrower shall have paid all Term Loan Outstandings in full, together with all accrued and unpaid interest thereon, (c) all Swap Agreements shall have been terminated, expired or cash collateralized to the satisfaction of the Relevant Agent and the applicable Lenders,
	(d) all Term Loan Commitments, Revolving Credit Commitments and Letter of Credit Commitments shall have terminated or expired and (e) each Borrower shall have fully, finally and irrevocably paid and satisfied in full all Obligations (other than Obligations consisting of continuing indemnities and other Contingent Obligations of such Borrower or any Guarantor that may be owing to the Lenders pursuant to the Loan Documents and expressly survive termination of this Agreement).

          "FASB 133"  means Statement of Financial Accounting Standards
	No. 133.

          "Federal Funds Rate" means, for any day, the rate per annum(rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b)if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Relevant Agent on such day on such transaction from three Federal funds brokers of recognized standing selected by the Relevant Agent.

          "Fee Limitation Agreement" means the agreement of AIP addressed to the Borrowers, the Agents and the Lenders, limiting the payment of management fees by the Borrower to AIP to:
	(a) $342,500 paid after the Closing Date as remittance of a portion of the accrued and unpaid management fees as of the Closing Date; (b) $57,083 to be paid monthly in each of October, November and December, 2000; and(c)an amount each month thereafter consisting of all or part of the monthly fee due AIP of up to $114,166 and such accrued and unpaid management fees from prior periods; PROVIDED, however, that such agreement shall provide that all fees under (c) shall be limited in amount, or restricted, to the extent necessary such that, after giving pro forma effect to the payment of such fee, there would not then exist a default in the Consolidated Fixed Charge Coverage Ratio.

          "Fiscal Year" means the twelve month fiscal period of Consoltex Holdings and its Subsidiaries commencing on January 1 of each calendar year and ending on December 31 of such calendar year.

          "Foreign  Benefit   Law"   means  any  applicable  statute,
	law, ordinance, code, rule, regulation, order or decree of any foreign nation or any province, state, territory, protectorate or other political subdivision thereof regulating, relating to, or imposing liability or standards of conduct concerning, any Employee Benefit Plan.

          "Four-Quarter Period" means a period of four full consecutive fiscal quarters of Consoltex Holdings and its Subsidiaries, taken together as one accounting period.

          "GAAP"  or  "Generally   Accepted  Accounting  Principles"
	means generally accepted accounting principles at such time applicable in the United States of America, being those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report.

          "GMAC" has the meaning given such term in SECTION 1.1(C) hereof.

          "Governmental Authority" shall mean as applicable to and governing any certain Borrower, any United States of America, any Canadian, any Mexican and any Costa Rican federal, state, provincial, municipal, national or other governmental department, ministry, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any
	government or  any  court,  in each case whether associated
	with the United States of America or any of its states, Canada or any of its provinces, Mexico or any of its states, Costa
	Rica or a foreign	entity or government.

          "Grantor" has the meaning given such term in SECTION 5.3.

          "Guarantors" means, at any date, each of Consoltex Holdings, Consoltex, Consoltex USA, Balson-Hercules, LINQ, Consoltex Mexico, the Mexican Companies, and any other Subsidiaries or other Persons who are or are required to be parties to a Facility Guaranty at such date, each of which shall guarantee all Obligations of all Borrowers and all other Guarantors, PROVIDED that Consoltex Mexico and each of the Mexican Companies shall only guarantee the Obligations of Consoltex Mexico, Consoltex and the Mexican Companies.

          "Hazardous Material" means and includes any pollutant, contaminant, or hazardous, toxic or dangerous waste, substance or material (including without limitation petroleum products, asbestos-containing materials and lead), the generation, handling, storage, transportation, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law.

          "Holding Companies" means Consoltex Holdings, Consoltex USA and Consoltex Mexico.

          "Income Tax Act" means the INCOME TAX ACT, R.S.C. 1985, 5th Supplement, as amended, and any regulations promulgated thereunder.

          "Indebtedness" means as to any  Person,  without duplication,
	(a) all  Indebtedness  for  Money Borrowed of such Person, (b)
	all  Rate Hedging  Obligations  of  such   Person,  (c)  all
	Synthetic Lease Obligations of such Person, (d) all indebtedness secured by any Lien on any property or asset owned or held by such Person regardless or whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person, and (e) all Contingent Obligations of such Person, including all such items incurred by any partnership or joint venture as to which such Person is liable as a general partner or joint venturer.

          "Indebtedness  for  Money  Borrowed"  means  with  respect
 	to any Person, without duplication, all indebtedness in respect of money borrowed, including without limitation all obligations under Capital Leases, the deferred purchase price of any property
	or  services, the aggregate   face  amount  of  all  surety  bonds,
	letters of credit(including without limitation Letters of Credit issued hereunder), and Bankers' Acceptances, and (without duplication) all payment and reimbursement obligations in respect thereof whether or not matured, evidenced by a promissory
	note,  bond,  debenture  or  similar written obligation   for
	the   payment  of  money  (including  reimbursement agreements
	and  conditional   sales   or   similar   title  retention
	agreements), including all such items incurred by any partnership or joint venture as to which such Person is liable as a general partner or joint venturer, other than trade payables and accrued expenses incurred in the ordinary course of business.

          "Indemnified Party" means each Agent and each Lender and each of their affiliates and their respective officers, directors, employees, agents, and advisors.

          "Initial Mortgaged Properties" has the meaning given such term in Section 8.1(xv) of the Original Credit Agreement.

          "Indirect  Foreign  Subsidiary"  means a Subsidiary of
	Consoltex Holdings that is neither a Domestic Subsidiary nor a Direct Foreign Subsidiary.

          "Interbank Offered Rate" means, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto:

               (a) the rate per  annum equal to the rate determined
		by the Agent to be the offered  rate  that  appears  on
		the page of the Telerate   screen   that  displays  an
		average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

               (b)  in  the event the  rate  referenced  in  the
		preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest
		Period, or

               (c) in the  event  the  rates  referenced  in  the
		preceding subsections (a) and (b) are not available, the rate per annum determined by the Agent as the rate of interest (rounded upward to the next 1/100{th} of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Rate would be offered by Bank of America's London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

          "Interest Period" means, for each Eurodollar Rate Loan, a period commencing on the date such Eurodollar Rate Loan is made or Converted or Continued and ending, at the Borrower's option, on the date one, two or three months thereafter as notified to the Agent by the Authorized Representative in
	accordance  with  the  terms   hereof; provided that,

               (i)  if  an  Authorized  Representative  fails to notify
		the Relevant Agent of the length of an Interest Period at least three(3) Business Days prior to the first day of such Interest Period, the Loan for which such Interest Period was to be determined shall be deemed to be a Base Rate Loan as of the first day thereof;

               (ii) if an Interest Period for a Eurodollar Rate  Loan
		would end on a day which is not a Business Day, such Interest Period shall be extended to the next Business Day (unless such extension would cause the applicable Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end on the next preceding Business Day);

               (iii) any Interest Period which  begins on the last
		Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

               (iv)  no  Interest  Period  shall  extend  past  the
		Stated Termination Date then in effect for Revolving Credit Loans or past the Term Loan Maturity Date for any Term Loans.

          "Interest Rate Selection Notice" means a written notice in substantially the form of EXHIBIT F delivered to the Relevant Agent by an Authorized Representative in connection with (i) the election of a subsequent Interest Period for any Eurodollar Rate Loan or the Conversion of any Eurodollar Rate Loan under a particular Facility into a Base Rate Loan under such Facility or the Conversion of any Base Rate Loan under a particular Facility into a Eurodollar Rate Loan under such Facility, (ii) the conversion of any Segment in Canadian
     	Dollars under a particular Canadian Facility into a Segment in Dollars under such Facility or of any Segment in Dollars under a particular Canadian Facility into a Segment in Canadian Dollars under such Facility, (iii) the Continuation of any Bankers Acceptances or the Conversion of any Bankers' Acceptances under a Canadian Facility into Base Rate Loans or Eurodollar Rate Loans under such Canadian Facility and (iv) the Conversion of a Base Rate Loan or a Eurodollar Rate Loan under a Canadian Facility into Bankers' Acceptances under such Canadian Facility.

          "Issuing Bank" means one or the other of the Canadian Issuing Bank and the US Issuing Bank, as applicable.

          "Inventory" means  all  inventory  of the Borrowers
	(exclusive of Consoltex Holdings, Consoltex Mexico and Rafytek) as defined in th Security Agreement.

          "LC Account Agreement" means the LC Account Agreement dated as of the date hereof between the Facility Borrowers and the Agents, as amended, modified or supplemented from time to time.

          "Lender" and "Lenders" have the meanings given such terms in the preamble hereto and in each event, where applicable, "Lenders" shall include without limitation the Canadian Swing Line Facility Lender.

          "Les Gantiers Debenture" means that certain Convertible
	Debenture by and between Consoltex Holdings and Les Gantiers Holding B.V. dated as of September 29, 2000 in the aggregate initial principal amount of $2,123,000.

          "Letter of Credit" means any of a Canadian Letter of Credit or a US Letter of Credit.

          "Letter of Credit Commitment" means, with respect to each Lender, the obligation of such Lender to acquire Participations in respect of Letters of Credit and Reimbursement Obligations up to an aggregate amount at any one time outstanding equal to such Lender's Applicable Commitment Percentage of the Total
	US Letter of Credit Commitment or the Total Canadian Letter of Credit Commitment, as applicable, as the same may be increased or decreased from time to time pursuant to this Agreement.

          "Letter of Credit Facility" means, collectively, the Canadian Letter of Credit Facility and the US Letter of Credit Facility.

          "Letter   of   Credit   Outstandings"   means,  collectively
	or individually as the context may require, each of the Canadian Letter of Credit Outstandings and the US Letter of Credit Outstandings.

          "Lien" means any interest in or right with respect to
	property of any certain Borrower or its Subsidiaries, securing
	any obligation owed to, or a claim by, a Person other than the owner of the property,whether such interest is based on the
	Civil Code of Quebec, the Ley General de Titulos  y
	Operaciones  de  Credito  of  Mexico (the Mexican General Law
	of   Negotiable   Instruments   and   Credit Transactions), the
	applicable Uniform Commercial Code, the common law, statute or contract, and including but not limited to the right of an
     	unpaid vendor or supplier to dissolve the sale or to repossess goods, any lien, security interest or priority arising by operation of law or from a mortgage, hypothec, encumbrance, pledge, security agreement, conditional sale, trust receipt or any other title retention device or a lease, trust, deemed trust, consignment for security purposes or bailment for security purposes and including also a margin payment made in connection with a Rate
	Hedging  Obligation.   For the purposes of this Agreement, any
	Borrower and any Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person until full payment of its purchase price or for security purposes.

          "LINQ" has the meaning given such term in the preamble hereto.

          "Loan" or "Loans" means any of the Canadian Revolving Credit Loans, US Revolving Credit Loans, the Canadian Term Loan, the US Term Loan or the Canadian Swing Line Loans, including any Segment, and any Bankers' Acceptances issued thereunder to the full extent of its face amount.

          "Loan Documents" means this Agreement, the Notes, the Security Instruments, the Facility Guaranties, the Consolidated Amendments, the Lock Box Agreements, the Deposit Account Agreements, the LC Account Agreement, the Applications and Agreements for Letter of Credit, each Mortgage, the Third Amendment to Mortgage and all other agreements,instruments and
	documents  heretofore   or  hereafter  executed  and delivered to
	or in favor of any Lender (including the Canadian Issuing Bank or the US Issuing Bank) or either Agent in connection with the Loans made and transactions contemplated under this Agreement, as the same may be amended, supplemented or replaced from the time to time.

          "Lock  Box " means one or more post office boxes or other
	similar places for the  receipt  of  mail  established  by  any
	US Borrower or Canadian Borrower reasonably acceptable to the Relevant Agent and over which the US Agent, the US Collateral Agent, the Canadian Agent or the Canadian Collateral Trustee,
	as applicable, shall have received a Lock Box Agreement in
	accordance with SECTION 7.3 or 9.20   giving  such US Agent,
	US Collateral Agent, Canadian Agent or Canadian Collateral Trustee rights with respect to the receiving and opening of mail received therein, the depositing of proceeds of Accounts Receivable received therein in the appropriate Lock Box Account, and such other rights and remedies as are otherwise provided for in the applicable Lock Box Agreement and Cash Collateral Agreement.

          "Lock Box Account" means one or more accounts established by any US Borrower or Canadian Borrower with the US Agent or the Canadian Agent, including any of the Borrowers' US Accounts or the Borrowers'Canadian Accounts if so designated by the Borrower owning such account, over which the US Agent, the US Collateral Agent, the Canadian Agent or the Canadian Collateral Trustee, as applicable, shall have complete dominion and control for the receipt of payments in respect of all Accounts Receivable in accordance with the terms of a Cash Collateral Agreement executed with respect to each such account in accordance with SECTION 7.3 or 9.20 and into which the proceeds of any Accounts Receivable received in any Lock Box are deposited as provided herein or in an applicable Lock Box Agreement.

          "Lock  Box Agreements" means, collectively, each certain
	Lock Box Agreement of even date herewith by and among certain of the US Borrowers or Canadian Borrowers and the
	US Agent, the US Collateral Agent, the Canadian Agent or the Canadian Collateral Trustee, as applicable, providing for the establishment and operations of the Lock Boxes, as amended, restated, modified or replaced from time to time in accordance
	with   its   terms,  in  form  and  substance  reasonably
     	satisfactory to the Agents and the Lenders.

          "Management Investment" means any equity contribution made to Consoltex Holdings in exchange for additional equity interests in, or right to acquire additional equity interests in, Consoltex Holdings in connection with its management stock option plan and the exercise of options issued thereunder after the Closing Date.

          "Marino" means Marino Technologies, Inc., all of whose stock was previously acquired by Consoltex USA and which was subsequently merged into LINQ.

          "Marino Mexico" has the meaning given thereto in the preamble hereof.

          "Material Adverse  Effect" means a material adverse effect
	on (i) the  business,  properties,   operations,   prospects
	or condition, financial or otherwise, of Consoltex Holdings and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower and the Guarantors, taken as a whole, to observe the covenants and agreements contained herein or in any other Loan Document, or (iii) the rights, powers and remedies of the Relevant Agent, the US Collateral Agent, the Canadian Collateral Trustee or any Lender under any Loan Document or the validity, legality or enforceability thereof.

          "Mexican Benefit Law" means any applicable Mexican federal or state statute, law, regulation, order or decree having the force of law regulating, relating to or imposing liability or standards of conduct concerning any Mexican Employee Pension Plan.

          "Mexican Borrowing Limit" means, with respect to Consoltex Mexico as to the US Term Loan Facility, and with respect to Consoltex Mexico and Rafytek collectively as to the US Revolving Credit Facility , the respective maximum principal amounts set forth below:

          (a)  US Term Loan Facility (Consoltex Mexico) $2,250,000
          (b) US Revolving Credit Facility (Consoltex Mexico and Rafytek) $15,000,000

          "Mexican Companies" means collectively, each of Marino Mexico, Rafytek, Vera Pak, Royalton, Vestco and Rafytica.

          "Mexican Employee Pension Plan" means any employee benefit plan registered as a pension plan in Mexico under Mexican Benefit Law and that is maintained by any Subsidiary of Consoltex Holdings organized under the laws of Mexico or any political subdivision thereof, or with respect to which any of them could incur a liability.

          "Mexican Operational Restructuring" means that portion of the Reorganization pertaining to the restructuring of the ownership or organization of the existing and previous Subsidiaries of Consoltex Holdings formed under the law of Mexico or any political subdivision thereof, in form and substance previously disclosed to and otherwise acceptable to the Agents and the Lenders.

          "Mexican Stock Pledge Agreements" means, collectively or individually as the context may indicate, each of (i) that certain Stock Pledge Agreement dated as of the Closing Date by and between Consoltex Mexico and the US Collateral Agent for the benefit of the Agents and the Lenders, (ii) that certain Stock Pledge Agreement dated as of the Closing Date by and between Rafytek and the US Collateral Agent for the benefit of the Agents and the Lenders, (iii) that certain Stock Pledge Agreement dated as of the Closing Date by and between Consoltex and the US Collateral Agent for the benefit of the Agents and the Lenders, (iv) that certain Stock Pledge Agreement dated as of the Closing Date by and between Consoltex USA and the US Collateral Agent for the benefit of the Agents and the Lenders,
	(v) that certain Stock Pledge Agreement dated as of the Closing Date by and between LINQ and the US Collateral Agent for the benefit of the Agents and the Lenders.

          "Mexican Termination Event" means (i) a notice given with respect to a Mexican Employee Pension Plan that registration under Mexican Benefit Law may be revoked; or (ii) the termination of a Mexican Employee Pension Plan or the filing of a notice of intent under Mexican Benefit Law to terminate any such plan or the treatment of any amendment to any such plan as a termination; or (iii) the appointment of a provisional administrator, including any Governmental Authority, to administer any Mexican Employee Pension Plan.

          "Mortgage" means, collectively, all hypothecs, mortgages, deeds of trust and deeds granting a Lien to the Canadian Collateral Trustee, the US Collateral Agent or a trustee for the benefit of either Agent for the benefit of the Lenders in Collateral constituting real property and fixtures to secure Obligations existing as of the Closing Date or at any time thereafter, as such documents are amended effective as of the Closing Date by the Third Amendment to Mortgage and by any Consolidated Amendment and as otherwise heretofore or hereafter amended, modified or supplemented from time to time.

          "Mortgaged Property" means, collectively, the real property and fixtures of the Borrowers as described in the Mortgages.

          "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) Fiscal Years, other than the District 65 Pension Plan from which Balson-Hercules withdrew effective January 31,1995.

          "NBC" has the meaning given such term in the preamble hereto.

          "Net Proceeds"  (a)  from  any  public or private offering
	of any security  means  cash  payments  received   by  any
	Borrower or any Subsidiary therefrom as and when received, net of all legal, accounting, banking and underwriting fees and expenses, commissions, discounts and other issuance expenses incurred in connection therewith and all taxes required to be paid or accrued as a consequence of such issuance; and (b) from any Asset Disposition means cash payments received by any Borrower or any Subsidiary therefrom (including any cash payments received pursuant to any note or other debt security received in connection with any Asset Disposition) as and when received, net of (i) all legal fees and expenses and other fees and expenses paid to third parties and incurred in connection therewith, (ii) all taxes required to be paid or accrued as a consequence of such disposition, and (iii)all amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien on the asset or property disposed.

          "Non-BA Lender" means a Canadian Facility Lender which is not a bank governed by the Bank Act and in favor of which are issued Discount Notes.

          "Non-Funding Lender" means any Lender that shall at any time fail to advance funds as herein provided, including without limitation as a result of being in any insolvency or receivership proceeding, for so long as such Lender's failure to advance funds shall continue.

          "Notes" means, collectively, the Term Notes and the Revolving Notes.

          "Notice  Officers" has the meaning given  such  term  in
	SECTION 9.11.

          "Obligations" means the obligations, liabilities and Indebtedness of each Borrower and each Guarantor with respect to (i) the principal and interest on the Loans, whether or not evidenced by Notes, and on Bankers' Acceptances issued under the Canadian Facilities, (ii) the Reimbursement Obligations and otherwise in respect of the Letters of Credit, (iii) all liabilities of any Borrower to any Lender (or any affiliate of any Lender) which arise under a Swap Agreement, and (iv) the payment and performance of all other obligations, liabilities and Indebtedness of the Borrowers and the Guarantors to the Lenders(including the Canadian Issuing Bank and the US Issuing Bank), the Agents, the US Collateral Agent, the
	Canadian Collateral Trustee or BAS hereunder, under any one or more of the other Loan Documents or with respect to the Loans.

          "Operating Documents" means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the bylaws, operating agreement, partnership agreement, limited partnership agreement or other applicable documents relating to the operation, governance or management of such entity.

          "Organizational Action" means with respect to any corporation,limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, any corporate, organizational or partnership action (including any required shareholder, member or partner action),or other similar official action, as applicable, taken by such entity.

          "Organizational Documents" means with respect to any corporation,limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the articles of
	incorporation,  certificate  of incorporation,   articles  of
	organization, certificate of limited partnership or other applicable organizational or charter documents relating to the creation of such entity.

          "Original Credit Agreement" means that certain Credit Agreement by and among the Agents, certain of the Borrowers and Guarantors, and certain of the Lenders dated as of March 19, 1996, as amended by Amendment No. 1 to Credit Agreement dated as of February 14, 1997, by Amendment No. 2 to Credit Agreement dated as of December 12, 1997, by that certain letter agreement dated as of March 16, 1998, by Amendment No. 4 to Credit Agreement dated as of June 8, 1998, by Amendment No. 5 to Credit Agreement dated as of September 29, 1998, by Amendment No. 6 to Credit Agreement dated as of December 31, 1998, by Amendment No. 7 to Credit Agreement dated as of May 17, 1999 and by Amendment
	No. 8 to Credit Agreement dated as of August 2, 1999.

          "Original Closing Date" means March 19, 1996, the date on which certain of the Borrowers, the Agents and certain of the Lenders first entered into the Original Credit Agreement.

          "Outstandings" means, as the context may require, at any date,(i) with respect to any certain Facility, the aggregate principal amount of the Loans then outstanding under such Facility, including the aggregate face amount of Bankers' Acceptances then outstanding thereunder, and the then aggregate amount remaining undrawn under the Letters of Credit issued thereunder plus Reimbursement Obligations relating thereto then outstanding and (ii) with respect to all the Facilities, the aggregate principal amount of the Loans then outstanding under all the Facilities, including the aggregate face amount of Bankers' Acceptances then outstanding thereunder, and the then aggregate amount remaining undrawn under the Letters of Credit issued thereunder plus Reimbursement Obligations relating thereto then outstanding on such date.

          "Participating Lenders" has the meaning given such term in
     SECTION 4.12.

          "Participation" means,  as  the  context  may  require,
	(i) with respect to any Lender (other than the applicable Issuing
	Bank)  and  a Letter   of  Credit,  the  extension  of  credit
	represented by the participation of such Lender hereunder in the liability of such Issuing Bank in respect of a Letter of Credit issued by such Issuing Bank in accordance with the terms hereof, (ii) with respect to any Lender, the extension of credit represented by the participation of such Lender in the liability of another Lender under a Facility to which the participating Lender is not a party in accordance with
    	SECTION 4.12 hereof and (iii) with respect to any Canadian Revolving Credit Facility Lender (other than the Canadian Swing Line Facility Lender), the extension of credit represented by the participation of such Lender in the liability of the Canadian Swing Line Facility Lender in respect of a Canadian Swing Line Loan made in accordance with the terms hereof.

          "PBGC" means the Pension Benefit Guaranty Corporation and any successor thereto.

          "Pension Plan" means any employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, which is subject to the provisions of Title
	IV of ERISA or Section 412 of the Code and which (i) is maintained for employees of any Borrower or any of their ERISA Affiliates or is assumed by any Borrower or any of their ERISA Affiliates in connection with any Acquisition or (ii)has been maintained within the past six (6) preceding Fiscal Years for the employees of any Borrower or any current or former ERISA
     	Affiliate.

          "Permitted Liens" means those Liens permitted under SECTION
	10.4.

          "Person" means an individual, partnership, corporation, limited liability company, limited liability partnership, trust,
     	unincorporated   organization,   association,   joint   venture
	or a government or agency or political subdivision thereof.

          "PIK Notes" means, collectively, the Les Gantiers Debenture and any additional PIK Debentures (as defined in the Les
	Gantiers Debenture) issued pursuant to Section 1(b) of the Les Gantiers Debenture.

          "Pledge Agreement" means, collectively (or individually as the context may indicate), (i) that certain Amended and Restated Stock Pledge Agreement dated as of January 3, 2000 by and among Consoltex, Consoltex USA and Consoltex Mexico and the US Collateral Agent for the benefit of the Agents and the Lenders,
	(ii) that certain Stock Pledge Agreement (Mexican Subsidiaries) dated as of the Original Closing Date by and among Consoltex, Consoltex USA, Consoltex Mexico and the Agents and the US Collateral Agent for the benefit of the Agents and the Lenders, (iii) any deed of hypothec by Consoltex in favor of the Canadian Collateral Trustee, (iv) that certain Stock
	Pledge Agreement(Vera Pak) dated as of May 31, 1996 by and among Consoltex Mexico, the Agents and the US Collateral Agent for the benefit of the Agents and the Lenders, (v) that certain Stock Pledge Agreement (1999 - Mexican Subsidiaries) dated as of October 22, 1999 by and between Marino and the US Collateral Agent for the benefit of the Agents and the Lenders,(vi) that certain Stock Pledge Agreement (Consoltex Holdings, Inc.)
     	dated as of October 2, 2000 by and among Consoltex Holdings, the Agents and the US Collateral Agent for the benefit of the Agents and the Lenders, (vii) each of the Mexican Stock Pledge Agreements, (viii) that certain Movable Hypothec With Delivery (Pledge) dated as of the Closing Date by and among Consoltex Holdings in favor of the Canadian Collateral Trustee for the benefit of the Agents and the Lenders, and (ix) any additional hypothec, stock pledge agreement delivered on or before the Closing Date or at any other time pursuant to the Original Credit Agreement (or any of the "Loan Documents" as defined therein), the Existing Credit Agreement (or any of the "Loan Documents" as defined therein), or otherwise pursuant to the terms hereof or any of the other Loan Documents, in each case as amended effective as of the Closing Date by the applicable Consolidated Amendment and as otherwise heretofore or hereafter amended, modified or supplemented from time to time, including without limitation one or more supplements or amendments to any Pledge Agreement to be entered into by Consoltex Mexico in connection with the Mexican Operational Restructuring.

          "Pledge Agreement Supplement" means, with respect to each Pledge Agreement, the Pledge Agreement Supplement in the form affixed as an Exhibit to such Pledge Agreement.

          "Pledged Interests" means the Subsidiary Securities required to be pledged as Collateral pursuant to ARTICLE V or the terms of any Pledge Agreement.

          "Polypropylene Companies" means LINQ, Marino Mexico, Rafytek, Rafytica and Vera Pak.

          "Pricing Grid" means:

                               APPLICABLE MARGIN
                                  REVOLVING   		Term
                                  CREDIT  Loans       LOANS
                                 Eurodollar        Eurodollar
                                 Rate and          Rate and
Consolidated Leverage Ratio      Bankers'          Bankers'
TIER                             Acceptances Base  Acceptances Base
                                 Rate              Rate
  I
     Less than 3.00 to 1.00             2.00%   1.00%   2.25%   1.25%
 II  Greater than or equal to 3.00 to   2.25%   1.25%   2.50%   1.50%
     1.00, but less than 3.50 to 1.00
 III Greater than or equal to 3.50 to   2.75%   1.75%   3.00%   2.00%
     1.00, but less than 4.00 to 1.00
 IV  Greater than or equal to 4.00 to   3.00%   2.00%   3.25%   2.25%
     1.00, but less than 4.50 to 1.00
  V  Greater than or equal to 4.50 to   3.25%   2.25%   3.50%   2.50%
     1.00

     	The Applicable Margin shall be established at the end of each fiscalquarter of the Borrower (each, a "Determination Date").
	Any change in the Applicable Margin following each Determination Date shall be determined based upon the computations set forth in the certificate furnished to the Agents pursuant to SECTION 9.1(A)(V) and SECTION 9.1(B)(II), subject to review and approval of such computations by the Agents, and shall be effective commencing on the fifth Business Day following the date such certificate is received until the fifth Business Day following the date on which a new certificate is delivered or is required to be delivered, whichever shall first occur. From the Closing Date to the date that is five Business Days following the date on which a certificate referred to in the immediately preceding sentence is received following the first Determination Date to occur after January 31, 2001, the Applicable Margin shall be Tier V. Notwithstanding the provisions of the two preceding sentences, if the Borrower shall fail to deliver any such certificate within the time period required by SECTION 9.1, then the Applicable Margin shall be Tier V from the date such certificate was due until the fifth Business Day following the date the appropriate certificate is so delivered.

          "Prime Rate" means the per annum rate of interest established from time to time by the US Agentas its prime rate, which rate may not be the lowest rate of interest charged by the US Agent to its customers.

          "Principal Office" means, when used in relation to (i) the Canadian Agent: the office of the Canadian Agent at National Bank of Canada, 600, rue de La Gauchetiere Ouest, Syndication Canada, 9th Floor, Montreal, Quebec, H3B 4L2, Attention:
	Senior Manager, or such other office and address as the Canadian Agent may from time to time designate to the applicable Facility Borrowers and the Canadian Facility Lenders for such purpose and to (ii) the US Agent: the office of the US Agent at Bank of America, N.A.,Independence Center, 15th Floor, NC1-001-15-04,Charlotte,
	North Carolina 28255, Attention: Agency Services, or such other office and address as the US Agent may from time to time designate to the applicable Facility Borrowers and the US Facility Lenders for such purpose.

          "Rafytek" has the meaning given such term in the preamble hereto.

          "Rafytek Accounts" has the meaning given such term in the definition of Eligible Receivables.

          "Rafytica" has the meaning given such term in the preamble hereto.

          "Rate  Hedging  Obligations"  means, without duplication,
	any and all obligations of any Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, Canadian Dollar-denominated, Dollar-denominated, Mexican Peso cross-currency interest
     	rate  exchange  agreements,  forward  currency   exchange
	agreements,interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate "swap" agreements; (ii) all other "derivative instruments" as defined in FASB 133 and which are subject to the reporting requirements of FASB 133; and (iii) any and all cancellations, buybacks, reversals,
	terminations or assignments of any of  the  foregoing.   For
	purposes of any computation hereunder, each Rate Hedging
	Obligation shall be valued at the Rate Hedge Value thereof.

          "Rate   Hedge  Value"  means,  with  respect  to  each
	contract, instrument or other arrangement creating a Rate Hedging Obligation, the net obligations of any Borrower or any Subsidiary thereunder equal to the termination value thereof as determined in accordance with its provisions (if such Rate Hedging Obligation has been terminated) or the mark to market value thereof as determined on the basis of available quotations from any recognized dealer in, or from Bloomberg or other similar service providing market quotations for, the applicable Rate Hedging Obligation (if such Rate Hedging Obligation has not been terminated).

          "Reference Rate" means the interest rate expressed as an annual rate announced publicly from time to time by NBC as being its reference rate then in effect for determining the interest rate on commercial loans made by NBC in Canada in Canadian Dollars or, when used in relation to Advances in Dollars, in Dollars (regardless of whether or not any such loans are actually made).

          "Registrar" means, with respect to any Subsidiary Securities, any Person authorized or obligated to maintain records of the registration of ownership or transfer of ownership of interests in such Subsidiary Securities, and in the event no such Person shall have been expressly designated by the related Subsidiary, shall mean (i) as to any corporation or limited liability company, its Secretary (or comparable official), and (ii) as to any partnership, its general partner (or managing general partner if one shall have been appointed).

          "Regulation D" means Regulation D of the Board as the same may be amended or supplemented from time to time.

          "Reimbursement Obligation" shall mean at any time, the obligation of any Borrower with respect to any Letter of Credit to reimburse the applicable Issuing Bank and the Canadian Revolving Credit Lenders or the US Revolving Credit Lenders, as the case may be, to the extent of their respective Participations (including by the receipt by the Canadian Issuing Bank or the US Issuing Bank of proceeds of Loans pursuant to SECTION 2.2(C)(III)) for amounts theretofore paid by the applicable Issuing Bank pursuant to a drawing under any Letter of Credit to the extent such obligations have not been satisfied by or on behalf of such Borrower prior to such time, whether from the proceeds of a Base Rate Refunding Loan or otherwise.

          "Related LC Documents"  has  the meaning given thereto in
	SECTION 3.2(I)(I).

          "Relevant Agent" means the Canadian Agent or the US Agent, as applicable.

          "Reorganization"   means   the   recent   reorganization  of
	the Borrowers, including (i) the consolidation of Consoltex with AIP/CGI NB Acquisition Corp. with the surviving corporation being, or being named, Consoltex Inc., (ii) the transfer of all of the capital stock of Consoltex USA by Consoltex to Consoltex Holdings, resulting in Consoltex USA becoming a wholly-owned subsidiary of Consoltex Holdings, and (iii) the remaining steps of the reorganization of the Borrowers as previously disclosed to the Agents and the Lenders.

          "Required Lenders" means, as of any date,  Lenders  on  such
	date having Credit Exposures (as defined below) aggregating at least 66-2/3% of the aggregate Credit Exposures of all the
	Lenders on such date.   For  purposes  of  the preceding sentence,
	the amount of the "CREDIT EXPOSURE" of each Lender (i) at any time prior to the occurrence of an Acceleration Event, shall be equal to the sum of the aggregate principal amount of such Lender's Commitment under the Revolving Credit Facilities (unless such Lender is a Non-Funding Lender, in which event such amount shall be the aggregate principal amount of Loans owing to such Lender under the Revolving Credit Facilities (including the face amount of Bankers' Acceptances accepted by such Lender)), plus the amount of such Lender's Applicable Commitment Percentage, if any, of Outstandings under the Letter of Credit Facilities (unless such Lender has not funded its Participation in a Reimbursement Obligation, in which event such amount shall be such Lender's Applicable Commitment
	Percentage of undrawn and outstanding Letters of Credit plus the amount of Participations in outstanding Reimbursement Obligations it has funded) plus, if the Term Loan Facilities have not been repaid or prepaid in full prior to such time, the amount of such Lender's Commitment under the Term Loan Facilities; and (ii) at any time after the occurrence of an Acceleration Event, shall be equal to the aggregate principal amount of all Outstandings owing to such Lender after taking into account all payments actually received or made by such Lender pursuant to
	SECTION 4.12 hereof; PROVIDED THAT, if any Lender shall have failed to pay to the Canadian Issuing Bank or the US Issuing
	Bank, as the case may be, its entire Applicable Commitment Percentage of any Reimbursement Obligation, the Credit Exposure of such Lender attributable to such unfunded amount of such Reimbursement Obligations shall be deemed to be held by the Lender that is also the applicable Issuing Bank for purposes of this definition. For purposes of SECTION 12.7, Credit
     	Exposures shall be determined only with respect to the Canadian Facilities or the US Facilities, as applicable.

          "Reserve  Requirement"  means,  with  respect to any US
	Facility Lender for any day during any Interest Period, the
	reserve percentage(expressed as a decimal, rounded upward to the next 1/100{th} of 1%)in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding
	(currently   referred   to  as  "Eurocurrency liabilities"). The
	Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Reserve Requirement.

          "Restatement" has the meaning given such term in the preamble hereto.

          "Restricted   Payment"   means   (a)   any   dividend   or
	other distribution, direct or indirect, on account of any shares of any class of stock of any Borrower or any Subsidiary Securities of any Subsidiary (other than those payable or distributable solely to a Borrower or any Guarantor) now or hereafter outstanding, except a dividend payable solely in shares of a class of stock to the holders of that class; (b) any redemption, conversion, exchange, retirement or similar payment, purchase or other acquisition for value, direct or indirect, of the principal of any Subordinated Debt or any PIK Note (other than the conversion of any PIK Note into shares of capital stock of Consoltex Holdings and the issuance of additional PIK Debentures in lieu of cash interest, each in accordance with the terms of the Les Gantiers Debenture) or any shares of any class of stock of any Borrower or any Subsidiary Securities of any Subsidiary (other than those payable or distributable solely to a Borrower or any Guarantor) now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of any Borrower or any Subsidiary Securities of any Subsidiary now or hereafter outstanding; (d) any issuance and sale of Subsidiary Securities of any Subsidiary of any Borrower (or any option, warrant or right to acquire such stock) other than to a Borrower or a Guarantor; and (e) any payment to AIP of management or other fees other than in accordance with the Fee Limitation Agreement.

          "Revolving Credit Commitment" means, collectively or individually as the context may require, each of the Canadian Revolving Credit Commitments and the US Revolving Credit
	Commitments.

          "Revolving Credit Facility Lender" means one or the other of the Canadian Revolving Credit Facility Lenders and the US Revolving Credit Facility Lenders, as the context may require.

          "Revolving Credit Facility" means, collectively or individually as the context may require, each of the Canadian Revolving Credit Facility and the US Revolving Credit Facility.

          "Revolving Credit Loan" means, individually or collectively as the context may require, the Canadian Revolving Credit Loans and the US Revolving Credit Loans.

          "Revolving   Credit   Outstandings"   means,   individually
	or collectively as the context may require, the Canadian Revolving Credit Outstandings and the US Revolving Credit Outstandings.

          "Revolving Credit Termination Date" means the earliest of (i) the Stated Termination Date or (ii) such date of termination of the Lenders' obligations pursuant to SECTION 11.1 upon the occurrence of an Event of Default, or (iii) such date as the Borrowers may voluntarily and permanently terminate the Revolving Credit Facilities by payment in full of all Outstandings under the Revolving Credit Facilities, under the Canadian Swing Line Facility, and under the Letter of Credit Facilities and cancellation or cash collateralization pursuant to the Cash Collateral Agreement of all Letters of Credit and Bankers' Acceptances, together with all accrued and unpaid interest thereon, and by termination of the Total Commitments under the Revolving Credit Facilities in accordance with SECTION 2.2(E).

          "Revolving Notes" means, collectively,  the  promissory
	notes of the applicable Facility Borrowers evidencing US Revolving Loans executed and delivered to the US Revolving Credit Facility Lenders as provided in SECTION 2.4 substantially in the
	form of EXHIBIT G-1, with appropriate   insertions  as  to
	amounts, dates and names of the applicable Lenders amending and restating the corresponding promissory notes most recently issued by the Facility Borrowers under the US Revolving Credit Facility to such US Revolving Credit Facility Lender pursuant to the Existing Credit Agreement or the Original Credit Agreement, as applicable.

          "Royalton" has the meaning given thereto in the preamble hereof.

          "Security Agreement" means, collectively (or individually as the context may indicate), (i) that certain Security Agreement dated as of the Original Closing Date by the Borrowers and the Guarantors (other than Consoltex Holdings, Consoltex Mexico, Rafytek, Vera Pak, Royalton, Vestco, Marino Mexico and
	Rafytica) to the US Collateral Agent and the Canadian Collateral Trustee, (ii) that certain Security Agreement dated as of October 22, 1999 by Marino and Walpole to the US Collateral Agent and the Canadian Collateral Trustee, and (iii) any additional security agreement, hypothec, bond, pledge agreement or other agreement relating to the granting of collateral by any of the Borrowers or any of the Guarantors delivered on or before the Closing Date or at any other time pursuant to the Original Credit Agreement(or any of the "Loan Documents" as defined therein), the Existing Credit Agreement (or any of the "Loan Documents" as defined therein), or otherwise pursuant to the terms hereof or any of the other Loan Documents, in each case as amended effective as of the Closing Date by the applicable Consolidated Amendment and as otherwise heretofore or hereafter modified, amended or supplemented from time to time.

          "Security   Instruments"   means,    collectively,   the
	Pledge Agreements,  the Security Agreements, the Mortgages,  the
	Cash Collateral  Agreement,  the   Lock   Box   Agreements,  the
	Facility Guaranties, the Consolidated Amendments, the Deposit Account Agreements, the LC Account Agreement, the Third Amendment to Mortgage and all other agreements (including control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which any Borrower or any Guarantor shall grant or convey to the US Agent, the Lenders, the Canadian Agent, the US Collateral Agent or the Canadian Collateral Trustee a Lien in, or any other Person shall acknowledge any such Lien in, property as security for all or any portion of the Obligations or any other obligation under any Loan Document, including without limitation each of the deed of hypothec and issue of bonds granted by Consoltex in favor of the Canadian Collateral Trustee, each of the bonds issued or to be issued from time to time by Consoltex in favor of each of the Lenders or the Canadian Collateral Trustee, each of the pledge of bond agreement granted or to be granted from time to time by Consoltex in favor of each of the Lenders or the Canadian Collateral Trustee, each security under Section 427 of the Bank Act granted by Consoltex in favor of the Lenders under the Canadian Facilities which are banks governed by the Bank Act, the conditional trademark license agreements by Consoltex in favor of the Canadian Collateral Trustee and the special power of attorney with respect to intellectual property by Consoltex in favor of the Canadian Collateral Trustee, as any of them may be amended, modified or supplemented from time to time.

          "Segment" means, as the context may require, (i) a portion of the principal amount outstanding under any Term Loan Facility
	(or all thereof) in the same currency with respect to which a particular interest rate is (or is proposed to be) applicable or (ii) a portion of the principal amount outstanding under any Canadian Facility which is utilized by way of Bankers' Acceptances.

          "Selling Lender" has the meaning given such term in SECTION
	4.12.

          "Solvent" means, when used with respect to any Person, that at the time of determination:

               (a) the fair value of its assets (both at fair valuation
		and at present fair saleable value on an orderly basis)is in excess of the total amount of its liabilities, including Contingent Obligations; and

               (b) it is then  able and expects to be able to pay its
		debts as they mature; and

               (c) it has capital  sufficient  to  carry on its
		business as conducted and as proposed to be conducted.

          "Spot Rate of Exchange" means (i) in determining the Dollar Equivalent Amount of a Canadian Dollar amount as of any date, the spot exchange rate determined by the Canadian Agent in accordance with its usual procedures for the purchase by the Canadian Agent of Dollars with Canadian Dollars at approximately 10:00 A.M. on the Business Day that is two (2) Business Days prior to such date, and (ii) in determining the Canadian Dollar Equivalent Amount of a specified Dollar amount on any date, the spot exchange rate determined by the Canadian Agent in accordance with its usual procedures for the purchase by the Canadian Agent of Canadian Dollars with Dollars at approximately 10:00 A.M. on the Business Day that is two Business Days prior to such date.

          "Stated Termination Date" means December 31, 2001.

          "Statutory Borrowing  Base Permitted Liens" means those
	Liens set forth in SECTIONS 10.4(B), (C), (D) AND (L).

          "Statutory Permitted Liens" means those Liens set forth in SECTIONS 10.4 (E), (F), (H), (J), (O) AND (Q), together with all Statutory Borrowing Base Permitted Liens.

          "Subordinated Debt" means (i) all Obligations (as defined as of the Closing Date in the Subordinated Indenture) with respect to the Subordinated Notes and (ii) all obligations of any Borrower or any Subsidiary with respect to the Les Gantiers Debenture or the PIK Notes.

          "Subordinated Indenture" means that certain Indenture dated as of September 30, 1993 among Consoltex USA, Consoltex, Balson-Hercules, LINQ and First Trust National Association, as Trustee, as amended from time to time in accordance with its terms.

          "Subordinated Notes" has the meaning given the term "Notes" as of the Closing Date in the Subordinated Indenture.

          "Subsidiary"   means  (i)  any  subsidiary  (within  the
	meaning ascribed to it as of the date hereof in the CANADA BUSINESS CORPORATIONS ACT) of any Borrower or any one or more of any Borrower's Subsidiaries, (ii) any corporation or other entity in which more than 50% of its outstanding voting stock or more than 50% of all equity interests is owned directly or indirectly by any Borrower or by one or more of any Borrower's Subsidiaries and (iii) any partnership or limited partnership of which more than 50% of the outstanding units or interests are owned directly or indirectly by any Borrower or by one or more of any Borrower's Subsidiaries.

          "Subsidiary Securities" means the shares of capital stock or the other equity interests issued by or equity participations in any Subsidiary, whether or not constituting a "security" under Article 8 of the Uniform Commercial Code as in effect in any jurisdiction.

          "Swap Agreement" means one or more agreements between any Borrower and any Person with respect to Indebtedness evidenced by any or all of the Notes, on terms mutually acceptable to such Borrower and such Person and approved by the Required Lenders, which agreements create Rate Hedging Obligations; provided, however, that no such approval of the Required Lenders shall be required to the extent such agreements are entered into between any Borrower and any Lender or any affiliate of any Lender.

          "Synthetic Lease Obligations" means all monetary obligations of a lessee under any tax retention or other synthetic leases which is treated as an operating lease under GAAP but the liabilities under which are or would be characterized as indebtedness of such Person for tax purposes or upon the insolvency of such Person. The amount of Synthetic Lease Obligations in respect of any synthetic lease at any date of determination thereof shall be equal to the aggregate purchase price of any property subject to such lease less the aggregate amount of payments of rent theretofore made which reduce the lessee's obligations under such synthetic lease and which are not the financial equivalent of interest.

          "Term Loan" means, collectively or individually as the context may require, the Canadian Term Loan and the US Term Loan.

          "Term Loan Commitment" means, collectively or individually as the context may require, each of the Canadian Term Loan Commitments and the US Term Loan Commitments.

          "Term Loan Facility" means, collectively or individually as the context may require, each of the Canadian Term Loan Facility and the US Term Loan Facility.

          "Term Loan Facility Lender" means any one or more of the Canadian Term Loan Facility Lenders and the US Term Loan Facility Lenders.

          "Term Loan Maturity Date" means December 31, 2001.

          "Term Loan Outstandings" means, individually or collectively as the context may require, the Canadian Term Loan Outstandings and the US Term Loan Outstandings.

          "Term Loan Termination Date" means the earliest of (i) the Term Loan Maturity Date or (ii) such date of termination of Lenders' obligations pursuant to SECTION 11.1 upon the occurrence of an Event of Default, or (iii) such date as the Borrower may voluntarily and permanently terminate both (but not only one) of the Term Loan Facilities by payment in full of all Obligations incurred in connection with the Term Loan.

          "Term Notes" means, collectively, the promissory notes of the applicable Facility Borrowers evidencing the US Term Loan executed and delivered to the US Term Loan Facility Lenders as provided in SECTION 2.4 substantially in the form of EXHIBIT G-2 with appropriate insertions as to amounts, dates and names of applicable Lenders, amending and restating the promissory notes most recently issued by the Facility Borrowers under the US Term Loan Facility pursuant to the Existing Credit Agreement or the Original Credit Agreement, as applicable.

          "Termination Event" means: (i) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder (unless the notice requirement has been waived by applicable regulation); or(ii) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4062(e) of ERISA; or
	(iii) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; or (iv)the institution of proceedings to terminate a Pension Plan by the PBGC; or (v) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (vi) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan; or (vii) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA; or
	(viii) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Section 4241 or Section 4245 of ERISA, respectively; or
	(ix) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA; or (x) any event or condition with respect to any Employee Benefit Plan which is regulated by any Foreign Benefit Law that results in the termination of such Employee Benefit Plan or the revocation of such Employee Benefit Plan's authority to operate under the applicable Foreign Benefit Law.

          "Textile Companies" means Consoltex, Balson-Hercules, Royalton and Vestco.

          "Third Amendment to Mortgage"  means that certain Third
	Amendment to Mortgage with respect to the Mortgage and the Mortgaged Property in the form attached hereto as EXHIBIT H.

          "Third Party Mexican Accounts Payable" means, as of any date of measurement thereof, those accounts payable of Consoltex Mexico and each of the Mexican Companies (other than Rafytica) arising in the ordinary course of business and owing to trade creditors other than any Person that is a Borrower or a Guarantor.

          "Total Commitment" means (i) with respect to the Canadian Revolving Credit Facility, an aggregate principal amount equal to $18,992,327.12 as reduced from time to time in accordance with
	SECTION 2.2(E),(ii)with respect to the Canadian Term Loan Facility, an aggregate principal amount equal to $ 21,051,470.60, (iii) with respect to the US Revolving Credit Facility an aggregate principal amount equal to $38,507,672.88, as reduced from time to time in accordance with SECTION 2.2(E), and (iv) with respect to the US Term Loan Facility an aggregate principal amount equal to $38,198,529.40.

          "Total Canadian Letter of Credit Commitment" means an amount not to exceed $7,500,000.

          "Total US Letter of Credit Commitment" means an amount not to exceed $7,500,000.

      "Type" shall mean any type of Loan (i.e., a Bankers' Acceptance
     	(including a Bankers' Acceptance Segment), a Base Rate Loan or a Eurodollar Rate Loan).

          "US Agent" has the meaning given such term in the preamble hereto.

          "US Borrower" means any Borrower that is formed under the laws of the United States or any political subdivision thereof.

          "US Collateral Agent" means Bank of America, N.A., successor in interest to NationsBank, National Association, or any successor thereto, as collateral agent pursuant to the Security Instruments and the US Agent acting in such capacity.

          "US Facilities Lenders" means, collectively, each of the US Revolving Credit Facility Lenders and the US Term Loan Facility Lenders.

          "US Facility" means, one or the other of the US Term Loan Facility and the US Revolving Credit Facility.

          "US Guarantor" means any Guarantor that is formed under the laws of the United States or any political subdivision thereof.

          "US Issuing Bank" means initially Bank of America and thereafter any US Revolving Credit Facility Lender which is the successor to Bank of America as issuer of US Letters of Credit under ARTICLE III.

          "US Letter of Credit" means a standby or commercial letter of credit issued under the US Revolving Credit Facility by the US Issuing Bank for the account of an applicable Facility Borrower in favor of a Person advancing credit to or securing an obligation on behalf of such Facility Borrower.

          "US Letter of Credit Facility" means the facility described in ARTICLE III hereof providing for the issuance by the US Issuing Bank for the account of the applicable Facility Borrowers of US Letters of Credit in an aggregate stated amount at any time outstanding not exceeding $7,500,000.

          "US Letter of Credit Outstandings" means, as of any date of determination, the aggregate amount available to be drawn under all US Letters of Credit plus Reimbursement Obligations then outstanding.

          "US Revolving Credit Commitment" means, with respect to each Lender under the US Revolving Credit Facility, the obligation of such Lender to make US Revolving Credit Loans to the applicable Borrowers up to an aggregate principal amount at any one time outstanding equal to such Lender's Applicable Commitment Percentage of the Total Commitment applicable to the US Revolving Credit Facility.

          "US Revolving Credit Facility" means the facility described in ARTICLE II hereof providing for Advances in Dollars in favor or at the request of an applicable Facility Borrower (subject to the Mexican Borrowing Limit) in an aggregate principal amount at any time outstanding not exceeding the Total Commitment applicable to such Facility at such time.

          "US Revolving Credit Facility Lenders" means, collectively, each Lender identified as such on EXHIBIT A hereto as being a Lender having a Commitment under the US Revolving Credit Facility and each other financial institution that is an assignee thereof and executes and delivers an Assignment and Acceptance pursuant to SECTION 13.1 in which such institution acquires a Commitment under such Facility.

          "US Revolving Credit Loan" means any Loan, including without limitation any Base Rate Refunding Loan, under the US Revolving Credit Facility made in accordance with ARTICLE II to any Facility Borrower thereunder (subject to the Mexican Borrowing Limit).

          "US Revolving Credit Outstandings" means, as of any date of determination, the aggregate principal amount of all US Revolving Credit Loans then outstanding.

          "US Term Loan" means, collectively, (i) the Advances previously made pursuant to the US Term Loan Facility under the Existing Credit Agreement, as restructured hereby, to the applicable Facility Borrowers (subject to the Mexican Borrowing Limit) in Dollars, and (ii) the Advance to be made on the Closing Date pursuant to the US Term Loan Facility in accordance with
	ARTICLE II to the applicable Facility Borrower in Dollars.

          "US Term Loan Commitment" means, with respect to each US Term Loan Facility Lender, the obligation of such Lender to make on, or to have made by, the Advance under the US Term Loan Facility to the applicable Borrowers in a principal amount equal to such Lender's Applicable Commitment Percentage of the Total Commitment applicable to the US Term Loan, as set forth on EXHIBIT A.

          "US Term Loan Facility" means the facility described in
	ARTICLE II providing for Advances (including previous advances under the Existing Credit Agreement, as restructured hereby) in Dollars in favor of the Facility Borrowers (subject to the Mexican Borrowing Limit) in the aggregate principal amount of the Total Commitment applicable to such Facility on the Closing Date.

          "US Term Loan Facility Lenders"  means, collectively, each
	Lender identified as such on EXHIBIT A hereto as being a Lender having a Commitment under the US Term Loan Facility and each other financial institution that is an assignee thereof and executes and delivers an Assignment and Acceptance pursuant to SECTION 13.1 in which such institution acquires a Commitment under such Facility.

          "US Term Loan Outstandings" means, as of any date of determination, the aggregate principal amount of all US Term Loans then outstanding.

          "Vera Pak" has the meaning given thereto in the preamble thereof.

          "Vestco" has the meaning given thereto in the preamble hereof.

          "Voting Securities" means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

          "Waiver   of  Lien  Rights"  means  any  Waiver  of  Lien
	Rights substantially in the form of EXHIBIT K hereto delivered by a landlord to the Agents with respect to any property leased by any Borrower or any Subsidiary.

          "Walpole" means Walpole Inc.,   a  New  Jersey corporation,
	which has previously been merged into LINQ.

     	1.3  RULES OF INTERPRETATION.

          (a) All accounting terms not specifically defined herein shall have the meanings assigned to such terms and shall be interpreted in accordance with GAAP applied on a Consistent Basis.

          (b) Each term defined in Article 1, 8 or 9 of the New York Uniform Commercial Code shall have the meaning given therein unless otherwise defined herein, except to the extent that the Uniform Commercial Code or the equivalent thereto of another jurisdiction or the Civil Code of Quebec (the "Alternate Code") is expressly stated as controlling in respect of attachment, perfection, priority or enforcement, in which case such terms shall have the meaning given in the Alternate Code.

          (c) The headings, subheadings and table of contents used herein or in any other Loan Document are solely for convenience of reference and shall not constitute a part of any such document or affect the meaning, construction or effect of any provision thereof.

          (d) Except as otherwise expressly provided, references in any Loan Document to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules are references to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules in or to such Loan Document.

          (e) All definitions set forth herein or in any other Loan Document shall apply to the singular as well as the plural form of such defined term, and all references to the masculine gender shall include reference to the feminine or neuter gender, and vice versa, as the context may require.

          (f) When used herein or in any other Loan Document, words such as "hereunder," "hereto," "hereof" and "herein" and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof.

          (g) References to "including" means including without limiting the generality of any description preceding such term, and such term shall not limit a general statement to matters similar to those specifically mentioned.

          (h) Except as otherwise expressly provided, all dates and times of day specified herein shall refer to such dates and times at Montreal, Canada and Charlotte, North Carolina, as applicable.

          (i) Whenever interest rates or fees are established in whole or in part by reference to a numerical percentage expressed as "___%," such arithmetic expression shall be interpreted in accordance with the convention that 1% = 100 basis points.

          (j) Each of the parties to the Loan Documents and their counsel have reviewed and revised, or requested (or had the opportunity to request) revisions to, the Loan Documents, and any rule of construction that ambiguities are to be resolved against the drafting party shall be inapplicable in the construing and interpretation of the Loan Documents and all exhibits, schedules and appendices thereto.

          (k) Any reference to an officer of the Borrower or any other Person by reference to the title of such officer shall be deemed to refer to each other officer of such Person, however titled, exercising the same or substantially similar functions.

          (l) All references to any agreement or document as amended, modified or supplemented, or words of similar effect, shall mean such document or agreement, as the case may be, as amended, modified or supplemented from time to time only as and to the extent permitted therein and in the Loan Documents.

          (m) For all purposes of this Agreement (but not for purposes of the preparation of any financial statements delivered pursuant hereto), the equivalent in Canadian Dollars of an amount in Dollars, and the equivalent in Dollars of an amount in Canadian Dollars, shall be determined as set forth in the definitions of Dollar Equivalent Amount and Canadian Dollar Equivalent Amount, as applicable.

                                ARTICLE II

                           The Credit Facilities

     	2.1  TERM LOAN.

          (a)  FUNDING.   Subject  to  the terms  and  conditions  of
	this Agreement, (i) GMAC agrees to make an Advance of its US Term Loan Commitment in Dollars to the US Agent on the Closing Date, (ii) to the extent outstanding as term loans under the Existing Credit Facility, such outstandings shall be deemed to be converted to Outstandings under the US Term Loan (subject to the Mexican Borrowing Limit) and the Canadian Term Loan, as applicable, such that after the application of clauses (i) and
	(ii) hereof, the Dollar Equivalent Amounts of the Outstandings under the US Term Loan and the Canadian Term Loan shall equal the US Term Loan Commitments and Canadian Term Loan Commitments of each Lender as set forth in SECTION 1.1(D). The principal amount of each Segment of each Term Loan outstanding hereunder from time to time shall bear interest and the Term Loans shall be repayable as herein provided. No amount of the Term Loans repaid or prepaid by any Borrower may be reborrowed hereunder, and no subsequent Advances of Term Loan amounts shall be made by any Lender after the Advance provided for in this
	SECTION 2.1(A).

          (b) ACKNOWLEDGEMENT OF PRIOR  TERM  LOAN  ADVANCES  AND MAKING
	OF GMAC US TERM LOAN ADVANCE. (i) On the Original Closing Date, each Term Loan Facility Lender party to the Original Credit Agreement made the Advance of the applicable Term Loan to be made by it on such day available by wire transfer to the Relevant Agent or, in the case of the Canadian Term Loan Facility, accepted Banker's Acceptances requested from it to be accepted, in the amount not exceeding in the aggregate its Term Loan Commitment with respect to the Canadian Term Loan Facility or the US Term
	Loan Facility in effect at such time, as the case may be. Such wire transfers were directed to the Relevant Agent at the Principal Office and were in the form of immediately available, freely transferable Canadian Dollars or Dollars, as requested by the Facility Borrowers under the Canadian Term Loan
     	Facility, or Dollars with respect to the US Term Loan. Each Facility Borrower with respect to the Canadian Term Loan Facility and the US Term Loan Facility hereby acknowledges to and agrees with each Lender and the Relevant Agent that the amount so received by the Relevant Agent was, subject to the terms and conditions set forth in the Original Credit Agreement, made available to the applicable Facility Borrowers under the applicable Term Loan Facility (subject to the Mexican Borrowing Limit then in effect) by delivery of the proceeds thereof on the same date and in immediately available funds to the applicable Borrowers' Canadian Account or applicable Borrowers' US Account, as the case may be, or otherwise as directed by an Authorized Representative and reasonably acceptable to the Relevant Agent.

          (ii) On the closing date of the Existing Credit Agreement, each Term Loan Facility Lender party to the Existing Credit Agreement made the Advance of the Existing Term B Loan Facility to be made by it on such day available by wire transfer to the Relevant Agent in the amount not exceeding in the aggregate its commitment with respect to the Existing Term B Loan Facility in effect at such time. Such wire transfers were directed to the Relevant Agent at the Principal Office and were in the form
	of immediately available, freely transferable Dollars. Each Facility Borrower with respect to the Canadian Term Loan Facility and the US Term Loan Facility hereby acknowledges to and agrees with each Lender and the Relevant Agent that the amount so received by the Relevant Agent was, subject to the terms and conditions set forth in the Existing Credit Agreement, made available to the applicable Facility Borrowers under the Existing Term B Loan Facility by delivery of the proceeds thereof on the same date and in immediately available funds to the applicable
	Borrowers'  US  Account, or   otherwise   as  directed  by  an
	Authorized Representative and reasonably acceptable to the Relevant Agent.

          (iii) Not later than 1:00 P.M., on the Closing Date, GMAC shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Advance of the US Term Loan to be made by it on such day available by wire transfer to the US Agent in the amount of its US Term Loan Commitment. Such wire transfer shall be directed to the US Agent at its Principal Office and shall be in the form of immediately available, freely transferable Dollars. The amount so received by the US Agent shall, subject to the terms and conditions of this Agreement, be made available to LINQ by delivery of the proceeds thereof to the applicable Borrowers' US Account or otherwise as shall be directed by the Authorized Representative and reasonably acceptable to the US Agent.

          (c) PAYMENT OF PRINCIPAL.  The principal amount of the Term
	Loans shall be repaid in five (5) consecutive quarterly installments  on the
     	dates and in the amounts set forth below for each Term Loan (as
	any of such  amounts  may have been reduced at or prior to such
	time pursuant to SECTIONS 2.1(D) AND 2.1(E)):

 QUARTER      PRINCIPAL DUE                       BALANCE
  ENDED
 CANADIAN TERM LOAN  US TERM LOAN  CANADIAN TERM US TERM
                                       LOAN          LOAN
Closing                             $21,051,470.60 $38,198,529.40
Date
December  $621,773.40 $1,128,226.60 $20,429,697.20 $37,070,302.80
31, 2000
March 31, $621,773.40 $1,128,226.60 $19,807,923.80 $35,942,076.20
2001
June 30,  $621,773.40 $1,128,226.60 $19,186,150.40 $34,813,849.60
2001
September $621,773.40 $1,128,226.60 $18,564,377.00 $33,685,623.00
30, 2001
December  All remaining         All remaining  $0.00      $0.00
31, 2001  principal outstanding   principal
                                outstanding

     	PROVIDED, HOWEVER,  that  the entire amount of Term Loan
	Outstandings shall be due and payable in full on the Term Loan Termination Date together with interest accrued thereon to such date.

          (d) OPTIONAL PREPAYMENTS.   Prepayments  may be made on each
	Term Loan (including with respect to the face amount of Bankers' Acceptances), PROVIDED they be made for pro rata amounts and at the same time for each Term Loan, in whole or in part from time to time on any Business Day, without penalty or premium, upon at least three (3)Business Days' telephonic notice from an Authorized Representative (effective upon receipt) to each of the Agents prior to 10:30 A.M. (Charlotte, NC time), which
	notice shall be irrevocable.  The Authorized   Representative
	shall   provide   each   Agent   written confirmation  of  each
	such telephonic notice but failure to provide such confirmation shall not affect the validity of such telephonic notice. Any prepayment, whether of a Base Rate Segment, a Bankers' Acceptance Segment or a Eurodollar Rate Segment, shall be made at a prepayment price equal to (i) the amount of principal to be prepaid, plus (ii) all accrued and unpaid interest on the amount so prepaid, to the date of prepayment.
	All prepayments under this SECTION 2.1(D) shall be made in the minimum principal amount of $500,000 (or, as to segments in Canadian Dollars, the Canadian Dollar Equivalent Amount of Canadian Dollars) or any integral multiple of $100,000 (or, as to segments in Canadian Dollars, the Canadian Dollar Equivalent Amount of Canadian Dollars) in excess thereof (or in the entire remaining principal balance of the Term Loan), and all such prepayments of principal shall be made by the Facility Borrowers such that they may be applied pro rata to the Canadian Term Loan and the US Term Loan, and such prepayments in all cases shall be applied to installments of principal under each Term Loan in inverse order of their maturities.

          (e) MANDATORY PREPAYMENTS.   In addition to the required
	payments of principal of the Term Loan set forth in SECTION 2.1(C) and any optional payments of principal of the Term Loan effected under SECTION 2.1(D), the following required prepayments (to be applied in ratable amounts to reduce the Canadian Term Loan and the US Term Loan) of the Term Loans, each such payment to be made to the Relevant Agent for the benefit of the applicable
	Term Loan Facility Lenders, shall be made within the time period specified below:

               (i) a prepayment shall be  made  from  the  cash proceeds
		of each private and public offering not prohibited by the terms hereof of equity securities of any Borrower or any Subsidiary (other than cash proceeds from the AIP Investment, any Additional Equity Investment and any Management Investment) in an amount equal to one hundred percent (100%) of the Net Proceeds of each such issuance of equity securities of any Borrower or any Subsidiary (including without limitation any security not constituting Indebtedness exchangeable, exercisable or convertible for or into equity securities);

               (ii) a prepayment  shall  be  made from the proceeds of
		each Asset Disposition in an amount equal to one hundred percent(100%)of the Net Proceeds of such Asset Disposition.

          Each prepayment will  be  made  within  ten (10) Business
	Days of receipt of such proceeds, and in each case upon not less than five (5) Business Days' irrevocable written notice to the Agents, which notice shall include a certificate of an Authorized Representative setting forth in reasonable detail the calculations utilized in computing the amount of such prepayment. All mandatory prepayments made pursuant to SECTIONS 2.1(E)(I) shall be applied pro rata to the Canadian Term Loan and the US Term Loan, and shall be applied to remaining installments of principal under each Term Loan in inverse order of their maturities, and in the event that all Term Loans have been paid in full, shall thereafter be applied to repay the Canadian Revolving Credit Facility and the US Revolving Credit Facility pro rata, and to permanently reduce the Revolving Credit Commitments pro rata in an amount equal to such repayment. All mandatory prepayments made pursuant to SECTION 2.1(E)(II) shall be applied (x) first, to the extent the asset so disposed of constituted part of the Borrowing Base prior to its disposition, to the extent of its value in the Borrowing Base (after application of the applicable advance rate to such asset under the definition of "Borrowing Base"), to repay the Canadian Revolving Credit Facility and the US Revolving Credit Facility pro rata, and to permanently reduce the Revolving Credit Commitments pro rata in an amount equal to such repayment, (y) second, pro rata to the Canadian
	Term Loan and the US Term Loan to reduce the remaining installments of principal under each Term Loan in inverse order of their maturities, and (z) third, in the event that the Term Loans have been paid in full, thereafter to repay the Canadian Revolving Credit Facility and the US Revolving Credit Facility pro rata, and to permanently reduce the Revolving Credit Commitments pro rata in an amount equal to such repayment.

     	2.2  REVOLVING LOANS.

          (a) COMMITMENT. Subject to the terms and conditions of this Agreement, (i) each US Revolving Credit Facility Lender severally agrees to make Advances in Dollars to any one or more of the Facility Borrowers under the US Revolving Credit Facility (subject to the Mexican Borrowing Limit) on a pro rata basis as to each US Revolving Credit Loan requested by such Facility Borrowers on any day determined by such Lender's Applicable Commitment Percentage with respect to the US Revolving Credit Facility up to but not exceeding the US Revolving Credit Commitment of such Lender, and (ii) each Canadian Revolving Credit Facility Lender severally agrees to make Advances and accept Bankers' Acceptances in Dollars or in the Canadian Dollar Equivalent Amount of Canadian Dollars (as selected by the applicable Facility Borrower) to any one or more of the Facility Borrowers under the Canadian Revolving Credit Facility on a pro rata basis as to each Canadian Revolving Credit Loan requested by such Facility Borrowers on any day determined by such Lender's Applicable Commitment Percentage with respect to the Canadian Revolving Credit Facility up to but not exceeding the Dollar Equivalent Amount equal to the Canadian Revolving Credit
	Commitment of such Lender; PROVIDED, HOWEVER, that the Lenders will not be required and shall have no obligation to make any such Advance (A) so long as a Default or an Event of Default has occurred and is continuing or (B) if the Agent has accelerated the maturity of any of the Notes as a result of an Event of Default; PROVIDED FURTHER, HOWEVER, that immediately after giving effect to each such Advance, the provisions of
	SECTION 2.2(B)(I), (II) and (III) are not violated. Within such limits (and the Mexican Borrowing Limit) and subject to the other terms and conditions of this Agreement, the Facility Borrowers under the Revolving Credit Facilities and under the Canadian Swing Line Facility may borrow and (under the Canadian Revolving Credit Facility only) issue
	Bankers' Acceptances, repay and reborrow under the Revolving Credit Facilities and under the Canadian Swing Line Facility on a Business Day from the Original Closing Date until, but (as to borrowings, reborrowings or the issuance of Bankers' Acceptances) not including, the Revolving Credit Termination Date. Bankers' Acceptances are not available, and shall not be issued or accepted under, the US Revolving Credit Facility.

          (b) AMOUNTS. Except as otherwise permitted by all of the Lenders from time to time, (i) the amount of US Revolving Credit Outstandings plus US Letter of Credit Outstandings shall not exceed at any time the Total Commitment under the US Revolving Credit Facility at such time,(ii) the Dollar Equivalent Amount of Canadian Revolving Credit Outstandings plus Canadian Letter of Credit Outstandings plus Canadian Swing Line Loan Outstandings at any time shall not exceed the Dollar Equivalent Amount of the Total Commitment under the Canadian Revolving Credit Facility at such time, and (iii) the Dollar Equivalent Amount of all Outstandings under the Revolving Credit Facilities, the Letter of Credit Facilities and the Canadian Swing Line Facility shall not at any time exceed the SUM of the Borrowing Base as calculated in Dollars at such time. In the event any of clauses (i), (ii) or (iii) above are violated at any time, such payments and prepayments as shall be necessary to comply with each such subsection shall be made immediately, and in the case of a violation of clause (iii) shall be made pro rata between the Canadian Revolving Credit Facility and the US Revolving Credit Facility. Each Advance under the Revolving Credi Facilities, other than Base Rate Refunding Loans and Bankers' Acceptances, shall be in an amount of at least $100,000
	(or the Canadian Dollar Equivalent Amount thereof in Canadian Dollars), and, if greater than $100,000, an integral multiple of $100,000 (or the Canadian Dollar Equivalent Amount thereof in Canadian Dollars).

          (c) ADVANCES.

               (i) An Authorized Representative shall give the Agent
		(1) at least three (3) Business Days' irrevocable telephonic notice of each Eurodollar Rate Loan (whether representing an additional borrowing or the Continuation of a borrowing hereunder or the Conversion of a borrowing hereunder from a Base Rate Loan to a Eurodollar Rate
		Loan)prior to 11:00 A.M.,(2)at least two (2) Business Days' irrevocable telephonic notice of each Bankers' Acceptance under the Canadian Revolving Credit Facility (whether representing an additional borrowing or the Continuation of a borrowing hereunder or the Conversion of a borrowing hereunder from a Base Rate Loan or a Eurodollar Rate Loan to a Bankers' Acceptance) prior to 11:00 A.M. and (3) irrevocable telephonic notice of each Base Rate Loan (other than Base Rate Refunding Loans to the extent the same are effected without notice pursuant to SECTION 2.2(C)(III) and whether representing an additiona borrowing hereunder or the Conversion of borrowing hereunder from Eurodollar
		Rate Loans or Bankers' Acceptances to Base Rate Loans) prior to 11:00 A.M. on the day of such proposed Revolving Loan. Each such notice shall be effective upon receipt by the Relevant Agent, shall specify the Facility Borrower, the amount of the borrowing, the type of Revolving Loan (Dollars or, in the case of the Canadian Revolving Credit Facility only, Canadian Dollars; Base Rate, Eurodollar
		Rate or, in the case of the Canadian Revolving Credit Facility only, Bankers' Acceptances), the date of borrowing and, if a Eurodollar Rate Loan or a Bankers' Acceptance, the Interest Period to be used in the computation of interest. The Authorized Representative shall provide the Agent written confirmation of each such telephonic notice in the form of a Borrowing Notice or Interest Rate Selection Notice (as applicable) with appropriate insertions but failure to provide such confirmation shall not affect the validity of such telephonic notice. Notice of receipt of such Borrowing Notice or Interest Rate Selection Notice, as the case may be, together with the amount of each Revolving Credit Facility Lender's portion of an Advance requested thereunder, shall be provided by the Relevant Agent to each such Revolving Credit Facility Lender by telefacsimile transmission with reasonable promptness, but (provided the Relevant Agent shall have received such notice by 11:00 A.M.) not later than 1:00 P.M. on the same day as the Agent's receipt of such notice.

               (ii) Not later than 2:00 P.M. on the date specified for
		each borrowing under this SECTION 2.2, each applicable Revolving Credit Facility Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Advance or Advances to be made by it on such day available by wire transfer to the Relevant Agent in the amount of its pro rata share, determined according to such Revolving Credit Facility Lender's Applicable Commitment Percentage of the Revolving Loan or Revolving Loans to be made on such day. Such wire transfer shall be directed to the Relevant Agent at its Principal Office and shall be in the form of Dollars or, solely with respect to the Canadian Revolving Credit Facility and as selected by the applicable Facility Borrower, the Canadian Dollar Equivalent Amount of Canadian Dollars, in each case constituting immediately available funds. The amount so received by the Relevant Agent shall, subject to the terms and conditions of this Agreement, be made available to the appropriate Facility Borrower by delivery of the proceeds thereof to the applicable Borrowers' US Account or Borrowers' Canadian Account, as the case may be, or otherwise as shall be directed in the applicable
		Borrowing Notice by the Authorized Representative and reasonably acceptable to the Relevant Agent; PROVIDED, that if any Lender accepts Bankers' Acceptances, SECTION 4.1(C) shall apply.

               (iii) Notwithstanding the foregoing,  if  a  drawing is
		made under  any  Letter of Credit, such drawing is honored
		by either Issuing Bank, and the applicable Borrower shall not immediately fully reimburse the applicable Issuing
		Bank  in respect of such drawing from other funds available
		to such Borrower, (A) provided that the conditions to making
		a Revolving Credit  Loan  as herein provided  shall  then
		be satisfied, the Reimbursement Obligation arising from such drawing shall be paid to the applicable Issuing Bank by the Relevant Agent without the requirement of notice to or
		from, or any other action of, the applicable Facility Borrower or any other Borrower, from immediately available funds which shall be advanced as a Base Rate Refunding Loan to
		the Relevant Agent at its Principal Office by each Canadian Revolving Credit Facility Lender under the Canadian Revolving Credit Facility or by each US Revolving Credit Facility
		Lender under the US Revolving Credit Facility, as the case
		may be, in an amount equal to its Applicable Commitment Percentage of the Dollars Equivalent Amount of such Reimbursement Obligation, and (B) if the conditions to
		making  a Revolving Loan as herein provided shall not then
		be satisfied, each Canadian Revolving Credit Facility Lender under the Canadian Revolving Credit Facility or each
		US Revolving  Credit  Facility  Lender under the US
		Revolving Credit Facility, as the case may be, shall fund by payment to the Relevant Agent (for the benefit of the applicable Issuing Bank) at its Principal Office in immediately available funds the purchase from the applicable Issuing Bank of their respective Participations in the Dollar Equivalent Amount of the related
    		Reimbursement Obligation based on their respective Applicable Commitment Percentages of the Total Letter of Credit Commitment. If a drawing is presented under
		any Letter of Credit in accordance with the terms thereof and the applicable Facility Borrower shall not immediately reimburse the relevant Issuing Bank in respect thereof, then notice of such drawing or payment
          	shall be provided  promptly  by  the relevant Issuing Bank
		to the Relevant Agent and the Relevant Agent shall provide notice to each Canadian Revolving Credit Facility Lender or each US Revolving Credit Facility Lender, as the case may be, by telephone or telefacsimile transmission. If notice to such Lenders of a drawing under any Letter of Credit is given by the Relevant Agent at or before 12:00 noon on any Business Day, each Canadian Revolving Credit Facility Lender or each US Revolving Credit Facility Lender,
		as the case may  be,  shall either make a Base   Rate
		Refunding Loan or fund the purchase of its Participation as specified above in the amount of such Lender's Applicable Commitment Percentage of such drawing or payment and shall pay such amount to the Relevant Agent for the account of the applicable Issuing Bank at its Principal Office in Dollars and in immediately available funds before 2:30 P.M.
		on the same Business Day. If such notice to the Canadian Revolving Credit Facility Lender or US Revolving Credit Facility Lender, as the case may be, is given by the Relevant Agent after 12:00 noon on any Business Day, each such Lender shall either make such Base Rate Refunding Loan or fund such purchase before 12:00 noon on the next following
		Business Day.

(d) REPAYMENT OF REVOLVING  LOANS.   The principal amount of
each Revolving Credit Loan (including each Base  Rate Refunding
Loan) shall be due and payable to the Relevant Agentfor the benefit of each Canadian Revolving Credit Facility Lender or US Revolving
Credit Facility Lender, as the case may be, in full on the Revolving Credit Termination Date, or earlier as specifically provided herein. The principal amount of any Revolving Credit Loan may be prepaid in whole or in part on any Business Day, upon (A) at least three
(3) Business Days' irrevocable telephonic notice in the case of each Revolving Credit Loan that is a Eurodollar Rate Loan or, in the case of the Canadian Revolving Credit Facility only, a Bankers' Acceptance from an Authorized Representative (effective upon receipt) to the Relevant Agent prior to 11:00 A.M. and (B) irrevocable telephonic notice in the case of each Revolving Credit Loan that is a Base Rate Loan (including a Base Rate Refunding Loan) from an Authorized Representative(effective upon receipt) to the Relevant Agent prior to 11:00 A.M. on the  day  of  such proposed repayment.  The
Authorized Representative shall provide the Relevant Agent written confirmation of each such telephonic notice but failure to provide such confirmation shall not effect the validity of such telephonic notice. All prepayments of Revolving Credit Loans made by the applicable Facility Borrower shall be in the minimum amount of
$100,000 (or the Canadian Dollar Equivalent Amount thereof in Canadian Dollars) or such greater amount which is an integral multiple of $100,000 (or the Canadian Dollar Equivalent Amount thereof in Canadian Dollars), or the amount equal to all Revolving Credit Outstandings, or such other amount as necessary to comply
with SECTION 2.2(B).   All  receipts  and  deposits received
from any Lock Box shall be deposited in the applicable Lock Box
Account on a daily basis in accordance with SECTION 9.20. All amounts deposited in the applicable Lock Box Account and constituting collected funds (in accordance with the applicable
Cash Collateral Agreement) shall be applied daily to repay the Canadian Revolving Credit Outstandings and the US Revolving
Credit Outstandings, as applicable, without regard to any minimum or integral payment provided in the immediately preceding sentence, at all times after (i) the Required Lenders shall so request (by notice to the Agents and the Borrowers), or (ii) any one or more Lenders shall so request (by notice to the Agents and the Borrowers) after the occurrence of an Event of Default that has not been cured prior to the giving of such notice by such Lender (but regardless of whether such Event of Default has been waived). Prepayments shall also be made as set forth in
SECTION 2.1(E).

          (e)  REDUCTIONS.   The  Facility  Borrowers  under the
	applicable Revolving Credit Facility shall have the right from
	time to time but not more frequently than once each calendar month, upon not less than five (5) Business Days' written notice to the Relevant Agent from the Chief Financial Officer of Consoltex Holdings, effective upon receipt, to reduce the Total Commitment of the Canadian Revolving Credit Facility and the US Revolving Credit Facility, without penalty or premium, and any such reduction shall only be made pro rata between the Canadian Revolving Credit Facility and the US Revolving Credit
     	Facility.   The  Relevant  Agent  shall  give  each  Revolving
	Credit Facility Lender, within one (1) Business Day of receipt of such notice, telefacsimile notice, or telephonic notice (confirmed in writing), of such reduction. Each such reduction shall be in the aggregate amount of $500,000 or such greater amount which is in an integral multiple of $100,000, or the entire remaining Total Commitment with respect to the Revolving Credit Facilities, and shall permanently reduce each of the applicable Total Commitments pro rata. Each reduction of the Total Commitment with respect to the Canadian Revolving Credit Facility and the US Revolving Credit Facility shall be accompanied by payment of (i) the Canadian Revolving Credit Loans or Canadian Swing Line Loans to the extent that, after giving effect to such reduction, the principal amount of Canadian Revolving Credit Outstandings plus Canadian Letter of Credit Outstandings plus Canadian Swing Line Loan Outstandings exceeds the Total Commitment with respect to the Canadian Revolving Credit Facility, and (ii) the US Revolving Credit Loans to the extent that, after giving effect to such reduction, the principal amount of US Revolving Credit Outstandings plus US Letter of Credit Outstandings exceeds the Total Commitment with respect to the US Revolving Credit Facility, in each case together with accrued and unpaid interest on the amounts prepaid. Reductions shall also be made in accordance with SECTION 2.1(E).

     2.3  USE OF PROCEEDS.  The proceeds of  the  Term  Loans and
Revolving Credit Loans shall be used by the Borrower exclusively for working capital, capital expenditures and other lawful corporate purposes.

     2.4  NOTES.

     (a) REVOLVING NOTES. Revolving Loans made by each US Revolving Credit Facility Lender shall be evidenced by the Revolving Note payable to the order of such US Revolving Credit Facility Lender in the respective amount of its US Revolving Credit Commitment, which Revolving Note shall be dated the Closing Date or a later date pursuant to an Assignment and Acceptance and shall be duly completed, executed and delivered by the Facility Borrowers under the US Revolving Credit Facility.

     (b) TERM NOTES. The portion of the US Term Loan made by each US Term Loan Facility Lender shall be evidenced by the Term Note payable to the order of such US Term Loan Facility Lender in the respective amount of its US Term Loan Commitment, which Term Notes shall be dated the Closing Date or a later date pursuant to an Assignment and Acceptance and shall be duly completed, executed and delivered by the Facility Borrowers under the US Term Loan.

     	2.5  CANADIAN SWING LINE.

          (a) Notwithstanding any other provision of this Agreement to the contrary, in order to administer the Canadian Revolving Credit Facility in an efficient manner, to facilitate the payment of checks in circulation issued by Facility Borrowers, and to minimize the transfer of funds between the Canadian Agent and the Canadian Revolving Credit Facility Lenders, the Canadian Swing Line Facility Lender shall make available Canadian Swing Line Loans to the Facility Borrowers under the Canadian Revolving Credit Facility prior to the Revolving Credit Termination Date. The Canadian Swing Line Facility Lender shall not be obligated to make any Canadian Swing Line Loan pursuant hereto (i) if the Canadian Swing Line Facility Lender has actual knowledge that the applicable Facility Borrower is not in compliance with all the conditions to the making of Canadian Revolving Credit Loans set forth in this Agreement, (ii) if after giving effect to such Canadian Swing Line Loan, the Canadian Swing Line Loan Outstandings exceed $4,000,000 (or the Dollar Equivalent Amount thereof in Canadian Dollars), (iii) if after giving effect to such Canadian Swing Line Loan, the SUM of the Dollar Equivalent Amount of Canadian Swing Line Loan Outstandings, Canadian Revolving Credit Outstandings and Canadian Letter of Credit Outstandings exceeds the Total Commitment with respect to the Canadian Revolving Credit Facility, or (iv) if after giving effect to such Canadian Swing Line Loan, the Dollar Equivalent Amount of all Outstandings under the Revolving Credit Facilities, the Letter of Credit Facilities and the Canadian Swing Line Facility shall exceed the SUM of the Borrowing Base in effect at such time. The applicable Facility Borrowers may, subject to the conditions set forth in the preceding sentence, borrow, repay and reborrow under this SECTION 2.5.

          (b) The interest payable on Canadian Swing Line Loans is solely for the account of the Canadian Swing Line Facility Lender. Canadian Swing Line Loans shall bear interest solely at the Base Rate. Canadian Swing Line Loans shall accrue interest at the Default Rate if any Event of Default shall occur and be continuing, and all accrued and unpaid interest on Swing Line Loans shall be payable on the dates and in the manner provided in SECTION 4.4 with respect to interest on Base Rate Loans.

          (c) Upon the making of a Canadian Swing  Line Loan, each
	Canadian Revolving Credit Facility Lender shall be deemed to have purchased from the Canadian Swing Line Facility Lender a Participation therein in an amount equal to such Canadian
	Revolving Credit Facility Lender's Applicable Commitment Percentage of such Canadian Swing Line Loan. Upon demand made by the Canadian Swing Line Facility Lender, each Canadian Revolving Credit Facility Lender shall, according to its Applicable Commitment Percentage of such Canadian Swing Line Loan, promptly provide to the Canadian Swing Line Facility Lender its purchase price therefor in an amount equal to its Participation therein in Dollars or, as to Participation in Canadian Swing Line Loan Outstandings denominated in Canadian Dollars, in the Canadian
	Dollars Equivalent Amount of Canadian  Dollars.   Any  provision
	by a Canadian Revolving Credit Facility Lender pursuant to demand of the Canadian Swing Line Facility Lender of the purchase price of its Participation shall when made be deemed to be (i) provided that the conditions to making Canadian Revolving Credit Loans shall be satisfied, a Base Rate Refunding Loan under SECTION 2.2, and
	(ii) in all other cases, the funding by each Canadian Revolving Credit Facility Lender of the purchase price of its Participation in such Canadian Swing Line Loan. The obligation of each Canadian Revolving Credit Facility Lender to so provide its purchase price to the Canadian Swing Line Facility Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event.

     	The applicable Facility Borrowers, at their option and subject to the terms hereof, may request an Advance pursuant to SECTION
	2.2 in an amount sufficient to repay Canadian Swing Line Loan Outstandings on any date and the Canadian Agent shall provide from the proceeds of such Advance to the Canadian Swing Line Facility Lender the amount necessary to repay such Canadian Swing Line Loan Outstandings (which the Canadian Swing Line Facility Lender shall then apply to such repayment) and credit any balance of the Advance in immediately available funds in the manner directed by the applicable Facility Borrower pursuant to SECTION 2.2(C)(II). The proceeds of such Advances shall be paid to the Canadian Swing Line Facility Lender for application to the Canadian Swing Line Loan Outstandings and the Canadian Revolving Credit Facility Lenders shall then be deemed to have made Canadian Revolving Credit Loans in the amount of such Advances. The Canadian Swing Line Facility shall continue in effect until the Revolving Credit Termination Date, at which time all Canadian Swing Line Loan Outstandings and accrued interest thereon shall be due and payable in full.

                                ARTICLE III

                             Letters of Credit

     3.1 LETTERS OF CREDIT. Each of the Issuing Banks agrees, subject to the terms and conditions of this Agreement, upon request of a Facility Borrower under the applicable Letter of Credit Facility and for its account, to issue from time to time Letters of Credit under the applicable Letter of Credit Facility upon delivery to the applicable Issuing Bank of an Application and Agreement for Letter of Credit relating thereto in form and content acceptable to such Issuing Bank; provided, that (i) neither Issuing Bank shall be obligated to issue (or renew) any Letter of Credit if it has been notified by either Agent or has actual knowledge that a Default or Event of Default has occurred and is continuing, (ii) no US Letter of Credit shall be issued (or renewed) if, after giving effect thereto, the US Letter of Credit Outstandings would exceed $7,500,000, (iii) no Canadian Letter of Credit shall be issued (or renewed) if, after giving effect thereto, the Dollar Equivalent Amount of Canadian Letter of Credit Outstandings would exceed $7,500,000, (iv) no US Letter of Credit shall be issued (or renewed) if, after giving effect thereto, the US Letter of Credit Outstandings plus the US Revolving Credit Outstandings shall exceed the Total Commitment with respect to the US Revolving Credit Facility, (v) no Canadian Letter of Credit shall be issued (or renewed) if, after giving effect thereto, the Dollar Equivalent Amount of Canadian Letter of Credit Outstandings plus the Canadian Revolving Credit Outstandings plus the Canadian Swing Line Loan Outstandings shall exceed the Total Commitment with respect to the Canadian Revolving Credit Facility, and (vi) no Letter of
Credit shall be issued (or renewed) if, after giving effect thereto, Dollar Equivalent Amount of all Outstandings under the Revolving Credit Facilities, the Letter of Credit Facilities and the Canadian Swing Line Facility shall exceed the SUM of the Borrowing Base as
calculated in Dollars at  such  time.   No  Letter  of  Credit shall
have an expiry date (including  all  rights  of  the  applicable
Facility  Borrower   or   any beneficiary  named  in such Letter of
Credit to require renewal) or payment date occurring later than the earlier to occur of one year after the date of its issuance or the ninetieth (90th) day after the Stated Termination Date; PROVIDED, HOWEVER, in the event such expiry date is after the Stated
Termination Date, there shall be deposited with the Relevant Agent on or before the Business Day prior to the Stated Termination Date an amount of cash equal to the stated amount of such Letter of Credit remaining undrawn at the date of such deposit to be held pursuant to the terms of the applicable LC Account Agreement. Letters of Credit issued under the US Letter of Credit Facility shall be issued in Dollars and Letters of Credit issued under the Canadian Letter of Credit Facility may be issued in Dollars or in the Canadian Dollar Equivalent Amount of Canadian Dollars.

     3.2  REIMBURSEMENT AND PARTICIPATIONS.

          (a) Each Facility Borrower under the applicable Letter of
	Credit Facility  hereby  unconditionally  agrees  to  pay  to
	the applicable Issuing Bank immediately on demand at its Principal Office all amounts required to pay all drafts drawn or purporting to be drawn under the Letters of Credit issued for the account of such Facility Borrower and all reasonable expenses incurred by the applicable Issuing Bank in connection with each such Letter of Credit, and in any event and without demand to place in possession of the applicable Issuing Bank (which shall include Advances under the applicable Revolving Credit Facility if permitted by SECTION 2.2 and Canadian Swing Line Loans with respect to Canadian Letters of Credit if permitted by SECTION 2.5) sufficient funds to pay all debts and liabilities arising under any Letter of Credit. Each of the Issuing Banks agrees
	to give the applicable Facility Borrower prompt notice of any request for a draw under any Letter of Credit. The applicable Issuing Bank may charge any account the applicable Facility Borrower may have with it for any and all amounts such Issuing Bank pays under any Letter of Credit, plus charges and reasonable expenses as from time to time agreed to by such
	Issuing Bank and such Facility Borrower; provided that to the extent permitted by SECTION 2.2(C)(III) and SECTION 2.5, amounts shall be paid pursuant to Advances under the applicable Revolving Credit Facility or, if the Borrower shall elect, by Canadian Swing Line Loans in the case of Canadian Letters of
	Credit.   Each Facility Borrower under either Letter of Credit
	Facility agrees to pay the applicable Issuing Bank interest on any Reimbursement Obligations not paid when due hereunder at the Default Rate.

          (b) In accordance with the provisions of SECTION 2.2(C), each Issuing Bank shall notify the Relevant Agent of any drawing under any Letter of Credit promptly following the receipt by such Issuing Bank of such drawing.

          (c) Each applicable Revolving Credit Facility Lender (other than the applicable Issuing Bank) shall automatically acquire on the date of issuance thereof, a Participation in the liability of the applicable Issuing Bank in respect of each Letter of Credit in an amount equal to such Revolving Credit Facility Lender's Applicable Commitment Percentage of such liability, and to the extent that the applicable Facility Borrower is obligated to pay the applicable Issuing Bank under SECTION 3.2(A), each such Revolving Credit Facility Lender (other than the Issuing Bank) thereby shall absolutely, unconditionally and irrevocably assume, and shall be unconditionally obligated to pay to the applicable Issuing Bank, its Applicable Commitment Percentage of the liability of such Issuing Bank under such Letter of Credit in the manner and with the effect provided in SECTION 2.2(C)(III).

          (d) Simultaneously with the making of each payment by a
	Revolving Credit Facility Lender to an Issuing Bank pursuant to SECTION 2.2(C)(III)(B), such Revolving Credit Facility Lender shall, automatically and without any further action on the part of such Issuing Bank or such Revolving Credit Facility Lender, acquire a Participation in an amount equal to such payment (excluding the portion thereof constituting interest accrued prior to the date the Revolving Credit Facility Lender made its payment) in the related Reimbursement
	Obligation of the applicable Facility  Borrower.   Each Revolving
	Credit Facility Lender's obligation to make payment to the Relevant Agent for the account of the applicable Issuing Bank pursuant to SECTION 2.2(C)(III) and SECTION 3.2(C), and the right of such Issuing Bank to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and shall be made without any offset, abatement, withholding or reduction whatsoever. In the event the applicable Revolving Credit Facility Lender has purchased Participations in any Reimbursement Obligation as set forth above, then at any time payment (in fully collected, immediately available funds) of such Reimbursement Obligation, in whole or in part, is received by the applicable Issuing Bank from the applicable Facility Borrower, such Issuing Bank shall promptly pay to each such Revolving Credit Facility Lender an amount (in Dollars or in the Canadian Dollar Equivalent Amount of Canadian Dollars, as applicable) equal to its Applicable Commitment Percentage of such payment from such Facility Borrower.

          (e) Promptly following the end of each calendar  quarter,
	the US Issuing Bank and the Canadian Issuing Bank shall each deliver to the Relevant Agent and the Borrowers (pursuant to
	SECTION 13.2) a notice describing the aggregate undrawn amount of all US Letters of Credit and Canadian Letters of Credit,
	respectively,  at  the  end  of  such quarter.   Upon  the
	request of any Revolving Credit Facility Lender from time to time, the applicable Issuing Bank shall deliver to the Relevant Agent, and the Relevant Agent shall deliver to such Revolving Credit Facility Lender, any other information reasonably requested by such Revolving Credit Facility Lender with respect to each applicable Letter of Credit outstanding.

          (f) The issuance by the US Issuing Bank of each US Letter of Credit and by the Canadian Issuing Bank of each Canadian Letter of Credit shall, in addition to the conditions precedent set forth in ARTICLE VII, be subject to the conditions that each such Letter of Credit be in such form and contain such terms as shall be reasonably satisfactory to the applicable Issuing Bank consistent with the then current practices and procedures of such Issuing Bank with respect to similar letters of credit, and the Facility Borrowers under the applicable Letter of Credit Facility shall have executed and delivered such other instruments and agreements relating to such Letters of Credit as the applicable Issuing Bank shall have reasonably requested consistent with such practices and procedures. All Letters of Credit shall be issued pursuant to and subject to the Uniform Customs and Practice for Documentary Credits, 1993 revision, International Chamber of Commerce Publication No. 500 or, if the Issuing Bank shall elect by express reference in an affected Letter of Credit, the International Chamber of Commerce International Standby Practices commonly referred to as "ISP98," or any subsequent amendment or revision of either thereof.

          (g) The Facility Borrowers under the applicable Letter of Credit Facility agree that the applicable Issuing Bank may, in its sole discretion, accept or pay, as complying with the terms of any Letter of Credit, any drafts or other documents otherwise in order which may be signed or issued by an administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, attorney in fact or other legal representative of a party who is authorized under such Letter of Credit to draw or issue any drafts or other documents.

          (h) Without limiting the generality  of the provisions of
	SECTION 13.9,  each  Facility Borrower hereby agrees  to
	indemnify and hold harmless each Issuing Bank, each other Lender and each of the Agents from and against any and all claims and damages, losses, liabilities, reasonable costs and expenses which either Issuing Bank, such other Lender or either Agent may incur (or which may be claimed against either Issuing
	Bank, such other Lender or either Agent) by any Person by reason of or in connection with the issuance or transfer of or payment or failure to pay under any Letter of Credit; provided that no Facility Borrower shall be required to indemnify either Issuing Bank, any other Lender or either Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, (i) caused by the willful misconduct
	or gross negligence of the party to be indemnified or (ii) caused by the failure of such Issuing Bank to pay under any Letter
	of Credit after the presentation to it of a request for payment strictly complying with the terms and conditions of such Letter of Credit, unless such payment is prohibited by any
     	law, regulation, court order or decree.   The indemnification and
	hold harmless provisions of this SECTION 3.2(H) shall survive repayment of the Obligations, occurrence of the Revolving Credit Termination Date, the Facility Termination Date and expiration or termination of this Agreement.

          (i)  Without  limiting  the  rights  of  the  applicable
	Facility Borrowers as set forth in SECTION 3.2(H), the obligation of the Facility Borrowers under the applicable
	Letter of Credit Facility to immediately reimburse the applicable Issuing Bank for drawings made under Letters of Credit and such Issuing Bank's right to receive such payment shall be absolute, unconditional and irrevocable, and such obligations of the applicable Facility Borrowers shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit and the related Application and Agreement for any Letter of Credit, under all circumstances whatsoever, including the following circumstances:

                    (i) any lack of validity or enforceability of the Letter of Credit, the obligation supported by the Letter ofCredit or any other agreement or instrument relating thereto(collectively, the "Related LC Documents");

                    (ii) any amendment or waiver of or any consent to or departure from all or any of the Related LC Documents;

                    (iii) the existence of any claim, setoff, defense(other than the defense of payment in accordance with the terms of this Agreement) or other rights which any Facility Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agents, the Lenders or any other Person, whether in connection with the Loan Documents, the Related LC Documents or any unrelated transaction;

                    (iv) any breach  of  contract  or other dispute
		between any Facility Borrower and any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom such beneficiary or any such transferee may be acting), the Agents, the Lenders or any other Person;

                    (v)   any  draft,  statement  or  any  other
		document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of such Letter of Credit;

                    (vi)   the  existence,  character,  quality,
		quantity, condition, value, or delivery (including the time, place, manner or order thereof) of property described or purportedly described in documents presented in connection with any Letter of Credit or the existence, nature or extent of any insurance relating thereto;

                    (vii) any delay, extension of time, renewal,
		compromise or other indulgence or modification granted or agreed to by the Relevant Agent, with or without notice to or approval by the applicable Facility Borrower in respect of any Obligations of the Facility Borrowers; or

                    (viii) any other circumstance or happening
		whatsoever, whether or not similar to any of the foregoing.

                                ARTICLE IV

  	Bankers' Acceptances, Eurodollar Funding, Fees, and Payment
	Conventions

     4.1  BANKERS' ACCEPTANCES.

          (a) PERIOD AND OTHER DETAILS. Bankers' Acceptances shall be for a period of 1, 2, 3 or 6 months; shall not allow for any day of grace; shall be signed as drawer by the applicable Facility Borrower under the Canadian Term Loan Facility or the Canadian Revolving Credit Facility or on its behalf by any one of the Canadian Facility Lenders requested to accept such Bankers' Acceptances to whom such Facility Borrower hereby gives an irrevocable power of attorney for such purpose; shall be issued on a Business Day; and shall mature on a Business Day which falls on or before the Term Loan Maturity Date or the Stated Termination Date, as the case may be.

          (b) AMOUNTS. Each Bankers' Acceptance shall be of a minimum amount for each Canadian Facility Lender of the Dollar Equivalent Amount of CDN$500,000 and integral multiples of the Dollar Equivalent Amount of CDN $100,000 in excess thereof.

          (c) DEPOSIT IN THE ACCOUNT. An amount equal to Discounted Proceeds relating to Bankers' Acceptances issued on any Business Day or, in the case of a Discount Note, an amount equal to the face amount of the Discount Note less the Discount, shall be deposited by the relevant Canadian Facilities Lenders before 2:00 P.M. on such day in the Borrower's Canadian Account unless Bankers' Acceptances are traded by the applicable Facility Borrower on the money market in which even the Discounted Proceeds shall be deposited by the applicable Facility Borrower before 2:00 P.M.
	on such day in the Borrower's Canadian Account. The applicable Facility Borrower shall cause an amount equal to the acceptance fee (to be distributed to the relevant Canadian Facilities Lenders by the Canadian Agent as contemplated in SECTION 4.1(F) below) to be deposited before 2:00 P.M. on such day in the Borrower's Canadian Account.

          (d) TRADING. The applicable Facility Borrower under the Canadian Term Loan Facility or the Canadian Revolving Credit Facility may trade the Bankers' Acceptances (but not a Discount
	Note) on the money market or directly with the Canadian Facilities Lenders. The Canadian Agent shall have no duties or liabilities with respect to such trading.

          (e) PAYMENT. On the maturity date of any Bankers' Acceptance outstanding, the applicable Facility Borrower shall, subject to any Conversion or election in accordance with SECTION 4.3, pay to the Canadian Agent an amount equal to the face amount of such Bankers' Acceptance; if such amount is not so paid or otherwise shall be the subject of a Conversion or election in accordance with SECTION 4.3, it shall automatically be debited by the Canadian Agent from the Borrower's Canadian Account as a Base Rate Loan under the Canadian Revolving Credit Facility made to the applicable Facility Borrower.

          (f) ACCEPTANCE FEE. Upon acceptance of a Bankers' Acceptance or the issuance of a Discount Note, an acceptance fee equal to the Applicable Margin, multiplied by the face amount of such Bankers' Acceptance or Discount Note, as the case may be, and multiplying the product so obtained by a fraction having a numerator equal to the number of days of the period of such Bankers' Acceptance and a denominator of 365, shall be paid by the relevant Facility Borrower to the Canadian Agent, for the account of the applicable Canadian Facilities Lenders.

          From the date and as long as Outstandings under any Facility bear interest at the Default Rate, as provided for herein, the acceptance fee payable pursuant to this SECTION 4.1(F) shall be equal to the Applicable Margin increased by two percent (2%), such increase to be calculated on the face amount of any outstanding Bankers' Acceptances for the number of days to elapse between and including such date and the last day of the period of such Bankers' Acceptances. The applicable Facility Borrower shall pay such increase upon demand from the Canadian Agent for the account of the relevant Canadian Facilities Lenders; should the Default Rate cease to be applicable on a date which is prior to the last day of the period of the Bankers' Acceptances, the Canadian Agent shall then make an appropriate adjustment and upon receipt from the relevant Canadian Facilities Lenders of the amount representing such adjustment, remit same to the applicable Facility Borrower.

          Should an increase or a decrease occur in the Applicable Margin during the period of any outstanding Bankers' Acceptances, the acceptance fee payable with respect to such Bankers' Acceptances pursuant to this SECTION 4.1(F) shall be equal, as from the date of such change, to the Applicable Margin so increased or decreased,such increase or decrease to be calculated on the face amount of such Bankers' Acceptances for the number of days to elapse between and including such date and the last day of the period of such Bankers' Acceptances. The relevant Facility Borrower shall pay such increase upon demand from the Canadian Agent for the account of the relevant Canadian Facilities Lenders; in the case of a decrease, the Canadian Agent shall make an appropriate adjustment and upon receipt from the relevant Canadian Facilities Lenders of the amount representing such adjustment, remit same to the relevant Facility Borrower.

(g) BANKERS' ACCEPTANCES BY NON-BA LENDERS. Whenever a Facility Borrower under the Canadian Term Loan Facility or the Canadian
Revolving Credit Facility obtains an Advance by way of Bankers' Acceptances, each Non-BA Lender shall, in lieu of accepting a Bankers' Acceptance, make a Loan under such Canadian Facility evidenced by a Discount Note.

(h) DEPOSITORY BILLS AND NOTES ACT. Bankers' Acceptances may be issued in the form of a depository bill and deposited with a clearing house, both terms as defined in the Depository Bills and Notes Act. The Canadian Facility Lenders and the Borrowers shall agree on the procedures to be followed, acting reasonably. The Canadian Facility Lenders are also authorized to issue depository bills as replacements for previously issued Bankers' Acceptances, on the same terms as those replaced, and deposit them with a clearing house against cancellation of the previously issued Bankers' Acceptances.

(i)  Notwithstanding the provisions of SECTION 4.1(A) hereof,  if any Bankers' Acceptance issued hereunder has a maturity date falling after the Term Loan Maturity Date or the Stated Termination Date, not less than one Business Day prior to the Term Loan Maturity Date or the Stated Termination Date, as the case may be, the relevent Borrower under the Canadian Revolving Credit Facility shall provide to the Canadian Agent an amount equal to the face amount of all such Bankers' Acceptances in Canadian Dollars to serve as cash collateral security, which amount may be entirely set-off against the amount of the Bankers' Acceptances in circulation which the Canadian Facility Lenders have accepted and will be imputed to the payment of such Bankers' Acceptances at their maturity. Such Borrower under the Canadian Revolving Credit Facility shall sign and remit as security with regard thereto all appropriate documents which the Canadian Agent might judge necessary or desirable, specifically including a pledge or an assignment of the credit balance of any deposit account held as security.

4.2  INTEREST  RATE  OPTIONS.   Eurodollar Rate Loans, Base Rate Loans
and, in the case of the Canadian Facilities only, Bankers' Acceptances may be outstanding at the same time and, so long as no Default or Event of Default shall have occurred and be continuing, the applicable Facility Borrower shall have the option to elect the
Type of Loan and the duration of the initial and any subsequent Interest Periods and to Convert Revolving Credit Loans and Segments
of the Term Loans (including,  in the case of the Canadian Term
Loan only, Bankers' Acceptance Segments) in  accordance  with
SECTIONS 2.2(C)(I) and 4.3, as applicable; provided, however,
(a) (a) there shall  not  be  outstanding at any one time
 Eurodollar Rate Segments having more than five (5)  different
Interest  Periods  under  the  US  Term Loan Facility  or
Eurodollar Rate Segments having more than three (3) different
Interest Periods under the Canadian Term Loan Facility, (b)
there shall not be outstanding  at  any one time Eurodollar
Rate Loans having more than ten (10) different Interest
Periods  under  the  US Revolving Credit Facility, Eurodollar
Rate Loans having more than four (4)  different Interest Periods under the Canadian Revolving Credit Facility, or Bankers'
Acceptances under the Canadian Revolving Credit Facility
having more  than  two (2) different periods, (c) each
Eurodollar Rate Loan (including each Conversion  into and
each  Continuation  as  a  Eurodollar  Rate  Loan)  shall
be in the Dollar Equivalent  Amount  of  $100,000 or, if
greater than the Dollar  Equivalent Amount of $100,000,
an integral multiple of the Dollar Equivalent Amount of
$100,000, and (d) no Eurodollar  Rate Segment shall have
an Interest Period that extends beyond the Term Loan
Termination Date and no other Eurodollar Rate Loan shall
have an Interest Period  that  extends  beyond  the  Stated
Termination  Date.   If  the  Relevant  Agent  does not receive
a Borrowing Notice or an Interest Rate Selection Notice giving notice  of  election of the  duration  of  an  Interest  Period or of Conversion of any Loan to  or Continuation of a Loan as a
Eurodollar  Rate Loan by the time prescribed by SECTIONS 2.2(C)
(I) and 4.3, as applicable, the applicable Facility Borrower shall be deemed to have elected to obtain  or  Convert  such  Loan to (or Continue such Loan as) a Base Rate Loan until such Facility Borrower notifies the applicable Agent in accordance
with  SECTION  4.3.   The applicable Facility Borrower shall not be
entitled to elect to Continue any Loan as or Convert any Loan into a Eurodollar Rate Loan or a Bankers' Acceptance if a Default or Event of Default shall have occurred and be continuing.

     4.3 CONVERSIONS AND ELECTIONS OF SUBSEQUENT INTEREST PERIODS. Subject to the limitations set forth in the definition of "Interest Period" and in SECTION 4.2, SECTION 4.13 and ARTICLE VI, the Facility Borrowers may:

          (a) upon delivery of telephonic notice to the Relevant Agent (which shall be irrevocable) on or before 11:00 A.M. on any Business Day, Convert any Eurodollar Rate Loan or, in the case of the Canadian Facilities only, Bankers' Acceptance (including any Bankers' Acceptance Segment) to a Base Rate Loan on the last day of the Interest Period for such Eurodollar Rate Loan or Bankers' Acceptance; and

          (b) provided that no Default or Event of Default shall have occurred and be continuing, upon delivery of telephonic notice to the Relevant Agent (which shall be irrevocable) on or before 11:00 A.M. three (3) Business Days prior to the date of such Conversion or
     Continuation:

                    (i) elect a subsequent Interest Period for any Eurodollar Rate Loan under any Facility to begin on the last day of the then current Interest Period for such Eurodollar Rate Loan; or

                    (ii) Convert any Base Rate Loan under any Facility to a Eurodollar Rate Loan on any Business Day.

          (c) if such Facility is a Canadian Facility, provided that no Default or Event of Default shall have occurred and be continuing, upon delivery of telephonic notice to the Canadian Agent (which shall be irrevocable) on or before 11:00 A.M. two (2) Business Days prior to the date of such Continuation, elect a subsequent period for a new Bankers' Acceptance or a Bankers' Acceptance Segment to begin on the last day of the then current period for such Bankers' Acceptance or Bankers' Acceptance Segment;

          (d) if such Facility is a Canadian Facility, provided that no Default or Event of Default shall have occurred and be continuing, upon delivery of telephonic notice to the Canadian Agent (which shall be irrevocable) on or before 11:00 A.M. two (2) Business Days prior to the date of such Conversion, Convert any Eurodollar Rate Loan under such Facility to a Bankers' Acceptance (including a Bankers' Acceptance Segment) under such Facility to begin on the last day of the then current Interest Period for such Eurodollar Rate Loan;

          (e) if such Facility is a Canadian Facility other than the Canadian Swing Line Facility, provided that no Default or Event of Default shall have occurred and be continuing, upon delivery of telephonic notice to the Canadian Agent (which shall be irrevocable) on or before 11:00 A.M. two (2) Business Days prior to the date of such Conversion, convert any Base Rate Loan under such Facility into a Bankers' Acceptance (including a Bankers' Acceptance Segment) under such Facility;

          (f) if such Facility is a Canadian Facility, provided that no Default or Event of Default shall have occurred and be continuing, upon delivery of telephonic notice to the Canadian Agent (which shall be irrevocable) on or before 11:00 A.M. three (3) Business Days before the last day of the period of any Bankers' Acceptance (including any Bankers' Acceptance Segment) under such Facility, convert such Bankers' Acceptance (including any Bankers' Acceptance Segment) into a Eurodollar Rate Loan under such Facility to begin on the last day of the then current period for such Bankers' Acceptance (including any Bankers' Acceptance Segment);

          (g) if such Facility is a Canadian Facility, on any Business Day, convert any Base Rate Loan under such Facility in Canadian Dollars into a Base Rate Loan under such Facility in Dollars or a Base Rate Loan under such Facility in Dollars into a Base Rate Loan under such Facility in the Canadian Dollar Equivalent of Canadian Dollars.

     Each such notice shall be effective upon receipt by the Relevant Agent, shall specify the amount of the Loan or Segment affected, the type of Loan or Segment (Revolving Credit Loan or Segment of a Term Loan Facility) affected, and, if a Continuation as or Conversion into a Eurodollar Rate Loan or, in the case of a Facility that is a Canadian Facility only, a Bankers' Acceptance (including a Bankers' Acceptance Segment), the Interest Period to be used in the computation of interest. The Authorized Representative shall provide the Relevant Agent written confirmation of each such telephonic notice in the form of a Borrowing Notice or Interest Rate Selection Notice (as applicable) with appropriate insertions but failure to provide such confirmation shall not affect the validity of such telephonic notice. Notice of receipt of such Borrowing Notice or Interest Rate Selection Notice, as the case may be, shall be provided by the Relevant Agent to each applicable Lender by telefacsimile transmission with reasonable promptness, but (provided the Relevant Agent shall have received such notice by 11:00 A.M.) not later than 3:00 P.M. on the same day as the Relevant Agent's receipt of such notice. All such Continuations or Conversions of Loans and Segments shall be effected pro rata based on the Applicable Commitment Percentages of each Lender under the applicable Facility.

     4.4 PAYMENT OF INTEREST. Each applicable Facility Borrower shall pay interest on the outstanding and unpaid principal amount of each Segment of each Term Loan and on each Revolving Credit Loan, commencing on the first date of such Segment or Revolving Credit Loan until such Segment or Revolving Credit Loan, as the case may be, shall be repaid, at the applicable Base Rate or Eurodollar Rate as designated by such Facility Borrower in the related Borrowing Notice or Interest Rate Selection Notice or as otherwise provided hereunder. Interest on each Segment and on each Revolving Credit Loan shall be paid on the earlier of (a) in the case of any Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December, commencing on December 31, 2000, until, as to any Base Rate Segment, the Term Loan Termination Date, and as to any other Base Rate Loans, the Revolving Credit Termination Date, at which date as applicable the entire principal amount of and all accrued interest on the Term Loans and the Revolving Credit Loans, respectively, shall be paid in full, (b) in the case of any Eurodollar Rate Loan, on last day of the applicable Interest Period for such Eurodollar Rate Loan, and
(c) upon payment in full of the Term Loans (or any Segments thereof) or the related Revolving Credit Loans; provided, however, that if any Event of Default shall occur and be continuing, all amounts outstanding hereunder shall bear interest thereafter until paid in full at the Default Rate.

     4.5 PREPAYMENTS OF EURODOLLAR RATE LOANS AND BANKERS' ACCEPTANCES. Whenever any payment of principal shall be made in respect of any Loan hereunder, whether at maturity, on acceleration, by optional or mandatory prepayment or as otherwise required or permitted hereunder, with the effect that any Eurodollar Rate Loan or Bankers' Acceptance shall be prepaid in whole or in part prior to the last day of the Interest Period or period applicable to such Eurodollar Rate Loan or Bankers' Acceptance, such payment of principal shall be accompanied by the additional payment, if any, required by SECTION 6.5.

     4.6  MANNER OF PAYMENT.

          (a) Each payment of principal (including any prepayment) and payment of interest and fees (other than acceptance fees referred to in SECTION 4.1(F)), and any other amount required to be paid to a Lender, an Issuing Bank, an Agent or the Canadian Swing Line Facility Lender with respect to any Loan, Letter of Credit, Reimbursement Obligation, or Canadian Swing Line Loan, shall be made to the Relevant Agent at the Principal Office in Dollars or in the Dollar Equivalent Amount of Canadian Dollars in immediately available funds without condition or deduction for any setoff, recoupment, deduction or counterclaim on or before 12:30 P.M. on the date such payment is due. The Relevant Agent may, but shall not be obligated to, debit the amount of such payment from any one or more Lock Box Accounts or ordinary deposit accounts of a Facility Borrower with such Relevant Agent.

          (b) Any payment made by or on behalf of the Borrower that is not made both in Dollars or the Dollar Equivalent Amount of Canadian Dollars in immediately available funds and prior to 12:30 P.M. on the date such payment is to be made shall constitute a non-conforming payment. Any such non-conforming payment shall not be deemed to be received until the later of (i) the time such funds become available funds and (ii) the next Business Day. Any non-conforming payment may constitute or become a Default or Event of Default as otherwise provided herein. Interest shall continue to accrue at the Default Rate on any principal or fees as to which no payment or a non-conforming payment is made from the date such amount was due and payable until the later of (i) the date such funds become available funds or (ii) the next Business Day.

          (c) In the event that any payment hereunder or under any of the Notes or any other Loan Documents becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day unless provided otherwise under the definition of "Interest Period"; provided, however, that interest and applicable fees shall continue to accrue during the period of any such extension; and provided further, however, that in no event shall any such due date be extended (i) for any Term Loan, beyond the Term Loan Termination Date, and (ii) for any Revolving Credit Loan, beyond the Revolving Credit Termination Date.

     4.7  FEES.

          (a) COMMITMENT FEE. For the period beginning on the Closing Date and ending on the Revolving Credit Termination Date, (i) each Facility Borrower under the Canadian Revolving Credit Facility agrees to pay to the Canadian Agent, for the pro rata benefit of the Canadian Revolving Credit Facility Lenders based on their Applicable Commitment Percentages, a commitment fee equal to the Applicable Commitment Fee multiplied by the average daily amount by which the Total Commitment with respect to the Canadian Revolving Credit Facility exceeds the sum of the Canadian Revolving Credit Outstandings (without giving effect to Canadian Swing Line Outstandings except in the case of the Canadian Swing Line Facility Lender) plus Canadian Letter of Credit Outstandings, and (ii) each Facility Borrower under the US Revolving Credit Facility agrees to pay to the US Agent, for the pro rata benefit of the US Revolving Credit Facility Lenders based on their Applicable Commitment Percentages, a commitment fee equal to the Applicable Commitment Fee multiplied by the average daily amount by which the Total Commitment with respect to the US Revolving Credit Facility exceeds the sum of the US Revolving Credit Outstandings plus US Letter of Credit Outstandings. Such fees shall be due in arrears on the last Business Day of each March, June, September and December commencing December 31, 2000, to and on the Revolving Credit Termination Date. Notwithstanding the foregoing, so long as any Canadian Revolving Credit Facility Lender or US Revolving Credit Facility Lender fails to make available any portion of its Revolving Credit Commitment when requested, such Lender shall not be entitled to receive payment of its pro rata share of such fee until such Lender shall make available such portion.

          (b) PARTICIPATION FEE. In consideration of the making of the Total Commitments of the Lenders, the Facility Borrowers agree to pay to the Relevant Agent for the pro rata benefit of the respective Lenders based on their respective Applicable Commitment Percentages, an upfront participation fee equal to 0.25% times the Total Commitment, such fee to be due and payable in full on the Closing Date.

          (c) LETTER OF CREDIT FACILITY FEES. The Facility Borrowers under a certain Letter of Credit Facility shall, with respect to any Letter of Credit issued thereunder, pay to the Relevant Agent, for the pro rata benefit of the Revolving Credit Facility Lenders with respect to the applicable Revolving Credit Facility based on their Applicable Commitment Percentages of the Canadian Letter of Credit Facility at such time, in the case of the Canadian Revolving Credit Facility Lenders, and of the US Letter of Credit Facility at such time, in the case of the US Revolving Credit Facility Lenders, a fee on the aggregate amount available to be drawn on each outstanding Letter of Credit issued under such Letter of Credit Facility at a rate equal to the Applicable Margin in effect from time to time under the Revolving Credit Facilities for Eurodollar Rate Loans. Such fees (i) under the US Letter of Credit Facility, shall be determined based on the average daily undrawn aggregate amount of all US Letters of Credit outstanding during the applicable fiscal quarter and shall be due and payable quarterly in arrears on the last day of each March, September, June and December, the first such payment to be made on the first such date occurring after the date of issuance of a Letter of Credit, and (ii) under the Canadian Letter of Credit Facility, (A) in the case of each commercial or documentary Letter of Credit, shall be determined based on the available daily amount thereof on the basis of the number of days such Letter of Credit is outstanding and a year of 365 days and shall be due and payable when such Letter of Credit is drawn or otherwise expired or cancelled and (B) in the case of each standby Letter of Credit, shall be determined on the available daily amount thereof on the basis of the number of days in the term of such standby Letter of Credit and a year of 365 days and shall be due and payable quarterly in advance, with any excess for the actual available daily amount thereunder, if any, being promptly remitted to the applicable Facility Borrower.

          (d) LETTER OF CREDIT FRONTING AND ADMINISTRATIVE FEES. The Facility Borrowers under a certain Letter of Credit Facility shall pay to the Issuing Bank for such Letter of Credit Facility (i) a fronting fee of 0.125% per annum on the initial aggregate amount available to be drawn on each outstanding Letter of Credit issued under such Letter of Credit Facility, such fee to be due and payable in full with respect to each Letter of Credit on the date of issuance (or renewal) thereof, and (ii) such administrative fee and other fees, if any, in connection with the Letters of Credit in such amounts and at such times as the applicable Issuing Bank and the applicable Facility Borrowers with respect to such Letter of Credit Facility shall agree from time to time.

          (e) AGENTS' FEES. The Borrowers agrees to pay to each of the Agents, for their respective individual accounts, an annual Agent's fee as from time to time agreed to by the Borrowers and the Agents in writing.

     4.8 PRO RATA PAYMENTS. Except as otherwise specified herein, (a) each payment on account of the principal of and interest on Loans, the fees described in SECTION 4.7(A), (B) AND (C), and Canadian Swing Line Loans and Reimbursement Obligations as to which the Lenders have funded their respective Participations which remain outstanding, shall be made to the Relevant Agent for the account of the Lenders under each such Facility pro rata based on their Applicable Commitment Percentages with respect to each such Facility, (b) all payments to be made by the Facility Borrowers for the account of each of the Lenders on account of principal, interest and fees, shall be made without diminution, set-off, recoupment or counterclaim, and (c) the Relevant Agent will promptly distribute to the Lenders under the applicable Facility in immediately available funds payments received in fully collected, immediately available funds from the applicable Facility Borrower.

     4.9  COMPUTATION OF RATES AND FEES.

          (a) CALCULATION - CANADIAN FACILITIES. Except as may be otherwise expressly provided, with respect to the Canadian Facilities (i) the interest is calculated each day at the rate as provided for herein, until but excluding the day of full payment of the amount on which it accrues and in the case of the Eurodollar Rate, it is calculated on the number of days comprised in the applicable Interest Period; (ii) the interest is calculated daily; (iii) the interest is calculated on the basis of a 365-day year (except for the Eurodollar Rate which is calculated on a 360-day basis); (iv) in the determination of the interest rate or the calculation of interest, the interest paid shall not be deemed to have been reinvested; (v) the Applicable Margin and fees (including acceptance fees) are calculated as interest is calculated. For the purposes of the INTEREST ACT (Canada), in the case of a leap year, the yearly rate of interest to which the rate of interest calculated on a 365-day basis is equivalent shall be such rate multiplied by three hundred and sixty-six (366) and divided by three hundred and sixty-five (365). For the purposes of the same Act, the annual rate of interest equivalent to the Eurodollar Rate is calculated by dividing the amount of the interest calculated for the applicable Interest Period by the amount of the Eurodollar Rate Segment, multiplied by a fraction whose numerator is equal to the true number of days included in the twelve (12) months making up the applicable year and whose denominator is equal to the true number of days accumulated during the applicable Interest Period.

          (b) CALCULATION - US FACILITIES. Except as may be otherwise expressly provided, with respect to the US Facilities all interest rates (including the Base Rate, each Eurodollar Rate, and the Default
     Rate) and fees shall be computed on the basis of a year of 360 days and calculated for actual days elapsed.

     4.10 DEFICIENCY ADVANCES; FAILURE TO PURCHASE PARTICIPATIONS. No Revolving Credit Facility Lender shall be responsible for any default of any other Lender under the same Facility in respect to such other Lender's obligation to make any Revolving Credit Loan or Advance under such
Revolving Credit Facility or to fund its purchase of any Participation hereunder nor shall the Revolving Credit Commitment, Term Loan Commitment or Letter of Credit Commitment of any Lender hereunder be increased as a result of such default of any other Lender. Without limiting the generality of the foregoing or the provisions of SECTION 4.11, in the event any Revolving Credit Facility Lender shall fail to advance funds to the applicable Facility Borrower as herein provided, including without limitation as a result of being in any insolvency or receivership proceeding (a "Non-Funding Lender"), the Relevant Agent may in its discretion, but shall not be obligated to, advance under the applicable Note with respect to such Facility in its favor as a Lender all or any portion of such amount or amounts (each, a "deficiency advance") and shall thereafter be entitled to payments of principal of and interest on such deficiency advance in the same manner and at the same interest rate or rates to which such Non-Funding Lender would have been entitled had it made such Advance under its Note; provided that, (i) such Non-Funding Lender shall not be entitled to receive payments of principal, interest or fees with respect to such deficiency advance until such deficiency advance (together with interest thereon as provided in clause (ii)) shall be paid by such Non-Funding Lender and (ii) upon payment to the Relevant Agent from such Non-Funding Lender of the entire outstanding amount of each such deficiency advance, together with accrued and unpaid interest thereon, from the most recent date or dates interest was paid to the Relevant Agent by the Facility Borrowers under the applicable Revolving Credit Facility on each Revolving Credit Loan comprising the deficiency advance at the Reference Rate in the case of the Canadian Revolving Credit Facility and at the Federal Funds Rate in the case of the US Revolving Credit Facility, then such payment shall be credited against the applicable Note of the Relevant Agent in full payment of such deficiency advance and such Facility Borrowers under the applicable Revolving Credit Facility shall be deemed to have borrowed the amount of such deficiency advance from such other Revolving Credit Facility Lender as of the most recent date or dates, as the case may be, upon which any payments of interest were made by such Facility Borrowers thereon. In the event any Revolving Credit Facility Lender shall fail to fund its purchase of a Participation after notice from the applicable Issuing Bank or the Canadian Swing Line Facility Lender, as applicable, such Revolving Credit Facility Lender shall pay to such Issuing Bank or Canadian Swing Line Facility Lender, as applicable, such amount on demand, together with interest at the Reference Rate in the case of the Canadian Letter of Credit Facility or Canadian Swing Line Facility and at the Federal Funds Rate in the case of the US Letter of Credit Facility, on the amount so due from the date of such notice to the date such purchase price is received by the Issuing Bank or the Canadian Swing Line Facility Lender, as applicable.

     4.11 INTRADAY FUNDING. Without limiting the provisions of SECTION 4.10, unless the applicable Facility Borrowers or any applicable Lender has notified the Relevant Agent not later than 12:00 Noon of the Business Day before the date any payment (including in the case of Lenders any Advance) to be made by it is due, that it does not intend to remit such payment, the Relevant Agent may, in its discretion, assume that each Facility Borrower or each Lender, as the case may be, has timely remitted such payment in the manner required hereunder and may, in its discretion and in reliance thereon, make available such payment (or portion thereof) to the Person entitled thereto as otherwise provided herein. If such payment was not in fact remitted to the Relevant Agent in the manner required hereunder, then:

          (i) if a Facility Borrower failed to make such payment, each Lender under a Facility with respect to which such Facility Borrower so failed to make such payment shall forthwith on demand repay to the Relevant Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Relevant Agent to such Lender to the date such amount is repaid to the Relevant Agent at the Federal Funds Rate; and

          (ii) if any Lender failed to make such payment with respect to any Facility, the Relevant Agent shall be entitled to recover such corresponding amount forthwith upon the Relevant Agent's demand therefor, the Relevant Agent promptly shall notify the applicable Facility Borrowers, and each such Facility Borrower shall promptly pay such corresponding amount to the Relevant Agent in immediately available funds upon receipt of such demand. The Relevant Agent also shall be entitled to recover interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Relevant Agent to each such Facility Borrower to the date such corresponding amount is recovered by the Relevant Agent, (A) from any such Canadian Facilities Lender at a rate per annum equal to the daily Reference Rate and from any such US Facilities Lender at a rate per annum equal to the daily Federal Funds Rate or (B) from each such Facility Borrower, at a rate per annum equal to the interest rate applicable to the applicable Loan which includes such corresponding amount. Until the Relevant Agent shall recover such corresponding amount together with interest thereon, such corresponding amount shall constitute a deficiency advance within the meaning of SECTION 4.10. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which any Agent or any Facility Borrower may have against any Lender as a result of any default by such Lender hereunder.

     4.12 RISK PARTICIPATION AMONG LENDERS. (a) Each Lender agrees that if it or any of its affiliates shall, whether through the exercise of a right of banker's lien, set-off or counterclaim, as proceeds realized from Collateral, as payments from any Borrower or any Guarantor, or otherwise, obtain payment with respect to Obligations owed to it (other than pursuant to ARTICLE VI) such that its Applicable Outstanding Percentage is less than its Applicable Total Commitment Percentage, then (i) such Lender (a "Participating Lender") shall be deemed to have simultaneously purchased from the other Lenders (each a "Selling Lender") a Participation in the Outstandings owing to them such that, following such purchase, each Lender's Applicable Outstanding Percentage is equal to its Applicable Total Commitment Percentage, and (ii) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payments in such a way that each Lender's Applicable Outstanding Percentage is equal to its Applicable Total Commitment Percentage; PROVIDED, HOWEVER, that for purposes of this SECTION 4.12(A), with respect to any Lender that has not funded its share of the outstanding Loans and Obligations, such Lender's "Commitments" as used in the term "Applicable Total Commitment Percentage" shall be determined after subtracting all such unfunded amounts. Each Participating Lender shall pay to the Relevant Agent for the account of the Selling Lenders in Dollars and in immediately available funds, an amount equal to its Participation (as given notice thereof by the Relevant Agent or an affected Lender) within five (5) Business Days after receipt of such notice. Simultaneously with the making of each such payment, each Participating Lender shall, automatically and without any further action on the part of any Lender, acquire a Participation in the amount of such payment in the Obligations of the applicable Facility Borrowers related to the Outstandings in which each such Participating Lender purchases such Participation. The Borrowers expressly consent to the foregoing arrangements and agree that each Participating Lender may exercise all rights of payment (including, without limitation, all rights of set-off, banker's lien or counterclaim) with respect to such Participation as fully as if such Participating Lender were the direct holder of such portion. If all or any portion of any such excess payment is thereafter recovered from the Participating Lender which received the same, the purchase provided in this SECTION 4.12(A) shall be rescinded to the extent of such recovery, without interest.

     (b) If at any time on or after any date that is the earlier of (i) the last day of any fiscal quarter during which an Event of Default has occurred, so long as such Event of Default is continuing, and (ii) the occurrence of an acceleration of the Obligations pursuant to SECTION 11.1, any Lender's Applicable Outstanding Percentage is not equal to such Lender's Applicable Total Commitment Percentage, then each Participating Lender shall purchase Participations in the Outstandings owing to the Selling Lenders in an amount by each Participating Lender such that, after giving effect to such Participations, the Applicable Outstanding Percentage for each Lender shall be equal to such Lender's Applicable Total Commitment Percentage; PROVIDED, HOWEVER, that for purposes of this SECTION 4.12, with respect to any Lender that has not funded its share of the outstanding Loans and Obligations, such Lender's "Commitments" as used in the term "Applicable Total Commitment Percentage" shall be determined after subtracting all such unfunded amounts. Each Participating Lender shall pay to the Relevant Agent for the account of the Selling Lenders in Dollars and in immediately available funds, an amount equal to its Participation (as given notice thereof by the Relevant Agent) within five (5) Business Days after receipt of such notice. Simultaneously with the making of each such payment, each Participating Lender shall, automatically and without any further action on the part of any Lender, acquire a Participation in the amount of such payment in the Obligations of the applicable Facility Borrowers related to the Outstandings in which each such Participating Lender purchases such Participation. The Borrowers expressly consent to the foregoing arrangements and agree that each Participating Lender may exercise all rights of payment (including, without limitation, all rights of set-off, banker's lien or counterclaim) with respect to such Participation as fully as if such Participating Lender were the direct holder of such portion. If all or any portion of any such excess payment is thereafter recovered from the Participating Lender which received the same, the purchase provided in this SECTION 4.12(B) shall be rescinded to the extent of such recovery, without interest.

     4.13. UTILIZATION OF CANADIAN DOLLARS. (a) Each request for a Canadian Revolving Credit Loan or Canadian Letter of Credit shall constitute the applicable Facility Borrower's request for (i) a Canadian Revolving Credit Loan or Canadian Letter of Credit, as the case may be, of the Dollar Equivalent Amount of the amount of Canadian Dollars specified in such Borrowing Notice or request for a Letter of Credit and (ii) such Canadian Revolving Credit Loan or Canadian Letter of Credit, as the case may be, to be made available by the Canadian Revolving Credit Facility Lenders or the Canadian Issuing Bank, as the case may be, to or for the account of the applicable Facility Borrower in the Canadian Dollar Equivalent Amount of such Dollar Equivalent Amount. The principal amount outstanding on any Canadian Revolving Credit Loan or Canadian Term Loan made in Canadian Dollars shall be recorded in the Canadian Agent's records in Dollars as if the Canadian Revolving Credit Loan or Canadian Term Loan had initially been made in Dollars, in the Dollar Equivalent Amount of such Canadian Revolving Credit Loan or Canadian Term Loan, as reduced from time to time by the Dollar Equivalent Amount of any principal payments with respect to such Canadian Revolving Credit Loan or Canadian Term Loan. The principal amount outstanding on any Canadian Letter of Credit issued in Canadian Dollars shall be recorded in the Canadian Issuing Bank's records in Dollars as if the Canadian Letter of Credit had been issued in Dollars in the Dollar Equivalent Amount of such Canadian Letter of Credit, as such amount may be adjusted as provided in the definition of "Advance Date Exchange Rate". For the purposes of determining the maximum amount of Canadian Revolving Credit Outstandings and Canadian Term Loan Outstandings hereunder, it is intended by the parties that all Canadian Revolving Credit Loans and segments of Canadian Term Loans shall be the functional equivalent of Canadian Revolving Credit Loans and segments of Canadian Term Loans made and repaid in Dollars and shall be included in such determination based on their Dollar Equivalent Amount as determined from time to time as set forth herein. For the purposes of determining the maximum amount of Canadian Letter of Credit Outstandings and Canadian Revolving Credit Outstandings and Canadian Term Loan Outstandings hereunder, it is intended by the parties that all Canadian Letters of Credit shall be the functional equivalent of Canadian Letters of Credit made and repaid in Dollars and shall be included in such determination based on their Dollar Equivalent Amount as determined from time to time as set forth herein. It is recognized that some Canadian Lenders may elect to record Canadian Revolving Credit Loans and segments of Canadian Term Loans in Canadian Term Loan Outstandings in Canadian Dollars. The Canadian Agent shall maintain records (which records, with respect to Canadian Letters of Credit, shall be based upon information furnished to the Canadian Agent by the Canadian Issuing Bank) sufficient to identify at any time (i) the Advance Date Exchange Rate with respect to, and Dollar Equivalent Amount of, each Canadian Revolving Credit Loan and segments of Canadian Term Loans and each Canadian Letter of Credit issued in Canadian Dollars and (ii) the portion of Canadian Revolving Credit Outstandings attributable to each Advance.

     (b) The applicable Facility Borrower may elect to Continue a Canadian Revolving Credit Loan or any Segment of the Canadian Term Loan (a "Canadian Dollar Loan") pursuant to the terms of SECTION 4.3 and subject to the conditions set forth in this SECTION 4.13. In the event a Canadian Dollar Loan is Continued, such election to Continue the Canadian Dollar Loan shall be treated as an Advance and the Canadian Agent shall notify the applicable Facility Borrower and the Canadian Facilities Lenders of the new Advance Date Exchange Rate (determined as provided in the definition thereof), the Interest Period and the rate for such Continued Canadian Dollar Loan. The Canadian Facilities Lenders shall each be deemed to have made an Advance to the Canadian Borrower of its Applicable Commitment Percentage of each Canadian Dollar Loan in Canadian Dollars and the Canadian Agent shall apply the new Advance Date Exchange Rate for such new Interest Period to such Continued Canadian Dollars Equivalent Amount to determine the new Dollar Equivalent Amount of such Canadian Dollar Loan and shall adjust its books and the Canadian Revolving Credit Outstandings or the Canadian Term Loan Outstandings, as applicable. In the event that such adjustment with respect to a Continued Canadian Dollar Loan would cause (i) the Dollar Equivalent Amount of Canadian Revolving Credit Outstandings plus Canadian Letter of Credit Outstandings plus Canadian Swing Line Loan Outstandings to exceed the Total Commitment for the Canadian Revolving Credit Facility, or
(ii) the Dollar Equivalent Amount of all Outstandings under the Revolving Credit Facilities, the Letter of Credit Facilities and the Canadian Swing Line Facility to exceed the sum of the Borrowing Base as calculated in Dollars at such time, the applicable Facility Borrower shall, immediately on the effective date of such Continuation, repay (a "Rate Adjustment Payment") the portion of such Canadian Dollar Loan (applying the new Advance Date Exchange Rate) necessary to ensure that, giving effect to the Continuation of such Canadian Dollar Loan, the terms of SECTION 2.2(B)(II) and (III) are complied with. If the Canadian Agent does not receive an Interest Rate Selection Notice giving notice of election of the duration of an Interest Period or Continuation of a Canadian Dollar Loan by the time prescribed in SECTION 2.2 or 4.3, as applicable, the applicable Facility Borrower shall be deemed to have elected to repay such Canadian Dollar Loan and if such Canadian Dollar Loan is not repaid on the last day of the applicable Interest Period, together with accrued interest thereon, such Canadian Dollar Loan shall be converted to a Base Rate Loan in the Dollar Equivalent Amount of such Canadian Dollar Loan. The applicable Facility Borrower shall not be entitled to elect to Continue any Canadian Dollar Loan if a Default or Event of Default shall have occurred and be continuing.

     (c) In the event a Canadian Letter of Credit issued in Canadian Dollars is for a term exceeding three (3) months, the Dollar Equivalent Amount of the corresponding Canadian Letter of Credit Outstandings shall be recalculated as of the last Business Day of each fiscal quarter of Consoltex Holdings and the Canadian Agent shall notify the applicable Facility Borrower, the US Agent and the Canadian Facilities Lenders of the new Advance Date Exchange Rate (determined as provided in the definition thereof) for such Canadian Letter of Credit. The Canadian Agent shall apply the new Advance Date Exchange Rate to determine the new Dollar Equivalent Amount of such Canadian Letter of Credit and shall adjust its books and the Canadian Letter of Credit Outstandings. In the event that such adjustment with respect to a Letter of Credit causes (w) the Dollar Equivalent Amount of Participations by any Canadian Revolving Credit Facility Lender in Canadian Letters of Credit and Reimbursement Obligations with respect to Canadian Letter of Credit Commitment to exceed such Lender's Canadian Letter of Credit Commitment, (x) the Dollar Equivalent Amount of Canadian Letter of Credit Outstandings to exceed the Total Canadian Letter of Credit Commitment, (y) the Dollar Equivalent Amount of Canadian Revolving Credit Outstandings plus Canadian Letter of Credit Outstandings plus Canadian Swing Line Loan Outstandings to exceed the Total Commitment for the Canadian Revolving Credit Facility, or (z) the Dollar Equivalent Amount of all Outstandings under the Revolving Credit Facilities, the Letter of Credit Facilities and the Canadian Swing Line Facility to exceed the sum of the Borrowing Base as calculated in Dollars at such time, the applicable Facility Borrower shall immediately make such payments and prepayments of Canadian Dollar Loans as shall be necessary to comply with the terms of SECTION 2.2(B)(II) and (III) and also to ensure that the Dollar Equivalent Amount of Participations by any Canadian Revolving Credit Facility Lender in Canadian Letters of Credit and Reimbursement Obligation with respect to Canadian Letters of Credit does not exceed such Lender's Canadian Letter of Credit Commitment and that the Dollar Equivalent Amount of Canadian Letter of Credit Outstandings does not exceed the Total Canadian Letter of Credit Commitment.

     (d) The Dollar Equivalent Amount of all Base Rate Loans under the Canadian Revolving Credit Facility and the Canadian Term Loan Facility ("Canadian Base Rate Loans") shall be recalculated as of the last Business Day of each fiscal quarter of Consoltex Holdings and the Canadian Agent shall notify the applicable Facility Borrower, the US Agent and the Canadian Facilities Lenders of the new Advance Date Exchange Rate (determined as provided in the definition thereof) for such Canadian Base Rate Loans. The Canadian Agent shall apply the new Advance Date Exchange Rate to determine the new Dollar Equivalent Amount of such Canadian Base Rate Loans and shall adjust its books and the Canadian Revolving Credit Outstandings and the Canadian Term Loan Outstandings, as applicable. In the event that such adjustment with respect to the Canadian Base Rate Loans causes (i) the Dollar Equivalent Amount of Canadian Revolving Credit Outstandings plus Canadian Letter of Credit Outstandings plus Canadian Swing Line Loan Outstandings to exceed the Total Commitment for the Canadian Revolving Credit Facility, or (ii) the Dollar Equivalent Amount of all Outstandings under the Revolving Credit Facilities, the Letter of Credit Facilities and the Canadian Swing Line Facility to exceed the sum of Borrowing Base as calculated in Dollars at such time, the applicable Facility Borrower shall immediately make such payments and prepayments of Canadian Base Rate Loans as shall be necessary to comply with the terms of
SECTION 2.2(B)(II) and (III).

                                 ARTICLE V

                                 Security

     5.1 SECURITY. As security for the full and timely payment and performance of all Obligations, the following Facility Borrowers shall, on or before the Closing Date, do or cause to be done all things necessary in the opinion of the Agents and the Lenders and counsel to the Agents and the Lenders to grant to the Relevant Agent, the US Collateral Agent or the Canadian Collateral Trustee, as applicable, for the benefit of the Agents and the Lenders, the following duly perfected first priority security interests and hypothecs, subject to no prior Lien other than Statutory Permitted Liens and Liens permitted pursuant to SECTION 10.4(G) or other encumbrance or restriction on transfer:

          (a) a collateral security interest and, with respect to Collateral located in Canada, a security interest, mortgage and hypothec, or a security interest under Section 427 of the Bank Act, by each of the Facility Borrowers and Guarantors (other than Consoltex Mexico and each of the Mexican Companies) in all Collateral as described in the Security Instruments;

          (b) pledge of the bonds issued by Consoltex and secured by the Collateral of Consoltex;

          (c) cross corporate guarantees of the Obligations of each of the Facility Borrowers and of each Guarantor by each of the Guarantors (Consoltex Mexico and the Mexican Companies to guarantee only the Obligations of Consoltex Mexico, Consoltex, and the Mexican
     Companies); and

          (d) assignment, pledge and hypothec of 100% of the issued and outstanding shares of each of the Guarantors (sixty-five percent (65%) in the case of the voting shares of Consoltex Mexico and, so long as it is a Direct Foreign Subsidiary, Marino Mexico), with the exception of the shares issued by Consoltex Holdings;

in each case in accordance with the terms, and to the extent required in, the applicable Security Instruments, and do all things necessary in the reasonable opinion of the Agents and their counsel to grant to the US Collateral Agent and the Canadian Collateral Trustee for the benefit of the Agents and the Lenders a duly perfected first priority security interest in all Collateral subject to no prior Lien other than Statutory Permitted Liens and Liens permitted pursuant to SECTION 10.4(G).

     Without limiting the foregoing, each Borrower and each Subsidiary having rights in any Subsidiary Securities to be pledged pursuant to
SECTION 5.1(D) shall, to the extent not previously delivered, on the Closing Date deliver to the Agents, in form and substance reasonably acceptable to the Agents, (A) a Pledge Agreement which shall pledge to the Relevant Agent for the benefit of the Agents and the Lenders the Subsidiary Securities owned by such Borrower or Subsidiary and described in SECTION 5.1(D), and any supplements or amendments to any Pledge Agreement previously delivered to the extent necessary to effectuate the purposes of this ARTICLE V, such earlier delivered Pledge Agreement, or the other Loan Documents, (B) if such Subsidiary Securities are in the form of certificated securities, such certificated securities, together with undated stock powers or other appropriate transfer documents endorsed in blank pertaining thereto, (C) if such Subsidiary Securities do not constitute securities and the Subsidiary has not elected to have such interests treated as securities under Article 8 of the Uniform Commercial Code, a Control Agreement from the Registrar of such Subsidiary Securities and (D) Uniform Commercial Code financing statements reflecting the Lien in favor of the Agents, the US Collateral Agent and the Canadian Collateral Trustee, or any of them as applicable, on such Subsidiary Securities, each in form and substance acceptable to the Agents, and shall take such further action and deliver or cause to be delivered such further documents as required by the Security Instruments or otherwise as the Agents may request to effect the transactions contemplated by this ARTICLE V. Notwithstanding anything to the contrary herein, no Borrower, Guarantor or Subsidiary shall issue Subsidiary Securities that are not certificated.

     5.2 FURTHER ASSURANCES. At the request of either Agent or any Lender, the Borrowers will or will cause their Subsidiaries, as the case may be, to execute, by their respective duly authorized officers, alone or with either Agent, the US Collateral Agent or the Canadian Collateral Trustee, as applicable, any certificate, instrument, financing statement, control agreement, statement or document, or to procure any such certificate, instrument, statement or document, or to take such other action (and pay all connected costs) which either Agent or any Lender reasonably deems necessary from time to time to create, continue or preserve the Liens and security interests in the Collateral (and the perfection and priority thereof) of the US Agent, the Canadian Agent, the US Collateral Agent and the Canadian Collateral Trustee contemplated hereby and by the other Loan Documents and specifically including (a) all Collateral acquired by any Borrower or any Guarantor after the Closing Date, (b) with respect to any Collateral located in Canada, any increase in the amount of the bonds and all security instruments securing repayment of the bonds at any time the value of a Canadian Dollar is less than $0.60, and (c) with respect to any deposit accounts held with any financial institution domiciled in Mexico, such action as may be reasonably necessary to perfect a security interest in or control over any such deposit accounts by one of the Agents, the US Collateral Agent or the Canadian Collateral Trustee. Each Agent is hereby irrevocably authorized to execute and file or cause to be filed, with or if permitted by applicable law without the signature of a Borrower or any Guarantor appearing thereon, all Uniform Commercial Code financing statements reflecting such Borrower or any Guarantor as "debtor" and the US Agent, the Canadian Agent, the US Collateral Agent or the Canadian Collateral Trustee, as applicable, as "secured party", and continuations thereof and amendments thereto, as either Agent reasonably deems necessary or advisable to give effect to the transactions contemplated hereby and by the other Loan Documents.

     5.3 INFORMATION REGARDING COLLATERAL. Each Borrower represents, warrants and covenants that (i) the chief executive office of such Borrower and each of its Subsidiaries providing Collateral pursuant to a Security Instrument (each, a "Grantor") prior to or at the Closing Date is located at the address or addresses specified on SCHEDULE 5.3, and (ii) SCHEDULE
5.3 contains a true and correct copy of Schedule 6.3 of the Existing Credit Agreement, as delivered on the Existing Credit Agreement Closing Date along with a true and complete list of (a) the exact legal name, jurisdiction of formation, and address of each Grantor and of each other Person that has effected any merger or consolidation with a Grantor or contributed or transferred to a Grantor any property constituting Collateral at any time since the Existing Credit Agreement Closing Date (excluding Persons making sales in the ordinary course of their businesses to a Grantor of property constituting inventory in the hands of such seller), (b) each location of the chief executive office of each Grantor at any time since the Existing Credit Agreement Closing Date, (c) each location at which any property constituting Collateral is or has been located since the Existing Credit Agreement Closing Date (together with the name of each owner of the real property located at such address if not the applicable Grantor and a summary description of the relationship between the applicable Grantor and such Person), and (d) each trade name, trademark or other trade style used by any Grantor since the Existing Credit Agreement Closing Date and the purposes for which it was used. No Borrower shall change or permit any other Grantor to change its name, jurisdiction of formation (whether by reincorporation, merger or otherwise), the location of its chief executive office or any location specified in clause (c) of the immediately preceding sentence, or use or permit any other Grantor to use, any additional trade name, trademark or other trade style, except upon giving not less than thirty (30) days' prior written notice to each Agent and taking or causing to be taken all such action at such Borrower's or such other Grantor's expense as may be reasonably requested by either Agent, the US Collateral Agent or the Canadian Collateral Trustee to perfect or maintain the perfection of the Lien of the US Agent or the Canadian Collateral Trustee, as applicable, in the applicable Collateral.

     5.4 LOCK BOXES AND LOCK BOX ACCOUNTS. As security for the full and timely payment and performance of all Obligations now existing or hereafter arising, each US Borrower and each Canadian Borrower shall, and shall cause each Guarantor (other than Consoltex Mexico and each Mexican Company) to, by the time provided in SECTION 7.3(A), deliver to the US Agent, the US Collateral Agent, the Canadian Agent or the Canadian Collateral Trustee, as applicable, in form and substance reasonably acceptable to the Agents, a Cash Collateral Agreement and a Lock Box Agreement to establish one or more Lock Boxes and one or more Lock Box Accounts and by such date (or such earlier date as any Lock Box shall be established) shall have directed all account debtors, including licensees, to make all payments exclusively to the applicable Lock Box of such US Borrower or Canadian Borrower. SCHEDULE 5.4, containing a true and correct list of each Lock Box and each Lock Box Account, shall be delivered by the Borrowers pursuant to and at the time provided therefor in SECTION 7.3(A).

     5.5 DEPOSIT ACCOUNTS. No Borrower maintains any deposit account of any nature with any financial institution except as set forth in SCHEDULE
5.4 or 5.5, PROVIDED that each deposit account of each Borrower must either
(i) be subject to a Cash Collateral Agreement delivered in accordance with and at the time provided for in SECTION 7.3(A) (or at any time thereafter in accordance with SECTION 9.20) by the relevant financial institution to the Relevant Agent, the US Collateral Agent or the Canadian Collateral Trustee, as applicable, (ii) be subject to a Deposit Account Agreement delivered in accordance with and at the time provided for in SECTION 7.3(A) (or at any time thereafter with respect to SECTION 10.26) by the relevant financial institution to the Relevant Agent, the US Collateral Agent or the Canadian Collateral Trustee, as applicable, or (iii) be an account of Consoltex Mexico or Rafytek with a financial institution domiciled in Mexico. SCHEDULE 5.5 contains a true and correct list of all deposit accounts of the Borrowers as of the Closing Date, as updated (x) in accordance SECTION 7.3(A)(II), and (y) at any time thereafter, PROVIDED that any additional deposit accounts described in any updated SCHEDULE 5.5 shall be the subject of a Cash Collateral Agreement or a Deposit Account Agreement as provided in SECTION 9.20 or 10.26, respectively.

     5.6 POWER OF ATTORNEY OF CANADIAN AGENT AND CANADIAN COLLATERAL TRUSTEE. For greater certainty, and without limiting the powers of the Canadian Agent and the Canadian Collateral Trustee under the Security Instruments, each of the Lenders hereby acknowledges that the Canadian Collateral Trustee shall, for the purposes of holding any security granted under the hypothecs described in SECTION 5.1(A) to secure payment of the bonds described in SECTION 5.1(B), be the holder of an irrevocable power of attorney (fonde de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) for all present and future Lenders and in particular for all present and future holders of such bonds. Each of the Lenders hereby constitutes, to the extent necessary, the Canadian Collateral Trustee as the holder of such irrevocable power of attorney (fonde de pouvoir) in order to hold security granted under such hypothecs to secure such bonds. Each assignee of a Lender shall be deemed to have confirmed and ratified the constitution of the Canadian Collateral Trustee as the holder of such irrevocable power of attorney (fonde de pouvoir) by execution of the relevant Assignment and Acceptance. Notwithstanding the provisions of Section 32 of the Act respecting the Special Powers of Legal Persons (Quebec), the Canadian Collateral Trustee may acquire and be the holder of a bond. By executing a bond, the issuer of the bond shall be deemed to have acknowledged that the bond constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.

     5.7  MEXICAN COLLATERAL.

     (a) At any time after the Closing Date, any Lender, by written notice to each of the Agents and to the Borrowers pursuant to SECTION 13.2, may require that Consoltex Mexico and the Mexican Companies (other than Rafytica), or any of them, as security for the full and timely payment and performance of all Obligations of Consoltex Mexico and the Mexican Companies (other than Rafytica), as applicable, do or cause to be done all things necessary in the opinion of the Agents and the Lenders and counsel to the Agents and the Lenders to grant to the Relevant Agent, the US Collateral Agent or the Canadian Collateral Trustee, as applicable, for the benefit of the Agents and the Lenders, duly perfected first priority security interests, subject to no prior Lien other than Statutory Permitted Liens and Liens permitted pursuant to SECTION 10.4(G), and to no other encumbrance or restriction on transfer, in all or a portion of its assets, as directed by such Lender.

     (b) In the event that notice is given pursuant to SECTION 5.7(A), the Required Lenders shall promptly determine, and shall give prompt notice to the Borrowers and the Lenders, of the method of taking such security interest in such assets of Consoltex Mexico and the Mexican Companies (other than Rafytica).

     (c)  Within sixty  (60)  days  after  receiving the notice required by
SECTION 5.7(A), the Borrowers will, and will cause their Subsidiaries, as the case may be, in compliance with SECTION 5.2 and otherwise, to execute, by their respective duly authorized officers, alone or with either Agent, the US Collateral Agent or the Canadian Collateral Trustee, as applicable, any certificate, instrument, financing statement, control agreement, pledge agreement, mortgage, statement or document, or to procure any such certificate, instrument, agreement, mortgage, statement or document, or to take such other action (and pay all connected costs) which either Agent or any Lender reasonably deems necessary to create the Liens and security interests contemplated by this SECTION 5.7 and by the other Loan Documents.

                                ARTICLE VI

                          Change in Circumstances

     6.1  INCREASED COST AND REDUCED RETURN.

          (a) If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency:

                    (i) shall subject such Lender (or its Applicable Lending Office) to any tax, duty, or other charge with respect to any Eurodollar Rate Loans, any Advance under a Bankers' Acceptance Segment, its Note, or its obligation to make Eurodollar Rate Loans or Advances under a Bankers' Acceptance Segment, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Agreement or its Note in respect of any Eurodollar Rate Loans (other than taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office);

                    (ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, compulsory loan, or similar requirement (other than the Reserve Requirement utilized in the determination of the Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Canadian Term Loan Commitment or the US Term Loan Commitment or Revolving Credit Commitment, as applicable, of such Lender hereunder; or

                    (iii) shall impose on such Lender (or its Applicable Lending Office) or on the London interbank market any other condition affecting this Agreement or its Note or any of such extensions of credit or liabilities or commitments;

     and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Continuing, or maintaining any Loans or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or its Note with respect to any Eurodollar Rate Loans, then the applicable Facility Borrowers shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by any Facility Borrower under this SECTION 6.1(A), such Facility Borrower may, by notice to such Lender (with a copy to the Agents), suspend the obligation of such Lender to make or Continue Loans of the Type with respect to which such compensation is requested, or to Convert Loans of any other Type into Loans of such Type, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of SECTION 6.4 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

          (b) If, after the date hereof, any Lender shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy
     (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand the applicable Facility Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

          (c) Each Lender shall promptly notify the Borrowers and the Agents of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this SECTION 6.1 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this SECTION 6.1 shall furnish to the applicable Facility Borrowers and the Agents a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

          (d) The provisions of this SECTION 6.1 shall continue in effect notwithstanding the Facility Termination Date; PROVIDED, HOWEVER, that any demand for compensation shall be made by the applicable Lender within sixty (60) days after the date on which the officer of such Lender who has responsibility for compliance with the obligations under this Agreement knows or has reason to know of such Lender's right to any compensation under this SECTION 6.1 or, if any such Lender fails to deliver such demand within such sixty-day period, such Lender shall only be entitled to compensation for any compensation otherwise owing under this SECTION 6.1 from and after the date that is sixty days prior to the date such Lender delivers such demand.

     6.2 LIMITATION ON TYPES OF LOANS. If on or prior to the first day of any Interest Period for any Eurodollar Rate Loan or any Bankers' Acceptance Segment the Relevant Agent determines (which determination shall be conclusive) that:

         (a) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

         (b) the Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of funding Eurodollar Rate Loans for such Interest Period; or

          (c)  no market exists for Bankers' Acceptances;

     then the Relevant Agent shall give the other Agent and the Borrowers prompt notice thereof specifying the relevant Type of Loans and the relevant amounts or periods, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Loans of such Type, Continue Loans of such Type, or to Convert Loans of any other Type into Loans of such Type and the applicable Facility Borrowers shall, on the last day(s) of the then current Interest Period(s) for the outstanding Loans of the affected Type, either prepay such Loans or Convert such Loans into another Type of Loan in accordance with the terms of this Agreement.

     6.3 ILLEGALITY. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful or contrary to any directive or guideline for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Rate Loans or Advances under any Bankers' Acceptance Segment hereunder, then such Lender shall promptly notify the Borrowers thereof and such Lender's obligation to make or Continue Eurodollar Rate Loans or Advances under any Bankers' Acceptance Segment and to Convert other Types of Loans into Eurodollar Rate Loans or Advances under any Bankers' Acceptance Segment shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Rate Loans or Advances under any Bankers' Acceptance Segment (in which case the provisions of SECTION 6.4 shall be applicable).

     6.4 TREATMENT OF AFFECTED LOANS. If the obligation of any Lender to make a Eurodollar Rate Loan or Advances under any Bankers' Acceptance Segment or to Continue, or to Convert Loans of any other Type into, Loans of a particular Type shall be suspended pursuant to SECTION 6.1 or 6.3 hereof (Loans of such Type being herein called "Affected Loans" and such Type being herein called the "Affected Type"), such Lender's Affected Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Affected Loans (or, in the case of a Conversion required by SECTION 6.3 hereof, on such earlier date as such Lender may specify to the Borrowers with a copy to the Agents) and, unless and until such Lender gives notice as provided below that the circumstances specified in SECTION 6.1 or 6.3 hereof that gave rise to such Conversion no longer exist:

          (a) to the extent that such Lender's Affected Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's Affected Loans shall be applied instead to its Base Rate Loans; and

          (b) all Loans that would otherwise be made or Continued by such Lender as Loans of the Affected Type shall be made or Continued instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into Loans of the Affected Type shall be Converted instead into (or shall remain as) Base Rate Loans.

     If such Lender gives notice to the Borrowers (with a copy to the Agents) that the circumstances specified in SECTION 6.1 or 6.3 hereof that gave rise to the Conversion of such Lender's Affected Loans pursuant to this SECTION 6.4 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Loans of the Affected Type made by other Lenders are outstanding, such Lender's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Loans of the Affected Type, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Loans of the Affected Type and by such Lender are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Term Loan Commitments and Revolving Credit Commitments.

     6.5 COMPENSATION. Upon the request of any Lender, the applicable Facility Borrowers shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost, or expense (including loss of anticipated profits) incurred by it as a result of:

          (i) any payment of face amount in respect of a Banker's Acceptance or Bankers' Acceptance Segment on a date other than the last day of the period of such Bankers' Acceptance or Bankers' Acceptance Segment, or any payment, prepayment, or Conversion of a Eurodollar Rate Loan for any reason (including, without limitation, the acceleration of the Loans pursuant to SECTION 11.1, any prepayments pursuant to ARTICLE II and any repayments pursuant to
     SECTION 4.13), or the assignment, purchase and reallocation of Loans pursuant to SECTION 1.1, on a date other than the last day of the Interest Period for such Loan or period for such Bankers' Acceptance; or

          (ii) any failure by such Facility Borrowers (for any reason, including the failure of any condition precedent specified in ARTICLE VII to be satisfied, other than the failure of such Lender to make a Loan notwithstanding satisfaction of all conditions precedent thereto) to borrow, Convert, Continue, or prepay a Eurodollar Rate Loan on the date for such borrowing, Conversion, Continuation, or prepayment specified in the relevant notice of borrowing, prepayment, Continuation, or Conversion under this Agreement.

          The provisions of this SECTION 6.5 shall continue in effect notwithstanding the Facility Termination Date.

     6.6  TAXES.

          (a) Any and all payments by each Borrower to or for the account of any Lender or either Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or such Agent (as the case may be) is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being
     hereinafter  referred  to  as  "Taxes").   If  any  Borrower  shall be
     required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to any Lender or either Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this SECTION 6.6) such Lender or such Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) such Borrower shall furnish to the Agents, at their respective address referred to in SECTION 13.2, the original or a certified copy of a receipt evidencing payment thereof.

          (b) In addition, each Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

          (c) Each Borrower jointly and severally agrees to indemnify each Lender and each Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this SECTION 6.6) paid by such Lender or such Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

          (d) With respect only to the US Facilities, each US Facilities Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by any Borrower or the US Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrowers and the US Agent with (i) Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-8 (including Form W-8BEN or W-8EC1) or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Lender is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Agreement or any of the other Loan Documents.

          (e) For any period with respect to which a Lender has failed to provide the Borrowers and the US Agent with the appropriate form pursuant to SECTION 6.6(D) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under SECTION 6.6(A) or 6.6(B) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

          (f) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this SECTION 6.6, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the reasonable judgment of such Lender, is not otherwise disadvantageous to such Lender.

          (g) Within thirty (30) days after the date of any payment of Taxes, the Borrowers shall furnish to the Agents the original or a certified copy of a receipt evidencing such payment.

          (h) The provisions of this SECTION 6.6 shall continue in effect notwithstanding the Facility Termination Date.

                                ARTICLE VII

         Conditions to Making Loans and Issuing Letters of Credit

     7.1 CONDITIONS OF CLOSING AND THE ADDITIONAL ADVANCE OF THE US TERM LOAN. The closing of this Agreement and the obligation of the Lenders to make the Advance of the remainder of the US Term Loan is subject to the conditions precedent that:

          (a) the Agents shall have received on or prior to the Closing Date, in form and substance satisfactory to the Agents and the Lenders, the following:

               (i) executed originals of each of this Agreement, the Notes, any required Facility Guaranty, each Consolidated Amendment, the LC Account Agreement, any other required Security Instruments, and any other Loan Documents, together with all schedules and exhibits thereto;

               (ii) a fully-executed copy of Third Amendment to Mortgage;

               (iii) the favorable written opinion or opinions with respect to the Loan Documents and the transactions contemplated thereby and the perfection and priority of the security granted thereunder of special counsel to the Borrowers and the Guarantors dated the Closing Date, addressed to the Agents and the Lenders, including opinions of Kirkland & Ellis, Young, Clement, Rivers & Tisdale, LLP; Ogilvy Renault S.E.N.C.; Stewart McKelvey Stirling Scales; Osler Hoskins & Harcourt; Brown Rudnick Freed & Gesmer; and Rich, Heather and Mueller, such opinions (other than those relating to title) substantially in the form of EXHIBITS I-1 through I-7;

               (iv) resolutions of the boards of directors or other appropriate governing body (or of the appropriate committee thereof) of each Borrower and each Guarantor (without duplication) certified by its secretary or assistant secretary as of the Closing Date, approving the increase in the commitment amount applicable to the US Term Loan, approving the assignments, reallocations and allocations set forth in SECTIONS 1.1(B), (C) and (D) hereto and the Facilities as restructured hereunder, and approving and adopting the Loan Documents to be executed by such Person, and authorizing the execution and delivery thereof;

               (v) specimen signatures of officers or other appropriate representatives executing the Loan Documents on behalf of each of the Borrowers and each of the Guarantors, certified by the secretary or assistant secretary of such Borrower or Guarantor as of the Closing Date;

               (vi) the Organizational Documents of each of the Borrowers and each of the Guarantors certified as of a recent date by the Secretary of State or equivalent Governmental Authority of its jurisdiction of organization;

               (vii) Operating Documents of each of the Borrowers and each of the Guarantors certified as of the Closing Date as true and correct by its secretary or assistant secretary;

               (viii) certificates issued as of a recent date by the Secretaries of State or equivalent Governmental Authority of the respective jurisdictions of formation of each of the Borrowers and each of the Guarantors as to the due existence and good standing of such Person;

               (ix)  appropriate   certificates   of  qualification  to  do
          business, good standing and, where appropriate, authority to conduct business under assumed name, issued in respect of each of the Borrowers and each of the Guarantors as of a recent date by the Secretary of State or equivalent Governmental Authority of each jurisdiction in which the failure to be qualified to do business or authorized so to conduct business would reasonably be expected to have a Material Adverse Effect;

               (x) certificate of an Authorized Representative dated the Closing Date demonstrating compliance with the financial covenant contained in SECTION 10.1(A), substantially in the form of EXHIBIT J, demonstrating that Available Liquidity (calculated on a pro forma basis for all borrowings on the Closing Date) is not less than $15,000,000 on the Closing Date (excluding fees and expenses paid or payable to the Agents, the Lenders and their respective representatives on the Closing Date not in excess of $800,000);

               (xi) a certificate of the Chief Financial Officer of Consoltex Holdings as to the absence of any Default or Event of Default as of the Closing Date and as to the absence of any material adverse change since December 31, 1999 in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrowers and their subsidiaries taken as a whole or in the facts and information regarding such entities as represented to date which has not been disclosed to the Agents and the Lenders;

               (xii) a marked up irrevocable commitment from the title insurer to update the policies insuring title on the Initial Mortgaged Properties as originally delivered pursuant to Section 8.1(xv) of the Original Credit Agreement;

               (xiii) if elected by the applicable Facility Borrowers, one or more Interest Rate Selection Notices;

               (xiv) evidence of the filing of Uniform Commercial Code financing statements (or amendments to previously filed financing statements) reflecting the filing in all places required by applicable law to perfect the Liens of the Agents under the Security Instruments as a first priority Lien as to items of Collateral in which a security interest may be perfected by the filing of financing statements, and such other documents and/or evidence of other actions as may be necessary under applicable law (including the laws of Canada, the United States and/or Mexico) to perfect the Liens of the Agents, the US Collateral Agent or the Canadian Collateral Trustee, as applicable, under the Security Instruments as a first priority Lien in and to such other Collateral as the Agents may require, including without limitation:

                    (A) to the extent not previously delivered, the delivery by the Borrower of all stock certificates evidencing Pledged Interests, accompanied in each case by duly executed stock powers (or other appropriate transfer documents) in blank affixed thereto; and

                    (B) the delivery  by  each  Borrower  or  Guarantor  of
               certificates of the Registrar of each partnership or limited liability company Subsidiary evidencing the due registration on the registration books of such Person of the Lien in favor of the Agents conferred under the Security Instruments;

               (xv) evidence that all fees payable by the Borrowers on the Closing Date to the Agents, BAS and the Lenders have been paid in full, including the due diligence expenses of the Agents and the fees and expenses of counsel for the Agents and other parties performing related services to the Agents, including asset reviews and audits and consulting services, to the extent invoiced prior to or on the Closing Date (which may include amounts constituting reasonable estimates of such fees and expenses incurred or to be incurred in connection with the transaction; provided that no such estimate shall thereafter preclude the final settling of accounts as to such fees and expenses);

               (xvi) Uniform Commercial Code and similar lien search results in the United States, Canada and Mexico showing only those Liens as are acceptable to the Lenders;

               (xvii) a certificate of the chief financial officer of each issuer of the Subordinated Notes, certifying that the Obligations under the US Term Loan Facility as hereby increased qualify as "Senior Debt" (as defined in the Subordinated Indenture);

               (xviii) a certified copy of the written notice by the chief financial officer of each issuer of the Subordinated Notes to the trustee under the Subordinated Indenture designating the Obligations under the US Term Loan Facility, as hereby increased, as "Designated Senior Debt" under the Subordinated Indenture;

               (xix) certified copies of all fully-executed documents relating to the Reorganization not previously delivered to the Agents;

               (xx) certified copies of all necessary consents, amendments and agreements of the holders of the Subordinated Notes and the PIK Notes relating to (A) this Agreement and the Reorganization and the respective transactions contemplated thereby, (B) any change in the issuer of the Subordinated Notes, or (C) any change in accounting procedures from generally accepted accounting principals in Canada to GAAP;

               (xxi) certified copies of the fully-executed Les Gantiers Debenture and all other documents relating to the PIK Notes not previously delivered to the Agents;

               (xxii) evidence that Consoltex Holdings has received the proceeds of each of the AIP Investment and the PIK Notes not previously delivered to the Agents;

               (xxiii)   certified   copies   of   the  fully-executed  Fee
          Limitation Agreement and all other documents relating thereto as the Agents may request;

               (xxiv)   a   written   audit  of  the  accounts  receivable,
          inventory, controls and systems of the Borrowers and their Subsidiaries;

               (xxv) appraisal reports with respect to the machinery, equipment and real estate owned by the Borrowers and their Subsidiaries and such other report, information or appraisal previously requested by the Agents or the Lenders;

               (xxvi) (A) the consolidated and consolidating financial statements of the Borrowers and their Subsidiaries for the Fiscal Years ended December 31, 1997, 1998 and 1999, including balance sheets, income and cash flow statements, audited by PricewaterhouseCoopers, LLP or such other independent public accountants of recognized national standing as are acceptable to the Agents, (B) unaudited interim income, balance sheet and cash flow statements of the Borrowers and their Subsidiaries for the six-month period ended June 30, 2000, (C) pro forma unaudited interim income, balance sheet and cash flow statements of the Borrowers and their Subsidiaries for the six-month period ended June 30, 2000 giving effect to the recent Reorganization, (D) the month-end balance sheet of each Borrower most recently prepared thereby prior to the Closing Date on a pro forma basis reflecting the Reorganization, including without limitation all outstandings under the Senior Credit Facilities after the Closing Date, all proceeds of the AIP Investment and the proceeds of the PIK Notes,
          (E) the actual month end balance sheet of each Borrower most recently prepared thereby prior to the Closing Date, and (F) such other financial information as the Agents and the Lenders may reasonably request; PROVIDED that the balance sheet listed in subsection (A) above for the Fiscal Year ended December 31, 1997 shall be expressed in Canadian Dollars and prepared in accordance with GAAP as applied in Canada, and all other items listed in this SECTION 7.1(A)(XXVII) shall be expressed in US Dollars and prepared in accordance with GAAP as applied in the United States;

               (xxvii)   a  Borrowing  Base Certificate as of September 30,
          2000;

               (xxviii) certified copies of all fully-executed documents relating to the AIP Investment not previously delivered to the Agents;

               (xxix) a certificate of the Chief Financial Officer of Consoltex Holdings certifying that Royalton has no obligations owing to either of Bancomer, S.A. or Banco Nacional de Mexico, S.A.as of the Closing Date.

               (xxx) such other documents, instruments, certificates and opinions as the Agent or any Lender may reasonably request on or prior to the Closing Date in connection with the consummation of the transactions contemplated hereby; and

          (b) In the good faith judgment of the Agents and the Lenders:

               (i) there shall not have occurred or become known to either Agent or any Lender any event, condition, situation or status since December 31, 1999 that has had or could reasonably be expected to result in a Material Adverse Effect;

               (ii) no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which would reasonably be expected to result in a Material Adverse Effect;

               (iii) (A) the Borrowers and the Guarantors shall have received all approvals, consents and waivers, and shall have made or given all filings and notices as shall be required or desirable to consummate the Reorganization (except the Mexican Operational Restructuring, with respect to which appropriate arrangements have been made to obtain the necessary consents and approvals) and otherwise in connection with the Agreement, the Loan Documents, or the transactions contemplated hereby, (B) all such approvals and consents shall be in full force and effect,
          (C) all applicable waiting periods shall have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Reorganizations, the Facilities, this Agreement, the Loan Documents or any of the transactions contemplated hereby or thereby, all of the above without the occurrence of any default under, conflict with or violation of (x) any applicable law, rule, regulation, order or decree of any Governmental Authority or arbitral authority or (y) any agreement, document or instrument to which any of the Credit Parties is a party or by which any of them or their properties is bound;

               (iv) the Reorganization shall have been completed in the form and on the terms and conditions disclosed to the Agents and the Lenders in the summary of the Reorganization previously provided thereto, except for those aspects of the Mexican Operational Restructuring which shall not have received all necessary governmental approvals prior to the Closing Date; and

               (v) the corporate, capital and ownership structure of the Borrowers and their subsidiaries (including articles of incorporation, bylaws and management of the Borrowers and their subsidiaries), giving effect to the Reorganization, and the status of all litigation of the Borrowers and their subsidiaries shall be reasonably satisfactory to the Agents and the Lenders.

          (c) the representations and warranties of the Borrowers and their Subsidiaries set forth in ARTICLE VIII and in each of the other Loan Documents shall be true and correct in all material respects on and as of the date hereof;

     7.2 CONDITIONS OF REVOLVING LOANS AND LETTER OF CREDIT. The obligations of the Lenders to make any Revolving Credit Loans, and the Issuing Banks to issue (or renew) any Letters of Credit, and the Canadian Swing Line Facility Lender to make Canadian Swing Line Loans, hereunder on or subsequent to the Closing Date are subject to the satisfaction of the following conditions:

          (a) the satisfaction of all conditions set forth in SECTION 7.1 hereof;

          (b) the Agent or, in the case of Canadian Swing Line Loans, the Canadian Swing Line Facility Lender, shall have received a Borrowing Notice if required by ARTICLE II;

          (c) the representations and warranties of the Borrowers and their Subsidiaries set forth in ARTICLE VIII and in each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance, Canadian Swing Line Loan or Letter of Credit issuance or renewal, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date and except that the financial statements referred to in SECTION 8.6(A) shall be deemed (solely for the purpose of the representation and warranty contained in such
     SECTION 8.6(A) but not for  the purpose of any cross reference to such
     SECTION 8.6(A) or to the financial statements described therein contained in any other provision of SECTION 8.6(A) or elsewhere in
     ARTICLE VIII) to be those financial statements most recently delivered to the Agents and the Lenders pursuant to SECTION 9.1 from the date financial statements are delivered to the Agents and the Lenders in accordance with such Section;

          (d) in the case of the issuance of a Letter of Credit, the applicable Facility Borrower shall have executed and delivered to the applicable Issuing Bank an Application and Agreement for Letter of Credit in form and content reasonably acceptable to such Issuing Bank together with such other instruments and documents as it shall reasonably request;

          (e) at the time of (and after giving effect to) each Advance, Canadian Swing Line Loan or the issuance of a Letter of Credit, no Default or Event of Default specified in ARTICLE XI shall have occurred and be continuing; and

          (f) immediately after giving effect to:

                    (i) a Revolving Credit Loan, a Letter of Credit (or renewal thereof) or a Canadian Swing Line Loan, (A) the amount of US Revolving Credit Outstandings plus US Letter of Credit Outstandings shall not exceed the Total Commitment for the US Revolving Credit Facility, (B) the Dollar Equivalent Amount of Canadian Revolving Credit Outstandings plus Canadian Letter of Credit Outstandings plus Canadian Swing Line Loan Outstandings shall not exceed the Total Commitment for the Canadian Revolving Credit Facility, (C) the Dollar Equivalent Amount of all Outstandings under the Revolving Credit Facilities, the Letter of Credit Facilities and the Canadian Swing Line Facility shall not exceed the SUM of the Borrowing Base as calculated in Dollars at such time, and (D) the amount of US Revolving Credit Outstandings of Consoltex Mexico and Rafytek shall not exceed the Mexican Borrowing Limit applicable thereto;

                    (ii) a Letter of Credit or renewal thereof, the aggregate principal balance of all outstanding Participations in Letters of Credit and Reimbursement Obligations (or in the case of the applicable Issuing Bank, its remaining interest after deduction of all Participations in Letters of Credit and Reimbursement Obligations of other Lenders) for each applicable Lender and in the aggregate shall not exceed, respectively, (X) such Lender's Letter of Credit Commitment or (Y) the Total Canadian Letter of Credit Commitment or Total US Letter of Credit Commitment, as applicable; and

                    (iii) a Canadian Swing Line Loan, the Canadian Swing Line Loan Outstandings shall not exceed $4,000,000.

     7.3  POST-CLOSING ITEMS.

          (a) After the Closing date but prior to December 31, 2000 the Borrowers shall:

               (i) deliver to the Relevant Agent (A) a SCHEDULE 5.4 setting forth all Lock Boxes and Lock Box Accounts of each US Borrower and each Canadian Borrower, which shall include at a minimum one Lock Box and one Lock Box Account for each US Borrower and each Canadian Borrower, (B) a Lock Box Agreement with respect to each such Lock Box executed by the applicable US Borrower or Canadian Borrower and each other party required thereby, and (C) a Cash Collateral Agreement with respect to each Lock Box Account executed by the applicable US Borrower or Canadian Borrower, the applicable financial institution and any other party required thereby; and

               (ii) deliver to the Relevant Agent (A)  an  updated SCHEDULE
          5.5 setting forth all deposit accounts of each Borrower as of such date other than those deposit accounts that are set forth on
          SCHEDULE 5.4 and are subject to an effective Cash Collateral Agreement, and (B) a Deposit Account Agreement with respect to each deposit account of each Borrower identified on SCHEDULE 5.5 executed by the applicable Borrower, the applicable financial institution and any other party required thereby.

          (b) In the good faith judgment of the Agents and the Lenders, after the Closing Date but on or before December 31, 2000 (i) each US Borrower and each Canadian Borrower shall have established and continued to maintain not less than one Lock Box and one Lock Box Account under procedures and pursuant to executed Lock Box Agreements and Cash Collateral Agreements, (ii) the Borrowers shall have established and continued to maintain only those deposit accounts which are identified on SCHEDULE 5.4 or SCHEDULE 5.5 and are subject either to a Deposit Account Agreement or a Cash Collateral Agreement, and (iii) the US Borrowers and the Canadian Borrowers shall have given notice to all obligors, account parties and licensees to direct payment of all Accounts Receivable to the appropriate Lock Box.

          (c) After the Closing Date but not later than November 30, 2000, the Borrowers shall have filed, or caused the filing of, all UCC-3s and any other documentation reasonably determined to be necessary by the Agents and the Lenders to revise the collateral description filed by certain factors of certain of the Facility Borrowers describing as collateral assets of such Facility Borrowers in excess of that granted.

          (d) After the Closing Date but not later than November 30, 2000, the Borrowers shall deliver to the Agents evidence that (i) LINQ is qualified to do business in the state of Georgia, and (ii) Balson-Hercules is qualified to do business in the state of Florida.

          (e) After the Closing Date but not later than November 30, 2000, the Borrowers shall deliver to the Canadian Agent updated title reports to real estate mortgaged or hypothecated in Canada.

          (f) After the Closing Date but not later than November 30, 2000, the Canadian Borrower shall have caused the registration in the proper location of that certain Hypothec Amendment Agreement dated as of the Closing Date by and between Consoltex and the Canadian Collateral Trustee.

          (g) After the Closing Date but not later than November 30, 2000, the Borrower shall have taken all steps necessary to reduce the scope of the security interest of Newcourt in Ontario.

          (h) After the Closing Date but not later than December 15, 2000, the Borrowers shall have delivered to the Agents evidence satisfactory to the Agents and the Lenders of the absence of any lien, including all cancellations in and revisions to the relevant public registries or otherwise, of (i) Bancomer, S.A., including all filings and registrations relating to a credit facility between Bancomer, S.A. and Royalton, and (ii) Banco Nacional de Mexico, S.A., including all filings and registrations relating to a credit facility between Banco Nacional de Mexico, S.A. and Royalton.

          (i) After the Closing Date but not later than November 30, 2000, the Borrowers shall have delivered, or caused to be delivered to the Agents and each Lender, in form and substance satisfactory to each of them, a letter from each of Bancomer, S.A. and Banco Nacional de
     Mexico, S.A., each of which acknowledges that Royalton has no outstanding obligations to such institution, and all prior obligations of Royalton owing to it have been paid in full and discharged.

          (j) After the Closing Date but not later than November 30, 2000, the Borrower shall provide to the US Agent a list of all locations where Collateral is located on the premises of any converter or warehouseman, and shall execute and deliver such UCC financing statements or other filings as the US Agent deems necessary to perfect the security interest of the Agents and the Lenders on such Collateral in such locations.

          (k) From time to time after the Closing Date, the applicable Facility Borrower will deliver to the Agents a fully executed Waiver of Lien Rights with respect to each leased location in which Inventory to be included in the Borrowing Base is located, prior to such Inventory being included on any Borrowing Base Certificate delivered hereunder.

                               ARTICLE VIII

                      Representations and Warranties

     Each Borrower represents and warrants with respect to itself and to its Subsidiaries (which representations and warranties shall survive the delivery of the documents mentioned herein and the making of Loans), that:

     8.1  ORGANIZATION AND AUTHORITY.

          (a) Each Borrower and each Guarantor is a corporation duly organized and validly existing under the laws of the jurisdiction of its formation;

          (b) Each Borrower and each Guarantor (x) has the requisite power and authority (including without limitation those under Environmental
     Laws) to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (y) except with respect to Balson-Hercules in Florida and LINQ in Georgia, each of which have taken all action necessary to so qualify in such jurisdictions and are awaiting governmental approval and confirmation, is qualified to do business in every jurisdiction in which failure so to qualify would have a Material Adverse Effect;

          (c) Each Borrower has the power and authority to execute, deliver and perform this Agreement and the Notes, and to borrow hereunder, and to execute, deliver and perform each of the other Loan Documents to which it is a party;

          (d) Each Guarantor has the power and authority to execute, deliver and perform the Facility Guaranty and each of the other Loan Documents to which it is a party; and

          (e) When executed and delivered, each of the Loan Documents to which any Borrower or any Guarantor is a party will be the legal, valid and binding obligation or agreement, as the case may be, of such Borrower or Guarantor, enforceable against such Borrower or Guarantor in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity (whether considered in a proceeding at law or in equity).

     8.2  LOAN DOCUMENTS.   The execution, delivery and performance by each
Borrower and each Guarantor of each of the Loan Documents to which it is a party:

          (a) have been duly authorized by all requisite Organizational Action of each Borrower and each Guarantor required for the lawful execution, delivery and performance thereof;

          (b) do not violate any provisions of (i) any applicable law, rule or regulation, (ii) any judgment, writ, order, determination, decree or arbitral award of any Governmental Authority or arbitral authority binding on any Borrower or any Guarantor or its properties, or (iii) the Organizational Documents or Operating Documents of any Borrower or any Guarantor;

          (c) do not and will not be in conflict with, result in a breach of or constitute an event of default, or an event which, with notice or lapse of time or both, would constitute an event of default, under any contract, indenture, agreement or other instrument or document to which any Borrower or any Guarantor is a party, or by which the properties or assets of any Borrower or any Guarantor are bound, except where such conflict, breach or event of default would not reasonably be expected to have a Material Adverse Effect; and

          (d) do not and will not result in the creation or imposition of any Lien upon any of the properties or assets of any Borrower or any Guarantor except any Liens in favor of the US Collateral Agent, the Canadian Collateral Trustee, the Agents and the Lenders created by the Security Instruments.

     8.3 SOLVENCY. Each Credit Party (other than, with respect only to subsection (a) of the definition of "Solvent", each of the Mexican Companies) is Solvent after giving effect to the transactions contemplated by the Loan Documents, and the Borrowers and Guarantors, considered on a consolidated basis, are Solvent.

     8.4 SUBSIDIARIES AND STOCKHOLDERS. No Borrower has any Subsidiaries other than those Persons listed as Subsidiaries in SCHEDULE 8.4, which
SCHEDULE 8.4 states as of the date hereof the organizational form of each entity, the authorized and issued capitalization of each Subsidiary listed thereon, the number of shares or other equity interests of each class of capital stock or interest issued and outstanding of each such Subsidiary and the number and/or percentage of outstanding shares or other equity interest (including options, warrants and other rights to acquire any interest) of each such class of capital stock or other equity interest owned by Borrower or by any such Subsidiary; the outstanding shares or other equity interests of each such Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable; and Borrower and each such Subsidiary owns beneficially and of record all the shares and other interests it is listed as owning in SCHEDULE 8.4, free and clear of any Lien (other than Liens created under the Security Instruments and Statutory Permitted Liens); there are no shareholders agreement existing among the shareholders of the Borrowers.

     8.5 OWNERSHIP INTERESTS. No Borrower owns any interest in any Person other than the Persons listed in SCHEDULE 8.4, equity investments in Persons not constituting Subsidiaries permitted under SECTION 10.7.

     8.6  FINANCIAL CONDITION.

          (a) Consoltex has heretofore furnished to each Lender an audited consolidated and related consolidating balance sheet of Consoltex and its Subsidiaries as at December 31, 1999 and the notes thereto and the related consolidated statements of income, stockholders' equity and cash flows for the Fiscal Year then ended, as examined and certified by PricewaterhouseCoopers, LLP, and unaudited consolidated and consolidating interim financial statements of Consoltex and its Subsidiaries consisting of consolidated and consolidating balance sheets and related consolidated and consolidating statements of income, stockholders' equity and cash flows, in each case without notes, for and as of the end of the six-month period ending June 30, 2000. Except as set forth therein, such financial statements (including the notes thereto) present fairly the financial condition of Consoltex and its Subsidiaries as of the end of such Fiscal Year and six-month period and results of their operations and the changes in its stockholders' equity for the Fiscal Year and interim period then ended, all in conformity with GAAP applied on a Consistent Basis, subject however, in the case of unaudited interim statements to year end audit adjustments;

          (b) since the later of (i) the date of the audited financial statements delivered pursuant to SECTION 8.6(A) hereof or (ii) the date of the audited financial statements most recently delivered pursuant to SECTION 9.1(A) hereof, there has not occurred any event, condition or circumstance (other than as previously disclosed to the Agents and the Lenders in writing prior to the Closing Date) which has had or could reasonably be expected to have a Material Adverse Effect, nor have the businesses or properties of the Borrowers and their Subsidiaries, taken as a whole, been materially adversely affected as a result of any fire, explosion, earthquake, accident, strike, lockout, combination of workers, flood, embargo or act of God; and

          (c) except as set forth in the financial statements referred to in SECTION 8.6(A) or in SCHEDULE 8.6 or permitted by SECTION 10.5, neither the Borrower nor any Subsidiary has incurred, other than in the ordinary course of business, any material Indebtedness, Contingent Obligation or other commitment or liability which remains outstanding or unsatisfied.

     8.7 TITLE TO PROPERTIES. Each Borrower and each Guarantor has good and marketable title to all its real and personal properties, subject to no transfer restrictions or Liens of any kind, except for the transfer restrictions and Liens described in SCHEDULE 8.7 and Permitted Liens.

     8.8 TAXES. Except as set forth in SCHEDULE 8.8, the Borrower and each Guarantor and each of their Subsidiaries has filed or caused to be filed all federal, state and local tax returns which are required to be filed by it and, except for taxes and assessments being contested in good faith by appropriate proceedings diligently conducted and against which reserves reflected in the financial statements described in SECTION 8.6(A) or SECTIONS 9.1(A) or (B) and satisfactory to Consoltex Holdings' independent certified public accountants have been established in accordance with GAAP, have paid or caused to be paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes or assessments have become due.

     8.9  OTHER AGREEMENTS.  No Borrower nor any Subsidiary is

          (a) a party to or subject to any judgment, order, decree, agreement, lease or instrument, or subject to other restrictions, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; or

          (b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which such Borrower or any Subsidiary is a party, which default has had, or if not remedied within any applicable grace period could reasonably be likely to have, a Material Adverse Effect.

     8.10 LITIGATION. Except as set forth in SCHEDULE 8.10, there is no action, suit, investigation or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body pending, or, to the knowledge of any Borrower, threatened by or against any Borrower, any Guarantor or any Subsidiary or affecting any Borrower, any Guarantor or any Subsidiary or any properties or rights of any Borrower, any Guarantor or any Subsidiary, which could reasonably be likely to have a Material Adverse Effect.

     8.11 MARGIN STOCK. The proceeds of the borrowings made hereunder will be used by the respective Borrowers only for the purposes expressly authorized herein. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which violates or which would be inconsistent with Regulation U (12 CFR Part 221) or Regulation X (12 CFR Part 224) of the Board. No Borrower nor any agent acting in its behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board or to violate the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or any state securities laws, in each case as in effect on the date hereof.

     8.12 REGULATED COMPANY. No Borrower nor any Subsidiary is (i) an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C.
section 80a-1, et seq.) or (ii) a "holding company" or a "subsidiary company" or "affiliate" of a "holding company" as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The application of the proceeds of the Loans and repayment thereof by the Borrowers and the performance by the Borrowers and the Guarantors of the transactions contemplated by the Loan Documents will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder, in each case as in effect on the date hereof.

     8.13 PATENTS, ETC. Except as set forth in SCHEDULE 8.13, each Borrower and each Guarantor owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights necessary to or used in the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, other proprietary right of any other Person. No Borrower, Guarantor or any Subsidiary owns, or has the right to use under valid license agreements or otherwise, any material copyrights.

     8.14 NO UNTRUE STATEMENT. Neither (a) this Agreement nor any other Loan Document or certificate or document executed and delivered by or on behalf of any Borrower or any Guarantor in accordance with or pursuant to any Loan Document nor (b) any statement, representation, or warranty provided to either Agent in connection with the negotiation or preparation of the Loan Documents contains any misrepresentation or untrue statement of material fact or omits to state a material fact necessary, in light of the circumstance under which it was made, in order to make any such warranty, representation or statement contained therein not misleading.

     8.15 NO CONSENTS, ETC. Neither the respective businesses or properties of any Borrower or any Guarantor, nor any relationship among any Borrower or any Guarantor and any other Person, nor any circumstance in connection with the execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person on the part of any Borrower or any Subsidiary as a condition to the execution, delivery and performance of, or consummation of the transactions contemplated by the Loan Documents, which, if not obtained or effected, would be reasonably likely to have a Material Adverse Effect, or if so, such consent, approval, authorization, filing, registration or qualification has been duly obtained or effected, as the case may be.

     8.16 EMPLOYEE BENEFIT PLANS.

          (a) Each Borrower and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder and in material compliance with all Foreign Benefit Laws with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined or the Borrower or its Subsidiaries is in the process of obtaining a determination by the Internal Revenue Service to be so qualified, each trust related to such plan has been determined to be exempt under Section 501(a) of the Code, and each Employee Benefit Plan subject to any Foreign Benefit Law has received the required approvals by any Governmental Authority regulating such Employee Benefit Plan. No material liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

          (b) Each Borrower and each ERISA Affiliate is in compliance with all applicable provisions of (i) all Mexican Benefit Laws with respect to all Mexican Employee Pension Plans and (ii) all Canadian Benefit Laws with respect to all Canadian Employee Pension Plans. No material liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Mexican Employee Pension Plan or Canadian Employee Pension Plan;

          (c) No Borrower nor any ERISA Affiliate has (i) engaged in a nonexempt prohibited transaction described in Section 4975 of the Code or Section 406 of ERISA affecting any of the Employee Benefit Plans or the trusts created thereunder which could subject any such Employee Benefit Plan or trust to a material tax or penalty on prohibited transactions imposed under Section 4975 of the Code or ERISA, (ii) incurred any accumulated funding deficiency with respect to any Employee Benefit Plan, whether or not waived, or any other liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid,
     (iii) failed to make a required contribution or payment to a Multiemployer Plan, (iv) failed to make a required installment or other required payment under Section 412 of the Code or Section 302 of ERISA, or (v) failed to make a required contribution or payment, or otherwise failed to operate in compliance with any Foreign Benefit Law regulating any Employee Benefit Plan;

          (d) No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan, and no Borrower nor any ERISA Affiliate has incurred any unpaid withdrawal liability with respect to any Multiemployer Plan;

          (e) SCHEDULE 8.16(E) sets forth a list of all unfunded Employee Benefit Plans of the Borrowers and their Subsidiaries. The present value of all vested accrued benefits under each Employee Benefit Plan which is subject to Title IV of ERISA, or the funding of which is regulated by any Foreign Benefit Law did not, as of the most recent valuation date for each such plan, exceed the then current value of the assets of such Employee Benefit Plan allocable to such benefits;

          (f) The consummation of the Loans and the issuance of the Letters of Credit provided for herein will not involve any prohibited transaction under ERISA which is not subject to a statutory or administrative exemption; and

          (g) No material proceeding, claim, lawsuit and/or investigation exists or, to the best knowledge of each Borrower after due inquiry, is threatened concerning or involving any Employee Benefit Plan;

          (h) Set forth on SCHEDULE 8.16 is a list of each Employee Benefit Plan, Pension Plan, Canadian Employee Pension Plan and Mexican Employee Pension Plan sponsored by any Borrower or Guarantor. As of the date hereof, no Borrower or Guarantor sponsors a Pension Plan, a Canadian Employee Pension Plan, a Mexican Employee Pension Plan, a Multiemployer Plan or any pension or retirement plan other than (i) any pension or retirement plan subject to the laws of the United States, Canadian Benefit Law or Mexican Benefit Law, and (ii) the obligations under the law of Mexico with respect to seniority premiums payable to employees of Rafytek, Royalton, Marino Mexico, Vestco and Vera Pak.

     8.17 NO  DEFAULT.   As  of the date hereof, there does not  exist  any
Default or Event of Default hereunder.

     8.18 ENVIRONMENTAL LAWS. Except as set forth in the quarterly environmental report most recently delivered to the Agents pursuant to
SECTION 9.1(G) and except in each case as would not be reasonably expected to have a Material Adverse Effect, (i) each Borrower and each Subsidiary is in compliance with all applicable Environmental Laws and has been issued and currently maintains all required federal, state and local permits, licenses, certificates and approvals, and (ii) no Borrower nor any Subsidiary has been notified of any pending or threatened action, suit, proceeding or investigation, and no Borrower nor any Subsidiary is aware of any facts, which (a) calls into question, or could reasonably be expected to call into question, compliance by any Borrower or any Subsidiary with any Environmental Laws, (b) seeks, or could reasonably be expected to form the basis of a meritorious proceeding, to suspend, revoke or terminate any license, permit or approval necessary for the operation of any Borrower's or any Subsidiary's business or facilities or for the generation, handling, storage, treatment or disposal of any Hazardous Materials, or (c) seeks to cause, or could reasonably be expected to form the basis of a meritorious proceeding to cause, any property of any Borrower or any Subsidiary to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Law.

     8.19 EMPLOYMENT MATTERS.

          (a) Except as set forth in SCHEDULE 8.19, none of the employees of any Borrower or any Subsidiary is subject to any collective bargaining agreement and there are no strikes, work stoppages, election or decertification petitions or proceedings, unfair labor charges, equal opportunity proceedings, or other material labor/employee related controversies or proceedings pending or, to the knowledge of any Borrower, threatened against any Borrower or any Subsidiary or between any Borrower or any Subsidiary and any of its employees, other than employee grievances arising in the ordinary course of business which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

          (b) Except to the extent a failure to maintain compliance would not reasonably be expected to have a Material Adverse Effect, each Borrower and each Subsidiary is in compliance in all respects with all applicable laws, rules and regulations pertaining to labor or employment matters, including without limitation those pertaining to wages, hours, occupational safety and taxation and there is neither pending or threatened any litigation, administrative proceeding nor, to the knowledge of any Borrower, any investigation, in respect of such matters which, if decided adversely, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     8.20 RICO. No Borrower nor any Subsidiary is engaged in or has engaged in any course of conduct that would reasonably be expected to subject any of their respective properties to any Lien, seizure or other forfeiture under any criminal law, racketeer influenced and corrupt organizations law, civil or criminal, or other similar laws.

     8.21 ASSETS OF CONSOLTEX HOLDINGS. Consoltex Holdings (a) does not own, beneficially or of record, any assets other than (i) outstanding shares of common stock of Consoltex, (ii) outstanding shares of common stock of Consoltex USA, (iii) outstanding shares of preferred stock of Consoltex Mexico, and (iv) such other assets as are de minimis with respect to the consolidating balance sheet of Consoltex Holdings on a stand-alone basis, and (b) does not conduct business, operations or generate any revenue except (i) such revenue received as distributions on such shares of common stock of Consoltex and Consoltex USA and of preferred stock of Consoltex Mexico, and (ii) such other revenue as is de minimis with respect to the consolidating income statement of Consoltex Holdings on a stand-alone basis.

     8.22 LOCK BOX ACCOUNTS. As of the date set forth therefor in SECTION 7.3(A), or such earlier date as any Lock Box shall have been established, the obligors, account parties and licensees have been instructed to and are directing payment of all Accounts Receivable to the appropriate Lock Box.

     8.23 PERFECTED SECURITY INTERESTS. The US Agent, Canadian Agent, US Collateral Trustee or Canadian Collateral Trustee, or more than one of them as applicable, has a duly perfected first priority Lien, subject to no other Lien other than Statutory Permitted Liens and Liens permitted pursuant to SECTION 10.4(G), on all of the Collateral for the benefit of the Agents and the Lenders.

                                ARTICLE IX

                           Affirmative Covenants

     Until the Facility Termination Date, unless the Required Lenders shall otherwise consent in writing, each Borrower will, and where applicable will cause each Subsidiary to:

     9.1  FINANCIAL REPORTS, ETC.

          (a) As soon as practical and in any event within 120 days after the end of each Fiscal Year of Consoltex Holdings, deliver or cause to be delivered to each Agent and each Lender (i) audited consolidated and unaudited consolidating balance sheets of Consoltex Holdings and its Subsidiaries as at the end of such Fiscal Year, and the notes thereto, and the related consolidated and consolidating statements of income, stockholders' equity and cash flows, and the respective notes thereto, for such Fiscal Year, setting forth (other than for consolidating statements) comparative financial statements for the preceding Fiscal Year, all prepared in accordance with GAAP applied on a Consistent Basis and containing, with respect to the consolidated financial statements of Consoltex Holdings, opinions of Deloitte & Touche, or other such independent certified public accountants selected by Consoltex Holdings and approved by the Agents, which are unqualified as to the scope of the audit performed and as to the "going concern" status of the Consoltex Holdings and without any exception not acceptable to the Required Lenders, and accompanied (in the case of financial statements of any Borrower or Guarantor other than Consoltex Holdings) by a certificate of an Authorized Representative to the effect that such financial statements present fairly the financial condition of such Borrower or Guarantor (as the case may be) as of the end of such Fiscal Year and the results of their operations and the changes in their financial position for such Fiscal Year, (ii) audited consolidated balance sheet of the Textile Companies as at the end of such Fiscal Year, and the notes thereto, and the related consolidated statements of income, stockholders' equity and cash flows, and the respective notes thereto, for such Fiscal Year, setting forth unaudited comparative financial statements for the preceding Fiscal Year, all prepared in accordance with GAAP applied on a Consistent Basis and containing, with respect to the consolidated financial statements of the Textile Companies, opinions of Deloitte & Touche, or other such independent certified public accountants selected by Consoltex Holdings and approved by the Agents, which are unqualified as to the scope of the audit performed and as to the "going concern" status of the Consoltex Holdings and without any exception not reasonably acceptable to the Required Lenders, (iii) audited consolidated balance sheet of the Polypropylene Companies as at the end of such Fiscal Year, and the notes thereto, and the related consolidated statements of income, stockholders' equity and cash flows, and the respective notes thereto, for such Fiscal Year, setting forth unaudited comparative financial statements for the preceding Fiscal Year, all prepared in accordance with GAAP applied on a Consistent Basis and containing, with respect to the consolidated financial statements of Polypropylene Companies, opinions of Deloitte & Touche, or other such independent certified public accountants selected by Consoltex Holdings and approved by the Agents, which are unqualified as to the scope of the audit performed and as to the "going concern" status of the Consoltex Holdings and without any exception not reasonably acceptable to the Required Lenders, and (iv) a certificate of the Chief Financial Officer of Consoltex Holdings demonstrating compliance with those subsections of SECTION 10.1 applicable to such fiscal quarter or month end commensurate with such Fiscal Year end, which certificate shall be substantially in the form of EXHIBIT J;

          (b) as soon as practical and in any event within 45 days after the end of each fiscal quarter (except the last fiscal quarter of the Fiscal Year) of Consoltex Holdings, deliver to each Agent and each Lender (i) consolidated and consolidating balance sheets of Consoltex Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income, stockholders' equity and cash flows for such fiscal quarter and for the period from the beginning of the then current Fiscal Year through the end of such reporting period, and accompanied by a certificate of the Chief Financial Officer of Consoltex Holdings to the effect that such financial statements present fairly the financial position of the Consoltex Holdings and its Subsidiaries as of the end of such fiscal period and the results of their operations and the changes in their financial position for such fiscal period, in conformity with the standards set forth in SECTION 8.6(A) with respect to interim financial statements, and (ii) a certificate of the Chief Financial Officer of Consoltex Holdings containing computations for the fiscal quarter then ended comparable to that required pursuant to SECTION 9.1(A)(IV);

          (c)  as  soon  as practicable and in any event within thirty-five
     (35) days after the end of each calendar month (within forty-five (45) days after the end of each calendar month that is also the end of any fiscal quarter of Consoltex Holdings), Consoltex Holdings shall deliver to each Agent and each Lender (i) for each of October, November and December 2000, unaudited consolidated and consolidating statements of operations of Consoltex Holdings and its Subsidiaries reflecting performance through earnings before interest, taxes, depreciation and amortization, as well as accounts payable, capital expenditure and interest expense information, for such calendar month and for the period from the beginning of the then current Fiscal Year through the end of such calendar month, and (ii) with respect to each calendar month after December 2000, unaudited consolidated and consolidating balance sheets of Consoltex Holdings and its Subsidiaries as at the end of such calendar month, and the related consolidated and consolidating statements of income for such calendar month and for the period from the beginning of the then current Fiscal Year through the end of such calendar month, in each case accompanied by a certificate of the Chief Financial Officer of Consoltex Holdings to the effect that he has no knowledge that such financial statements do not present fairly the financial position of the Consoltex Holdings and its Subsidiaries as of the end of such calendar month (as to subsection (ii) only) and the results of their operations for such calendar month and such period from the beginning of such Fiscal Year through the end of such calendar month, in conformity with the standards set forth in SECTION 8.6(A) with respect to interim financial statements, (iii) a projection of the Borrowing Base for the balance of the term of the Facilities, and (iv) a certificate demonstrating compliance with SECTION 10.1(A), SECTION 10.1(B) and
     SECTION 10.1(E), as applicable, along with a schedule of Third Party Mexican Accounts Payable as of the end of such calendar month;

          (d) together with each delivery of the financial statements required by SECTION 9.1(A)(I), deliver to each Agent and each Lender a letter from Consoltex Holdings' accountants specified in SECTION 9.1(A)(I) stating that in performing the audit necessary to render an opinion on the financial statements delivered under SECTION 9.1(A)(I), they obtained no knowledge of any Default or Event of Default by Consoltex Holdings or any other Borrower or Guarantor in the fulfillment of the terms and provisions of this Agreement insofar as they relate to financial matters (which at the date of such statement remains uncured); or if the accountants have obtained knowledge of such Default or Event of Default, a statement specifying the nature and period of existence thereof;

          (e) promptly upon their becoming available to any Borrower, such Borrower shall deliver to each Agent and each Lender a copy of (i) all regular or special reports or effective registration statements which such Borrower or any Subsidiary shall file with the Securities and Exchange Commission (or any successor thereto) or the "Commission des valeurs mobilieres du Quebec" or any other securities exchange commission or securities exchange, (ii) any proxy statement distributed by such Borrower or any Subsidiary to its shareholders, bondholders or the financial community in general, and (iii) any management letter or other report submitted to any Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit of any Borrower or any Subsidiary;

          (f) within 15 days of approval by the board of directors of Consoltex Holdings and in any event within sixty (60) days following the end of each Fiscal Year, deliver to each Agent and each Lender consolidated and consolidating capital and operating expense budgets and consolidated and consolidating quarterly financial projections (including balance sheets and statements of income and cash flows) for each Borrower or Guarantor, as the case may be, and its Subsidiaries for the next Fiscal Year, as approved by the board of directors of Consoltex Holdings and prepared in accordance with GAAP applied on a Consistent Basis;

          (g) as soon as practicable and in any event within sixty (60) days following the end of each fiscal quarter, deliver to each Agent and each Lender an environmental report prepared by the applicable Borrower with respect to the Mortgaged Properties, in form and substance reasonably satisfactory to the Agents, and (to the extent and in the form actually reported to the board of directors of the applicable Borrower) any other manufacturing facilities;

          (h)  as  soon  as practicable and in any event within twenty-five
     (25) days after the end of each calendar month, Consoltex Holdings shall deliver to each Agent and each Lender (i) a Borrowing Base Certificate prepared as of the end of such month, together with related schedules of aged accounts receivable, letters of credit issued for the purchase of raw materials and certain finished goods and listing of finished goods, undyed and uncut greige goods and raw materials inventory, and (ii) a certificate demonstrating compliance with SECTION 10.1(A), including a schedule of Third Party Mexican Accounts Payable as of the end of such calendar month;

          (i) as soon as practicable and in any event within ten (10) days after the 15{th} of each calendar month, and after each other date each month as may be requested by the Required Lenders, Consoltex Holdings shall deliver to each Agent and each Lender a Borrowing Base Certificate as of the 15{th} day and each such other requested day of such month, prepared using reasonable receivable and inventory estimation procedures acceptable to the Agents, together with related schedules of aged accounts receivable, letters of credit issued for the purchase of raw materials and certain finished goods and listing of finished goods, undyed and uncut greige goods and raw materials inventory;

          (j) as soon as practicable and in any event no later than the Thursday of the following week, Consoltex Holdings shall deliver to each Agent and each Lender a consolidated weekly cash journal report of the Borrowers and their Subsidiaries showing, at a minimum, cash receipts and disbursements for such week, and projected cash flow for the immediately following sixteen consecutive weeks;

          (k) no later than March 10, 2001 Consoltex Holdings shall deliver to each Agent and each Lender a written certificate by the Chief Financial Officer of Consoltex Holdings, in form and substance reasonably satisfactory to the Agents and the Lenders, certifying that
     (i) the Chief Financial Officer of Consoltex Holdings expects that the Borrowers will be in full compliance with all covenants applicable to the quarter or month ending March 31, 2001 and otherwise in effect on such date, and no officer of any Borrower has any knowledge to the contrary, (ii) any adjustments made and to be made in connection with the audit of the Borrowers and their Subsidiaries for the fiscal year ended December 31, 2000 do not and will not materially adversely affect the Borrowing Base as at any time then or thereafter determined, and (iii) Available Liquidity as at March 10, 2001 is not less than $12,000,000;

          (l) no later than September 10, 2001 Consoltex Holdings shall deliver to each Agent and each Lender a written certificate by the Chief Financial Officer of Consoltex Holdings, in form and substance satisfactory to the Agents and the Lenders, certifying that Available Liquidity as at September 10, 2001 is not less than $12,000,000; and

          (m) promptly, from time to time, deliver or cause to be delivered to the Agents and each Lender such other information regarding any Borrower's and any Subsidiary's operations, business affairs and financial condition as the Agents or such Lender may reasonably request.

     The Agents and the Lenders are hereby authorized to deliver a copy of any such financial or other information delivered hereunder to the Lenders (or any affiliate of any Lender) or to either Agent, to any Governmental Authority having jurisdiction over either Agent or any of the Lenders pursuant to any written request therefor or in the ordinary course of examination of loan files, or, subject to the confidentiality provision of
SECTION 13.15, to any other Person who shall acquire or consider the assignment of, or acquisition of any participation interest in, any Obligation permitted by this Agreement.

     9.2  MAINTAIN   PROPERTIES.    Maintain  all  properties  (other  than
property that is substantially worn, damaged, obsolete or, in the reasonable judgment of any Borrower, no longer best used or useful in its business or that of any Subsidiary) necessary to its operations in good working order and condition, ordinary wear and tear excepted, make all needed repairs, replacements and renewals to such properties, and maintain free from Liens (other than Permitted Liens) all trademarks, trade names, patents, copyrights, trade secrets, know-how, and other intellectual property and proprietary information (or adequate licenses thereto), in each case as are reasonably necessary to conduct its business as currently conducted or as contemplated hereby, all in accordance with customary and prudent business practices.

     9.3 EXISTENCE, QUALIFICATION, ETC. Except as otherwise expressly permitted under SECTION 10.8, do or cause to be done all things necessary to preserve and keep in full force and effect its existence and all material rights and franchises, and maintain its license or qualification to do business as a foreign corporation and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except where the failure to maintain such rights, franchises or foreign license or qualification would not reasonably be expected to result in a Material Adverse Effect.

     9.4 REGULATIONS AND TAXES. Observe and comply in all material respects with all statutes, laws, rules and governmental regulations and pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation which, if unpaid, would become a Lien against any of its properties, except liabilities being contested in good faith by appropriate proceedings diligently conducted provided that
(i) adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and (ii) any Lien arising in connection with any such contest shall be permitted to exist to the extent provided in SECTION 10.4.

     9.5  INSURANCE.

          (a) Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks (including without limitation all-risk property damage, business interruption, general liability and workers compensation insurance) as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower or such Subsidiary operates, which insurance may provide for reasonable deductibles from the coverage provided thereunder; PROVIDED, HOWEVER, and subject to applicable law, that the Borrowers and their Subsidiaries may self-insure only with respect to the repair and replacement of vehicles, and in such case to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which any such Borrower or such Subsidiary operates and consistent with prudent business practice.

          (b) Duly and punctually pay or cause to be paid the premiums and other sums of money payable under each of its insurance policies required to be maintained hereunder. Each Mortgaged Property insurance policy held by the Borrowers shall contain a "Standard Mortgage Clause" reasonably satisfactory to the Agents providing that such policy may be canceled or modified only upon thirty (30) days' prior written notice to the Agents. The insurance policies confirming the insurance hereunder shall not contain any co-insurance stipulations except as provided in SECTION 9.5(A).

          (c) Ensure that each policy of property damage insurance of a Borrower or a Guarantor that is providing Collateral shall provide for all losses to be paid directly to the US Agent and the US Collateral Agent or the Canadian Agent and the Canadian Collateral Trustee and to such Borrower or such Guarantor, as the case may be, as their interests may appear.

          (d) At least ten (10) Business Days before the expiration of any policy referred to in this SECTION 9.5, provide the Agents with proof of its renewal or its replacement failing which the Agents may, upon reasonable prior notice, renew or replace same at the expense of the Borrowers, without prejudice to any other right conferred to the Agents in such event. It is agreed that the Agents are under no obligation either to note the expiration date of any policy or to insure the renewal or continuance of any policy. The Borrowers shall, from time to time, at the reasonable request of the Agents, furnish the Agents such information relating to insurance as the Agents may reasonably require. If the Borrowers fail to comply with any provision of this SECTION 9.5, the Agents may, after delivery of reasonable notice to the Borrower and at the Borrowers' expense, obtain any insurance they deem necessary.

          (e) Promptly notify the Agents of any loss or damage to any material portion of the Collateral and shall promptly take any measures reasonably necessary so that the applicable insurer under any property casualty insurance shall pay the respective insurance proceeds to the Agents and the Borrowers as required by this Agreement and the other Loan Documents. Reimbursement under any liability insurance maintained by any Borrower or any Guarantor pursuant to this
     SECTION 9.5 may be paid directly to the Person who shall have incurred liability covered by such insurance. In case of any loss involving damage to any Mortgaged Property, other fixed assets, equipment or any inventory when subsection (f) below is not applicable, the Borrower or the Guarantor that owns such Mortgaged Property, other fixed assets, equipment or inventory shall make or cause to be made the necessary repairs thereto or replacements thereof, and any proceeds of insurance properly received and maintained by such Borrower or such Guarantor, as the case may be, pursuant to this SECTION 9.5 shall be paid to them to pay, or to be reimbursed, for the costs of such repairs or replacements.

          (f) Upon (i) the occurrence and during the continuance of any Event of Default or (ii) the actual or constructive total loss (in excess of $1,000,000 per occurrence and $1,500,000 in the aggregate during the term of this Agreement) of any Mortgaged Property, equipment, inventory or other fixed assets, pay all insurance payments in respect of such Mortgaged Property, equipment, inventory or other fixed assets to the Relevant Agent to be applied thereby as specified in SECTION 11.5.

     9.6 TRUE BOOKS. Keep true books of record and account in which full, true and correct entries will be made of all of its dealings and transactions, and set up on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business in general, and include such reserves in interim as well as year-end financial statements.

     9.7  RIGHT OF INSPECTION.

          (a) Permit any authorized representative designated by any Lender or either Agent to visit and inspect any of the corporate books and financial reports of any Borrower or any Subsidiary, at the reasonable expense of the Borrowers, and to discuss its affairs, finances and accounts with its principal executive, financial and treasury officers and its independent certified public or chartered accountants, all at reasonable times during reasonable business hours, at reasonable intervals and with reasonable prior notice.

          (b) Permit any authorized representative designated by the Relevant Agent to conduct field audit inspections of the Collateral, properties and operations of each Borrower and each Guarantor, and lend all reasonable assistance to such representative in so conducting such field audit inspections, at the reasonable expense of the Borrowers, effective as of January 31, 2001 and July 31, 2001, conducted during normal business hours and upon reasonable notice (or more often, and each time at the sole expense of the Borrowers, if Default or an Event of Default has occurred and is continuing), including without limitation the field audits of Freed Maxick or any successor thereto in connection with the delivery to the Agents (i) not later than March 10, 2001 of a written audit with respect to all Collateral prepared as of January 31, 2001, and (ii) not later than September 10, 2001 of a written audit with respect to all Collateral prepared as of July 31, 2001. The Relevant Agent or its designees may conduct more frequent inspections and field audits, PROVIDED THAT (so long as no Default or Event of Default has occurred and is continuing) the expenses of only such inspections and field audits referenced above shall be reimbursed by the Borrowers.

          (c) Notwithstanding anything in SECTION 9.7(A) or (B), permit, at the sole expense of the Borrowers, the continued and ongoing review, at any time prior to the Facility Termination Date, by PricewaterhouseCoopers LLP or any other Person appointed in lieu thereof by the Agents, and preparation of periodic oral and written reports thereby to the Agents and the Lenders, of the business, operations, financial condition, management and performance of the Borrowers and their Subsidiaries as requested by the Agents.

     9.8 OBSERVE ALL LAWS. Except as would not reasonably be expected to result in a Material Adverse Effect, conform to and duly observe all laws, rules and regulations and all other valid requirements of any Governmental Authority with respect to the conduct of its business.

     9.9  GOVERNMENTAL   LICENSES.   Obtain  and  maintain  all   licenses,
permits, certificates, certifications and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and as contemplated by the Loan Documents, except where the failure to maintain such license, permit, certificate, certification or approval would not reasonably be expected to have a Material Adverse Effect.

     9.10 COVENANTS EXTENDING TO OTHER PERSONS. Cause each of its Subsidiaries to do with respect to itself, its business and its assets, each of the things required of the Borrowers in SECTIONS 9.2 through 9.9, and 9.18 inclusive.

     9.11 OFFICER'S KNOWLEDGE OF DEFAULT. Upon the Chief Financial Officer of Consoltex Holdings or Paul Bamatter, Alex DiPalma or C. Suzanne Crawford (or any successor to any such Person holding any office previously held by such Person in any Borrower) (collectively, the "Notice Officers") obtaining knowledge of any Default or Event of Default hereunder or under any other obligation of any Borrower or any Subsidiary to any Lender, or any event, development or occurrence which would reasonably be expected to have a Material Adverse Effect, cause such officer or an Authorized Representative to promptly notify each Agent of the nature thereof, the period of existence thereof, and what action such Borrower or such Subsidiary proposes to take with respect thereto.

     9.12 SUITS OR OTHER PROCEEDINGS. Upon any officer of the Borrower obtaining knowledge of any claim, litigation or other proceedings being instituted against any Borrower or any Subsidiary, or any attachment, levy, execution or other process being instituted against any assets of any Borrower or any Subsidiary, making a claim or claims in an aggregate amount greater than $500,000 not otherwise covered by insurance, promptly deliver to each Agent written notice thereof stating the nature and status of such claim, litigation, dispute, proceeding, levy, execution or other process.

     9.13 NOTICE OF ENVIRONMENTAL COMPLAINT OR CONDITION. Promptly provide to each Agent true, accurate and complete copies of any and all notices, complaints, orders, directives, claims or citations received by any Borrower or any Subsidiary which would reasonably be expected to have a Material Adverse Effect relating to any (a) violation or alleged violation by any Borrower or any Subsidiary of any applicable Environmental Law; (b) release or threatened release by any Borrower or any Subsidiary, or by any Person handling, transporting or disposing of any Hazardous Material on behalf of any Borrower or any Subsidiary, or at any facility or property owned or leased or operated by any Borrower or any Subsidiary, of any Hazardous Material, except where occurring legally; or (c) liability or alleged liability of any Borrower or any Subsidiary for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials.

     9.14 ENVIRONMENTAL COMPLIANCE. If any Borrower or any Subsidiary shall receive any letter, notice, complaint, order, directive, claim or citation alleging that any Borrower or any Subsidiary has violated any Environmental Law, has released any Hazardous Material, or is liable for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials, such Borrower shall, within the time period permitted and to the extent required by the applicable Environmental Law or the Governmental Authority responsible for enforcing such Environmental Law, remove or remedy, or cause the applicable Subsidiary to remove or remedy, such violation or release or satisfy such liability unless (a) the failure to remove or remedy such violation or release or to satisfy such liability would not reasonably be expected to have a Material Adverse Effect, in which case such Borrower shall orally advise each Agent of any decision not to remove or remedy such violation or release or satisfy such liability and the basis for any such decision, and at each Agent's option and at its request, such Borrower shall provide written documentation of such decision, or (b) such violation or liability is being contested in good faith by appropriate proceedings and appropriate reserves therefor are being maintained in accordance with GAAP.

     9.15 INDEMNIFICATION. Without limiting the generality of SECTION 13.9, and except to the extent such claim, loss, penalty, liability, damage or expense has resulted from any gross negligence or willful misconduct of, or the violation of applicable law by, such Indemnified Party, each Borrower hereby agrees jointly and severally to indemnify and hold each Indemnified Party harmless from and against any and all claims, losses, penalties, liabilities, damages and expenses (including assessment and cleanup costs and reasonable attorneys', consultants' or other expert fees, expenses and disbursements) arising directly or indirectly from, out of or by reason of (a) the violation of any Environmental Law by any Borrower or any Subsidiary or with respect to any property owned, operated or leased by any Borrower or any Subsidiary or (b) the handling, storage, transportation, treatment, emission, release, discharge or disposal of any Hazardous Materials by or on behalf of any Borrower or any Subsidiary (including on or with respect to property never owned, leased or operated by any Borrower or any Subsidiary), or on or with respect to property owned or leased or operated by any Borrower or any Subsidiary. The provisions of this SECTION 9.15 shall continue in effect notwithstanding the Facility Termination Date.

     9.16 FURTHER ASSURANCES. At the Borrowers' cost and expense, upon request of either Agent, duly execute and deliver or cause to be duly executed and delivered, to such Agent such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement, the Security Instruments and the other Loan Documents.

     9.17 EMPLOYEE BENEFIT PLANS.

          (a) With reasonable  promptness,  and  in any event within thirty
     (30) days thereof, give notice to each Agent of (i) the establishment of any new Pension Plan, stock option plan, bonus plan, deferred compensation or profit-sharing plan of any Borrower (which notice shall include a copy of such plan), (ii) the commencement of material contributions to any Employee Benefit Plan, Pension Plan, Canadian Employee Pension Plan or Mexican Employee Pension Plan to which no Borrower or any of their ERISA Affiliates was previously contributing,
     (iii) any material increase in the benefits of any existing Employee Benefit Plan, Pension Plan, Canadian Employee Pension Plan or Mexican Employee Pension Plan, (iv) each funding waiver request filed with respect to any Pension Plan, Canadian Employee Pension Plan or Mexican Employee Pension Plan and all communications received or sent by any Borrower or any ERISA Affiliate with respect to such request and (v) the failure of any Borrower or any ERISA Affiliate to make a required installment or payment under Section 302 of ERISA or Section 412 of the Code (in the case of Employee Benefit Plans regulated by the Code or ERISA) or under any Foreign Benefit Law, Canadian Benefit Law or Mexican Benefit Law (in the case of Employee Benefit Plans regulated by any Foreign Benefit Law, Canadian Benefit Law or Mexican Benefit
     Law) by the due date;

          (b) Promptly and in any event within fifteen (15) days of becoming aware of the occurrence or forthcoming occurrence of any (a) Termination Event or (b) nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA or Section 4975 of the Code, in connection with any Employee Benefit Plan or Pension Plan or any trust created thereunder, deliver to each Agent a notice specifying the nature thereof, what action any Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and

          (c) With reasonable promptness but  in  any  event within fifteen
     (15) days for purposes of clauses (a), (b) and (c), deliver to the Agent copies of (a) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code, (b) all notices received by any Borrower or any ERISA Affiliate of the PBGC's or any Governmental Authority's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (c) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by each Borrower or any ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan and (d) all notices received by any Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA. The applicable Borrower will notify the Agent in writing within five (5) Business Days of such Borrower or any ERISA Affiliate obtaining knowledge or reason to know that such Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of
     Section 4041(c) of ERISA.

          (d) With reasonable promptness, and in any event within thirty
     (30) days of the date the Authorized Representative receives notice, give notice to each Agent of (i) the establishment of any new Canadian Employee Pension Plan or Mexican Employee Pension Plan (which notice shall include a copy of such plan at the request of either Agent),
     (ii) the commencement of contributions to any Canadian Employee Pension Plan to which Consoltex was not previously contributing, or
     (iii) the commencement of contributions to any Mexican Employee Pension Plan to which Consoltex Mexico or any Mexican Company was not previously contributing, provided in each case, same would be reasonably likely to have a Material Adverse Effect;

          (e) Promptly and in any event within thirty (30) days of the Authorized Representative's becoming aware of the occurrence or forthcoming occurrence of any Canadian Termination Event or Mexican Termination Event which would be reasonably likely to have a Material Adverse Effect; and

          (f)  With  reasonable  promptness but in any event within fifteen
     (15) Business Days, deliver to each Agent copies of any unfavorable determination letter from Governmental Authority regarding (i) the registration of a Canadian Employee Pension Plan of Consoltex that is intended to be registered under Canadian Benefit Law, or (ii) the registration of a Mexican Employee Pension Plan of Consoltex Mexico or any Mexican Company that is intended to be registered under Mexican Benefit Law, except where such failure to deliver such copies would not reasonably be likely to have a Material Adverse Effect.

     9.18 CONTINUED OPERATIONS. Continue at all times to conduct its business and engage principally in the same line or lines of business substantially as heretofore conducted, or other lines of business substantially related thereto.

     9.19 LEASE PURCHASE AGREEMENT. Notwithstanding anything to the contrary contained in this Agreement or in any Loan Document, LINQ, as Tenant under the Lease Purchase Agreement by and between itself and Dorchester County, South Carolina dated as of December 31, 1997 (the "Lease Purchase Agreement"), may take any action permitted to be taken by the Tenant under the Lease Purchase Agreement, provided that LINQ shall (i) make such requests and take such action which it is permitted, but not obligated, to do so under the terms of the Lease Purchase Agreement or the related documents as from time to time directed in writing by the Required Lenders, including without limitation pursuant to Sections 8.6(D) and 10.2(A)(6) of the Lease Purchase Agreement, (ii) not amend, revise or supplement the Lease Purchase Agreement or the related documents in any manner materially adverse to the interests of the Lenders, and (iii) not permit any action to be taken by Dorchester County, South Carolina under the terms of Section 8.6 of the Lease Purchase Agreement that LINQ is not otherwise permitted to take under the terms and conditions of this Agreement or any other Loan Document without the approval of the Required Lenders.

     9.20 LOCK BOXES AND LOCK BOX ACCOUNTS. At all times after the date set forth in SECTION 7.3(A) therefor, each US Borrower and each Canadian Borrower will maintain not less than one Lock Box and not less than one Lock Box Account, and each such Lock Box and Lock Box Account shall be maintained as provided herein and in the applicable Lock Box Agreement and Cash Collateral Agreement, and shall, so long as such Lock Box and Lock Box Account are required hereunder, notify and instruct all obligors, account parties and licensees of the Accounts Receivable to direct payment of all Accounts Receivable to the appropriate Lock Box. All receipts in the Lock Box shall be deposited on a daily basis into the applicable Lock Box Account maintained pursuant to a Cash Collateral Agreement and as security for the Facilities. In the event at any time any US Borrower or Canadian Borrower wishes to add any Lock Box or Lock Box Account, such US Borrower or Canadian Borrower shall deliver to the Agents (a) an updated SCHEDULE
5.4 setting forth all Lock Boxes and Lock Box Accounts maintained by all US Borrowers and Canadian Borrowers at such time, (b) a fully executed Lock Box Agreement with respect to each additional Lock Box, and (c) a fully executed Cash Collateral Agreement with respect to each additional Lock Box Account.

                                 ARTICLE X

                            Negative Covenants

     Until the Facility Termination Date, unless the Required Lenders shall otherwise consent in writing, no Borrower will, nor will it permit any Subsidiary to:

     10.1 FINANCIAL COVENANTS.

          (a) MINIMUM AVAILABLE LIQUIDITY. Permit Available Liquidity as of any date of measurement thereof to be less than the GREATER of (i) the book value of the Third Party Mexican Accounts Payable as of such date, and (ii) the amount set forth below for such period or date, as applicable:

          PERIOD                   MINIMUM AVAILABLE LIQUIDITY

     On the Closing Date $ 15,000,000

     At any time after the Closing Date and
     through November 30, 2000 $ 7,000,000

     At any time during December 2000 $ 9,000,000

     At any time from January 1, 2001
     through March 31, 2001 $ 10,000,000

     As of March 10, 2001 $ 12,000,000

     At any time during April 2001 $ 5,000,000

     At any time after April 30, 2001 (except on September 10, 2001 and October 31, 2001, when the amount set forth below is applicable) $ 0

     As of September 10, 2001 $ 12,000,000

     As of October 31, 2001 $ 5,000,000

     ; PROVIDED, HOWEVER, that at any time prior to December 1, 2000 and at any time after Consoltex Mexico and/or any of the Mexican Companies grants to the Agents and the Lenders Liens in its assets pursuant to
     SECTION 5.7, the book value of the Third Party Mexican Accounts Payable shall be deemed to be $0 for purposes of SECTION 10.1(A)(I) only.

          (b) MINIMUM REVENUES. Permit revenues of the Borrowers and the Guarantors, on a consolidated basis, from sales in the ordinary course of business for any month set forth below to be less than that amount set forth below opposite such month:

        MONTH                      MINIMUM REVENUE

     October 2000                     $29,740,800

     November 2000                    $28,740,800

     December 2000                    $24,095,200

     ; PROVIDED, HOWEVER, that (i) to the extent the revenues of the Borrowers and the Guarantors, on a consolidated basis, from sales in the ordinary course of business for October 2000 exceed $29,740,800, such excess shall reduce the revenue required above for November 2000, and (ii) to the extent the revenues of the Borrowers and the Guarantors, on a consolidated basis, from sales in the ordinary course of business for October and November 2000 combined exceed $58,481,600, such excess shall reduce the revenue required above for December 2000.

          (c) CONSOLIDATED LEVERAGE RATIO. Permit the Consolidated Leverage Ratio as of the end of the applicable period set forth below to be greater than that amount set forth below opposite such period:
                                   Maximum Consolidated
        PERIOD                        LEVERAGE RATIO

     One fiscal quarter ending
     March 31, 2001                   4.80 to 1.00

     Two fiscal quarters ending
     June 30, 2001                    4.45 to 1.00

     Three fiscal quarters ending
     September 30, 2001               4.20 to 1.00

          (d) CONSOLIDATED FIXED CHARGE COVERAGE RATIO. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of the applicable period set forth below to be less than that amount set forth below opposite such period:

                                   Minimum Consolidated
        PERIOD                   FIXED CHARGE COVERAGE RATIO

     One fiscal quarter ending
     March 31, 2001                   0.88 to 1.00

     Two fiscal quarters ending
     June 30, 2001                    0.95 to 1.00

     Three fiscal quarters ending
     September 30, 2001               1.00 to 1.00

          (e) MAXIMUM THIRD PARTY MEXICAN ACCOUNTS PAYABLE. Permit the book value of the Third Party Mexican Accounts Payable as of any date of measurement thereof to be greater than the amount set forth below for such date:


                              Maximum Third Party
          DATE                     MEXICAN ACCOUNTS PAYABLE

     At any time from February 1, 2001
     through February 28, 2001 $ 8,000,000

     At any time from March 1, 2001
     through March 31, 2001 $ 7,000,000

     At any time from April 1, 2001
     through the Stated Termination Date $ 5,000,000

     ; PROVIDED, HOWEVER, that if at any time Consoltex Mexico and/or any of the Mexican Companies grants to the Agents and the Lenders Liens in its assets pursuant to SECTION 5.7, compliance with this covenant shall no longer be required.


     10.2 ACQUISITIONS. Enter into any agreement, contract, binding commitment or other binding arrangement providing for any Acquisition, or take any action to solicit the tender of securities for proxies in respect thereof in order to effect any Acquisition, or in any other manner effect any Acquisition.

     10.3 CAPITAL EXPENDITURES. Make or become committed to make Capital Expenditures except Capital Expenditures made during the Fiscal Year ended December 31, 2001, that do not exceed $10,000,000 in the aggregate during such Fiscal Year.

     10.4 LIENS. Incur, create or permit to exist any Lien, charge or other encumbrance of any nature whatsoever with respect to any property or assets now owned or hereafter acquired by any Borrower or any Subsidiary, other than

          (a) Liens created under the Security Instruments in favor of the Agents, the US Collateral Agent, the Canadian Collateral Trustee and the Lenders, and otherwise existing as of the date hereof and as set forth in SCHEDULE 8.7;

          (b) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP, which Liens are not yet exercisable to effect the sale or seizure of property subject thereto;

          (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens arising in the ordinary course of business and in existence less than 45 days from the date of creation thereof for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP, which Liens are not yet exercisable to effect the sale or seizure of property subject thereto;

          (d) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, surety and appeal bonds, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

          (e) easements (including reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded) with respect only to any real property of any Borrower or any Subsidiary, which do not interfere materially with the ordinary conduct of the business of any Borrower or any Subsidiary and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to any Borrower or any Subsidiary; and

          (f)  purchase  money Liens to secure Indebtedness permitted under
     SECTION 10.5(D) and incurred to purchase fixed assets, provided such Indebtedness represents not less than 90% of the purchase price of such assets as of the date of purchase thereof and no property other than the assets so purchased secures such Indebtedness;

          (g) Liens granted to factors of Accounts Receivable in connection with Indebtedness owing thereto permitted hereunder pursuant to
     SECTION 10.5(I) which attach only to those Accounts Receivables that are factored;

          (h) Liens arising in connection with Capital Leases permitted under SECTION 10.5(F); provided that no such Lien shall extend to any Collateral or to any other property other than the assets subject to such Capital Leases;

          (i) Liens in favor of issuers of documentary and commercial letters of credit not otherwise prohibited under the terms of this Agreement on (and limited to) the documents and goods covered thereby;

          (j) the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown, statutory exception to title and reservation of mineral rights;

          (k) extensions, renewals and replacements of any of the foregoing so long as such Liens continue only to apply to the property previously subject thereto;

          (l) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties resulting from the importation of goods and in each case attaching only to such goods;

          (m) with respect to any real property or fixtures, any interest or title of a lessor or sublessor and any restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject that would not be reasonably expected to have a Material Adverse Effect;

          (n) (i) deposits to secure the performance of leases of property (whether real, personal or mixed) of the Borrowers and their Subsidiaries (excluding Capitalized Leases) in the ordinary course of business and (ii) Liens arising from precautionary Uniform Commercial Code financing statement filings (or other similar filings) regarding property subject to operating leases;

          (o) Liens arising solely from conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by any Borrower or any Subsidiary in the ordinary course of business;

          (p) with respect to any real property, title exceptions referred to in SECTION 8.7 and title defects or irregularities in title which are of a minor nature in the aggregate and will not materially impair the use of the property for the purposes for which it is held by any Borrower or any of its Subsidiaries; and

          (q) with respect to any real property, Liens in favor of a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operations of any Borrower or any of its Subsidiaries in the ordinary course of its business.

     10.5 INDEBTEDNESS.   Incur,  create,  assume  or  permit  to exist any
Indebtedness, howsoever evidenced, except:

          (a) Indebtedness existing as of the Closing Date as set  forth in
     SCHEDULE 8.6; provided, none of the instruments and agreements evidencing or governing such Indebtedness shall be amended, modified or supplemented after the Closing Date to change adversely to any Agent, any Lender, any Borrower or any Subsidiary any terms of subordination, repayment or rights of enforcement, conversion, put, exchange, the aggregate principal amount thereof or the interest rate or fees payable thereon, or other rights from such terms and rights as in effect on the Closing Date, and any amendment or modification of, or supplement to, the Subordinated Indenture or the Les Gantiers Debenture, or any Subordinated Note or PIK Note, is subject to compliance with SECTIONS 10.21(B) and 10.22(A), respectively;

          (b) Indebtedness owing to any Agent or any Lender in connection with this Agreement, any Note or other Loan Document;

          (c) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

          (d) purchase money Indebtedness described in SECTION 10.4(F) not to exceed an aggregate outstanding principal amount at any time of $250,000;

          (e) Indebtedness arising from Rate Hedging Obligations permitted under SECTION 10.16;

          (f) Indebtedness (i) consisting of Capital Leases in an aggregate amount at any time not to exceed $250,000 and (ii) in the case of any such Capital Leases to which any Subsidiary of any Borrower is a party, guarantees by such Borrower or any of its Subsidiaries of the obligations of such Subsidiary under such leases;

          (g) Subordinated Debt;

          (h) (i) unsecured Indebtedness incurred by any Borrower or Guarantor (other than Consoltex Mexico and each Mexican Company) and owing to any other Borrower or Guarantor (other than Consoltex Mexico and each Mexican Company), (ii) unsecured Indebtedness incurred by Consoltex Mexico or any Mexican Company and (A) owing to any of Consoltex Mexico or any Mexican Company or (B) owing to any Borrower or Guarantor (other than Consoltex Mexico or any Mexican Company) which does not violate SECTION 10.7(A), and (iii) unsecured trade Indebtedness incurred by any Mexican Company in the ordinary course of business and consistent with past business practices and owing to LINQ, Consoltex or Balson-Hercules;

          (i) Indebtedness owing to factors of Accounts Receivable from time to time from any one or more of the Borrowers on a non-recourse basis to such Borrowers in principal amount at any time outstanding not to exceed $25,000,000 in the aggregate, provided that of such amount not more than $7,000,000 in the aggregate shall at any time be owing to all factors by all Borrowers in connection with their sales of inventory produced in and distributed from Mexico to customers in the United States, and without duplication the guaranty by a Borrower of payment of such Indebtedness incurred by another Borrower or
     Subsidiary thereof, the payment of which is secured by Liens permitted pursuant to SECTION 10.4(G).

          (j) additional unsecured Indebtedness for Money Borrowed not otherwise covered by clauses (a) through (i) above, provided that the aggregate outstanding principal amount of all such other Indebtedness permitted under this clause (j) shall in no event exceed $1,000,000 at any time; and

          (k) Indebtedness extending the maturity of, or renewing, refunding or refinancing, in whole or in part, Indebtedness incurred under CLAUSES (A) THROUGH (J) of this SECTION 10.5, provided that the terms of any such extension, renewal, refunding or refinancing Indebtedness (and of any agreement or instrument entered into in connection therewith) are no less favorable to the Agent and the Lenders than the terms of the Indebtedness as in effect prior to such action, and provided further that (1) the aggregate principal amount of or interest rate or rates and fees payable on such extended, renewed, refunded or refinanced Indebtedness shall not be increased by such action, (2) the group of direct or contingent obligors on such Indebtedness shall not be expanded as a result of any such action, (3) immediately before and immediately after giving effect to any such extension, renewal, refunding or refinancing, no Default or Event of Default shall have occurred and be continuing, and (4) any such refunding, renewing or refinancing of Indebtedness which is Subordinated Debt shall be accomplished using other Indebtedness subordinate to the Obligations hereunder, the terms of which shall be no less restrictive than the terms of this Agreement and the terms of subordination of which shall be no less favorable to the Lenders than the Subordinated Debt being refinanced.

     10.6 TRANSFER OF ASSETS. Sell, lease, transfer or otherwise dispose of any assets of any Borrower or any Subsidiary other than:

          (a) dispositions of inventory in the ordinary course of business;

          (b) sales, transfers or other dispositions (i) among any Borrower or Guarantor and any other Borrower or Guarantor (in each case other than Consoltex Mexico and each Mexican Company), (ii) from any of Consoltex Mexico or any Mexican Company to any Borrower or Guarantor,
     (iii) between Consoltex Mexico and any Mexican Company or among any of the Mexican Companies, (iv) among one or more Subsidiaries that are not Guarantors, (v) necessary to effect the Mexican Operational Restructuring, and (vi) in the event operations are ceased at any one or more of the Atlas facility in Des Plaines, Illinois, the Atlas facility in Houston, Texas or the Marino facility in Opa-Locka, Florida, fixed assets and inventory previously located at any such facility to any Mexican Company (other than Rafytica), up to a liquidation value (based on the MB Valuation study completed in October 2000) of $300,000;

          (c) the termination of any lease of real or personal property to which any Borrower or any Subsidiary is subject, whether as lessee or lessor, provided such real or personal property is not material to the operations or properties of such Borrower or Subsidiary or, if material, has been acquired by such Borrower or Subsidiary effective as of the termination of such lease therefor;

          (d) in transactions permitted by SECTION 10.8;

          (e) sales (in the ordinary course of business) of Accounts Receivable to factors, provided that any Indebtedness incurred in connection therewith does not violate SECTION 10.5(I) and Liens granted in connection therewith do not violate SECTION 10.4(G);

          (f) dispositions of property that is substantially worn, damaged, obsolete or, in the judgment of any Borrower, no longer best used or useful in its business or that of any Subsidiary; and

          (g) dispositions of property not otherwise permitted above which has a net book value not to exceed $1,000,000 in the aggregate during the term of this Agreement.

     10.7 INVESTMENTS. Purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities, or make or permit to exist any interest whatsoever in any other Person, or make or permit to exist any loans, advances or financial assistance to any Person, except that any Borrower or any Subsidiary may maintain investments or invest in:

          (a) any Guarantor; PROVIDED, that all investment capital contributions, equity acquisitions and infusions, loans, advances or financial assistance by all Borrowers and Guarantors (other than Consoltex Mexico and each Mexican Company) to Consoltex Mexico and the Mexican Companies collectively shall not exceed $1,000,000 in total principal amount during the term of this Agreement;

          (b) investments existing as of the date hereof and as set forth in SCHEDULE 8.4;

          (c) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof in connection with accounts of financially troubled Persons to the extent reasonably necessary in order to prevent or limit loss;

          (d) Investments consisting of intercompany Indebtedness otherwise permitted under SECTION 10.5;

          (e) loans and advances to employees of any Borrower or any Subsidiary to satisfy or reimburse travel, relocation and other similar business related expenses of such employees in the ordinary course of business; and

          (f) other loans, advances and investments in an aggregate principal amount at any time outstanding not to exceed $300,000.

     10.8 MERGER OR CONSOLIDATION. (a) Consolidate with or merge into any other Person, or (b) permit any other Person to merge into it; PROVIDED, however, (i) any Subsidiary of any Borrower may merge or transfer all or substantially all of its assets into or consolidate with such Borrower or any wholly-owned Subsidiary of such Borrower which is also a Borrower (other than Consoltex Mexico and Rafytek), and (ii) the Mexican Operational Restructuring, to the extent not effected prior to the Closing Date, may be consummated on or before December 31, 2000; PROVIDED FURTHER that, in the case of any merger or consolidation referred to in this SECTION 10.8, if the US Collateral Agent, the Canadian Collateral Agent, or any Agent on behalf of the Lenders has a perfected Lien on any property so transferred (or owned by any party subject to such merger or consolidation), such Lien shall remain continuously perfected.

     10.9 RESTRICTED PAYMENTS. Make any Restricted Payment or apply or set apart any of their assets therefor or agree to do any of the foregoing; provided, however, the Borrowers and Guarantors, and their respective Subsidiaries, as applicable, may make the following Restricted Payments in any Fiscal Year (on a non-cumulative basis, with the effect that amounts not paid in any Fiscal Year may not be carried over for payment in a subsequent period) if immediately prior to and immediately after giving effect thereto no Default or Event of Default shall exist or occur and be continuing:

          (a) any Subsidiary of a Borrower may declare and pay dividends to such Borrower or any Subsidiary of such Borrower that is a Borrower;

          (b) any Borrower or any Subsidiary may declare dividends or make distributions in each case payable solely in shares of its capital stock PROVIDED that a Change in Control shall not result from such dividend or distribution, and PROVIDED FURTHER that if such shares are transferred to a Borrower, Guarantor or Subsidiary in connection with such a dividend or distribution, the shares shall be pledged under the applicable Pledge Agreement and delivered to the US Collateral Agent or the Canadian Collateral Trustee, as applicable; and

          (c) the issuers of the Subordinated Debt may pay interest thereon in accordance with the terms thereof as in effect on the Closing Date in the Subordinated Indenture, the Subordinated Notes, the Les
     Gantiers Debenture and the PIK Notes (but, in the case of the Les Gantiers Debenture and the PIK Notes, no such payment will be made in cash); PROVIDED that no such issuer of Subordinated Debt may redeem, retire, defease or otherwise acquire for value any principal amount of any such Subordinated Debt for any reason whether as an optional or mandatory redemption.

     10.10 TRANSACTIONS WITH AFFILIATES. Other than transactions permitted under SECTIONS 10.5, 10.6, 10.7, 10.8 and 10.9, enter into any transaction after the Closing Date, including, without limitation, the purchase, sale, lease or exchange of property, real or personal, or the rendering of any service, with any Affiliate of any Borrower, except (a) that such Persons may render services to any Borrower or any Subsidiary for compensation at the same rates generally paid by Persons engaged in the same or similar businesses for the same or similar services, (b) that any Borrower or any Subsidiary may render services to such Persons for compensation at the same rates generally charged by such Borrower or such Subsidiary and (c) in either case in the ordinary course of business and pursuant to the reasonable requirements of any Borrower's (or any Subsidiary's) business consistent with past practice of such Borrower and its Subsidiaries and upon fair and reasonable terms no less favorable to such Borrower (or any Subsidiary) than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

     10.11 COMPLIANCE WITH ERISA, THE CODE, FOREIGN BENEFIT LAWS, MEXICAN BENEFIT LAW AND CANADIAN BENEFIT LAW. With respect to any Pension Plan, Employee Benefit Plan, Canadian Employee Pension Plan, Mexican Employee Pension Plan, or Multiemployer Plan, as applicable in each case below:

          (a) permit the occurrence of any Termination Event which would result in a material liability on the part of any Borrower or any ERISA Affiliate to the PBGC or to any Governmental Authority; or

          (b) permit the present value of all benefit liabilities under all Pension Plans, under all Canadian Employee Pension Plans, or under all Mexican Employee Pension Plans, as applicable, to exceed the current value of the assets of such Pension Plans, Canadian Employee Pension Plans by more than $5,500,000, or Mexican Employee Pension Plans, as applicable, allocable to such benefit liabilities; or

          (c) permit any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) with respect to any Pension Plan, whether or not waived; or

          (d) fail to make any contribution or payment to any Multiemployer Plan which any Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or

          (e) engage, or permit any Borrower or any ERISA Affiliate to engage, in any prohibited transaction under Section 406 of ERISA or Sections 4975 of the Code for which a civil penalty pursuant to
     Section 502(I) of ERISA or a tax pursuant to Section 4975 of the Code may be imposed; or

          (f) permit the establishment of any Employee Benefit Plan providing post-retirement welfare benefits or establish or amend any Employee Benefit Plan which establishment or amendment could result in liability to the Borrower or any ERISA Affiliate or increase the obligation of any Borrower or any ERISA Affiliate to a Multiemployer Plan, except where such establishment or amendment would not reasonably be likely to have a Material Adverse Effect; or

          (g) fail, or permit any Borrower or any ERISA Affiliate to fail, to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the Code, all applicable Foreign Benefit Laws and all other applicable laws and the regulations and interpretations thereof.

          (h) permit the occurrence of any Canadian Termination Event or Mexican Termination Event which would result in a material liability on the part of any Borrower; or

          (i) engage in a transaction that would render a Canadian Employee Pension Plan liable to tax under Part XI of the INCOME TAX ACT or to have its registration revoked by any Governmental Authority; or

          (j) fail, or permit to fail, to establish, maintain and operate each Canadian Employee Pension Plan and Mexican Employee Pension Plan in compliance in all material respects with the provisions of Canadian Benefit Law or Mexican Benefit Law, respectively.

     10.12 FISCAL YEAR.  Change its Fiscal Year.

     10.13 DISSOLUTION, ETC. Wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking any such winding up, liquidation or dissolution, except in connection with a merger or consolidation permitted pursuant to SECTION 10.8.

     10.14 LIMITATIONS ON SALES AND LEASEBACKS. Except in connection with Capital Leases otherwise permitted pursuant to SECTION 10.5(F), enter into any arrangement or arrangements with any Person providing for the leasing by any Borrower or any Subsidiary of real or personal property, whether now owned or hereafter acquired in a single transaction or series of related transactions, which has been or is to be sold or transferred by any Borrower or any Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of any Borrower or any Subsidiary.

     10.15 CHANGE IN CONTROL. Cause, suffer or permit to exist or occur any Change of Control, or cause, suffer or permit any Borrower or Guarantor (other than Consoltex Holdings) not to be wholly owned by a Borrower, except for the minimum number of shares that must be held by third parties to comply with applicable law.

     10.16 RATE HEDGING OBLIGATIONS. Incur any Rate Hedging Obligations or enter into any agreements, arrangements, devices or instruments relating to Rate Hedging Obligations, except pursuant to Swap Agreements in an aggregate notional amount not to exceed at any time 50% of the Total Commitments for all Facilities for the purpose of interest rate or currency exchange protection, and not for speculative purposes.

     10.17 NEGATIVE PLEDGE CLAUSES. Enter into or cause, suffer or permit to exist any agreement with any Person other than the Agents and the Lenders pursuant to this Agreement or any other Loan Documents which prohibits or limits the ability of any Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, provided that the Borrower and any Subsidiary may enter into such an agreement in connection with, and that applies only to, (i) property acquired with the proceeds of purchase money Indebtedness permitted hereunder, (ii) assets financed by a Capital Lease permitted hereunder, and (iii) property subject to any Lien permitted by this Agreement and not released after the date hereof, when such prohibition or limitation is by its terms effective only against the assets subject to such Lien.

     10.18 COMPENSATION; REIMBURSEMENT OF EXPENSES.

          (a) Pay any salary, fees, and other direct and indirect remuneration and compensation to any of its directors and executive officers in an amount in excess of those amounts paid to directors and executive officers of comparable companies engaged in the same general type of business and in similar financial condition;

          (b) Reimburse any stockholder, officer, director, employee or agent of the Borrower or any Subsidiary for any expenses incurred by such Person other than reasonable expenses incurred for or on behalf of the Borrower or any Subsidiary in the ordinary course of business.

     10.19   CHANGE   IN   ACCOUNTANTS.   Change   its  independent  public
accountants.

     10.20 PREPAYMENTS, ETC. OF INDEBTEDNESS.

          (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness; or

          (b) Amend, modify or change in any manner any term or condition of any Indebtedness or any lease so that the terms and conditions thereof are less favorable to the Agent and the Lenders than the terms of such Indebtedness or leases as of the Closing Date.

     10.21. SUBORDINATED DEBT.

          (a) Fail at any time to maintain for any reason the Obligations as "Senior Debt" and "Designated Senior Debt" under the Subordinated Indenture and the Subordinated Notes; and

          (b) Without limitation of the generality of SECTION 10.20(B), amend, revise or supplement, in any manner adverse to the interests of the Lenders, the subordination provisions or payment or redemption terms of, the other covenants contained in, or events of default under, any of the Subordinated Debt.

     10.22. PIK NOTES.

          (a) Without limitation of the generality of SECTION 10.20(B), amend, revise or supplement, in any manner adverse to the interests of the Lenders, the subordination provisions or payment or conversion or redemption terms of the PIK Notes, or any other covenants contained in, or Events of Default with respect to, the PIK Notes; or

          (b) Pay any interest due and payable under the PIK Notes in cash, and instead will only pay such interest by the issuance of PIK Debentures pursuant to Section 1(b) of the Convertible Debenture.

     10.23 FEE LIMITATION AGREEMENT. Pay any fee to AIP other than in compliance with the Fee Limitation Agreement as delivered to the Agents and as in effect on the Closing Date, or amend, modify or change in any manner any term or condition of the Fee Limitation Agreement.

     10.24.  CONSOLTEX  HOLDINGS.   Allow  or  permit Consoltex Holdings to
conduct any business or own any assets other than  as  set forth in SECTION
8.21.

     10.25 LIMITATIONS ON UPSTREAMING. Except as otherwise permitted herein, enter into any agreement restricting or limiting the payment of dividends or other distributions or the transfer of assets from any Subsidiary to any Borrower or Guarantor or to any other Subsidiary owning Subsidiary Securities of such Subsidiary.

     10.26 LIMITATIONS ON DEPOSIT ACCOUNTS. Open or maintain any deposit account of any nature with any financial institution except to the extent each such deposit account is set forth on either SCHEDULE 5.4 or SCHEDULE 5.5; PROVIDED that if, at any time, any Borrower wishes to open an additional deposit account without making such account a Lock Box Account pursuant to SECTION 9.20, such Borrower shall deliver to the Agents not later than 10 days after the opening of such additional deposit account (a) an updated SCHEDULE 5.5 setting forth a complete description of such deposit account, including the name and address of the financial institution (which must be a Lender if the Borrower is domiciled in the United States or Canada) and the account number, and (b) a fully executed Deposit Account Agreement or Cash Collateral Agreement with respect to such deposit account.

     10.27 LIMITATIONS ON SUBSIDIARIES.  Create or acquire any Subsidiary.

                                ARTICLE XI

                    Events of Default and Acceleration

     11.1 EVENTS OF DEFAULT. If any one or more of the following events (herein called "Events of Default") shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority), that is to say:

          (a) if default shall be made in the due and punctual payment of the principal of any Loan, Reimbursement Obligation or other Obligation, or of any fees on Bankers' Acceptances, when and as the same shall be due and payable whether pursuant to any provision of
     ARTICLE II or ARTICLE III or ARTICLE IV, at maturity, by acceleration or otherwise; or

          (b) if default shall be made in the due and punctual payment of any amount of interest on any Loan, Reimbursement Obligation or other Obligation or of any fees or other amounts payable to any of the Lenders, either Agent or the US Collateral Agent or Canadian
     Collateral Trustee, on the date on which the same shall be due and payable; or

          (c) if (i) default shall be made in the performance or observance of any covenant set forth in SECTION 5.1, 5.4, 5.5, 9.1(H), 9.1(I), 9.1(K) THROUGH (M), 9.5, 9.7, 9.11, 9.12, 9.20 or ARTICLE X, (ii)
     default shall be made in the performance or observance of any covenant set forth in SECTION 9.1(A) through 9.1(G) or SECTION 9.1(J) and such default shall continue for five (5) or more days, or (iii) any of the requirements of SECTION 7.3(A) THROUGH (I) are not completed by the time provided for therein;

          (d) if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in this Agreement or the Notes (other than as described in CLAUSES (A), (B) OR (C) above or CLAUSE (K) below) and such default shall continue for thirty (30) or more days, or shall occur under, any covenant, agreement or provision contained in any of the other Loan Documents (beyond any applicable grace period, if any, contained therein) or in any instrument or document evidencing or creating any obligation, guaranty, or Lien in favor of either Agent, the US Collateral Agent, the Canadian Collateral Trustee or any of the Lenders or delivered to either Agent, the US Collateral Agent, the Canadian Collateral Trustee or any of the Lenders in connection with or pursuant to this Agreement or any of the Obligations, or if any Loan Document ceases to be in full force and effect (other than as expressly provided for hereunder or thereunder or with the express written consent of the Required Lenders or all of the Lenders, as applicable in accordance with SECTION 13.6), or if without the written consent of the Lenders, this Agreement or any other Loan Document shall be disaffirmed or shall terminate, be terminable or be terminated or become void or unenforceable for any reason whatsoever (other than as expressly provided for hereunder or thereunder or with the express written consent of the Required Lenders or all of the Lenders, as applicable in accordance with SECTION 13.6); or

          (e) if there shall occur (i) a default, which is continuing, in the payment of any principal, interest, premium or other amount with respect to (A) any Subordinated Debt or (B) any other Indebtedness or Rate Hedging Obligation (other than the Loans and other Obligations) of any Borrower or any Subsidiary in an amount or Rate Hedge Value, as applicable, not less than $1,000,000 in the aggregate outstanding, or
     (ii) a default, which is not waived, in the performance, observance or fulfillment of any term or covenant contained in the Subordinated Indenture, the Les Gantiers Debenture, any Subordinated Note, any PIK Note, or any agreement or instrument under or pursuant to which any Subordinated Debt or any other Indebtedness or Rate Hedging Obligation may have been issued, created, assumed, guaranteed or secured by any Borrower, any Guarantor or any Subsidiary, or (iii) with respect to any such Rate Hedging Obligation, any termination event shall occur as to which any Borrower, any Guarantor or any Subsidiary is the "affected party" under the agreement or instrument governing such Rate Hedging Obligation, or (iv) any other event of default as specified in any agreement or instrument under or pursuant to which any such Subordinated Debt or other Indebtedness may have been issued, created, assumed, guaranteed or secured by any Borrower or any Subsidiary, and, in each case, such default or event of default or termination shall continue for more than the period of grace, if any, therein specified, or such default or event of default or termination shall permit the holder of any such Indebtedness (or any agent or trustee acting on behalf of one or more holders) to accelerate the maturity of any such Indebtedness or terminate any agreement or instrument governing any such Rate Hedging Obligation; or

          (f) if any representation, warranty or other statement of fact contained in any Loan Document or in any writing, certificate, report or written statement at any time furnished to either Agent, the US Collateral Agent, the Canadian Collateral Agent or any Lender by or on behalf of any Borrower or any Guarantor pursuant to or in connection with any Loan Document shall be false or misleading in any material respect when given; or

          (g) if any Borrower or any Guarantor or any Subsidiary shall be unable to pay its debts generally as they become due; file a petition to take advantage of any insolvency statute; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property; file a petition or answer seeking liquidation, reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute; or

          (h)  if  a  court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any Borrower, any Guarantor or any Subsidiary or of the whole or any substantial part of its properties and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days, or approve a petition filed against any Borrower, any Guarantor or any Subsidiary seeking liquidation, reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state, which petition is not dismissed within sixty (60) days; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of any Borrower, any Guarantor or any Subsidiary or of the whole or any substantial part of its properties, which control is not relinquished within sixty (60) days; or if there is commenced against any Borrower, any Guarantor or any Subsidiary any proceeding or petition seeking reorganization, arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state which proceeding or petition remains undismissed for a period of sixty (60) days; or if any Borrower, any Guarantor or any Subsidiary takes any action to indicate its consent to or approval of any such proceeding or petition; or

          (i) if (i) one or more judgments or orders where the amount not covered by insurance (or the amount as to which the insurer denies liability) is in excess of $500,000 is rendered against any Borrower, any Guarantor or any Subsidiary, or (ii) there is any attachment, injunction or execution against any of the properties of any Borrower, any Guarantor or any Subsidiary for any amount in excess of $500,000 in the aggregate; and such judgment, attachment, injunction or execution remains unpaid, unstayed, undischarged, unbonded or undismissed for a period of sixty (60) days; or

          (j) if any Borrower, any Guarantor or any Subsidiary shall, other than in the ordinary course of business (as determined by past practices), suspend all or any part of its operations for a period of more than 60 days and such suspension would reasonably be expected to have a Material Adverse Effect on the Borrowers and their Subsidiaries, taken as a whole; or

          (k)   if  the  Borrowers  shall  not  have  complied   with   the
     requirements of SECTION 5.7(C) within the time period provided therefor; or

          (l) if there shall occur and be continuing an Event of Default as defined in any of the other Loan Documents;

     then, and in any such event and at any time thereafter, if such Event of Default or any other Event of Default shall be continuing,

               (A)  either  or  both of the following actions may be taken:
          (i) the Agents may, and at the direction of the Required Lenders shall, declare any obligation of the Lenders and the Issuing Banks to make further Revolving Credit Loans and Canadian Swing Line Loans or to issue additional Letters of Credit terminated, whereupon the obligation of each Lender to make further Revolving Credit Loans, of the Canadian Swing Line Facility Lender to make further Canadian Swing Line Loans, and of the Issuing Banks to issue additional Letters of Credit, hereunder shall terminate immediately, and (ii) the Agents shall at the direction of the Required Lenders, at their option, declare by notice to the Borrower any or all of the Obligations to be immediately due and payable, and the same, including all interest accrued thereon and all other obligations of the Borrowers to the Agents, the US Collateral Agent, the Canadian Collateral Trustee and the Lenders, shall forthwith become immediately due and payable without presentment, demand, protest, notice or other formality of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Obligations to the contrary notwithstanding; provided, however, that notwithstanding the above, if there shall occur an Event of Default under clause (g) or (h) above, then the obligation of the Lenders to make Revolving Credit Loans, of the Canadian Swing Line Facility Lender to make further Canadian Swing Line Loans, and of the Issuing Banks to issue Letters of Credit hereunder shall automatically terminate and any and all of the Obligations shall be immediately due and payable without the necessity of any action by the Agents or the Required Lenders or notice to the Agents or the Lenders;

               (B) The Borrowers shall, upon demand of the Agents or the Required Lenders, deposit cash with the Agents in an amount equal to the undrawn amount of each Letter of Credit issued and outstanding and the aggregate face amount of all outstanding Bankers' Acceptances, as collateral security for the repayment of any future drawings or payments under such Letters of Credit and Bankers' Acceptances, and such amounts shall be held by the Agents pursuant to the terms of the LC Account Agreement or, as to Bankers' Acceptances, pursuant to such provisions as shall be acceptable to the Canadian Agent in its discretion; and

               (C) the Agents and each of the Lenders shall have all of the rights and remedies available under the Loan Documents or under any applicable law.

     11.2 AGENTS TO ACT. In case any one or more Events of Default shall occur and be continuing, subject to the provisions of ARTICLE XII, both Agents together may, and at the direction of the Required Lenders shall, proceed to protect and enforce their rights and remedies contained herein or in any other Loan Document, or as may be otherwise available at law or in equity.

     11.3 CUMULATIVE RIGHTS. No right or remedy herein conferred upon the Lenders, the Agents, the US Collateral Agent or the Canadian Collateral Trustee is intended to be exclusive of any other rights or remedies contained herein or in any other Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

     11.4 NO WAIVER. No course of dealing between any Borrower and any Lender, either Agent, the US Collateral Agent or the Canadian Collateral Trustee or any failure or delay on the part of any Lender, either Agent, the US Collateral Agent or the Canadian Collateral Trustee in exercising any rights or remedies under any Loan Document or otherwise available to it shall operate as a waiver of any rights or remedies and no single or partial exercise of any rights or remedies shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or of the same right or remedy on a future occasion.

     11.5 ALLOCATION OF PROCEEDS. If an Event of Default has occurred and not been waived, and the maturity of the Loans has been accelerated pursuant to ARTICLE XI hereof, all payments (including any proceeds of Collateral) received by either Agent, any Lender, the Canadian Collateral Trustee or the US Collateral Agent hereunder or under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by any Borrower hereunder, shall be applied by the Agent in the following order:

          (a) the reasonable expenses incurred in connection with retaking, holding, preserving, processing, maintaining or preparing for sale, lease or other disposition of, any Collateral, including reasonable attorney's fees and legal expenses pertaining thereto;

          (b) amounts due to the Lenders and the Issuing Banks pursuant to SECTIONS 4.7(A), 4.7(B), 4.7(C), 4.7(D) AND 13.5 and all other fees owing to any Agent or to any Lender;

          (c) amounts due to the Agent pursuant to SECTION 4.7(E);

          (d) payments

                    (i) first, of interest on Loans,  Canadian  Swing  Line
               Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders (with amounts payable in respect of Canadian Swing Line Loan Outstandings being included in such calculation and paid to the Canadian Swing Line Facility Lender);

                    (ii) then, of principal of Loans, Canadian  Swing  Line
               Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders (with amounts payable in respect of Canadian Swing Line Loan Outstandings being included in such calculation and paid to the Canadian Swing Line Facility Lender);

PROVIDED that (i) proceeds of the Collateral belonging to Consoltex and any other Borrowers or Guarantors organized under the laws of Canada or any province or other political subdivision thereof shall be applied first to the payment of the interest owed under the Canadian Facilities, second to the payment of the principal owed under the Canadian Facilities, third to payment of the principal owed under the US Facilities and fourth to the payment of interest owed under the US Facilities and (ii) the proceeds of the Collateral belonging to Consoltex Holdings, Consoltex USA, Balson-Hercules, LINQ or any other Borrower or Guarantor organized under the laws of the United States or Mexico or any state or other political subdivision of either thereof shall be applied first to the payment of the interest owed under the US Facilities, second to the payment of the principal owed under the US Facilities, third to the payment of the principal owed under the Canadian Facilities and fourth to payment of the interest owed under the Canadian Facilities; PROVIDED FURTHER, that proceeds of Collateral to be applied to principal owed under any of the Facilities shall be applied first to the payment of Base Rate Loans and secondly, and ratably in respect of the Canadian Facilities, to Bankers' Acceptances and Eurodollar Rate Loans;

          (e) payments of cash amounts to the Agents in respect of outstanding Letters of Credit pursuant to SECTION 11.1(B);

          (f) amounts due to the Issuing Banks, the Agents, the Lenders and others pursuant to SECTIONS 3.2(H), 9.15 AND 13.9;

          (g) payments of all other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the recipients, including amounts due to any of the Lenders or their affiliates in respect of Obligations consisting of liabilities under any Swap Agreement with any of the Lenders or their affiliates on a pro rata basis according to the amounts owed; and

          (h) any surplus remaining after application as provided for herein, to the Borrower or otherwise as may be required by applicable law.

                                ARTICLE XII

                                The Agents

     12.1 APPOINTMENT, POWERS, AND IMMUNITIES. Each of the Lenders hereby irrevocably appoints and authorizes each of the Canadian Agent and the US Agent to act as its agent under this Agreement and the other Loan Documents with such powers and discretion as are specifically delegated to the Canadian Agent and the US Agent, respectively, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Agents (which term, including the terms US Agent and Canadian Agent, as used in this sentence and in SECTION
12.5 and the first sentence of SECTION 12.6 hereof shall include each of their respective affiliates and its own and its affiliates' officers, directors, employees, and agents):

          (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Lender;

          (b) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Loan Document or any certificate or other document referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Loan Document, or any other document referred to or provided for therein or for any failure by any Borrower or any Guarantor or any other Person to perform any of its obligations thereunder;

          (c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Borrower or any Guarantor or the satisfaction of any condition or to inspect the property (including the books and records) of any Borrower or any Guarantor or any of their Subsidiaries or affiliates;

          (d) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Loan Document, except for its own gross negligence or willful misconduct.

     Each of the Agents may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. None of the terms "Agent", "Agents", "Canadian Agent", "US Agent", "US Collateral Agent" and "Canadian Collateral Trustee" as used in the Loan Documents shall connote any fiduciary or other implied obligation under applicable law, and is used solely as a matter of market custom to connote an administrative relationship between independent contracting parties.

     12.2 RELIANCE BY AGENTS. Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telefacsimile) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Borrower or any Guarantor), independent accountants, and other experts selected by either Agent. The Agents may deem and treat the payee of any Note as the holder thereof or, with respect to the Canadian Facilities, treat the financial institution set forth as the maker of any Loan in the Canadian Agent's records, as the Lender thereof for all purposes hereof unless and until the Relevant Agent receives and accepts an Assignment and Acceptance executed in accordance with SECTION 13.1 hereof. As to any action not expressly mandated by this Agreement, neither Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that neither Agent shall be required to take any action unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

     12.3 DEFAULTS. The Agents shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless either Agent has received written notice from a Lender or a Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default." In the event that either Agent receives such a notice of the occurrence of a Default or Event of Default, such Agent shall give prompt notice thereof to the other Agent and to the Lenders. The Agents shall (subject to SECTION 12.2 hereof) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders, provided that, unless and until either Agent shall have received such directions, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it or they shall deem advisable in the best interest of the Lenders.

     12.4 RIGHTS AS LENDER. With respect to each Agent's respective Commitment to the relevant Revolving Credit Facility, Letter of Credit Facility and Term Loan Facility, and the Loans made by it and Letters of Credit issued by it, each of Bank of America and NBC (and any successor acting as US Agent or Canadian Agent) in their respective capacities as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as US Agent or Canadian Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include such Agent in its individual capacity. Each of Bank of America and NBC (and any successor acting as US Agent or Canadian Agent) and their respective affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with any Borrower or any Guarantor or any of their Subsidiaries or affiliates as if it were not acting as US Agent or Canadian Agent, and each of Bank of America and NBC (and any successor acting as US Agent or Canadian Agent) and their respective affiliates may accept fees and other consideration from any Borrower or any Guarantor or any of their Subsidiaries or affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

     12.5 INDEMNIFICATION. Each of the Lenders agrees to indemnify each Agent and each of their respective Affiliates, and their respective officers, employees and agents (each, an "Agent Indemnitee") (to the extent not reimbursed under SECTION 13.9 hereof, but without limiting the obligations of any Borrower or Guarantor under such Section) ratably in accordance with their respective Commitments to the Revolving Credit Facilities and Term Loan Facilities, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees), or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against any Agent Indemnitee (including by any Lender) in any way relating to or arising out of any Loan Document or the transactions contemplated thereby or any action taken or omitted by any Agent Indemnitee under or in connection with any Loan Document or any of the foregoing; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified; provided further, however, that no action or omission taken or occurring at the direction of the Required Lenders shall constitute either gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs or expenses payable by any Borrower under SECTION 13.5, to the extent that such Agent is not promptly reimbursed for such costs and expenses by any Borrower. The agreements contained in this SECTION 12.5 shall survive payment in full of the Loans and all other amounts payable under this Agreement and the occurrence of the Facility Termination Date.

     12.6 NON-RELIANCE ON AGENT AND OTHER LENDERS. Each Lender agrees that it has, independently and without reliance on either Agent, the US Collateral Agent, the Canadian Collateral Trustee or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrowers, the Guarantors and their Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon either Agent, the US Collateral Agent, the Canadian Collateral Trustee or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Loan Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by either Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Borrower, any Guarantor or any of their Subsidiaries or affiliates that may come into the possession of either Agent or any of their respective affiliates.

     12.7 RESIGNATION OF AGENT. Each Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders with respect to the US Facilities or with respect to the Canadian Facilities, as the case may be, shall have the right to appoint a successor US Agent or Canadian Agent, respectively. If no successor US Agent or Canadian Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty
(30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor US Agent which shall be a commercial bank organized under the laws of the United States of America having combined capital and surplus of at least $500,000,000 or a successor Canadian Agent shall be a Schedule I bank under the Bank Act. Upon the acceptance of any appointment as US Agent or Canadian Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this
ARTICLE XII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

                               ARTICLE XIII

                               Miscellaneous

     13.1 ASSIGNMENTS AND PARTICIPATIONS.

          (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans, its Notes, its Commitment under the Revolving Credit Facilities and its Commitment under the Term Loan Facilities); provided, however, that

                    (i)  each  such  assignment  shall  be  to  an Eligible
          Assignee;

                    (ii)  except  in  the  case of an assignment to another
          Lender or an assignment of all of a Lender's rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof;

                    (iii) each such assignment by a Lender shall be of a constant, and not varying, percentage of all of its rights and obligations under any specified Facility (but may vary as between the separate Facilities to which such Lender is a party) (except that any assignment by NBC or Bank of America shall not include its respective rights, benefits or duties as an Issuing Bank or as the provider of Canadian Swing Line Loans in the case of NBC);

                    (iv) the parties to such assignment shall execute and deliver to the Relevant Agent for its acceptance an Assignment and Acceptance in the form of EXHIBIT B hereto, together with any Note subject to such assignment and a processing fee of $3,500; and

                    (v) an assignment of the Canadian Swing Line Facility shall occur only if (A) the entire Canadian Swing Line Facility is assigned, (B) the institution which is the assigning Canadian Swing Line Facility Lender also concurrently assigns to any other Person all of its rights and obligations under the Canadian Revolving Credit Facility, and (C) the institution which is the new Canadian Swing Line Facility Lender is also a Canadian Revolving Credit Facility Lender.

          For each assignment by a Canadian Facility Lender, the relevant Facility Borrowers hereby agree to execute upon request of the Canadian Agent (a) Bankers' Acceptances documentation requested by the assignee and (b) any document as may be required under the Security Instruments, including any bonds or bond pledge agreements. Upon such execution, delivery, approval and acceptance, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder or under any such Note have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and, if applicable, a holder of such Note and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder and, if applicable, under its Note or Notes have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement. Each Issuing Bank may assign its rights and obligations in such capacity to another Lender only with respect to the total amount of the Canadian Letter of Credit Facility or US Letter of Credit Facility (as the case may be), subject to the written consent of each Relevant Agent and, subject to the conditions with respect to such approval in the definition of "Eligible Assignee", Consoltex Holdings, and also subject to execution and delivery of documentation by such assignor and assignee Issuing Bank as may be satisfactory to the Relevant Agents and the Borrowers.

          Upon execution, delivery, and acceptance of such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section, the assignor, each Agent and each Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrowers and the Agents certification as to exemption from deduction or withholding of Taxes in accordance with SECTION 6.6.

          (b)  Each  Agent  shall  maintain  at  its address referred to in
     SECTION 13.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments with respect to the Revolving Credit Facilities and the Term Loan Facilities of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (c) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Relevant Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of EXHIBIT B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

          (d) Each Lender may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment or Term Loan Commitment or its Loans); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in ARTICLE VI and the right of set-off contained in SECTION 13.3, and (iv) the Borrowers shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to its Loans and its Note and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Note, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Note, or extending its Revolving Credit Commitment or Term Loan Commitment).

          (e) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign and pledge all or any portion of its Loans and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

          (f) Subject to the confidentiality provisions of SECTION 13.15, any Lender may furnish any information concerning any Borrower or any of their Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

          (g) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party and all covenants, provisions and agreements by or on behalf of the Borrowers which are contained in the Loan Documents shall inure to the benefit of the successors and permitted assigns of the Agents, the US Collateral Agent, the Canadian Collateral Trustee, the Lenders, or any of them. No Borrower or Guarantor may assign or otherwise transfer to any other Person any right, power, benefit, or privilege (or any interest therein) conferred hereunder or under any of the other Loan Documents, or delegate (by assumption or otherwise) to any other Person any duty, obligation, or liability arising hereunder or under any of the other Loan Documents, and any such purported assignment, delegation or other transfer shall be void.

     13.2 NOTICES. Any notice shall be conclusively deemed to have been received by any party hereto and be effective (i) on the day on which delivered (including hand delivery by commercial courier service) to such party (against receipt therefor), (ii) on the date of transmission to such party, in the case of notice by telefacsimile (where the proper transmission of such notice is either acknowledged by the recipient or electronically confirmed by the transmitting device), or (iii) on the fifth Business Day after the day on which mailed to such party, if sent prepaid by certified or registered mail, return receipt requested, in each case delivered, transmitted or mailed, as the case may be, to the address or telefacsimile number, as appropriate, set forth below or such other address or number as such party shall specify by notice hereunder:

          (a) if to the Borrowers:

               to such Borrower, in care of:

               Consoltex (USA) INC.
               1040 Avenue of the Americas
               New York, New York 10018
               Attn: Mr. Paul J. Bamatter, Chief Financial Officer
               Telephone: (212) 596-0480
               Telefacsimile: (212) 596-0483

               with a copy to:

               Consoltex Holdings, Inc.
               c/o Consoltex Inc.
               8555 Autoroute Transcanadieune
               Ville Saint-Laurent, Quebec
               H4S 1Z6
               Attn: Ms. C. Suzanne Crawford, Vice President, Legal
                     Affairs and Corporate Secretary
               Telephone: (514) 335-7024
               Telefacsimile: (514) 335-7020

               with a copy to:

               American Industrial Partners Capital Fund II, L.P.
               c/o American Industrial Partners
               551 Fifth Avenue, Suite 3800
               New York, NY 10176
               Attn: Mr. Kim Marvin, Managing Director
               Telephone: (212) 983-1399
               Telefacsimile: (212) 986-5099


          (b)  if to the Canadian Agent:

               National Bank of Canada
               Sun Life Building
               1155 Metcalfe, 5th Floor
               Montreal, Quebec
               H3B 4S9
               Attn: Ms. Michelle Fradette
               Telephone: (514) 394-8407
               Telefacsimile: (514) 394-4240

               with a copy to:

               National Bank of Canada
               600 de la Gauchetiere West, 9th floor
               Montreal H3B 4L2
               Attn: Ms. Dana Ades, Vice President Special Loans
                                    & Real Estate
               Telephone: (514) 394-8832
               Telefacsimile:                (514) 394-4375

          (c)  if to the US Agent or the US Collateral Agent:

               Bank of America, N.A.
               Independence Center, 15th Floor
               NC1-001-15-04
               Charlotte, North Carolina  28255
               Attention: Agency Services
               Telephone: (704) 386-7637
               Telefacsimile: (704) 386-9923

               with a copy to:

               Bank of America, N.A.
               9 West 57th Street, NY1-301-32-05
               New York, NY 10019
               Attention: Mr. Larry Hess
               Telephone: (212) 847-5005
               Telefacsimile: (212) 847-6847

          (d) if to the Lenders:

            At the addresses set forth on the signature pages hereof and on the signature page of each Assignment and Acceptance;

          (e) if to any Guarantor, in care of the Borrowers in accordance with clause (a) above; and

          (f)  if to the Canadian Collateral Trustee:

               Desjardins Trust Inc.
               1 Complexe Desjardins
               Bureau 1422
               Casier postal 34
               Montreal, Quebec
               H5B 1E4
               Attention: Denis Chevrette, Managing
                         Director, Corporate Trust Services
               Telephone: (514) 286-5859
               Telefacsimile: (514) 844-3545

     13.3 RIGHT OF SET-OFF; ADJUSTMENTS. Upon the occurrence and during the continuance of any Event of Default, each Lender (and each of its affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its affiliates) to or for the credit or the account of any Borrower against any and all of the Obligations of such Borrower now or hereafter existing, irrespective of whether such Lender shall have made any demand under this Agreement or such Note and although such Obligations may be unmatured. Each Lender agrees promptly to notify the applicable Borrower after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this SECTION 13.3 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

     13.4 SURVIVAL. All covenants, agreements, representations and warranties made herein shall survive the making by the Lenders of the Loans and the issuance of the Letters of Credit and the execution and delivery to the Lenders of this Agreement, the Notes and all other Loan Documents and shall continue in full force and effect so long as any of Obligations remain outstanding or any Lender has any Commitment hereunder or the Borrower has continuing obligations hereunder unless otherwise provided herein.

     13.5 EXPENSES. The Borrowers agree to pay on demand all costs and expenses of the Agents in connection with the syndication, preparation, execution, delivery, administration, modification, and amendment of this Agreement, the other Loan Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for each Agent with respect thereto and with respect to advising the Agents as to its rights and responsibilities under the Loan Documents. The Borrowers further agree to pay on demand all costs and expenses of each Agent and each Lender, if any (including, without limitation, reasonable attorneys' fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Loan Documents and the other documents to be delivered hereunder.

     13.6 AMENDMENTS AND WAIVERS. Any provision of this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Borrower and Guarantor party to such Loan Document and either the Required Lenders or (as to Loan Documents other than the Credit Agreement) the US Agent, the Canadian Agent, the US Collateral Agent, and the Canadian Collateral Trustee, or any of them as applicable, on behalf of the Required Lenders (and, if ARTICLE XII or the rights or duties of any Agent are affected thereby, by such Agent); PROVIDED that no such amendment or waiver shall, unless signed by each Lender directly affected thereby, (i) increase the Commitments under any Facility of such Lenders, or the Total Commitment applicable to any Facility, or the Mexican Borrowing Limit, (ii) reduce the principal of or rate of interest on any Loan or any fees or other amounts payable hereunder, (iii) postpone any date fixed for the payment of any scheduled installment of principal of (including, without limitation, any mandatory prepayment) or interest on any Loan or any fees or other amounts payable hereunder or for termination of any Commitment under any Facility,
(iv) change the percentage of the Commitment under any Facility or of the unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this
SECTION 13.6 or any other provision of this Agreement, (v) release any Guarantor or all or any portion of the Collateral having a book value in any release, or collectively in any series of releases prior to the
Facility  Termination  Date,  in  excess  of  $1,000,000,  except  (A) such releases as are necessary to consummate any portion of the Mexican Operational Restructuring as shall not have been completed by the Closing Date, which releases may be effected by the Agents without further notice to or consent of the Lenders, or (B) as expressly contemplated in the Loan Documents, (vi) eliminate, or cause the material adverse alteration of, any Cash Collateral Agreement, any Lock Box Agreement and the related Lock Boxes, Lock Box Accounts and related arrangements, or any provision herein providing for payments or prepayments to be made out of proceeds deposited in any Lock Box or Lock Box Account, (vii) increase the advance rates applicable to any portion of the definition of "Borrowing Base", (viii) extend the time for compliance with, or otherwise materially alter any requirement of, SECTION 7.3(A), or (ix) extend the time for compliance with, or waive any Event of Default arising from noncompliance with,
SECTION 5.7(C); and PROVIDED, FURTHER, that no such amendment or waiver that affects the rights, privileges or obligations of the Canadian Swing Line Facility Lender as provider of Canadian Swing Line Loans, shall be effective unless signed in writing by the Canadian Swing Line Facility Lender or that affects the rights, privileges or obligations of either Issuing Bank as issuer of Letters of Credit, shall be effective unless signed in writing by such Issuing Bank. NOTWITHSTANDING ANY WAIVER OF ANY EVENT OF DEFAULT, UPON THE OCCURRENCE OF AN EVENT OF DEFAULT ARISING AS A RESULT OF A NONCOMPLIANCE WITH SECTION 10.1(A), Borrowers agree promptly to enter into (and agree to cause their Subsidiaries to enter into) reasonable negotiations (which will include a review of asset valuations determined after completion of purchase price adjustments resulting from adjustments relating to push-down accounting to the Borrowers' balance sheets to be completed by the Borrowers no later than December 31, 2000) with respect to the execution, delivery and performance of an amendment to this Agreement and related agreements to provide for separate borrowing base requirements and restrictions on intercompany loans and advances, each pursuant to terms reasonably requested by GMAC.

     No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances, except as otherwise expressly provided herein. No delay or omission on any Lender's or any Agent's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

     13.7 COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such fully-executed counterpart. The Agents may also require that any such signature be confirmed by a manually-signed hardcopy thereof. Each party hereto hereby adopts as an original executed signature page each signature page hereafter furnished by such party to the Agents (or an agent of either Agent) bearing (with the consent of the Agents) a facsimile signature by or on behalf of such party. Nothing contained in this Section shall limit the provisions of SECTION 12.2.

     13.8 TERMINATION. This Agreement shall terminate on the Facility Termination Date, except that (x) those provisions which by the express terms thereof continue in effect notwithstanding the Facility Termination Date, and (y) obligations in the nature of continuing indemnities or expense reimbursement obligations not yet due and payable, shall continue in effect. Notwithstanding the foregoing, if after receipt of any payment of all or any part of the Obligations, any Agent, any Issuing Bank or any Lender (including the Canadian Swing Line Facility Lender) is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason or elects to repay any such amount in good faith settlement of a pending or threatened avoidance claim, (i) this Agreement (including the provisions pertaining to Participations in Letters of Credit, Reimbursement Obligations, and Canadian Swing Line Loans) shall continue in full force and the Borrowers shall be liable to, and shall indemnify and hold the applicable Agent or such Lender harmless for, the amount of such payment surrendered until the applicable Agent or such Lender shall have been finally and irrevocably paid in full, and (ii) in the event any portion of any amount so required to be surrendered by any Agent, any Issuing Bank or the Canadian Swing Line Facility Lender shall have been distributed to the Lenders, the Lenders shall promptly repay such amounts to the applicable Agent, the applicable Issuing Bank or the Canadian Swing Line Facility Lender on demand therefor. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by any Agent, any Issuing Bank, the Canadian Swing Line Facility Lender or the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Agents', the Issuing Banks', the Canadian Swing Line Facility Lender's or the Lenders' rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

     13.9 INDEMNIFICATION; LIMITATION OF LIABILITY.

          (a) The Borrower agrees to indemnify and hold harmless each Indemnified Party from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this SECTION
     13.9 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each Borrower agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to it, any of its Subsidiaries, any Guarantor, or any security holders or creditors thereof arising out of, related to or in connection with the transactions contemplated herein, except to the extent that such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Party's gross negligence or willful misconduct. Each Borrower agrees not to assert any claim against any Agent, any Lender, any of their affiliates, or any of their respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

          (b) The agreements and obligations of each Borrower contained in this SECTION 13.9 shall continue in effect notwithstanding the Facility Termination Date.

     13.10 SEVERABILITY. If any provision of this Agreement or the other Loan Documents shall be determined to be illegal or invalid as to one or more of the parties hereto, then such provision shall remain in effect with respect to all parties, if any, as to whom such provision is neither illegal nor invalid, and in any event all other provisions hereof shall remain effective and binding on the parties hereto.

     13.11 ENTIRE AGREEMENT. This Agreement, together with the other Loan Documents AND ANY SEPARATE FEE LETTERS ENTERED INTO BETWEEN ANY BORROWER AND ANY LENDER, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations, commitments and other communications between or among the parties, both oral and written, with respect thereto (except that those provisions (if any) which by the express terms of the commitment letter dated as of September 29, 2000 executed by Bank of America and NBC and accepted by the Borrowers, the Guarantors and AIP survive the closing of any Facility, shall survive and continue in effect).

     13.12 AGREEMENT CONTROLS. In the event that any term of any of the Loan Documents other than this Agreement conflicts with any express term of this Agreement, the terms and provisions of this Agreement shall control to the extent of such conflict.

     13.13 USURY SAVINGS CLAUSE. Notwithstanding any other provision herein, the aggregate interest rate charged under any of the Loans, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate (as such term is defined below). If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate (as defined below), the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrowers shall pay to the Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender's option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower. As used in this paragraph, the term "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

     13.14 GOVERNING LAW; WAIVER OF JURY TRIAL.

          (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN THOSE SECURITY INSTRUMENTS WHICH EXPRESSLY PROVIDE THAT THEY SHALL BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

          (b) EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

          (c) EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS OF SUCH PARTY PROVIDED IN SECTION 13.2, OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF NEW YORK.

          (d) NOTHING CONTAINED IN SUBSECTIONS (B) OR (C) HEREOF SHALL PRECLUDE ANY OF THE PARTIES HERETO FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION WHERE ANY OF THE PARTIES HERETO OR ANY OF SUCH PARTY'S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, OBJECTION TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY ANY SUCH OTHER COURT OR COURTS WHICH NOW OR HEREAFTER MAY BE AVAILABLE UNDER APPLICABLE LAW.

          (e) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO ANY LOAN DOCUMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, EACH BORROWER, EACH AGENT AND THE LENDERS HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING.

          (f) EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY OBJECTION IT MAY HAVE THAT ANY COURT TO WHOSE JURISDICTION IT HAS SUBMITTED PURSUANT TO THE TERMS HEREOF IS AN INCONVENIENT FORUM.

     13.15 CONFIDENTIALITY. Each Agent and each Lender agrees to keep confidential any information delivered or made available to it by any Borrower or any Guarantor pursuant to this Agreement that is marked confidential; PROVIDED that nothing herein shall prevent any Agent or any Lender from disclosing such information (i) to any Agent or any Lender or any affiliate of any Agent or any Lender or any officer, director, employee, agent or advisor of any Agent or any Lender or any affiliate of any of them, (ii) as required by any law, rule or regulation, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority, (v) that is or becomes available to the public or that is or becomes available to any Agent or any Lender other than as a result of disclosure by any Agent or any Lender prohibited by this Agreement, (vi) in connection with any litigation to which any Agent, any Lender or any of their respective Affiliates may be a party, (vii) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Document, (viii) to any Agent's or any Lender's legal counsel, independent auditors or other advisors, and (ix) to any Person purchasing or proposing to purchase an assignment or a participation pursuant to SECTION 13.1 which has agreed in writing to be bound by the provisions of this Section 13.15.

                      [Signatures on following pages]




373603                     Signature Page 1 of 9

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

                         BORROWERS:

                         CONSOLTEX HOLDINGS, INC.,
                         as Borrower and as Guarantor


                         By:/s/_________________________
                         Name: Alex Di Palma
                         Title: Vice-President, Taxation

                         By:/s/_________________________
                         Name:C. Suzanne Crawford
                         Title: Vice-President, Legal Affairs
						and Corporate Secretary

                         CONSOLTEX INC.,
                         as Borrower and as Guarantor

                         By:/s/_________________________
                         Name:Alex Di Palma
                         Title:Vice-President

                         By:/s/_________________________
                         Name:C. Suzanne Crawford
                         Title:Vice-President, Legal Affairs
						and Corporate Secretary

                         CONSOLTEX (USA) INC.,
                         as Borrower and as Guarantor


                         By:/s/__________________________
                         Name:Alex Di Palma
                         Title:Vice-President

                         By:/s/__________________________
                         Name:C. Suzanne Crawford
                         Title:Vice-President, Legal Affairs
						and Corporate Secretary




373603                     Signature Page 2 of 9

                              THE BALSON-HERCULES GROUP LTD.,
                              as Borrower and as Guarantor

                              By:/s/________________________
                              Name:Alex Di Palma
                              Title:Vice-President, Taxation

                              By:/s/________________________
                              Name:C. Suzanne Crawford
                              Title:Vice-President, Legal Affairs
						and Corporate Secretary

                              LINQ INDUSTRIAL FABRICS, INC.,
                              as Borrower and as Guarantor

                              By:/s/________________________
                              Name:Alex Di Palma
                              Title:Vice-President, Taxation

                              By:/s/________________________
                              Name:C. Suzanne Crawford
                              Title:Vice-President, Legal Affairs
						and Corporate Secretary

                              CONSOLTEX MEXICO, S.A. DE C.V.,
                              as Borrower and as Guarantor

                              By:/s/________________________
                              Name:Alex Di Palma
                              Title:Attorney-in-fact

                              By:/s/________________________
                              Name:C. Suzanne Crawford
                              Title:Attorney-in-fact

                              RAFYTEK, S.A. de C.V.,
                              as Borrower and as Guarantor

                              By:/s/________________________
                              Name:Alex Di Palma
                              Title:Attorney-in-fact

					By:/s/________________________
                              Name:C. Suzanne Crawford
                              Title:Attorney-in-fact

				GUARANTORS:
                        RAFYTICA, S.A., as Guarantor

 	                  By:/s/______________________
                        Name:Paul Bamatter
                        Title:Director


                        VERA PAK, S.A. de C.V., as Guarantor

                        By:/s/_______________________
                        Name:
                        Title:


                        ROYALTON MEXICANA, S.A. DE C.V.,  as
                        Guarantor

                        By:/s/________________________
                        Name:
                        Title:


                        VEST COMPANY VESTCO, S.A. DE C.V.,  as
                        Guarantor

                        By:/s/________________________
                        Name:
                        Title:


                  MARINO TECHNOLOGIES DE MEXICO, S.A. DE C.V.,
                        as Guarantor


                        By:/s/________________________
                        Name:
                        Title:

				GUARANTORS:
                        RAFYTICA, S.A., as Guarantor

 	                  By:/s/______________________
                        Name:
                        Title:


                        VERA PAK, S.A. de C.V., as Guarantor

                        By:/s/_______________________
                        Name:Alex Di Palma
                        Title: Attorney-in-fact


                        ROYALTON MEXICANA, S.A. DE C.V.,  as
                        Guarantor

                        By:/s/________________________
                        Name:Alex Di Palma
                        Title:Attorney-in-fact


                        VEST COMPANY VESTCO, S.A. DE C.V.,  as
                        Guarantor

                        By:/s/________________________
                        Name:Alex Di Palma
                        Title:Attorney-in-fact


                  MARINO TECHNOLOGIES DE MEXICO, S.A. DE C.V.,
                        as Guarantor


                        By:/s/________________________
                        Name:Alex Di Palma
                        Title:Attorney-in-fact

AGENTS:


                            NATIONAL BANK OF CANADA,
                            as Canadian Agent


                            By:/s/_____________________
                            Name:Dana Ades, Vice-President
                            Title:Special Loans and Real Estate


                            BANK OF AMERICA, N.A.,
                            as US Agent


                            By:/s/_____________________
                            Name:
                            Title:

					AGENTS:


                              NATIONAL BANK OF CANADA,
                              as Canadian Agent


                              By:/s/_____________________
                              Name:
                              Title:


                              BANK OF AMERICA, N.A.,
                              as US Agent


                              By:/s/_____________________
                              Name:W. Larry Hess
                              Title:Managing Director

LENDERS:

                      NATIONAL BANK OF CANADA


                      By:/s/_____________________
                      Name:Dana Ades, Vice-President
                      Title:Special Loans and Real Estate

                      By:/s/_____________________
                      Name:
                      Title:Senior Manager

                      Lending Office:
                          Sun Life Building
                          1155 Metcalfe, 5th Floor
                          Montreal, Quebec
                          H3B 4S9
                          Attn: Mr. Laurent Genest
                          Telephone: (514) 394-8980
                          Telefacsimile: (514) 394-6073

                          Wire Transfer Instructions:
  	                    $:Bank One International Corporation
                          New York Branch
                          Syndication Loans Department
                          153 West 51st Street, Suite 4800
                          New York, New York
                          ABA No.: 026009797
                          CHIPS No.: 0979
                          Re:  Consoltex
                          Attn: Louise Coulombe or
					Celine Rivard

                         CDN $: Par Swift/Transfert
                         BNDC CAMMINT IN FAVOUR OF:
                         National Bank of Canada
                         Syndication Loans Department
                         600, de la Gauchetiere Street West
                         Main Branch
                         Montreal, Qc Canada H3B 4L2
                         Re: Consoltex
                         Attn: Louise Coulombe or
				      Celine Rivard

                         BANK OF AMERICA, N.A.


                         By:/s/________________________
                         Name: W. Larry Hess
                         Title: Managing Director

                         Lending Office:
                         Bank of America, National Association
                         Independence Center, 15th Floor
                         NC1-001-15-04
                         Charlotte, North Carolina  28255
                         Attention:  Agency Services
                         Telephone: (704) 386-7637
                         Telefacsimile: (704) 386-9923

                         Wire Transfer Instructions:
                         Bank of America, National Association
                         ABA# 053000196
                         Account No.: 136621-22506
                         Reference: Consoltex
                         Attention: Corporate Credit Support

                         THE BANK OF NOVA SCOTIA

                         By:/s/_________________________
                         Name:Nicolas Trucmon
                         Title:Director

                         By:/s/_________________________
                         Name:F. DeBroux
                         Title:Managing Director

                         Lending Office:
                            The Bank of Nova Scotia
                            Scotia Tower, Main Branch
                            1002 Sherbrooke Street West
                            Montreal, Quebec, Canada  H3A 3L6
                            Attention: Denis Lagace
                            Telephone: (514) 499-5328
                            Telefacsimile: (514) 499-5815

                            Wire Transfer Instructions:
                            The Bank of Nova Scotia
                            ABA# 002 90001
                            Account No.:_______________
                            Reference: Consoltex
                            Attention: Denis Lagace

                     GMAC BUSINESS CREDIT, LLC

                     By:/s/___________________
                     Name:W. Wakifield Smith
                     Title:Director


                     Lending Office:
                     GMAC Business Credit, LLC
                     300 Galleria Officentre, Suite 110
                     Southfield, MI 48034
                     Attention: Gwen Julin
                     Telephone: (248) 263-6206
                     Telefacsimile: (248) 356-8978

                     Wire Transfer Instructions:
                     Bank One, Michigan
                     ABA#   072-000-326
                     Account Name: GMAC Business Credit
                     Account No.: 3613249-84
                     Reference: Consoltex, Inc.
                     Attention: Gwen Julin

                FLEET BUSINESS CREDIT CORPORATION (successor
                  to Sanwa Business Credit Corp.)

                By:/s/
                Name:
                Title:


                Lending Office:
                    Fleet Capital Corp.
                    6100 Fairview Road
                    Charlotte, North Carolina 28210
                    Attention: Leslie Washington
                    Telephone: (704) 553-6717
                    Telefacsimile: (704) 553-6738

               Wire Transfer Instructions:
                    Fleet Business Credit Corporation
                    ABA# 011-900-571
                    Account No.: 937-001-5120
                    Reference: Consoltex
                    Attention: Leslie Washington

                                 EXHIBIT A

                     Applicable Commitment Percentages

     I.   TOTAL FACILITIES
                                                  Applicable
                                                  Commitment
     LENDER                   COMMITMENT          PERCENTAGE

     National Bank of Canada $ 29,441,495.92 25.2175553919%
     Bank of America, N.A. $ 28,250,319.95 24.1972761884%
     Fleet Business Credit Corporation $ 28,455,882.33 24.3733467495% The Bank of Nova Scotia $ 10,602,301.80 9.0812006852%
     GMAC Business Credit, LLC $ 20,000,000.00   17.1306209850%

     Total Commitment $ 116,750,000.00 100.0000000000%

     II.  CANADIAN REVOLVING CREDIT FACILITY
                                                  Applicable
     CANADIAN REVOLVING CREDIT                    Commitment
     FACILITY LENDERS         COMMITMENT          PERCENTAGE

     National Bank of Canada $ 14,184,142.98 74.6835439932%
     The Bank of Nova Scotia $ 4,808,184.14   25.3164560068%

     Total Commitment $ 18,992,327.12 100.0000000000%

     III. CANADIAN TERM LOAN FACILITY
                                                  Applicable
     CANADIAN TERM LOAN                           Commitment
     FACILITY LENDERS         COMMITMENT          PERCENTAGE

     National Bank of Canada $ 15,257,352.94 72.4764232861%
     The Bank of Nova Scotia $ 5,794,117.66   27.5235767139%

     Total Commitment $ 21,051,470.60 100.0000000000%

     IV.  US REVOLVING CREDIT FACILITY
                                                  Applicable
     US REVOLVING CREDIT                          Commitment
     FACILITY LENDERS         COMMITMENT          PERCENTAGE

     Bank of America, N.A. $ 14,184,143.47 36.8345901197%
     Fleet Business Credit Corporation $ 13,823,529.41 35.8981168586%
     GMAC Business Credit, LLC $ 10,500,000.00   27.2672930216%

     Total Commitment $ 38,507,672.88 100.0000000000%

     V.   US TERM LOAN FACILITY
                                                  Applicable
     US TERM LOAN FACILITY                        Commitment
     LENDERS                  COMMITMENT          PERCENTAGE

     Bank of America, N.A. $ 14,066,176.48 36.8238691409%
     Fleet Business Credit Corporation $ 14,632,352.92 38.3060634790%
     GMAC Business Credit, LLC $ 9,500,000.00   24.8700673801%

     Total Commitment $ 38,198,529.40 100.0000000000%

                                 EXHIBIT B

                     Form of Assignment and Acceptance

     Reference is made to the Second Amended and Restated Credit Agreement dated as of November 7, 2000 (the "Agreement") among CONSOLTEX HOLDINGS, INC., CONSOLTEX INC., CONSOLTEX (USA) INC., THE BALSON-HERCULES GROUP LTD., LINQ INDUSTRIAL FABRICS, INC., CONSOLTEX MEXICO, S.A. de C.V. and RAFYTEK, S.A. de C.V. (the "Borrowers"), each Subsidiary identified as a Guarantor (as defined in the Agreement) therein, the Lenders (as defined in the Agreement), and each of National Bank of Canada and Bank of America, N.A. as Agents for the Lenders (the "Agents"). Unless otherwise defined herein, terms defined in the Agreement are used herein with the same meanings.

     The "Assignor" and the "Assignee" referred to on SCHEDULE 1 agree as follows:

     1. The Assignor hereby sells and assigns to the Assignee, WITHOUT RECOURSE and without representation or warranty except as expressly set forth herein, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Agreement and the other Loan Documents as of the date hereof equal to the percentage interest specified on SCHEDULE 1 of all outstanding rights and obligations in the [CANADIAN REVOLVING CREDIT LOANS] [THE CANADIAN TERM LOAN] [THE US REVOLVING CREDIT LOANS] [THE US TERM LOAN] under the Agreement and the other Loan Documents. After giving effect to such sale and assignment, the Assignee's Commitment to the [CANADIAN REVOLVING CREDIT FACILITY] [THE CANADIAN TERM LOAN FACILITY] [THE US REVOLVING CREDIT FACILITY] [THE US TERM LOAN FACILITY] and the amount of the Loans owing to the Assignee will be as set forth on SCHEDULE 1.

     2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any Guarantor or the performance or observance by any Borrower or any Guarantor of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; and (iv) if the Commitment being assigned is in the US Term Loan Facility or the US Revolving Credit Facility, attaches the Notes held by the Assignor with respect to its Commitments assigned hereunder and requests that the US Agent exchange such Notes for new Notes payable to the order of the Assignee in an amount equal to the Commitments assumed by the Assignee pursuant hereto and to the Assignor in an amount equal to the Commitments retained by the Assignor, if any, as specified on SCHEDULE 1.{1*}

     3. The Assignee (i) confirms that it has received a copy of the Agreement, together with copies of the financial statements referred to in
SECTION 9.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon any Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Agreement as are delegated to such Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service or other forms required under SECTION 6.6.

     4. Following the execution of this Assignment and Acceptance, it will be delivered to the Relevant Agent for acceptance and recording by such Agent. The effective date for this Assignment and Acceptance (the "Effective Date") shall be the date of acceptance hereof by the Agent, unless otherwise specified on SCHEDULE 1.

     5. Upon such acceptance and recording by the Relevant Agent, as of the Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement, and (iii) with respect to the Bankers' Acceptances listed in Schedule "A" hereto the Assignee shall pay to the Assignor upon demand of the Assignor in immediately available funds the Assignee's portion (to be calculated in proportion to the percentage interest mentioned in SECTION 1 above) of the face value of such Bankers' Acceptances which the applicable Borrowers under a Canadian Facility would not pay to the Assignor upon maturity of such Bankers' Acceptances, and thus acquire a portion, to be calculated in the same manner, of the right of the Assignor to be repaid by such Borrower any amount owed by such Borrower pursuant thereto.

     6. Upon such acceptance and recording by the Relevant Agent, from and after the Effective Date, the Relevant Agent shall make all payments under the Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, commitment fees and letter of credit fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement and the Notes for periods prior to the Effective Date directly between themselves.

     7. The Assignor shall cause the bond certificate issued by Consoltex, which is registered in the name of the Assignor to be presented to the Canadian Collateral Trustee for cancellation and for issuance in lieu thereof of a bond certificate to be registered in the name of the Assignee (or in the case of partial assignment of bond certificates registered in the name of the assignee and bond certificates registered in the name of the assignor, the nominal amount of which shall be in proportion to their respective commitments from and after the Effective
Date), and Consoltex shall issue such bonds and any related bond pledge agreements pursuant to SECTION 13.1(A) of the Agreement.

     8.   This  Assignment  and  Acceptance  shall   be  governed  by,  and
construed in accordance with, the laws of the State of New York.

     9. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of SCHEDULE 1 to this Assignment and Acceptance by telefacsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

     IN WITNESS WHEREOF, the Assignor and the Assignee have caused SCHEDULE 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.


**FOOTNOTES**

{1*}   In the case of National Bank of Canada as Assignor, excluding any rights, benefits or duties as provider of Canadian Swing Line Loans, or in the case of either of the Issuing Banks as Assignor, excluding any rights, benefits or duties as an Issuing Bank.



B-2
373603

                                Schedule 1

                                                     Canadian
                                US        US Term    Revolving   Canadian
                             Revolving     Loan       Credit     Term Loan
                              Credit     Facility    Facility    Facility
                             Facility

Percentage interest            ____%       ____%       ____%       ____%
assigned

Assignee's commitment       $__________ $__________ $__________ $__________
Aggregate outstanding
principal amount of loans   $__________ $__________ $__________ $__________
assigned
Principal amount of Note
payable to Assignee         $__________ $__________ $__________ $__________
Principal amount of Note
payable to                  $__________ $__________ $__________ $__________
Assignor
Effective Date (if other
than date of acceptance by  _________,  _________,  _________,  _________,
Relevant Agent)                20__        20__        20__        20__


                         [NAME OF ASSIGNOR], as Assignor


                         By:
                              Title:

                         Dated:  __________, ____



                         [NAME OF ASSIGNEE], as Assignee


                         By:
                              Title:

                         Domestic Lending Office:

                         Eurodollar Lending Office:
____________________________

* This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

Accepted [and Approved] **
this ___ day of ___________, ____

BANK OF AMERICA, N.A., as US Agent


By:
Title:


Accepted [and Approved] **
this ___ day of ___________, ____

NATIONAL BANK OF CANADA, as Canadian Agent


By:
Title:


[Approved this ____ day
of ____________, ____

CONSOLTEX HOLDINGS, INC.
CONSOLTEX INC.
CONSOLTEX (USA) INC.
THE BALSON-HERCULES GROUP LTD.
LINQ INDUSTRIAL FABRICS, INC.
CONSOLTEX MEXICO, S.A. de C.V.
RAFYTEK, S.A. de C.V.


By:                      ]**
Title:


_______________________

** Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of "Eligible Assignee."




C-1
373603

                                 EXHIBIT C

    Notice of Appointment (or Revocation) of Authorized Representative

     Reference is made to the Second Amended and Restated Credit Agreement dated as of November 7, 2000 (the "Agreement") among CONSOLTEX HOLDINGS, INC., CONSOLTEX INC., CONSOLTEX (USA) INC., THE BALSON-HERCULES GROUP LTD., LINQ INDUSTRIAL FABRICS, INC., CONSOLTEX MEXICO, S.A. de C.V. and RAFYTEK, S.A. de C.V. (the "Borrowers"), each Subsidiary identified as a Guarantor (as defined in the Agreement) therein, the Lenders (as defined in the Agreement), and each of National Bank of Canada and Bank of America, N.A. as Agents for the Lenders (the "Agents"). Unless otherwise defined herein, terms defined in the Agreement are used herein with the same meanings.

     [The Borrowers hereby nominate, constitute and appoint each individual named below as an Authorized Representative under the Loan Documents, and hereby represent and warrant that (i) set forth opposite each such individual's name is a true and correct statement of such individual's office on the date hereof (to which such individual has been duly elected or appointed), a genuine specimen signature of such individual and an address for the giving of notice to such Authorized Representative, and (ii) each such individual has been duly authorized by the Borrowers to act as an Authorized Representative under the Loan Documents:

     NAME AND ADDRESS         OFFICE         SPECIMEN SIGNATURE







                    ]

[The Borrowers hereby revoke (effective upon the date specified below) the prior appointment of ________________ as an Authorized Representative.]


This the ___ day of __________________, ____.


                              CONSOLTEX HOLDINGS, INC.

                              By:
                              Name:
                              Title:





C-2
373603

                              CONSOLTEX INC.

                              By:
                              Name:
                              Title:


                              CONSOLTEX (USA) INC.

                              By:
                              Name:
                              Title:


                              THE BALSON-HERCULES GROUP LTD.

                              By:
                              Name:
                              Title:


                              LINQ INDUSTRIAL FABRICS, INC.

                              By:
                              Name:
                              Title:


                              CONSOLTEX MEXICO, S.A. de C.V.

                              By:
                              Name:
                              Title:


                              RAFYTEK, S.A. de C.V.

                              By:
                              Name:
                              Title:




D-1
373603

                                 EXHIBIT D

                    Form of Borrowing Base Certificate


To:  National Bank of Canada
     Sun Life Building
     1155 Metcalfe, 5th Floor
     Montreal, Quebec
     H3B 4S9
     Attn: Ms. Michelle Fradette
     Telephone: (514) 394-8407
     Telefacsimile: (514) 394-4240

     and

     Bank of America, N.A.
     Independence Center, 15th Floor
     NC1-001-15-04
     Charlotte, North Carolina  28255
     Attention: Agency Services
     Telephone: (704) 386-7637
     Telefacsimile: (704) 386-9923

     Reference is made to the Second Amended and Restated Credit Agreement dated as of November 7, 2000 (the "Agreement") among CONSOLTEX HOLDINGS, INC., CONSOLTEX INC., CONSOLTEX (USA) INC., THE BALSON-HERCULES GROUP LTD., LINQ INDUSTRIAL FABRICS, INC., CONSOLTEX MEXICO, S.A. de C.V. and RAFYTEK, S.A. de C.V. (the "Borrowers"), each Subsidiary identified as a Guarantor (as defined in the Agreement) therein, the Lenders (as defined in the Agreement), and each of National Bank of Canada and Bank of America, N.A. as Agents for the Lenders (the "Agents"). Unless otherwise defined herein, terms defined in the Agreement are used herein with the same meanings.

     Consoltex, LINQ, Balson-Hercules and Rafytek, through the undersigned Authorized Representative, hereby certify to the Agents and the Lenders that the attached Borrowing Base calculation is calculated under the terms and conditions of he Agreement.

                              Consoltex Inc.
                              The Balson-Hercules Group Ltd.
                              LINQ Industrial Fabrics, Inc.
                              Rafytek, S.A de C.V.

                              By:
                                   Authorized Representative

                              DATE:

373603
                                   E-1-1

                                 EXHIBIT E

                         Form of Borrowing Notice

To:  National Bank of Canada
     Sun Life Building
     1155 Metcalfe, 5th Floor
     Montreal, Quebec
     H3B 4S9
     Attn: Ms. Michelle Fradette
     Telephone: (514) 394-8407
     Telefacsimile: (514) 394-4240

     and

     Bank of America, N.A.
     Independence Center, 15th Floor
     NC1-001-15-04
     Charlotte, North Carolina  28255
     Attention: Agency Services
     Telephone: (704) 386-7637
     Telefacsimile: (704) 386-9923

     Reference is made to the Second Amended and Restated Credit Agreement dated as of November 7, 2000 (the "Agreement") among CONSOLTEX HOLDINGS, INC., CONSOLTEX INC., CONSOLTEX (USA) INC., THE BALSON-HERCULES GROUP LTD., LINQ INDUSTRIAL FABRICS, INC., CONSOLTEX MEXICO, S.A. de C.V. and RAFYTEK, S.A. de C.V. (the "Borrowers"), each Subsidiary identified as a Guarantor (as defined in the Agreement) therein, the Lenders (as defined in the Agreement), and each of National Bank of Canada and Bank of America, N.A. as Agents for the Lenders (the "Agents"). Unless otherwise defined herein, terms defined in the Agreement are used herein with the same meanings.

     ______________________, a Facility Borrower under the [Canadian] [US] Facility indicated below (the "Borrower"), through an Authorized Representative, hereby gives notice to the [Canadian] [US] Agent that Loans of the type and amount set forth below be made on the date indicated:

     Canadian Revolving Credit Facility
     US Revolving Credit Facility

Type of Loan
(CHECK ONE)    INTEREST PERIOD{2} AGGREGATE AMOUNT{3} DATE OF LOAN{4}

Base Rate Loan
Canadian Dollar{5} __________ CAN $_________     __________

Base Rate Loan
US Dollar     __________    $______________      __________

Eurodollar Rate
Loan          __________    $______________      __________

Bankers'
Acceptances{4}                   __________  CAN $_________ __________


     The Borrower hereby requests that the proceeds of Loans described in this Borrowing Notice be made available to the Borrower as follows:
[INSERT TRANSMITTAL INSTRUCTIONS]  .

     The undersigned hereby certifies that:

     1. No Default or Event of Default has occurred and is continuing either now or after giving effect to the borrowing described herein; and

     2. All the representations and warranties set forth in ARTICLE VIII of the Agreement and in the Loan Documents (other than those expressly stated to refer to a particular date) are true and correct as of the date hereof except that the reference to the financial statements in SECTION 8.6(A) of the Agreement shall be deemed (solely for the purpose of the representation and warranty contained in such SECTION 8.6(A) but not for the purpose of any cross reference to such SECTION 8.6(A) or to the financial statements described therein contained in any other provision of
SECTION 8.6 or elsewhere in ARTICLE VIII) to refer to those financial statements most recently delivered to you pursuant to SECTION 9.1 of the Agreement (it being understood that any financial statements delivered pursuant to SECTION 9.1(B) have not been certified by independent public accountants).

     3. All conditions contained in the Agreement to the making of any Loan requested hereby have been met or satisfied in full .

     4. After giving effect to the requested Loan, (i) the amount of US Revolving Credit Outstandings plus US Letter of Credit Outstandings does not exceed the Total Commitment under the US Revolving Credit Facility as of this date, (ii) the Dollar Equivalent Amount of Canadian Revolving Credit Outstandings plus Canadian Letter of Credit Outstandings plus Canadian Swing Line Loan Outstandings does not exceed the Dollar Equivalent Amount of the Total Commitment under the Canadian Revolving Credit Facility as of this date, and (iii) the Dollar Equivalent Amount of all Outstandings under the Revolving Credit Facilities, the Letter of Credit Facilities and the Canadian Swing Line Facility does not exceed the SUM of the Borrowing Base as calculated in Dollars as in effect on this date.

                              [NAME OF FACILITY BORROWER]


                              BY:
                                   Authorized Representative

                              DATE:



**FOOTNOTES**

{2} For any Eurodollar Rate Loan, one, two or three months.

{3}  Must be  the  Dollar  Equivalent  Amount  of  $100,000  (under  either
   Revolving Credit Facility) (CAN $500,000 per Lender if Bankers' Acceptances) or if greater an integral multiple of the Dollar Equivalent Amount of $100,000 (or CAN $100,000 in the case of Bankers' Acceptances) unless a Base Rate Refunding Loan.

{4} At least three (3) Business Days later if a Eurodollar Rate Loan, or two (2) Business Days later if Bankers' Acceptances.

{5} Canadian Revolving Credit Facility only.

373603

                                 EXHIBIT F

                  Form of Interest Rate Selection Notice

To:  National Bank of Canada
     Sun Life Building
     1155 Metcalfe, 5th Floor
     Montreal, Quebec
     H3B 4S9
     Attn: Ms. Michelle Fradette
     Telephone: (514) 394-8407
     Telefacsimile: (514) 394-4240

     and

     Bank of America, N.A.
     Independence Center, 15th Floor
     NC1-001-15-04
     Charlotte, North Carolina  28255
     Attention: Agency Services
     Telephone: (704) 386-7637
     Telefacsimile: (704) 386-9923

     Reference is made to the Second Amended and Restated Credit Agreement dated as of November 7, 2000 (the "Agreement") among CONSOLTEX HOLDINGS, INC., CONSOLTEX INC., CONSOLTEX (USA) INC., THE BALSON-HERCULES GROUP LTD., LINQ INDUSTRIAL FABRICS, INC., CONSOLTEX MEXICO, S.A. de C.V. and RAFYTEK, S.A. de C.V. (the "Borrowers"), each Subsidiary identified as a Guarantor (as defined in the Agreement) therein, the Lenders (as defined in the Agreement), and each of National Bank of Canada and Bank of America, N.A. as Agents for the Lenders (the "Agents"). Unless otherwise defined herein, terms defined in the Agreement are used herein with the same meanings.

     ______________________, a Facility Borrower under the [Canadian] [US] Facility indicated below (the Borrower ), through an Authorized Representative, hereby gives notice to the [Canadian] [US] Agent of the following selection of a type of Loan or Segment and Interest Period:

FACILITY TO WHICH THIS INTEREST RATE SELECTION NOTICE APPLIES:

   Canadian Revolving Credit Facility
   US Revolving Credit Facility
   Canadian Term Loan Facility
   US Term Loan Facility


Revolving
Credit Loan         Interest            Aggregate
(CIRCLE ONE)        PERIOD{(1)}    AMOUNT{(2)}    DATE OF LOAN{(3)}

1. Base Rate Loan
   Canadian Dollar  ______         CAN $_______   ____________

2. Base Rate Loan
   US Dollar        ______         $____________  ____________

3. Eurodollar Rate
   Loan             ______         $____________  ____________

4. Bankers'
   Acceptances      ______         CAN $_______   ____________


Term Loan Segment   Interest       Aggregate
       (CIRCLE ONE) PERIOD{(1)}    AMOUNT{(2)}    DATE OF LOAN{(3)}

5. Base Rate Loan
   Canadian Dollar  ______         CAN $_______   ____________

6. Base Rate Loan
   US Dollar        ______         $___________   ____________

7. Eurodollar Rate
   Loan             ______         $___________   ____________

8. Bankers'
   Acceptances      ______         CAN $_______   ____________

________________
(1) For any Eurodollar Rate Loan or Segment, one, two or three months; for Bankers' Acceptances from 30 to 364 days.
(2) Must be $100,000 (or the Canadian Dollar Equivalent Amount thereof in Canadian Dollars) (CAN $500,000 per Lender if Bankers' Acceptances) or if greater an integral multiple of $100,000 (or the Canadian Dollar Equivalent Amount thereof in Canadian Dollars) (CAN $100,000 in the case of Bankers' Acceptances), unless a Base Rate Refunding Loan.
(3) At least three (3) Business Days later if a Eurodollar Rate Loan or Eurodollar Rate Segment, or two (2) Business Days later if Bankers' Acceptances.



              Conversion (Canadian Revolving Credit Facility)

Segment no 1, 2, 3, 4 above (circle one) to be a conversion of:

                            Interest period
                             MATURITY DATE          AMOUNT
Base Rate Loan
Canadian Dollar                   N/A             CAN $__________

Base Rate Loan
Dollar                            N/A             $_______________

Eurodollar Rate
Loan                            _______           $______________

Bankers'
Acceptances                     _______           CAN $__________


                 Conversion (Canadian Term Loan Facility)

Segment no 5, 6, 7, 8 above (circle one) to be a conversion of:

                            Interest period
                             MATURITY DATE          AMOUNT
Base Rate Loan
Canadian Dollar                   N/A             CAN $__________

Base Rate Loan
Dollar                            N/A             $_______________

Eurodollar Rate
Loan                            _______           $_______________

Bankers'
Acceptances                     _______         CAN $__________



                 Conversion (US Revolving Credit Facility)

Segment no 2 or 3 above (circle one) to be a conversion of:

                            Interest period
                             MATURITY DATE          AMOUNT

Base Rate Loan
Dollar                            N/A             $______________

Eurodollar Rate
Loan                            _______           $______________


                    Conversion (US Term Loan Facility)

Segment no 6 or 7 above (circle one) to be a conversion of:

                            Interest period
                             MATURITY DATE          AMOUNT
Base Rate Loan
Dollar                            N/A             $______________

Eurodollar Rate
Loan                            _______           $______________



                         [NAME OF FACILITY BORROWER]

                         BY:
                              Authorized Representative
                         DATE:

373603

                                   G-1-1

                                EXHIBIT G-1

                          Form of Revolving Note

                   Amended and Restated Promissory Note

                      (US Revolving Credit Facility)


$_____________                                                   November
7, 2000

     FOR VALUE RECEIVED, each of CONSOLTEX HOLDINGS, INC., CONSOLTEX (USA) INC., THE BALSON-HERCULES GROUP LTD., LINQ INDUSTRIAL FABRICS, INC., CONSOLTEX MEXICO, S.A. de C.V. and RAFYTEK, S.A. de C.V. (the "Borrowers"), hereby jointly and severally promises to pay to the order of ________________________ (the "Lender"), in its individual capacity, at the office of BANK OF AMERICA, N.A., as agent for the US Revolving Credit Facility Lenders (the "US Agent"), located at One Independence Center, 101 North Tryon Street, NC1-001-15-04, Charlotte, North Carolina 28255 (or at such other place or places as the US Agent may designate in writing) at the times set forth in the Second Amended and Restated Credit Agreement dated as of November 7, 2000 among Consoltex Inc. and the Borrowers, the financial institutions party thereto (collectively, the "Lenders") and each of the US Agent and National Bank of Canada, as the Canadian Agent, as from time to time heretofore and hereafter amended (the "Agreement"; all capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement), in lawful money of the United States of America, in immediately available funds, the principal amount of ________________________ AND __/100 DOLLARS ($___________________.__) or,
if less than such principal amount, the aggregate unpaid principal amount of all US Revolving Credit Loans made by the Lender to the Borrowers pursuant to the Agreement and outstanding on the Revolving Credit Termination Date or such earlier date as may be required pursuant to the terms of the Agreement, and jointly and severally promise to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates provided in ARTICLES II AND IV of the Agreement. All or any portion of the principal amount of the US Revolving Credit Loans may be prepaid or required to be prepaid as provided in the Agreement.

     If payment of all sums due hereunder is accelerated under the terms of the Agreement or under the terms of the other Loan Documents executed in connection with the Agreement, the then remaining principal amount and accrued but unpaid interest thereon evidenced by this Revolving Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrowers.

     In the event this Revolving Note is not paid when due at any stated or accelerated maturity, each Borrower jointly and severally agrees to pay, in addition to the principal and interest due hereunder, all costs of collection, including reasonable attorneys' fees, and interest due hereunder thereon at the rates set forth above.

     Interest hereunder shall be computed as provided in the Agreement.

     This Revolving Note is one of the Revolving Notes referred to in the Agreement and is issued pursuant to and entitled to the benefits and security of the Loan Documents and the Agreement to which reference is hereby made for a more complete statement of the terms and conditions upon which the US Revolving Credit Loans evidenced hereby were or are made and are to be repaid. This Revolving Note is an amendment and modification of Amended and Restated Promissory Note (US Revolving Credit Facility) from each of the Borrowers other than Rafytek, S.A. de C.V. in favor of the Lender dated as of September 29, 2000 and does not constitute a novation of such promissory note. This Revolving Note is subject to certain restrictions on transfer or assignment as provided in the Agreement.

     This Revolving Note shall be governed by and construed in accordance with the laws of the State of New York.

     All Persons bound on this obligation, whether primarily or secondarily liable as principals, sureties, guarantors, endorsers or otherwise, hereby waive to the full extent permitted by law all defenses based on suretyship or impairment of collateral and the benefits of all provisions of law for stay or delay of execution or sale of property or other satisfaction of judgment against any of them Borrower on account of liability hereon until judgment be obtained and execution issued against any other of them and returned unsatisfied or until it can be shown that the maker or any other party hereto had no property available for the satisfaction of the debt evidenced by this instrument, or until any other proceedings can be had against any of them, also their right, if any, to require the holder hereof to hold as security for this Revolving Note any collateral deposited by any of said Persons as security. Protest, notice of protest, notice of dishonor, diligence or any other formality are hereby waived by all parties bound hereon.

                         [Signature page follows.]

373603

                                   G-1-2

     IN WITNESS WHEREOF, the Borrowers have caused this Revolving Note to be made, executed and delivered by its duly authorized representative as of the date and year first above written, all pursuant to authority duly granted.


                                   CONSOLTEX HOLDINGS, INC.

                                   By:
                                   Name:
                                   Title:

                                   By:
                                   Name:
                                   Title:


                                   CONSOLTEX (USA) INC.

                                   By:
                                   Name:
                                   Title:

                                   By:
                                   Name:
                                   Title:


                                   THE BALSON-HERCULES GROUP LTD.


                                   By:
                                   Name:
                                   Title:

                                   By:
                                   Name:
                                   Title:



373603

                                   G-1-3

                                   LINQ INDUSTRIAL FABRICS, INC.


                                   By:
                                   Name:
                                   Title:

                                   By:
                                   Name:
                                   Title:


                                   CONSOLTEX MEXICO, S.A. de C.V.


                                   By:
                                   Name:
                                   Title:

                                   By:
                                   Name:
                                   Title:


                                   RAFYTEK, S.A. de C.V.

                                   By:
                                   Name:
                                   Title:

                                   By:
                                   Name:
                                   Title:



373603

                                   G-2-1

                                EXHIBIT G-2

                             Form of Term Note

                   Amended and Restated Promissory Note

                          (US Term Loan Facility)



$14,066,176.48                                                   November
7, 2000

     FOR VALUE RECEIVED, each of LINQ INDUSTRIAL FABRICS, INC. and CONSOLTEX MEXICO, S.A. de C.V. (the "Borrowers"), hereby jointly and severally promises to pay to the order of _______________________________ (the "Lender"), in its individual capacity, at the office of BANK OF AMERICA, N.A., as agent for the US Term Loan Facility Lenders (the "US Agent"), located at One Independence Center, 101 North Tryon Street, NC1-001-15-04, Charlotte, North Carolina 28255 (or at such other place or places as the US Agent may designate in writing) at the times set forth in the Second Amended and Restated Credit Agreement dated as of November 7, 2000 among Consoltex Inc. and the Borrowers, the financial institutions party thereto (collectively, the "Lenders") and each of the US Agent and National Bank of Canada, as the Canadian Agent, as from time to time heretofore and hereafter amended (the "Agreement"; all capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement), in lawful money of the United States of America, in immediately available funds, the principal amount of ________________________ AND __/100 DOLLARS ($________________.__) on the
Term Loan Termination Date or such earlier date as may be required pursuant to the terms of the Agreement, and jointly and severally promise to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates provided in ARTICLES II AND IV of the Agreement. All or any portion of the principal amount of the US Term Loan may be prepaid or required to be prepaid as provided in the Agreement.

     If payment of all sums due hereunder is accelerated under the terms of the Agreement or under the terms of the other Loan Documents executed in connection with the Agreement, the then remaining principal amount hereof and accrued but unpaid interest thereon evidenced by this Term Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrowers.

     In the event this Term Note is not paid when due at any stated or accelerated maturity, each Borrower jointly and severally agrees to pay, in addition to the principal and interest due hereunder, all costs of collection, including reasonable attorneys' fees, and interest due hereunder thereon at the rates set forth above.

     Interest hereunder shall be computed as provided in the Agreement.

     This Term Note is one of the Term Notes referred to in the Agreement and is issued pursuant to and entitled to the benefits and security of the Loan Documents and the Agreement to which reference is hereby made for a more complete statement of the terms and conditions upon which the US Term Loans evidenced hereby were made and is to be repaid. This Term Note is an amendment and modification of Amended and Restated Promissory Note (US Term Loan Facility) from each of the Borrowers in favor of the Lender dated as of October 25, 1999 and does not constitute a novation of such existing promissory note. This Term Note is subject to certain restrictions on transfer or assignment as provided in the Agreement.

     This Term Note shall be governed by and construed in accordance with the laws of the State of New York.

     All Persons bound on this obligation, whether primarily or secondarily liable as principals, sureties, guarantors, endorsers or otherwise, hereby waive to the full extent permitted by law all defenses based on suretyship or impairment of collateral and the benefits of all provisions of law for stay or delay of execution or sale of property or other satisfaction of judgment against any of them on account of liability hereon until judgment be obtained and execution issued against any other of them and returned unsatisfied or until it can be shown that the maker or any other party hereto had no property available for the satisfaction of the debt evidenced by this instrument, or until any other proceedings can be had against any of them, also their right, if any, to require the holder hereof to hold as security for this Term Note any collateral deposited by any of said Persons as security. Protest, notice of protest, notice of dishonor, diligence or any other formality are hereby waived by all parties bound hereon.

                         [Signature page follows.]

373603

                                   G-2-2

     IN WITNESS WHEREOF, the Borrowers have caused this Term Note to be made, executed and delivered by its duly authorized representative as of the date and year first above written, all pursuant to authority duly granted.


                                   LINQ INDUSTRIAL FABRICS, INC.

                                   By:
                                   Name:
                                   Title:

                                   By:
                                   Name:
                                   Title:


                                   CONSOLTEX MEXICO, S.A. de C.V.

                                   By:
                                   Name:
                                   Title:

                                   By:
                                   Name:
                                   Title:

373603
                                    H-1

                                 EXHIBIT H

                      Form of Third Amendment to Mortgage


                               SEE ATTACHED.

373603
                                   I-1-1

                                EXHIBIT I-1

                      Form of Opinion of Kirkland & Ellis


                               SEE ATTACHED.


373603
                                   I-2-1

                                EXHIBIT I-2

            Form of Opinion of Young, Clement, Rivers & Tisdale, LLP


                               SEE ATTACHED.


373603
                                   I-3-1

                                EXHIBIT I-3

                   Form of Opinion of Ogilvy Renault S.E.N.C.


                               SEE ATTACHED.


373603
                                   I-4-1

                                EXHIBIT I-4

                Form of Opinion of Brown Rudnick Freed & Gesmer


                               SEE ATTACHED.


373603
                                   I-5-1

                                EXHIBIT I-5

                  Form of Opinion of Rich, Heather and Mueller


                               SEE ATTACHED.



373603
                                   I-6-1

                                EXHIBIT I-6

              Form of Opinion of Stewart McKelvey Stirling Scales


                               SEE ATTACHED.



373603
                                   I-7-1

                                EXHIBIT I-7

                  Form of Opinion of Osler Hoskins & Harcourt


                               SEE ATTACHED.



373603
                                    J-1

                                 EXHIBIT J

                      Form of Compliance Certificate

To:  National Bank of Canada
     Sun Life Building
     1155 Metcalfe, 5th Floor
     Montreal, Quebec
     H3B 4S9
     Attn: Ms. Michelle Fradette
     Telephone: (514) 394-8407
     Telefacsimile: (514) 394-4240

     and

     Bank of America, N.A.
     Independence Center, 15th Floor
     NC1-001-15-04
     Charlotte, North Carolina  28255
     Attention: Agency Services
     Telephone: (704) 386-7637
     Telefacsimile: (704) 386-9923


     Reference is made to the Second Amended and Restated Credit Agreement dated as of November 7, 2000 (the "Agreement") among CONSOLTEX HOLDINGS,
INC., CONSOLTEX INC., CONSOLTEX (USA) INC., THE BALSON-HERCULES GROUP LTD., LINQ INDUSTRIAL FABRICS, INC., CONSOLTEX MEXICO, S.A. de C.V. and RAFYTEK,
 S.A. de C.V. (the "Borrowers"), each Subsidiary identified as a Guarantor
   (as defined in the Agreement) therein, the Lenders (as defined in the Agreement), and each of National Bank of Canada and Bank of America, N.A.
as Agents for the Lenders (the "Agents"). Unless otherwise defined herein, terms defined in the Agreement are used herein with the same meanings.

     The   undersigned,   a   duly   authorized   and   acting   Authorized
Representative,   hereby   certifies   to   you   as  of  __________   (the
"Determination Date") as follows:

1.   Covenant Compliance

     [(a) As of the Determination Date, the Borrowers are in compliance with Section 10.1(a) (See Appendix I attached hereto).]

     [(b)   As  of  the Determination Date, the Borrowers are in compliance with Section 10.1(b) (See Appendix II attached hereto).]

     [(c) As of the Determination Date, the Borrowers are in compliance with Section 10.1(c) (See Appendix III attached hereto).]

     [(d) As of the Determination Date, the Borrowers are in compliance with Section 10.1(d) (See Appendix IV attached hereto).]

     [(e)   As  of  the Determination Date, the Borrowers are in compliance with Section 10.1(e) (See Appendix V attached hereto).]

2.   No Default

          A. Since __________ (the date of the last similar certification),
     (a) no Borrower has defaulted in the keeping, observance, performance or fulfillment of its obligations pursuant to any of the Loan Documents; and (b) no Default or Event of Default specified in
     ARTICLE XI of the Agreement has occurred and is continuing.

          B. If a Default or Event of Default has occurred since __________ (the date of the last similar certification), the Borrower proposes to take the following action with respect to such Default or Event of
     Default:
     .

          (NOTE, if no Default or Event of Default has occurred, insert "Not Applicable".)

     The Determination Date is the date of the last required financial statements submitted to the Lenders in accordance with SECTION 9.1 of the Agreement, or such other date as may be specified in SECTION 9.1 for reporting compliance with any provision of SECTION 10.1.


     IN WITNESS WHEREOF, I have executed this Certificate this _____ day of __________, ____.


                              By:

                                   Authorized Representative

                              Name:


                              Title:


373603
                                    J-2

                   APPENDIX I TO COMPLIANCE CERTIFICATE

AVAILABLE LIQUIDITY:

(a)  Borrowing Base (as of the most recent date of calculation, including the date hereof if a Borrowing Base certificate is
     required to be delivered on such date):             $_________________

     (a) Total Commitments of the US Revolving Credit Facility and the Canadian Revolving Credit Facility: $_________________

(c)  Lesser of (a) and (b):                              $_________________

(d)  Cash (limited as provided in clause (b) of the definition
     of "Available Liquidity"):                          $_________________

(e)  Sum of (c) and (d): $_________________

(f) Revolving Credit Outstandings (including Outstandings under the Letter of Credit Facilities, all Bankers' Acceptances and all Canadian Letters of Credit): $_________________

(g) all accounts payable of all Borrowers and Guarantors that are unpaid more than 30 days past the due date set forth on the invoices for such accounts payable: $_________________

(h) any payroll, taxes or other amounts owed by any of the Borrowers and any of the Guarantors that are due but not paid:
     $_________________

(i) any other accrued but unpaid amount of any Borrower or any Guarantor: $_________________

(j)  Sum of (f), (g), (h) and (i): $_________________

(k)  AVAILABLE LIQUIDITY [(e) MINUS (j)]: $_________________


Covenant: Available Liquidity must not be less than the amount set forth for the Determination Date in SECTION 10.1(A).


373603
                                    J-3

                   APPENDIX II TO COMPLIANCE CERTIFICATE


MINIMUM REVENUE:

Revenues of the Borrowers and the Guarantors for the month of:

     (a) October 2000:                                     $_______________

         Required for October 2000:                   $       29,740,800.00


November 2000 (plus any excess from October 2000 permitted pursuant to Section 10.1(b)): $_______________

         Required for November 2000:                  $       28,740,800.00


December 2000 (plus any excess from October and November 2000, combined, permitted pursuant to Section 10.1(b)): $_______________

         Required for December 2000:                  $       24,095,200.00


373603
                                    J-4

                  APPENDIX III TO COMPLIANCE CERTIFICATE

CONSOLIDATED LEVERAGE RATIO:

1.   Consolidated Total Debt:

(a)  Indebtedness for Money Borrowed (including Subordinated Debt)
$______________
(b)  Rate Hedge Value of Rate Hedging obligations           $______________
(c)  Contingent Obligations                                 $______________
(d)  Atlas or Marino acquisition obligations                $______________
(e)  Consolidated Total Debt [sum of 1(a) through (d)]      $______________

2.   Adjusted Consolidated EBITDA:

1. Consolidated EBITDA for the applicable period (one quarter ended March 31, 2001; two quarters ended June 30, 2001; three quarters ended September 30, 2001):

1.   Consolidated Net Income $______________
2.   Consolidated Interest Expense $______________
3.   income tax expense $______________
4.   amortization expense $______________
5.   depreciation expense $______________
6.   non-recurring or extraordinary non-cash losses (net of gains)
     $______________
7. all management or other fees payable by Consoltex Holdings to AIP accrued, but not paid in cash, during such period $______________
8.   foreign currency exchange losses
          (net of gains, negative if gains exceed losses) $______________
9.   SUM of 2(a)(i) through 2(a)(viii) $______________
10.  non-cash expenses related to post-retirement employee benefits
     $______________
11.  2(a)(ix) PLUS 2(a)(x) $______________

1. Annualization:

     (i) If the period is the one quarter ending March 31, 2001, multiply 2(a)(xi) by 4: $______________

     (ii) If the period is the two quarters ending June 30, 2001, multiply 2(a)(xi) by 2: $______________

     (iii) If the period is the three quarter ending September 30, 2001, multiply 2(a)(xi) by four-thirds ({4}/{3}): $______________

1. Adjusted Consolidated EBITDA:

     (i) The amount for the proper period from 2(b) above: $______________
     1. fees paid in cash by the Borrowers to consultants, appraisers and field examiners during the Four-Quarter Period ending on the last date of the period of computation, but excluding any such fees paid prior to January 1, 2001: $______________
     2. AIP Investment (so long as made within the immediately preceding four quarters): $______________
     3.        any Management Investment or Additional Equity
          Investment made within the immediately preceding four fiscal quarters: $______________
     4.        Adjusted Consolidated EBITDA [SUM of 2(c)(i) through (iv)]:
$______________

     (i)  Consolidated Leverage Ratio

     (A)  Amount from 1(e) above $______________
     (B)  Amount from 2(c)(v) above $______________

CONSOLIDATED LEVERAGE RATIO [3(a) DIVIDED BY 3(b)]:      ________   to 1.00

373603
                                    J-5

                   APPENDIX IV TO COMPLIANCE CERTIFICATE


CONSOLIDATED FIXED CHARGE COVERAGE RATIO:

1.   Adjusted Consolidated EBITDA (from Appendix III):      $______________

2.   Annualized Capital Expenditures:                       $______________

3.   1. LESS 2.                                             $______________

4. Adjusted Consolidated Fixed Charges for the applicable period (one quarter ended March 31, 2001; two quarters ended June 30, 2001; three quarters ended September 30, 2001):

1.   Consolidated Fixed Charges
I.             Consolidated Interest Expense paid in cash $______________
II.            interest paid in cash with respect to any Subordinated Debt
     $______________
III.           4(a)(i) MINUS 4(a)(ii) $______________
IV.            factoring expenses $______________
V.             current maturities of Consolidated Total Debt
     $______________
VI.            income tax expense accrued (but excluding any
          deferred income tax expense) $______________
VII.           management fees paid to AIP
          or any Affiliate thereof                          $______________
VIII. Consolidated Fixed Charges [SUM of 4(a)(iii) through (vii)]:
     $______________

1.   Annualization:

1. If the period is the one quarter ending March 31, 2001, multiply 4(a)(viii) by 4: $______________

2. If the period is the two quarters ending June 30, 2001, multiply 4(a)(viii) by 2: $______________

3. If the period is the three quarter ending September 30, 2001, multiply 4(a)(viii) by four-thirds ({4}/{3}): $______________

1.   Adjusted Consolidated Fixed Charges:

1.   The amount for the proper period from 4(b) above: $______________
2.   scheduled payments of interest on Subordinated Debt for
          the immediately succeeding twelve month period $______________
3.   scheduled maturities of Subordinated Debt for
          the immediately succeeding twelve month period: $______________
4.   the balance of scheduled purchase price payments due
          during the immediately succeeding twelve-month period
          relating to the acquisitions of Atlas and Marino: $______________
5.   Adjusted Consolidated Fixed Charges
          [SUM of 4(c)(i) through (iv)]:                    $______________


5.   Consolidated Leverage Ratio

(a)  Amount from 3 above $______________
(b)  Amount from 4(c)(v) above $______________

CONSOLIDATED FIXED CHARGE COVERAGE RATIO [5(a) DIVIDED BY 5(b)]: ________ to 1.00

373603
                                    J-6

                   APPENDIX V TO COMPLIANCE CERTIFICATE


THIRD PARTY MEXICAN ACCOUNTS PAYABLE:

Total of accounts payable to trade creditors on the balance sheets of Consoltex Mexico and each of the Mexican Companies
     (other than Rafytica) arising in the ordinary course of business and owing to Persons other than a Borrower or a Guarantor:
$______________




373603

                                 EXHIBIT K

                       Form of Waiver of Lien Rights

                           WAIVER OF LIEN RIGHTS

     THIS WAIVER OF LIEN RIGHTS ("WAIVER") is entered into this ____ day of ___________, 20__ among _________________, a ____________ [corporation]
[partnership] [limited partnership] [limited liability company] [limited liability partnership] (the "Landlord") in favor of _______________________________, a ____________ [corporation] [partnership]
[limited partnership] [limited liability company] [limited liability partnership] (the "Tenant"), BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States (the "US Agent"), and NATIONAL BANK OF CANADA, a bank governed by the Bank Act (Canada) (the "Canadian Agent" and together with the US Agent, the "Agents"), each acting in its capacity as agent for the Secured Creditors (as defined below). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meaning.
                            W I T N E S S E T H
     WHEREAS, the Tenant and certain of its affiliates (collectively, the "Borrowers") have entered into that certain Second Amended and Restated Credit Agreement between the Borrowers, the Agents, and the lenders from time to time party thereto (collectively, the "Lenders") dated November 7, 2000 (as from time to time heretofore and hereafter amended, modified, extended, renewed, restated or supplemented, the "Credit Agreement") pursuant to which the Lenders have agreed to provide to the Borrowers two term loan facilities in the aggregate principal amount outstanding as of November 7, 2000 of $59,250,000 and two revolving credit facilities of up to $57,500,000 in aggregate principal amount (collectively, the "Loans") (the Agents, the Lenders and each of their respective successors and assigns are herein collectively defined as the "Secured Creditors");

     WHEREAS, pursuant to the terms of the Credit Agreement and certain other Loan Documents, the Tenant has granted to the US Agent, the Canadian Agent, the US Collateral Agent or the Canadian Collateral Trustee, as applicable, for the benefit of the Agents a security interest in certain personal property of the Tenant, including without limitation the Inventory and Accounts Receivable of the Tenant (all personal property, but not real estate or fixtures, in which a security interest is granted by the Tenant is referred to as the "Pledged Collateral");

     WHEREAS, certain of the Pledged  Collateral  is  or may be kept at the
following    location:    _________    ____________________________________
(hereinafter the "Premises");

     WHEREAS,   the  Landlord  and the Tenant  entered  into  that  certain
__________ Lease  dated _________________   (the "Lease") pursuant to which
the Landlord leases the Premises to the Tenant;

     WHEREAS, the Agents require a waiver of all statutory, contractual, and any other lien the Landlord may have on any of the Tenant's Pledged Collateral located on the Premises before the Tenant can add the value of certain of the Pledged Collateral to the Borrowing Base pursuant to the Credit Agreement;

     NOW THEREFORE, the Tenant, the Landlord and the Agents, on behalf of the Secured Creditors, in consideration of the sum of ten dollars ($10.00) and other valuable consideration, the receipt of which is hereby acknowledged, and other benefits accruing to the undersigned, and in order for the Tenant to add the value of certain of the Pledged Collateral to its Borrowing Base, hereby agree as follows:

     (a) The Landlord warrants that it has not assigned and will not assign its claims for payment from the Tenant, any of its Liens on any of the Pledged Collateral, or its rights to foreclose any Lien against any of the Pledged Collateral or otherwise collect the proceeds of disposition thereof that the Landlord may lawfully undertake, and that the Landlord has the right to execute this Waiver of Lien Rights.

     (b) The Landlord hereby waives and relinquishes all rights of levy or distraint for rent;

     (c) Any of the Pledged Collateral may be installed in the Premises and shall not be deemed a fixture or part of the real estate but shall at all times be considered personal property;

     (d) The Landlord disclaims, waives, releases and quitclaims any interest or lien in any of the Pledged Collateral and agrees to assert no claim to any of the Pledged Collateral prior to the Facility Termination Date;

     (e) The Agents, or either of them, or either of their representatives, may enter upon the Premises at any time to (i) inspect or remove the Pledged Collateral, (ii) advertise and conduct a public auction or private sale thereon, or (iii) process and prepare Inventory (including any work in process);

     (f) That at the option of either Agent, any of the Pledged Collateral may remain upon (without any Secured Creditor being deemed to be taking possession of) said Premises without charge for a period of thirty (30) days after the receipt by any Agent of written notice by the Landlord directing removal; either Agent may, subsequent to the 30 day period, remain on said Premises at the rental provided under the Lease, prorated on a per diem basis to be determined on a thirty day month, without incurring any other obligations of the Tenant.

     (g) The Landlord agrees to give notice within five (5) days of any default by the Tenant of any of the provisions of said Lease to each of the following:

               National Bank of Canada
               Sun Life Building
               1155 Metcalfe, 5th Floor
               Montreal, Quebec
               H3B 4S9
               Attn: Ms. Michelle Fradette
               Telephone: (514) 394-8407
               Telefacsimile: (514) 394-4240

               and

               Bank of America, N.A.
               Independence Center, 15th Floor
               NC1-001-15-04
               Charlotte, North Carolina  28255
               Attention: Agency Services
               Telephone: (704) 386-7637
               Telefacsimile: (704) 386-9923

Upon receipt of said notice, the Agents shall thereupon have at least fifteen (15) days to cure said default, but no Agent or any other Secured Creditor shall have no obligation to do so.

     (h) The Landlord hereby indemnifies and holds the Tenant and each Secured Creditor harmless from and against any and all claims, demands, liabilities and expenses, including reasonable attorneys' fees, arising in connection with the enforcement of this Waiver of Lien Rights.

     (i) The Landlord shall execute and discharge any forms reasonably determined by any Agent to be necessary to give effect to any of the foregoing.

     This waiver is binding upon the Landlord and its heirs, personal representatives, successors and assigns and inures to the benefit of each Secured Creditor and the successors and assigns of each Secured Creditor.

     This Waiver of Liens was given by the Landlord this __ day of __________, 20__.


                              [LANDLORD]

Witnesses:

                              By:
                              Name:
                              Title:


373603

STATE OF _________________
                         SS.
COUNTY OF _____________

On  this  ____  day of ______________________, 20__, before  me  personally appeared ________________________ to me known, who being by me duly sworn, did depose and say, that (s)he is the _______________ of
____________________,   a   ___________________,    and   that  (s)he,   as
________________, being authorized to do so, executed the foregoing instrument on behalf of the ___________.

     Witness my hand and official seal or stamp, this the _____ day of ___________, 20__.

                                   ________________________
                                   Notary Public

My Commission Expires:

________________________


373603

                               SCHEDULE 5.3

                        Information Regarding Collateral


                               SEE ATTACHED.




373603

                               SCHEDULE 5.4

                   Lock Box and Cash Collateral Accounts

[To be delivered in accordance with Section 7.3, no later than December 31,
                                  2000.]


373603

                               SCHEDULE 5.5

                             Deposit Accounts

[To be delivered in accordance with Section 7.3, no later than December 31,
                                  2000.]

                               SCHEDULE 8.4

                 Subsidiaries and Investments in Other Persons


                               SEE ATTACHED.

                               SCHEDULE 8.6

                               Indebtedness


                               SEE ATTACHED.

                               SCHEDULE 8.7

                                   Liens


                               SEE ATTACHED.

                               SCHEDULE 8.8

                                Tax Matters


                               SEE ATTACHED.

                               SCHEDULE 8.10

                                Litigation


                               SEE ATTACHED.

                               SCHEDULE 8.13

                           Intellectual Property


                               SEE ATTACHED.

                               SCHEDULE 8.16

                               Pension Plans


                               SEE ATTACHED.

                             SCHEDULE 8.16(E)

                      Unfunded Employee Benefit Plans


                               SEE ATTACHED.




373603

                               SCHEDULE 8.19

                            Employment Matters


                               SEE ATTACHED.




373603

                                                      EXHIBIT 10.2


Amendment No. 1 to Second Amended & Restated Credit Agreement
=============================================================


December 29, 2000

Consoltex Holdings, Inc. and its Subsidiaries
c/o Consoltex Inc.
8555 TransCanada Highway
Ville Saint-Laurent, Quebec
H4S 1Z6 CANADA
Attn:  Mr. Paul J. Bamatter

RE:  Amendment No. 1 to Second Amended & Restated Credit Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Second Amended & Restated Credit Agreement dated as of November 7, 2000 by and among each of CONSOLTEX HOLDINGS, INC., a Delaware corporation ("Consoltex Holdings"), CONSOLTEX INC., a corporation incorporated under the laws of New Brunswick, Canada ("Consoltex"), CONSOLTEX (USA) INC., a New York corporation ("Consoltex USA"), THE BALSON-HERCULES GROUP LTD., a Rhode Island corporation ("Balson-Hercules"), LINQ INDUSTRIAL FABRICS, INC., a Delaware corporation ("LINQ"), and CONSOLTEX MEXICO, S.A. DE C.V., a Mexican corporation ("Consoltex Mexico"), and RAFYTEK, S.A. DE C.V., a Mexican corporation ("Rafytek" and together with Consoltex Holdings, Consoltex, Consoltex USA, Balson-Hercules, LINQ and Consoltex Mexico, the "Borrowers", and each individually a "Borrower"), as Borrowers, the other subsidiaries of Consoltex Holdings referred to therein as Guarantors, NATIONAL BANK OF CANADA, a bank governed by the BANK ACT (Canada) (the "Bank Act"), in its capacity as a Lender ("NBC"), BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States, in its capacity as a Lender ("Bank of America"), and EACH OTHER FINANCIAL INSTITUTION PARTY THERETO AS A LENDER (hereinafter NBC, Bank of America and each other such financial institutions may be referred to individually as a "Lender" or collectively as the "Lenders"), NATIONAL BANK OF CANADA, in its capacity as administrative agent for the Canadian Facilities Lenders (as defined in the Credit Agreement) (in such capacity, the "Canadian Agent"), and BANK OF AMERICA, N.A., in its capacity as administrative agent for the U.S. Facilities Lenders (as defined in the Credit Agreement) (in such capacity, the "US Agent" and together with the Canadian Agent, the "Agents") (as amended hereby and as from time to time further amended, restated, modified, supplemented, or amended and restated, the "Credit Agreement"). All capitalized terms not otherwise defined herein shall have the meaning given thereto in the Credit Agreement.

Pursuant to the request of the Borrowers, the Agents and the Lenders, by the execution of this letter (the "Letter Amendment") by each of them, as acknowledged by each Borrower and each Guarantor, hereby consent to the extension of the date by which certain post-closing matters are required to be completed from December 31, 2000 to January 15, 2001, and each Borrower, each Guarantor, each Lender and each Agent hereby agrees that the Credit Agreement shall be amended as follows:

     (a) all references in Section 7.3(a) of the Credit Agreement to "December 31, 2000" shall be amended to refer instead to "January 15, 2001"; and

     (b) all references in Section 7.3(b) of the Credit Agreement to "December 31, 2000" shall be amended to refer instead to "January 15, 2001".

None of the terms or conditions of this Letter Agreement may be changed, modified, waived, or canceled, except by writing signed by all the parties hereto, specifying such change, modification, waiver, or cancellation. No provision hereof shall affect or impair any term or condition of the Credit Agreement or any of the other Loan Documents as currently in full force and effect.

This Letter Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one instrument.

                           [SIGNATURE PAGES FOLLOW.]

Sincerely yours,

BANK OF AMERICA, N.A.


By:
Name: W. Larry  Hess
Title: Managing Director

NATIONAL BANK OF CANADA


By:
Name: Robert Savoie
Title: Senior Manager Special Loans


ACCEPTED AND AGREED TO as of the 29{th} day of December, 2000:

THE BANK OF NOVA SCOTIA

By:
Name:
Title:


FLEET BUSINESS CREDIT CORPORATION

By:
Name:
Title:


GMAC BUSINESS CREDIT, LLC

By:
Name:
Title:

CONSOLTEX HOLDINGS, INC.
CONSOLTEX INC.
CONSOLTEX (USA) INC.


By:/s/Paul J. Bamatter
Name: Paul J. Bamatter
Title: Vice President, Finance and Chief Financial Officer


THE BALSON-HERCULES GROUP LTD.
LINQ INDUSTRIAL FABRICS, INC.


By:/s/Paul J. Bamatter
Name: Paul J. Bamatter
Title: Vice President, Strategic Planning

CONSOLTEX MEXICO, S.A. DE C.V.
RAFYTEK, S.A. de C.V.
VERA PAK, S.A. DE C.V.
VEST COMPANY VESTCO, S.A. DE C.V.
ROYALTON MEXICANA, S.A. DE C.V.


By: /s/Paul J. Bamatter
Name: Paul J. Bamatter
Title: Director


MARINO TECHNOLOGIES DE MEXICO, S.A. DE C.V.


By: /s/Paul J. Bamatter
Name: Paul J. Bamatter
Title: Director


RAFYTICA, S.A.


By: /s/Paul J. Bamatter
Name: Paul J. Bamatter
Title: Director

                                                     EXHIBIT 10.3


Amendment No. 2 to Second Amended & Restated Credit Agreement
=============================================================


March 30, 2001

Consoltex Holdings, Inc. and its Subsidiaries
c/o Consoltex Inc.
8555 TransCanada Highway
Ville Saint-Laurent, Quebec
H4S 1Z6 CANADA
Attn:  Mr. Paul J. Bamatter

RE:  Amendment No. 2 to Second Amended & Restated Credit Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Second Amended & Restated Credit Agreement dated as of November 7, 2000 by and among each of CONSOLTEX HOLDINGS, INC., a Delaware corporation ("Consoltex Holdings"), CONSOLTEX INC., a corporation incorporated under the laws of New Brunswick, Canada ("Consoltex"), CONSOLTEX (USA) INC., a New York corporation ("Consoltex USA"), THE BALSON-HERCULES GROUP LTD., a Rhode Island corporation ("Balson-Hercules"), LINQ INDUSTRIAL FABRICS, INC., a Delaware corporation ("LINQ"),and CONSOLTEX MEXICO, S.A. DE C.V., a Mexican corporation ("Consoltex Mexico"), and RAFYTEK, S.A. DE C.V., a Mexican corporation ("Rafytek" and together with Consoltex Holdings, Consoltex, Consoltex USA, Balson-Hercules, LINQ and Consoltex Mexico, the "Borrowers", and each individually a "Borrower"), as Borrowers, the other subsidiaries of Consoltex Holdings referred to therein as Guarantors, NATIONAL BANK OF CANADA, a bank governed by the BANK ACT (Canada) (the "Bank Act"), in its capacity as a Lender ("NBC"), BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States, in its capacity as a Lender ("Bank of America"), and EACH OTHER FINANCIAL INSTITUTION PARTY THERETO AS A LENDER (hereinafter NBC, Bank of America and each other such financial institutions may be referred to individually as a "Lender" or collectively as the "Lenders"), NATIONAL BANK OF CANADA, in its capacity as administrative agent for the Canadian Facilities Lenders (as defined in the Credit Agreement) (in such capacity, the "Canadian Agent"), and BANK OF AMERICA, N.A., in its capacity as administrative agent for the U.S. Facilities Lenders
(as defined in the Credit Agreement) (in such capacity,the "US
Agent" and together with the Canadian Agent, the "Agents"), as amended by Amendment No. 1 to Second Amended & Restated Credit
Agreement dated as of December 29, 2000 (as heretofore amended, as amended hereby and as from time to time further amended, restated, modified, supplemented, or amended and restated, the "Credit
Agreement"). All capitalized terms not otherwise defined herein shall have the meaning given thereto in the Credit Agreement.

Pursuant to the request of the Borrowers, the Agents and the Lenders, by the execution of this amendment letter ("Amendment
No. 2") by each of them, as acknowledged by each Borrower and each Guarantor, hereby consent to the amendment to the Credit Agreement set forth below, and each Borrower, each Guarantor, each Lender and each Agent hereby agrees that the definition of "Adjusted Consolidated EBITDA" as set forth in the Credit Agreement be deleted in its entirety and replaced with the following:

    "Adjusted Consolidated EBITDA" means, for any period of computation thereof, the SUM (without duplication) of (i) Annualized Consolidated EBITDA applicable to such period, (ii) the fees paid in cash by the Borrowers to consultants, appraisers and field examiners engaged by the Agents and the Lenders during the Four-Quarter Period ending on the last date of the period of computation, but not including any such fees paid prior to January 1, 2001, (iii) to the extent the Four-Quarter Period ending on the last date of the period of computation includes the fiscal quarter ended December 31, 2000, the AIP Investment net of all distributions and other Restricted Payments to AIP or any of their respective Affiliates during such period, (iv) to the extent the Four-Quarter Period ending on the last date of the period of computation includes a fiscal quarter in which such investment is made, the cash amount received by, or the extinguishment of debt originally owing to third parties by, Consoltex Holdings in connection with any Management Investment or Additional Equity Investment, and (v) with respect to the Four-Quarter Period ending on March 31, 2001, the extinguishment of debt originally owing to third parties by Consoltex Holdings in connection with an Additional Equity Investment made after March 31, 2001, but prior to the date the certificate for the fiscal quarter ending March 31, 2001 required by SECTION 9.1(B)(II) is delivered, provided that any such amount included in the Four-Quarter Period ending March 31, 2001 shall not be included in the computations for any Four-Quarter Period ending after December 31, 2001, notwithstanding such extinguishment of debt otherwise satisfying the provisions of part (iv) of this definition for such period.

None of the terms or conditions of this Amendment No. 2 may be changed, modified, waived, or canceled, except by writing signed by all the parties hereto, specifying such change, modification, waiver, or cancellation. No provision hereof shall affect or impair any term or condition of the Credit Agreement or any of the other Loan Documents as currently in full force and effect.

This Amendment No. 2 may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one instrument.

     [SIGNATURE PAGES FOLLOW.]

Sincerely yours,

BANK OF AMERICA, N.A.

BY: /S/W. LARRY HESS
Name: W. Larry  Hess
Title: Managing Director


NATIONAL BANK OF CANADA

By:
Name:
Title:


ACCEPTED AND AGREED TO as of the 30{th} day of March, 2001:

THE BANK OF NOVA SCOTIA

By:
Name:
Title:


FLEET BUSINESS CREDIT CORPORATION

By:
Name:
Title:


GMAC BUSINESS CREDIT, LLC

By:
Name:
Title:

CONSOLTEX HOLDINGS, INC.
CONSOLTEX INC.
CONSOLTEX (USA) INC.

By:  /S/ C. SUZANNE CRAWFORD
Name: C. Suzanne Crawford
Title: Vice-President, Legal Affairs and
       Corporate Secretary


THE BALSON-HERCULES GROUP LTD.
LINQ INDUSTRIAL FABRICS, INC.

By:  /S/ C. SUZANNE CRAWFORD
Name: C. Suzanne Crawford
Title: Vice-President, Legal Affairs and
     Corporate Secretary


CONSOLTEX MEXICO, S.A. DE C.V.
RAFYTEK, S.A. de C.V.
VERA PAK, S.A. DE C.V.
VEST COMPANY VESTCO, S.A. DE C.V.
ROYALTON MEXICANA, S.A. DE C.V.

By:  /S/C. SUZANNE CRAWFORD
Name: C. Suzanne Crawford
Title: Attorney-in-Fact


MARINO TECHNOLOGIES DE MEXICO, S.A. DE C.V.

By:  /S/ C. SUZANNE CRAWFORD
Name: C. Suzanne Crawford
Title: Attorney-in-Fact


RAFYTICA, S.A.

By:  /S/C. SUZANNE CRAWFORD
Name: C. Suzanne Crawford
Title: Attorney-in-Fact

                                                     EXHIBIT 10.4


                       MANAGEMENT SERVICES AGREEMENT
                =========================================


     THIS MANAGEMENT SERVICES AGREEMENT (this "Agreement"), dated as of October 20, 1999, is between Consoltex (USA) Inc., a New York corporation (the "Company"), and American Industrial Partners, a Delaware general partnership ("AIP").

                                BACKGROUND

     Subject to the terms and conditions of this Agreement, the Company desires to retain AIP to provide certain management services to the Company and its subsidiaries.

                           TERMS AND CONDITIONS

     In consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

     1. MANAGEMENT SERVICES. AIP shall provide general management, financial and other corporate advisory services to the Company and its subsidiaries. These management services shall be performed by the officers, employees or agents of AIP as it may determine in its discretion from time to time.

     2.   FEES AND EXPENSES.

         (a)  The Company shall pay to AIP an annual management fee
(the "Management Fee") of One Million Three Hundred and Fifty Thousand Dollars (US $1,350,000). The Management Fee shall be payable in advance in quarterly installments of US$337,500 payable on or before each December 31, March 31, June 30 and September 30 occurring during the term of this Agreement, beginning December 31, 1999. On the date hereof, the Company shall pay to AIP its pro rata Management Fee for the period beginning on the Closing Date (as defined in the Shareholders Agreement) and ending on December 31, 1999.

        (b)  The Company shall promptly, when requested, reimburse
AIP for all reasonable out-of-pocket expenses incurred in the ordinary course by AIP in connection with AIP's obligations hereunder.

        (c) Notwithstanding anything to the contrary contained herein, the Company shall accrue but not pay the Management Fee if
(i) any such payment would violate, breach or otherwise constitute a default (or any event which might with the lapse of time or the giving of notice or both, constitute a default) under any of the financing agreements of the

Company or Consoltex Group Inc. ("Consoltex"), or
(ii) AIP instructs the Company not to pay all or any portion of the Management Fee during any fiscal year.

      (d) Upon the consummation of the sale of all (but not less than all) of the outstanding capital stock of Consoltex, the amalgamation, statutory arrangement, consolidation or merger with or into any person, the sale, lease, assignment or transfer of all or substantially all of the assets of Consoltex or any of its significant subsidiaries or a recapitalization of Consoltex or any of its significant subsidiaries, the Company shall pay to AIP the sum of (i) the lesser of (A) the remaining Management Fee payable under the term of this Agreement or (B) $10,000,000 PLUS (ii) the accrued and unpaid amounts due under Section 2(c).

     3. INDEMNIFICATION. To the extent permitted by law, the Company shall protect, hold harmless and indemnify AIP from and against any and all liability, obligations, losses, claims and damages whatsoever and expenses in connection therewith including, without limitation, reasonable counsel fees and expenses, penalties and interest arising out of or as the result of the entering into of this Agreement except to the extent, and only to the extent, that such liability or claim is the result of the willful misconduct or gross negligence of AIP.

    4. INDEPENDENT CONTRACTOR; NO JOINT VENTURE. AIP is performing services hereunder as an independent contractor (and not as an agent, representative or employee of the Company), and AIP is not and shall not be deemed to be a co-venturer with, or partner of, the Company in any respect.

    5. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof. This Agreement may be amended or modified, or any provision hereof may be waived, provided that such amendment or waiver is set forth in a writing executed by the parties. No courses of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

    6. NO ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto; PROVIDED that AIP may assign all of its rights and obligations hereunder to any affiliate of AIP without the consent of the Company; and PROVIDED FURTHER that AIP may assign any or all of its rights hereunder, without the consent of the Company (i) to any lender providing financing to AIP or its affiliates and (ii) in connection with any sale of all or substantially all of the assets, capital stock or business or a recapitalization of AIP or Consoltex or any of its subsidiaries (whether effected by sale, exchange, merger, statutory arrangement, consolidation or other transaction).

    7. BINDING EFFECT. In the event of assignment of this Agreement pursuant to Section 6 hereunder, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

   8. TERM. This Agreement shall terminate on the fifteenth anniversary of the date hereof. Notwithstanding the foregoing, this Agreement shall always remain in effect to the extent that any money is owed under sections 2 or 3 of this Agreement.

  9. GOVERNING LAW. The validity, performance, construction and effect of this Agreement shall be governed by and construed in accordance with the internal law of the State of New York.

  10. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by personal delivery, by reputable overnight courier or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:


     If to AIP:

          American Industrial Partners
          One Maritime Plaza, Suite 2525
          San Francisco, CA 94111
          Telecopy: 415-788-5302
          Telephone:415-788-7354
          Attention:Kim A. Marvin

     with a copy to:

          Kirkland & Ellis
          655 Fifteenth Street, N.W.
          Suite 1200
          Washington, D.C.  20005
          Telecopy: (202) 879-5200
          Telephone: (202) 879-5040
          Attention: Michael T. Edsall, Esq.


     If to the Company:

               Consoltex (USA) Inc.
               1040 Avenue of the Americas
               6{th} Floor
               New York, New York 10018
               Attention:  Paul Bamatter
               Telecopy:   (212) 596-0483

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner. Notices will be deemed to have been given hereunder when delivered

                                   3
personally, five days after deposit in the U.S. mail and one business dy after deposit with a reputable overnight courier service.



                               [END OF PAGE]
                         [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, each of the parties hereto has caused this writing to be executed as of the day and year first above written.



                              CONSOLTEX (USA) INC.

                              By: /s/Paul J. Bamatter
                                Name: Paul J. Bamatter
                                Title: Director and V-P
                                       Finance and CFO

                              AMERICAN INDUSTRIAL PARTNERS

                              By: /s/Kim A. Marvin
                                Name: Kim A. Marvin
                                Title: Authorized Signatory

                                                    EXHIBIT 10.5



                   LEASE FOR CONSOLTEX INC.
               ================================

                                LEASE



DESIGNATION OF THE PARTIES:


               LIBERTY  SITES  LTD.,  a  company  duly
incorporated, with head office at the City of Saint-Laurent, Province of Quebec, herein acting and represented by Sandra
Levy, duly authorized

               (the "LANDLORD")

               CONSOLTEX INC., a company duly incorporated, with head office at the City of Montreal, Province of Quebec, herein acting and represented by Alex Di Palma and C. Suzanne
Crawford, duly authorized

               (the "TENANT")


WHEREAS the Landlord and the Tenant entered into a lease agreement dated April 1, 1995, which lease agreement was amended by an addendum no. 1 to the memorandum of agreement of lease dated August 31, 1998 (collectively, the "LEASE AGREEMENT") with respect to the Premises
(as defined below);

WHEREAS the Landlord and the Tenant wish to have this Lease published in accordance with the terms and conditions of the Lease Agreement;


THE PARTIES HAVE AGREED AS FOLLOWS:


NATURE OF RIGHTS:

     Immovable commercial lease.

DESCRIPTION OF PROPERTY:

     An office space of approximately thirty-eight thousand six hundred square feet (38,600 s.q.), situated in the building (the "BUILDING") bearing civic number 8555 Trans-Canada Highway, in the City of Saint-Laurent, Province of Quebec, located on the lands bearing the following description:

That certain  emplacement known and designated as: Lot number
1164137 of the official cadastre of Quebec, registration division of Montreal
(the "PREMISES").

     The Tenant shall also have the right to lease from the Landlord up to 100 parking spaces, 30 of which shall be in the Building's indoor lot.

TERM OF THE LEASE:

     Fifteen (15) years and six (6) months commencing July 1, 1995 and terminating on December 31, 2010 (the "TERM").

RENEWAL OPTION:

     Provided the Tenant is not in default under the Lease Agreement, Tenant shall have the option to extend the Term with respect to the entirety of the Premises and any additional space then leased in the Building, for an additional period of five (5) years upon the terms and conditions set out in the Lease Agreement. To exercise the foregoing option, Tenant shall provide written notice thereof to the Landlord no less than twelve (12) months prior to the expiry of the Term, in default whereof said option to extend shall be null and void and of no further legal effect. After the renewal period, there shall be no further option to extend the Term.

RIGHTS TO EXPAND:

     The Tenant shall have the option to lease the portion of the Building not already leased by Tenant (the "BALANCE") in accordance with the terms and conditions set out in the Lease Agreement. In order to exercise this right, the

     Tenant shall have to advise the Landlord in writing at least six (6) months before the end of the second year of the Term, failing which said right shall be null and void and shall have no further legal effect. It is agreed that the Landlord or one of its affiliated companies shall be entitled to use any part of the Balance during the Term for its purposes.
After the second year of the Term, the Landlord shall have the right to lease the Balance to any third party with the prior written consent of the Tenant.

     Provided it has exercised its right to expand the Premises set out above, Tenant will have the option of increasing the area of the Premises during the first eight
(8) years of the Term by advising the Landlord in writing that it requires no less than ten thousand square feet
(10,000 s.q.) on an additional floor and the Landlord undertakes to provide said additional space by adding an additional floor to the Building finished in the same manner and quality with respect to leasehold improvements as existing building and under the same terms and conditions as in the Lease Agreement. Should the Tenant so advise the Landlord, the term of the Lease for the additional space shall commence no sooner than one hundred and twenty (120) days after the date of the notice and its termination shall coincide with the expiration of the Term. All other terms and conditions of the Lease Agreement shall apply to the Lease of the additional space. Should the Tenant exercise this option to lease additional space after the tenth (10th) year of the Term, it must first renew the Lease for a further term of seven (7) years.

RENT:

     The rent under this Lease payable by the Tenant to the Landlord shall be of $1 and other valuable consideration set out in the Lease Agreement.

SPECIAL DECLARATIONS:

The Landlord and the Tenant declare as follows:

(1)  The present Lease is an abbreviated form of the Lease
Agreement;

     (2) The present Lease has been executed for the purposes of registration of the said Lease Agreement;

     (3) Notwithstanding the execution of these presents, the parties hereto agree and acknowledge that the terms and conditions of the Lease Agreement represent the full obligations between the parties, and in the event of any discrepancy between these presents and the Lease

Agreement, the latter shall prevail.

IN WITNESS WHEREOF, the Landlord has signed this Lease at the City of St. Laurent, Province of Quebec, on the 8{th} day of January, 1999.


WITNESSES:                      LIBERTY SITES LTD.

/s/Helga Steiner               PER: /s/Sandra Levy
                                (I HAVE AUTHORITY TO BIND THE
/s/Debra Rosenberg		   CORPORATION)



IN WITNESS WHEREOF, the Tenant has signed this Lease at the City of St. Laurent, Province of Quebec, on the 4{th} day of January, 1999.


WITNESSES:               CONSOLTEX INC.

/s/Ginette Ricci        PER: /s/C. Suzanne Crawford

				PER: /s/Alex Di Palma

                         (WE HAVE AUTHORITY TO BIND THE
/s/Marie Guay             CORPORATION)

                              SOLEMN DECLARATION

                  (WITNESS TO THE SIGNATURE OF THE LANDLORD)




     I,  Helga  Steiner,  residing  at  374  Auriol,  Duvernay,
City of Laval, Province of Quebec, being duly sworn, do depose and say that:

1.   I was present and did see Sandra Levy sign the foregoing
Lease in the name of LIBERTY SITES LTD. as the Landlord named therein, in my presence and in the presence of Debra Rosenberg, the other subscribing witness thereto.

2. I personally know the said persons and they are of the full age of majority as is the undersigned.

3. The signatures affixed to the foregoing Lease are in the true and proper handwriting of the said persons respectively.




                              AND I HAVE SIGNED


                              /s/Helga Steiner


Sworn before me
in the City of St. Laurent,
this 8{th} day of January, 1999


/s/Howard Schenk
Commissioner for Oaths (seal)

                              SOLEMN DECLARATION

                   (WITNESS TO THE SIGNATURE OF THE TENANT)




     I,  Marie Guay, residing at 8402 ave Papineau, City of
Montreal, Province of Quebec, being duly sworn, do depose and say that:

1. I was present and did see Alex Di Palma and C. Suzanne Crawford sign the foregoing Lease in the name of CONSOLTEX INC., as the Tenant named therein, in my presence and in the presence of Ginette Ricci, the other subscribing witness thereto.

2. I personally know the said persons and they are of the full age of majority as is the undersigned.

3. The signatures affixed to the foregoing Lease are in the true and proper handwriting of the said persons respectively.




                              AND I HAVE SIGNED


                              /s/ Marie Guay


Sworn before me
in the City of St. Laurent,
this 4{th} day of January, 1999


/s/Valerie Wells
Lawyer

MEMORANDUM  OF  AGREEMENT  OF  LEASE  ENTERED  INTO AT THE CITY
AND DISTRICT OF MONTREAL IN THE PROVINCE OF QUEBEC AS OF THE
FIRST (1ST) DAY OF APRIL 1995.

BY AND BETWEEN:

LIBERTY SITES LTD., a body politic and corporate duly incorporated according to law and having its head office at 1450 St. Amour Street, in the City and District of St. Laurent, Province of Quebec, H4S lJ3, herein acting and represented by Sandra Levy, duly authorized for the purposes of the present Agreement.

(hereinafter referred to as the "Landlord")

AND

CONSOLTEX INC., a body politic and corporate duly incorporated according to law and having its head office at 125 Chabanel
Street  West,  in  the City and District   of  Montreal,
Province  of  Quebec,  H2N  1E4,  herein  acting  and
represented   by   Jean   Talbot, its  Senior  Vice  President,
Finance and Administration and C. Suzanne Crawford, its Director, Legal Affairs and Corporate Secretary, duly authorized for the purposes of the present Agreement in virtue of a resolution of its Board of Directors, a certified copy of which remains annexed hereto.

(hereinafter referred to as the "Tenant")

1.   DESCRIPTION AND LEASE OF PREMISES

     Landlord, in consideration of the rents, covenants and agreements hereinafter contained on the part of the Tenant to be paid, kept and performed, hereby leases to Tenant and Tenant does hereby accept from the Landlord approximately
thirty-seven   thousand    five    hundred   square   feet
(37,500 sq.ft.) (hereinafter referred to as either the "Leased Premises" or the "Premises"). The said Premises shall be situated in a three (3) storey building with a basement for interior parking to be built by Landlord and to be situated at 8555 Trans-Canada Highway, in the City of Saint-Laurent, having a gross leasable area of approximately forty-five thousand square feet (45,000 sq.ft.)
(the "Building"), the whole as will be determined and certified by the Landlord's architect in accordance with BOMA Standards within thirty (30) days of occupancy, and as outlined in red on the floor plans attached hereto as Schedule "A" situated on a parcel of land (the "Land")
(the said Building and Land hereinafter referred to as the "Property" as outlined in blue on Schedule "A" attached hereto).

     That  portion   of  the  Building  not  being  the
Leased Premises will hereinafter be referred to as the "Balance".

     The Tenant shall have the right to lease from the Landlord up to one hundred (100) parking spaces on the Property, approximately seventy (70)of which parking spaces will be on the outdoor parking lot shown in yellow on the plan attached as Schedule "A" and approximately thirty (30) spaces will be in the Building indoor lot. For greater clarity, it is agreed that the Tenant must lease all of the interior parking spaces in the Building. The Tenant shall pay Seventy-five Dollars ($75.00) per car per month for the interior parking spaces during the term of the Lease.

     There shall be no rental charge with respect to the outdoor parking area, save and except as otherwise specifically provided herein.

     The Tenant shall have the right to lease the Balance when needed on the same terms and conditions set out herein in this Lease including leasehold improvements similar to those referred to in Schedules "B" and "B-1" and the Minimum Net Net Rental, which shall be the same as is applicable to the Premises at that time, except that there shall be no free rentals or credits whatsoever and the term for the Balance shall be coterminous with the Term hereof. In order to exercise this right, the Tenant shall have to advise the Landlord in writing at least six (6) months before the end of the second year of the Term, failing which said right shall be null and void and shall have no further legal effect. It is agreed that the Landlord or one of its affiliated companies shall be entitled to use any part of the Balance during the Term for its purposes. After the second year of the Term, the Landlord shall have the right to lease the Balance to any third party with the prior written consent of the Tenant.

     Should the Balance be leased to or used by any other person other than the Tenant or other than Liberty Sites Ltd. or related companies (the "Other Tenant"), there shall be a separate access door for the Other Tenant in the rear of the Building; there shall be limited elevator access to that said space; the signage of the Other Tenant shall be in the back of the Building to identify the civic address, door and entrance to Other Tenant's premises in the Building; and the Other Tenant shall only be entitled to use its space for office use. There shall be separate electric and other utility meters installed for the balance of the building if it is used by anyone other than the Tenant.

2.   TERM OF LEASE

     The Term of this lease shall  be for a period of fifteen
(15) years and six (6) months, to be computed from the first (1{st}) day of July 1995 (the "Commencement Date") and to terminate on December 31, 2010 (the "Term").

3.   DATE OF OCCUPANCY

     The Tenant shall be allowed to occupy the Premises, subject to reasons or conditions which are beyond the reasonable control of the Landlord on July 1, 1995
("Date of Occupancy").

   If the Landlord is unable to give possession of the Premises to the Tenant on the Commencement Date by reason of the non-completion of construction, repairs, improvements, additions or alterations to the Premises, or the building containing same, the lease shall not be void or voidable, nor shall the Landlord be liable for any loss or damage resulting therefrom. However, in such a case the Landlord shall provide alternative usable space to the Tenant from August 1, 1995 until the date of occupancy.

4.   USE OF PROPERTY/PREMISES NOT TO BE VACATED

     The Leased Premises shall be used solely for the purposes of offices for carrying on the business of administration, sales, product research and development, and servicing of accounts and for no other purpose. From and after the commencement date, Tenant will continuously, actively and diligently conduct it's business in the whole of the Leased Premises in an up-to-date, high class, reputable and efficient manner.

     Should the Tenant wish to vacate the Premises during the term of the Lease or should it cease to operate its business therefrom, it shall provide the Landlord with an irrevocable letter of credit in the aggregate amount of one year of Minimum Net Rent and Additional Rent at that time valid from its delivery six (6) months before it vacates the Premises or ceases to operate its business therefrom for a period of one year, renewable annually until the end of the Term with a Canadian chartered bank acceptable to the Landlord in the form of a letter of credit annexed hereto as Schedule "D".

5.   NET NET LEASE

     It is the intention of the parties that the Minimum Net Net Rental set out in Section 6 of this lease shall be Net Net to the Landlord and that the Tenant shall pay for its own account, to the complete exoneration of the Landlord, all costs and expenses affecting the Leased Premises or the business carried on therein, and its proportionate share of all Property Taxes and Costs as hereinafter defined, other than that which is otherwise provided in this lease and other than any interest, capital, depreciation of the capital cost of the Building (other than depreciation referred to in section 5) or amortization charges of Landlord in respect of mortgages, hypothecs, or other security and other than any capital gain or income tax due by Landlord, save and except that Tenant shall be responsible for any business, tax, or any other tax on rental income that tray be levied by any government or other applicable taxing authority against the Tenant or Landlord whether known as goods and services tax, business tax or by any other name.

     Furthermore, any amount and any obligation which is not expressly declared herein to be that of the Landlord pertaining to the Premises shall be deemed to be an obligation of the Tenant and/or at the expense of the Tenant.

     Notwithstanding the generality hereof, it is agreed that the Landlord will be responsible for structural repairs or replacements to the Building during the Term of the Lease and major roof repairs during the first ten (10) years of the Term, save and except if such structural repairs or replacements are caused by the fault or negligence of the Tenant or those for whom it is legally responsible in law.

     It is further agreed that any major repair or replacement to the Building, excluding major roof repairs during the first ten (10) years of the Term, shall be amortized or depreciated by the Landlord over its useful life and only the amortized annual portion of those expenditures plus interest thereon at the prime rate of interest charged by the Canadian Imperial Bank of Commerce plus one percent

     (1%) shall be included in the Operating Expenses in any given year.

6.   NET NET RENTAL

     During the term of the lease, the Tenant shall pay the Landlord the following
     Minimum Net Net Rental:

     (a) from the Commencement Date to the fifth (5th) year of the Term inclusively, the sum of Twelve Dollars
($12.00)  per year per square  foot of the Premises;

     (b) from the beginning of the sixth (6th) year to the tenth (10th) year of the Term inclusively, the sum of Fourteen Dollars and Fifty Cents ($14.50) per year per square foot of the Premises; and

     (c) from the beginning of the eleventh (11th) year to the end of the Term, the sum of Sixteen Dollars and Twenty-five Cents ($16.25) per year per square foot of the Premises.

     payable in equal monthly instalments in advance on the first day of each month.

     The Minimum Net Net Rental as herein provided shall be paid to the Landlord and/or its nominee at the Head Office of the Landlord in the City of Saint-Laurent, at 1450 St. Amour Street, in the Province of Quebec, or at such other place in Canada as shall be designated by the Landlord in writing to the Tenant.

     Notwithstanding the generality hereof, the Tenant shall not have to pay any Minimum Net Net Rental for a period of six (6) months commencing on July 1, 1995. Notwithstanding this period of free Minimum Net Net Rental, the Tenant shall during this period pay all Operating Expenses and Real Estate Taxes with respect to the Property as described in section 8 hereof and for the costs of all utilities consumed in the Premises as of the Commencement Date.

7.   ADDITIONAL RENTAL

     In this lease, unless there is something in the context inconsistent herewith, the parties agree that "Additional
Rental" means any and all amounts due or becoming payable to the Landlord pursuant to this lease other than the Minimum Net Net Rental, whether such amounts are specifically referred to as Additional Rental or not.

     It is agreed and understood that such amounts whether specifically referred to as Additional Rental or not, shall be payable on the first day of the month immediately following the date the said amount is claimed, or such other date that Landlord designates, except for amounts governed by section
8 hereof.

8.   OPERATING EXPENSES AND REAL ESTATE TAXES

     The Tenant shall pay without duplication as Additional Rental in each lease year, its proportionate share of all the Property Taxes and Operating Expenses of any nature whatsoever incurred by the Landlord or on its behalf to operate, clean, maintain, repair, manage and administer the Property and the Premises which include without limitation:

     (a) The total cost of insuring the Property (including such insurance as the Landlord shall effect or shall be required to effect by any secured creditor) against fire and any other perils which presently are or hereafter may be from time to time embraced by or defined in a standard fire insurance policy with extended coverage, comprehensive general liability insurance, boiler and pressure vessel insurance, business interruption and/or loss of rentals insurance equal to at least (1) one year's Minimum Net Net Rental and Additional Rental, and such other insurance as the Landlord, acting reasonably may deem necessary or advisable.

     (b)  The  cost  of  cleaning,  sweeping,   snow
removal, gardening and landscaping, maintaining and operating the Property.

          (c) The cost of policing and supervising and seeing to the security of the Property, including policing and supervising traffic to and fom the Property.

     (d) The cost of repairs and replacements to (including the annual depreciation on major repairs and replacements as referred to in section 5 hereof, but excluding repairs due to structural defects and major roof repairs during the first ten (10) years of the Term), and maintenance of the building and improvements of the Property and their appurtenances and equipment including the common areas and facilities.

     (e)  Remuneration,  including contributions toward usual
fringe  benefits, unemployment  insurance   and  similar
contributions, of employees engaged in maintaining, operating and supervising the Property;

     (f) The Taxes on Capital as defined hereinafter. "Taxes on Capital" means an amount imputed by the Landlord to the Property in respect of taxes, rates, duties and assessments presently or hereafter levied, rated, charged or assessed from time to time upon the Landlord and payable by the Landlord (or by any corporation acting on behalf of the Landlord) on account of its capital. Capital Taxes shall be imputed on the basis of the Landlord's determination of the amount of capital attributable to the Property. Capital Taxes also means the amount of any capital or place of business tax levied by any government or other applicable taxing authority against the Landlord with respect to the Property whether known as Capital Taxes or by any other name.

     (g) All Montreal Urban Community, municipal, school, special taxes and surtaxes on non-residential immoveables, for the Property on which the Leased Premises are situated and any other taxes assessed against the Property
(hereinafter collectively called "Real Estate Taxes"). Tenant shall pay all taxes payable on Tenant's fixtures, equipment and machinery and any and all taxes that may be levied upon or reasonably estimated by the Landlord upon the improvements set out in Sections 24 and 25 hereof. In addition, Tenant shall also pay all Real Estate Taxes and Capital Taxes in relation to the land used by the Tenant for it's exterior parking spaces should they not be situated on the Property.

          Should the mode of collecting business taxes, water taxes or other assessments be such that the Landlord shall be required to pay for same, or if the system of Real Estate Taxes shall be altered or varied and any new tax or levy shall be levied or imposed on the building and/or land and/or the revenues there from and/or the Landlord in substitution for and/or in addition to Real Estate Taxes presently levied or imposed on immoveables in the City of Ville St.Laurent or Montreal Urban Community in which the property is situated, then any such new tax or levy shall be included within the definition of Real Estate Taxes as contained in this section and the provisions of this section shall apply MUTATIS MUTANDIS.

     (h) Administrative cost equal to fifteen percent (15 %) of all costs and expenses incurred by the Landlord with respect to paragraphs (a) to (g) inclusively of this Section 8.

     In the event that there are separate assessments and tax bills for the Leased Premises (including but not limited to all licence fees, charges, rates assessed against the Leased Premises and/or all equipment and facilities thereon or therein, and every tax and licence fee in respect of any and every business carried on therein, or in respect of the occupancy of the Leased Premises by the Tenant), the Tenant shall pay as Additional Rental to the Landlord or to the taxing authority, if the Landlord so directs, and discharge in each lease year during the Term and within the times provided for by the taxing authority all taxes so levied, the Tenant shall provide the Landlord within thirty (30) days after receipt with a copy of any separate tax bills and assessments for the Leased Premises and shall promptly deliver to the Landlord receipts evidencing the payment of such taxes.

     The Tenant's proportionate share shall be the proportion of the gross floor area of the Leased Premises bears to the gross leasable floor area of the Building.
The Tenant's proportionate share can be adjusted, however, by the Landlord in terms of Real Estate Taxes, Capital Taxes and Insurance Costs to take into consideration the value of the improvements made to the Premises, the whole to be calculated by the Landlord in an equitable and fair manner.

     Notwithstanding the above, it is agreed that, if and until the Tenant is the only occupant of the Building, it shall pay all of the cost stipulated in paragraphs 8 b), d) and e) hereof as of the Commencement Date. Furthermore, if and until the Tenant is the only occupant of the Building, it shall pay all of Real Estate Taxes stipulated in paragraph 8(g) and all of the costs stipulated in paragraphs 8 b), d) and e) hereof in regards to the Property after the second year of the Term.

     In the case that there is an Other Tenant, all areas shared with the Other Tenant shall be designated common and service areas and facilities, and shall be deducted from the number of square feet of the Premises and there shall be added to the square footage of the Premises, the Tenant's
Proportionate Share of the common and service areas and facilities calculated according to BOMA standards of measurement.

     The total costs to the Tenant of Real Estate Taxes and Operating Expenses are estimated to be Three Dollars and Ninety-two Cents ($3.92) per square foot in 1994, which sum includes the fifteen percent (15%) administration fee thereon, the whole as set out in the breakdown of such Real Estate Taxes and Operating Expenses set out in Schedule "C" attached hereto.

     Notwithstanding the generality hereof, it is agreed that the total cost of the expenses stipulated in paragraphs
8 a), b), c), d), and e) will not increase annually after the Commencement Date at a rate exceeding the Consumer Price Index throughout the Term of the Lease.

     The amount payable by the Tenant under the provisions of this section shall be estimated by the Landlord in advance
for each calendar year. The Tenant   agrees   to  pay  to
the  Landlord   such   amount   in   equal, monthly
instalments in advance, during such period
     together with the Minimum Net Net Rental provided for in
Section 6. Within a reasonable period of time after the end of the period for which such estimated payments have been made, the Landlord shall send the Tenant a statement showing the actual amount required to be paid under the provisions of this Section. Overpayments or underpayments shall be adjusted within thirty (30) days after the delivery of the Landlord's statement.

     The Tenant shall have the right once in every lease year to verify the amounts charged to the Tenant under the provisions of this Section.

     Should the first year of the Term not commence on the first day of January, or should the last year of the Term not terminate on the thirty-first day of December, then, prior to the commencement of the Term, or of the last year of the Term, as the case may be, or as soon thereafter as is reasonably possible, the Landlord shall furnish to the Tenant an estimate of the charges for the part of the year in question and the Tenant shall pay to the Landlord on the first day of each month in advance during the part of the year in question forming part of the Term, Additional Rental equal to the portion of the estimated charges divided by the number of months during the part of the year in question.

9.   UTILITIES AND EQUIPMENT

     If and until the Tenant is the only occupant of the Building, the Tenant shall promptly pay for the electricity (including without limitation any electricity used for heating and/or air conditioning the Building), for the cost of operating, repairing, maintaining, replacing and inspecting the machinery and other facilities required for the heating, ventilating and air conditioning of the Building and facilities, and gas, water, sewer and electric utility costs relating to same, telephone and all public utilities with respect to the Building.

     Throughout the Term of the lease, the Tenant shall engage a qualified air conditioning maintenance contractor to maintain and repair the heating, ventilating and air conditioning system. The Tenant shall, within thirty (30) days of the occupancy of the Premises, provide the Landlord with a copy of a duly executed heating, ventilating and air conditioning maintenance and repair contract, as well as all renewals of said contract.

     Should an Other Tenant occupy the Balance, the Landlord shall provide a separate meter to calculate and measure the utilities being consumed by said Other Tenant. Furthermore, such Other Tenant would be responsible for its proportionate share of any cost of operating, maintaining, replacing and inspecting the machinery and other facilities required for the heating, ventilating and air conditioning of the Building.

10.  OPTION TO RENEW

     Provided the Tenant is not in default under the lease, Tenant shall have the option to extend the term of the lease with respect to the entirety of the Premises and any additional space then leased in the Building, for an additional period of five (5) years upon the same terms and conditions of this lease, save and except that the Premises shall be retained in their then "as is" condition, there shall be no free rentals or credits whatsoever, and the Minimum Net Net Rental rate shall be the then prevailing market rental rate but in no event shall it be less than the Minimum Net Net Rental rate paid during the last year of the Term. To exercise the foregoing option, Tenant shall provide written notice thereof to the Landlord no less than twelve (12) months prior to the expiry of the Term, in default whereof said option to extend shall be null and void and of no further legal effect. After the renewal period, there shall be no further option to extend the Term.

11.  SUBLETTING AND ASSIGNMENT

     Subject to the provisions hereinafter detailed, the Tenant shall not have the right to sublet the Premises or any part thereof, or assign its rights in the present lease, or allow the Premises or any part thereof to be used by another, nor hypothecate or encumber this lease or the Premises or any part thereof, without the prior written consent of the Landlord, which consent may not be unreasonably withheld. Notwithstanding the above, the Tenant may sublet the Premises or a part thereof or assign its rights  in the present  Lease to  an  affiliated  company, without the prior written
consent of the Landlord. The Tenant shall,  however, in such an assignment or  sublet,  give the Landlord at least thirty
(30) days prior written notice of such a sublet or assignment. Notwithstanding such subletting and assignment,
or   permitted  use  by  another,  the Tenant shall remain
jointly and severally liable with such sub-lessee, assignee or user, for the performance of all the terms and conditions of the present lease, for the residue of the lease, or any renewal thereof.

     If the Tenant wishes to so sublet or assign the Premises or a part thereof, its rights in the present Lease, it must submit to the Landlord a copy of the offer to sublet or assign, together with a request for consent of the Landlord, at least thirty (30) days prior to the effective date of the proposed transfer or assignment and the Landlord shall have twenty (20) days from the receipt thereof at the Landlord's option, to cancel this lease or, in the case of an offer to sublet a part of the Premises to cancel this Lease only with respect to the part of the Premises offered to be sublet as of the effective Commencement Date of such offer to sublet or assign. However, should the Landlord not exercise its right to cancel this lease, the Landlord shall not thereby be precluded from withholding its consent to the said sublet or assignment, provided said consent shall not be unreasonably withheld.

     Should the net rent per square foot to be paid by an unrelated sublessee or unrelated assignee, whether in cash, goods, services or other consideration, exceed the Minimum Net Net Rental per square foot payable hereunder, then Tenant shall pay to Landlord monthly the amount of, or an amount equivalent to such excess. After deducting therefrom any expenses incurred in obtaining or achieving such sublet or assignment.

12.  EXPROPRIATION

     If the whole or a substantial portion of the Property be condemned, expropriated or taken in any manner for any public or quasi-public use or purpose such that it is no longer feasible for the Landlord to continue to operate the Property or in such a manner as to significantly affect the Tenant's peaceful enjoyment of the Leased Premises, then Landlord or Tenant may, at their option, terminate this Lease by giving notice in writing that the Term hereof shall expire upon tile day when possession is required for such purpose and in the event of such expropriation. Landlord shall have no liability to Tenant of any nature without prejudice, however, to Tenant's rights to claim from the expropriating authority all damages resulting from such condemnation, expropriation or other taking and, without limitation, the value of any fixtures, improvements, furniture, partitions, equipment which it has paid for together with any relocation expenses and loss of business which it can claim. In the case where only a portion of the Leased Premises be condemned, expropriated or taken and provided no notice of termination has been given as aforesaid and provided that such portion so taken does not render the balance of the Leased Premises unsuitable for the use for which Tenant has leased the Premises, Landlord shall, at his expense, restore the reduced Premises as far as practicable, to the condition existing just prior to such condemnation, expropriation or taking, and the Minimum Net Rent shall thereafter be equitably abated without prejudice to Tenant's claim against the expropriating authority for any damages suffered as a result of such partial taking.

13.  INSPECTION AND REPAIR

     Landlord and its agent shall have, upon a prior twenty-four
(24) hour notice (except in an emergency), the right at all reasonable hours during the Term of this lease and any renewals thereof to enter the Leased Premises to examine the condition thereof and to ascertain whether Tenant is performing its obligations hereunder, and Tenant shall make any repairs which Tenant is obliged to make pursuant to the terms of this lease. If Tenant fails to make any such repairs within thirty (30) days after written notice from Landlord requesting Tenant to do so, provided that such repairs may reasonably be made within the said period, Landlord may, without prejudice to any other rights or remedies it may have, make such repairs and charge the cost thereof to Tenant, plus an administrative fee of fifteen percent (15%) for doing so, which shall be charged to Tenant as additional rent. Nothing in this lease shall be construed to obligate or require Landlord to make any repairs for which the Tenant is responsible hereunder, but Landlord shall have the right at any time to make emergency repairs without prior notice to Tenant and charge the cost thereof to Tenant, plus an administrative fee of fifteen percent (15%) for doing so, which shall be charged to Tenant as additional rent. Any costs chargeable to Tenant hereunder shall be payable forthwith on written demand as Additional Rental.

     Moreover,  Landlord may, but shall not be obliged, to
make any repairs  of an urgent nature without prior notice to
Tenant provided that the Landlord advises  the   Tenant
thereof   as   soon  as  is  reasonably  possible, but for the
account of Tenant and shall charge all costs to Tenant, plus an administrative fee of fifteen percent (15 %) for doing so, which shall be charged to Tenant as additional rent, which costs shall be payable forthwith to Landlord on written demand as Additional Rental and shall bear interest in the manner hereinbefore provided.

     Notwithstanding the foregoing, this section shall not apply with respect to the Balance which is not leased by the Tenant.

14.  OBSTRUCTIONS

     The  sidewalks,  entries,   passage  corridors,  and
stairways shall not be obstructed by the Tenant, its officers, agents, servants, employees, or customers or used for any other purposes than for ingress and egress to or from the Leased Premises, and the Tenant shall save the Landlord harmless from damages to persons or Property because, of any nuisance or other act which obstruct the free movements of persons to, in and from the building and Property.

15.  EXPIRATION OF LEASE

     Tenant shall give Landlord twelve (12) months' written notice prior to the date of expiration of this lease of its intention to renew this lease or to vacate the Premises, failing which Landlord may at its option give written notice to Tenant within a period of not less than thirty
(30) days before the date of expiration of this lease that this lease is renewed for a further period of twelve
(12) months from the said date of expiration under the same terms and conditions as herein set forth. If neither of the notices hereinabove described is given the present lease shall terminate ipso facto and without notice or demand on the date stated in Section 2 hereof and any continued occupation of the Premises by Tenant shall not have the effect of extending the period or of renewing the present lease for any period of time, the whole notwithstanding any provisions of law and Tenant shall be presumed to occupy the Premises against the will of Landlord who shall thereupon be entitled to make use of any and all remedies by law providing for the expulsion of Tenant and for damages, provided, however, that Landlord shall have the right at its option in the event of such continued occupation by Tenant to give to Tenant at any time written notice that Tenant may continue to occupy the Premises under a tenancy from month to month in consideration of a net net rental three (3) times the

                                    - 16 -
     monthly Minimum Net Net Rentals that was payable during the year immediately preceding the expiry date of this lease, payable monthly and in advance and otherwise under the same terms and conditions as are herein set forth.

     The Tenant shall, at the expiration or sooner termination of the Term of this lease, peaceably surrender with all additions, alterations, changes or installations which at any time during the Term hereof shall be made therein or thereon, in good repair and condition, subject to reasonable wear and tear only.

     Notwithstanding the foregoing, the Tenant shall at or prior to the expiration of the Term hereof remove its movable effects and/or articles belonging to or brought upon the Leased Premises by Tenant and the Tenant shall repair any damages caused by such removal. The Tenant must forthwith remove, at Tenant's expense, all its alterations or improvements made to the Leased Premises after the Commencement Date, which the Landlord advised the Tenant, must be removed by the Tenant on termination of this Lease in virtue of section 24 hereof, unless the Landlord prefers that the whole or any part of such alterations or installations excluding movable effects and/or movable articles should remain, without any compensation whatsoever being allowed to the Tenant for same. At the expiration or sooner termination of the Term of this lease, Landlord shall have the right, at Tenant's expense, plus an administrative fee of fifteen percent (15%) for doing so, which shall be charged to Tenant as additional rent, to repair any damages caused to the Leased Premises and not repaired by Tenant, the whole subject to reasonable wear and tear. Furthermore, Landlord shall have the right at Tenant's expense plus an administrative fee of fifteen percent (15%) for doing so, to remove any signage that Tenant may have left on the Building and to repair any damages caused by such removal and to restore the Building to its original condition, save and except reasonable wear and tear.

16.  PLATE GLASS AND DOOR SIGNS

     Any breakage of glass or plate glass in or about the Leased Premises and any damage to signs on Tenant's doors, shall be repaired and replaced by the Tenant at its expense.

17.  WAIVER

     The failure of the Landlord to insist upon the strict performance of any of the agreements, terms, covenants and conditions hereof shall not be deemed a waiver of any subsequent breach or default in any of such agreements, terms, covenants and conditions.

18.  COMPLIANCE WITH LAWS AND REGULATIONS

     The Tenant shall, at its own expense, promptly comply with the requirements of every applicable statute, law and ordinance and with every applicable lawful regulation or order with respect to the removal of any encroachment placed by the Tenant, or to the condition, equipment, maintenance, or use or occupation of the Leased Premises, including the making of any alteration, addition in or to any structure upon, connected with or appurtenant to the Leased Premises, whether or not such alteration be structural or be required on account of any particular use to which the Leased Premises or part thereof may be put and whether or not such requirement, regulation or order be of a kind now existing or within the contemplation of the parties hereto; and shall comply with any applicable regulation, recommendation or order of the Canadian Fire Underwriters' Association, or any body having similar functions or of any liability or fire insurance company by which the Landlord and/or the Tenant may be insured.

19.  FAILURE OF TENANT TO PERFORM

     If the Tenant fails to pay any taxes, rates, insurance premiums or charges which it has herein covenanted to pay, the Landlord may pay the same and shall be entitled to charge the sums so paid to the Tenant, plus an administrative fee of fifteen percent (15%) for doing so, which shall be charged to Tenant as Additional Rental, who shall pay them forthwith on demand and the Landlord, in addition to any other rights, shall have the same remedies and may take the same steps for all such sums as it might take for the recovery of rent.

     Such amounts so paid by the Landlord and any payments of Minimum Net Net Rental and/or Additional Rental when not paid on any due date as provided for herein shall bear interest from the due date to the date of payment, calculated daily at the prime rate of the Canadian Imperial Bank of Commerce, plus two percent (2%).

20.  DEFAULT

     The following shall be considered defaults under the terms of this lease:

     (a) If the Tenant shall fail to pay the Landlord any instalments of Minimum Net Net Rental, any Additional Rental, or any other amounts owing, after it shall have become due and payable as herein provided;

     (b) If the Tenant shall assign, sublet or permit the use of the Premises by other except in the manner herein permitted;

     (c) If any seizure is practised against the property of the Tenant in the Premises, unless in the case of a seizure before judgment, the Tenant diligently contests such seizure;

     (d) If, while the Premises are capable of being occupied the Tenant shall fail to take possession of the Premises or the Tenant should abandon or vacate the Premises, other then in the manner foreseen in section 4 hereof;

     (e) If any insurance carried by the Landlord be cancelled in consequence of the business carried by the Tenant, or in consequence of anything brought into or stored in the Premises by the Tenant; and

     (f) If the Tenant shall default in the performance of any of its other obligations under this lease, including without limitation the obligation to pay business and water taxes in a timely manner, or fail to effect any payment that may result in a charge, lien, encumbrance, or other right on the Property, or shall violate any of the rules and regulations hereinafter set forth, or hereafter to be established by the Landlord and such default continues for thirty (30) days following written notice thereof from the Landlord.

     In the event of any default of the terms of this lease, this lease may be terminated ipso facto, at the option of the Landlord, upon written notice of five (5) days to the Tenant to such effect. It is expressly agreed that such right of termination shall be, in addition to and without prejudice to all other rights as provided by law or herein, the Landlord may re-enter and re-let the Premises to whomsoever it may choose without further notice or demand being necessary, and may recover from the Tenant all amounts due hereunder at the date of such termination, expenses of such re-letting
(including   any  repairs,  decorating,  alterations  or
improvements necessitated thereby), and rental for the six
(6) months next succeeding the date of such termination, or such longer period as may be allowed by law, all of which shall immediately become due and payable. Thereafter, the Tenant shall pay to the Landlord as liquidated damages until the end of the Term an amount equivalent to the rental provided in this lease, less the sum of the net receipts
(if any), derived by the Landlord from re-letting of the Premises. As used herein, the expression "rental" shall mean the Minimum Net Net Rental, and the Additional Rental, and all other additional rents payable hereunder. Any sums received by the Landlord from or for the account of the Tenant when the Tenant is in default hereunder, may be applied at the Landlord's option, to the satisfaction in whole or in part of any obligation of the Tenant then due hereunder, in such a manner as the Landlord sees fit, and regardless of any imputation by law, or any designation or instruction of the Tenant to the contrary. The Tenant hereby irrevocably waives the benefit which may limit or diminish the Landlord's termination of this lease, and any right granted to the Tenant to prevent his eviction in the event of any default, nor will the payment after legal proceedings have been instituted entitle the Tenant to avoid the resiliation of the lease.

21.  BANKRUPTCY AND INSOLVENCY

     In the event that Tenant shall be adjudicated a bankrupt or make any general assignment for the benefit of creditors, or to the benefit of any insolvency or bankruptcy act, or if a receiver or trustee be appointed for
the  property   of  the  Tenant,  or  any  part  thereof,
the  present lease shall automatically terminate on the

                                    - 20 -
     occurrence of any of the aforesaid events without notice or delay, and Landlord shall be entitled to recover all arrears of Minimum Net Net Rental, Proportionate Expense Rental, and Additional Rental as well as six (6) months of future Minimum Net Net Rental, Proportionate Expense Rental and Additional Rental or such other accelerated amount that the law may at any time provide.

     The Tenant hereby irrevocably waives his right to repudiate this lease pursuant to section 65.2 of the Bankruptcy and Insolvency Act or any section passed to amend or replace it.

22.  MAINTENANCE AND REPAIRS

     Notwithstanding the provisions of Article 1864 of the Civil Code of the Province of Quebec, the Tenant, at its own expense shall operate, maintain and keep the Leased Premises including all facilities, equipment and services, both inside and outside, in such good order and condition, as they would be kept by a careful owner and shall promptly make all needed repairs and replacements to the Leased Premises which a careful owner would make (save and except for repairs required by structural or latent defects or major roof repairs during the first ten (10) years of the Term), including without limitation, the water, gas, drain and sewer connections, pipes and mains, electrical wiring, water closets, sinks and accessories thereof, and all equipment belonging to or connected with the Leased Premises or used in its operation.

     The Tenant shall also be responsible, at its sole expense, to wash the inside and outside of the windows the Premises and to maintain and clean the Premises daily.

23.  LEASEHOLD IMPROVEMENTS

     Subject to reasons or conditions which are beyond the reasonable control of the Landlord, the Landlord shall have built the building and shall have carried out the base building finishes and leasehold improvements as set forth in Schedules "B" and "B-1", attached hereto and initialled for identification, (hereinafter referred to as the Landlord's work), prior to July 1, 1995. All improvements in and to the Leased Premises other than those set out in Schedules "B" and "B-1" and any other documents agreed to by the parties shall be performed at the Tenant's sole cost and expense.

24.  IMPROVEMENTS AND ALTERATIONS

     The Tenant shall have the right to make at its own expense, with the prior written consent of the Landlord, which consent shall not be unreasonably withheld, additions, alterations and changes in the Leased Premises in compliance
with   the   following   conditions  (such  alterations  and
construction  of  new  or  additional  buildings   or
structures   being  hereinafter referred to as the "work").

     (a) Tenant shall furnish to Landlord plans and specifications showing in reasonably complete detail the work proposed to be carried out and the estimated cost thereof and Landlord shall approve or reject such plans and specifications within thirty (30) days after receipt of the same. If such plans and specifications are approved, all work shall be carried out in compliance with the same;

     (b) The value of the Leased Premises shall not, as a result of any work proposed to be carried on by Tenant, be less than the value of the Leased Premises before the commencement of such work and Landlord shall be the sole judge of such value;

     (c) All work shall be carried out as expeditiously and diligently as possible, and in a good workmanlike manner and in compliance with all applicable permits, authorizations and building and zoning by-laws and with all regulations and requirements of all competent authorities having jurisdiction over the Leased Premises; using first quality materials.

     (d) The Leased Premises shall at all times be free of all conditional bills of sale, workmen's and suppliers' hypothecs and other similar hypothecs and charges;

     (e) If the cost of any work shall be in excess of Twenty-five Thousand Dollars ($25,000.00) as reasonably estimated by Landlord, Landlord may require Tenant to furnish security satisfactory to Landlord guaranteeing the completion of the work and the payment of the cost thereof free and clear of all conditional bills of sale, pledges, privileges, workmen's and legal hypothec and other similar privileges and charges;

     (f) Tenant shall maintain such general liability insurance for the protection of Landlord and Tenant as Landlord may reasonably require; (g) All work, when completed, shall be comprised in, and form part of the Leased Premises and shall be subject to all the provisions of this lease and Tenant shall not have any right to claim compensation therefor and the same shall not be removed by Tenant on termination of this lease except as required by the Landlord at the time of its approval of the plans and specifications as described in section 24(a) hereof.

     (h) Tenant shall pay the Landlord all of its out-of-pocket expenses to have the plans and specifications of the Tenant approved together with an administration fee of fifteen percent (15%) thereon.

     The Tenant shall pay to the Landlord the amount of any increase for any insurance coverage or Real Estate Taxes or Capital Taxes to the extent that such increase is attributable to any action by the Tenant under this Section or any of the Landlord's Work set out in Section 23 hereof. Furthermore, the Tenant covenants that such insurance shall not thereby be liable to avoidance or cancellation by the insurer by reason of such changes, alterations, additions, or improvements.

     Notwithstanding anything contained in this lease,  if
any such repairs, alterations, decorations, additions, or improvements to the Premises or to any improvements installed by or on behalf of the Tenant for the Premises which are approved by the Landlord, effect the structure of the Premises or any part of the building, other than the Premises, such
work shall be performed  only  by  the   Landlord   and   the
Tenant   shall  pay  the Landlord  as  additional  rent,  upon
demand,  both  the Landlord's  cost relating   to  such
repairs, alterations, decorations, additions and improvements, including the fees of any architectural or engineering consultant, plus a sum equal to fifteen percent (15%) of the total costs thereof, representing the Landlord's overhead.
No repairs, alterations, additions, decorations or improvements to the Premises by or on behalf of the Tenant shall be permitted which may weaken or endanger the structure, adversely affect the condition or operation of the Premises, or the building, or diminish the value thereof, or restrict or reduce the Landlord's coverage for insurance purposes.

25.  MOVABLE HYPOTHEC

     The Tenant expressly undertakes to garnish the Premises at all times with furniture, fixtures and other movable effects whose market value shall be in an amount equivalent to one (1) year's Minimum Net Net Rental and the Proportionate Expense Rental. The Tenant represents and warrants that it is and shall always be the absolute and unconditional owner of the furniture, fixtures and other moveable effects garnishing the Premises at any time and from time to time and that the property presently garnishing the Premises is free and clear of all priorities, hypothecs, charges, guarantees and any other rights of any kind whatsoever existing in favour of persons other than the Landlord and that same are not subject to any instalment sales contract. The
Tenant expressly undertakes to maintain the furniture, fixtures and other movable effects garnishing the Premises at any time and from time to time, free and clear of all priorities, hypothecs, charges, guarantees and other rights of any kind whatsoever existing in favour of persons other than the Landlord or from any instalment sales contracts.

     For the purpose of securing the performance by the Tenant of all its obligations hereunder including, without limiting the generality of the foregoing, the payment of the Minimum Net Net Rental and the Proportionate Expense Rental, the Tenant hypothecates to and in favour of the Landlord the universality of furniture, fixtures and other movable effects, present and future, garnishing the Leased Premises
at any time and from time  to time,  to  the  extent   of  the
sum  of  Six  Hundred  Thousand  Dollars ($600,000.00).
The Tenant undertakes to pay all costs relating to the publicity of the present hypothec, including the costs of all renewals, notices, hypothecs, renunciations, assignments of priority, releases, discharges and mainlevees related thereto.

     The Tenant undertakes to maintain the property subject to the present hypothec in good condition without changing the destination thereof and to care for same as a prudent and diligent administrator so as not to diminish the security of the Landlord. The Tenant further undertakes to inform the Landlord in advance of any projected sale, transfer or alienation of the whole or any material portion of the property affected by the present hypothec.

26.  INFORMATION

     The Tenant authorizes the Landlord to obtain information relevant or necessary to the execution of this lease and, in particular, those relating to the Tenant's solvency and to establish a file in respect of such information. For these purposes, the Tenant authorizes any financial institution, agent of personal information, contractors and suppliers, and any other person with such information to communicate such information to the Landlord during the Term of the lease.

27.  UNDERSTANDING OF THIS LEASE

     Notwithstanding the fact that the Landlord drafted this lease and submitted it to the Tenant, the Tenant recognizes that the essential stipulations of this lease were negotiable and that he understands all of its stipulations and that the Landlord gave him adequate explanations with respect to the terms and conditions of this lease.

28.  DAMAGE AND DESTRUCTION

     In the event that the Leased Premises shall be destroyed or damaged, then:

     (a) if, in the opinion of Landlord, the damage or destruction is such that the Leased Premises are rendered wholly unfit for occupancy or it is impossible or unsafe to use and occupy them, and if in either event the damage, in the further reasonable opinion of Landlord (which shall be given by written notice to Tenant within sixty (60)days of the happening of such damage or destruction) cannot he repaired with reasonable diligence within one hundred and eighty
(180) days from the giving of such notice, either Landlord or Tenant may within fifteen (15)
          days next succeeding the giving of Landlord's opinion as aforesaid, terminate this lease by giving to the other notice in writing of such termination, in which event the Term of this lease shall cease and be at an end as of the date of such destruction or damage and the rent and all other payments for which Tenant is liable under the Terms of this lease shall be apportioned and paid in full to the date of such destruction or damage. In the event that neither Landlord nor Tenant so terminates this lease, rent and all other payments for which Tenant is liable hereunder shall abate from the date of the happening of the damage until the damage shall be made good to the extent of enabling Tenant to use and occupy the Leased
Premises;

     (b) if the damage be such that the Leased Premises are wholly unfit for occupancy, or if it is impossible or unsafe to use or occupy them but if in either event the damage, in the opinion of Landlord (which shall be given to Tenant within sixty (60) days from the happening of such damage) can be repaired with reasonable diligence within one hundred and eighty (180) days of the giving of such notice, rent and all other payments for which Tenant is liable hereunder shall abate from the date of the happening of the damage until the damage shall be made good to the extent of enabling Tenant to use and occupy the Leased Premises;

     (c) if, in the opinion of Landlord, the damage can be made good as aforesaid within one hundred and eighty
(180) days of the giving of such notice, and the damage is such that the Leased Premises are capable of being partially used for the purposes for which leased, until such damage has been repaired, rent and all other payments for which Tenant is liable hereunder shall abate in the proportion that the part of the Leased Premises rendered unfit for occupancy bears to the whole of the Leased Premises.

     In the event that the building is partially destroyed or damaged so as to affect twenty-five percent (25%) or more of the rentable area of the building containing the Leased Premises, or in the opinion of Landlord the building is rendered unsafe, and whether or not the Leased Premises are affected, and in the reasonable opinion of Landlord (which shall be given by written notice to Tenant within sixty
(60) days of the happening of such destruction), cannot be repaired with reasonable diligence within one hundred and eighty (180) days of the giving of such notice, Landlord may within fifteen (15) days next succeeding the giving of Landlord's opinion as aforesaid, terminate this lease by giving to Tenant notice in writing of such termination, in which event the Term of this lease shall cease and be at an end as of the date of such destruction or damage and the rent and all other payments for which the Tenant is liable under the Terms of this lease shall be apportioned and paid in full to the date of such destruction or damage.

     Nothing herein contained shall oblige Landlord to repair or reconstruct any leasehold alterations or improvements made to the Premises, including those made by the Landlord prior to the Date of Occupancy for the Tenant and as set out in Schedules "B" and "B-1" annexed hereto. On the contrary, all improvements in and to the Premises shall be the responsibility of Tenant, who shall be obliged to repair, replace and re-fixture them to a standard at least the equivalent of that which existed prior to the date of damage and destruction.

     Despite anything contained in this lease to the contrary, and without limiting Landlord's right or remedies hereunder, if damage or destruction occurs to the property, or any part thereof, by reason of any cause in respect of which there are no proceeds of insurance available to Landlord, or if the proceeds of insurance are insufficient to pay Landlord for the cost of rebuilding or making fit the Property, or any part thereof, or if any mortgagee or any person entitled to the proceeds of insurance does not consent to the payment to Landlord of such proceeds for such purpose, or if, such damage or destruction is caused by any fault or neglect of Tenant, or those for whom Tenant is in law responsible, or the Term of the lease which remains is less than twenty-four
(24) months, then Tenant agrees   that   Landlord   may,
without obligation or liability to Tenant, terminate this lease on thirty (30) days written notice to Tenant, and all rents shall be adjusted as of then, and Tenant shall vacate and surrender the leased premises on such termination date. Notwithstanding the above, the Landlord undertakes to insure the Property as a normally prudent landlord of a similar property would do.

     If any damage or destruction by fire is caused to the Building, the Property or the Premises, whether partial or not, is due to the fault or the neglect or the Tenant, its officers, agents, employees, servants, or invitees without prejudice to any other right or remedies of the Landlord and without prejudice to rights of subrogation of the Landlord's insurer:

          i)   Tenant shall be liable for all costs and damages;

          ii) the damages may be repaired by the Landlord at Tenant's expense;

          iii) Tenant shall forfeit its right to terminate this lease as provided in section 28(a); and

          iv) Tenant shall forfeit any abatement of rent provided in this article 28 and rent shall not abate;

29.  INSURANCE REQUIREMENTS

     Tenant shall not do or commit any act upon the Leased
Premises or bring into or keep upon the premises any article which will affect the fire risk or increase the rate of fire insurance or other insurance on the building.

     Tenant shall comply with the rules and requirements of the Insurers' Factory Mutual System and with the requirements of all insurance companies having policies of any kind whatsoever in effect covering the building, including policies insuring against tort or delictual liability.

     In no event shall any inflammable material, except for kinds and quantities required for ordinary office occupancy and permitted by the insurance policies covering
the  building,   or   any   explosives   or  radioactive
material whatsoever, be taken into the Leased

    Premises or retained therein, save and except for such materials which the Tenant notifies the Landlord in order that the Landlord can notify its insurance company.

     Should the rate of any type of insurance on the building be increased by reason of any violation of this lease by Tenant, Landlord, in addition to all other remedies, shall pay the amount of such increase, and the amount so paid shall become due and payable immediately by Tenant and collectible as Additional Rental.

     Tenant  shall  take  out  and keep in force during the
Term of this lease comprehensive general liability insurance in amounts and with policies in form satisfactory from time to time to Landlord and with insurers reasonably acceptable to Landlord, the comprehensive general liability
insurance   in  no  event  to  be  for  less  than  Five
Million  Dollars ($5,000,000.00),   inclusive  limits  and
all risks insurance covering furniture, fixtures and improvements in an amount equal to the full insurable value thereof. Certificates of insurance are to be delivered to Landlord, at the request of the Landlord. The comprehensive general liability insurance policy shall name Landlord as an additional insured as its interest may appear and the comprehensive general liability policy shall contain a cross liability clause. The cost of premium for each and every such policy shall be paid by Tenant. Tenant shall obtain from the insurers under the comprehensive general liability insurance policy, undertakings to notify Landlord in writing at least ten (10) days prior to any cancellation thereof.

     Tenant agrees that if Tenant fails to take out or to keep in force the comprehensive general liability insurance policy, Landlord will have the right to do so and to pay the premium therefor and in such event Tenant shall repay to Landlord the amount paid as premium, plus fifteen percent (15%) administration fee for doing so, which repayment shall be collectible as Additional Rental payable on the first day of the next month following the said payment of Landlord.

30.  CANCELLATION OF INSURANCE

     If any insurance policy on the Property or any part of it is cancelled or threatened by the insurer to be cancelled, or refused to be renewed, or if the coverage under it is reduced in any way by the insurer because of the use or occupation of any part of the Leased Premises by the Tenant or by any occupant of the Leased Premises, and if the Tenant fails to remedy the condition giving rise to the cancellation, threatened cancellation or reduction of coverage within forty-eight (48) working hours after notice by the Landlord, the Landlord may, either:

     (a) renter and take possession of the Leased Premises immediately by leaving upon the Leased Premises a notice of its intention to do so upon which the Landlord will have the same rights and remedies that are available to him under this lease or in virtue of the general law; or,

     (b) enter upon the Leased Premises and remedy the condition giving rise to the cancellation, threatened cancellation or reduction of coverage and the Tenant will immediately pay the costs and expenses to the Landlord, together with a fee of fifteen percent (15% ) of such costs and expenses representing the Landlord's overhead, which costs and expenses, may be collected by the Landlord as Additional Rent and the Landlord will not be liable for any damage or injury caused to any Property of the Tenant or others located on the Leased Premises as the result of the entry. Such an entry by the Landlord is not a re-entry or a breach of any covenant for quiet enjoyment.

     Tenant will pay the amount of any increase in insurance premiums on the whole of the Property of which the Leased Premises form part, if such increase is caused by Tenant's operations in the Leased Premises. Tenant covenants that nothing will be done or omitted to be done whereby any policy shall be cancelled or the Leased Premises rendered uninsurable.

31.  SUBORDINATION

     The Landlord declares that it may assign its rights under this lease to a lending institution as collateral security for a loan to the Landlord and in the event that such an assignment is given and executed by the Landlord and notification thereof is given to the Tenant by or on behalf of the Landlord, it is expressly agreed between the Landlord and Tenant that this lease shall not be cancelled or modified for any reason whatsoever without the consent in writing of such lending institution.

     Tenant hereby covenants and agrees that it will and whenever reasonably required by Landlord and at Landlord's expense, consent to and become a party to any instrument or instruments permitting a mortgage, trust deed or hypothec to be placed on the Property, or any part thereof which the Leased Premises are a part as security for any indebtedness covered by the said trust deed, mortgage or hypothec in order to subordinate this lease to the said trust deed, mortgage or hypothec.

     Notwithstanding the above, the parties agree that this section will only be applicable to the Tenant if the Landlord obtains a non-disturbance agreement from its mortgage creditor registered against the Property.

32.  ATTORNEY

     The Tenant will, upon request of the Landlord or the mortgagee, hypothecary creditor or any person having an interest in the project, execute and deliver promptly those instruments and certificates referred to in Section
31 above which are requested by the Landlord. However, if ten (10) days after the date of request by the Landlord the Tenant has not executed and delivered them, the Tenant hereby irrevocably appoints the Landlord as the Tenant's attorney with full power and authority to execute and deliver in the name of the Tenant the instruments and certificates required.

33.  LETTER OF CREDIT

     The Tenant has delivered to the Landlord, an irrevocable letter of credit in the amount of Two Million Dollars ($2,000,000.00) CDN currency with a Canadian Chartered Bank acceptable to the Landlord. Provided the Tenant is not in default, the letter of credit will be renewed annually on a declining basis reducing by Four Hundred Thousand Dollars ($400,000.00)annually.

34.  OPTION TO LEASE ADDITIONAL SPACE

     Provided it has exercised its right to expand the
Premises set out in section 1 hereof, Tenant will have the option of increasing the area of the Premises  during  the  first  eight  (8)
years of the Term by advising the Landlord in writing that it requires no less then ten thousand square feet (10,000) on an additional floor and the Landlord undertakes to provide said additional space by adding an additional floor to the Building finished in the same manner and quality with respect to leasehold improvements as the existing building and under the same terms and conditions as in this Lease including, without limitation, the Minimum Net Net Rental rates set out herein. Should the Tenant so advise the Landlord, the Term of the Lease for the additional space shall commence no sooner than one hundred and twenty (120) days after the date of the notice and its termination shall coincide with the expiration of the Term. All other terms and conditions of this Lease shall apply to the Lease of the additional space. Should the Tenant exercise this option to lease additional space after the tenth (10th) year of the Term, it must first renew the Lease for a further term of seven (7) years.

35.  CLEANING, LANDSCAPING AND GARBAGE DISPOSAL

     The Landlord shall not provide window cleaning of the inside or outside windows and the Tenant shall contract out, at its own costs, such services and shall have the obligation to maintain such windows in a clean manner. The Landlord shall landscape the outside area of the Premises to the standards of landscaping and of maintenance for a first class rental property. The Landlord will not provide for any garbage removal except for the public services related thereto and dispensed by the public parties from time to time.

36.  FAILURE TO DELIVER

     It is understood and agreed that should the Landlord fail to break ground for the Tenant's premises on or before April 3, 1995 and give written notice to this effect to the Tenant. The Tenant may, at its sole option and discretion cancel this agreement by providing the Landlord written notice no less than five (5) business days following Landlord's notification that the Tenant intends to cancel this agreement and the letter of credit held by the Landlord shall be returned to the Tenant without reserve and this agreement shall be deemed null and void and of no material effect, without any further liability for either party.

37.  ENVIRONMENTAL WARRANTY

     The Landlord represents and warrants that neither the Premises nor the Property contain any asbestos, polychlorinated biphenyls (PCBs), urea formaldehyde foam or other pollutants or contaminants. Furthermore, the Landlord agrees to indemnify the Tenant for any payment, loss or other damage incurred as a result of any and all breaches of this warranty.

38.  BROKERAGE COMMISSION

     The Tenant represents and warrants to the Landlord that no broker or agent negotiated or was instrumental in negotiating or consummating this Lease other than Colliers Pierremont Inc. whose commission shall be paid by the Landlord, the whole as set out in an agreement to be reached with the said broker.

39.  INDEMN1FICATION

     The Landlord shall not be liable nor responsible in any way for any injury of any nature whatsoever that may be suffered or sustained by the Tenant or any employee, agent or customer of the Tenant or any other person who may be upon the Leased Premises or for any loss of or damage to any property belonging to the Tenant or to its employees or to any other person while such property is on the leased Premises and in particular (but without limiting the generality of the foregoing) the Landlord shall not be liable for any damage or damages of any nature whatsoever to any such property caused by the failure, by reason of a breakdown or other cause, to supply adequate drainage, snow or ice removal, or by reason of the interruption of any public utility or service or in the event of steam, water, rain or snow which may leak into, issue or flow from any part of the building or from the water, steam, sprinkler, or drainage pipes or plumbing works of the same, or from any other place or quarter or for any damage caused by anything done or omitted by any tenant, except as may be caused by its own negligence or the negligence of its employees, agents and contractors, but the Landlord shall use all reasonable diligence to remedy such condition, failure or interruption of service when not directly or indirectly attributable to the Tenant, after notice of same, when it is within its power and obligation so to do. Nor shall the Tenant be entitled to any abatement of Minimum Net
Net Rental
     and Additional Rental in respect of any such condition, failure or interruption of service.

     The Tenant will indemnify and save harmless the Landlord from and against all fines, liability, damage suits, claims, demands and actions of any kind or nature which the Landlord shall or may become liable for or suffer by reason of any breach, violation or non-performance by the Tenant of any covenant, term or provision hereof or by reason of any injury (including death resulting at any time therefrom) or damage to property occasioned to or suffered by any person or persons including the Landlord by reason of any such breach, violation or non-performance or of any wrongful act, neglect, or default on the part of the Tenant or any of its employees or officers.

40.  CONDITION OF PREMISES

     Within sixty (60) days of occupancy, the Tenant shall notify the Landlord of any defects and faults in the Premises as a result of the Landlord's work, and failing the giving of notice, the Tenant shall be deemed to be satisfied with the Landlord's work and to have accepted same in the then existing condition and the Landlord shall not have any further obligations with respect to any defects and faults or anything related to the Landlord's work, except for structural or latent defects and items covered by the warranty of third parties.

41.  OUTSIDE AREAS

     The Tenant shall not use any part of the exterior parking and loading areas or any other areas outside the Leased Premises for any purpose other than parking, shipping or receiving in the areas designated by the Landlord for same.

42.  PERMITS, ETC.

     The Tenant shall obtain all necessary permits and licenses required for the occupancy and carrying on of its business.

43.  HEATING

     Tenant shall suitably heat the Leased Premises at its own cost and expense.

                                    - 34 -
44.  SIGNS

     The Tenant or subtenant shall be entitled to install on the leased Premises such signs as are normally installed in connection with its business, provided such signs comply with municipal by-laws and are approved by the Landlord in accordance with its criteria, which approval shall not be unreasonably withheld. The sign may be attached to the upper part of the building. Installation, if approved, will be at the sole expense of the Tenant. At the expiration of this lease, Tenant shall remove its signs at its own cost. Tenant shall be responsible for any and all damages incurred by the removal of its signs, and shall restore that portion of the building or the Property to its original condition.

45.  RIGHT OF ENTRY

     Upon a twenty-four (24) hour notice, the Landlord shall have the right to exhibit the Property from time to time to any prospective mortgagee, purchaser or Tenant at all reasonable hours.

     The Tenant hereby renounces to Article 1885 of the Civil Code.

     Landlord shall have the right at all times during the Term of this lease to place upon the Leased Premises a notice of reasonable dimensions and reasonably placed so as not to interfere with the business of Tenant, stating that the Leased Premises are for sale and, for six (6) months prior to the end of the Term, Landlord shall have the right to place upon the Leased Premises a similar notice that the Leased Premises are for rent and Tenant will not remove such notice or knowingly permit same to be removed.

46.  DISTURBANCE

     The Tenant will not hold the Landlord in any way responsible for any damages or annoyance which the Tenant tray sustain through the fault of any Tenant or Tenants who occupy any premises adjacent to, near or above the Leased Premises, and not use the Leased Premises for any purpose, notwithstanding anything state herein, which may cause noise, disturbance or noxious odours. to the discomfort of other tenants and neighbours, and renounces to any claims he may have or acquire against the Landlord under
Article 1861 of the Civil Code of the Province of Quebec. Notwithstanding the above, the Landlord will use its best efforts to resolve any disturbances caused by any other tenants or neighbours.

47.  NOTICE AND DEMANDS

     Any notice or demand given by the Landlord to the Tenant shall be deemed to be duly given when served upon the Tenant personally, or when mailed (registered) to the Tenant at the address of the premises, provided that the notice is addressed to the attention of the President with a copy to the Corporate Secretary. The Tenant elects domicile at the Leased Premises for the purpose of service of all notices, writs of summons or other legal documents in any suit at law, action or proceeding which the Landlord may take under this lease.

     Any notice or demand given by the Tenant to the Landlord shall be deemed to be duly given when served upon the Landlord personally or when mailed (registered) to the Landlord at the address designated by the Landlord for purposes of payment of rent hereunder.

48.  RULES AND REGULATIONS

     The Landlord shall have the right at its discretion to make reasonable rules and regulations not contrary to the spirit and intent of this lease which may from time to time be needful for the safety, care, cleanliness and proper administration of the Property including the Leased Premises, and for the preservation of good order therein, and the same be observed and performed by the Tenant and by the clerks, servants, employees, agents and customers of the Tenant, and all such rules and regulations now or hereafter to be established by the Landlord as herein provided shall form part of this lease as if now set forth at length herein.

49.  PUBLICATION

     The rights resulting from the present Lease may be published against the title to the Property, by way of a summary to which shall be annexed an abbreviated  form of the Lease, which  shall  not  contain
any  financial information  in   order  to  keep  such
financial information from the public. The said abbreviated lease and summary forms shall be prepared and completed by the Tenant who shall submit them for prior written approval by the

                                    - 36 -
     Landlord or its legal counsel prior to depositing same at the registry office for publication. The provisions of this Lease shall take precedence over the provisions of the abbreviated lease which shall be executed by the parties for publication reasons only. The publication costs and the costs for providing copy of the said summary to the Landlord shall also be at the Tenant's expense. Should this Lease be published by way of a summary, the Tenant shall, at the termination of the Lease, cause the registration of such summary to be cancelled at its expense, failing which the Landlord will have the right to cause such cancellation and charge the Tenant with the cost of same.

50.  WASTE OR GARBAGE

     The Tenant agrees that it will keep the Leased Premises in a clean and tidy condition and will not permit waste paper, garbage, ashes, waste, debris or other objectionable material to accumulate thereon. Tenant shall arrange for removal and disposal of waste or garbage at its sole expense.

51.  ODOURS, DUST OR NOISE

     The Tenant warrants that no noxious odours, dust or unreasonable noise will emanate from the Leased Premises as a result of the operations conducted by the Tenant therein and Tenant further covenants that it will not cause or maintain any nuisance in, at or on the Leased Premises and/or the Property. Accordingly, the Tenant agrees that should such noxious odour, dust, or noise conditions exist, it will, at its own expense, take such steps as may be necessary to rectify tire same, provided further that if the Tenant shall fail to commence to do so within forty-eight
(48) hours and complete the same within a reasonable time after notice is received by the Tenant from Landlord, then the Landlord tray, at its option and without prejudice to its other rights or recourses:

     (a) notify Tenant that it must shut down all its operations in the Leased Premises; and

     (b) Landlord may proceed forthwith to take reasonable measures to correct the situation and the Landlord shall be entitled to cover the cost thereof from the Tenant forthwith upon demand, plus an administrative fee of fifteen percent (15%) for doing so, which shall be charged to Tenant as additional rent, such cost to be considered as Additional Rental hereunder.

52.  MANAGEMENT OF PROPERTY

     The Landlord shall have the right to have the Property managed by a property management corporation that it designates in writing from time to time.

53.  CUMULATIVE REMEDIES

     No reference to or exercise of any specific right or remedy by the Landlord shall preclude the Landlord from or prejudice the Landlord in exercising any other right under this lease in pursuing any other remedy or maintaining any action to which it may otherwise be entitled at law.

54.  ACCORD AND SATISFACTION

     No payment by the Tenant or receipt by the Landlord of a lesser amount other than the monthly payment of Minimum Net Net Rental is to be construed as other than on account of the earliest stipulated Minimum Net Net Rental and/or Property Expense rental and/or Additional Rental nor is any endorsement or statement on any cheque or any letter accompanying any cheque or payment as rent to be considered in acknowledgement of full payment or an accord and satisfaction, and the Landlord may accept payment and cash cheques without prejudice to the Landlord's right to recover the balance of the rent or pursue its other remedies.

55.  WAIVER OF COMPENSATION

     The Tenant hereby waives and renounces any and all existing and future claims, offsets and compensation against any Minimum Net Net Rental and Additional Rental or other amounts due hereunder and agrees to pay such Minimum Net Net Rental and Additional Rental and other amounts regardless of any claim, offset or compensation which may be asserted by the Tenant or on its behalf.

56.  ACCESS

     Upon a twenty-four (24) hour notice (except in an emergency), the Landlord shall have the right of access to the Leased Premises only during business hours except in an emergency, to perform such work as it chooses to do upon the Leased Premises, the Tenant renouncing any claim to any indemnity or diminution of rent provided the same be carried out with reasonable diligence.

57.  FLOOR LOADING

     Tenant shall not bring upon the Leased Premises or any part thereof any machinery, equipment, article or thing that by reason of its weight or size might damage the Leased Premises and will not at any time overload the floors of the Leased Premises and if any damage is caused to the Leased Premises by any machinery, equipment, article or thing or by overloading or by any act, neglect or misuse on the part of Tenant or any of its servants, agents or employees or any person having business with Tenant, Tenant will forthwith pay to Landlord the cost of making good the same.

58.  SUCCESSORS AND ASSIGNS

     This lease binds and benefits the parties and their respective heirs, executors, administrators, successors and assigns as limited in this lease.

59.  DESCRIPTIVE HEADINGS

     The descriptive headings of this lease are inserted for convenience in reference for possible registration purposes only and do not constitute a part of this lease.

60.  INTERPRETATION

     This lease shall be construed and governed by the laws of the Province of Quebec. Should any of the provisions of this least and/or its conditions be illegal or not enforceable under the laws of the Province of Quebec, it or they shall be considered severable and the lease and its conditions shall remain in force and be binding upon the parties as though the said provisions or conditions had never been included.

61.  WAIVER OF RESPONSIBILITY

     Landlord and Tenant shall not be liable for failure or delays in performing any of their obligations hereunder, should such failure or delays be caused by fire or other casualty, war, disaster, riots, strikes, walk-outs, acts of God, or other causes, except monetary inability beyond Landlord's or Tenant's reasonable control.

62.  LANGUAGE

     The Tenant hereby confirms that it has requested that the present document be drafted in the English language.
Le Locataire certifie qu'il a requis que les presentes soient redigees en anglais.



IN WITNESS WHEREOF THE PARTIES  HERETO  HAVE SIGNED THE
FOREGOING DEED OF LEASE AT THE DATE AND PLACE
HEREINABOVE MENTIONED.



                         LIBERTY SITES LTD.



/s/Helga Steiner         Per: /s/Sandra Levy
Witness:                      Sandra Levy



                           CONSOLTEX INC.



/s/Caroline Dandavino     Per: /s/Jean Talbot
Witness:                      Jean Talbot


                         Per: /s/C. Suzanne Crawford
                              C. Suzanne Crawford

EXTRACT OF A RESOLUTION OF THE BOARD OF DIRECTORS  OF
CONSOLTEX INC. CONSENTED TO BY ALL OF THE DIRECTORS OF THE
COMPANY AS OF THE FIRST  (1ST)  DAY  OF APRIL 1995.



BE IT RESOLVED AND TT IS HEREBY RESOLVED:



     THAT  this  Corporation  lease  from  Liberty  Sites
Ltd. a portion of the building  to  be  built  by  Liberty
Sites  Ltd. and to be  situated  at  8555  Trans-Canada
Highway,  in  the  City  of  St.  Laurent,  Province  of
Quebec, containing an office area of approximately
thirty-seven  thousand  five hundred
square feet (37,500 sq.ft.) for a term of fifteen (15)
years and six (6) months commencing on July 1, 1995,
together with one (1) option to renew of  five  (5)
years, the whole pursuant to the terms of a draft lease approved by the directors;



     THAT Jean Talbot, the Senior Vice President, Finance and Administration and C. Suzanne Crawford, the Director, Legal Affairs and Corporate Secretary, be and are hereby authorized to execute the lease, and to furthermore sign such further documents and do such things that may be necessary or incidental in connection with the foregoing.



     TRUE copy of a resolution of Consoltex Inc. adopted on the 26{th} day of April, 1995, in full compliance with the relevant provisions of the articles and by-laws of the Corporation, which resolution is presently in force, without amendment.



CERTIFIED in Montreal as of the 26{th} day of April, 1995.




                    Name: /s/C. Suzanne Crawford
                          C. Suzanne Crawford

                                                  EXHIBIT 10.6


       AGREEMENT OF LEASE FOR THE BALSON-HERCULES GROUP LTD.
    =========================================================


STANDARD FORM OF LOFT LEASE
The Real Estate Board of New York, Inc.
Copyright 1982.  All Rights Reserved.
Reproduction in whole or in part prohibited.

AGREEMENT  OF  LEASE,  MADE   AS  OF THIS 3{RD} DAY OF MAY,
1996,   BETWEEN   ROSENTHAL   ASSOCIATES    (A   NEW   YORK
PARTNERSHIP), EDYTHE GLADSTEIN, RHODA HERRICK AND ROBERT M.
ROSENTHAL, EACH HAVING AN OFFICE C/O ROSENTHAL  ASSOCIATES,
1040  AVENUE  OF  THE  AMERICAS,  NEW YORK, NEW YORK 10018,
PARTY OF THE FIRST PART, HEREINAFTER  REFERRED TO AS OWNER,
AND  THE  BALSON-HERCULES  GROUP,  LTD.,  A   RHODE  ISLAND
CORPORATION, HAVING AN OFFICE AT 30 IRVING PLACE, NEW YORK,
NEW  YORK  10003,  PARTY  OF  THE  SECOND PART, HEREINAFTER
REFERRED TO AS TENANT.

WITNESSETH:   Owner  hereby  leases to  Tenant  and  Tenant
hereby hires from Owner the entire  rentable space on sixth
(6th) floor (as depicted on the floor  plan  annexed hereto
as  Exhibit  "A"  and  made a part hereof) in the  building
known as 1040 Avenue of  the  Americas  (the "Building") in
the Borough of Manhattan, City of New York, for the term to
commence on June 1, 1996 (the "Commencement  Date")  and to
end  on  August 31,  2006 (the "Expiration Date") (or until
such term shall sooner cease and expire as
hereinafter  provided)  both  dates  inclusive, at the
annual  rental  rates set forth in Article  41  hereof
which Tenant agrees  to  pay  in  lawful  money of the
United
States which shall be legal tender in payment  of  all
debts  and  dues,  public  and private, at the time of
payment, in equal monthly installments  in  advance on
the first day of each month during said term,  at  the
office  of  Owner  or  such  other  place as Owner may
designate,   without   any   set   off   or  deduction
whatsoever, except that Tenant shall pay the first monthly instalment on the execution hereof (unless this lease be a renewal).

     In the event that,  at the commencement of the term of
this lease, or the reafter
Tenant shall be in default  in the payment of rent to Owner
pursuant to the terms of
another  lease with Owner or with  Owner's  predecessor  in
interest, Owner may at
Owner's option  and without notice to Tenant add the amount
of such arrears to any
monthly instalment  of  rent payable hereunder and the same
shall be payable to
Owner as additional rent.
     The  parties  hereto,  for  themselves,  their  heirs,
distributees, executors,
administrators,  legal   representatives,   successors  and
assigns, hereby covenant as
follows:


Occupancy:
1. Tenant shall pay the rent as above and as hereinafter provided.

USE:

2.   TENANT  SHALL  USE  AND  OCCUPY  DEMISED PREMISES  FOR
EXECUTIVE AND ADMINISTRATIVE OFFICES PROVIDED  SUCH  USE IS
IN  ACCORDANCE  WITH  THE  CERTIFICATE OF OCCUPANCY FOR THE
BUILDING, IF ANY, AND FOR NO OTHER PURPOSE.
ALTERATIONS:

3.   Tenant shall make no changes  in  or  to  the  demised
premises  of  any  nature  without  Owner's  prior  written
consent.   Subject  to  the prior written consent of Owner,
and to the provisions of  this  article, Tenant at Tenant's
expense, may make alterations, installations,  additions or
improvements  which  are  non-structural and which  do  not
affect utility services or  plumbing  and electrical lines,
in  or  to  the  interior  of  the  demised premises  using
contractors or mechanics first approved  by  Owner.  Tenant
shall,  as  its  expense,  before  making  any alterations,
additions,   installations   or  improvements  obtain   all
permits,  approval  and  certificates   required   by   any
governmental   or   quasi-governmental   bodies  and  (upon
completion)  certificates  of  final approval  thereof  and
shall  deliver promptly duplicates  of  all  such  permits,
approvals  and  certificates  to  Owner.   Tenant agrees to
carry   and  will  cause  Tenant's  contractors  and   sub-
contractors  to  carry such workman's compensation, general
liability, personal  and property damage insurance as Owner
may require.  If any mechanic's  lien  is filed against the
demised premises, or the building of which the same forms a
part, for work claimed to have been done  for, or materials
furnished to, Tenant, whether or not done pursuant  to this
article,  the  same  shall  be  discharged by Tenant within
thirty days thereafter, at Tenant's  expense, by filing the
bond required by law or otherwise.  All  fixtures  and  all
paneling,  partitions,  railings  and  like  installations,
installed in the premises at any time, either  by Tenant or
by  Owner  on  Tenant's  behalf,  shall, upon installation,
become the property of Owner and shall  remain  upon and be
surrendered  with  the  demised  premises unless Owner,  by
notice to Tenant no later than twenty  days  prior  to  the
date  fixed  as  the  termination  of this lease, elects to
relinquish Owner's right thereto and  to  have them removed
by  Tenant, in which event the same shall be  removed  from
the demised  premises  by Tenant prior to the expiration of
the lease, at Tenant's expense.   Nothing  in  this Article
shall  be  construed  to give Owner title to or to  prevent
Tenant's  removal  of  trade  [fixtures],  moveable  office
furniture and equipment,  but upon removal of any such from
the premises or upon removal  of other installations as may
be required by Owner.  Tenant shall  immediately and at its
expense, repair and restore the premises  so  the condition
existing prior to installation and repair any damage to the
demised premises or the building due to such removal.   All
property permitted or required to be removed, by Tenant at the end of the term remaining in the premises after Tenant's removal shall be deemed abandoned and may, at the election of Owner, either be retained as Owner's property or removed from the premises by Owner, at Tenant's expense.

Repairs:

4.   Owner shall maintain  and  repair  the exterior of and
the  public  portions  of  the  building.   Tenant   shall,
throughout the term of this lease, take good care of the demised premises including the bathrooms and lavatory facilities (if the demised premises encompass the entire floor of the building) and the windows and window frames and the fixtures and appurtenances therein and at Tenant's sole costs and expense promptly make all repairs thereto and to the building, whether structural or non-structural in nature, caused by or resulting  from  the  carelessness,  omission,  neglects or
improper  conduct  of Tenant, Tenant's servants, employees,
invitees, or licensees,  and  whether  or  not arising from
such  Tenant  conduct or omission, when required  by  other
provisions of this lease, including Article 6, Tenant shall
also repair all  damage  to  the  building  and the demised
premises   caused  by  the  moving  of  Tenant's  fixtures,
furniture or equipment.  All the aforesaid repairs shall be
of  quality  of   class  equal  to  the  original  work  or
construction.  If Tenant  fails,  after ten days notice, to
proceed with due diligence to make  repairs  required to be
made  by Tenant, the same may be made by the Owner  at  the
expense  of  Tenant,  and  the expenses thereof incurred by
Owner  shall  be collectible,  as  additional  rent,  after
rendition of a  bill or statement therefor.  If the demised
premises be or become  infested  with vermin, Tenant shall,
at its expense, cause the same to  be exterminated.  Tenant
shall give Owner prompt notice of any  defective  condition
in any plumbing, heating system or electrical lines located
in  the demised premises and following such notice.   Owner
shall  remedy  the condition with due diligence, but at the
expense of Tenant, if repairs are necessitated by damage or
injury attributable  to Tenant.  Tenant's servants, agents,
employees, invitees or  licensees  as aforesaid.  Except as
specifically  provided in Article 9 or  elsewhere  in  this
lease, there shall  be  no  allowance  to  the Tenant for a
diminution of rental value and no liability  on the part of
Owner  by reason of inconvenience, annoyance or  injury  to
business  arising  from  Owner,  Tenant or others making or
failing  to  make  any repairs, alterations,  additions  or
improvements in or to  any  portion  of the building or the
demised  premises or in and to the fixtures,  appurtenances
or equipment  thereof.   The  provisions  of this Article 4
with respect to the making of repairs shall not apply in the case of fire or other casualty with regard to which
Article 9 hereof shall apply.

Window Cleaning:

5. Tenant will not clean nor require, permit, suffer or allow any window in the demised premises to be cleaned from the outside in violation of Section 202 of the New York
State Labor Law or any other applicable law or of the Rules of the Board of Standards and Appeals or of any other Board or body having or asserting jurisdiction.

Requirements of Law, Fire Insurance, Floor Loads:

6.   Prior to the commencement of the lease term, if Tenant
is then in possession, and at all times thereafter,  Tenant
shall,  at  Tenant's sole cost and expense, promptly comply
with all present and future laws, orders and regulations of
all  state,  federal,   municipal  and  local  governments,
departments, commissions  and  boards  and any direction of
any public officer pursuant to law, and  all  orders, rules
and regulations of the New York Board of Fire Underwriters,
or the Insurance Services Office, or any similar body which
shall  impose  any violation, order or duty upon  Owner  or
Tenant with respect to the demised premises, whether or not
arising out of Tenant's  use  or manner of use thereof, or,
with respects to the building,  if  arising out of Tenant's
use  or  manner  of  use  of  the demised premises  or  the
building  (including the use permitted  under  the  lease).
Except as provided  in  Article  30  hereof, nothing herein
shall  require  Tenant  to  make  structural   repairs   or
alterations  unless Tenant has, by its manner of use of the
demised premises  or  method of operation therein, violated
any such laws, ordinances,  orders,  rules,  regulations or
requirements with respect thereto.  Tenant shall  not do or
permit  any  act  or  thing to be done in or to the demised
premises which is contrary to law, or which will invalidate
or be in conflict with  public  liability,  fire  or  other
policies  of  insurance  at  any time carried by or for the
benefit of Owner, Tenant shall  not  keep  anything  in the
demised  premises  except as now or hereafter permitted  by
the  Fire Department,  Board  of  Fire  Underwriters,  Fire
Insurance  rating  Organization  and other authority having
jurisdiction,  and  then  only  in  such  manner  and  such
quantity so as not to increase the rate  for fire insurance
applicable  to  the  building,  nor use the premises  in  a
manner  which  will  increase the insurance  rate  for  the
building  or any property  located  therein  over  that  in
effect prior to the commencement of Tenant's occupancy.  If
by reason of  failure to comply with the foregoing the fire
insurance rate  shall, at the beginning of this lease or at
any time thereafter,  be higher than it otherwise would be,
then  Tenant  shall reimburse  Owner,  as  additional  rent
hereunder, for  that portion of all fire insurance premiums
thereafter paid by  Owner  which  shall  have  been charged
because  of  such  failure  by  Tenant.   In any action  or
proceeding wherein Owner and Tenant are parties, a schedule
or  "make-up" or rate for the building or demised  premises
issued  by a body making fire insurance rates applicable to
said premises  shall  be  conclusive  evidence of the facts
therein stated and of the several items  and charges in the
fire  insurance  rates  then  applicable to said  premises.
Tenant shall not place a load upon any floor of the demised
premises  exceeding the floor load  per  square  foot  area
which it was designed to carry and which is allowed by law.
Owner reserves  the  right  to  prescribe  the  weight  and
position  of  all  safes,  business machines and mechanical
equipment.   Such  installations   shall   be   placed  and
maintained by Tenant, at Tenant's expense, in setting sufficient, in Owner's judgement, to absorb and prevent vibration, noise and annoyance.

Subordination:

7.    This lease is subject and subordinate  to  all ground
or underlying leases and to all mortgages which may  now or
hereafter  affect such leases or the real property of which
demised  premises   are   a   part  and  to  all  renewals,
modifications, consolidations,  replacements and extensions
of any such underlying leases and  mortgages.   This clause
shall  be  self-operative  and  no  further  instrument  or
subordination shall be required by any ground or underlying
lessor or by any mortgagee, affecting any lease or the real
property  of  which  the  demised premises are a part.   In
confirmation of such subordination, Tenant shall execute promptly any certificate that Owner may request.

Property - Loss, Damage, Reimbursement, Indemnity:

8.    Owner  or  its  agents  shall  not  be liable for any
damage  to  property  of Tenant or of others entrusted   to
employees of the building, not for loss of or damage to any
property of Tenant by thefts  or  otherwise,  nor  for  any
injury  or damage to persons or property resulting from any
cause of  whatsoever nature, unless caused by or due to the
negligence  of  Owner,  its  agents, servants or employees:
Owner or its agents shall not  be  liable  for  any  damage
caused  by  other tenants or persons in, upon or about said
building or caused  by  operations  in  connection  of  any
private,  public  or quasi public work.  If at any time any
windows of the demised  premises  are  temporarily  closed,
darkened  or  bricked  up (permanently closed, darkened  or
bricked up, if required  by  law) for any reason whatsoever
including,  but not limited to  Owner's  own  acts.   Owner
shall not be  liable  for  any  damage  Tenant  may sustain
thereby   and   Tenant   shall   not  be  entitled  to  any
compensation therefor nor abatement  or  diminution of rent
nor  shall  the  same  release Tenant from its  obligations
hereunder  nor  constitute   an   eviction.   Tenant  shall
indemnify  and  save harmless Owner against  and  from  all
liabilities, obligations, damaged, penalties, claims, costs
and expenses for  which  Owner  shall  not be reimbursed by
insurance,  including  reasonable  attorney's  fees,  paid,
suffered or incurred as a result of  any  breach by Tenant,
Tenant's  agents,  contractors,  employees,  invitees,   or
licensees,  of  any covenant or condition of this lease, or
the carelessness,  negligence  or  improper  conduct of the
Tenant,  Tenant's Agents, contractors, employees,  invitees
or licensees.   Tenant's liability under this lease extends
to the acts and omissions of any sub-tenant, and any agent,
contractor, employee,  invitee  or  licensee  of  any  sub-
tenant.   In  case  any  action  or  proceeding  is brought
against Owner by reason of any such claim, Tenant, upon written notice from Owner, will, at Tenant's expense, resign or defend such action or proceeding by counsel approved by Owner in writing, such approval not to be unreasonably withheld.

Destruction, Fire and Other Casualty:

9.    (a) If the demised premises or any part thereof shall
be  damaged  by fire or other casualty, Tenant  shall  give
immediate notice  thereof  to  Owner  and  this lease shall
continue in full force and effect except as hereinafter set
forth.   (b) If the demised premises are partially  damaged
or rendered  partially  unusable by fire or other casualty,
the damages thereto shall be repaired by and at the expense
of  Owner  and  the  rent,  until   such  repair  shall  be
substantially completed, shall be apportioned from the day following the casualty according to the part of the premises which is usable. (c) If the demised premises are totally damaged or rendered wholly unusable by fire or other casualty, then the rent shall be proportionately paid up to the [time] the date when the premises shall have been repaired and restored by Owner, subject to Owner's right to elect not to restore the same as hereinafter provided. (d)
If  the  demised premises are rendered wholly  unusable  or

(whether or  not  the demised premises are damaged in whole
or in part) if the  building shall be so damaged that Owner
shall decide to demolish  it  or to rebuild it, then in any
of such events, Owner may elect  to terminate this lease by
written notice to Tenant, given within  90  days after such
fire  or casualty, specifying a date for the expiration  of
the lease,  which date shall not be more than 60 days after
the giving of  such  notice, and upon the date specified in
such notice the term of  this  lease  shall expire as fully
and  completely  as if such date were the  date  set  forth
above for the termination  of  this  lease and Tenant shall
forthwith quit, surrender and vacate the  premises  without
prejudice  however,  to Owner's rights and remedies against
Tenant under the lease  provisions  in effect prior to such
termination, and any rent owing shall  be  paid  up to such
date and any payments of rent made by Tenant which  were on
account  of  any  period  subsequent  to such date shall be
returned to Tenant.  Unless Owner shall serve a termination
notice  as  provided  for  herein.   Owner shall  make  the
repairs and restorations under the conditions  of  (b)  and
(c)  hereof,  with  all  reasonable  expedition, subject to
delays  due  to  adjustment  of  insurance   claims,  labor
troubles and causes beyond Owner's control.  After any such
casualty,  Tenant shall cooperate with Owner's  restoration
for removing  from  the  premises as promptly as reasonably
possible, all of Tenant's salvageable inventory and movable
equipment,  furniture,  and   other   property.    Tenant's
liability for rent shall resume five (5) days after written
notice from Owner that the premises are substantially ready
for  Tenant's occupancy.  (e) Nothing contained hereinabove
shall  relieve  Tenant  from  liability that may exist as a
result   of   damage   from   fire   or   other   casualty.
Notwithstanding the foregoing, each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty, and to the extent that such insurance is in force and collectible and to the extent permitted by law. Owner and Tenant each hereby releases and waives all right of recovery against the other or any one claiming through or under each of them by way of subrogation or otherwise. The foregoing release and waiver shall be in force only if both releasors' insurance policies contain a clause providing that such a release or waiver shall not invalidate the insurance. If, and to the extent, that such waiver can be obtained only by the payment of additional premiums, then the parts benefiting from the waiver shall pay such premium within ten days after written demand or shall be deemed to have agreed that the party obtaining insurance coverage shall be free of any further obligation under the provisions hereof with respect to waiver of subrogation. Tenant acknowledges that Owner will not carry insurance on Tenant's furniture and or furnishings or any fixtures or equipment, improvements, or appurtenances removable by Tenant and agrees that Owner will not be obligated to repair any damage thereto or replace the same. (f) Tenant hereby waives the provisions of Section 227 of the Real Property Law and agrees that the provisions of this article shall govern and control in lieu thereof.

Eminent Domain:

10. If the whole or any part of the demised premises shall be acquired or condemned by Eminent Domain for any public or quasi public use or purpose, then and in that event, the term of this lease shall cease and terminate from the date of title vesting in such proceeding and Tenant shall have no claim for the value of any unexpired term of said lease.

Assignment, Mortgage, Etc.:

11.   Tenant,   for  itself,   its   heirs,   distributees,
executors,    administrators,     legal    representatives,
successors and assigns, expressly covenants  that  it shall
not  assign,  mortgage  or  encumber  this  agreement,  nor
underlet,  or  suffer or permit the demised premises or any
part thereof to  be  used  by  others,  without  the  prior
written consent of Owner in each instance.  Transfer of the
majority of the stock of a corporate Tenant shall be deemed
an  assignment.   If  this  lease  be  assigned,  or if the
demised  premises  or  any  part  thereof  be  underlet  or
occupied  by  anybody  other  than Tenant, Owner may, after
default by Tenant, collect rent  from  the  assignee, under
tenant or occupant, and apply the net amount  collected  to
the   rent   herein   reserved,  but  no  such  assignment,
underletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, under tenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. The consent by Owner to an assignment or underletting shall not in any wise be construed to relieve Tenant from obtaining the express consent in writing of Owner to any further assignment or underletting.

Electric Current:

12.   Rates  and  conditions in respect to  submetering  or
rent inclusion, as  the  case  may be, to be added in RIDER
attached hereto.  Tenant covenants  and  agrees that at all
times  its  use  of electric current shall not  exceed  the
capacity of existing  leaders to the building or the risers
of  wiring  installation   and   Tenant  may  not  use  any
electrical equipment which, in Owner's opinion, reasonably exercised, will overload such installations or interfere with the use thereof by other tenants of the building. The change at any time of the character of electric service shall in no wise make Owner liable or responsible to Tenant, for any loss, damages or expenses which Tenant may sustain.

Access to Premises:

13.   Owner or Owner's agents  shall  have  the  right (but
shall  not  be obligated) to enter the demised premises  in
any emergency  at  any time, and, at other reasonable times
on reasonable notice  to  examine the same and to make such
repairs, replacements and improvements  as  Owner  may deem
necessary  and  reasonably desirable to any portion of  the
building  or which  Owner  may  elect  to  perform  in  the
premises after  Tenant's failure to make repairs or perform
any work which Tenant  is  obligated  to perform under this
lease,  or  for  the  purpose  of  complying   with   laws,
regulations    and   other   directions   of   governmental
authorities.  Tenant shall permit Owner to use and maintain
and replace pipes  and  conduits in and through the demised
premises  and  to  erect new  pipes  and  conduits  therein
provided,  wherever possible,  they  are  within  walls  or
otherwise concealed.  Owner may, during the progress of any
work in the  demised premises, take all necessary materials
and  equipment   into   said   premises  without  the  same
constituting an eviction nor shall  the  Tenant be entitled
to any abatement of rent while such work is in progress nor
to  any  damages  by  reason  of  loss  or interruption  of
business or otherwise.  Throughout the term  hereof,  Owner
shall  have  the  right  to  enter  the demised premises at
reasonable  hours for the purpose of showing  the  same  to
prospective purchasers  or  mortgagees of the building, and
during the last six months of  the  term for the purpose of
showing  the same to prospective tenants  and  may,  during
said six months  period,  place upon the premises the usual
notices "To Let" and "For Sale"  which notices Tenant shall
permit to remain thereon without molestation.  If Tenant is
not present to open and permit an  entry into the premises.
Owner or Owner's agents may enter the  same  whenever  such
entry  may  be  necessary  or  permissible by master key or
forcibly  and  provided reasonable  care  is  exercised  to
safeguard Tenant's  property,  such  entry shall not render
Owner or its agents liable therefor, nor in any event shall
the obligations of Tenant hereunder be affected.  If during
the last month of the term Tenant shall have removed all or
substantially  all of Tenant's property  therefrom.   Owner
may immediately enter, alter, renovate or redecorate the demised premises without limitation or abatement of rent, or incurring liability to Tenant for any compensation and such act shall have no effect on this lease of Tenant's obligations hereunder.

Vault, Vault Space, Area:

14.   No  Vaults,  vault space  or  area,  whether  or  not
enclosed or covered,  not  within  the property line of the
building  is  leased hereunder, anything  contained  in  or
indicated on any  sketch,  blue  print or plan, or anything
contained  elsewhere  in  this  lease   to   the   contrary
notwithstanding.   Owner  makes  no  representation  as  to
location  of the property line of the building.  All vaults
and vault space  and all such areas not within the property
line of the building,  which Tenant may be permitted to use
and/or  occupy  is  to  be used  and/or  occupied  under  a
revocable license, and if  any  such license be revoked, or
if  the  amount  of  such space or area  be  diminished  or
required by any federal,  state  or  municipal authority or
public  utility.   Owner  shall  not  be  subject   to  nay
liability  nor shall Tenant be entitled to any compensation
or  diminution   or  abatement  of  rent,  nor  shall  such
revocation,   diminution    or    requisition   be   deemed
constructive or actual eviction. Any tax, fee or charge of municipal authorities for such vault or area shall be paid by Tenant, if used by Tenant, whether or not specifically leased hereunder.

Occupancy:

15.   Tenant will not at any time use or occupy the demised
premises  in  violation  of  the  certificate  of occupancy
issued for the building of which the demised premises are a
part.   Tenant has inspected the premises and accepts  them
as is, subject to the riders annexed hereto with respect to
Owner's work,  if  any.   In  any  event,  Owner  makes  no
representation  as  to  the  condition  of the premises and
Tenant  agrees  to accept the same subject  to  violations,
whether or not of  record.   If any governmental license or
permit shall be required for the proper and lawful conduct of Tenant's business, Tenants shall be responsible for and shall procure and maintain such license or permit.

Bankruptcy:

16.   (a) Anything elsewhere in this lease  to the contrary
notwithstanding, this lease may be cancelled  by  Owner  by
sending  of  a written notice to Tenant within a reasonable
time  after the  happening  of  any  one  or  more  of  the
following  events:   (1)  the  commencement  of  a  case in
bankruptcy or under the laws of any state naming Tenant as the debtor which is not dismissed within 60 days of the commencement thereof; or (2) the making by Tenant of an assignment or any other arrangement for the benefit of creditors under any state statute. Neither Tenant nor any person claiming through or under Tenant, or by reason of any statute or order of court, shall thereafter be entitled to possession of the premises demised but shall forthwith quit and surrender the premises. If this lease shall be assigned in accordance with its terms, the provisions of this Article 16 shall be applicable only to the party then owning Tenant's interest in this lease.

      (b) It is stipulated and agreed  that in the event of
the termination of this lease pursuant to (a) hereof, Owner
shall  forthwith, notwithstanding any other  provisions  of
this lease  to  the  contrary  be  entitled to recover from
Tenant as and for liquidated damages an amount equal to the
difference between the rental reserved  hereunder  for  the
unexpired  portion  of  the  term  demised and the fair and
reasonable  rental value of the demised  premises  for  the
same period.   In  the  computation  of  such  damages  the
difference  between  any  installment  of rent becoming due
hereunder after the date of termination  and  the  fair and
reasonable  rental  value  of the demised premises for  the
period  for which such installment  was  payable  shall  be
discounted  to  the date of termination at the rate of four
percent (4%) per  annum.   If  such  premises  or  any part
thereof  be  relet  by the Owner for the unexpired term  of
said lease, or any part  thereof,  before  presentation  of
proof  of  such liquidated damages to any court, commission
or tribunal,  the  amounts  of  rent  reserved  upon   such
reletting shall be deemed to be the fair and reasonable rental value for the part or the whole of the premises so re-let during the term of the re-letting. Nothing herein contained shall limit or prejudice the right of the Owner to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of the difference referred to above.

Default:

17.   (1)  If  Tenant defaults in  fulfilling  any  of  the
covenants of this  lease  other  than the covenants for the
payment  of  rent or additional rent;  or  if  the  demised
premises becomes  vacant  or  deserted "or if this lease be
rejected  under  s.  235  of Title  11  of  the  U.S.  Code
(bankruptcy code);" or if any execution or attachment shall
be  issued  against  Tenant or  any  of  Tenant's  property
whereupon the demised  premises  shall be taken or occupied
by  someone  other  than Tenant; or if  Tenant  shall  make
default with respect  to  any other lease between Owner and
Tenant; or if Tenant shall have failed, after five (5) days
written notice, to redeposit  with Owner any portion of the
security deposited hereunder which Owner has applied to the
payment of any rent and additional  rent  due  and  payable
hereunder or failed to move into or take possession of  the
premises within fifteen (15) days after the commencement of
the  term  of  this lease, of which fact Owner shall be the
sole judge; then  in  any  one or more of such events, upon
Owner serving a written five  (5)  days  notice upon Tenant
specifying  the  nature  of  said  default  and   upon  the
expiration  of  said  five  (5)  days, if Tenant shall have
failed to comply with or remedy such  default,  or  if  the
said default or omission complained of shall be of a nature
that the same cannot be completely cured or remedied within
said  five  (5)  day  period,  and if Tenant shall not have
diligently commenced during such  default  within such five
(5)  day  period, and shall not thereafter with  reasonable
diligence and in good faith, proceed to remedy or cure such
default, then  Owner  may  serve  a written three (3) days'
notice of cancellation of this lease  upon Tenant, and upon
the expiration of said three (3) days this  lease  and  the
term   thereunder   shall  end  and  expire  as  fully  and
completely as if the expiration of such three (3) day period were the day herein definitely fixed for the end and expiration of this lease and the term thereof and Tenant shall then quit and surrender the demised premises to Owner but Tenant shall remain liable as hereinafter provided.

      (2) If the notice  provided  for  in (1) hereof shall
have been given, and the term shall expire as aforesaid; or
if  Tenant shall make default in the payment  of  the  rent
reserved  herein  or  any  item  of  additional rent herein
mentioned  or  any part of either or in  making  any  other
payment herein required;  then  and  in  any of such events
Owner  may  without  notice, re-enter the demised  premises
either  by force or otherwise,  and  dispossess  Tenant  by
summary   proceedings   or   otherwise,   and   the   legal
representative of Tenant or other occupant of demised premises and remove their effects and hold the premises as if this lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end. If Tenant shall make default hereunder prior to the date fixed as the commencement of any renewal or extension of this lease.
Owner may cancel and terminate such renewal or extension agreement by written notice.

Remedies of Owner and Waiver of Redemption

18.   In  case  of  any  such default, re-entry, expiration
and/or  dispossess  by summary  proceedings  or  otherwise,
(a)  the  rent,  and  additional  rent,  shall  become  due
thereupon and be paid up  to  the  time  of  such re-entry,
dispossess  and/or  expiration,  (b)  Owner may re-let  the
premises or any part or parts thereof,  either  in the name
of  Owner or otherwise, for a term or terms, which  may  at
Owner's  option  be  less  than  or exceed the period which
would otherwise have constituted the balance of the term of
this lease and may grant concessions or free rent or charge
a higher rental than that in this  lease, (c) Tenant or the
legal representatives of Tenant shall  also  pay  Owner  as
liquidated damages for the failure or Tenant to observe and
perform  said  Tenant''  covenants  herein  contained,  any
deficiency   between   the  rent  hereby  reserved  and  or
covenanted to be paid and  the  net  amount, if any, of the
rents  collected  on  account  of the subsequent  lease  or
leases of the demised premises for each month of the period
which would otherwise have constituted  the  balance of the
term  of  this  lease.  The failure of Owner to re-let  the
premises or any part  or parts thereof shall not release or
affect Tenant's liability  for  damages  in  computing such
liquidated  damages  there  shall  be  added  to  the  said
deficiency  such  expenses as Owner may incur in connection
with re-letting, such  as  legal expenses, attorneys' fees,
brokerage, advertising and for keeping the demised premises
in good order or for preparing  the  same  for  re-letting.
Any  such  liquidated  damages  shall  be  paid  in monthly
installments  by  Tenant on the rent day specified in  this
lease and any suit  brought  to  collect  the amount of the
deficiency for any month shall not prejudice in any way the
rights   of  Owner  to  collect  the  deficiency  for   any
subsequent  month  by  a  similar  proceeding.   Owner,  in
putting the demised premises in good order or preparing the
same  for  re-rental  may,  at  Owner's  option,  make such
alterations,  repairs, replacements, and/or decorations  in
the demised premises  as  Owner,  in Owner's sole judgment,
considers advisable and necessary for the purpose of
re-letting  the demised premises, and the making of such
alterations, repairs,  replacements,  and/or  decorations
shall not operate  or  be  construed to release Tenant from
liability hereunder as aforesaid.   Owner shall in no event
be liable in any way whatsoever for failure to re-let the demised premises, or in the event that the demised premises are re-let, for failure to collect the rent thereof under such re-letting, and in no event shall Tenant be entitled to receive any excess, if any, of such net rents collected over the sums payable by Tenant to Owner hereunder. In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Owner shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this lease of any particular remedy, shall not preclude Owner from any other remedy, in law or in equity. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws.

Fees and Expenses

19.   If  Tenant  shall  default   in   the  observance  or
performance of any term or covenant on Tenant's part to be observed or performed under or by virtue of any of the terms or provisions in any article of this lease, then, unless otherwise provided elsewhere in this lease. Owner may immediately or at any time thereafter and without notice perform the obligation of Tenant thereunder. If
Owner, in connection with the foregoing or in connection with any default by Tenant in the covenant to pay rent hereunder, makes any expenditures or incurs any obligations for the payment of money, including but not limited to attorney's fees, in instituting, prosecuting or defending any action or proceedings, then Tenant will reimburse Owner for such sums so paid or obligations incurred with interest and costs. The foregoing expenses incurred by reason of Tenant's default shall be deemed to be additional rent hereunder and shall be paid by Tenant to Owner within five

(5) days of rendition of any bill or statement to Tenant therefor. If Tenant's lease term shall have expired at the time of making of such expenditures or incurring of such obligations, such sums shall be recoverable by Owner as damages.

Building Alterations and Management:

20.   Owner shall have the right at  any  time  without the
same   constituting   an  eviction  and  without  incurring
liability to Tenant therefor  to change the arrangement and
or  location  of  public  entrances,   passageways,  doors,
doorways, corridors, elevators, stairs,  toilets  or  other
public parts of the building and to change the name, number
or  designation  by which the building may be known.  There
shall be no allowance  to  Tenant  for diminution of rental
value and no liability on the part of  Owner  by  reason of
inconvenience, annoyance or injury to business arising from
Owner or other Tenant making any repairs in the building or
any   such   alterations,   additions   and   improvements.
Furthermore, Tenant shall not have any claim against Owner by reason of Owner's imposition of any controls of the manner of access to the building by Tenant's social or business visitors as the Owner may deem necessary for the security of the building and its occupants. Landlord shall use reasonable efforts to minimize any inconvenience to

Tenant   by   reason  of  any  such  repairs,  alterations,
additions,  or  improvements   which   may   hereafter   be
undertaken  by  Landlord.   Landlord shall advise Tenant of
the date set forth in any contract for such repairs, alterations, additions or improvements, and shall use reasonable efforts to assure that such work is timely completed.

No Representations by Owner:

21.   Neither  Owner  nor  Owner's  agents  have  made  any
representations  or  promises  with respect to the physical
condition  of  the  building, the land  upon  which  it  is
erected  or  the  demised   premises,  the  rents,  leases,
expenses  of  operation  or  any   other  matter  or  thing
affecting  or  related  to  the  demised  premises  or  the
building  except  as  herein expressly  set  forth  and  no
rights, easements or licenses  are  acquired  by  Tenant by
implication  or otherwise except as expressly set forth  in
the provisions  of  this  lease.   Tenant has inspected the
building  and  the  demised  premises  and   is  thoroughly
acquainted with their condition and agrees to take the same
"as is" on the date possession is rendered and acknowledges that the taking of possession of the demised premises by

Tenant shall  be conclusive evidence that the said premises
and the building of which the same form a part were in good
and satisfactory  condition at the time such possession was
so taken, except as  to latent defects.  All understandings
and agreements heretofore  made  between the parties hereto
are  merged  in  this  contract,  which   alone  fully  and
completely expresses the agreement between Owner and Tenant
and  any  executory  agreement  hereafter  made   shall  be
ineffective to change, modify, discharge or effect and [abandonment] of it in whole or in part, unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

End of Term:

22.   Upon the expiration or other termination  of the term
of this lease, Tenant shall quit and surrender to Owner the
demised   premises,   [broom]  clean,  in  good  order  and
condition, ordinary wear  and  damages  which Tenant is not
required  to  repair as provided elsewhere  in  this  lease
excepted, and Tenant shall remove all its property from the
demised  premises.    Tenant's  obligation  to  observe  or
perform this covenant shall survive the expiration or other
termination of this lease.   If the last day of the term of
this Lease or any renewal thereof, falls on Sunday, this lease shall expire at noon on the preceding Saturday unless it be a legal holiday in which case it shall expire at noon on the preceding business day.

Quiet Enjoyment:

23. Owner covenants and agrees with Tenant that upon Tenant paying the rent and additional rent and observing and performing all the terms, covenants and conditions, on Tenant's part to be observed and performed, Tenant may peaceably and quietly enjoy the premises hereby demised, subject, nevertheless, to the terms and conditions of this lease including, but not limited to, Article 34 hereof and to the ground leases, underlying leases and mortgages hereinbefore mentioned.

Failure to Give Possession:

24.   If Owner is  unable to give possession of the demised
premises  on the date  of  the  commencement  of  the  term
hereof,  because   of  the  holding-over  or  retention  of
possession of any tenant,  undertenant  or  occupants or if
the  demised  premises  are  located  in  a building  being
constructed,   because   such   building   has   not   been
sufficiently  completed  to  make  the  premises ready  for
occupancy  or  because  of  the fact that a certificate  of
occupancy  has  not  been procured  or  if  Owner  has  not
completed any work required  to  be  performed by Owner, or
for any other reason, Owner shall not  be  subject  to  any
liability  for  failure to give possession on said date and
the validity of the  lease shall not be impaired under such
circumstances, nor shall  the same be construed in any wise
to extend the term of this  lease,  but  the  rent  payable
hereunder   shall   be   abated  (provided  Tenant  is  not
responsible for Owner's inability  to  obtain possession or
complete any work required) until after  Owner  shall  have
given  Tenant  notice  that  the premises are substantially
ready for Tenant's occupancy.   If  permission  is given to
Tenant to enter into the possession of the demised premises
or to occupy premises other than the demised premises prior
to  the date specified as the commencement of the  term  of
this   lease.    Tenant  covenants  and  agrees  that  such
occupancy shall be  deemed  to  be  under  all  the  terms,
covenants,  conditions and provisions of this lease, except
as to the covenant  to  pay  rent.   The provisions of this
article are intended to constitute "an express provision to the contrary" within the meaning of Section 223.a of the New York Real Property Law.

No Waiver:

25.   The  failure  of  Owner to seek redress for violation
of,  or  to  insist  upon the  strict  performance  of  any
covenant or condition  of this lease or of any of the Rules
or Regulations, set forth  or  hereafter  adopted by Owner,
shall  not  prevent  a  subsequent  act  which  would  have
originally  constituted  a  violation  from having all  the
force and effect of an original violation.   The receipt by
Owner of rent with knowledge of the breach of any covenant of this lease shall not be deemed a waiver of such breach and no provision of this lease shall be deemed to have been waived by Owner unless such waiver be in writing signed by

Owner.  No  payment  by  Tenant  or  receipt  by Owner of a
lesser amount than the monthly rent herein stipulated shall
be  deemed  to  be  other  than  on account of the earliest
stipulated rent, nor shall any endorsement  or statement of
any check or any letter accompanying any check  or  payment
as rent be deemed an accord and satisfaction, and Owner may
accept  such  check or payment without prejudice to Owner's
right to recover  the  balance  of  such rent or pursue any
other remedy in this lease provided.   All  checks rendered
to Owner as and for the rent of the demised premises  shall
be  deemed  payments for the account of Tenant.  Acceptance
by Owner of rent from anyone other than Tenant shall not be
deemed to operate as an attornment to Owner by the payor of
such rent or  as  a  consent  by  Owner to an assignment or
subletting by Tenant of the demised premises to such payor,
or as a modification of the provisions  of  this lease.  No
act  or  thing done by Owner or Owner's agents  during  the
term hereby  demised  shall  be  deemed  an acceptance of a
surrender of said premises and no agreement  to accept such
surrender shall be valid unless in writing signed by Owner.
No employee of Owner or Owner's agent shall have  any power
to   accept   the  keys  of  said  premises  prior  to  the
termination of the lease and the delivery of keys to any such agent or employee shall not operate as a termination of the lease or a surrender of the premises.

Waiver of Trial by Jury:

26.   It is mutually agreed by and between Owner and Tenant
that the respective parties hereto shall and they hereby do
waive   trial   by  jury  in  any  action,  proceeding   or
counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this lease, the relationship of Owner and Tenant, Tenant's use of or occupancy of said premises, and any emergency statutory or any other statutory remedy.
It is further mutually agreed that in the event Owner commences any summary proceeding for possession of the premises, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding.

Inability to Perform:

27.   This lease and the obligation  of  Tenant to pay rent
hereunder  and  perform  all  of  the  other covenants  and
agreements  hereunder  on  part of Tenant to  be  performed
shall in no wise be affected,  impaired  or excused because
Owner  is  unable  to fulfill any of its obligations  under
this lease or to supply  or  is  delayed  in  supplying any
service expressly or impliedly to be supplied or  is unable
to  make,  or  is  delayed in making any repair, additions,
alterations or decorations  or  is  unable  to supply or is
delayed in supplying any equipment or fixtures  if Owner is
prevented  or delayed from so doing by reason of strike  or
labour troubles or any cause whatsoever beyond Owner's sole
control  including,   but   not   limited   to,  government
preemption in connection with a National Emergency or by reason of any rule, order or regulation of any department or subdivision thereof of any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency.

Bills and Notices:

28.   Except as otherwise  in  this lease provided, a bill,
statement, notice or communication  which  Owner may desire
or   be  required  to  give  to  Tenant,  shall  be  deemed
sufficiently given or rendered it, in writing, delivered to Tenant personally or sent by registered or certified mail addressed to Tenant at the building of which the demised premises form a part or at the last known residence address or business address of Tenant or left at any of the aforesaid premises addressed to Tenant, and the time of the rendition of such bill or statement and of the giving of such notice or communication shall be deemed to be the time when the same is delivered to Tenant, mailed, or left at the premises as herein provided. Any notice by Tenant to Owner must be served by registered or certified mail addressed to Owner at the address first hereinabove given or at such other address as Owner shall designate by written notice.

Water Charges:

29. If Tenant requires, uses or consumes water for any purpose in addition to ordinary lavatory purposes (of which fact Tenant constitutes Owner to be the sole judge) Owner may install a water meter and thereby measure Tenant's water consumption for all purposes. Tenant shall pay Owner for the cost of the meter and the cost of the installation, thereof and throughout the duration of Tenant's occupancy
Tenant shall keep said meter and installation equipment in good working order and repair at Tenant's own cost and expense in default of which Owner may cause such meter and equipment to be replaced or repaired and collect the cost thereof from Tenant, as additional rent. Tenant agrees to pay for water consumed, as shown on said meter as and when bills are rendered, and on default in making such payment

Owner may pay such charges and collect the same from Tenant, as additional rent. Tenant covenants and agrees to pay, as additional rent, the sewer rent, charge or any other tax, rent, levy or charge which now or hereafter is assessed, imposed or a lien upon the demised premises or the realty of which they are part pursuant to law, order or regulation made or issued in connection with the use, consumption, maintenance or supply of water, water system or sewage or sewage connection or system.

Sprinklers:

30.   Anything  elsewhere  in  this  lease  to the contrary
notwithstanding, if the New York Board of Fire Underwriters
or  the  New  York  Fire Insurance Exchange or any  bureau,
department  or official  of  the  federal,  state  or  city
government recommend  or  require  the  installation  of  a
sprinkler   system  or  that  any  changes,  modifications,
alterations,   or   additional  sprinkler  heads  or  other
equipment be made or  supplied  in  an  existing  sprinkler
system  by reason of Tenant's business, or the location  of
partitions,  trade  fixtures,  or  other  contents  of  the
demised  premises,  or for any other reason, or if any such
sprinkler system installations, modifications, alterations,
additional sprinkler  heads or other such equipment, become
necessary to prevent the  imposition of a penalty or charge
against the full allowance  for  a  sprinkler system to the
fire insurance rate set by any said Exchange or by any fire
insurance  company.   Tenant  shall, at  Tenant's  expense,
promptly make such sprinkler system installations, changes, modifications, alterations, and supply additional sprinkler heads or other equipment as required whether the work involved shall be structural or non-structural in nature.
Tenant shall pay to Owner as additional rent the sum of $200.00 on the first day of each month during the term of this lease, as Tenant's portion of the contract price for sprinkler supervisory service.

Elevators, Heat, Cleaning:

31.   As long as Tenant is  not in default under any of the
covenants of this lease Owner shall:  (a) provide necessary
passenger elevator facilities  on business days from 8 a.m.
to 6 p.m. and on Saturdays from  8  a.m.  to 1 p.m.; (b) if
freight  elevator  service  is  provided,  same   shall  be
provided  only  on  regular  business  days  Monday through
Friday inclusive, and on those days only between  the hours
of  9  a.m.  and  12  noon  and  between 1 p.m. and 5 p.m.;
(c)  furnish  heat  to the demised premises,  when  and  as
required by law, on business  days  from  8 a.m. to 6 p.m.;
(d)  clean  the  public  halls and public portions  of  the
building which are used in  common  by all tenants.  Tenant
shall,  at  Tenant's  expense, keep the  demised  premises,
including  the  windows,   clean   and  in  order,  to  the
satisfaction of Owner, and for that  purpose  shall  employ
the  person  or  persons, or corporation approved by Owner.
Tenant shall at its  own expense remove Tenant's refuse and
rubbish from the building.  Tenant  shall  contract nor the
removal  of  such  rubbish  and  refuse  ___________.   The
removal of such refuse and rubbish shall be subject to such
rules  and regulations as, in the judgment  of  Owner,  are
necessary  for the proper operation of the building.  Owner
reserves  the   right  to  stop  service  of  the  heating,
elevator, plumbing and electric systems, when necessary, by
reason  of  accident,   or   emergency,   or  for  repairs,
alterations, replacements or improvements,  in the judgment
of  Owner  desirable  or  necessary to be made, until  said
repairs, alterations, replacements  or  improvements  shall
have  been completed (but only for a reasonable time).   If
the building  of  which  the  demised  premises  are a part
supplies  manually  operated  elevator  service, Owner  may
proceed with alterations necessary to substitute  automatic
control  elevator service upon ten (10) day written  notice
to Tenant  without  in any way affecting the obligations of
Tenant hereunder, provided that the same shall be done with
the minimum amount of  inconvenience  to  Tenant, and Owner
pursues   with   due   diligence  the  completion  of   the
alterations.

Security:

32.   Omitted.

Captions:

33. The Captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this lease nor the intent of any provision thereof.

Definitions:

34.   The term "Owner" as used in this lease means only the
owner  of  the fee or of the leasehold of the building,  or
the mortgagee in possession, for the time being of the land
and building (or the owner of a lease of the building or of
the land and building) of which the demised premises form a
part, so that  in  the  event  of any sale or sales of said
land and building or of said lease,  or  in  the event of a
lease  of  said building, or of the land and building,  the
said Owner shall  be  and  hereby  is  entirely  freed  and
relived   of   all   covenants  and  obligations  of  Owner
hereunder, and it shall  be  deemed  and  construed without
further  agreement between the parties or their  successors
in interest,  or  between the parties and the purchaser, at
any such sale, or the  said  lessee  of the building, or of
the land and building, that the purchaser  or the lessee of
the building has assumed and agreed to carry  out  any  and
all  covenants  and  obligations  of  Owner hereunder.  The
words "re-enter" and "re-entry" as used  in  this lease are
not restricted to their technical legal meaning.   The term

"rent" includes the annual rental rate whether so-expressed
or  expressed  in  monthly  installments,  and  "additional
rent".  "Additional rent" means all sums which shall be due
to  new Owner from Tenant under this lease, in addition  to
the annual  rental  rate.  The term "business days" as used
in this lease, shall exclude Saturdays (except such portion
thereof as is covered  by  specific  hours  in  Article  31
hereof), Sundays and all days observed by the State or Federal Government as legal holidays and those designated as holidays by the applicable building service union employees service contract or by the applicable Operating
Engineers contract with respect to HVAC service.

Adjacent Excavation - Sharing:

35. If an excavation shall be made upon land adjacent to the demised premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the demised premises for the purpose of doing such work as said person shall deem necessary to preserve the wall or the building of which demised premises form a part from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Owner, or diminution or abatement of rent.

Rules and Regulations:

36.   Tenant  and  Tenant's  servants,  employees,  agents,
visitors,  and  licensees  shall  observe  faithfully,  and
comply  strictly with, the Rules  and  Regulations  annexed
hereto and  such  other  and  further  reasonable Rules and
Regulations as Owner or Owner's Agent may from time to time
adopt.  Notice of any additional rules or regulations shall
be given in such manner as Owner may elect.  In case Tenant
disputes  the  reasonableness  of  any additional  Rule  or
Regulation hereafter made or adopted  by  Owner  or Owner's
agents, the parties hereto agree to submit the question  of
the  reasonableness of such Rule or Regulation for decision
to  the   New  York  office  of  the  American  Arbitration
Association,   whose   determination  shall  be  final  and
conclusive upon the parties  hereto.   The right to dispute
the  reasonableness  of any additional Rule  or  Regulation
upon Tenant's part shall  be  deemed waived unless the same
shall be asserted by service of  a  notice, in writing upon
Owner  within  ten  (10) days after the  giving  of  notice
thereof.   Nothing  in   this   lease  contained  shall  be
construed to impose upon Owner any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease, as against any other tenant and Owner shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees.

[Glass]

37.   Owner shall  replace,  at  the expense of the Tenant,
any and all plate and other glass  damaged  or  broken from
any  cause  whatsoever  in  and about the demised premises.
Owner may insure, and keep insured,  at  Tenant's  expense,
all  plate and other glass in the demised premises for  and
in the  name  of  Owner.   Bills  for the premiums therefor
shall be rendered by Owner to Tenant at such times as Owner may elect, and shall be due from, and payable by, Tenant when rendered, and the amount thereof shall be deemed to be, and be paid, as additional rent.

Estoppel Certificate:

38. Tenant, at any time, and from time to time, upon at least 10 days' prior notice by Owner, shall execute, acknowledge and deliver to Owner, and/or to any other person, firm or corporation specified by Owner, a statement certifying that this Lease is unmodified in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), stating the dates to which the rent and additional rent have been paid, and stating whether or not there exists any default by Owner under this Lease, and, if so, specifying each such default.

Directory Board Listing:

39. If, at the request of and as accommodation to Tenant, Owner shall place upon the directory board in the lobby of the building, one or more names of persons other than Tenant, such directory board listing shall not be construed as the consent by Owner to an assignment or subletting by Tenant to such person or persons. Tenant shall be entitled to no fewer than 3 lobby listings and 1 floor listings.

Successors and Assigns:

40.   The covenants, conditions and agreements contained in
this lease shall bind and inure to the benefit of Owner and
Tenant and their respective heirs, distributees, executors,
administrators,   successors,  and  except   as   otherwise
provided in this lease, their assigns.

SEE RIDER ANNEXED HERETO AND MADE A PART HEREOF

                     ACKNOWLEDGEMENTS



CORPORATE TENANT

STATE OF NEW YORK, no.:

County of

On          this                                  day
of                               , 19     , before me
personally came



to me known, who being by me duly sworn, did depose and say that he resides



and he is the                              of



the  corporation  described   in  and  which  executed  the
foregoing instrument, as TENANT: that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the board of Directors of said corporation, and that he signed his name thereto by like order.



                    * * * * * * * * * *

             RULES AND REGULATIONS ATTACHED TO
               AND MADE A PART OF THIS LEASE
               IN ACCORDANCE WITH ARTICLE 36

1.    The   sidewalks,   entrances,   driveways,  passages,
courts, elevators, vestibules, airways,  corridors or halls
shall not be obstructed or encumbered by any Tenant or used
for any purpose other than for ingress or  egress  from the
demised  premises  and  for  delivery  of  merchandise  and
equipment  in a prompt and efficient manner using elevators
and passageways  designated  for  such  delivery  by Owner.
There  shall not be [     ] in any space, or in the  public
hall of the building, either by any Tenant or by [     ] or
others in  the delivery or receipt of merchandise, any hand
trucks,  except   those  equipped  with  rubber  tires  and
sideguards. If said premises are situated on the ground floor of the building. Tenant thereof shall further, at Tenant's expense, keep the sidewalk and curb in front of said premises clean and free from ice, snow, dirt and rubbish.

2. The water and wash closets and plumbing fixtures shall not be used for any purposes other than those for which they were designed or constructed and no sweepings, rubbish, rags, acids or other substances shall be deposited therein, and the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by the Tenant who, or whose clerks, agents, employees or visitors, shall have caused it.

3.    No carpet, rug  or  other  article  shall  be hung or
shaken  out  of  any  window of the building; and no Tenant
shall sweep or throw or  permit  to be swept or thrown from
the demised premises any dirt or other  substances into any
of the corridors or halls, elevators, or  out  of the doors
or  windows  or stairways of the building and Tenant  shall
not use, keep  or  permit  to  be  used or kept any foul or
noxious gas or substance in the demised premises, or permit
or suffer the demised premises to be  occupied or used in a
manner  offensive  or  objectionable  to  Owner   or  other
occupants  of the buildings by reason of noise, odors,  and
or vibrations,  or interfere in any way, with other Tenants
or those having business  therein, nor shall any animals or
birds  be  kept  in  or  about the  building.   Smoking  or
carrying lighted cigars or cigarettes in the elevators of the building is prohibited.

4. No awnings or other projections shall be attached to the outside walls of the building without the prior written consent of Owner.

5. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any Tenant on any part of the outside of the demised premises or the building or on the inside of the demised premises if the same is visible from the outside of the premises without the prior written consent of Owner, except that the name of Tenant may appear on the entrance door of the premises. In the event of the violation of the foregoing by any Tenant, Owner may remove same without any liability and may charge the expense incurred by such removal to Tenant or Tenants violating this rule. Interior signs on doors and directory tablet shall be inscribed, painted or affixed for each Tenant by Owner at the expense of such Tenant, and shall be of a size, color and style acceptable to Owner.

6. No Tenant shall mark, paint, drill into, or in any way deface any part of the demised premises or the building of which they form a part. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Owner, and as Owner may direct. No Tenant shall lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the demised premises, and, if linoleum or other similar floor covering is desired to be used in interlining of builder's deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

INDIVIDUAL TENANT

STATE OF NEW YORK no.:

County of

On          this                                  day
of                               , 19     , before me



personally came



to me known and known to me to be the individual described in and who, as TENANT, executed

the   foregoing   instrument   and   acknowledged   to   me
that                he executed the same.



                    * * * * * * * * * *




7.    No  additional  locks  or  bolts of any kind shall be
placed upon any of the doors or windows  by any Tenant, nor
shall  any changes be made in existing locks  or  mechanism
thereof.   Each  Tenant  must,  upon the termination of his
Tenancy, restore to Owner all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, such Tenant, and in the event of the loss of any keys, so furnished, such Tenant shall pay to Owner the cost thereof.

8. Freight, furniture, business equipment, merchandise and bulky matter of any description shall be delivered to and removed from the premises only on the freight elevators and through the service entrances and corridors, and only during hours and in a manner approved by Owner. Owner reserves the right to inspect all freight to be brought into the building and to exclude from the building all freight which violates any of these Rules and Regulations of the lease of which these Rules and Regulations are a part.

9. No Tenant shall obtain for use upon the demised premises ice, drinking water, towel and other similar services, or accept barbering or bootblacking services in the demised premises, except from persons authorized by Owner, and at hours and under regulations fixed by Owner.
Canvassing, soliciting and peddling in the building is prohibited and each Tenant shall cooperate to prevent the same.

10.   Owner reserves the right to exclude from the building
between  the  hours of 6 p.m. and 8 a.m. on business  days,
after 1 p.m. on  Saturdays, and at all hours on Sundays and
legal holidays all persons who do not present a pass to the
building signed by  Owner.   Owner  will  furnish passes to
persons for whom any Tenant requests same in writing.  Each
Tenant shall be responsible for all persons for whom he requests such pass and shall be liable to Owner for all acts of such persons. Notwithstanding the foregoing, Owner shall not be required to allow Tenant or any person to enter or remain in the building, except on business days from 8:00 a.m. to 6:00 p.m., and on Saturdays from 8:00 a.m. to 1:00 p.m.

11.   Owner  shall  have   the   right   to   prohibit  any
advertising  by any Tenant which in Owner's opinion,  tends
to  impair  the   reputation   of   the   building  or  its
desirability as a loft building, and upon written notice from Owner, Tenant shall refrain from or discontinue such advertising.

12. Tenant shall not bring or permit to be brought or kept in or on the demised premises, any inflammable, combustible or explosive fluid, material, chemical or substance, or cause or permit any odors of cooking or other processes, or any unusual or other objectionable odors to permeate in or emanate from the demised premises.

13. Tenant shall not use the demised premises in a manner which disturbs or interferes with other Tenants in the beneficial use of their premises.

RIDER ANNEXED TO AND FORMING A PART OF AGREEMENT  OF LEASE,
DATED  AS  OF MAY 3, 1996 BETWEEN ROSENTHAL ASSOCIATES,  ET
AL., AS LANDLORD,  AND  THE  BALSON-HERCULES GROUP LTD., AS
TENANT, AFFECTING SPACE ON THE  SIXTH  FLOOR AT 1040 AVENUE
OF THE AMERICAS NEW YORK NEW YORK

          41.  Tenant shall pay rent at  an  annual  rental
rate (hereinafter sometimes called the "BASE RENT") of; (i)
Two  Hundred  Seven  Thousand  Six  Hundred  Forty-Five and
25/100  ($207,645.25)  Dollars  ($17,303.77 per month),  in
respect of the period commencing  on  the Rent Commencement
Date through and including August 31, 2001,  and  (ii)  Two
Hundred Seventeen Thousand Six Hundred Fifty-Two and 25/100
($217,652.25) Dollars ($18,137.69 per month) for the period
commencing  on  September 1, 2001 through and including the
Expiration Date. Tenant agrees to pay the aforesaid rent in
lawful money of the  United  States  which  shall  be legal
tender  in  payment  of  all  debts  and  dues,  public and
private,   at   the  time  of  payment,  in  equal  monthly
installments, in advance, on the first day of each month during the term of this lease, at the office of Landlord or such other place as Landlord may designate in writing, without any set-off or deduction whatsoever. For purposes hereof, the term "RENT COMMENCEMENT DATE" shall mean
September 1, 1996. Notwithstanding anything to the contrary contained herein, provided Tenant shall not have previously defaulted in any of its obligations hereunder beyond any applicable grace, notice or cure period, the monthly Base
Rent for period commencing on the Rent Commencement Date through and including October 31, 1998 shall be $9,798.52
(instead of $17,303.77) and the monthly Base Rent for the month of November, 1998 shall be $12,440.27.

          42.  Tenant   acknowledges   and   represents  to
Landlord that it has thoroughly inspected and examined, or caused to be thoroughly inspected and examined, the demised premises and that it is fully familiar with the physical condition and state of repair thereof, and Tenant does hereby agree to accept same in its existing condition and state of repair, subject to any and all defects therein, latent or otherwise, "AS IS", and landlord shall have no obligation to do any work or make any installation, repair or alteration of any kind to or in respect thereof, except as elsewhere in this lease otherwise expressly provided.
Further, the taking of possession of the demised premises or any portion or portions thereof by Tenant shall be conclusive evidence that same are in satisfactory condition at the time such possession is so taken.

          43.  Unless expressly  provided  in this lease to
the  contrary,  Landlord shall not be responsible  for  the
upkeep  or maintenance  of  the  demised  premises  or  any
installation   therein.  In  no  event  shall  Landlord  be
responsible for  any  installation  trade by Tenant. Should
Landlord hereafter agree, in writing  or  otherwise, at the
request  of Tenant or otherwise, to do any work  in  or  in
respect of  the demised premises (other than in performance
of Landlord's  obligations  hereunder),  the  same shall be
paid for by Tenant not later than ten (10) days after being
billed  therefor,  at a rate and gum equal to the  cost  to
Landlord of any such  work plus twenty-three (23 %) percent
of such cost. Any sum or  charge  (except Base Rent) at any
time  required  to  be paid by Tenant  under  this  or  any
Article  of  this lease  is  and  shall  be  deemed  to  be
additional rent  under  this lease, and if same is not paid
as in this lease provided  Landlord  shall  have  the  same
rights,   remedies   and  privileges  in  respect  of  such
non-payment  as  if  Base   Rent   were   not   paid   and,
additionally, Landlord shall have the right to terminate this lease on three (3) days' written notice to such effect given to Tenant after such additional rent remains unpaid for a period of ten (10) days after written request therefor by Landlord to Tenant.

          44. It is expressly noted, acknowledged and confirmed by Tenant that a breach, default or failure to observe, perform or otherwise comply with all or any obligations, covenants, conditions, rules and regulations in this lease on Tenant's part to be observed, performed or complied with beyond any applicable cure, notice or grace periods, shall be and be deemed to be a violation by Tenant of a substantial obligation of the tenancy created by this lease entitling Landlord to pursue any and all rights, remedies and privileges provided under this lease or at law or in equity, including, without limitation, the right to terminate said tenancy and recover possession of the demised premises.

          45.  (A)  For  the  purposes of this Article, the
following quoted words, terms,  or  phrases  shall have the
meaning  in  this  subdivision  (A)  ascribed to them:  (1)
"LEASE YEAR" shall mean the period of twelve (12) months or
less commencing with the commencement  date  of the term of
this lease and ending on the following December  31st,  and
each  successive  period  of  twelve (12) months thereafter
during the term, and the final period of twelve (12) months
or less commencing with January  1st  immediately preceding
the expiration of the term; (2) "BASE TAX  YEAR" shall mean
the   twelve  month  period  ending  June  30,  1997;   (3)
"BUILDING"  shall  mean  the  building in which the demised
premises are located and the land  upon which such building
is situated; (4) "BASIC WAGE RATE" shall  mean  the minimum
regular   hourly  wage  rate  (excluding  fringe  benefits)
required to be paid to Porters in Class A office buildings in effect on January 1, 1996, pursuant to an agreement between the Realty Advisory Board on Labor Relations,

Incorporated ("RAB") and Local 3213 of the Building Service
Employees International Union, AFL-CIO ("3213");  (5) "BASE
OPERATING  YEAR"  shall  mean  the calendar year 1996;  (6)
"CURRENT WAGE RATE" shall mean the  minimum  regular hourly
wage rate (excluding fringe benefits) required  to  be paid
to  Porters  in  Class  A  office buildings pursuant to any
agreement in effect as of, on  or at any time after January
1,  1996  between  the  RAB, or any  successor  thereto  or
replacement thereof, and  3213, or any successor thereto or
replacement there of; (7) "WAGE  RATE  MULTIPLE" shall mean
the   figure   10,007;   (8)  "PORTERS"  shall  mean   that
classification  of  employee   engaged   in   the   general
maintenance  and  operation of office buildings most nearly
comparable to that classification now applicable to Porters
in the current agreements  between  the  RAB and 32B (which
classification  is  currently  termed  "others"   in   such
agreements);  (9)  "TENANT'S  PERCENTAGE" shall mean 4.55%;
and (10) "UTILITY COSTS" shall mean the actual cost charged
to   Landlord   for   heating,  electricity   (other   than
electricity   costs  for  which   Landlord   is   otherwise
reimbursed by Tenant  or  other  tenants  in  the  Building
pursuant  to  the electric inclusion or submeter provisions
in  the  respective   leases   for   the  Building),  water
(including sewer rental), steam, coolant, utility taxes and all other utility-type charges of any kind whatsoever paid or incurred in respect of the Building.

               (B)  (1)  In the event that  the real estate
taxes  payable with respect to the Building for  any  Lease
Year in  which  this  lease  shall  be  in effect, shall be
greater  than  the  amount  of such taxes due  and  payable
during the Base Tax Year, whether  by reason of an increase
in either the tax rate or the assessed  valuation, or both,
or by reason of the levy, assessment or imposition  of  any
tax  on real estate as such, ordinary or extraordinary, not
now levied,  assessed  or imposed, or for any other reason,
Tenant shall pay and does  covenant  to  pay  to  Landlord,
within  twenty  (20)  days prior to the date on which  each
such tax or installment  thereof  shall be due and payable,
as additional rent for the Lease Year  in  which  such date
occurs,  an  amount  equal  to  Tenant's  Percentage of the
increase in the amount of such tax or installment  over the
corresponding  tax  or  installment  for the Base Tax Year.
Tenant shall also pay and does covenant to pay to Landlord,
within twenty (20) days prior to the time the same shall be
due and payable, as additional rent for  the  Lease Year in
which  such  date  occurs,  an  amount  equal  to  Tenant's
Percentage  of  any  assessment or installment thereof  for
public betterments or improvements which may be levied upon
or  in  respect  of the Building.  Landlord  may  take  the
benefit  of the provisions  of  any  statute  or  ordinance
permitting  any such assessment to be paid over a period of
time and in such  event  Tenant  shall  be obligated to pay
only Tenant's Percentage of the installments  of  any  such
ASSESSMENTS  which  shall become due and payable during the
term of this lease. Upon  request,  Landlord  shall furnish
Tenant  with  a  copy of the real estate tax bill  for  any
Lease Year in which  Tenant  is  hereunder  required to pay
additional  rent.  If at any time during the term  of  this
lease the method(s)  of  taxation prevailing at the date of
execution hereof shall be  altered so that in lieu of or as
an addition to or as a substitution  for  the  whole or any
part  of  the taxes, assessments, levies or impositions  or
charges now  levied, assessed or imposed on real estate and
the improvements  thereon,  there shall be levied, assessed
or imposed an alternative, additional  or  new  tax or fee,
same  shall  be  considered  "real  estate  taxes" for  the
purposes hereof and if in excess of the real  estate  taxes
due and payable during the Base Tax Year, Tenant shall  pay
Tenant's  Percentage of such excess as herein provided. For
the  purposes   of  this  subdivision  (1),  at  Landlord's
election, vault taxes or charges shall be considered real estate taxes.

                    (2)  Notwithstanding  anything  in this
subdivision (B) to the contrary, it is understood and agreed that if Landlord shall receive a refund of any portion of real estate taxes in respect of which Tenant shall have paid additional rental under this subdivision
(B), then and under such circumstances and if this lease shall then be in full force and effect without default on the part of Tenant, Tenant shall be entitled to a credit against future payments of additional rental under this subdivision (B) in an amount equal to Tenant's Percentage of such refund, after first deducting from such total refund all fees, costs and expenses incurred by Landlord in collecting same. If at the expiration of the term of this lease any credit to which Tenant might be entitled pursuant to the preceding sentence shall not have been used as a credit as in such sentence provided, then and under such circumstances and subsequent to Tenant properly vacating the demised premises as herein provided and so long as Tenant is not and has not been otherwise in default hereunder, Tenant shall be entitled to a payment equal to the amount of any such remaining credit. If the taxes for the Base Tax Year shall be reduced by certiorari proceedings or otherwise, Landlord shall be entitled to recalculate the additional rent in respect of arty fiscal tax year after the Base Tax
Year that would have been payable by Tenant hereunder in accordance with (1) of this subdivision (B) had such reduction occurred or been known at or prior to the time additional rent for any such fiscal tax year was being originally calculated, and Tenant agrees to pay any further additional rent resulting from such recalculation.

               (C)  If  during  any  Lease Year the Current
Wage Rate shall exceed or shall in any manner reflect an increase above the Basic Wage Rate, then Tenant shall pay as additional rent hereunder, an amount per annum equal to the product obtained by multiplying the Wage Rate Multiple by the number of cents (including any fraction of a cent as an additional cent) of such increase; such additional rent shall be paid by Tenant to Landlord, from and after the effective date of any such increase as set forth in a written notice from Landlord, in equal monthly advance installments on the dates upon which installments of Base
Rent are payable hereunder (except, however, that the first installment related to each or any such increase or increases hereunder shall be in an amount sufficient to cover all amounts due from the effective date of each such increase).

               (D)  In  the  event  that  the Utility Costs
incurred by Landlord during any Lease Year shall be greater than the Utility Costs incurred by Landlord during the Base
Operating Year, Tenant shall pay and covenants to pay to Landlord as additional rent for the Lease Year in question, on or before the first day of April next succeeding such Lease Year, an amount equal to Tenant's Percentage of the increase.

               (E)  If the first  or final Lease Year shall
contain less than twelve (12) months,  the  additional rent
payable  under this Article for such Lease Years  shall  be
prorated (and in determining whether any additional rent is
payable therefor,  the  Base Tax Year and/or Base Operating
Year  shall  also  be considered  on  a  pro  rata  basis).
Tenant's obligation  hereunder  to  pay additional rent for
any Lease Year shall survive the expiration  or termination
of  the  term  of  this  lease,  In  cite  event  that  the
additional rent to be paid by Tenant under this Article for
the  final  Lease Year has not then as yet been determined,
Tenant covenants to pay to Landlord on the first day of the
month next preceding  the expiration of the term hereof, as
additional  rent and on  account  of  the  additional  rent
required to be  paid pursuant to this Article for the final
Lease Year, a sum  equal  to  the  additional  rent paid or
required to be paid by Tenant hereunder for the  Lease Year
next preceding the final Lease Year prorated to the  extent
that  the  final  Lease  Year  is less than a full calendar
year, Upon a determination being  made  by  Landlord of the
precise amount of additional rent required to  be  paid  by
Tenant  pursuant to this Article for such final Lease Year,
there shall  be  an  adjustment of said additional rent for
said Lease Year to the extent that Tenant shall be required
to  pay  to  Landlord  promptly   the  sum  by  which  said
determination exceeds the prorated  sum previously paid, or
Landlord shall promptly refund to Tenant  the  sum by which
said determination is less than the prorated sum previously
paid.  For the non-payment of any additional rent  Landlord
shall have  the  same  remedies, rights and privileges that
Landlord  has  for  the  non-payment   of   any  Base  Rent
hereinbefore  provided  for.  Receipt  and  acceptance   by
Landlord of any installment of Base Rent provided for under this lease or any of the additional rent that tray be required to he paid by Tenant under this lease shall not be or be deemed to be a waiver OF any other additional rent or Base Rent then due and no delay in determining or billing the amount of any additional rent due pursuant to this Article shall be or be deemed to be a waiver of Landlord's rights thereto.

               (F)  (1)  Commencing  with  the Second Lease
Year, it is agreed that if the Current Wage  Rate  for  the
then   current  Lease  Year  shall  be  undetermined,  then
Landlord  shall  be entitled to charge, receive and collect
firm Tenant and Tenant  agrees  to  pay  to Landlord on the
first  day  of each month during each such Lease  Year  and
each Lease Year  thereafter  an  amount  equal to 1/121h of
105% of the additional rent hereunder required  to  be paid
by  Tenant  to  Landlord for the preceding Lease Year (such
preceding Lease Year's additional rent to be annualized for
the purposes hereof,  if  such  LEASE  YEAR was a period of
less than twelve (12) months), it being  further understood
and  agreed  that if the precise amount of additional  rent
required to be  paid  by  Tenant  for such Lease Year shall
ultimately  be  determined to be in excess  of  the  amount
theretofore  paid   by   Tenant   hereunder,  Tenant  shall
forthwith pay to Landlord the amount of such excess, and if such determination shall be that Tenant paid more than the precise amount of additional rent required to be paid by Tenant for such Lease Year, the amount of such excess shall be credited to future payments of additional rent required to be paid by Tenant under this lease.

                    (2)  Additionally,  any tire during any
I-ease  Year  that  it  becomes  evident  to Landlord  that
monthly  payments  under  this  subdivision  (P)   will  be
insufficient   to   satisfy   Tenant's   additional  rental
obligation   under  this  Article  for  such  Lease   Year,
Landlord, on notice to Tenant, may appropriately increase the monthly payments hereunder and Tenant agrees to pay same.

               (G)  Any   statement  sent  to  Tenant  with
respect to additional rent payable pursuant to this Article
45 shall be binding upon Tenant  unless  within thirty (30)
days after Landlord shall furnish such statement to Tenant,
Tenant shall send a written notice to Landlord objecting to
the  statement and specifying the respects  in  which  such
statement   is   claimed   to  be  incorrect.  Pending  the
determination  of  any  dispute   Tenant   shall   pay  all
additional  rent  shown on such statement, and such payment
and  acceptance shall  be  without  PREJUDICE  TO  Tenant's
position.  In  the  event  that  Tenant  has  overpaid  the
additional rent payable pursuant to this Article 45 pending
resolution  of  the  dispute,  Landlord  shall,  upon  such
resolution,   credit   the  amount  overpaid  to  the  next
additional rents corning due under this Article 45.

          46. Article 11 hereof is hereby amended to add the following:

               A.   If Tenant desires  to assign this lease
or sublet all or any portion of the demised premises, Tenant shall promptly notify Landlord thereof and, except with respect to any assignment or sublease permitted without Landlord's consent under paragraph (B) below, shall use as its exclusive rental agent for such purpose the then managing agent of the Building and notify such managing agent of its desire to assign this lease or sublet the demised premises. Upon obtaining a proposed assignee or sublessee upon terms satisfactory to Tenant, Tenant shall submit to Landlord in writing (i) the name of the proposed assignee or subtenant; (ii) the terns and conditions OF the proposed assignment or subletting; and (iii) the nature and character of the business of the proposed assignee or subtenant and any other information reasonably requested by Landlord.

               Except with respect  to  any  assignment  or
sublease   permitted   without   Landlord's  consent  under
paragraph (B) below, Landlord shall have the following options which may be exercised within thirty (30) days from any notice or submission by Tenant to Landlord pursuant to the last sentence of the preceding paragraph.

               (a)  In the  case  of  a desired or proposed
assignment   of  this  lease  or  a  desired  or   proposed
subletting for all or substantially all of the demised premises, Landlord shall have the option to cancel and terminate this lease as of the date proposed by Tenant for such assignment or subletting, which option shall be exercised within the aforesaid thirty (30) day period.

               (b)  If   any   such  desired  or   proposed
subletting shall be for less than all or substantially all of the demised premises, Landlord shall have the further option to be exercised within the said thirty (30) day period of canceling and terminating this lease, only as to any portion of the demised premises covered by the proposed sublease, as of the date proposed by Tenant for such subletting.

          In the event of the exercise of said option under
subparagraph (b) of this Article,  the  Base  Rent  and all
other   charges   payable   hereunder  shall  be  equitably
apportioned. In the event that  Landlord  fails to exercise
its options under subparagraphs (a) or (b)  of this Article
within  said  thirty  (30)  day period, Landlord  will  not
unreasonably   withhold  its  consent   to   the   proposed
assignment  or subletting  which  was  under  consideration
during such thirty  (30)  day  period, except that Landlord
shall not be required to consent  to  and  no assignment or
subletting  shall  be proposed by Tenant with  any  person,
firm  or  entity that  shall,  (w)  at  the  time  of  such
proposal, or  within  six  (6)  months prior thereto, be or
have been a tenant, subtenant or  occupant  of space at the
Building  or be or have been negotiating with  landlord  or
its agent to  become  a  tenant,  subtenant  or occupant of
space thereat, or (x) be in a business not in  keeping with
the standards and character of the Building, or  (y)  be  a
government  or governmental agency, department or affiliate
thereof, or (z)  in any way be dependent upon government or
donation  financing  for  support.  As  further  conditions
precedent  to   granting   consent  to  any  such  proposed
assignment or subletting, Landlord may require that: Tenant
first  agree,  in  a  written  agreement   satisfactory  to
Landlord's counsel (which agreement shall be  secured  by a
collateral  assignment  of any such sublease, if applicable
and/or such other security  as Landlord may require) to pay
monthly  to  Landlord,  as additional  rent  hereunder,  an
amount equal to fifty percent  (50%)  of  all  rent  and/or
other   consideration  payable  by  any  such  assignee  or
sublessee  to  Tenant  to  the extent that such rent and/or
other consideration exceeds,  on  a  pro rata basis, a sum,
amount  or  rate  in excess of the Base Rent  at  the  time
payable hereunder by  Tenant  per  square  rentable foot so
affected  by  any  such  assignment  or sublease;  and  the
proposed  assignment  or  sublease  and  the  documentation
therefor  shall  be  otherwise  reasonably  acceptable   to
Landlord.  (In  calculating the additional rent that may be
due Landlord under  the preceding sentence, Tenant shall be
credited with the actual  reasonable  costs  paid  by it in
connection with consummating such assignment or subletting,
averaged  over  the  remaining  term  in  respect  of  such
assignment  or  subletting).  In  connection  with any such
proposed assignment or subletting, Tenant and such proposed
assignee or sublessee shall also provide Landlord with such
other  information as it may reasonably request,  including
(but not  limited  to) a certification in affidavit form of
all rental and other  consideration  proposed to be paid in
connection with the proposed assignment  or  subletting. If
Tenant  shall  at any time claim that Landlord unreasonably
withheld  its  consent   to   a   proposed   assignment  or
subletting, that question shall be submitted to arbitration and if Tenant prevails Landlord's sole obligation or liability shall be to so consent thereto. Any and all costs related to separating the demised premises to accommodate a subletting or a partial termination of this lease resulting from Tenant's seeking to enter into a partial subletting, including all construction costs related to modifying the demised premises, shall be borne and paid for solely by Tenant.

               B.   If Tenant is a corporation, Tenant may,
without  Landlord's consent, assign its  interest  in  this
Lease (i) to any corporation which is a successor to Tenant
either by  merger  or consolidation, (ii) to a purchaser of
all or substantially  all of Tenant's assets (provided such
purchaser  shall have also  assumed  substantially  all  of
Tenant's liabilities),  or  (iii) to a corporation or other
entity which shall (1) control,  (2)  be  under the control
of, or (3) be under common control with, Tenant  (the  term
"control"  as used herein shall be deemed to mean ownership
of more than  50`70  of  the  outstanding voting stock of a
corporation, or other majority equity and control interest,
if not a corporation). Tenant may  also sublease all or any
portion of the Premises to an entity  described  in  clause
(iii) without Landlord's consent. As conditions to any such
assignment  or  subletting,  (a)  Tenant  shall  not  be in
default  in the performance of any of its obligations under
this Lease,  (b)  prior  to  such  subletting  Tenant shall
furnish   landlord  with  the  name  of  any  such  related
corporation,  together  with  a certification of Tenant and
such other proof as Landlord may  reasonably  request  that
such  assignee  or  sublessee  is  a related corporation of
Tenant, and (c) in the reasonable judgment  of Landlord the
proposed subtenant shall be of a character in  keeping with
the standards of Landlord for the Building. In the event of
any assignment or subletting described above, (a)  any such
assignee  or subtenant shall use the Premises in accordance
with Article  2 of this Lease, (b) the principal purpose of
such assignment or sublease shall tot be the acquisition of
Tenant's interest  in this Lease (except if such assignment
or sublease is made  pursuant  to  clause (iii) and is made
for a valid intracorporate business  purpose,  and  (c) any
such assignee shall have a net worth and annual income  and
cash flow, determined in accordance with generally accepted
accounting  principles,  consistently applied, after giving
effect  to  such  assignment,  equal  to  or  greater  than
Tenant's net worth  and  annual income and cash flow, as so
determined, on the date of  such  assignment. Tenant shall,
within ten (10) days after execution  thereof,  deliver  to
Landlord  (a) a duplicate original instrument of assignment
(or sublease) in form and substance reasonably satisfactory
to Landlord,  duly  executed by Tenant (and the subtenant),
and (b) an instrument  in  form  and  substance  reasonably
satisfactory to Landlord, duly executed by the assignee, in
which such assignee shall assume observance and performance
of, and agree to be personally bound by, all of the  terms,
covenants and conditions of this Lease on Tenant's part  to
be  observed  and  performed; provided, however, that in no
event shall such assignment  relieve or release Tenant from
any  of  its obligations hereunder.  Except  as  set  forth
above, either  a  transfer of a controlling interest in the
shares of Tenant (if Tenant is a corporation or trust) or a
transfer of a majority  of the total interest in Tenant (if
Tenant is a partnership)  at  any one time or over a period
of time through a series of transfers,  shall  be deemed an
assignment of this Lease and shall be subject to all of the
provisions  of  paragraph  11,   and  this  paragraph   46,
including,  without limitation, the requirement that Tenant
obtain Landlord's  prior  consent  thereto. The transfer of
shares of Tenant (if Tenant is a corporation or trust), for
purposes of this paragraph, shall not  include  the sale of
shares by persons other than those deemed "insiders" within
the  meaning  of  the  Securities Exchange Act of 1934,  as
amended,    which    sale   is   effected    through    the
"over-the-counter market" or through any recognized stock exchange.

               C.   Tenant agrees  not  to  advertise or in
arty manner list the demised premises, or any part thereof, for rent or assignment or subletting without Landlord's prior written consent in each instance. Any consent granted by Landlord pursuant hereto shall not, in any event, otherwise alter or modify the other provisions of this lease related to assignments or sublettings by Tenant.

               Except as specifically set forth in this Article, nothing in this Article is intended to modify the provisions of Article 11 of this lease.

          47.  Landlord  and  Tenant represent, warrant and
confirm that Winoker Realty Co.,  Inc.  is  the only broker
with  whom it has dealt with respect to this lease  or  the
demised  premises.  Landlord  and Tenant agree to indemnify
and save each other harmless of,  from and against any, and
all claims (and all expenses and fees,  including attorneys
fees, related thereto) for commissions or compensation made
by any other broker or entity, arising out  of  or relating
to  the  acts  of the indemnifying party, its employees  or
agents.  As, if and  when  this  lease  shall  be  mutually
executed and  delivered  by  Landlord  and Tenant, Landlord
agrees  to  pay  any  commission  that  may  be   due   the
above-named   broker  in  connection  with  this  lease  in
accordance with a separate agreement between Landlord and said broker.

          48.  Tenant  agrees,  at  its  sole  expense,  to
maintain  and  keep in good order, condition and repair all
air-conditioning  equipment  now or at any time serving the
demised premises. In furtherance  thereof,  Tenant,  at its
sole  cost  and expense, shall obtain (and maintain in full
force and effect during the term hereof) a service contract
covering   the    repair    and    maintenance    of   such
air-conditioning equipment, which service contract shall be
reasonably acceptable to Landlord. If Tenant shall  fail to
obtain  (or maintain) the aforesaid service contract,  then
Landlord,  at Tenant's sole cost and expense, may procure a
reasonable service  contract on Tenant's behalf. Tenant, at
its cost and expense,  shall  have  the  right to add to or
replace the existing air conditioning units  with new units
(including  air-cooled units), subject to Landlord's  prior
approval thereof,  which shall not be unreasonably withheld
or delayed. To the extent  that  any  air-conditioning unit
now  or at any time servicing the demised  premises  is  or
shall  be connected to a central water cooling tower of the
Building, Tenant shall be obligated to pay to Landlord (for
each calendar  year during the term hereof, and prorated to
the extent of any  year  less  than  a  calendar  year)  as
additional   rent,   One   Thousand   Two  Hundred  Dollars
($1,200.00) per annum in equal monthly advance installments on the dates upon which installments of Base Rent are payable hereunder. Tenant agrees to reasonably cooperate with Landlord and otherwise to abide by all reasonable regulations and requirements which Landlord may prescribe to permit the proper functioning and protection of the heating and air conditioning systems. Tenant understands that the Building's cooling tower(s) shall be available between May 15th and September 15th on business days
(Monday through Friday, holidays excepted) from 8 A.M. to 6
P.M. If Tenant requires the use of such facilities on other days or other hours, Tenant agrees to pay as additional rent such charges therefor as Landlord may require.

          49.  (1)  As long as Tenant is not in  default in
the  payment  of  any  Base Rent or additional rent or  any
other charge at any time  due  and payable hereunder or the
performance or observance of any covenants or provisions of
this lease on Tenant's part to be  observed  or  performed,
but  subject  in any event to the other provisions of  this
Article, Landlord  shall  furnish  the electric energy that
Tenant shall reasonably require for ordinary reasonable use
in the demised premises on a rent inclusion basis. That is,
there shall be no charge to Tenant for such electric energy
by way of measuring the same on any  meter,  such  electric
energy  being  included  in  Landlord's  services which are
covered by the Base Rent reserved hereunder. Landlord shall
not  be  liable  in  any way to Tenant for any  failure  or
defect  in  the  supply or  character  of  electric  energy
furnished  to  the  demised   premises  by  reason  of  any
requirement, act or omission of the public utility serving the Building with electricity or for any other reason whatsoever (other than Landlord's gross negligence or willful misconduct). Throughout the term of this lease, Landlord reserves the right to approve the electrical equipment which Tenant may desire to utilize in the demised premises (other than ordinary office equipment such as personal computers) and any additions, supplements or replacements thereof. Tenant shall furnish, and maintain and install all fighting tubes, lamps, starters, bulbs, and ballasts required in the demised premises, at Tenant's expense, or, at Landlord's election, shall purchase same from Landlord and shall pay Landlord's charges therefor on demand,

               (2)  Tenant's   use  of  and/or  demand  for
electric energy in the demised premises  shall  not  at any
time   exceed   the  capacity  of  any  of  the  electrical
conductors, risers,  feeders,  wiring  and  equipment in or
otherwise serving the demised premises. In order  to insure
that  such  capacity  is not exceeded and to avoid possible
adverse effect upon the  electric  service of the Building,
Tenant shall not, without Landlord's  prior written consent
in   each   instance,  connect  any  additional   fixtures,
appliances or  equipment  (other  than  lamps, typewriters,
personal  computers and other usual small  business  office
machines having  electric  current  requirements similar to
electric typewriters and the electrical  equipment that may
have been initially approved by Landlord)  to  the electric
distribution system of the Building or make any  alteration
or addition to the electric system of the demised premises.
If  Landlord  grants  such  consent, all additional risers,
feeders, or other conductors or equipment required therefor
shall be provided by Landlord and the cost thereof shall be
paid by Tenant upon Landlord's  demand.  As  a condition to
granting such consent, Landlord may require Tenant to agree
to  an  increase  in the Base Rent by an amount which  will
reflect the then value  to Tenant of the additional service
to  be  furnished  by  Landlord,  that  is,  the  potential
additional  electrical energy  and/or  demand  to  be  made
available to  Tenant  based  upon  the estimated additional
capacity of such additional risers,  feeders, conductors or
other  equipment.  If  Landlord  and  Tenant  cannot  agree
thereon, such amount shall be determined in accordance with
the procedure set forth in subdivision (3) of this Article.
Pending  the  determination of such increase  Landlord,  if
requested by Tenant,  may  make  such additional electrical
service  available  to  Tenant provided  Tenant  agrees  in
writing to pay the increase  in  accordance with Landlord's
initial   determination   while  such  dispute   is   being
determined.  When  the  amount   of  such  increase  is  so
determined,   the  patties  shall  execute   an   agreement
supplementary to this lease in the form prepared by Landlord to reflect such increase in the amount of Base
Rent and the amount as determined by the procedure set forth in said subdivision (3), effective from the date such additional service is made available to Tenant, but such increase shall be effective from such date even if such supplementary agreement is not executed. Landlord may withhold its consent until a written agreement thereon is reached. Additionally, throughout the term of this lease, Landlord shall have the right and privilege, from time to time, to survey the plans and specifications for the demised premises and the actual installations made or utilized by Tenant therein in order to determine the nature of Tenant's equipment and installations and the value of the electrical service being or to be furnished to Tenant.
It is agreed that on the date of execution of this lease there is included in Base Rent the sum of $27,519.25 in respect of electrical service. Such estimate of the value of electrical service to Tenant shall be based upon total connected load, as well as the electrical service then necessary for the operation of all lighting and other electrical equipment in the demised premises. If any such survey shall result in a determination that the value to Tenant of the electrical service and/or demand being furnished is or should be above that then included therefor in the Base Rent hereunder, Landlord shall notify Tenant thereof and (unless Tenant objects thereto within ten (10) days of receipt of such notice - in which event the amount of the =tease in Base Rent shall be determined pursuant to the procedure set forth in subdivision (3)) the Base Rent shall be appropriately increased on an annual basis from and as of the date of any such survey, or as of such earlier date as it may be determined that Tenant has been receiving such additional value. Upon request of Landlord, Tenant shall execute an agreement supplementary to this lease confirming any increases in Base Rent pursuant hereto, but such increase shall become effective regardless of whether any such supplementary agreement is executed.

               (3)  Wherever in this Article it is provided
that an amount or value shall be determined in accordance with the procedure set forth in subdivision (3), it is intended that the following procedure shall be followed:

       Landlord    shall    select   a   reputable
       independent electrical  engineer or utility
       consultant at the expense  of  land-lord to
       determine  the  amount or value. If  Tenant
       disagrees with the  findings  of Landlord's
       engineer,  Tenant,  within  ten  (10)  days
       after  Landlord  shall have delivered  such
       findings to Tenant,  shall  have the right,
       at Tenant's expense, to select  a reputable
       independent    electrical    engineer    to
       determine  the  amount and such party shall
       make such determination  within twenty (20)
       days  after  such  selection.  If  Tenant's
       engineer  disagrees with  the  findings  of
       Land-lord's   representatives,   Landlord's
       representative and Tenant's engineer  shall
       select   a   third   reputable  independent
       engineer  or  utility  consultant,  at  the
       equal expense of Landlord  and  Tenant,  to
       determine such amount and his determination
       shall   be   binding  and  conclusive  upon
       Landlord   and   Tenant.    If   Landlord's
       representative and Tenant's engineer cannot
       agree   upon  the  selection  of  a   third
       engineer  or utility consultant, the amount
       shall  be  determined   by  arbitration  as
       provided    for   hereinafter.    In    all
       situations,    however,     pending     the
       determination  of  such  dispute,  the Base
       Rent and increases thereof shall be payable
       in   accordance   with  Landlord's  initial
       determination.

               (4)  If at  any time or times after the date
of  this lease the public utility  rate  schedule  for  the
supply  of  electric  current  to  the  Building  shall  be
increased  for  whatever  reason  during  the  term of this
lease,  or  any  charges,  fuel  adjustments  or taxes  are
imposed  upon  landlord  in  connection  therewith  or  are
increased,   the   Base   Rent  herein  reserved  shall  be
appropriately  increased by  the  same  percentage  as  the
resulting increase  in Landlord's actual cost of furnishing
electric service to the  demised premises. When the amounts
of such adjustments are so  determined, Landlord and Tenant
shall execute an agreement supplementary hereto as prepared
by Landlord to reflect such adjustments  in  the  amount of
the  Base  Rent, effective from the effective date of  such
increase in  the  public  utility  rate  schedule; but such
adjustment  shall be effective from the effective  date  of
the change in  rates  or imposition of or change in charges
or  taxes,  as the case may  be,  whether  or  not  such  a
supplementary   agreement  is  executed.  If  Tenant  shall
require electric energy for the conduct of business or use of electric energy (other than DE MINIMIS amounts) after normal business hours, then Landlord shall have the right to cause a survey to be made as herein provided.

               (5)  In  any  event. Landlord also  reserves
the  right,  for  any  reason,  to  discontinue  furnishing
electric energy to Tenant in the  demised  premises  at any
time  upon not less than thirty (30) day's notice to Tenant
or upon  such  shorter  notice  as  may  be required by the
public utility serving the Building. However,  in the event
of  Tenant's  default in payment of any rent due under  the
terms of this lease or otherwise, in addition to Landlord's
other remedies  by  reason  thereof,  Landlord may, without
notice, discontinue the service of electric  energy  to the
demised  premises  for  the duration of such default or the
term  hereof (as Landlord  may  elect),  without  releasing
Tenant  from  any  liability  under  this lease and without
Landlord  incurring any liability for any  damage  or  loss
sustained by  Tenant  by such discontinuance of service. If
Landlord exercises such right of discontinuance, this lease
shall  continue in full  force  and  effect  and  shall  be
unaffected  thereby, and the same shall not be deemed to be
a lessening or diminution of services within the meaning of
any law, rule  or  regulation  now  or  hereafter  enacted,
promulgated or issued, except only that, from and after the
effective  date of such discontinuance, Landlord shall  not
be obligated  to  furnish electric energy to Tenant and the
Base Rent shall be  reduced  to exclude the amount included
in Base Rent in respect of electrical  service,  but  in no
event   shall  the  Base  Rent  be  reduced  by  more  than
$27,519.25  on  an  annual  basis, plus any increase in the
Base Rent effected pursuant to this Article 48. If Landlord
so  discontinues  furnishing  electric  energy  to  Tenant,
Tenant at Tenant's expense shall arrange to obtain electric
energy directly from the public  utility company furnishing
electric   service  to  the  Building.   Except   in   such
circumstances where a discontinuance of the furnishing of electric energy results from or relates to a default by Tenant, such electric energy may be furnished to Tenant by means of the then existing Building system feeders, risers and wiring to the extent that the same are available, suitable and safe for such purposes. All meters and additional panel boards, feeders, risers, wiring and other conductors and equipment which may be required to obtain electric energy directly from such public utility company shall be installed and maintained by Tenant at its expense;
provided, however, that Tenant shall make no alterations or additions to the electric equipment and/or appliances without the prior written consent of Landlord in each instance. Landlord shall not in any wise be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of electric energy is changed or is no longer available or suitable for Tenant's requirements. Tenant shall be liable for all loss or damage sustained in connection with its supply of the electric energy.

               (6)  At no  time  shall  Tenant's  connected
electrical load in the demised premises exceed 4 watts per square foot. Tenant has reviewed the electrical capacity available to the demised premises and represents that it is satisfied therewith. For the purposes of this subdivision
(6) only, it is agreed that the  demised  premises  contain
10,007 square feet.

               (7)  If  any  tax  is  imposed upon Landlord
with respect to electrical energy furnished as a service to Tenant by any Federal, State or Municipal Authority,
Tenant, unless prohibited by law or by any governmental authority having jurisdiction over same, shall pay to Landlord, on demand, Tenant's pro rata share of such taxes net of tenant's share of any credits received by Landlord attributable to the period succeeding the Commencement
Date.

               (8)  Tenant    shall    enter    into   such
modifications of this lease as Landlord may from time to time request in connection with any requirement of any public utility or any requirement of law pertaining to electric energy service or charges therefor.

          50.  Tenant  shall  not create or  suffer  to  be
created or to remain, and shall  (within  thirty  (30) days
after   the   filing   or  imposition  thereof)  remove  or
discharge, by bonding or  payment, any lien, encumbrance or
charge upon the demised premises  or  the  real property of
which  the  same  forms a part caused by or in  any  manner
related to any act or alleged act of commission or omission
on the part of Tenant, or any of its agents or contractors.
Further, should any such lien be bonded and should landlord
or its agents be thereafter  named as a party to any action
or  proceeding in respect of such  bond  or  claim,  Tenant
agrees  to  indemnify  and  save  harmless Landlord and its
agents in respect thereof and to pay all costs and expenses
(including legal fees) of Landlord  and  its agents related
thereto.  Tenant  agrees to surrender the demised  premises
free  and  clear  of all  liens,  charges  or  encumbrances
thereon of every nature and description, and free and clear
of all violations thereon  placed  by  any  governmental or
quasi-governmental body resulting from any act  of omission
or commission on the part of Tenant or any of its agents or
contractors,  or  otherwise  related  to  Tenant's  use  or
occupancy  of  the  demised premises. Nothing in this lease
contained shall be construed as constituting the consent or
request  of  Landlord  to   any   contractor,   laborer  or
materialman for the perfoRMANCE of any labor or services or the furnishing of any materials for the improvement or repair of the demised premises.

          51. Whenever Landlord is required or desires to send any notice or other communication to Tenant under or pursuant to this lease, it is understood and agreed that such notice or communication, if sent by Landlord's agent
(of whose agency Landlord shall have advised Tenant), for all purposes shall be deemed to have been sent by Landlord.
Landlord hereby advises Tenant that Landlord's current agent is Winoker Realty Co., Inc. 1410 Broadway, New York,
New York 10018. Copies of all notices by Tenant to Landlord shall be sent to Landlord's agent, attention: Mr. Barry
Bernstein, in the same manner as provided in Article 28 hereof for the giving of notices to Landlord.

          52. At any time and from time to time within five (5) business days after written demand therefor, Tenant shall execute, acknowledge and deliver to Landlord, without charge, a statement addressed to Landlord (and/or such other persons or parties as Landlord shall require), certifying that to the best knowledge of Tenant, this lease is in full force and effect and is unmodified (or, if there have been modifications, specifying same) and setting forth the dates to which the rentals and other charges payable hereunder have been paid and stating that Landlord is not in default in the performance of any of the covenants or agreements on its part to be performed hereunder (or, if that is not the case, specifying each particular in which Tenant alleges that Landlord is in default) and certifying as to such other items in respect of this lease as Landlord may reasonably require.

          53.  Landlord  and  Tenant, respectively,  hereby
each releases the other party (which  term  as used in this
Article  shall  include  such  party's  employees,  agents,
partners,  officers, shareholders and directors)  from  all
liability,  whether   for   negligence   or  otherwise,  in
connection with loss covered by any insurance policies which the releasor carries with respect to the demised premises, or any interest or property therein or thereon
(whether or not such insurance is required to be carried under this lease), but only to the extent that such loss is collectible under such insurance policies. Such release is also conditioned upon the inclusion in the applicable policy or policies of a provision whereby any such release shall not adversely affect said policies, or prejudice any right of the releasor to recover thereunder. Each party agrees that its insurance policies aforesaid will include such a provision so long as the same shall be obtainable without extra cost, or if extra cost shall be charged therefor, so long as the other party shall be willing to pay such extra cost. If extra cost shall be chargeable therefor, the holder of the policy shall advise the other parry of the amount of the extra cost, and the other patty at its election may pay the same, but shall not be obligated to do so.

               Additionally,  Tenant  hereby  covenants and
agrees forever to indemnify and hold Landlord harmless from
and   against  any  and  all  claims,  actions,  judgments,
damages,   liabilities,   losses,  or  expenses,  including
attorneys' fees, in connection  with  damage to property or
injury or death to persons, or any other  matters,  arising
from  or  out of the use, alteration, or occupation of  the
demised premises. In case Landlord shall be made a party to
any litigation  commenced  against  Tenant or others, their
Tenant shall protect and hold Landlord forever harmless and
shall  pay  all  costs  and expenses, including  attorneys'
fees, incurred or paid by  Landlord in connection with such
litigation. In furtherance of  Tenant's  obligations  under
this Article and this lease (but not in limitation thereof)
Tenant  covenants and agrees, at its sole cost and expense,
to carry  and  maintain in force from and after the date of
this lease and throughout  the  term  hereof  (i) workmen's
compensation   and   other  required  statutory  forms   of
insurance, in statutory  limits,  and  u comprehensive
general public liability insurance, which  shall be written
on  an occurrence basis, naming Tenant as the  insured  and
naming   Landlord  and  its  agent  and,  if  requested  by
Landlord,  the  lessor under any ground or underlying lease
or  others having  an  interest  in  the  land  and/or  the
Building  of  which  the  demised  premises form a part, as
additional insureds, in limits of not  less than $5,000,000
combined  single  limit for bodily and personal  injury  or
death and for property  damage  of not less than $1,000,000
per  occurrence,  including  water  damage   and  sprinkler
leakage  coverage,  protecting  the aforementioned  parties
from all such claims for bodily or personal injury or death
or  property  damage  occurring  in or  about  the  demised
premises and its appurtenances. All  insurance  required to
be maintained by Tenant shall be carried with a company  or
companies acceptable to Landlord licensed to do business in
the  State  of  New York, shall be written for terms of not
less than one year,  and Tenant shall furnish Landlord (and
any other parties required  to  be designated as additional
insureds  under  any  such  policies)   with   certificates
evidencing  the  maintenance  of  such  insurance arid  the
payment of the premiums therefor, and with renewals thereof
and  evidence  of the payment of the premiums  therefor  at
least thirty (30)  days prior to the expiration of any such
policy or policies.  Such  policy  or  policies  shall also
provide that it or they shall not be canceled or materially
altered  without giving Landlord at least twenty (20)  days
prior  written   notice   thereof,   sent  to  Landlord  by
registered mail at Landlord's address to which notices are required to be sent to Landlord hereunder. Upon Tenant's default in obtaining or delivering any such policy or policies or failure to pay the premiums therefor, Landlord
(in addition to and not in limitation of its other rights, remedies and privileges by reason thereof) may (but shall not be obligated to) secure or pay the premium for any such policy or policies and charge Tenant as additional rent therefor an amount equal to one hundred ten (110%) percent of Landlord's costs therefor.

          54.  Notwithstanding  anything  herein  or in any
rule  of  law  or  statute to the contrary, it is expressly
understood and agreed  that  to  the  extent  that Landlord
shall at any time have any liability under, pursuant  to or
in  connection  with  this  lease,  neither  Tenant nor any
officer,  director,  partner,  associate, employee,  agent,
guest, licensee, or invitee of Tenant  (or  any other party
claiming  through  or  on behalf of Tenant) shall  seek  to
enforce any personal or  money  judgment  against Landlord,
but  shall only pursue any such rights or remedies  against
Landlord's   interest   in   the  Building  (including  all
insurance proceeds and condemnation awards). In addition to
and not in limitation of the foregoing  provision  of  this
Article  it  is  agreed  that,  in  no  event  and under no
circumstances,  shall  Landlord  nor any officer, director,
partner,  associate,  employee,  agent,   guest,  licensee,
invitee or principal (disclosed or undisclosed) of Landlord
have any personal liability or monetary or other obligation
of any kind under or pursuant to this lease. Any attempt by
Tenant   or  any  officer,  director,  partner,  associate,
employee,  agent, guest, licensee, or invitee of Tenant (or
any other party claiming through or on behalf of Tenant) TO
seek to enforce  any such personal liability or monetary or
other  obligation  shall,   in   addition  to  and  not  in
limitation of Landlord's other rights,  powers,  privileges
and  remedies under the terms and provisions of this  lease
or  otherwise   afforded   by   law   in  respect  thereof,
immediately vest Landlord with the unconditional right and option to cancel this lease on five (5) days' notice to Tenant.

          55.  Anything  contained  in  Article 7 hereof to
the contrary notwithstanding, Tenant covenants  and  agrees
that,  except  as  herein  otherwise  set forth, this lease
shall  not  terminate upon the termination  of  any  ground
lease or underlying lease or mortgage at any time affecting
the real property  of  which  the  demised premises forms a
part. If for any reason or cause whatsoever any such ground
or  underlying  lease is terminated by  summary  dispossess
proceedings or otherwise  or  if  such ground or underlying
lease is terminated through foreclosure proceedings brought
by  the  holder  of any mortgage to which  such  ground  or
underlying  lease  is   subject   and/or   subordinate   or
otherwise, or if Landlord's fee title is foreclosed upon by the holder of any mortgage thereon, all without Tenant having been made a party in any such dispossess and/or foreclosure proceeding, Tenant shall attorn to the lessor under such ground or underlying lease or the purchaser in any such foreclosure proceeding, as the case may be, and this lease shall not be affected in any way whatsoever
(except as herein otherwise expressly provided) by any such proceeding or termination, and this lease shall continue in full force and effect in accordance with its terms; but if Tenant. shall be named in any such dispossess and/or foreclosure proceeding, this lease and Tenant's estate shall be terminated thereby.

               If  such ground or  underlying  lease  shall
terminate or any such  mortgage  be  foreclosed, and Tenant
shall attorn to the lessor under such  ground or underlying
lease or the purchaser in any such foreclosure  proceeding,
such  lessor  or purchaser shall not be required to  accept
attornment  by  Tenant  unless  such  attornment  shall  be
pursuant to a written  agreement required by such lessor or
purchaser,  which,  among   other   things,  shall  contain
provisions to the effect that in no event shall such lessor
or  purchaser,  as  landlord, (a) be obligated  to  repair,
replace or restore the  Building or the demised premises in
the  event of damage or destruction,  beyond  such  repair,
replacement   or   restoration   as   can   be   reasonably
accomplished from the net proceeds of insurance actually received by or made available to such landlord, (b) be responsible for any previous act or omission of the landlord or the tenant under such ground or underlying lease or for the return of any security deposit unless actually received by such landlord, (c) be subject to any liability or offset accruing to Tenant against Landlord,
(d) be bound by any previous modification or extension of this lease unless previously consented to, or (e) be bound by any previous prepayment of more than one month's rent or other charge.

          56. Article 22 hereof is hereby amended to add the following:

               If the demised  premises are not surrendered
and vacated as and at the time required by this lease (time
being of the essence), Tenant shall  be  liable to Landlord
for (a) all losses and damages which Landlord  may incur or
sustain  by  reason thereof, including, without limitation,
attorneys'  fees,   and  Tenant  shall  indemnify  Landlord
against all claims made by any succeeding tenants against Landlord or otherwise arising out of or resulting from the failure of Tenant timely to surrender and vacate the demised premises in accordance with the provisions of this lease, and (b) per diem use and occupancy in respect of the demised premises equal to two times the Base Rent and additional rent payable hereunder for the last year of the term of this lease (which amount Landlord and Tenant presently agree is the minimum to which Landlord would be entitled and is presently contemplated by them as being fair and reasonable under such circumstances and not A penalty). In no event shall any provision hereof be construed as permitting Tenant to hold over in possession of the demised premises after expiration or termination of the term hereof.

          57.  Supplementing Article 9 hereof,  if landlord
shall not have substantially completed any repairs required
to be made by Landlord pursuant to Article 9 hereof (or any
repairs  Landlord  shall  elect  to  make pursuant to  such
Article) within twelve (12) months after  the fire or other
casualty, then Tenant may elect to terminate  this Lease by
notice  to Landlord not later than ten (10) days  following
the expiration  of  such  twelve  (12)  month  period.  The
aforesaid  period  shall  be  extended to the extent of any
delays  caused by Tenant. If Tenant  makes  such  election,
then the Term of this Lease shall expire upon the thirtieth
(30th) day after notice of such election is given by Tenant
and Tenant shall vacate the Premises and surrender the same
as if such date were the Expiration Date. Tenant shall give
prompt notice  to  Landlord  of any fire, accident, loss or
damage  or  dangerous  or  defective  condition  materially
affecting the demised premises  or  any part thereof or the
fixtures  or other property of Landlord  therein  of  which
Tenant has  any  knowledge. Such notice shall not, however,
be  deemed  or  construed   to  impose  upon  Landlord  any
obligation to perform any work to be performed by Tenant under this lease or not otherwise hereunder undertaken to be performed by Landlord.

          58.  Tenant  understands  and  acknowledges  that
Landlord  may  alter,  restore and/or renovate the entrance
lobby and/or other portions  of  the Building and that such
alterations, restoration and/or renovation or other work in
the  Building  may  result  in  certain  inconveniences  or
disturbances to Tenant and other  occupants of the Building
(including, without limitation, the temporary relocation of
the  entrance  to  the Building). Tenant  agrees  that  the
performance of any such  work  shall  not  constitute or be
deemed  to be a constructive eviction or be grounds  for  a
termination of this lease or the term hereof, nor shall the
same in any way affect the obligations of Tenant under this
lease, including, without limitation, the obligation to pay
the rents herein reserved or give Tenant the right to claim
damages or  any matter or thing from Landlord or Landlord's
agent(s) or contractor(s).  Landlord  reserves  the  right,
without  liability  to Tenant and without any abatement  of
Rents  or  claim  of  constructive  eviction,  to  stop  or
interrupt any or all services under this Lease, and the use
of any Building Systems  or other facilities, at such times
as  Landlord may deem reasonably  necessary  by  reason  of
accidents,  strikes,  making  of  repairs,  alterations  or
improvements,  inability to secure a proper supply of fuel,
gas, steam, water,  electricity,  labor or supplies, or any
other  similar  or  dissimilar  causes   whatsoever  beyond
Landlord's   reasonable   control.  No  such  stoppage   or
interruption shall entitle Tenant to any diminution or abatement of Rents or any other compensation whatsoever, or result in alteration or reduction of any of Tenant's obligations under this Lease. Notwithstanding anything to the contrary contained in this Lease, in the event landlord is not providing basic services under this Lease for a period of seven (7) consecutive Business Days and such interruption is not as a result of labor strikes or force majeure, then Tenant shall be entitled to an abatement of rent hereunder until such services are restored.

          59.  If  during  the  term of this lease,  Tenant
shall fail to pay the Base Rent or  additional  rent or any
other  charge  at any time due or payable hereunder  within
ten (10) days after  same is due and payable, Tenant agrees
to pay to Landlord, as  and  for  a  late  charge by reason
thereof,  without further notice or demand by  Landlord,  a
sum equal to $.10 for every dollar thereof, which sum shall
be considered as additional rent. Nothing contained in this
Article is  intended  to grant Tenant any extension of time
in respect of the due dates  for  any  payments  under this
lease, nor shall same be construed to be a limitation of or
a   substitution   for   any  other  rights,  remedies  and
privileges of Landlord under this lease or otherwise.

          60. Whenever any default, request, action or inaction by Tenant causes Landlord to engage an attorney and/or incur any other costs or expenses, Tenant agrees that it shall pay and/or reimburse Landlord for such costs or expenses within ten (10) days after being billed therefor.

          61. Article 31 hereof is hereby amended to add the following:

               Subject   to   its   security   regulations,
Landlord shall allow access  to  the  premises  twenty-four
(24) hours a day, seven (7) days a week and outside the periods provided in (a) hereof, one elevator shall be on call.

          62. Article 32 hereof is hereby amended to add the following:

If Landlord at any time utilizes any portion of the security deposit in respect or by reason of default by Tenant, Tenant shall, within five (5) days after demand, restore and pay to Landlord the amount so utilized.

          63.  If at the commencement of, or at any time or
times during the term of this lease, the  rents reserved in
this lease shall not be fully collectible by  reason of any
Federal,  State,  County,  City or other governmental  law,
proclamation, order or regulation, or direction of a public
officer or body pursuant to  law,  Tenant  shall enter into
such agreements and take such other steps as  Landlord  may
request  and  as  may  be  legally  permissible  to  permit
Landlord  to  collect the maximum rents which may from time
to  time  during   the   continuance  of  such  legal  rent
restriction be legally permissible (but not in excess of the amounts reserved therefor under this lease). Upon termination of such legal rent restriction prior to the expiration of the tern of this lease, (a) the rents shall become and thereafter be payable hereunder in accordance with the amounts reserved in this lease for the periods following such termination and (b) Tenant shall pay to Landlord, if legally permissible, an amount equal to (i) the rents which would have been paid pursuant to this lease but for such legal rent restriction less (ii) the rents paid by Tenant to Landlord during the period or periods such legal rent restriction was in effect.

          64. Article 17 hereof is hereby amended to add the following:

               If  Tenant  defaults  in the payment of Base
Rent or any item of additional rent reserved  herein or any
part  of  either  or  in  making  any  other payment herein
required,  then  in  any one or more of such  events,  upon
Landlord  serving a written  ten  (10)  days'  notice  upon
Tenant specifying  the  default  and upon the expiration of
said ten (10) days if Tenant shall have failed to cure such
default, then Landlord may serve a  written three (3) days'
notice of cancellation of this lease  upon Tenant, and upon
the expiration of said three (3) days this  lease  and  the
term hereunder shall end and expire as fully and completely
as  if the expiration of said three (3) day period were the
day herein  definitely  fixed for the end and expiration of
this lease anti the term  hereof and Tenant shall then quit
and surrender the demised premises  to Landlord, but Tenant
shall remain liable as in this lease provided, it being the
intention  of  the  parties  hereto  to  create   hereby  a
conditional limitation.

               Except as specifically set forth in this Article, nothing in this Article is intended to modify the provisions of Article 17 of this lease.

          65. A default by Tenant under this lease shall be considered a default under any other lease Tenant may at any time have in respect of other space in the Building or other space owned or controlled by Landlord or any of Landlord's principals. Similarly, a default by Tenant under any such other lease shall be considered a default under this lease.

          66.  Tenant shall  deposit  with  Landlord on the
signing  of this lease the sum of Fifty-Four Thousand  Four
Hundred Thirteen  and  061100  ($54,413.06)  Dollars, or at
Tenant's option, a "clean," unconditional, irrevocable  and
transferable  letter  of credit (the "LETTER OF CREDIT") in
the same amount, issued by and drawn on a bank satisfactory
to Landlord and which is  a member of the New York Clearing
House for the account of Landlord,  for  a term of not less
than one (1) year, as security for the faithful performance
and  observance  by  Tenant  of  the terms, conditions  and
provisions of this lease, including  without limitation the
surrender of possession of the demised premises to Landlord
as herein provided. If Tenant defaults in respect of any of
the  terms,  provisions  and  conditions  of   this  lease,
including,  but  not limited to, the payment of Base  Rent,
additional rent or  any other sum required to be paid under
this lease, Landlord  may  apply or retain the whole or any
part of the security so deposited, or present the Letter of
Credit for payment and apply  or  retain  the  whole or any
part  thereof,  as the case may be, to the extent  required
for the payment of  any  Base Rent, additional rent, or any
other such sum as to which  Tenant is in default or for any
sum which Landlord may expend  or may be required to expend
by reason of Tenant's default in  respect  of  any  of  the
terms,  covenants  and  conditions of this lease, including
but  not  limited  to, any damages  or  deficiency  in  the
reletting of the demised  premises, whether such damages or
deficiency  accrue  or  accrues  before  or  after  summary
proceedings  or other re-entry  by  Landlord.  If  Landlord
applies or retains  any  part of the proceeds of the Letter
of Credit or security so deposited,  as  the  case  may be,
Tenant, upon demand, shall deposit with Landlord the amount
so applied or retained so that Landlord shall have the full
deposit on hand at all times during the term of this lease.
If Tenant shall fully and faithfully comply with all of the
terms,  provisions, covenants and conditions of this lease,
the Letter of Credit or security, as the case may be, shall
be  returned   to  Tenant  reasonably  promptly  after  the
Expiration Date  and  after  delivery  of possession of the
entire demised premises to Landlord as provided  herein. In
the  event  of  a  sale  of the Building or leasing of  the
Building, Landlord shall have  the  right  to  transfer the
Letter  of  Credit or security to the vendee or lessee  and
Landlord shall  thereupon  be  released  by Tenant from all
liability  for  the  return  of  such Letter of  Credit  or
security, as the case may be, and  Tenant  shall  cause the
bank  which  issued  the  Letter  of  Credit  to  issue  an
amendment to the Letter of Credit or a new Letter of Credit
naming  the vendee or lessee as the beneficiary thereunder.
Tenant shall look solely to the new Landlord for the return
of said LETTER  OF  Credit or security, as the case may be.
The provisions hereof  shall  apply  to  every  transfer or
assignment  of the Letter of Credit or security made  to  a
new landlord. Tenant will not assign or encumber or attempt
to  assign or  encumber  the  monies  deposited  herein  as
security and neither Landlord nor its successors or assigns
shall   be  bound  by  any  such  assignment,  encumbrance,
attempted assignment or attempted encumbrance. Tenant shall
renew any  Letter  of  Credit  from  time to time, at least
thirty  (30)  days  prior  to the expiration  thereof,  and
deliver  to  Landlord  a  new  Letter   of   Credit  or  an
endorsement to the Letter of Credit, and any other evidence required by Landlord that the Letter of Credit has been renewed for a period of at least one (1) year. If Tenant shall fail to renew the Letter of Credit as aforesaid, Landlord may present the Letter of Credit for payment and retain the proceeds thereof as security in lieu of the Letter of Credit.

          67.  If any provision of this lease shall be held
invalid    or    unenforceable,    such    invalidity    or
unenforceability shall affect only such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this lease, and this lease shall be enforced as if any such invalid or unenforceable provision were not contained herein.

          68.  Neither the submission of this lease form to
Tenant nor  the  execution  of  this  lease by Tenant shall
constitute  an  offer by Landlord to Tenant  to  lease  the
space  herein  described   as   the   demised  premises  or
otherwise. This lease shall not be or become binding upon landlord to any extent or for any purpose unless and until it is executed by landlord and a fully executed copy thereof is delivered to Tenant or Tenant's counsel.

          69. Landlord shall contribute an amount not to exceed Two Hundred Thousand ($200,000.00) Dollars (the
"TENANT'S WORK ALLOWANCE"), toward the cost of preparing the demised premises for Tenant's occupancy. The Tenant's
Work Allowance will be disbursed by Landlord to Tenant as Tenant's work progresses in the manner set forth in the following paragraphs:

               (a)  Disbursements shall be made by Landlord
only to Tenant upon Tenant's delivery of the following: (i)
requisition  specifying the work and  materials  for  which
payment is requested together with copies of bills from the
contractors and suppliers for such work and materials, (ii)
the written certification  of  Tenant's  architect  to  the
effect  that the amounts so requisitioned are proper in all
respects  and  that  the  work  and  materials  represented
thereby have been installed in accordance with the Tenant's
approved plans, (iii) a written approval by Tenant  of  its
general  contractor's or construction manager's request for
payment, (iv)  full  or  partial  releases of lien from all
parties  performing  work  described  in   the  requisition
referred to in clause (i) above with respect to the work or materials for which payment is being requisitioned, and (v) such other documentation as Landlord or Landlord's lender may reasonably require.(b)Such payments by Landlord to Tenant shall be made once each month within thirty (30) days after Tenant's requisition package is submitted to Landlord. In the event any mechanic's lien shall have been filed relating to any of Tenant's work, the amount thereof may be withheld from payment until such lien has been removed by bond or otherwise.

               (c)  Each  payment  by  Landlord shall be in
the amount properly requisitioned in accordance with the foregoing, less a retainage of ten (10%) percent of the amounts requisitioned.

               (d)  Upon the completion  of  Tenant's  work
and  the  taking  of  occupancy  by  Tenant  of the demised
premises  for  Tenant's  normal  business  operations,  any
retainage  held  by Landlord shall be paid to  Tenant  upon
receipt  of:  (i) the  certificate  of  Tenant's  architect
stating that Tenant's Work has been completed in compliance
with  Tenant's  plans,  (ii)  an  affidavit  from  Tenant's
general contractor  or construction manager (and any direct
contractors  or  subcontractors   performing   portions  of
Tenant's  Work)  stating that all subcontractors,  laborers
and material suppliers  who supplied labor and/or materials
for  Tenant's work (whose  names  and  addresses  shall  be
recited  in such affidavit) have been paid in full and that
all liens  therefor that have been, or might be, filed have
been discharged  of  record  or  waived,  (iii) a complete,
final  release  and  waiver  of  lien with respect  to  the
demised  premises  and the Building  executed  by  Tenant's
general  contractor  or   construction   manager  and  such
contractors,   subcontractors  or  material  suppliers   as
landlord may designate, (iv) any certificates and approvals with respect to Tenant's work that may be required by any governmental authority, and (v) such other documentation as landlord or Landlord's lender may reasonably require.

               (e)  The  Tenant   Work   Allowance  may  be
utilized   by   Tenant  solely  for  the  construction   of
improvements in the  demised  premises  of  a  nature which
would  require  Landlord's consent hereunder (in additions,
installations, electrical and plumbing work) and may not be
applied  toward  the  cost  of  other  Tenant  improvements
including, but not  limited  to,  Tenant's  trade fixtures,
furniture,  equipment,  carpet,  artwork and drapery.  Upon
disbursement of the entire Tenant  Work  Allowance  (or the
portions  thereof disbursed if, upon completion of Tenant's
taking  occupancy   of   the   demised   premises  and  the
performance  of  all alterations to prepare  the  same  for
occupancy, the Tenant  Work  Allowance  is  not exhausted),
Landlord   shall  have  no  obligation  or  liability   for
disbursement  of  any  further  funds  from the Tenant Work
Allowance, and the amount of any excess funds, if any, shall be retained by Landlord.

               (f)  Tenant  shall have the right to utilize
the Building's freight elevator between the hours of 6:00 p.m. and 8:00 a.m. on weekdays and all day on Saturdays and Sundays, provided, however, that Tenant shall pay Landlord for such freight elevator usage (at the regular and reasonable rates charged from time to time by Landlord to all tenants at the Building) as additional rent hereunder within fifteen (15) days of receiving an invoice therefor.
Additionally, during Tenant's initial build-out, Tenant shall have the right to utilize such freight elevator during the hours of 8:00 a.m. to 12:00 noon, on weekdays, without charge, and Landlord shall use reasonable efforts to make available such freight elevator to Tenant during the hours of 12:00 noon to 6:00 p.m., without charge.

          70. Tenant, at its sole cost and expense, shall clean the interior windows of the demised premises not less than twice per annum. All Building contractors which are to be engaged by Tenant for maintenance (including, but not limited to air conditioning, window cleaning, general cleaning and trash removal) shall provide services at market rates to Tenant. If Landlord's designated contractor for any such service charges more than ten (10%) percent above market rates for such services, then Tenant shall have the right to engage another contractor subject to Landlord's reasonable approval.

          71.  Tenant  hereby  guarantees  to  Landlord, as
additional rent hereunder, the payment of any and  all Base
Rent and escalation additional rent that are due under that
certain  lease,  dated June 11, 1992, between Landlord,  as
landlord,   and   N.  Erlanger   Blumgart   &   Co.,   Inc.
("ERLANGER"), as tenant,  covering  the tenth and a portion
of the eleventh floors in the Building,  as  such lease has
been amended by First and Second Amendments of  Lease,  for
the  period  May  1,  1996  through August 31, 1996. Tenant
shall  pay  same  to  Landlord  within  ten  (10)  days  of
receiving written notice from Landlord  that  Erlanger  has
defaulted in the payment of any such amounts. Tenant hereby
confirms  that  it has reviewed the aforesaid lease and all
amendments thereto.  Landlord agrees not to amend or modify
the  Erlanger  lease  or   that   certain   Surrender   and
Termination Agreement, of even date herewith, between Landlord and Erlanger.

          72.  If  there shall be any conflict between  any
provision  contained   in   this   Rider  and  the  printed
provisions of this lease, the provisions of this Rider shall prevail.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

LANDLORD    			TENANT
ROSENTHAL ASSOCIATES,		THE BALSON-HERCULES GROUP LTD.
a New York Partnership

By: /s/Robert Rosenthal      By:
	, as Trustee	     Name: William Milowitz
                	           Title: President


Edythe Gladstein


/s/Rhoda Herrick		    By:
Rhoda Herrick 		    Name:  Jean Talbot
 			    	    Title: Vice-President, Finance and
                                   Administration and Treasurer
/r/Robert M. Rosenthal
Robert M. Rosenthal

          72.  If  there  shall be any conflict between any
provision  contained  in  this   Rider   and   the  printed
provisions of this lease, the provisions of this Rider shall prevail.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

LANDLORD    			TENANT
ROSENTHAL ASSOCIATES,		THE BALSON-HERCULES GROUP LTD.
a New York Partnership

By: The Rosenthal Family
	Trust, as partner


By: __________________        By:
        , as Trustee		Name:William Milowitz
                              Title: President

/s/Edythe Gladstein
Edythe Gladstein


                              By:
Rhoda Herrick    			Name:  Jean Talbot
	 				Title: Vice President, Finance and
				            Administration and Treasurer

Robert M. Rosenthal

          72. If there shall be any conflict between any provision contained in this Rider and the printed provisions of this lease, the provisions of this Rider shall prevail.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

LANDLORD                         TENANT
ROSENTHAL ASSOCIATES,            THE BALSON-HERCULES GROUP LTD.
a New York Partnership

By: The Rosenthal Family
Trust, as partner

By: _____________________         By:/s/William Milowitz
       , as Trustee             	 Name: William Milowitz
                                     Title: President


Edythe Gladstein


                                     By: /s/Larry Mannes
Rhoda Herrick 	                   Name: Larry Mannes
                                     Title: Assistant Secretary Finance

Robert M. Rosenthal

STATE OF NEW YORK      )
                       ) ss:
COUNTY OF NEW YORK     )

          On  the  14{th}  day of May, 1996, before me came
William Millowitz, to me known, who, being duly sworn, did depose and say that he resides at 454 Prospect Avenue, W.
Orange  N.J. and that he is the President  of  The  Balson-
Hercules Group Ltd. and that he, being duly authorized, executed the foregoing Agreement of Lease as the act and deed of said corporation

                 		/s/Kristine M. Kenefick
                        Notary Public

                        Kristine M. Kenefick
                        Notary Public, State of New York
                               No. 01KE5051718
                        Qualified in Queens County
                        Commission Expires Nov. 13, 1997

STATE OF NEW YORK      )
                       ) ss:
COUNTY OF NEW YORK     )

          On  the 14{th} day of May, 1996, before  me  came
Larry Mannes, to me known, who, being duly sworn, did depose and say that he resides at 861 Whetsone Mill Rd., Somerset, MA 02726 and that he is the Assistant Secretary
Finance of The Balson-Hercules Group Ltd. and that he, being duly authorized, executed the foregoing Agreement of Lease as the act and deed of said corporation

                     /s/Kristine M. Kenefick
                     Notary Public

                     Kristine M. Kenefick
                     Notary Public, State of New York
                                No. 01KE5051718
                     Qualified in Queens County
                     Commission Expires Nov. 13, 1997

                                                     EXHIBIT 10.7


      LEASE FOR MARINO TECHNOLOGIES DE MEXICO, S.A. DE C.V.
    ========================================================











                                     LEASE

                             Made and Entered Into
                                    Between

                  IMMOBILIARIA DE MEXQUITIC S.A. DE C.V.

                                  AS LANDLORD

                           MARINO TECHNOLOGIES INC.,
                            a Delaware corporation

                                   AS TENANT

                              Property Located in
                             Mexquitic de Carmona
                            San Luis Potosi, Mexico

                           Dated as of July 21, 1996

                           TABLE OF CONTENTS

ARTICLE TITLE                                      PAGE

     1 PREMISES..................................... 1
     2 TERM..........................................1
     3 PURPOSE AND OPERATIONS........................2
     4 RENT........................................  2
     5 REPAIRS...................................... 4
     6 ALTERATIONS...................................6
     7 SIGNS.........................................7
     8 UTILITIES.....................................7
     9 INSURANCE.....................................7
    10 TAXES.........................................8
    11 END OF TERM...................................9
    12 DAMAGE AND RESTORATION....................... 9
    13 EMINENT DOMAIN...............................10
    14 RIGHTS OF ACCESS.............................11
    15 QUIET ENJOYMENT; SUSPENSION OF OPERATIONS....11
    16 INDEMNIFICATION .............................12
    17 DEFAULT .....................................13
    18 ASSIGNMENT AND SUBLETTING................... 15
    19 HOLDING OVER ................................16
    20 ATTORNEYS' FEES .............................16
    21 NOTICES .....................................16
    22 REMEDIES CUMULATIVE .........................17
    23 WAIVER ......................................17
    24 INTERPRETATION; GOVERNING LAW ...............18
    25 ENTIRE INSTRUMENT ...........................18
    26 SUCCESSORS AND ASSIGNS ......................19
    27 ASSIGNMENT OF RENTS .........................19
    28 LANDLORD'S IMPROVEMENTS .....................19
    29 CONDITIONS TO AND TERMINATION OF LEASE ......22
    30 CERTIFICATES................................ 22
    31 COMMISSIONS .................................23

Exhibit    "A"   Legal Description of Premises
           "B"   Site Plan
           "C"   Specifications Outline
           "D"   Services Outline
           "E"   Section 12.4

                                 LEASE

         THIS LEASE is made and entered into this 1st day of
				July, 1996, by and between

                IMMOBILIARIA DE MEXQUITIC S.A. DE C.V.

                                  and

                      MARINO TECHNOLOGIES INC.,
                        a Delaware corporation

    hereinafter referred to as "Landlord" and 'Tenant",
				respectively.

                              WITNESSETH:

          1. PREMISES

          1.1 Landlord hereby leases to Tenant, and Tenant leases from Landlord, upon the terms and conditions hereinafter set forth, that certain land situated in Mexquitic de Carmona, San Luis Potosi, Mexico, more particularly described in Exhibit "A" attached hereto, and outlined in red on the site plan attached hereto as Exhibit "B" (the "Land");

               Together with the building and improvements to be constructed by Landlord pursuant to Article 31 hereof and all other improvements now or hereafter constructed upon the Land
(the Land and said buildings and improvements being collectively referred to as the "Premises");

               Together with the easements granted Tenant in this Lease and all other rights, easements and appurtenances pertaining to the Premises (the "Easements").

          2. TERM

          2.1 The term of this Lease shall be for an initial period of seven (7) years, which term shall commence on the earlier
of  the  date  of delivery  of  possession  of  the   Premises
in substantially completed condition (as hereinafter defined in Paragraph 28.6) or the date Tenant opens for business in the Premises.

               The entry of Tenant into the Premises for any of the purposes described in Section 14.1 shall, not constitute delivery of possession of the Premises.

          2.2 Provided that Tenant is not then in default under this Lease or any extension thereof, Tenant is hereby granted three (3) successive options to extend the term of this Lease for additional periods of five (5) years each upon giving written notice of its exercise of each said option at least six (6) months but not more than twelve (12) months before the expiration of the original Lease term or preceding option period, as the case may be. The terms and conditions for said renewal periods shall be all of the same terms and conditions as for the original Lease term, except only that the rental to be paid by Tenant shall be as specified in
Section 4.4.

          2.3 Provided Tenant is not then in default under any of the terms of this Lease and subject to the rights of FRAGANCIAS AROMATICAS, S.A. DE C.V. and GRUPO MEXQUITIC, S.A. DE C.V. under the terms of their leases, Tenant shall have an option to purchase the industrial park in its entirety only during the last year of the initial term and during the last year of each subsequent renewal term at the then current fair market value.

          2.4 Provided Tenant is not then in default under any of the terms of the Lease and subject to the rights of FRAGANCIAS AROMATICAS, S.A. DE C.V. and GRUPO MEXQUITIC,
S.A. DE C.V. under the terms of their leases, Tenant shall have a right of refusal in the event landlord enters into a contract to sell the industrial park on the same terms provided for in any such sale contract. Said right of refusal may be exercised within ten days of Landlord providing Tenant with a copy of the proposed sale contract.

          3. PURPOSE AND OPERATIONS

          3.1 The Premises are leased to Tenant for purposes of warehousing and assembly of bags and related activities.

          3.2 Nothing contained in this Lease shall be deemed or construed to impose any affirmative obligation an Tenant to make any particular use of the Premises, or any use thereof at all; and nothing contained in this Lease shall be deemed or construed to require Tenant to keep the Premises open for the conduct of any business during any particular hours, or on any particular days, or at all.

          4. RENT

          4.1 Tenant shall pay to Landlord as rent for the Premises during the Lease term, at Vickerman, Inc., as Agent for Immobiliaria de Mexquitic, S.A. de C.V., P.O. Box 726, Highland Park, Illinois 60036, the following sums per year
(to be adjusted as hereinafter provided), payable in advance in equal monthly installments on the first day of each month during the Lease term:

Total Dollar Total Dollar

YEAR:  1 - 3
DOLLARS/SQ. FT./MO.: $.18
AMOUNT PER YEAR: $245,747.52 (as per 4.3)
AMOUNT PER MONTH: $20,478.96

YEAR:  4 - 7
DOLLARS/SQ. FT./MO.: $.18 plus CPI (as per 4.4(a))
AMOUNT PER YEAR: $245,747.52 (as per 4.3)
AMOUNT PER MONTH: $20,478.96

     In addition to base rent, Tenant shall pay to Landlord
Mexican IVA Tax.

          4.2 Rent for the first and last month of the term shall, if necessary, be prorated based on the number of days within such month falling within the term as compared with the total number of days within such month.

          4.3 If the floor area of the building on the Premises when constructed shall be more or less than One Hundred Thirteen Thousand Seven Hundred Seventy-Two (113,772), square feet, then the yearly rent set out in Section 4.1 shall be adjusted upward or downward, as appropriate, by a dollar amount equal to the number of the square foot difference multiplied by the applicable rent per square foot. Any such recalculation shall take effect as of the commencement of the term. The "floor area of the Premises", as that term is used in this Lease, shall mean the square footage of the each floor of the building located on the Premises measured from the exterior of all perimeter walls as certified to Landlord and Tenant by Landlord's architect in writing upon commencement of the term.

          4.4 (a) On the first day of the fourth lease year and on the first day of each lease year thereafter including each of the option periods as set forth in Section 2.2, the rent shall be increased to an amount equal to an amount determined by multiplying the then current rent by a fraction, the denominator of which shall be the Consumer Price Index (as hereinafter defined) figure published for the month immediately preceding the commencement of the third (3rd) year of the original Lease term, and the numerator of which shall be the Consumer Price Index figure published for the month immediately preceding the date of such adjustment; provided, however, that in no event shall any such adjustment result in a decrease of the rent nor an increase of the rent in excess of three percent (3*%) for the first such adjustment or three percent (3%) for each subsequent adjustment. As used herein, the term "Consumer Price Index" shall mean the United States Department of Labor's Bureau of Labor Statistics' Consumer Price Index, All Urban Wage Earners and Clerical Workers, All Items (1982-84 equals 100), for the United States.

               b) If Landlord lacks the information necessary to determine the adjustment specified in this Section 4.4 on the date of such adjustment, then Tenant shall continue to pay the rent payable immediately prior to such adjustment date and Landlord shall as soon as possible determine the adjustment to the rent and notify Tenant. If the rent for the period following such adjustment date exceeds the amount previously paid by Tenant for such period, then Tenant shall pay the difference to Landlord within thirty (30) days of Landlord's written request therefor.

               (c) If the Consumer Price Index is changed so that the base year differs from the base year used as of the month immediately preceding the commencement of the second
(2nd) year of the original Lease term, then Landlord shall convert the Consumer Price Index in accordance with the conversion factor published by the United States

     Department of Labor's Bureau of Labor Statistics (jcs. If the Consumer Price Index is discontinued or revised during the term, then Landlord shall use such other government index or computation which replaces the Consumer Price Index in order to obtain substantially the same result as would be obtained if the Consumer Price Index had not been discontinued or revised.

          4.5 Security Deposit. Tenant, contemporaneously with the execution of this Lease, has deposited with Landlord's attorneys, Arnstein & Lehr Client Funds Account (also referred to as escrow account), the sun of Sixty One Thousand Four Hundred Thirty Six and 88/100 Dollars ($61,436.88)
(the "Security Deposit"), receipt of which is hereby acknowledged by Landlord. The Security Deposit shall be held without liability for interest. Upon Tenant taking possession of the premises, an amount equal to the first two months rent shall be divided from the security deposit and paid to Landlord as rent for the first two months of the initial term and the remainder of the funds being held shall be paid to Landlord to hold as a security deposit. In the event of Tenant's failure to keep and perform any of the terms, covenants, and conditions of this Lease to be kept and performed by Tenant, Landlord at its option may appropriate and apply the Security Deposit, or so much thereof as may be necessary, to compensate Landlord for all loss or damage sustained or suffered by Landlord by reason thereof. Should the entire Security Deposit or any portion thereof be so appropriated and applied, Tenant upon written demand from Landlord forthwith shall remit to Landlord a sufficient amount in cash to restore the Security Deposit to the original sum deposited, and Tenant's failure to do so within ten (10) days after receipt of such demand, at the option of Landlord, shall constitute a default by Tenant in Tenant's obligations under this Lease and Landlord may pursue its remedies set forth in this Lease without further notice of any kind. Should Tenant comply with all of said terms, covenants and conditions, and promptly pay all of the rental herein provided for as it falls due, and all other sums payable by Tenant to Landlord and other parties, including governmental bodies, as provided hereunder, the Security Deposit shall be returned in full to Tenant within thirty
(30) days after the date on which Tenant vacates the Leased
Premises.

          5. REPAIRS

          5.1 Tenant shall keep the Premises in good condition and repair (including necessary replacements) at Tenant's sole expense, including, without limiting the generality of the foregoing, all plumbing, heating, air conditioning, ventilating, electrical and lighting facilities and equipment, windows, doors, plate glass, and signs located on the Premises, excluding, however, repairs necessary because of a casualty loss, whether insured or not, and repairs that are the responsibility of Landlord.

        5.2 Landlord shall, at its expense:

               (a) Make all repairs, replacements and
alterations necessary or appropriate  and  provide  maintenance
o keep the exterior, structure and interior and exterior of the perimeter wall of the Premises in good order, repair and condition. The exterior and structure shall include, without limitation, each of the following:

                    (1) The outside walls and exterior faces thereof, bearing and structural walls, beams and columns, landscaping, driveways and parking lots, but excluding sweeping or cleaning of the driveway;

                    (2) The roof, the roof structure and
supports, and all roof covering and components; and

                    (3) The foundations, structural supports and structural integrity of the floor slab.

               (b)  Make  all  repairs,  replacements  and
alterations to the Premises which become necessary or appropriate prior to the end of the first year from the date that the Landlord's Improvements have been substantially completed, or such additional period of time covered by any implied warranties, because of faulty installation or construction or because of the installation of defective equipment. Landlord shall also make all repairs, replacements and alterations which become necessary or appropriate at any time because of the settling of the Premises or to keep the Premises and any basement thereunder dry, or which are at any time necessitated by any act, negligence or default under this Lease of Landlord, its agents, employees, licensees or contractors.

               (c) Repair all damages as required by Articles
12 and 13.

               (d) Provide Tenant the services set forth in the memo dated May 23, 1996 to the event that memo is not inconsistent with the terms of this Lease.

          5.3 Landlord will provide Tenant with access to three telephone lines for its exclusive use and will make application on behalf of Tenant for an additional three (3) telephone lines. Tenant will be responsible for all costs associated with the telephone lines.

          5.4 Tenant shall institute and maintain a program of regular maintenance and repair work for any heating or air conditioning systems.

          5.5 If Landlord shall fail to maintain and repair those items for which Landlord is responsible pursuant to this Article, and if said failure shall extend beyond thirty
(30) days
from the date of written notice by Tenant to Landlord to make such repairs, or beyond a shorter period from such written notice as is reasonable due to urgent circumstances, then Tenant shall have the right to make such repairs for and on behalf of Landlord. In addition, Tenant may, without notice, make emergency roof and structural repairs at Landlord's expense. Any sums of money reasonably so expended by Tenant for said purposes shall be paid by Landlord to Tenant promptly upon demand. If Landlord unreasonably shall fail to pay any such sum to Tenant within thirty (30) days of demand then, in that event only, Tenant may deduct said sum from the next rent payment.

          5.6 Landlord shall provide Tenant reasonable notice prior to the beginning of any reconstruction repair of the Premises by Landlord. Landlord shall use reasonable efforts to repair and reconstruct the Premises so as to cause the least interference possible with Tenant's business.

          6. ALTERATIONS

          6.1 Tenant shall have the right, at its sole expense, to make any non-structural alterations or improvements to the Premises which do not diminish the value of the Premises as a whole or require an expenditure in excess of $25,000.00 for any incident of alteration or improvement. Tenant shall make no other alterations or improvements to the Premises except as provided herein without in each instance obtaining the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed. All furniture, fixtures and equipment and all other improvements placed in or on the Premises by or at the expense of Tenant, and which are susceptible of being removed without substantial physical injury to the Premises, shall remain the property of Tenant, and Tenant may remove the same or any part thereof at any time or times during the term hereof. Tenant shall, however, repair any damage to the Premises occasioned by such removal.

          6.2 Landlord shall cooperate with Tenant, without expense to Landlord, in securing such permits as may be necessary or appropriate to accomplish any work to the Premises Tenant is permitted to do by this Lease.

          6.3 Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use in the Premises, which claims are or may be secured by any lien against the Premises or any interest therein. If Tenant shall, in good faith, contest the validity of any such lien, claim or demand, then Tenant shall, at its sole expense defend itself and Landlord against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against the Landlord or the Premises, upon the condition that if Landlord shall require, Tenant shall furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to not less than one hundred percent (100%) of such contested lien claim indemnifying Landlord against liability for the same and holding the Premises free from the effect of such lien or claim.

          6.4 Landlord shall make all repairs or alterations which may be required by any governmental authorities having jurisdiction over the Premises; provided, however, Tenant shall make all repairs or alterations which may be required by said governmental authorities which relate to a change in use of the Premises by Tenant during the term of this Lease or which are required as a result of Tenant's failure to perform its obligations under Section 5.1 hereof.

          7. SIGNS

               Tenant shall have the right to erect such temporary and permanent signs of Tenant's design as shall be detailed in the approved plans and specifications, which sign or signs may be erected on the interior or exterior of the Premises, at its expense and in conformity with applicable law. All other signs which Tenant desires to erect upon the Premises shall be subject to the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed. Landlord will assist Tenant, at Tenant's expense, in securing any permits and approvals from governmental bodies necessary for Tenant's signs.

          8. UTILITIES

               Tenant shall pay before delinquency all charges for water, gas, heat, air cooling, electricity, power, sewer, telephone and all other utility services
(herein "Utilities") used solely by Tenant on the Premises during the Lease term. Landlord agrees that it will provide separate metering, if reasonably possible, for all utilities serving the Premises.

          9. INSURANCE

          9.1 Tenant shall during the Lease term, at its sole expense, maintain in full force the following insurance naming Landlord as an additional insured:

               (a) General civil liability insurance issued by one or more insurance carriers, insuring against liability for injury to or death of persons and loss of or damage to property occurring in and on the Premises. Said liability insurance shall be in an amount of not less than One Million Dollars ($1,000,000) per occurrence.

               (b) Omitted.

          9.2 Prior to commencement of the Lease term and at all times thereafter, Tenant shall deliver to Landlord and any lender who has provided Tenant with an address for notices certificates issued by the insurance carrier or carriers for each policy of insurance required to maintain by this Lease.

          9.3 (a) Landlord shall, during the Lease Term, maintain fire insurance and an extended coverage endorsement to the extent of the full replacement value, exclusive of foundation and excavation costs. The cost of fire and extended coverage insurance shall be included in the base rent. In the event Landlord's fire and casualty insurance premiums shall increase due to Tenant's operations during the term of this Lease, Tenant agrees to pay to Landlord all increased premiums to the extent of the increase within fifteen (15) days from receipt of Landlord's written notice of an increase accompanied by supporting documents.

               (b) Omitted.

          9.4 Any insurance required by this Article to be procured by one party for the benefit of another party shall contain a provision that the other party's insurance cannot be terminated without thirty (30) days prior written notice. All insurance under this Article shall be maintained with insurance companies approved by Landlord in writing.

          10. TAXES

          10.1 PAYMENT. Tenant shall pay before delinquency as additional rent hereunder any and all IVA taxes upon the rent reserved herein and, while there are not any real property taxes assessed against the property, in the future any real property taxes and assessments, whether ordinary or extraordinary, which shall be assessed against the Premises and solely allocable to the Lease term. Taxes and assessments for the first and last Lease year hereunder shall, if necessary, be prorated based on a three hundred sixty-five
(365) day year and apportioned between Landlord and Tenant to coincide with the commencement of the Lease term and vacation by Tenant of the Premises, as the case may be. Upon termination of the Lease by expiration of time or otherwise, taxes attributable to the Lease term, but not yet due and payable, shall be equitably adjusted between the parties hereto based upon the last known ascertainable taxes, and shall be readjusted between the parties when the actual taxes for such period are known. Nothing contained in this Lease, however, shall be deemed or construed to require Tenant to pay or discharge: (i) any tax or increase thereof which may be levied as a result of the voluntary or involuntary assignment or transfer of all or any portion of Landlord's interest in the Premises or as a result of any construction on property not a part of the Premises, (ii) any tax upon the income, profits or business of Landlord, (iii) any personal property taxes, franchise, inheritance or estate taxes which may be levied against the estate or interest of Landlord, even though such taxes may become a lien against the Premises, or (iv) any other taxes, unless any of such taxes are levied or assessed against Landlord as a substitute for or as an addition to, as a whole or in part, the real property taxes and assessments Tenant is required pay hereunder.

          10.2 REFUNDS. If there shall be any refunds or rebates on account of taxes paid by Tenant under the provisions of this Lease, such refund or rebate shall belong to Tenant.

     Landlord will sign any documents which may be necessary or appropriate to secure payment to Tenant of any refund or rebate.

          11. END OF TERM

               At the expiration or earlier termination of the term of this Lease; (i) Tenant shall surrender the
Premises  in  the same condition as they were upon delivery
of possession thereof at the commencement of the Lease term, subject to normal wear and tear, damage by the elements, alterations and Tenant's Improvements permitted under
Article  6; damage that  pursuant  to  Articles  12  and  13 does not have to be repaired and repairs that are the Landlord's responsibility to make, and additions required to be made to the Premises by Landlord; (ii) Tenant shall deliver all keys to the Premises to Landlord, and (iii) Tenant shall have the right to remove from the Premises all of its signs, sign supports and pylons, trade fixtures
(including those constructed by Tenant), equipment and other personal property and shall repair all damages caused to the Premises by such removal.

          12. DAMAGE AND RESTORATION

          12.1 (a) If the Premises are damaged by fire or other casualty, then Landlord shall, within thirty (30) days after the occurrence of such damage, begin the complete repair, restore and rebuild the same with all reasonable dispatch and diligence, so far as practicable and lawful, to a complete unit of like quality, character and condition, and the same layout and parking to rentable square foot ratio as that which existed immediately prior to the damage. Said repair, restoration and rebuilding shall be performed in accordance with plans and specifications approved in writing by Tenant, and performed by a licensed general contractor selected and employed by Landlord and approved in writing by Tenant. None of the approvals to be obtained from Tenant in the previous sentence shall be unreasonably withheld or delayed. During such repair, restoration and rebuilding Tenant shall at all times have access to the Premises for the purpose of making inspections of the work in progress.

               (b)  The  cost  of  such repair in excess of
insurance proceeds received shall be paid by Landlord.

          12.2 (a) In the event that the Premises are damaged to the extent that they are not reasonably suitable for the normal conduct of Tenant's business as carried on prior to said damage, and despite such damage Tenant elects to continue occupancy of the Premises, then from the date of such damage until completion of repair, restoration and rebuilding, there shall be an equitable adjustment in annual rent, and any imposition and charges, including but not limited to real estate taxes, taking into account the interference with Tenant's normal conduct of business and loss of profit resulting therefrom. If Tenant elects to discontinue occupancy, then the annual rent and any impositions and charges, including but not limited to real estate taxes, shall completely abate during the period of repair.

               (b)   Tenant  shall  not  be  required  to
accept delivery of possession of the Premises and to commence paying annual rent and other charges payable by Tenant to Landlord hereunder until the earlier of (i) the date on which Tenant recommences to conduct business on the entire Premises, or (ii) sixty (60) days after the date by which the following events have occurred:

                    (1) The  architect  in  charge  of  the
construction on the Premises certifies in writing to Tenant that said construction has been substantially completed in strict accordance with the approved plans and specifications;

                    (2) All requisite permits necessary for Tenant to lawfully occupy and refixture the Premises are issued by the appropriate legal authorities issuing same
(Landlord shall deliver to Tenant certified or photostatic copies of same); and

          12.3 (a) If more that one-third (1/3) of the improvements upon the Premises are destroyed and such destruction occurs within the last three (3) years of the initial Lease term or within three (3) years of the end of a renewal term, Landlord or Tenant at its option, within thirty (30) days of the date of the occurrence of such damage, may terminate this Lease.

               (b) Subject to delays caused by circumstances beyond the reasonable control of Landlord, if Landlord does not either:

                    (1)  Obtain a building permit for any
repairs, rebuilding and restoration required hereunder within one (1) month from the date of such damage or destruction; or

                    (2)  Complete  such  repairs, rebuilding
restoration and comply with the conditions in Section 15.2 for the resumption of rent and other payments by Tenant within four (4) months after the date of such damage or destruction;

     then in either event Tenant may at any time thereafter cancel and terminate this Lease by sending sixty
(60) day written notice thereof to Landlord; provided, however, that notice of cancellation shall not be effective if Landlord within said sixty (60) day period shall obtain such permit or complete and comply as aforesaid, as the case may be.

          12.4 (a) Attached.

          13. EMINENT DOMAIN

     13.1 If there is any taking of or damage to all or any part of the Premises, or Tenant's leasehold interest therein, or access roads to the Premises, because of the exercise of the power of eminent domain, whether by condemnation proceedings or otherwise, or any transfer of any part of the Premises or any interest therein made in avoidance of the exercise of the power of eminent domain (all of the foregoing being hereinafter referred to as "taking") prior to or during the term hereof, the rights and obligations of the parties with respect to such taking shall be as provided in this Article.

          13.2 If there is a taking of all of the Premises, or the Premises are permanently deprived of all access to public roads, this Lease shall terminate as of the date of such taking. The event of taking shall be deemed to occur upon passage of title or possession, whichever occurs sooner. No money or other consideration shall be payable by Landlord to Tenant for the right of cancellation and Tenant shall have no right to share in the condemnation award excepting: Tenant shall be entitled to any award for Tenant improvements and interruption of Tenant's business. In the event of a partial taking of the premises, Landlord may offer the Tenant the option of a reduction in rent, provide alternative contiguous space, if feasible, or in the event the partial taking materially effects the utilization of the remainder, offer the Tenant the right to terminate the Lease.

          14. RIGHTS OF ACCESS

          14.1 Tenant may enter the Premises prior to the proposed commencement of the term of this Lease for the purposes of installing its trade fixtures, equipment, merchandise, advertising and signs, provided such entry shall not materially interfere with Landlord's construction work. No such entry shall constitute any acceptance of the Premises or render Tenant liable for any charge for use and occupancy of the Premises.

          14.2 Provided that Tenant's business is not materially interfered with, Landlord and its authorized agents and representatives shall be entitled to enter the Premises at reasonable times, upon reasonable prior notice, for the purpose of inspecting same and to show the Premises to prospective purchasers and lenders. Landlord further agrees that no forcible entry will be made, except to prevent injury to persons or substantial damage to property.

          15. QUIET ENJOYMENT; SUSPENSION OF OPERATIONS

          15.1 Landlord covenants and represents that it now has and shall continue to have sufficient title to the Premises and to any other property affected by this Lease to make this Lease for the term set forth herein, and that the execution and delivery of this Lease does not, and the consummation of the transactions contemplated hereby will not, result in the acceleration of any obligation under any mortgage, deed of trust, lien, lease, license, agreement, instrument, order, arbitration award, judgment or decree, or violate or conflict with any other restriction of any kind or character which would hinder, delay or affect Tenant's right to possession or to quiet enjoyment of the Premises. Landlord covenants and agrees that Tenant shall have uninterrupted quiet and peaceful possession of the Premises and shall enjoy all of the rights herein granted without interference.

          15.2 If Tenant is prohibited from conducting business in the Premises by any governmental authority having jurisdiction because of any act or default of the Landlord, the rent and other charges reserved hereunder shall be wholly abated while such prohibition remains in effect, and Landlord shall forthwith refund to Tenant all unearned rent and other charges paid in advance by Tenant. If such prohibition shall continue in effect for a period of sixty (60) days, Tenant shall have the right to terminate this Lease by written notice sent to Landlord at any time after the expiration of such sixty (60) day period, but before the prohibition is ended. Landlord shall promptly initiate and diligently prosecute to completion any action which may be necessary to abate the condition(s) which gave rise to the prohibition.

          16. INDEMNIFICATION

          16.1 Notwithstanding any investigations made by Landlord, Tenant hereby indemnifies and holds Landlord and its agents, employees, invitees, licensees and permittees harmless from and against any claim, loss, liability, damage, judgment, expense, cost or deficiency (including attorneys' and professional fees and costs and court costs) (collectively "Indemnification Claims") by reason of, arising out of, connected with or resulting from, in whole or part,
(i) any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of Tenant contained in this Lease;
(ii) any act, omission or condition for which Tenant is responsible; or (iii) Tenant's use of the Premises or the conduct of Tenant's business, or from any activity, work or things done, permitted or suffered by Tenant in or about the Premises, excluding acts of negligence. The foregoing indemnification shall apply even if Landlord and/or its agents, employees, invitees, licensees and/or permittees may be strictly liable as a matter of law for the payment of such Indemnification Claims.

          16.2 Notwithstanding any investigations made by Tenant, Landlord hereby indemnifies and holds Tenant and its agents, employees, invitees, licensees and permittees harmless from and against any Indemnification Claims or contractual liability except as provided in this lease, excluding acts of negligence, by reason of, arising out of, connected with or resulting from, in whole or part (i) any misrepresentation, breach of warranty or nonfulfllment of  any  agreement  on  the  part of Landlord contained  in
or given in connection with this Lease; (ii) any act, omission or condition occurring on or existing at real property other than the Premises controlled by or subject
to the control  of  Landlord  or any other   person  or
entity other than Tenant; or (iii) any work of construction, improvement or demolition controlled by or subject to the control of Landlord and/or its agents, employees, invitees, licensees and/or permittees. The foregoing indemnification shall apply even if Tenant and/or its agents, employees, invitees, licensees and/or permittees may be strictly liable as a matter of law for the payment of such Indemnification Claims.

          16.3 Each party agrees that promptly after it becomes aware of any Indemnification Claim or threatened Indemnification Claim with respect to which either party may seek indemnification pursuant to this Article 16, it will give written notice of such Indemnification Claim or threatened
     Indemnification Claim to the other party. The party obligated to provide indemnity pursuant to this Article 16 shall promptly and diligently resist and dispose of such Indemnification Claim or threatened Indemnification Claim in such manner as it deems appropriate; provided, however, that if the party entitled to indemnity waives its claim to indemnity, it shall at all times have the right (at its expense) to participate in or take over the defense and disposition of such Indemnification Claim or threatened Indemnification Claim, and the party obligated to provide indemnity shall not compromise or settle any such Indemnification Claim or threatened Indemnification Claim without the prior written consent of the party entitled to indemnity.

          17. DEFAULT

          17.1 The following shall be deemed the acts of default under this Lease:

               (a)  The  failure  of  Tenant  to  pay  when
due the rents or additional charges provided for in this Lease, and the continuation of such failure for a period of fifteen (15) days after Tenant shall have received written notice of such failure. After Tenant has received three
(3) such notices and cure periods in any period of twelve
(12) consecutive months the cure period shall be reduced to five (5) days.

               (b) The failure of a party to perform any other term, condition, covenant or agreement of this Lease, or the failure to make any payment to or for the benefit of the other party (whether required under this Lease or otherwise), and the continuation of such failure for a period of thirty (30) days after such defaulting party has received written notice specifying the same or in a case where default cannot be cured within thirty (30) days, if the defaulting party shall not promptly within such period commence and thereafter diligently pursue to completion the remedy of such default.

          17.2 In addition to any other rights under this Lease, in the event of an act of default by Landlord, Tenant may perform the obligation as to which Landlord is in default, and Landlord shall pay Tenant the amount of Tenant's expenses incurred in performing Landlord's obligation promptly upon demand. If Landlord shall fail to pay such amount within thirty (30) days of demand then Tenant shall have the right to deduct said amount from the next month's rent payment provided there is no reasonable dispute regarding the Landlord's duty to pay the obligation.

          17.3 In the event of an act of default by Tenant, Landlord may at its option:

               (a) Perform the obligation as to which Tenant is in default, in which case Tenant shall pay Landlord upon demand the amount of Landlord's expenses incurred in performing
Tenant's obligation.

               (b) Give Tenant no less than thirty (30) days written notice of termination of this Lease, in which case this Lease will terminate on the date specified in such notice unless by that date Tenant has cured the default; provided that Landlord shall not be entitled to regain possession of the Premises without a court order.

               (c) Commence legal proceedings to regain the possession of the Premises.

          17.4 Nothing contained in Sections 17.2 and 17.3 shall be deemed to limit the remedies available to a party upon an act of default by the other party, and the nondefaulting party shall be entitled to pursue any other rights and remedies afforded to it by law or in equity.

          17.5  If  Landlord  regains  possession  of   the
Premises without terminating this Lease, it may relet the same on Tenant's account for a term shorter or longer than the remaining term of this Lease, applying the rent therefrom to the amounts due by Tenant under this Lease and if the amounts received from such reletting during any month are less than the amount to be paid during that month by Tenant hereunder, then Tenant shall pay any such deficiency to Landlord on a monthly basis. The balance remaining, if any, after the expiration or sooner termination of this Lease shall belong to Tenant. Landlord shall have an obligation to make commercially reasonable efforts to relet the Premises.

          17.6 (a) Any sum accruing to either party under the terms and provisions of this Lease which shall not be paid when due shall bear interest at the rate of ten percent (10%) per annum or the highest lawful rate, whichever is less, from the date the same becomes due and payable by the terms and provisions of this Lease until paid.

               (b) Tenant shall serve any notice of claimed default or breach by Landlord under this Lease upon the lender holding a first mortgage or trust deed against the Premises, provided Tenant has received prior written notice of the name and address of such lender; and notwithstanding anything contained herein, shall allow such lender the same period following any default to cure same as is allowed Landlord.

               (c)  The performance by either party of the
defaulted obligation of the other party shall be deemed a cure of that default, giving rise to an obligation of the other party to pay the performing party the amount of ts cost of performance. However, the failure to pay said amount within fifteen (15) days after written demand therefor shall be an act of default without the necessity of any further notice, anything contained in Section 20 to the contrary notwithstanding.

               (d) In determining the cost of either party performing the obligation of the other under this Lease, the performing party may include all costs, expenses and fees incurred in performing the other party's obligation.

          18. ASSIGNMENT AND SUBLETTING

          18.1 (a) Tenant may assign or transfer this Lease and all rights hereunder, or sublet all or any part of the Premises, to a parent, affiliate or subsidiary corporation, or to a purchaser of substantially all of the assets of Tenant's business at this location without the consent of Landlord, provided such assignee possesses substantially similar or greater assets, net worth and credit worthiness.

               (b) Tenant may assign or transfer this Lease or sublet all or any part of the Premises to a party other than as stated in the previous sentence only upon obtaining the prior written consent of Landlord, such consent not to be unreasonably withheld or delayed, provided, however, that no such assignment shall confer upon any such assignee the rights of Tenant to exercise any previously unexercised extension options as provided in
Section 2.2; the right to exercise such options being hereby waived by Tenant in the event of such an assignment unless the Tenant shall elect to not be released from liability under this Lease as a result of any assignment or sublease, but shall elect to remain primarily responsible for performance of all obligations to be performed by Tenant hereunder or the assignee or sublessee has substantially similar or greater assets, net worth and creditworthiness then, in that event only, Tenant will not continue to be liable hereunder.

          18.2 (a) If Tenant assigns or transfers its leasehold interest under this Lease and is not released from liability accruing after the assignment date, no default by the holder of the Tenant's interest or termination of this Lease by Landlord shall be binding upon Tenant unless it receives the appropriate notices required by Article 17.

               (b) If Tenant assigns its leasehold interest under this Lease and is not released from liability accruing after the assignment date as provided in Paragraph 18.1, and reserves the right in the event of default by the holder of said leasehold to have the leasehold reassigned or revert to Tenant and/or to re-enter and resume possession of the Premises under the terms of this Lease, Landlord will recognize the reassignment or reversion of the leasehold and/or Tenant's resumption of possession of the Premises under the terms of this Lease, provided that Landlord has not terminated this Lease as to Tenant for an act of default binding upon Tenant. In the event Tenant exercises one of the aforementioned rights and Landlord has not terminated this Lease as to Tenant for an act of default binding upon Tenant, Landlord will accept Tenant's cure of any defaults and performance of the Tenant's obligations under this Lease, and Landlord and Tenant will be bound to each other on the terms of this Lease.

          18.3 Landlord may assign or transfer the Landlord's interest in this Lease to another entity; provided that, in any event, Landlord shall remain fully liable for all of its obligations under this Lease accruing (or which with the passage of time would accrue) prior to the date of Landlord's assignment or transfer, and the assignee or transferee shall assume and be bound by all of the obligations of Landlord under this Lease on and after such assignment or transfer.

          19. HOLDING OVER

               If Tenant remains in possession of the Premises after the expiration of the Lease term or any written extension or renewal of the Lease term, such continued possession shall create a tenancy from month to month upon the same terms and conditions contained herein so far as applicable, at a monthly rental equal to one hundred twenty-five percent (125%) of the monthly rent for the last Lease year prior to the end of the term, or the last hold over year, prorated and payable in arrears at the end of each month for the period of such occupancy.

          20. ATTORNEYS' FEES

               In the event either party hereto brings or commences any legal proceeding to enforce any of the terms of this Lease, the substantially prevailing party as determined by the court in such proceeding shall then be entitled to receive from the other party, a reasonable sum of attorneys' fees end costs incurred in connection therewith.

          21. NOTICES

          21.1 Any notice or demand required or desired to be given in connection with this Lease shall be in writing and sent or delivered to the recipient at its notice address. Notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given and received three (3) days after deposit thereof in the United States Mail, or on the delivery date endorsed by the Postal Service on the return receipt, whichever date is earlier, except that notice changing name or address to which future notice should be sent will be made when delivered. Refusal to accept delivery at the notice address shall not prevent notice from being made.

          21.2 Tenant may act on any notice given by the designated officer or agent of Landlord.

      21.3 The notice addresses of the parties are as follows:

            Landlord: Immobiliaria de Mexquitic S.A. de C.V.
                              c/o Vickerman, Inc.
                              P.O. Box 726
                              Highland Park, Illinois 60036
                              Attn: William Vickerman

               With a copy to: Michael A. Abramson
                              Arnstein & Lehr
                              120 S. Riverside Plaza
                              Suite 1200
                              Chicago, Illinois 60606

               Tenant Marino Technologies Incorporated
                              13260 NW 45th Avenue
                              Opa-Locka, Florida 33054

               With a copy to: Ken Sandler, Esq.
                              4700-B Sheridan Street
                              Hollywood, Florida 33021

               Either party may change its notice address or the person or agent to whom notice should be directed by giving notice of such change in the manner provided by this
Article 21.

          22. REMEDIES CUMULATIVE

               Each right and remedy which either party may have under this Lease or by operation of law shall be distinct and separate from every other such right and remedy; all such rights and remedies shall be cumulative, and unless specifically stated herein to the contrary none of them shall be deemed inconsistent with or exclusive of any other, whether or not exercised; and any two or more or all of such rights and remedies may be exercised at the same time or successively.

          23. WAIVER

          23.1 The waiver of either party of any default in the performance by the other of any covenant contained herein shall not be construed to be a waiver of any preceding or subsequent default of the same or any other covenant contained herein.

          23.2 If any action by either party shall require the consent or approval of the other party, the grant of such consent or approval on any one occasion shall not be deemed a consent to or approval of that action on any subsequent occasion or of any other action on the same or any subsequent occasion, unless agreed to otherwise in writing.

          24. INTERPRETATION; GOVERNING LAW

          24.1 The Table of Contents and captions by which the Articles of this Lease are identified are for convenience only, and shall have no effect upon the interpretation of this Lease. This Lease shall be construed with equal weight for the rights of both parties, the terms hereof having been determined by fair negotiations with due consideration for the rights and requirements of both parties.

          24.2 Any reference made in this Lease to an Article or Section shall be construed as a reference to the entire
Article (including all of its Sections and other subdivisions), or to the entire Section (including all of its other subdivisions), as the case may be, and shall also be construed as a reference to any appendix provision which complements, supplements or modifies the provision referred to.

24.3 Wherever the context so requires, the singular number shall include the plural, the plural shall refer to the singular, the neuter gender shall include the masculine and feminine genders, and the words "Landlord", Tenant", and "person" shall include corporations, partnerships, associations and individuals. If the named Landlord or any successor to the named Landlord is a group or combination (such as a group of tenants-in-common), rather than a single person or a single corporation, the covenants and liabilities of Landlord shall be pint and several obligations of all the persons and legal entities comprising such group or combination and may be enforced in a proceeding brought against one or more of the members of the group or combination with the same effect as if each member had been made a party thereto and duly served with process. If any provision of this Lease shall be held to be invalid by a court, the remaining provisions of this Lease (and the application of such provision to other persons or circumstances) shall remain in effect and shall in no way be impaired thereby.

          24.4 This Lease is intended to be performed in the country and state where the Land is located and the laws of that state and country shall govern its interpretation and effect. The parties agree that any disputes hereunder may be adjudicated in the United States District Court for the Southern District of Florida. The parties waive any objection as to jurisdiction, venue and forum non conveniens and agree that any judgment rendered by that court shall be entitled to full faith and credit and be enforceable in San Luis Potosi, Mexico.

          25. ENTIRE INSTRUMENT

               The parties acknowledge and agree that at all times they have intended that none of the preliminary negotiations would be binding on either party, and that they would be bound to each other only by a single formal comprehensive document containing this Article and all of the agreements of the parties, in final form, which has been executed by Tenant and by Landlord. The parties acknowledge that none of the prior oral and written agreements between them (and none of the representations on which either of them has relied) relating to the subject matter of this Lease shall have any force or effect whatever, except as and to the extent that such agreements and representations have been incorporated in this Lease. This Lease shall not be modified, altered or changed in any respect, except by writing executed by Landlord and Tenant.

          26. SUCCESSORS AND ASSIGNS

               This Lease shall be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of each party.

          27. ASSIGNMENT OF RENTS

               (a) Landlord and Tenant agree that in the event Landlord assigns this lease and/or the rents payable to Landlord under the terms of this lease to Banco National de Comericio Exterior, S.N.C., that Bancomex or its successor or assignee, or any other mortgage holder then would be entitled to enforce the provisions of the lease and the payment of rent on its own behalf in either Mexico or in the United States at its option.

               (b) Upon the condition that Tenant and the holder of any mortgage, trust deed or other financing or security instrument placed on the Premises enters into a subordination, non-disturbance and attornment agreement in form approved by Tenant, which approval shall not be unreasonably withheld or delayed, Tenant's interest hereunder shall be subject and subordinate to all mortgages, trust deeds, and other financing and security instruments placed on the Premises by Landlord from time to time ("Mortgages"), except that no assignment or transfer of Landlord's rights hereunder to a lender as collateral security in connection with a Mortgage shall affect Tenant's right to possession, use or occupancy of the Premises in accordance with this Lease. The provisions of this paragraph shall be self-operating. As an accommodation to Landlord and at its request, Tenant shall furnish Landlord current and past balance sheets and operating statements in the form reasonably requested by the holder of any Mortgagee to which Landlord applies for financing concerning the Property.

          28. LANDLORD'S IMPROVEMENTS

          28.1 Landlord shall, at its sole cost and expense, construct or cause to be constructed upon the Land a typical warehouse factory building and related improvements containing approximately 113,772 square feet of ground floor area (collectively,

     "Landlord's Improvements") in conformance with this Lease and with those final detailed plans and specifications approved by Tenant as provided herein (hereinafter referred to as the "Plans and Specifications")prepared in accordance with the Specifications Outline attached hereto as Exhibit "C'.

          28.2 (a) If the Plans and Specifications do not exist when this Lease is executed, Landlord shall, at its sole cost and expense, have them prepared by a licensed architect selected and employed by Landlord and approved in writing by Tenant. The initial Plans and Specifications shall incorporate the items specified in the Specifications
Outline set forth in Exhibit "C" and shall be delivered to Tenant (2 copies to each of the parties to receive copies of notices for Tenant as provided in Section 21.3). Tenant shall either accept said Plans and Specifications or totally or partially reject them within fifteen (15) days from the date they are delivered to Tenant in final form. Tenant shall signify its acceptance or rejection by returning a copy of the Plans and Specifications to Landlord with each page marked "Approved" or "Rejected", and if rejected, specifying the reasons therefor in detail. If Tenant does not deliver the Plans and Specifications marked in this manner within the aforementioned fifteen (15) day period it shall be deemed to have rejected them. If Tenant rejects the Plans and Specifications in whole or in part and if they are not modified and approved within fifteen (15)days thereafter, this Lease shall terminate and neither party shall be liable to the other.

               (b) Landlord acknowledges that Landlord solely, and not Tenant, is responsible in all respects for the Plans and Specifications, including but not limited to their accuracy, completeness and sufficiency. Further, Landlord acknowledges that even though the architect who prepares the Plans and Specifications and supervises the construction may have been used in such capacities in the construction of other facilities of Tenant, Landlord solely, and not Tenant, is responsible for the selection of the architect and his performance of his duties.

          28.3  (a)  Landlord   shall   perform   construction
of Landlord's Improvements or cause it to be performed, diligently and continuously and in accordance with the Plans and Specifications and all applicable governmental requirements until substantial completion, which shall occur no later than five months following execution of this Lease. For each day Landlord is late in the completion of construction, Tenant shall receive a two day rent abatement.

               (b) The time for substantial completion of construction set forth in Section 28.3(a) shall not be extended for any reason without the prior written approval of Tenant which approval may be withheld in its sole discretion, provided, however, the time for substantial completion shall be extended for a period of time equal to delays caused by acts of God, strikes, unforeseeable weather conditions, and Change Orders (as defined in Section 28.4).

          28.4 Landlord and Tenant shall cooperate to alter existing and planned construction to conform to any reasonable change that Tenant desires in the Plans Specifications ("Change Order'), provided that the Change Order (i) is in writing, (ii) states the additional cost of construction (including overhead and profit, not to exceed 10% of the actual costs of labor and materials) resulting from the change, and (iii) is signed by one or more persons specifically designated for that purpose by Landlord and Tenant. Any delay in the construction of Landlord's Improvements caused by any change order shall automatically extend any time set for Landlord's performance hereunder by a period equal to such delay. Tenant shall not be required to accept and/or pay for any work deviating from the Plans and Specifications that is not covered by a proper Change Order or pay more for such work than is stated in the Change Order. If the changes by Tenant under this Section 28.4 result, in the aggregate, in a net increase in the cost of Landlord's Improvements, Landlord shall amortize the cost of the first $100,000 of Change Orders(excluding electrical installations) over the initial term of the Lease and Tenant shall pay Landlord the amount of the net increase which exceeds $100,000.00 or which relates to electrical installations within thirty 30) days after completion of the construction covered by the change order. If Tenant's changes under this Section 28.4 result, in the aggregate, in a net decrease in the cost of Landlord's Improvements, Landlord shall amortize the amount of the net decrease to Tenant over the term.

          28.5 During construction, Tenant shall at all times have access to the project for the purpose of making inspections of the work in progress. Nothing herein contained shall be construed as an obligation upon Tenant to make such inspections, and it is agreed that it is Landlord's sole obligation to insure that Landlord's Improvements are completed in compliance with the Plans and Specifications.
If during construction, Tenant shall reasonably determine that construction is not proceeding in accordance with the Plans and Specifications, and if Tenant shall give notice to Landlord specifying the particular deviation, deficiency or omission, Landlord shall forthwith take such steps as may be necessary to correct such deviation, deficiency or omission.

          28.6 (a) Landlord's Improvements shall be deemed substantially completed when all of the following events shall have occurred:

                    (1) All approvals, certificates and
filings relating to construction of Landlord's Improvements that are necessary before Tenant may occupy and use Landlord's
Improvements have been issued:

                    (2)  The  construction  has  been
sufficiently completed in accordance with the Plans and Specifications, as modified by Change Orders and all applicable laws and governmental rules and regulations that Tenant can substantially use Landlord's Improvements as intended; and

                    (3) Only items commonly considered to be in the nature of punch list" items remain to be completed.

        28.7 (a) Landlord expressly represents and covenants that:

                    (1)  The  Plans and Specifications comply or
shall omply when they are created with all applicable laws and governmental rules and regulations;

                    (2)  Landlord's   Improvements   shall
 be  constructed  in accordance   with   all  applicable  laws
and  governmental   rules   and regulations; and

                    (3) Landlord's  Improvements  will be
constructed in a good and workmanlike manner and free of defects in workmanship or materials.

          29. CONDITIONS TO AND TERMINATION OF LEASE

          29.1 Subject to delays caused by change orders and circumstances beyond the reasonable control of Landlord as set forth in paragraph
          28.3(b), Tenant may terminate this Lease by written notice to Landlord if:

               (a) Construction of Landlord's Improvements have not commenced in accordance with a plan to complete or as set forth in paragraph 28.3, whichever is later.

               (b) The term of this Lease does not commence pursuant to Section 2.1 by February 1, 1997.

          29.2 The provisions of Section 17.1(b)  and  Section
17.2 shall not apply to termination of this Lease by Tenant pursuant to Section 29.1. A notice by Tenant terminating this Lease pursuant to Section 29.1 shall be effective immediately or at any time stated in the notice or upon the expiration of any grace period stated in the notice.

          30. CERTIFICATES

               Either party shall, without charge, at any time and from time to time hereafter within ten (10) days after written request of the other, certify by written instrument duly executed and acknowledged to any (i) beneficiary under a mortgage or other encumbrance on the Premises, (ii) assignee of Tenant's leasehold, (ii) sublessee of Tenant, or (iv) any proposed beneficiary, purchaser, assignee or sublessee:

               (a) As to whether this Lease has been
supplemented or amended, and if so, identifying the documents that do so;

               (b) As to the validity and force and effect of this Lease, in accordance with the tenor as then constituted;

               (c) As to the existence of any default under this Lease, and if so, specifying the same:

               (d) As to the performance of any specific obligation under this Lease;

               (e) As to the dates to which the annual
rent and any other charges due under this Lease have been paid;

               (f) As to the existence of any offset,
counterclaims or defenses on the part of either party;

               (g) As to the commencement and expiration dates of the term of this Lease and the number and length of any renewal options; and

               (h) As to any other specific matter as may reasonably be requested.

          31. COMMISSIONS

          31.1 Landlord shall be solely responsible for the payment of any commissions or compensation of any kind which may be due on account of the execution of this Lease or the negotiations therefor.

          31.2 Tenant represents that no broker facilitated this Lease and Tenant shall indemnify and hold Landlord harmless against all claims for commissions for or compensation of any kind, including costs of attorneys'fees incurred in resisting any claims, which are based in any way on the execution of this Lease or the negotiations therefor.

          IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written by their respective officers thereunto duly authorized.

     LANDLORD: TENANT:

     IMMOBILIARIA DE MEXQUITIC 		MARINO TECHNOLOGIES INC.,
     S.A. DE C.V. 				a Delaware Corporation

     /s/BENJAMIN MORALES TOPETE 	   /s/ANTHONY MARINO, PRESIDENT

Subscribed and Sworn to before me
this ____ day of ______, 1996.

__________________________________
Notary Public Notary Public


Subscribed and Sworn to before me
this 31 day of July, 1996.

/s/illegible signature

                                        EXHIBIT A
                                 LEGAL DESCRIPTION

                                        EXHIBIT B
                                     SITE PLAN

                                        EXHIBIT C

                                 SPECIFICATIONS OUTLINE

                           Marino Technologies, Inc.
                           New Plant Proposal Details
                           San Luis Potosi, Mexico

     BACKGROUND

          Marino Technologies, Inc. has requested that Immobliaria Mexquitic S.A. de C.V. prepare a proposal for a plant in San Luis Potosi, Mexico. Immobliaria Mexquitic met with the plant manager in San Luis,and presented initial concept plans for the project to Mr. Anthony Marino in late April, 1996. As a result of further meeting and review of the plant requirements, the plans were refined and those changes are included in this current project analysis.

     GENERAL PROJECT

          We have been asked to present two options for a new plant. One option is to meet current and near term needs with a plant of 77,551 ft2. The second option is to construct a 113,772 ft2 plant which includes construction of projected expansions.

          Both projects are proposed for the industrial park "Pueblo Viejo" in San Luis Potosi. Included are the construction specifications of the Marino plant, offices, services and common areas. Also included are a description of the services to be provided to Marino by the industrial park. Each plant contains the same construction specifications. The larger plant has an extension of the warehouse and relocated loading docks.

          Based upon changes requested by Marino the initially quoted rental rates have been reduced to 19.4 cent (USD) per square foot per month for under roof areas in the 77,551 ft2 building and 18 cent for the expanded warehouse. Rentals are subject to Mexican IVA tax which is not included in the above quote. In accordance with Mexican tax laws, IVA can qualify for refund to a maquilladora company. The proposed plant expansion to 113,772 ft2 can be provided as an option in the lease during the first three years of the lease term at a quoted rate.

          If this proposal meets with your approval, a non-binding letter of intent will be prepared and executed by the parties: that letter, a draft lease and three years of tenant's audited financial statements will be submitted for approval of project financing. The lease term will be seven years with two five year options. Additional terms are subject to discussion between Marino and Immobiliaria Mexquitic as represented by Vickerman in the US.

                     SERVICES PROVIDED BY "PUEBLO VLEJO"

     SECURITY
        a. Control of entrance to the Park
        b. Roving security, 24 hours a day, 365 days per year
        c. Closed circuit monitors of park and individual plant entrances
        d. Intercommunication between Marino plant and front gate
        e. Completely enclosed Marino plant within enclosed Park

     COMMON SERVICES
          a. Maintenance of green areas
          b. Maintenance of exteriors of all construction
          c. Employee "comidor" and lunch facilities in a
			landscaped area

     INFRASTRUCTURE
          a. Water from Park cistern, metered to Marino plant
			at the current rate of $2.00 per cubic yard
          b. Electricity - CFE connections and Marino
			transformer supplied, metered power for Marino
          c. Decorative exterior lighting provided throughout
			Park including exteriors of Marino plant
          d. General telephone lines provided for Marino
			contract with Telemex
          e. Park provided and maintained sewage treatment
			plant.

     CORPORATE BUILDING
          a. General offices of the Park on site
          b. Conference center for Park use. Services
			(food, coffee, receptionists) are available
			(reservations subject to
			 availability)
          c. Exterior "Plaza" available for events

     ADDITIONAL BENEFITS
          a. Beautiful Mexican colonial design throughout Park
          b. Landscaped green areas
          c. Chapel (1996) and recreation area (1997) for
			employees on site
          d. Immediate on site assistance
          e. Park owners are also industrial tenants
          f. Chicago office to assist Marino as needed

           TECHNICAL SPECIFICATIONS FOR MARINO TECHNOLOGIES, INC.
		PROJECT INDUSTRIAL WAREHOUSES

          Pueblo Viejo will construct four(or six) interconnected warehouses each with open areas of
65.6 by 262.4 feet. Construction will be in accordance with the architectural design of the Pueblo Viejo park. Steel support columns are placed at 65.6 feet apart by 19.6 feet along the length of each building. Support columns are the only interior structure.

          Floor. Reinforced concrete floor of 5 inches except in two areas specified by Marino for additional support. Interior floors finished and sealed.

          Walls: Concrete block, interior painted, exterior finished with concrete aggregate and painted in style of the Park. Included are perimeter louvered metal ventilation windows of 1.9 feet, covered with screen, located at roof and wall intersection. Walls are 20 feet at the eaves and 29.5 feet at the roof peak.

          Roof: Steel structure with roof supports at 19.68 feet covered with galvanized steel roof with 14% of translucent sheets to provide natural light to the interior. Interior of roof painted to Marino specifications, exterior coated with reflective paint and sealed. Steel support beams on exterior walls are covered with concrete and integrated into the wall. Turbine type exhaust ventilators are calculated at one per 2,010 square feet of roof (approximately 36 for the option one).

          Others: Exterior walls will contain fixed glass windows protected on the exterior with decorative wrought iron grates, in similar fashion to other park buildings.
Windows designed to provide natural light to the interior.
Metal roll up door will be installed at each truck bay.

Number of bays specified by Marino. Decorative wooden doors installed on visible exterior doors (employee entrances and exterior bay doors, if desired by Marino).

Electrical installation: General interior fluorescent lighting provided with illumination of one 75 watt fixture for each 1,290 square feet. Transformer with 300 KVA and connections provided. Park will contract and supervise installation of specialized Marino lighting and electrical installations at Marino expense.

     GENERAL OFFICES

          The office building will be constructed with architectural design in accordance with the Pueblo Viejo park theme and will contain an exterior plaza constructed of hand cut stone and fountain or reflecting pool. The building will have two floors with a total area of 4,305 square feet. General offices with two bathrooms will be on the first floor. Marino will specify number of private interior offices. Windows will overlook plant as specified by Marino. The second floor will contain two executive office, a meeting salon and executive apartment with full bath. General offices will be constructed in a functional style. The second floor will have additional architectural detail, including hand cut stone, balcony and patio with decorative features similar to the Park style. Extra specifications such as wood floors, marble or carpeting are installed by the Park at Marino expense.

          Floors:        Mexican style tile

          Walls:         Concrete block, covered and painted in
					style similar to the Park.

          Roof:          Reinforced concrete, sealed and edged
					with concrete or cut stone moldings.

          Windows:       Clear glass, designed to open for
ventilation. Exterior decorative wrought iron or cut stone applied in a style similar to the Park.

          Wood:          Wood doors on all interior and exterior
doors. (Glass entry door at Marino option.) Wood on windows at Park option.

          Electrical:    General (fluorescent) lighting and
electrical connections provided. Decorative interior lighting installed by Park at Marino expense. Exterior decorative lighting by Park.

          Water:         Marino cistern on site to service plant.
Water is metered from Park cistern to Marino. Standard white ceramic fixtures with copper connections provided. Hot water provided in executive bath and apartment. Fixture upgrades in executive baths are optional at incremental cost to Marino.

     EMPLOYEE BATHROOMS and INFIRMARY

          The employee (factory) bathrooms are located adjacent to, but outside of plant. Connected to green area (future comidor) and access to Park comidor.

          Bathrooms:     Construction of 527 square feet.
Women will have 10 toilets and 10 sinks. Men will have 4 toilets, 4 urinals and 4 sinks. The sinks will be on the exterior in accordance with Marino instructions.

          Infirmary:     Construction of 161 square feet divided
into two sections. Equipped with sink in treatment area.

          Total area:    688 square feet

          Floor:         Commercial tile.  Mexican or ceramic.

          Walls:         Commercial tile. Mexican or ceramic.
Large mirror in area of sinks for men and women.

          Roof:          Reinforced concrete, sealed and finished.

          Bath furnishing: Commercial white.

          Electrical:   Fluorescent lighting and outlets included.

          Water:        Cold water only, copper and PVC plumbing.

          Windows:      Translucent with decorative wrought iron
on exterior.

          Construction: Painted metal doors on bathroom and individual toilets. Constructed in style of Park.

     ACCESS CONTROL

          A small access control will be constructed at the gate entrance to the Marino plant. The area will be 161 square feet. The structure will have windows with sight lines to the access doors and common interior areas. A small bathroom is installed.

          Floor: Commercial ceramic tile

          Walls: Block, covered in concrete and painted in style of Park.

          Roof: Reinforced concrete.

          Wood: Rustic door in style of Park.

          Electrical: Lighting and outlet.

          Water: Water to bath. Bath is standard white commercial.
                         Cold water only.

     LOADING DOCKS WITH ROOF

     Inclined exterior loading docks with access to plant and patio (truck parking) area. Covered area is projected at 2,583 square feet.

          Floor:         Reinforced concrete.

          Roof:          Same as warehouse except without
ventilators and translucent panels.

     OPEN AREA for TRAILERS

     Area for trailer movement is projected to be 12,357 square feet.

          Floor: Reinforced concrete or asphalt.

          Walls:         Perimeter walls are of brick covered
with concrete and painted. Exterior moldings, decorative stone, parking areas and fountain provided by Park in style of Park.
Interior walls painted and provided with architectural detail as need to the style of the Park. Large wooden and wrought iron gates for vehicle and employee access, respectively.

     OFFICE BUILDING PARKING

     An interior office parking area is included for access control of office employees. The area is 3,293.5 square feet and will accommodate 12 cars.

          Floor: Concrete and cut stone, similar to existing lots at Park.

          Walls:         The parking area is separated from the
Park with a 7 foot wrought iron fence accented with carved stone pilasters. Adjacent Marino and Park green areas provide open vista for Marino plant.

     WALKWAYS and OFFICE BUILDING PLAZA

          All areas of the plant interior will be interconnected with walkways of concrete and cut stone. The office patio will be of cut stone and contain a reflecting pool or fountain.

          Floor: Concrete and hand cut stone, similar to the Park style.

          Walls: Wrought iron and hand carved stone pilasters as required for separation of Marino plant and Park. property
(in area of parking lot, green area and employee comidor access).

          Landscape:     Gardens, grass and trees with water
outlets provided in the style of the park.

     GREEN AREAS

          The exterior areas including the walks, walls entry, parking areas and streets around the Marino plant will be landscaped and maintained in a style similar to the Park. Decorative exterior lighting and decorative Marino entrance lights are provided. The green area adjacent to the offices, office parking and employee bathrooms will be planted with grass and landscaped. Separation between this area and Park areas are as described above. The Marino reserve area will be planted with grass and provided with water outlets for maintenance.

                                        EXHIBIT E

                                      SECTION 12.4

          12.4 (a) If Landlord fails or is unable to obtain a building permit for repair, rebuilding and restoration of the Premises within one (1) month from the date damage occurs, Tenant shall have the right to apply for that permit and Landlord shall cooperate with Tenant in its application.

               (b) If Landlord fails to repair, restore or rebuild the damage with all reasonable dispatch and diligence, or if Landlord stops the restoration of the Premises or if Tenant obtains a building permit pursuant to Section 12.4(a), Tenant may take over the restoration of the Premises. If Tenant elects to take over the restoration of the Premises, Tenant shall provide Landlord with a copy of a fixed price contract for the reconstruction of the Premises in a like kind and quality of construction as initially built together with a performance bond insuring that contractor will complete the project for the bid price in accordance with the contract specifications. Landlord shall:

                    (1)  Turn over all insurance proceeds in its
possession and assign its right to all uncollected insurance proceeds to a trust company mutually agreed upon by the parties with instructions to make progress payments to the contractor.

                    (2) Assign to Tenant its right under ant contracts with the architect and general contractor with respect to the work done and to be done on the Premises.

                                                     EXHIBIT 10.8


           WAREHOUSE LEASE FOR MARINO TECHNOLOGIES, INC.
         ================================================



                       WAREHOUSE LEASE

THIS WAREHOUSE LEASE ("Lease"), made and entered into as of this 30th day of September, 1996, by and between J.R REALTY
CORPORATION("Landlord")and MARINO TECHNOLOGIES,INC.("Tenant").

THE Landlord, for and in consideration of the rent herein reserved to be paid by the Tenant, and in consideration of the covenants and provisions to be kept and performed by the Tenant, does hereby lease unto Tenant, and said Tenant does hereby hire and take as Tenant under the Landlord the property located at 13260 NORTHWEST 45TH AVENUE, OPA LOCKA, FLORIDA 33054 Dade County, consisting of approximately 75,000 square feet of office/warehouse space ("Building") together with the land ("Land") (hereinafter the Building and Land are collectively referred to as the "Premises"), together with all improvements therein and thereon belonging or pertaining to the Premises, including all rights, privileges, easements and appurtenances belonging or pertaining thereto.

TO HAVE AND TO HOLD the Premises, together with the rights and appurtenances unto the Tenant, subject to the following conditions and covenants:

WITNESSETH:

TERM: The Tenant is to have and to hold the Premises for a term of Five (5)Years beginning January 1, 1997 and ending
December 31, 2001 ("Lease Term").

RENT: Tenant agrees to pay the Landlord the rent due hereunder
"Rent") in the sum of One Million Four Hundred Twenty Six
Thousand Three  Hundred  Sixty  One and 64/100 ($1,426,361.64)
Dollars, payable as follows:


Commencing January I, 1997 and on the first day of each month through December 31, 1997, the sum of Twenty Two Thousand
Three Hundred Eighty Eight and 48/100 ($22,388.48) Dollars.

Commencing January 1, 1998 and on the first day of each month through December 31, 1998, the sum of Twenty Three
Thousand Sixty and 13/100 ($23,060.13)Dollars.

Commencing January 1, 1999 and on the first day of each month through December 31, 1999, the sum of Twenty Three Thousand
Seven Hundred Fifty One and 94/100 ($23,751.94) Dollars.

Commencing January 1, 2000 and on the first day of each month through December 31, 2000, the sum of Twenty Four
Thousand Four Hundred Sixty Four and 49/100($24,464.49)Dollars.

Commencing January 1, 2001 and on the first day of each month through December 31, 2001, the sum of Twenty Five Thousand
One Hundred Ninety  Eight and 43/100($25,198.43) Dollars.

payable  to  the  Landlord,  J.R  REALTY  CORPORATION,
469 WEST 83RD STREET, HIALEAH, FLORIDA 33014 in advance, plus applicable Florida Sales Tax, without notice or demand or set-off, during each and every month of the Lease Term. Such monthly installments of Rent shall be due on or before the first day of each and every calendar month of the Lease Term, with beginning and ending terms of less than one month being adjusted based on the number of days that Tenant is obligated to pay Rent during such periods. Tenant shall pay to Landlord monthly all applicable sales and use taxes imposed from time to time on the Rent, all amounts deemed to be additional rent and all other sums payable by Tenant under this Lease. The Rent shall be payable to Landlord's office or elsewhere as designated from time to time by written notice to Tenant.

IT  IS  FURTHER  AGREED  AND COVENANTED BY AND BETWEEN THE
PARTIES  HERETO  AS FOLLOWS:

1. SECURITY: Tenant, concurrently with the execution of this Lease, has deposited with Landlord the sum of $37,500.00, the receipt of which is hereby acknowledged by Landlord, which sum shall be retained by Landlord as security for the payment by Tenant of the rents herein agreed to be paid by Tenant and for the faithful performance by Tenant of the terms and covenants of this Lease. It is agreed that Landlord, at Landlord's option, may at any time apply said sum or any part thereof toward the payment of the rents and all other sums payable by Tenant under this Lease, and towards the performance of each and every of Tenant's covenants under this Lease, but such covenants and Tenant's liability under this Lease shall thereby be discharged only pro tanto; that Tenant shall remain liable for any amounts that such sum shall be insufficient to pay; that Landlord may exhaust any or all rights and remedies against Tenant before resorting to said sum, but nothing herein contained shall require or be deemed to require Landlord so to do. Tenant shall pay to Landlord on demand the amount so applied in order to restore the security deposit to its original amount. In the event this deposit shall not be utilized for any such purposes, then such deposit shall be returned by Landlord to Tenant within ten days after the expiration of the Lease Term. Landlord shall not be required to pay Tenant any interest on said security deposit and may commingle it with other funds of Landlord.

2. ASSIGNMENT: (A) Without the prior written consent of Landlord obtained in each case, Tenant shall not assign, transfer, mortgage, pledge, or otherwise encumber or dispose of this Lease or the term thereof, or sublease the Premises or any part thereof or permit the Premises to be occupied by other persons. If this Lease be assigned, or if the Premises or any part thereof be subleased or occupied by anybody other than the Tenant, the Landlord may, after default by the Tenant, collect rent from the assignee, subtenant, or occupant and apply the net amount collected to the rent herein reserved but no such collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant, or occupant as Tenant or a release of the Tenant from the further observance and performance by the Tenant of the covenants herein contained. The consent of the Landlord to an assignment shall not be unreasonably withheld provided the net worth of the assignee, as determined in accordance with generally accepted accounting principles is equal to or greater than that of Marino Technologies, Inc. as of [December 31, 1996].

     (B) The joint and several liability of Tenant named herein and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant's part to be performed or observed, shall not in any way be discharged, released or impaired by any (i) agreement which modifies any of the rights or obligations of the parties under this Lease, (ii) stipulation which extends the time within which an obligation under this Lease is to be performed,
(iii) waiver of the performance of an obligation required under this Lease, or (iv) failure to enforce any of the obligations set forth in this Lease.

3. EXAMINATION OF PREMISES: Tenant having examined the Premises is familiar with the condition thereof and relying solely on such examination will take them in their present condition, unless otherwise expressly agreed upon in writing.

(4. DELAY OF POSSESSION: If the Landlord is unable to give possession of the demised Premises on the date of the commencement of the aforesaid term by reason of the holding over of any prior tenant or tenants or for any other reason;
an abatement or diminution of the rent to be paid hereunder shall be allowed Tenant under such circumstance, but nothing herein shall operate to extend the term of the Lease beyond the agreed expiration date; and said abatement in rent shall be the full extent of Landlord's liability to Tenant for any loss or damage to Tenant on account of said delay in obtaining possession of the Premises.If Landlord is unable to give possession of the demised Premises to Tenant within N/A days next after the commencement of the term of this Lease, then Tenant shall have the right to cancel this Lease upon written notice thereof delivered to Landlord within ten days after the lapse of said
N/A day period; and, upon such cancellation, Landlord and Tenant shall each be released an discharged from all liability on this Lease.)

5.  USE:  The  Premises  shall  be  used  by  Tenant  for
manufacturing   and distribution  of packaging containers and
affiliated items and for offices and showrooms and for no other purposes, and further, Tenant agrees to use the entire Premises as hereinabove provided.

6. ALTERATIONS: (A) Tenant will make no alterations, additions or improvements in or to the Premises without the prior written consent of Landlord; and all Tenant improvements upon the Premises and any replacements thereof, including all air conditioning systems, additions, fixtures, or improvements, except only store and office furniture and fixtures which can be readily removable without injury to the Premises, shall be and remain a part of the Premises at the expiration of this Lease. In the event tenant makes any alterations, additions or improvements to the Premises, Tenant shall pay to Landlord its reasonable fees and costs for architectural services in connection with a review of the proposed alterations, additions or improvements.

     (B) In the event Landlord consents to the making of any alterations, additions or improvements to the Premises by Tenant: (i) the same shall be made by Tenant at Tenant's sole cost and expense by licensed and bonded contractors; (ii) upon the expiration or termination of the term hereof, Tenant shall, upon written demand by Landlord, given at least thirty (30) days prior to the end of the term, at Tenant's sole cost and expense, forthwith and with all due diligence remove any alterations, additions, or improvements made by Tenant and designated by Landlord to be removed; and Tenant shall, forthwith and with all due diligence, at its sole cost and expense, repair any damage to the Premises caused by such removal; (iii) Landlord shall not be responsible for the repair, replacement or maintenance of any alterations, additions or improvements to the Premises by Tenant.

     (C) Tenant shall, at its expense, before commencing any alterations, additions, installations or improvements obtain all permits, approvals and certificates required by any governmental or quasi-governmental bodies and (upon completion) certificates of final approval thereof and shalt deliver promptly duplicates of all such permits, approvals and certificates to Landlord. Tenant agrees to carry and will cause Tenant's contractors and sub-contractors to carry such workman's compensation, general liability, personal and property damage insurance as Landlord may require.

7. EXTERIOR: (A) Landlord agrees to keep the exterior part of the Premises and roof in good repair unless damaged by the acts of Tenant, its agents, employees, invitees, customers or contractors. Tenant shall give to Landlord seven (7) days written notice of needed repairs and Landlord shall have a reasonable time thereafter to make them. Notwithstanding the foregoing , if any part of the exterior or interior of the Premises is injured or damaged by any vandalism (including but not limited to graffiti), or by any breaking and/or entering the Premises, or by any attempt to break and/or enter the Premises, by any third person or persons, Tenant agrees to promptly cause all necessary repairs to be made at Tenant's expense so as to promptly restore the Premises to its condition immediately prior to said vandalism, breaking and/or entering or said attempt to break and/or enter. The Tenant acknowledges that it is responsible for maintenance of the parking lot and related drainage, fencing, driveways, alleys and the gates and electronic entry systems.

     (B) In the event additional sanitary facilities are required because of the nature of the operation conducted by the Tenant, it shall be the Tenant's obligation to supply such additional facilities at his own expense.

8. INTERIOR: (A) Tenant agrees to keep the interior of the Premises, all windows, screens, awnings, doors, including the overhead truck loading doors, dock boards and dock bumpers, interior walls, pipes, machinery, plumbing (including sewer lines, if applicable), electrical systems and wiring, fire sprinkler system and other fixtures and interior appurtenances, in good and substantial repair and clean condition at Tenant's own expense - fire, windstorm, or other act of God, alone excepted. Tenant shall also be responsible for regular removal of garbage, trash and debris.

     (B) All glass both interior and exterior, is at the sole risk of Tenant and Tenant agrees to replace at Tenant's own expense, any glass broken during the Lease Term.

     (C) It is hereby understood and agreed that in the event that there are any air conditioning systems in the Premises, the Tenant shall maintain the same including replacement thereof during the Lease Term and shall return said systems to the Landlord at the termination of this Lease in good working order, reasonable wear and tear excepted. Tenant agrees to maintain, at Tenant's sole expense, a monthly maintenance contract with a licensed air conditioning contractor to perform regularly scheduled preventive maintenance and service of the five (5) central air conditioning systems and make all necessary repairs throughout the Lease Term and any extensions thereof. The maintenance contractor and contract must be reasonably acceptable to Landlord.


     (D) If the Premises be or become infested with vermin (including termites), Tenant shall, at its expense, cause the same to be exterminated.

     (E) If Tenant fails to perform any repair or maintenance which Tenant is required to make under this Lease, Landlord may demand that Tenant perform such repair or maintenance immediately. If Tenant refuses or neglects to make such repair and to complete the same with reasonable dispatch, Landlord may make such repair and Tenant shall, on demand, immediately pay to Landlord the cost of said repair, together with interest at the maximum lawful rate. Landlord shall not be liable to Tenant for any loss or damage that may accrue to Tenant's stock or business by reason of such work or its results.

9. REGULATIONS AND INSURANCE: (A) Tenant shall promptly execute and comply with all statutes, ordinances, rules, orders, regulations and requirements of the Federal, State and City Government, and of any and all their Departments and Bureaus including the Americans With Disabilities Act, applicable to the Premises for the correction, prevention, and abatement of nuisances or other grievances, in, upon, or connected with the Premises, during said term, and shall also promptly comply with and execute all rules, orders, recommendations and
regulations   of  the  Southeastern  Underwriters  Association
for the prevention of fires, at Tenant's own cost and expense.

     (B) Tenant agrees to carry $1,000,000.00 liability insurance naming Landlord as additional insured and fire legal liability insurance in an amount not less than 80% of the insurable replacement value of the Premises. Tenant shall carry throughout the Lease Term, at its sole cost and expense, a policy insuring both Landlord and Tenant against all claims, demands or actions arising out of or in connection with:
(i) the Premises;  (ii) the condition of the  Premises;
(iii) Tenant's operations in and maintenance and use of the Premises; and (iv) Tenant's liability assumed under this Lease, the limits of such policy or policies to be in the amount of not less than $1,000,000 aggregate liability for injury to persons or damage to property. All such policies shall be procured by Tenant from responsible insurance companies satisfactory to Landlord. Certified copies of such policies, together with receipt evidencing payment of premiums therefor, shall be delivered to Landlord prior to the commencement date of this Lease. Not less than fifteen (15) days prior to the expiration date of any such policies, certified copies of the renewals thereof (bearing notations evidencing the payment of renewal premiums) shall be delivered to Landlord.Such policies shall further provide that not less than thirty (30) days written notice shall be given to Landlord before such policy may be canceled or changed to reduce insurance provided thereby.

     (C) Tenant will not do anything to jeopardize the owner's insurance coverage, create an additional risk, or cause an increase in his insurance premiums. In the event that Tenant's use or occupancy causes an increase in the Landlord's insurance premiums (including but not limited to its all-risk property and liability coverage), then Tenant shall, within 10 days after written demand, pay as additional rent any increase in the amount of insurance premiums over and above the rate now in force that may be caused by Tenant's use or occupancy of the Premises. Tenant shall also pay within 10 days after written demand, as additional rent any increases above the 1986 premium charge for all-risk property and liability insurance covering the Premises. In the event Tenant fails to pay any such increases within five (5) days after demand, Landlord shall be entitled to collect interest on the unpaid amount at the rate of 18% per annum.

     (D) Tenant will comply with all recommendations and requirements of an insurance company insuring the Premises which requirements relate to the condition or use of the Premises, equipment, installations therein, operating procedures or the health or safety of the Tenant, its employees, invitees, customers, agents or contractors, at his own expense.

     (E) If Tenant's alteration, use or occupancy of the Premises violates a law, regulation, insurance company requirement or recommendation, Tenant will pay to make any changes needed to comply including structural alterations.

10. ABANDONMENT: If Tenant shall abandon or vacate the Premises before the end of the Lease Term, or shall suffer the rent to be in arrears, Landlord may, at his option, cancel this Lease, in the manner stated in Paragraph 34 hereof, or Landlord may enter the Premises as the agent of Tenant, by force or otherwise, without being liable in any way therefor, and relet the Premises with or without any furniture or equipment that may be therein, as the agent of Tenant, at such price and upon such terms and for such duration of time as Landlord may determine, and receive the rent therefor, applying the same to the payment of the rent due by these presents, and if the full rental herein provided shall not be realized by Landlord over and above the expenses to Landlord in such reletting, Tenant shall pay any deficiency.

11. ATTORNEY'S FEES: In the event Tenant fails to pay when due any portion of the Rent, amounts deemed to be additional rent or any other sums payable by Tenant under this Lease, Tenant agrees to pay all costs and expenses incurred by Landlord (including but not limited to reasonable attorney's fees) in connection with any efforts, actions, mediation or proceedings to collect such amounts or to dispossess the Tenant, regardless of whether Landlord files suit. In the event of any other litigation between the parties arising out of this Lease, the prevailing party shall be entitled to recover all costs incurred, including without limitation reasonable attorney's fees and costs, whether such fees and costs are incurred at pretrial, trial, on appeal or in any bankruptcy proceedings.

12. ASSIGNMENT OF CHATTELS: It is understood and agreed that any merchandise, fixtures, furniture or equipment left in the Premises when Tenant vacates shall be deemed to have been abandoned by Tenant and by such abandonment Tenant automatically relinquishes any right or interest therein and Landlord is authorized to sell, dispose of or destroy same.

13. CASUALTY: In the event the Premises shall be destroyed or so damaged or injured by fire or other casualty, during the Lease Term, whereby the same shall be rendered untenantable, then Landlord shall have the right to render the Premises tenantable by repairs within ninety days therefrom. If the Premises are not rendered tenantable within said time, it shall be optional with either party hereto to cancel this Lease within ten (10) days after expiration of said ninety (90)days, and in the event of such cancellation the rent shall be paid only to the date of such fire or casualty. The cancellation herein mentioned shall be evidenced in writing. During any time that the Premises are untenantable due to causes set forth in this Paragraph, the rent or a just and fair proportion thereof shall be abated.

14. PERSONAL PROPERTY: All personal property placed or moved in the Premises shall be at the risk of Tenant or the owner thereof, and Landlord shall not be liable to Tenant for any damages to said personal property unless caused by the gross negligence of Landlord, Landlord's agents or employees.

15. CHARGES FOR SERVICES: It is understood and agreed between the parties hereto that any charges against Tenant by Landlord for services, utilities or for work done on the Premises by order of Tenant, or otherwise accruing under this Lease, shall be considered as rent due and shall be included in any lien for rent. It is further understood that the Tenant will pay promptly when due any fees) for sprinkler standby charge, by the supplier of water to the Premises and storm water utility fee(s).

16. SIGNS, AWNINGS: No awnings, sign or signs shall be attached to or erected on the exterior of the Premises without the written consent of Landlord having first been obtained.

17. RIGHT OF ENTRY: Landlord, or any of his agents, shall have the right to enter the Premises during all reasonable hours, to examine the same or to make such repairs, additions, or alterations as may be deemed necessary for the safety, comfort, or preservation thereof, or of said building, or to exhibit the Premises, and to put or keep upon the doors or windows thereof a notice "FOR RENT" at any time within ninety (90) days before the expiration of this Lease. Said right of entry shall likewise exist for the purpose of removing placards, signs, fixtures, alterations, or additions which do not conform to this Lease.

18. TIME: It is understood and agreed between the parties hereto that time is the essence of all of the terms and provisions of this Lease.

19. NOTICES: It is understood and agreed between the parties hereto that written notice addressed to Tenant and sent by reputable overnight courier (such as Federal Express, United Parcel Service, etc.) or mailed Certified Mail, Return Receipt Requested to the Premises leased hereunder shall constitute sufficient notice to the Tenant, and written notice addressed to Landlord and sent by reputable overnight courier (such as Federal Express, United Parcel Service, etc.) or mailed Certified Mail, Return Receipt Requested to the office of Landlord shall constitute sufficient notice to the Landlord, to comply with the terms of this Lease.

                    Tenant:        Marino Technologies, Inc.
                                   13260 Northwest 45th Avenue
                                   Opa Locka, Florida
                    Landlord:      J.R. Realty Corporation
                                   469 West 83rd Street
                                   Hialeah, Florida 33014

Either party, from time to time, by such notice, may specify another address to which subsequent notice shall be sent.
If sent by certified mail, the notice shall be deemed effectively made when the receipt is signed or when the attempted initial delivery is refused, and if sent by personal delivery or reputable overnight courier, the notice shall be effective when received.

20. NON-PAYMENT: In addition to all other rights Landlord has under this Lease, Landlord shall have the right to enter upon the Premises and place and thereafter maintain a "FOR RENT" sign in a place where the sign would be most likely seen by the public immediately following the Tenant's failure to pay rental due within the ten (10) day limit set forth in Paragraph 34 (b). In addition, the Landlord will have the right to enter upon the Premises and to show same to any prospective tenants or buyers.

21. WRITTEN AGREEMENT: This Lease contains the entire agreement between the parties hereto and all previous negotiations leading thereto, and it may be modified only by an agreement in writing signed and sealed by Landlord and Tenant. No surrender of the Premises, or of the remainder of the Lease Term, shall be valid unless accepted by Landlord in writing.

22. INDEMNIFY LANDLORD: In consideration of the Premises being leased to Tenant for the above rental, Tenant agrees: That Tenant, at all times, will indemnify and keep harmless Landlord from all losses, claims, damages, liabilities and expenses which may arise or be claimed against Landlord and be in favor of any person, firm or corporation, for any injuries or damages to the person or property of any person, firm or corporation, consequent upon, arising from or relating to the use or occupancy of the Premises by Tenant, or consequent upon, arising from or relating to any acts, omissions, neglect or fault of Tenant (his agents, servants, employees, licensees, customers or invitees), or consequent upon, arising from or relating to Tenant's failure to comply with the aforesaid laws, statutes, ordinances or regulations; that Landlord shall not be liable to Tenant for any damages, losses or injuries to the person or property of Tenant which may be caused by the acts, neglect, omissions or faults of any person, firm or corporation, and that Tenant will indemnify and keep harmless Landlord from all damages, liabilities, losses, injuries, or expenses which may arise or be claimed against Landlord and be in favor of any person, firm or corporation, for any injuries or damages to the person or property of any person, firm or corporation, where said injuries or damages arose about or upon the Premises.

Notwithstanding anything in this Lease to the contrary:
(a) Tenant shall not be required to indemnify Landlord for any injury to any person, firm, corporation or property caused by Landlord, his agents, servants, employees, licensees, customers or invitees and (b) Landlord's liability shall be strictly limited to Landlord's interest in the Premises.

23. WAIVER: No waiver of any condition or covenant of this Lease by Landlord shall be deemed to imply or constitute a further waiver by Landlord of any other condition or covenant of this Lease. The rights and remedies created by this Lease are cumulative and the use of one remedy shall not be taken to exclude or waive the right to the use of another.

24. RIGHT TO MORTGAGE OR LEASE: (A). This Lease is and shall be subject and subordinate only to a first mortgage, whether presently existing or hereafter encumbering the Premises or the Building and to any renewals, modifications, refinancings or extensions thereof.

     (B). Tenant shall, in the event of the sale or assignment of all or any portion of Landlord's interest in the Premises or in the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under, or taking by deed in lieu of foreclosure of, any first mortgage made by Landlord covering the Premises, give full and complete attornment to the purchaser and recognize the purchaser as Landlord under this Lease for the balance of the Lease Term, including any extensions or renewals thereof.

     (C). Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any first mortgage, now existing or hereafter placed upon the Premises or the Building as a whole, and Tenant agrees upon demand to execute such further instruments evidencing the subordination of the Lease or the attornment to the holder of any such first lien as Landlord may request.

     (D). Tenant agrees that it will from lime to time upon request by Landlord execute and deliver to such persons as Landlord shall request a statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under this Lease have been paid, stating that Landlord is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default) and further stating such other matters as Landlord or its mortgagee(s) shall reasonably require.

25. HEIRS AND ASSIGNS: This Lease and all provisions, covenants and conditions thereof shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties hereto, except that no person, firm, corporation, or court officer holding under or through Tenant in violation of any of the terms, provisions or conditions of this Lease, shall have any right, interest or equity in or to this Lease, the terms of this Lease or the Premises covered by this Lease.

26. BEYOND LANDLORD'S CONTROL: None of the acts, promises, covenants, agreements or obligations on the part of the Tenant to be kept, performed or not performed as the case may be, nor the obligation of the Tenant to pay rent and/or additional rent or other charge or payment shall be in anywise waived, impaired, excused or affected by reason of the Landlord being unable at any time or times during the Lease Term to supply, or being prevented from, or delayed in supplying heat, light, or any other service expressly or implied on the part of the Landlord to be supplied, or by reason of the Landlord being unable to make any alterations, repairs or decorations or to supply any equipment or fixtures, or any other promise, covenant, agreement or obligation on the part of the Landlord to be performed, if the Landlord's inability or delay shall arise by reason of any law, rule or regulation of any Federal, State, Municipal or other governmental department, agency or subdivision thereof, or by reason of conditions of supply and demand due to National Emergency or other conditions or causes beyond the Landlord's control.

27. EMINENT DOMAIN: (A) In the event any portion of the Building is taken by any condemnation or eminent domain proceedings or as part of a private purchase in lieu of condemnation (collectively, a "Taking"), the (minimum) monthly rental herein specified to be paid shall be ratably reduced according to the area of the Building which is taken, and Tenant shall be entitled to no other consideration by reason of such taking, and any damages suffered by Tenant on account of the Taking
of any portion of the Building and any damages to any structures erected on the Premises respectively that shall be awarded to Tenant in the Taking shall be paid to and received by Landlord, and Tenant shall have no right therein or thereto or to any part thereof, and Tenant does hereby relinquish and assign to Landlord all of Tenant's rights and equities in and to any such damages. Should all of the Premises be taken by any Taking, then and in that event Tenant  shall  be  entitled  to  no  damages  or
any consideration   by   reason  of  such  Taking,  except
the cancellation and termination of this Lease as of the date of said taking.

     (B) Except to the extent set forth in Subparagraph
(c) below, all awards in condemnation, whether recovered as a result of litigation, or in settlement thereof, or as part of a private purchase in lieu of condemnation, and whether termed compensation or damages, but payable in any event for the Taking of all or a portion of the Premises or the Building shall belong solely to Landlord. Tenant hereby assigns to Landlord all of Tenant's right, title, and interest, if any, in and to such awards in condemnation, and all rights to an apportionment thereof, including, but not limited to, all compensation and damages representing the value of any property or improvements taken, damages by way of the reduction in value of the remaining property not taken, damages on account of any reduction in the value of Tenant's leasehold estate or representing the value of Tenant's leasehold improvements, damages for any loss or impairment of access, and, in general, all compensation and damages of whatever kind, nature, or description may be payable on account of any Taking or on account of the use of the property so taken by the condemning authority. Tenant shall, accordingly, make no claim by way of apportionment or otherwise to any awards in condemnation payable to Landlord pursuant to the provisions of this Paragraph 27 and, therefore, consents to Landlord's withdrawal of any sum deposited into the court registry of any court of competent jurisdiction by a condemning authority, at any time during the pendency of condemnation proceedings, should such proceedings be initiated against Landlord, except to the extent to which any sums so deposited represent damages or compensation which belong to Tenant pursuant to the provisions of Subparagraph (c) below.

     (C) Tenant shall have the right to claim and recover, provided Tenant asserts and pursues such claims against the condemning authority, only that compensation or damage representing Tenant's moving and relocation expenses and the value of Tenant's personal property and trade fixtures owned by Tenant and which do not become the property of Landlord upon the expiration or sooner termination of this Lease. Tenant may also pursue its business damage claim against the condemning authority; provided, however, that to the extent to which any business damage claim asserted by Tenant serves as a basis upon which the condemning authority elects to take or condemn more of Landlord's property than otherwise required for its project in order to save acquisition costs, Tenant hereby assigns such claims to Landlord and Landlord shall be entitled to either pursue, compromise, or abandon any of such claims as Landlord, in its sole discretion, shall determine.

28. SURRENDER PREMISES: Tenant agrees to surrender to Landlord, at the end of the Lease Term and/or upon any cancellation of this Lease, the Premises in as good condition as the Premises were at the beginning of the Lease Term, ordinary wear and tear for a dry storage warehouse and damage by fire and windstorm or other act of God, excepted. Tenant agrees that, if Tenant does not surrender to Landlord, at the end of the Lease Term, or upon any cancellation of the Lease Term, the Premises, then Tenant will pay to Landlord all damages that Landlord may suffer on account of Tenant's failure to so surrender to Landlord possession of the Premises, and will indemnify and save Landlord harmless from and against all claims made by any succeeding tenant of the Premises against Landlord on account of delay of Landlord in delivering possession of the Premises to said succeeding tenant so far as such delay is occasioned by failure of Tenant to so surrender the Premises and unless otherwise agreed in writing, such holding over shall constitute and be construed as a tenancy from month to month only at a monthly rental equal to two hundred percent (200%) of the then current Rent and all other payments to be made by Tenant which are applicable as of the last month of the Lease Term and otherwise subject to the conditions, provisions and obligations of this Lease insofar as the same are applicable to a month-to-month Tenancy.

29. LIENS: Tenant shall keep the Premises and all parts thereof at all times free of mechanic's liens and any other lien for labor, services, supplies, equipment or material purchased or procured, directly or indirectly, by or for Tenant. Tenant further agrees that Tenant will promptly pay and satisfy all liens of contractors, subcontractors, mechanics, laborers, materialmen, and other items of like character, and will indemnify Landlord against all expenses, costs and charges, including bond premiums, for release of liens and reasonable attorney's fees and costs incurred in connection with the release of the lien or the defense of any suit in discharging the Premises, the Building or any part thereof from any liens, judgments, or encumbrances caused or suffered by Tenant.
In the event any such lien shall be made or filed, Tenant shall bond against or discharge the same within ten (10) days after the same has been made or filed. It is understood and agreed between the parties hereto that the expenses, costs and charges above referred to shall be considered as additional rent due and shall be included in any lien for rent.

     The Tenant shall not have any authority to create any liens for labor or material on the Landlord's interest in the Premises and all persons contracting with the Tenant for the construction or removal of any facilities or other improvements on or about the Premises, and all materialmen, contractors, mechanics, and laborers are hereby charged with notice that they must look only to the Tenant and to the Tenant's interests in the Premises to secure the payment of any bill for work done or material furnished at the request or instruction of Tenant. Landlord may, at Landlord's option, record a notice of this provision in the public records of Dade County, Florida.

30. PROPERTY TAX: (A) Tenant shall, within ten (10) days of written demand, pay as additional rent any increase above the 1986 levy in the Real Property Taxes assessed against the Premises.

     (B) The amount of such excess payable by Tenant from time to time hereunder shall be prorated as to the first and last years of this Lease based upon the number of days during the respective calendar years in which this Lease is in effect. Even though the term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's share of said adjustments for the year in which this Lease terminates, Tenant shall immediately pay any increase due. Failure of Landlord to submit statements as called for herein shall not be deemed to be a waiver of Tenant's requirement to pay sums as herein provided.

     (C) Tenant shall be responsible for and shall pay before delinquent, all municipal, county, or state taxes assessed during the Lease Term against any occupancy interest or personal property of any kind, owned by or placed in, upon or about the Premises by Tenant.

31. LANDSCAPE: The Tenant, at its own cost and expense, shall maintain all portions of the Premises and adjoining areas (including, but not limited to, swales in the adjacent right of way)in a clean, and orderly condition, free of dirt, litter, rubbish and unlawful obstructions and shall keep the landscaped areas thereof and trees watered, trimmed and fertilized including replacement thereof and shall also maintain the lawn sprinkler system, including replacement thereof, during the Lease Term and any extensions thereof. Tenant shall perform the foregoing obligations on the following schedule: all lawns and grassed areas shall be cut and edged twice per month from April 1 to November 30 and once per month for the period December I to March 31 of each year; all shrubs shall be trimmed once per month; all trees shall be trimmed as needed but not less than once per year and the lawns, grassed areas, shrubs and trees shall be fertilized and sprayed for pests as needed but not less than twice per year.

     If Tenant fails to perform its landscaping maintenance obligations hereunder, Landlord may demand that Tenant perform such obligations immediately. If Tenant refuses or neglects to perform such landscaping maintenance obligations and to complete the same within three (3) days after notice from Landlord, Landlord may perform such obligations and Tenant shall, on demand, immediately pay to Landlord the cost of said landscaping maintenance, together with interest at the maximum lawful rate per annum.

32. RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

33. ENVIRONMENTAL: (A) Tenant shall not use or suffer the
Premises to be used in any manner so as to create an
environmental violation or hazard, nor shall Tenant cause or suffer to be caused any chemical contamination or the release or discharge of a substance of any nature which is noxious, offensive or harmful or which under any law, rule or
regulation  of  any  governmental authority   having
jurisdiction   constitutes  a  "Hazardous  Substance"  or
"Hazardous Waste". Tenant shall also immediately notify Landlord in writing of any environmental concerns relating to Hazardous Substances or Hazardous Waste. Tenant shall also immediately notify Landlord in writing of any environmental concerns of which Tenant is or becomes aware or which are raised by any private party or government agency with regard to each of the Environmental Laws. Tenant shall also notify Landlord immediately of any spills or releases of any Hazardous Waste or Hazardous Substances at the Premises or of any other hazardous waste or hazardous substances of which Tenant becomes aware. Not in limitation of the generality of the foregoing, but as additional covenants, Tenant specifically agrees that
(i) Tenant shall not generate, manufacture, refine, transport, treat, store, handle, release, dispose of or otherwise deal with any Hazardous Substances or Hazardous Waste as now or hereafter defined by applicable law; and (ii)Tenant shall defend, indemnify and hold Landlord harmless against any liability, loss, cost or expense, including reasonable attorney's fees and costs (whether or not legal action has been instituted) at investigative, trial and appellate levels incurred by reason of the existence of or any failure by Tenant to comply with any environmental law now or hereafter in effect. For the purposes hereof, the phrase
Hazardous Substances or Hazardous Waste includes but is not limited to, (i) materials defined as "hazardous waste" under the Federal Resource Conservation and Recovery Act and similar state laws, (ii) "hazardous substances" as identified under the Federal Comprehensive Environmental Response, Compensation and Liability Act and as set forth in Title 40, Code of Federal Regulations, Part 302, as amended, (iii) those elements or compounds which are contained in the list of hazardous substances adopted by the United States Environmental Protection Agency
(the "EPA") and the list of toxic pollutants designated by Congress or the EPA or defined by any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic, polluting or dangerous waste, substance or materials, as such lists are now or at any time hereafter in effect, (iv) asbestos and radon,
(v) polychlorinated biphenyl's, (vi) petroleum products,
(vii) such other materials, substances or waste which are otherwise dangerous, hazardous, harmful or deleterious to human, plant or animal health or well being.


     (B) Tenant shall fully cooperate in allowing, from time to time, such examinations, tests, inspections, and reviews of the Premises as Landlord, in its sole and absolute discretion, shall determine to be advisable in order to evaluate any potential environmental problems. Landlord expressly reserves the right to conduct examinations, tests (including but not limited to a geohydrologic survey of soil and subsurface conditions), inspections, and reviews of the Premises as Landlord in its sole and absolute discretion may determine to be necessary.

     (C) No portion of the Premises will be used as a landfill or a dump. Tenant shall not install any underground tanks of any type; nor will Tenant allow any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute, a public or private nuisance.

     (D) This Paragraph 33 shall survive termination of the Lease.

34. DEFAULTS. The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Tenant;

     (A) The vacating or abandonment of the Premises by Tenant.

     (B) The failure by Tenant to make any payment of rent or any other payment required to be made by Tenant hereunder, as and when due where such failure shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant. In the event that Landlord serves Tenant with a Notice to Pay Rent or Quit pursuant to applicable Unlawful Detainer statutes such Notice to Pay Rent or Quit shall also constitute the notice required by this Subparagraph.

     (C) The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant other than described in Subparagraph (b) above, where such failure shall continue for a period of 30 days after written notice thereof from Landlord to Tenant provided, however, that if the nature of the Tenant's default is such that more than 30 days are reasonably required for its cure then Tenant shall not be deemed to be in default if Tenant commenced such cure within said 30-day period and thereafter diligently prosecutes such cure to completion.

     (D) (i) The making by Tenant of any general arrangement or assignment for the benefit of creditors: (ii) Tenant becomes a "debtor" as defined in l I U.S.C. SI0I or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within 60 days). (iii)the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within 30 days or (iv) the attachment, execution or other judicial "seizure" of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where such seizure is not discharged within 30 days. Provided, however, in the event that any provision of this Subparagraph 34 (d) is contrary to any applicable law, such provision shall be of no force or effect.

     (E) The discovery by Landlord that any financial statement given to Landlord by Tenant, any assignee of Tenant, any subtenant of Tenant, any successor in interest of Tenant or any guarantor of Tenant's obligation hereunder, and any of them was materially false or misleading.

          34.1 REMEDIES. In the event of any such material default or breach by Tenant, Landlord may at any time thereafter with or without notice or demand and without limiting
Landlord in the exercise of any right or remedy which Landlord may have by reason of such default or breach;

     (A) Terminate this Lease and Tenant's right to possession of the Premises by any lawful means, in which case Tenant shall immediately surrender possession of the Premises to Landlord.

     (B) Maintain Tenant's right to possession in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Premises. In such event Landlord shall be entitled to enforce all of the Landlord's rights and remedies under this Lease, including the right to recover the rent as it becomes due hereunder.

     (C) Without terminating this Lease, terminate Tenant's right to possession by entering upon and retaking possession of the Premises and expelling or removing Tenant and any other person who may be occupying the Premises or any part thereof, and relet the Premises for Landlord's or Tenant's account, as Landlord elects;

     (D) Alter all locks and other security devices at the premises without terminating this Lease.

     (E) Without terminating or canceling this Lease, declare all amounts and rents due under this Lease for the remainder of the existing term (or any applicable extension or renewal thereof), to be immediately due and payable, and thereupon the present worth of same, net of amounts actually collected by Landlord, and all other charges due hereunder to the end of the initial term or any renewal term, if applicable, shall be paid by Tenant.

     (F) Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state wherein the Premises are located. Unpaid installments of rent and other unpaid monetary obligations of Tenant under the terms of this Lease shall bear interest from the date due at the maximum rate then allowable by law.

In the event Landlord elects to take possession of the Premises without terminating the Lease, or in the event Landlord elects to terminate the Lease, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant's default including, but not limited to, the cost of recovering possession of the Premises, expenses of reletting including necessary repairs, remodeling, renovation and alteration of the Premises, reasonable attorney's fees and any real estate commission actually paid, the balance of rent due for the Lease Term reduced by any rent actually received by the Landlord from any other tenant during such term and that portion of the leasing commission paid by Landlord pursuant to Paragraph 39 applicable to the unexpired Lease Term on a pro rata basis based on the actual recovery from the Tenant. If the Tenant pays all amounts due the Landlord is not entitled to reimbursement of leasing commissions.

In no event shall Tenant be entitled to any excess of any rental obtained by reletting over and above the rental herein reserved. Actions to collect amounts due by Tenant to Landlord under this Subparagraph may be brought from time to time, on one or more occasions, without the necessity of Landlord's waiting until expiration of the Lease Term.

Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as rent, shall constitute rent for the purposes of the Bankruptcy Code, 11 U.S.C. section 502(b)(7). This is a contract under which applicable law excuses Landlord from accepting performance from (or rendering performance to) any person or entity other than Tenant within the meaning of the Bankruptcy Code, I1 U.S.C.
section 365(c), 365(e)(2).

     34.2 DEFAULT BY LANDLORD. Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time but in no event later than thirty (30) days after written notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligation;
provided, however, that if the nature of the Landlord's obligation is such that more than thirty (30) days are required for performance then Landlord hall not be in default if Landlord commences performance within such 30-day period and thereafter diligently prosecutes the same to completion.


     34.3 LATE CHARGES. Tenant hereby acknowledges that late payment by Tenant to Landlord of rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be difficult to ascertain. Such costs include but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Accordingly if any installment of rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within ten (10) days after such amount shall be due, then, without any requirement for notice to Tenant, Tenant shall pay to Landlord a late charge equivalent to Five Percent (5%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant's default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

35. CONSENT: Wherever Tenant must first obtain the Landlord's consent prior to undertaking or performing any action pursuant to the terms of this Lease, Landlord hereby agrees that it shall not unreasonably withhold its consent to such proposed action and furthermore that it shall expeditiously provide its reply to any such request of Tenant. In the event Tenant requests from Landlord that Landlord execute, join in or
consent  to   any  approval, authorization,    permission,
joinder,   release,   waiver,   subordination, assignment,
sublease, consent or any other agreement, then Tenant shall pay to Landlord its reasonable attorney's fees and costs incurred in connection with such request.

36. QUIET ENJOYMENT: Subject to the terms, conditions and covenants of this Lease, Landlord agrees that Tenant shall and may peaceably have, hold and enjoy the Premises above described, without hindrance or molestation by Landlord so long as Tenant is not in default of this Lease.

37. OPTION TO RENEW: Provided Tenant is not in default under any of the terms and conditions of this Lease, Landlord hereby grants to Tenant an option to extend this Lease and the Lease Term for an additional Five (5) years commencing January 1, 2002.

Rental for this period shall be as follows:

Commencing January 1, 2002 and on the first day of each month through December 31, 2002, the sum of Twenty Six Thousand
Two  Hundred  Six  and 37/100
($26,206.37) Dollars.

Commencing January 1, 2003 and on the first day of each month through December 31, 2003, the sum of Twenty Seven Thousand Two
Hundred Fifty Four and  62/100($27,254.62) Dollars.

Commencing January 1, 2004 and on the first day of each month through December 31, 2004, the sum of Twenty Eight Thousand
Three Hundred Forty Four and 81/100 ($28,344.81) Dollars.

Commencing January I, 2005 and on the first day of each month through December 31, 2005, the sum of Twenty Nine Thousand Four
Hundred Seventy Eight and 60/100 ($29,478.60) Dollars.

Commencing January 1, 2006 and on the first day of each month through December 31, 2006, the sum of Thirty Thousand Six
Hundred  Fifty  Seven  and  74/100 ($30,657.74) Dollars.

Notice of the exercise of this option must be made in writing, Certified Mail, Return Receipt Requested, to Landlord by
June 30, 2001.

38. TERMINATION: Landlord hereby grants Tenant the right to terminate this Lease by giving Landlord written notice of termination not less than six (6) months prior to the termination date, as hereinafter defined, and by paying Landlord a termination fee of $310,000.00 plus sales tax, if any, which fee must accompany the notice of termination. Any such notice of termination must be given to Landlord by certified mail return receipt requested not earlier than January 1, 1998. Upon exercise of the right of termination the Lease shall terminate ("termination date") at the later of the date set forth in the notice of termination or six (6) months from receipt by Landlord of the notice of termination and termination fee; provided, however, the termination date must be the last day of a month. The termination fee shall be additional to all rent and additional rent due to and including the termination date.

Should Tenant not exercise its right to terminate this Lease as provided herein, said right shall expire at midnight
June 30, 2001.

39. BROKERAGE: Landlord hereby acknowledges that The Fiur Organization, Inc., Licensed Real Estate Broker, has negotiated this Lease and agrees to pay them a leasing fee or commission on the Lease Term and on any options or purchase thereof.
The terms and conditions of said leasing fee or commission shall be set forth in a separate letter of agreement. Except as otherwise provided in Paragraph 34.1, Tenant has no liability for payment of said commission.

40. COUNTERPARTS: This Lease may be executed in any number of counterparts. Each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Lease.

41. FACSIMILE: A facsimile copy of this Lease and any signatures hereon shall be considered for all purposes as originals.

42. WAIVER OF JURY TRIAL: TENANT AND LANDLORD HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LANDLORD ENTERING INTO THIS WAREHOUSE LEASE WITH TENANT.

IN WITNESS WHEREOF, the parties hereto have signed, sealed and delivered this Lease at Miami, Florida on this _____ day of September, 1996, as of January 1, 1997.

                                LANDLORD:
Witnesses to Landlord:          J.R. REALTY CORPORATION


/s/illegible signature          By: /s/Herbert G. Kanarick

                                Print Name: Herbert G. Kanarick



                              TENANT:
Witnesses to Tenant:          MARINO TECHNOLOGIES, INC.


/s/illegible signature         By: /s/Anthony Marino

                               Print Name: ANTHONY MARINO

                                                     EXHIBIT 10.9


 LEASE FOR JOHN KING, INC. A DIVISION OF THE BALSON-HERCULES GROUP LTD.
========================================================================


                                   LEASE
                            (MULTI TENANT-NET)



                                  BETWEEN



                THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                                    AND

                             JOHN KING, INC.,
                               A DIVISION OF
                      THE BALSON-HERCULES GROUP LTD.,
                        A RHODE ISLAND CORPORATION

                             TABLE OF CONTENTS

                                                  Page


1.   Parties..........................................1

2.   Premises, Parking and Common Areas...............1
     2.1  Premises....................................1
     2.2  Vehicle Parking............................ 1
     2.3  Common Areas - Definition.................. 2
     2.4  Common Areas - Lessee's Rights............. 2
     2.5  Common Areas - Rules and Regulations....... 2
     2.6  Common Areas - Changes..................... 2

3.   Term.............................................3
     3.1  Term....................................... 3
     3.2  Delay in Possession........................ 3
     3.3  Early Possession........................... 4

4.   Rent.............................................4
     4.1  Base Rent.................................. 4
     4.2  Operating Expenses......................... 4
     4.3  Rent Escalations - Initial Term............ 7

5.   Security Deposit.................................8

6.   Use..............................................9
     6.1  Use........................................ 9
     6.2  Compliance with Law........................ 9
     6.3  Conditions of Premises.................... 10

7.   Maintenance, Repairs, Alterations and Common Area
	Services...................................... 11
     7.1  Lessor's Obligations...................... 11
     7.2  Lessee's Obligations...................... 11
     7.3  Alterations and Additions................. 12
     7.4  Utility Additions......................... 17
     7.5  Condition of Premises Upon Termination; Additional Use
          Provisions..........................................17

8.   Insurance; Indemnity.....................................18

9.   Damage or Destruction..................................22
     9.1  Definitions...................................... 22
     9.2  Premises Partial Damage; Premises Building Partial
		Damage......................................... 23
     9.3 Premises Total Destruction; Premises Building Total Destruction; Industrial Center Buildings Total
		Destruction.................................... 24
     9.4  Damage Near End of Term ..........................24
     9.5  Abatement of Rent; Lessee's Remedies............. 25
     9.6  Termination - Advance Payments................... 25
     9.7  Waiver........................................... 25

10.  Real Property Taxes....................................26
     10.1 Payment of Taxes................................. 26
     10.2 Additional Improvements.......................... 26
     10.3 Definition of "Real Property Tax"................ 26
     10.4 Joint Assessment................................. 26
     10.5 Personal Property Taxes.......................... 26
     10.6 Additional Provisions Regarding Real Property Taxes 27

11.  Utilities................................................27

12.  Assignment and Subletting................................27
     12.1 Lessor's Consent Required.......................... 27
     12.2 Lessee Affiliate................................... 29
     12.3 Lessees Other Than Individuals..................... 29
     12.4 Terms and Conditions of Assignment................. 30
     12.5 Terms and Conditions Applicable to Subletting...... 30
     12.6 Attorney's Fees.................................... 32

13.  Default Remedies.........................................33
     13.1 Default............................................ 33
     13.2 Remedies........................................... 34
     13.3 Default by Lessor.................................. 34
     13.4 Large Charges ......................................36

14.  Condemnation.............................................36

15.  Broker's Commissions.....................................37

16.  Estoppel Certificate.....................................38

17.  Lessor's Liability.......................................38

18.  Severability.............................................39

19.  Interest on Past-due Obligations.........................39

20.  Time of Essence..........................................39

21.  Additional Rent..........................................39

22.  Incorporation of Prior Agreements; Amendments............39

23.  Notices..................................................39

24.  Waivers..................................................41

25.  Recording................................................41

26.  Holding Over.............................................41

27.  Cumulative Remedies......................................41

28.  Covenants and Conditions.................................41

29.  Binding Effect; Choice of Law............................41

30.  Subordination............................................41

31.  Attorneys Fees...........................................42

32.  Lessor's Access..........................................43

33.  Auctions.................................................43

34.  Signs....................................................43

35.  Merger...................................................43

36.  Consents.................................................43

37.  Guarantor................................................43

38.  Quiet Possession.........................................44

39.  [Intentionally Omitted]..................................44

40.  Security Measures........................................44

41.  Easements................................................44

42.  Performance Under Protest................................44

43.  Authority................................................44

44.  Cashiers Checks..........................................45

45.  Amendments to Lease......................................45

46.  Storage Tanks............................................45

47.  Hazardous Materials......................................46
     47.1 Lessee's Covenants Regarding Hazardous Materials 46
     47.2 Indemnification of Lessor.......................... 48

48.  Lessor's Default.........................................48

49.  Recovery of Concessions Upon Early Termination...........48

50.  Easements and Restrictions of Record.....................49

51.  Offer....................................................49

52.  Prior Tenancy............................................49

                                   LEASE



     1. PARTIES. This Lease, dated, for reference purposes only, April 23, 1997, is made by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation (herein called "Lessor") and JOHN KING, INC., a division of The Balson-Hercules Group Ltd., a Rhode Island corporation (herein called "Lessee").

     2.   PREMISES, PARKING AND COMMON AREAS.

          2.1 PREMISES. Lessor hereby leases to Lessee and Lessee leases from Lessor for the term, at the rental, and upon all of the conditions set forth herein, that certain real property situated in the County of Los Angeles, State of California, commonly known as 5434 and 5432 Slauson Avenue, Commerce, California and described as the portion containing 44,005 square feet of the building located on the property shown on EXHIBIT "A" hereto, said 44,005 square feet herein referred to as the "Premises," and cross-hatched on Exhibit
"A" attached hereto, including rights to the Common Areas as hereinafter specified but not including any rights to the roof of the Premises or to any Building in the Industrial Center. The Premises are a portion of a building, herein referred to as the "Building." The Premises, the Building, the Common Areas, the land upon which the same are located, along with all other buildings and improvements thereon, are herein collectively referred to as the "Industrial Center."

          2.2 VEHICLE PARKING. Lessee shall be entitled to forty-four (44) vehicle parking spaces, unreserved and unassigned, on those portions of the Common Areas designated by Lessor for parking. Lessee shall not use more parking spaces than said number. Said parking spaces shall be used only for parking by vehicles no larger than full size passenger automobiles or pick-up trucks, herein called "Permitted Size Vehicles." Vehicles other than Permitted Size Vehicles are herein referred to as "Oversized Vehicles."

               2.2.1 Lessee shall not permit or allow any vehicles that belong to or are controlled by Lessee or Lessee's employees, suppliers, shippers, customers, or invitees to be loaded, unloaded, or parked in areas other than those designated by Lessor for such activities.

               2.2.2 If Lessee permits or allows any of the prohibited activities described in paragraph 2-2 of this Lease, then Lessor shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved, and charge the cost to Lessee, which cost shall be immediately payable upon demand by Lessor.

          2.3 COMMON AREAS - DEFINITION. The term "Common Areas" is defined as all areas and facilities outside the Premises and within the exterior boundary line of the Industrial Center that are provided and designated by the Lessor from time to time for the general non-exclusive use of Lessor, Lessee and of other lessees of the Industrial Center and their respective employees, suppliers, shippers, customers and invitees, including parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways and landscaped areas.

          2.4 COMMON AREAS - LESSEE'S RIGHTS. Lessor hereby grants to Lessee, for the benefit of Lessee and its employees, suppliers, shippers, customers and invitees, during the term of this Lease, the non-exclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Lessor under the terms hereof or under the terms of any rules and regulations or restrictions governing the use of the Industrial Center. Under no circumstances shall the right herein granted to use the Common Areas be deemed to include the right to store any property, temporarily or permanently, in the Common Areas. Any such storage shall be permitted only by the prior written consent of Lessor or Lessor's designated agent, which consent may be revoked at any time. In the event that any unauthorized storage shall occur then Lessor shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove the property and charge the cost to Lessee, which cost shall be immediately payable upon demand by Lessor.

          2.5  COMMON  AREAS  - RULES AND REGULATIONS. Lessor
or such other person(s) as Lessor may appoint shall have the exclusive control and management of the Common Areas and shall have the right, from time to time, to establish, modify, amend and enforce reasonable rules and regulations with respect thereto. Lessee agrees to abide by and conform to all such rules and regulations, and to cause its employees, suppliers, shippers, customers, and invitees to so abide and conform.
Lessor shall not be responsible   to  Lessee  for  the
non-compliance  with  said  rules   and regulations by other
lessees of the Industrial Center.

          2.6 COMMON AREAS -- CHANGES. Lessor shall have the right, in Lessor's sole discretion, from time to time:

               (a) To make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways;

               (b) To close temporarily any of the Common
Areas for maintenance purposes so long as reasonable access to the Premises remains available;

               (c) To designate other land outside the
boundaries of the Industrial Center to be a part of the Common Areas;

               (d) To add additional buildings and improvements to the Common Areas;

               (e) To use the Common Areas while engaged in making additional improvements, repairs or alterations to the Industrial Center, or any portion thereof;

               (f) To do and perform such other acts and make such other changes in, to or with respect to the Common Areas and Industrial Center as Lessor may, in the exercise of sound business judgment, deem to be appropriate.

               2.6.1 Lessor shall at all times provide the parking facilities required by applicable law and in no event shall the number of parking spaces that Lessee is entitled to under paragraph 2.2 be reduced.

     3.   TERMS.

          3.1  TERM. The term of this Lease shall be for eight
(8) years and four (4) months commencing on May 1, 1997 and ending on August 31, 2005, unless sooner terminated pursuant to any provision hereof.

          3.2 DELAY IN POSSESSION. Lessee is in possession of the portion of the Premises known as 5434 Slauson Avenue
(the "Existing Premises"). The portion of the Premises known as 5432 Slauson Avenue is sometimes referred to herein as the "Additional Premises." Notwithstanding said commencement date, if for any reason Lessor cannot deliver possession of the Additional Premises to Lessee on said date, Lessor shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or the obligations of Lessee hereunder or extend the term hereof, but in such case, Lessee shall not be obligated to pay rent or perform any other obligation of Lessee under the terms of this Lease, except as may be otherwise provided in this Lease, until possession of the Premises is tendered to Lessee;

provided, however, that if Lessor shall not have delivered possession of the Additional Premises within sixty (60) days from said commencement date, Lessee may at Lessee's option, by notice in writing to Lessor within ten (10) days thereafter, cancel this Lease, in which event the parties shall be discharged from all obligations hereunder and the Existing Lease (as defined below) shall continue with respect to the Existing Premises; provided further, however, that if such written notice of Lessee is not received by Lessor within said ten
(10) day period, Lessee's right to cancel this Lease hereunder shall terminate and be of no further force or effect.

          3.3 EARLY POSSESSION. If Lessee occupies the Additional Premises prior to said commencement date, such occupancy shall be subject to all provisions of this Lease, such occupancy shall not advance the termination date, and Lessee shall pay rent for such period at the initial monthly rates set forth below.

     4.   RENT.

          4.1 BASE RENT. Lessee shall pay to Lessor, as Base Rent for the Premises, without any offset or deduction, except as may be otherwise expressly provided in this Lease, on the first day of each month of the term hereof, monthly payments in advance of $15,000.00. The Base Rent is subject to adjustment as provided herein. Lessee shall pay Lessor upon the execution hereof $15,000.00 as Base Rent for May,1997. Rent for any period during the term hereof which is for less than one month shall be a pro rata portion of the Base Rent. Rent shall be payable in lawful money of the United States to Lessor at the address stated herein or to such other persons or at such other places as Lessor may designate in writing.

          4.2 OPERATING EXPENSES. Lessee shall pay to Lessor during the term hereof, in addition to the Base Rent, Lessee's Share, as hereinafter defined, of all Operating Expenses, as hereinafter defined, during each calendar year of the term of this Lease, in accordance with the following provisions:

               (a) "Lessee's Share" is defined, for purposes of this Lease, as 24.43 percent.

               (b) "Operating Expenses" is defined, for purposes of this Lease, as all costs incurred by Lessor, if any, for:

                    (i) The operation, repair and maintenance, in neat, clean, good order and condition, of the following:

               (aa) The Common Areas, including parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways, landscaped areas, striping, bumpers, irrigation systems, Common Area, lighting facilities and fences and gates;

                         (bb) Trash disposal services;

                         (cc) Tenant directories;

                         (dd) Fire detection systems including
sprinkler system maintenance and repair;

                         (ee) Security services;

                         (ff) Any other service to be provided
by Lessor that is elsewhere in this Lease stated to be an "Operating Expense."

                    (ii) Any deductible portion of an insured loss concerning any of the items or matters described in this paragraph 4.2;

                    (iii) The cost of the premiums for the
liability and property insurance policies to be maintained by Lessor under paragraph 8 hereof; provided that if Lessor elects to self-insure or includes the Premises under blanket insurance policies covering multiple properties, then the cost included in Operating Expenses shall include the portion of the reasonable cost of such self-insurance or blanket insurance that is allocated to the Premises;

                    (iv) The amount of the real property tax to be paid by Lessor under paragraph 10.1 hereof;

                    (v) The cost of water, gas and electricity to service the Common Areas;

                    (vi) the cost of Lessor's performing the maintenance obligations, described in paragraph 7.1, including replacements;

                    (vii) the cost of operating, repairing,
replacing and maintaining the Building, the roof, and any other utilities or equipment, wherever situated, that are for the common use of the tenants of the Building or Industrial Center; and

                    (viii) the cost of a Commercial General
Liability policy of insurance, insuring Lessor, but not Lessee, against liability arising out of the ownership, use, occupancy or maintenance of the Industrial Center, in amounts determined by Lessor, if Lessor determines to obtain such insurance.

               (c) The inclusion of the improvements, facilities and services set forth in paragraph 4.2(B)(I) of the definition of Operating Expenses shall not be deemed to impose an obligation upon Lessor to either have said improvements or facilities or to provide those services unless the Industrial Center already has the same, Lessor already provides the services, or Lessor has agreed elsewhere in this Lease to provide the same or some of them.

               (d) Lessee's Share as set forth in paragraph
4.2(A) above, is Lessee's Share of Operating Expenses applicable only to the Building in which the Premises are located. The percentage set forth in paragraph 4.2(A) has been determined by dividing the approximate square footage of the Premises by the total approximate square footage of rentable space contained in the Building. It is understood and agreed that the percentage figure set forth in 4.2(A) is an approximation which Lessor and Lessee agree is reasonable and shall not be subject to revision except in connection with an actual change in the size of the Premises or a change in the space available for lease in the Building.

               (e) Lessee's Share of Operating Expenses applicable to the Industrial Center shall be reasonably determined by Lessor as the percentage created by dividing the square footage of the Premises by the total square footage of the Buildings in the Industrial Center that are involved in the item covered by the particular expense.

               (f) Lessee's Share of Operating Expenses shall be payable by Lessee within ten (10) days after a reasonably detailed statement of actual expenses is presented to Lessee by Lessor. At Lessor's option, however, an amount may be estimated by Lessor from time to time of Lessee's Share of annual Operating Expenses and the same shall be payable monthly or quarterly, as Lessor shall designate, during each twelve-month period of the Lease term, on the same day as the Base Rent is due hereunder. In the event that Lessee pays Lessor's estimate of Lessee's Share of Operating Expenses as aforesaid, Lessor shall deliver to Lessee within sixty (60) days after the expiration of each calendar year, or as soon thereafter as practicable, a reasonably detailed statement showing Lessee's Share of the actual Operating Expenses incurred during the preceding year. If Lessee's payments under this paragraph 4.2(F) during said preceding year exceed Lessee's Share as indicated on said statement, Lessee shall be entitled to credit the amount of such overpayment against Lessee's Share of Operating Expenses next falling due. If Lessee's payments under this paragraph during said preceding year were less than Lessee's Share as indicated on said statement, Lessee shall pay to Lessor the amount of the deficiency within ten (10) days after delivery by Lessor to Lessee of said statement.

               (g) Lessor and Lessee shall promptly adjust between them by appropriate cash payment any balance determined to exist with respect to Lessee's Share of Operating Expenses after the end of the calendar year in which this Lease terminates, prorating for any partial year involved.

          4.3 RENT ESCALATIONS - INITIAL TERM.

               (a) On the first day of each of the 34th month and the 67th month of the term of this Lease, the monthly Base Rent payable under Paragraph 4.1 of this Lease shall be adjusted by the increase, if any, from the date this Lease commenced, in the Consumer Price Index of the Bureau of Labor Statistics of the U.S. Department of Labor for Urban Wage Earners and Clerical Workers, Los Angeles-Anaheim-Riverside,
California (1982-84=100), "All Items", herein referred to as "C.P.I.".

               (b) The monthly Base Rent payable in accordance with Paragraph
		   (a) above shall be calculated as follows: the Base Rent payable as set forth in Paragraph 4.1 of this Lease, shall be multiplied by a fraction the numerator of which shall be the C.P.I. of the calendar month during which the adjustment is to take effect, and the denominator of which shall be the C.P.I. for the calendar month in which the original Lease term commences. The sum so calculated shall constitute the new monthly Base Rent hereunder, subject to Subparagraph (e), below.

               (c) Pending receipt of the required C.P.I. and determination of the actual adjustment, Lessee shall pay an estimated adjusted rental, as reasonably determined by by reference to the then available C.P.I. information. Upon notification of the actual adjustment after publication of the required C.P.I., any overpayment shall be credited against the next installment of rent due, and any nderpayment shall be immediately due and payable by

     Lessee. Lessor's failure to request payment of an estimated or actual rent adjustment shall not constitute a waiver of the right to any djustment provided for in this Lease or this Paragraph 4.3.

               (d) In the event the compilation and/or
publication of the C.P.I. shall be transferred to any other governmental department or bureau or agency or shall be discontinued, then the index most nearly the same as the C.P.I. shall be used to make such calculation. In the event that Lessor and Lessee cannot agree on such alternative index, then the matter shall be submitted for decision to the American Arbitration Association in accordance with the then rules of said association and the decision of the Arbitrators shall be binding upon the parties. The cost of said Arbitrators shall be paid equally by Lessor and Lessee.

               (e) The adjustment(s) required by this Rent
Escalation Paragraph shall be subject to the following additional agreements:

                    (i) The increase under Subparagraph
(b), above, shall be subject to the following minimum and maximum percentage increases per year involved in the adjustment period, on a cumulative and compounded basis:

               Minimum yearly percentage increase: 3%

               Maximum yearly percentage increase: 6%

          The "adjustment period" is defined as the period commencing with the month designated in Subparagraph (b) as the reference for determining the "denominator", and ending with the month preceding the month designated therein as the reference for determining the "numerator". Should the adjustment period include a partial year, the minimum and maximum percentages shall be prorated for that partial year-by multiplying them by a fraction, the numerator of which shall be the number of full calendar months or major portion thereof contained in said partial year, and the denominator of which is twelve (12).

                    (ii) The new monthly Base Rent shall in no event be less than the rent in effect immediately preceding the rent adjustment.

     5. SECURITY DEPOSIT. Lessee shall deposit with Lessor upon execution hereof $15,000.00 as security for Lessee's faithful performance of Lessee's obligations hereunder.
If Lessee fails to pay rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease, Lessor may use, apply or retain all or any portion of said deposit for the payment of any rent or other charge in default or for the payment of any other sum to which Lessor may become obligated by reason of Lessee's default, or to compensate Lessor for any loss or damage which Lessor may suffer thereby. If Lessor so uses or applies all or any portion of said deposit, Lessee shall within ten (10)days after written demand therefor deposit cash with Lessor in an amount sufficient to restore said deposit to the full amount then required of Lessee. If the monthly rent shall, from time to time, increase during the term of this Lease, Lessee shall, at the time of such increase, deposit with Lessor additional money as a security deposit so that the total amount of the security deposit held by Lessor shall at all times bear the same proportion to the then current Base Rent as the initial security deposit bears to the initial Base Rent set forth in paragraph 4. Lessor shall not be required to keep said security deposit separate from its general accounts. If Lessee performs all of Lessee's obligations hereunder, said deposit, or so much thereof as has not theretofore been applied by Lessor, shall be returned, without payment of interest or other increment for its use, to Lessee (or, at Lessor's option, to the last assignee, if any, of Lessee's interest hereunder) at the expiration of the term hereof, and after Lessee has vacated the Premises. No trust relationship is created herein between Lessor and Lessee with respect to said Security Deposit. The Security Deposit shall be held by Lessor in accordance with
Section 1950.7 of the California Civil Code.

     6.   USE.

          6.1 USE. The Premises shall be used and occupied only for warehousing and wholesale of textiles and related material and for no other purpose.

          6.2  COMPLIANCE WITH LAW.

               (a) Lessor warrants to Lessee to Lessor's actual knowledge that the Additional Premises, in the state existing on the date that the Lease term commences, but without regard to alterations by Lessee or to the use for which Lessee will occupy the Additional Premises, does not violate any covenants or restrictions of record, or any applicable building code, regulation or ordinance in effect on such Lease term commencement date. In the event it is determined that this warranty has been violated, then it shall be the obligation of the Lessor, after written notice from Lessee, to promptly, at Lessor's sole cost and expense, rectify any such violation. In the event Lessee does not give to Lessor written notice of the violation of this warranty within six months from the date that the Lease term commences, the correction of same shall be the obligation of Lessee at Lessee's sole cost. The warranty contained in this paragraph 6.2(A) shall be of no force or effect if, prior to the date of this Lease, Lessee was an owner or occupant of the Premises and, in such event, Lessee shall correct any such violation at Lessee's sole cost. Lessee is hereby notified that it should make its own investigation into the compliance by the Premises with the Americans with Disabilities Act and no representation or warranty as to such compliance is being made by Lessor.

               (b) Except as provided in paragraph 6.2(A)
Lessee shall, at Lessee's expense, promptly comply with all applicable statutes, ordinances, rules, regulations, orders, covenants and restrictions of record, and requirements of any fire insurance underwriters or rating bureaus, now in effect or which may hereafter come into effect, whether or not they reflect a change in policy from that now existing, during the term or any part of the term hereof, relating in any manner to the Premises and the occupation and use by Lessee of the Premises and of the Common Areas. Lessee shall not use nor permit the use of the Premises or the Common Areas in any manner that will tend to create waste or a nuisance or shall tend to disturb other occupants of the Industrial Center.

          6.3  CONDITIONS OF PREMISES.

               (a) Lessor shall deliver the Additional
Premises to Lessee clean and free of debris on the Lease commencement date (unless Lessee is already in possession) and Lessor warrants to Lessee to Lessor's actual knowledge that the plumbing, lighting, air conditioning, heating, and loading doors in the Premises other than those portions constructed by Lessee shall be in good operating condition on the Lease commencement date. In the event that it is determined that this warranty has been violated, then it shall be the obligation of Lessor, after receipt of written notice from Lessee setting forth with specificity the nature of the violation, to promptly, at Lessors sale cost, rectify such violation. Lessee's failure to give such written notice to Lessor within thirty (30) days after the Lease commencement date shall cause the conclusive presumption that Lessor has complied with all of Lessor's obligations hereunder. The warranty contained in this paragraph 6.3(A) shall be of no force or effect if prior to the date of this Lease, Lessee was an owner or occupant of the Premises.

               (b) Except as otherwise provided in this Lease, Lessee hereby accepts the Premises in their condition existing as of the Lease commencement date or the date that Lessee takes possession of the Premises, whichever is earlier, subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use of the Premises, and any covenants, easements or restrictions of record and accepts this Lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto. Lessee acknowledges that neither Lessor nor Lessor's agent has made any representation or warranty as to the present or future suitability of the Premises for the conduct of Lessee's business.

     7.   MAINTENANCE, REPAIRS, ALTERATIONS AND COMMON AREA
		SERVICES.

          7.1 LESSOR'S OBLIGATIONS. Subject to the provisions of paragraph 4.2 (Operating Expenses), 6 (Use), 7.2 (Lessee's Obligations) 7.5, (Condition of Premises Upon Termination) and 9 (Damage or Destruction) and except for damage caused by any negligent or intentional act or omission of Lessee, Lessee's employees, suppliers, shippers, customers, or invitees, in which event Lessee shall repair the damage, Lessor, at Lessor's expense, subject to reimbursement pursuant to paragraph 4.2, shall keep in good condition and repair the foundations, exterior walls, structural condition of interior bearing walls, and roof of the Premises, as well as the parking lots, walkways, driveways, landscaping, fences, signs and utility installations of the Common Areas and all parts thereof. Lessor shall not, however, be obligated to paint the exterior or interior surface of exterior walls, nor shall Lessor be required to maintain, repair or replace windows, doors or plate glass of the Premises, or to maintain or repair anything required to be maintained by Lessee under paragraph 7.2. Lessor shall have no obligation to make repairs under this paragraph 7.1 until a reasonable time after receipt of written notice from Lessee of the need for such repairs. Lessee expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford Lessee the right to make repairs at Lessor's expense or to terminate this Lease because of Lessor's failure to keep the Premises in good order, condition and repair. Lessor shall not be liable for damages or loss of any kind or nature by reason of Lessor's failure to furnish. any Common Area services when such failure is caused by accident, breakage, repairs, strikes, lockout, or other labor disturbances or disputes of any character or by any other cause beyond the reasonable control of Lessor.

          7.2  LESSEE'S OBLIGATIONS.

               (a) Subject to the provisions of paragraphs 6
(Use), 7.1 (Lessor's Obligations), and 9 (Damage or Destruction), Lessee, at Lessee's expense, shall keep in good order, condition and repair the Premises and every part thereof
(whether or not the damaged portion of the Premises or the means of repairing the same are reasonably or readily accessible to Lessee) including, without limiting the generality of the foregoing, any plumbing, heating, ventilating and air conditioning systems (Lessee shall procure and maintain, at Lessee's expense, a ventilating and air conditioning system maintenance contract), electrical and lighting facilities and equipment within the Premises, or that serves only the Premises wherever situated, fixtures, interior walls and interior surfaces of exterior walls, ceilings, windows, doors, plate glass, and skylights located within the Premises. Lessor reserves the right to procure and maintain the ventilating and air conditioning system maintenance contract and if Lessor so elects, Lessee shall reimburse Lessor, upon demand for the cost thereof.

               (b) If Lessee fails to perform Lessee's
obligations under this paragraph 7.2 or under any other paragraph of this Lease, Lessor may enter upon the Premises after ten (10) days' prior written notice to Lessee
(except in the case of emergency, in which no notice shall be required) perform such obligations on Lessee's behalf and put the Premises in good order, condition and repair, and the cost thereof together with interest thereon at the maximum rate then allowable by law shall be due and payable as additional rent to Lessor together with Lessee's next
Base Rent instalment.

               (c) On the last day of the term hereof, or on any sooner termination, Lessee shall surrender the Premises to Lessor in the same condition as received, ordinary wear and tear excepted, clean and free of debris. Any damage or deterioration of the Premises shall not be deemed ordinary wear and tear if the same could have been prevented by good maintenance practices. Lessee shall repair any damage to the Premises occasioned by the installation or removal of Lessee's trade fixtures, alterations, furnishings and equipment. Notwithstanding anything to the contrary otherwise stated in this Lease, Lessee shall leave the air lines, power panels, electrical distribution systems, lighting fixtures, space heaters, air conditioning, plumbing and fencing on the Premises in good operating condition.

          7.3   ALTERATIONS AND ADDITIONS.

               (a) Lessee shall not, without Lessor's prior written consent make any alterations, improvements, additions, or Utility Installations in, on or about the Premises, or the Industrial Center, except for nonstructural alterations to the Premises not exceeding $2,500 in cumulative costs, during the term of this Lease. In any event, whether or not in excess of $2,500 in cumulative cost, Lessee shall make no change or alteration to the exterior of the Premises nor the exterior of the Building nor the Industrial Center without Lessor's prior written consent. As used in this paragraph 7.3 the term "Utility Installation" shall mean carpeting, window coverings, air lines, power panels, electrical distribution systems, lighting fixtures, space heaters, air conditioning, plumbing, and fencing. Lessor may require that Lessee remove any or all of said alterations, improvements, additions or Utility Installations at the expiration or earlier termination of the term, and restore the Premises and the Industrial Center to their prior condition. Lessor may require Lessee to provide Lessor, at Lessee's sole cost and expense, a lien and completion bond in an amount equal to one and one-half times the estimated cost of such improvements, to insure Lessor against any liability for mechanic's and materialmen's liens and to insure completion of the work. Should Lessee make any alterations, improvements, additions or Utility Installations without the prior approval of Lessor, Lessor may, at any time during the term of the Lease, require that Lessee remove any or all of the same.

               (b) Any alterations, improvements, additions, or Utility Installations made by Lessee during the term of this Lease shall be done in a good and workmanlike manner and of good and sufficient materials, and Lessee shall, within thirty
(30) days after completion of such alteration, improvements, addition or Utility Installation, provide Lessor with as-built plans and specifications for same. Notwithstanding anything contained in this Lease to the contrary, Paragraphs 7.3(D),(I)(BB) and (cc) shall apply to non-structural alterations, improvements, additions or
Utility Installations not exceeding $2,500 in cost.

               (c) Any alterations, improvements, additions or Utility Installations in or about the Premises or the Industrial Center that Lessee shall desire to make and which requires the consent of the Lessor shall be presented to Lessor in written form, with proposed detailed plans.
If Lessor shall give its consent, the consent shall be deemed conditioned upon Lessee acquiring a permit to do so from appropriate governmental agencies, the furnishing of a copy thereof to Lessor prior to the commencement of the work and the compliance by Lessee of all conditions of said permit in a prompt and expeditious manner.

               (d) For any additions, alterations,
improvements, or Utility Installations requiring Lessor's prior written consent:

                    (i) Lessee shall:

                         (aa) Request Lessor's approval in
writing at least thirty (30) days prior to proposed construction.

               (bb) Employ a California licensed architect, contractor and structural engineer in connection with the proposed construction.

                         (cc) Be fully responsible for the acts
of Lessee's consultants, employees, contractors, subcontractors, invitees and agents, and cause them to fully comply with any applicable terms of this Lease and documents referred to by this Lease and all applicable laws, rules and regulations.

                         (dd) Enter into written agreements with
an architect and general contractor on standard American Institute of Architects (AIA) form or reasonable equivalent for the contract itself as well as payment schedules, change orders, etc. Copies of executed agreements will be forwarded to Lessor within five (5) days of execution.

                        (ee) Cause to be obtained an applicable
building permit for any and all construction and modifications, and construct the additions and alterations and perform the construction work in accordance with all applicable laws, including without limitation the Americans With Disabilities Act.

                    (ii) Lessee's Architect Shall:

                         (aa) Be licensed by the State of
					California.

                         (bb) Design and specify within the
parameters of the building work letter (if any) and approved building specifications (if any) or have received specific written exceptions from Lessor.

                         (cc) Secure Lessor's written approval
before submitting plans to the general contractor for bidding or to governmental agencies for approval.

                         (dd) Secure Lessor's written approval
of any changes or alternates to the plans recommended by the general contractor or required by governmental agencies.

               (ee) Submit a copy of the final application for permit and issued permit to Lessor.

                         (ff) Incorporate the building standard
details (if any) supplied by Lessor onto the drawings.

                         (gg) Submit final plans for Lessor's
written approval prior to construction.

                         (hh) Be available for final inspection
with Lessor at job completion.

                         (ii) Secure Lessor's written
of details of any changes in specifications or finishes during construction.

                         (jj) Provide samples and specifications
as required by Lessor.

                         (kk) Sign off' on the as-built drawings
as the Architect's certification that the improvements have, in fact, been built as per the Architect's design.

                    (iii) Lessee's General Contractor and/or
Subcontractors Shall:

                         (aa) Be licensed by the State of
California.

                         (bb) Have substantial experience
providing similar quality and quantity of improvements.
Work history shall be provided to Lessor prior to being awarded contract.

                         (cc) Have a bonding capacity equal to
or exceeding the valuation of the job. Lessor may, at its sole option, require the job to be bonded.

                         (dd) Maintain in full force and effect,
throughout the duration of its performance under the contract with the Lessee, a Worker's Compensation insurance policy and a Commercial General Liability insurance policy issued by an insurer satisfactory to Lessor with liability coverage of not less than $1,000,000.00 for personal injury and $500,000.00 to cover property damage. The Commercial General
Liability insurance policy shall include assumption of contractual liability. Certificates of insurance containing a thirty (30) day cancellation clause shall be furnished to Lessor prior to commencement of performance under the construction contract naming Lessor (The Prudential Insurance Company of America)and its managing agent (currently Cushman & Wakefield of California, Inc.) as additional insureds.

                         (ee) Provide a construction schedule
to Lessor prior to commencement of work and weekly written progress reports.

                         (ff) Warrant the General Contractor's
work and that of the General Contractor's subcontractors, for a minimum of one (1) year.

                         (gg) Provide Lessor with as-built
drawings of all improvements.

                    (iv) All approvals by Lessor, as herein
provided for, shall not be unreasonably withheld. All requests to be submitted to Lessor shall be submitted through Lessor's managing agent.

               (e) Lessee shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Lessee at or for use in the Premises, which claims are or may be secured by any mechanic's or materialmen's lien against the Premises, or the Industrial Center, or any interest therein. Lessee shall give Lessor not less than thirty (30) days' notice prior to the commencement of any work in the Premises, and Lessor shall have the right to post notices of non-responsibility in or on the Premises or the Building as provided by law. If Lessee shall, in good faith, contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense defend itself and Lessor against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against the Lessor or the Premises or the Industrial Center, upon the condition that if Lessor shall require, Lessee shall furnish to Lessor a surety bond satisfactory to Lessor in an amount equal to such contested lien claim or demand indemnifying Lessor against liability for the same and holding the Premises and the Industrial Center free from the effect of such lien or claim.
In addition, Lessor may require Lessee to pay Lessor's attorneys fees and costs in participating in such action if Lessor shall decide it is to Lessor's best interest to do so.

               (f) All alterations, improvements, additions and Utility Installations (whether or not such Utility Installations constitute trade fixtures of Lessee), which may be made on the Premises, shall be the property of Lessor and shall remain upon and be surrendered with the Premises at expiration or earlier termination of the Lease term, unless Lessor requires their removal pursuant to paragraph 7.3(A). Notwithstanding the provisions of this paragraph 7.3(F), Lessee's machinery and equipment, other than that which is affixed to the Premises so that it cannot be removed without material damage to the Premises, and other than Utility Installations, shall remain the property of Lessee and may be removed by Lessee subject to the provisions of paragraph 7.2.

          7.4 UTILITY ADDITIONS. Lessor reserves the right to install new or additional utility facilities throughout the Building and the Common Areas for the benefit of Lessor or Lessee, or any other lessee of the Industrial Center, including, but not by way of limitation, such utilities as plumbing, electrical systems, security systems, communication systems, and fire protection and detection systems, so long as such installations do not unreasonably interfere with Lessee's use of the Premises.

          7.5  CONDITION  OF  PREMISES  UPON  TERMINATION,
ADDITIONAL  USE PROVISIONS.

               7.5.1 Lessee shall maintain the Premises as provided in Paragraph 7.2 and in accordance with the requirements of any covenants or restrictions as may from time to time be applicable to the Premises. Lessee, in keeping the Premises in good order, condition and repair, shall exercise and perform good maintenance practices and any damage or deterioration shall not be deemed "ordinary wear and tear" if the same could have been prevented by good maintenance practice. Lessee's obligations shall include restorations, replacements or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition and state of repair. Notwithstanding anything contained in the Lease to the contrary, Lessee shall make all repairs whatsoever on the Premises necessitated by the negligence, misconduct or fault of Lessee, or its agents, licensees, contractors, or invitees.

               7.5.2 If the term of this Lease, as the same may be extended or renewed, exceeds five (5) years, Lessor shall have the right to require Lessee to repaint the interior of the improvements every four (4) to six (6) years, but not more often that once every five (5) years, as reasonably necessary.

7.5.3 Notwithstanding anything to the contrary in paragraph 7.2 of this Lease, upon termination of this Lease, Lessee shall leave all plumbing, heating (including space heaters), air conditioning, electrical and mechanical systems, on the Premises and in good condition and operating order, and Lessee shall upon demand pay to Lessor that portion of the cost to restore such items to good condition and operating order as may be reasonably allocable to Lessee' tenancy.

               7.5.4 Notwithstanding anything to the contrary contained in this Lease, the Premises shall not be used for the warehousing or distribution of hazardous or explosive products, substances or materials, or of products, substances or materials that are detrimental to the Premises, the Industrial Center or other tenants thereof.

     8.   INSURANCE, INDEMNITY.

          8.1 Lessee hereby agrees to indemnify, defend and hold harmless Lessor, its successors, assigns, subsidiaries, directors, officers, agents and employees from and against any and all damage, loss, liability or expense including, but not limited to, attorney's fees and legal costs suffered by same directly or by reason of any claim, suit or judgement brought by or in favor of any person or persons for damage, loss or expense due to, but not limited to, bodily injury, including death resulting anytime therefrom, and property damage sustained by such person or persons which arises out of, is occasioned by or in any way attributable to the use or occupancy of the Premises by the Lessee, the acts or omission of the Lessee, its agents, employees or any other contractors or invitees brought onto said Premises by the Lessee, or any breach or default in the performance of any obligation on Lessee's part to be performed under the terms of this Lease, except to the extent caused by the sole gross negligence or wilful misconduct of Lessor, its employees, and agents. If any action or proceeding is brought against Lessor by reason of any such claim, Lessee, upon notice from Lessor, shall defend same at Lessee's expense by counsel satisfactory to Lessor. Such loss or damage shall include, but not be limited to, any injury or damage to Lessor's personnel (including death resulting anytime therefrom) on the Premises. Lessor shall not be liable for any damages arising from any act or neglect of any other tenant, if any, of the building or industrial park in which the Premises are located. Lessee agrees that the obligations assumed herein shall survive the termination of this Lease.

          8.2 Lessee hereby agrees to maintain in full force and effect at all times during the term of this Lease, at Lessee's own expense, for the protection of Lessee, Lessor and Lessor's property manager, as their interest may appear, policies of insurance issued by a responsible carrier or carriers to Lessor which afford the following coverages:

               (a) Workers' Compensation with statutory limits.

               (b) Employers' Liability insurance with the following minimum limits:

               Bodily injury by disease per person $1,000,000
               Bodily injury by accident policy limit $1,000,000
               Bodily injury by disease policy limit $1,000,000

               (c) Property insurance on a special causes of loss insurance form covering any and all personal property of Lessee including but not limited to improvements, betterments, furniture, fixtures, Utility Installations, and equipment in an amount not less than their full replacement cost, with a deductible not to exceed $10,000. This policy should contain a waiver of subrogation.

               (d) Commercial General Liability Insurance including Broad Form Property Damage and Contractual Liability with the following minimum limits:

           General Aggregate $2,000,000
           Products/Completed Operations Aggregate $2,000,000
           Each Occurrence $1,000,000
           Personal & Advertising Injury $1,000,000
           Medical Payments $5,000 per person

               (e) Umbrella/Excess Liability on a following form basis with the following minimum limits:

               General Aggregate $10,000,000
               Each Occurrence $10,000,000

     The limits of said insurance in this Paragraph 8.2 shall not, however, limit the liability of Lessee hereunder.

          8.3 If Lessor is providing property insurance on the Premises, then Lessor shall, at all times during the term of this Lease, maintain the following insurance:

               (a) a policy or policies of all-risk property insurance, issued by and binding upon some solvent insurance company, insuring for the full replacement cost of the building on the Premises. Lessor shall not be obligated to insure, and shall not assume any liability or risk of loss for, any of Lessee's furniture, equipment, machinery, goods, supplies, utility installations, improvements, or alterations upon the Premises. This policy shall contain an agreed amount endorsement and be written with no coinsurance. Lessor may, but shall not be obligated to, obtain earthquake and flood insurance.

               (b) Rent insurance on an all-risk basis in an amount equal to all that is called for under Paragraph 4 of this Lease (Base Rent and any additional rents payable under this Lease including tax and insurance costs) for a period of at least twelve (12) months commencing with the date of loss.

               (c) Boiler and machinery insurance in an amount satisfactory to Lessor on a comprehensive coverage form.

          8.4 The Lessee shall deliver to Lessor prior to taking possession of the Premises, and thereafter at least thirty (30) days prior to expiration of such policy, certificates of insurance evidencing the above coverage with limits not less than those specified above. Insurance required hereunder shall be in companies holding a "General Policyholders Rating" of at least A-VIII as set forth in the most current issue of "Best's Insurance Guide". Such Certificates with the exception of Worker's Compensation, shall name Lessor, its subsidiaries, directors, agents and employees, and its property manager as additional insureds and shall expressly provide that the interest of same herein shall not be affected by a breach by Lessee of any insurance policy provision for which such Certificates evidence coverage. Further, all Certificates shall expressly provide that no less than thirty (30) days prior written notice shall be given to Lessor in the event of material alteration to or cancellation of the coverage evidenced by such Certificates.

          8.5 Lessor may secure and maintain, at Lessee's expense, increased amounts of insurance and other insurance coverage in such limits, as Lessor may require in its sole judgment to afford Lessor adequate protection.

          8.6 Lessor makes no representation that the limits of liability specified to be carried by Lessee under the term of this Lease are adequate to protect Lessee against Lessee's undertaking under this Paragraph 8 and in the event Lessee believes that any such insurance coverage called for under this Lease is insufficient, Lessee shall provide, at its own expense, such additional insurance as Lessee deems adequate.

          8.7  Anything in this Lease to the contrary
notwithstanding, Lessor and Lessee hereby waive and release each other of and from any and all rights of recovery, claims, action or cause of action, against each other, their agents, officers and employees, for any loss or damage that may occur to the Premises, improvements to the building of which the Premises are a part, personal property (building contents) within the building on the Premises, any furniture, equipment, machinery, goods or supplies not covered by this Lease which Lessee may bring or obtain upon the Premises or any additional improvements which Lessee may construct on the Premises, by reason of fire, the elements or any other cause which could be insured against under the terms of all risk property insurance policies, regardless of cause or origin, including negligence of Lessor or Lessee and their agents, officers and employees. Because this Paragraph will preclude the assignment of any claim mentioned in it by way of subrogation (or otherwise) to an insurance company (or any other person) each party to this Lease agrees immediately to give to each insurance company, written notice of the terms of the mutual waivers contained in this Paragraph, and to have the insurance policies properly endorsed if necessary to prevent the invalidation of the insurance coverages by reason of the mutual waivers contained in this Paragraph. Lessee also waives and releases Lessor, its agents, officers and employees of and from any and all rights of recovery, claim, action or cause of action for any loss or damage insured against under any other policies of insurance carried by Lessee.

          8.8  PAYMENT OF PREMIUM INCREASE.

               (a) After the term of this Lease has commenced, Lessee shall not be responsible for paying Lessee's Share of any increase in the property insurance premium for the Industrial Center specified by Lessor's insurance carrier as being caused by the use, acts or omissions of any other lessee of the Industrial Center, or by the nature of such other lessee's occupancy which create an extraordinary or unusual risk.

               (b) Lessee, however, shall pay the entirety of any increase in the property insurance premium for the Industrial Center over what is was immediately prior to the commencement of the term of this Lease if the increase is specified by Lessor's insurance carrier as being caused by the nature of Lessee's occupancy or any act or omission of Lessee.

          8.9 EXEMPTION OF LESSOR FROM LIABILITY. Lessee hereby agrees that Lessor shall not be liable for injury to Lessee's business or any loss of income therefrom or for damage to the goods, wares, merchandise or other property of Lessee, Lessee's employees, invitees, customers, or any other person in or about the Premises or the Industrial Center, nor shall Lessor be liable for injury to the person of Lessee, Lessee's employees, agents or contractors, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning, or lighting fixtures, or from any other cause, whether said damage or injury results from conditions arising upon the Premises or upon other portions of the Industrial Center, or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Lessee, Lessor shall not be liable for any damages arising from any act or neglect of any other lessee, occupant or user of the Industrial Center, nor from the failure of Lessor to enforce the provisions of any other lease of the Industrial Center.

     9.   DAMAGE OR DESTRUCTION.

          9.1  DEFINITIONS.

               (a) "Premises Partial Damage" shall mean if the Premises are damaged or destroyed to the extent that the cost of repair is less than fifty percent of the then replacement cost of the Premises.

               (b) "Premises Total Destruction" shall mean if the Premises are damaged or destroyed to the extent that the cost of repair is fifty percent or more of the then replacement cost of the Premises.

               (c) "Premises Building Partial Damage" shall mean if the Building of which the Premises are a part is damaged or destroyed to the extent that the cost to repair is less than fifty percent of the then replacement cost of the Building.

               (d) "Premises Building Total Destruction" shall mean if the Building of which the Premises are a part is damaged or destroyed to the extent that the cost to repair is fifty percent or more of the then replacement cost of the Building.

               (e) "Industrial Center Buildings" shall mean all of the buildings on the Industrial Center site.

               (f) "Industrial Center Buildings Total
Destruction" shall mean if the Industrial Center Buildings are damaged or destroyed to the extent that the cost of repair is fifty percent or more of the then replacement cost of the Industrial Center Buildings.

               (g) "Insured Loss" shall mean damage or
destruction which was caused by an event required to be covered by the insurance described in paragraph 8. The fact that an Insured Loss has a deductible amount shall not make the loss an uninsured loss.

               (h) "Replacement Cost" shall mean the amount of money necessary to be spent in order to repair or rebuild the damaged area to the condition that existed immediately prior to the damage occurring excluding all improvements made by lessees.

9.2  PREMISES PARTIAL DAMAGE; PREMISES BUILDING PARTIAL DAMAGE.

               (a) Insured Loss: Subject to the provisions of paragraphs 9.4 and 9.5, if at any time during the term of this Lease there is damage which is an Insured Loss and which falls into the classification of either Premises Partial Damage or Premises Building Partial Damage, then Lessor shall, at Lessor's expense, repair such damage to the Premises, but not Lessee's fixtures, equipment, tenant improvements or Utility Installations, as soon as reasonably possible and this Lease shall continue in full force and effect.

               (b) Uninsured Loss: Subject to the provisions of paragraphs 9.4 and 9.5, if at any time during the term of this Lease there is damage which is not an Insured Loss and which falls within the classification of Premises Partial Damage or Premises Building Partial Damage, unless caused by a negligent or willful act of Lessee or its agents, contractors or invitees (in which event Lessee shall make the repairs at Lessee's expense), which damage prevents Lessee from using the Premises, Lessor may at Lessor's option either (i) repair such damage as soon as reasonably possible at Lessor's expense, in which event this Lease shall continue in full force and effect, or (ii) give written notice to Lessee within thirty (30) days after the date of the occurrence of such damage of Lessor's intention to cancel and terminate this Lease as of the date of the occurrence of such damage. In the event Lessor elects to give such notice of Lessor's intention to cancel or terminate this Lease, Lessee shall have the right within ten (10) days after the receipt of such notice to give written notice to Lessor of Lessee's intention to repair such damage at Lessee's expense, without reimbursement from Lessor, in which event this Lease shall continue in full force and effect, and Lessee shall proceed to make such repairs as soon as reasonably possible. If Lessee does not give such notice within such 10-day period this Lease shall be cancelled and terminated as of the date of the occurrence of such damage.

9.3  PREMISES TOTAL DESTRUCTION: PREMISES BUILDING TOTAL
DESTRUCTION: INDUSTRIAL CENTER BUILDINGS TOTAL DESTRUCTION.

               (a) Subject to the provisions of paragraphs 9.4 and 9.5, if at any time during the term of this Lease there is damage, whether or not it is an Insured Loss, and which falls into the classifications of either (i) Premises Total Destruction, or (ii) Premises Building Total Destruction, or (iii) Industrial Center Buildings Total Destruction, then Lessor may at Lessor's option either (i) repair such damage or destruction, but not Lessee's fixtures, equipment, tenant improvements or Utility Installations as soon as reasonably possible at Lessor's expense, and this Lease shall continue in full force and effect, or
(ii) give written notice to Lessee within thirty (30) days after the date of occurrence of such damage of Lessor's intention to cancel and terminate this Lease, in which case this Lease shall be cancelled andterminated as of the date of the occurrence of such damage.

          9.4   DAMAGE NEAR END OF TERM.

               (a) Subject to paragraph 9.4(B), if at any time during the last six months of the term of this Lease there is substantial damage, whether or not an Insured Loss, which falls within the classification of Premises Partial Damage, Lessor may at Lessor's option cancel and terminate this Lease as of the date of occurrence of such damage by giving written notice to Lessee of Lessor's election to do so within 30 days after the date of occurrence of such damage.

               (b) Notwithstanding paragraph 9.4(A), in the event that Lessee has an option to extend or renew this Lease, and the time within which said option may be exercised has not yet expired, Lessee shall exercise such option, if it is to be exercised at all, no later than twenty (20) days after the occurrence of an Insured Loss falling within the classification of Premises Partial Damage during the last six months of the term of this Lease. If Lessee duly exercises such option during said twenty (20) day period, Lessor shall, at Lessor's expense, repair such damage, but not Lessee's fixtures, equipment or tenant improvements, as soon as reasonably possible and this Lease shall continue in full force and effect provided Lessee first deposits with Lessor any shortfall in necessary funds. If Lessee fails to exercise such option during said twenty (20) day period, then Lessor may at Lessor's option terminate and cancel this Lease as of the expiration of said twenty (20) day period by giving written notice to Lessee of Lessor's election to do so within ten (10) days after the expiration of said twenty (20) day period, notwithstanding any term or provision in the grant of option to the contrary.

          9.5  ABATEMENT OF RENT; LESSEE'S REMEDIES.

               (a) In the event Lessor repairs or restores the Premises pursuant to the provisions of this paragraph 9, the rent payable hereunder for the period during which such damage, repair or restoration continues shall be abated in proportion to the degree to which Lessee's use of the Premises is impaired to the extent Lessor receives proceeds from rent abatement insurance. Except for abatement of rent, if any, Lessee shall have no claim against Lessor for any damage suffered by reason of any such damage, destruction, repair or restoration.

               (b) If Lessor shall be obligated to repair or restore the Premises under the provisions of this paragraph 9 and shall not commence such repair or restoration within ninety
(90) days after such obligation shall accrue, Lessee may at Lessee's option cancel and terminate this Lease by giving Lessor written notice of Lessee's election to do so at any time prior to the commencement of such repair or restoration. In such event this Lease shall terminate as of the date of such notice. In the event that Lessor shall be obligated to repair or restore the Premises pursuant to Paragraph 9 of this Lease and shall not commence such repair or restoration within ninety (90) days after such obligation shall accrue, the right of Lessee to terminate this Lease pursuant to this Paragraph 9.5(B) ll be the sole right and remedy of Lessee against Lessor, and Lessor shall have no other liability to Lessee, for damages, specific performance or otherwise, in connection with any such failure.

          9.6 TERMINATION -- ADVANCE PAYMENTS. Upon termination of this Lease pursuant to this paragraph 9, an equitable adjustment shall be made concerning advance rent and any advance payments made by Lessee to Lessor, Lessor shall, in addition, return to Lessee so much of Lessee's security deposit as has not theretofore been applied by Lessor.

          9.7 WAIVER. Lessor and Lessee waive the provisions of any statute which relate to termination of leases when leased property is destroyed and agree that such event shall be governed by the terms of this Lease.

10.  REAL PROPERTY TAXES.

          10.1 PAYMENT OF TAXES. Lessor shall pay the real property tax, as defined in paragraph 10.3, applicable to the Industrial Center subject to reimbursement by Lessee of Lessee's Share of such taxes in accordance with the provisions of paragraph 4.2, except as otherwise provided in paragraph 10.2.

          10.2 ADDITIONAL IMPROVEMENTS. Lessee shall not be responsible for paying Lessee's Share of any increase in real property tax specified in the tax assessor's records and work sheets as being caused by additional improvements placed upon the Industrial Center by other lessees or by Lessor for the exclusive enjoyment of such other lessees. Lessee shall, however, pay to Lessor at the time that Operating Expenses are payable under paragraph 4.2(C) the entirety of any increase in real property tax if assessed solely by reason of additional improvements placed upon the Premises by Lessee or at Lessee's request.

          10.3 DEFINITION OF "REAL PROPERTY TAX". As used herein, the term "real property tax" shall include any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any license fee, commercial rental tax, mprovement bond or bonds, levy or tax (other than inheritance, personal income or estate taxes) imposed on the Industrial Center or any portion thereof by any authority having the direct or indirect power to tax, including any city, county, state or federal government, or any school, agricultural, sanitary, fire, street, drainage or other improvement district thereof, as against any legal or equitable interest of Lessor in the Industrial Center or in any portion thereof, as against Lessor's right to rent or other income therefrom, and as against Lessor's business of leasing the Industrial Center. The term "real property tax" shall also include any tax, fee, levy, assessment or charge (i) in substitution of, partially or totally, any tax, fee, levy, assessment or charge hereinabove included within the definition of "real property tax," or (ii) the nature of which was hereinbefore included within the definition of "real property tax" or (iii) which is imposed for a service or right not charged prior to June 1, 1978, or, if previously charged, has been increased since June 1, 1978 or (iv) which is imposed as a result of a transfer, either partial or total, of Lessor's interest in the Industrial Center or which is added to a tax or charge hereinbefore included within the definition of real property tax by reason of such transfer, or (v) which is imposed by reason of this transaction, any modifications or changes hereto, or any transfers hereof.

          10.4 JOINT ASSESSMENT. If the Industrial Center is not separately assessed, Lessee's Share of the tire real property tax liability shall be an equitable proportion of the real property taxes for all of the land and improvements included within the tax parcel assessed, such proportion to be determined by Lessor from the respective valuations assigned in the assessor's work sheets or such other information as may be reasonably available, Lessor's reasonable determination thereof, in good faith, shall be conclusive.

     10.5 PERSONAL PROPERTY, TAXES.

               (a) Lessee shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Lessee contained in the Premises or elsewhere. When possible, Lessee shall cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Lessor.

               (b) If any of Lessee's said personal property shall be assessed with Lessor's real property, Lessee shall pay to Lessor the Shares attributable to Lessee within ten
(10) days after receipt of a written statement setting forth the taxes applicable to Lessee's property.

      10.6 ADDITIONAL PROVISIONS REGARDING REAL PROPERTY TAXES. Lessor shall have the sole right to contest or appeal any real property taxes or assessments applicable to all or any portion of the Industrial Center and to seek a reduction in the assessed valuation of all or any portion of the Industrial Center (collectively, "Tax Contests"). Any refund of real property taxes resulting from any such Tax Contest shall be applied first to reimburse Lessor for its costs and expenses in connection with the Tax Contest (including, without limitation attorneys' fees and the costs of consultants) and then, out of and to the extent of the balance of such refund, Lessor shall reimburse to Lessee the portion of such reduction attributable to the Premises and the term of this Lease, as and to the extent previously paid by Lessee as part of Lessee's Share of Operating Expenses.

     11. UTILITIES. Lessee shall pay for all water, gas, heat, light, power, telephone and other utilities and services supplied to the Premises, together with any taxes thereon. If any such services are not separately metered to the Premises, Lessee shall pay at Lessor's option, either Lessee's Share or a reasonable proportion to be determined by Lessor of all charges jointly metered with other premises in the Building.

     12.  ASSIGNMENT AND SUBLETTING.

          12.1 LESSOR'S CONSENT REQUIRED. Lessee shall voluntarily or by operation of law assign, transfer, mortgage, sublet, or otherwise transfer or encumber all or any part of Lessee's interest in the Lease or in the Premises, without Lessor's prior written consent, which Lessor shall not unreasonably withhold. Lessor shall respond to Lessee's request for consent hereunder in a timely manner and any attempted assignment, transfer, mortgage, encumbrance or subletting without such consent shall be void, and shall constitute a noncurable breach of this Lease without the need for notice to Lessee under paragraph 13.1. If at any time or from time to time during the term of this Lease, Lessee desires to assign or sublet all or any part of Lessee's interest in this Lease or in the Premises, Lessee shall give prior written notice to Lessor setting forth the terms of the proposed assignment or subletting and the space so proposed to be assigned or sublet. Such assignment or sublease shall be subject to, without limitation, all the conditions in this Paragraph 12 and the following conditions:

               (a) The assignment or sublease shall be on the terms set forth in the notice given to Lessor. Any subsequent changes or modifications will require Lessor's prior written consent.

               (b) Lessee acknowledges that Lessor's agreement to lease these Premises to Lessee at the rent and terms stated herein is made in material reliance upon Lessor's evaluation of this particular Lessee's background, experience and ability, as well as the nature of the use of the Premises by this Lessee as set forth in Paragraph 6. In the event that Lessee shall request Lessor's written consent to assign or sublease the Premises as required in this Paragraph 12.1, then each such request for consent shall be accompanied by the following:

                    (i) Financial statements of the proposed assignee or sublessee;

                    (ii) A statement of the specific uses for which the Premises will be utilized by the proposed assignee or sublessee; and

                    (iii) Preliminary plans prepared by an
architect or civil engineer for all alterations to the Premises that are contemplated to be made by Lessee, the proposed assignee or sublessee.

               (c) No assignment or sublease shall be valid and no assignee or sublessee shall take possession of the Premises assigned or subleased until an executed counterpart of such assignment or sublease has been delivered to Lessor.

     (d) No sublessee or assignee shall have a right further to sublet or assign.

               (e) 100% (after deduction of reasonable real estate brokerage commission paid by Lessee) of any sums or other economic consideration received by Lessee as a result of such assignment or subletting (except rental or other payments received which are attributable to amortization of the cost of leasehold improvements other than building standard tenant improvements made to the assigned or sublet portion of the Premises by Lessor) whether denominated rentals under the assignment or sublease or otherwise which exceed, in the aggregate, the total sums which Lessee is obligated to pay Lessor under this Lease (prorated to reflect obligations allocable to that portion of the Premises subject to such assignment or sublease) shall be payable to Lessor as additional rental under this Lease without affecting or reducing any other obligation of Lessee hereunder. In the event of subletting of only a portion of the Premises, in calculating whether the rent received by Lessee exceeds the rent payable under this Lease, the rent payable under the Lease shall be prorated according to the square footage involved in order to reflect the rent applicable to the space sublet.

          12.2 LESSEE AFFILIATE. Notwithstanding the provisions of paragraph 12.1 hereof, Lessee may assign or sublet the Premises, or any portion thereof, without Lessor's consent, to any corporation which controls, is controlled by or is under common control with Lessee, or to any corporation resulting from the merger or consolidation with Lessee, or to any person or entity which acquires all the assets of Lessee as a going concern of the business that is being conducted on the Premises, all of which are referred to as "Lessee Affiliate," provided that before such assignment shall be effective said assignee shall assume, in full, the obligations of Lessee under this Lease. Any such assignment shall not, in any way, affect or limit the liability of Lessee under the terms of this Lease, even if after such assignment or subletting the terms of this Lease are materially changed or altered without the consent of Lessee, the consent of whom shall not be necessary.

          12.3 LESSEES OTHER THAN INDIVIDUALS.

               (a) If Lessee is a partnership, a transfer of any interest of a general partner, a withdrawal of any general partner from the partnership, or the dissolution of the partnership, shall be deemed to be an assignment of this Lease.

b) If Lessee is a corporation, unless Lessee is a public corporation whose stock is regularly traded on a national stock exchange, or is regularly traded in the over-the-counter market and quoted on NASDAQ, any sale or other transfer of a percentage of capital stock of Lessee which results in a change of controlling persons, or the sale or other transfer of substantially all of the assets of Lessee, shall be deemed to be an assignment of this Lease.

          12.4 TERMS AND CONDITIONS OF ASSIGNMENT. Regardless of Lessor's consent, no assignment shall release Lessee of Lessee's obligations hereunder or alter the primary liability of Lessee to pay the Base Rent and Lessee's Share of Operating Expenses, and to perform all other obligations to be performed by Lessee hereunder. Lessor may accept rent from any person other than Lessee pending approval or disapproval of such assignment. Neither a delay in the approval or disapproval of such assignment nor the acceptance of rent shall constitute a waiver or estoppel of Lessor's right to exercise its remedies for the breach of any of the terms or conditions of this paragraph 12 of this Lease. Consent to one assignment shall not be deemed consent to any subsequent assignment. In the event of default by any assignee of Lessee or any successor of Lessee, in the performance of any of the terms hereof, Lessor may proceed directly against Lessee without the necessity of exhausting remedies against said assignee, Lessor may consent to subsequent assignments of this Lease or amendments or modifications to this Lease with assignees of Lessee, without notifying Lessee, or any successor of Lessee, and without obtaining its or their consent thereto and such action shall not relieve Lessee of liability under this Lease.

          12.5 TERMS AND CONDITIONS APPLICABLE TO SUBLETTING. Regardless of Lessor's consent, the following terms and conditions shall apply to any subletting by Lessee of all or any part of the Premises and shall be included in subleases:

               (a) Lessee hereby assigns and transfers to Lessor all of Lessee's interest in all rentals and income arising from any sublease heretofore or hereafter made by Lessee, and Lessor may collect such rent and income and apply same toward Lessee's obligations under this Lease; provided, however, that until a default shall occur in the performance of Lessee's obligations under this Lease, Lessee may, subject to paragraph 12.1(E) receive, collect and enjoy the rents accruing under such sublease. Lessor shall not, by reason of this or any other assignment of such sublease to Lessor nor by reason of the collection of the rents from a sublessee, be deemed liable to the sublessee for any failure of Lessee to perform and comply with any of Lessee's obligations to such sublessee under such sublease. Lessee hereby irrevocably authorizes and directs any such sublessee, upon receipt of a written notice from Lessor stating that a default exists in the performance of Lessee's obligations under this Lease, to pay to Lessor the rents due and to become due under the sublease, Lessee agrees that such sublessee shall have the right to rely upon any such statement and request from Lessor, and that such sublessee shall pay such rents to Lessor without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Lessee to the contrary. Lessee shall have no right or claim against such sublessee or Lessor for any such rents so paid by said sublessee to Lessor.

               (b) No sublease entered into by Lessee shall be effective unless and until it has been approved in writing by Lessor. In entering into any sublease, Lessee shall use only such form of sublease as is satisfactory to Lessor, and once approved by Lessor, such sublease shall not be changed or modified without Lessor's prior written consent. Any sublessee shall, by reason of entering into a sublease under this Lease, be deemed, for the benefit of Lessor, to have assumed and agreed to conform and comply with each and every obligation herein to be performed by Lessee other than such obligations as are contrary to or inconsistent with provisions contained in a sublease to which Lessor has expressly consented in writing.

               (c) If Lessee's obligations under this Lease have been guaranteed by third parties, then a sublease, and Lessor's consent thereto, shall not be effective unless said guarantors give their written consent to such sublease and the terms thereof.

               (d) The consent by Lessor to any subletting shall not release Lessee from its obligations or alter the primary liability of Lessee to pay the rent and perform and comply with all of the obligations of Lessee to be performed under this Lease.

               (e) The consent by Lessor to any subletting shall not constitute a consent to any subsequent subletting by Lessee or to any assignment or subletting by the sublessee. However, Lessor may consent to subsequent sublettings and assignments of the sublease or any amendments or modifications thereto without notifying Lessee or anyone else liable on the Lease or sublease and without obtaining their consent and such action shall not relieve such persons from liability.

               (f) In the event of any default under this Lease, Lessor may proceed directly against Lessee, any guarantors or any one else responsible for the performance of this Lease, including the sublessee, without first exhausting

     Lessor's remedies against any other person or entity responsible therefor to Lessor, or any security held by Lessor or Lessee.

               (g) In the event Lessee shall default in the performance of its obligations under this Lease, Lessor, at its option and without any obligation to do so, may require any sublessee to attorn to Lessor, in which event Lessor shall undertake the obligations of Lessee under such sublease from the time of the exercise of said option to the termination of such sublease; provided, however, Lessor shall not be liable for any prepaid rents or security deposit paid by such sublessee to Lessee or for any other prior defaults of Lessee under such sublease.

               (h) Each and every consent required of Lessee under a sublease shall also require the consent of Lessor.

               (i) No sublessee shall further assign or sublet all or any part of the Premises without Lessor's prior written consent.

               (j) Lessor's written consent to any subletting of the Premises by Lessee shall not constitute an acknowledgement that no default then exists under this Lease of the obligations to be performed by Lessee nor shall such consent be deemed a waiver of any then existing default, except as may be otherwise stated by Lessor at the time.

               (k) With respect to any subletting to which Lessor has consented, Lessor agrees to deliver a copy of any notice of default by Lessee to the sublessee. Such sublessee shall have the right to cure a default of Lessee within ten
(10) days after service of said notice of default upon such sublessee, and the sublessee shall have a right of reimbursement and offset from and against Lessee for any such defaults cured by the sublessee.

          12.6 ATTORNEY'S FEES. In the event Lessee shall assign or sublet the Premises or request the consent of Lessor to any assignment or subletting or if Lessee shall request the consent of Lessor for any act Lessee proposes to do then Lessee shall pay Lessor's reasonable attorney's and/or consultants' fees incurred in connection therewith, such attorney's fees not to exceed $350.00 for each such request. Notwithstanding anything to the contrary in this Paragraph 12.6, the parties agree that a payment of $750.00 is a reasonable fee for Lessor's review of Lessee's request to assign or sublet.

13.  DEFAULT REMEDIES.

          13.1 DEFAULT. The occurrence of any one or more of the following events shall constitute a material default of this Lease by Lessee:

   (a) The vacating or abandonment of the Premises by Lessee.

               (b) The failure by Lessee to make any payment of rent or any other payment required to be made by Lessee hereunder, as and when due, where such failure shall continue for a period of three (3) days after written notice thereof from Lessor to Lessee. In the event that Lessor serves Lessee with a Notice to Pay Rent or Quit pursuant to applicable Unlawful Detainer statutes such Notice to Pay Rent or Quit shall also constitute the notice required by this subparagraph.

               (c) Except as otherwise provided in this Lease, the failure by Lessee to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Lessee, other than described in paragraph (b) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Lessor to Lessee; provided, however, that if the nature of Lessee's noncompliance is such that more than thirty (30) days are reasonably required for its cure, then Lessee shall not be deemed to be in default if Lessee commenced such cure within said thirty (30)day period and thereafter diligently prosecutes such cure to completion. To the extent permitted by law, such thirty (30) day notice shall constitute the sole and exclusive notice required to be given to Lessee under applicable Unlawful Detainer statutes.

               (d) (i) The making by Lessee of any general arrangement or general assignment for the benefit of creditors;
(ii) Lessee becomes a "debtor" as defined in 11 Section 101 or any successor statute thereto (unless, in the case of a petition filed against Lessee, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease, where possession is not restored to Lessee within thirty
(30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease, where such seizure is not discharged within thirty (30) days. In the event that any provision of this paragraph 13.1(D) is contrary to any applicable law, such provision shall be of no force or effect.

     (e) The discovery by Lessor that any financial statement given to Lessor by Lessee, any assignee of Lessee, any subtenant of Lessee, any successor in interest of Lessee or any guarantor of Lessee's obligations hereunder, was materially false.

          13.2 REMEDIES. If Lessee fails to perform any affirmative duty or obligation of Lessee under this Lease, within ten (10) days after written notice to Lessee (or in case of an emergency, without notice), Lessor may at its option
(but without obligation to do so), perform such duty or obligation on Lessee's behalf including but not limited to the obtaining of reasonably required bonds, insurance policies, or governmental licenses, permits or approvals. The costs and expenses of any such performance by Lessor shall be due and payable by Lessee to Lessor upon invoice therefor.
In the event of a breach of this Lease by Lessee, as defined in Paragraph 13.1, with or without further notice or demand, and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such breach, Lessor may:

               (a) Terminate Lessee's right to possession of the Premises by any lawful means, in which case this Lease and the term hereof shall terminate and Lessee shall immediately surrender possession of the Premises to Lessor. In such event Lessor shall be entitled to recover from Lessee: (i) the worth at the time of the award of the unpaid rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Lessee proves could be reasonably avoided; and (iv) any other amount necessary to compensate Lessor for all the detriment proximately caused by the Lessee's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorneys' fees, and that portion of the leasing commission paid by Lessor applicable to the unexpired term of this Lease. The worth of the time of award of the amount referred to in provisions (i) and (ii) of the prior sentence shall be calculated based on an interest rate equal to the highest rate permitted by applicable law. The worth at the time of award of the amount referred to in provision (iii) of the prior sentence shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent. Efforts by Lessor to mitigate damages caused by Lessee's breach of this Lease shall not waive Lessor's right to recover damages under this Paragraph. If termination of this Lease is obtained through the provisional remedy of unlawful detainer, Lessor shall have the right to recover in such proceeding the unpaid rent and damages as are recoverable therein, or Lessor may reserve therein the right to recover all or any part thereof in a separate suit for such rent and/or damages. If a notice and grace period required under subparagraphs 13.1(B), (C) or (D) was not previously given, a notice to pay rent or quit, or to perform or quit, as the case may be, given to Lessee under any statute authorizing the forfeiture of leases for unlawful detainer shall also constitute the applicable notice for grace period purposes required by subparagraphs 13.1(B), (C) or (D). In such case, the applicable grace period under subparagraphs 13.1(B),
(C) or (D) and under the unlawful detainer statute shall run concurrently after the one such statutory notice, and the failure of Lessee to cure the default within the greater of the two such grace periods shall constitute both an unlawful detainer and breach of this Lease entitling Lessor to the remedies provided for in this Lease and/or by said statute.

               (b) Continue the Lease and Lessee's right to possession in effect (in California under California Civil Code Section 1951.4)after Lessee's breach and abandonment and recover the rent as it becomes due, provided Lessee has the right to sublet or assign,subject only to reasonable limitations. See Paragraphs 12 and 36 for the limitations on assignment and subletting which limitations Lessee and Lessor agree are reasonable. Acts of maintenance or preservation, efforts to relet the Premises, or the appointment of a receiver to protect the Lessor's interest under the Lease, shall not constitute a termination of the Lessee's right to possession.

               (c) Pursue any other remedy now or hereafter available to Lessor under the laws or judicial decisions of the State of California. Unpaid instalments of rent and other unpaid monetary obligations of Lessee under the terms of this Lease shall bear interest from the date due at the maximum rate allowed by law.

               (d) The expiration or termination of this Lease and/or the termination of Lessee's right to possession shall not relieve Lessee from liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term hereof or by reason of Lessee's occupancy of the Premises.

          13.3 DEFAULT BY LESSOR. Lessor shall not be in default unless Lessor fails to perform obligations required of Lessor within a reasonable time, but in no event later than thirty (30) days after written notice by Lessee to Lessor and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Lessee in writing, specifying wherein Lessor has failed to perform such obligation;
provided, however, that if the nature of Lessor's obligation is such that more than thirty (30) days are required for performance then Lessor shall not be in default if Lessor commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.

          13.4 LATE CHARGES. Lessee hereby acknowledges that late payment by Lessee to Lessor of Base Rent, Lessee's Share of Operating Expenses or other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Lessor by the terms of any mortgage or trust deed covering the Property. Accordingly, if any instalment of Base Rent, Operating Expenses or any other sum due from Lessee shall not be received by Lessor or Lessor's designee within ten (10) days after such amount shall be due, then, without any requirement for notice to Lessee, Lessee shall pay to Lessor a late charge equal to 6% of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of late payment by Lessee. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee's default with respect to such overdue amount, nor prevent
Lessor from exercising any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive instalments of any of the aforesaid monetary obligations of Lessee, then Base Rent shall automatically become due and payable quarterly in advance; rather than monthly, notwithstanding paragraph 4.1 or any other provision of this Lease to the contrary.

     14. CONDEMNATION. If the Premises or any portion thereof or the Industrial Center are taken under the power of eminent domain, or sold under the threat of the exercise of said power (all of which are herein called "condemnation"), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than ten percent of the floor areas of the Premises, or more than twenty-five percent of that portion of the Common Area designated as parking for the Industrial Center is taken by condemnation, Lessee may, at Lessee's option, to be exercised in writing only within ten
(10) days after Lessor shall have given Lessee written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession. If Lessee does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the rent shall be reduced in the proportion that the floor area of the Premises taken bears to the total floor area of the Premises. No reduction of rent shall occur if the only area taken is that which does not have the Premises located thereon. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Lessor, whether such award shall be made as compensation for diminution in value of the leasehold or for the taking of the fee, or as severance damages; provided, however, that Lessee shall be entitled to any award for loss of or damage to Lessee's trade fixtures and removable personal property. In the event that this Lease is not terminated by reason of such condemnation, Lessor shall to the extent of severance damages received by Lessor in connection with such condemnation, repair any damage to the Premises caused by such condemnation except to the extent that Lessee has been reimbursed therefor by the condemning authority.
Lessee shall pay any amount in excess of such severance damages required to complete such repair.

     15.  BROKER'S COMMISSIONS.

     Lessee and Lessor each represent and warrant to the other that neither has had any dealings with any person, firm, broker or finder (other than those persons, if any, whose names are set forth at the end of this paragraph 15) in connection with the negotiation of this Lease and/or the consummation of the transaction contemplated hereby, and no other broker or other person, firm or entity is entitled to any commission or finder's fee in connection with said transaction and Lessee and Lessor do each hereby indemnify and hold the other harmless from and against any costs, expenses, attorneys' fees or liability for compensation, commission or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying party. Named brokers:

      Lessor's Broker: Cushman & Wakefield of California, Inc.

      Lessee's Broker: None

The commission payable to Lessor's Broker with respect to this Lease shall be pursuant to the terms of the separate commission agreement in effect between Lessor and Lessor's Broker. Lessor's Broker shall pay a portion of its commission to Lessee's Broker, if so provided in any agreement between Lessor's Broker and Lessee's Broker. Nothing in this Lease shall impose any obligation on Lessor to pay a commission or fee to any party other than Lessor's Broker.

16.  ESTOPPEL CERTIFICATE.

               (a) Each party (as "responding party") shall at any time upon not less than ten (10) days' prior written notice from the other party, ("requesting party") execute, acknowledge and deliver to the requesting party a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the rent and other charges are paid in advance, if any, and (ii) acknowledging that there are not, to the responding party's knowledge, any uncured defaults on the part of the requesting party, or specifying such defaults if any are claimed. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises or of the business of the requesting party.

               (b) At the requesting party's option, the failure to deliver such statement within such time shall be a material default of this Lease by the party who is to respond, without any further notice to such party, or it shall be conclusive upon such party that (i) this Lease is in full force and effect, without modification except as may be represented by the requesting party, (ii) there are no uncured defaults in the requesting party's performance, and (iii) if Lessor is the requesting party, not more than one month's rent has been paid in advance.

               (c) If Lessor desires to finance, refinance, or sell the Property, or any part thereof, Lessee hereby agrees to deliver to any lender or purchaser designated by Lessor such financial statements of Lessee as may be reasonably required by such lender or purchaser. Such statements shall include the past three (3) years' financial statements of Lessee. All such financial statements shall be received by Lessor and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

          17. LESSOR'S LIABILITY. The term "Lessor" as used herein shall mean only the owner or owners, at the time in question, of the fee title or a lessee' interest in a ground lease of the Industrial Center, in the event of any transfer of such title or interest. Lessor herein named (and in case of any subsequent transfers then the grantor) shall be relieved from and after the date of such transfer of all liability as respects Lessor's obligations thereafter to be performed, provided that any funds in the hands of Lessor or the then grantor at the time of such transfer, in which Lessee has an interest, shall be delivered to the grantee. The obligations contained in this Lease to be performed by Lessor shall, subject as aforesaid, be binding on Lessor's successors and assigns, only during their respective periods of ownership.

          18. SEVERABILITY. The invalidity of any provision of this Lease as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

          19. INTEREST ON PAST-DUE OBLIGATIONS. Except as expressly herein provided, any amount due to Lessor not paid when due shall bear interest at the maximum rate then allowable by law from the date due. Payment of such interest shall not excuse or cure any default by Lessee under this Lease; provided, however, that interest shall not be payable on late charges incurred by Lessee nor on any amounts upon which late charges are paid by Lessee.

          20. TIME OF ESSENCE. Time is of the essence with respect to the obligations to be performed under this Lease.

          21.  ADDITIONAL RENT. All monetary obligations of
Lessee to Lessor under the terms of this Lease, including but not limited to Lessee's Share of Operating Expenses and insurance and tax expenses payable shall be deemed to be rent.

          22. INCORPORATION OF PRIOR AGREEMENTS; AMENDMENTS. This Lease contains all agreements of the parties with respect to any matter mentioned herein. No prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification. Except as otherwise stated in this Lease, Lessee hereby acknowledges that neither the real estate broker listed in paragraph 15 hereof nor any cooperating broker on this transaction nor the Lessor or any employee or agents of any of said persons has made any oral or written warranties or representations to Lessee relative to the condition or use by Lessee of the Premises or the Property and Lessee acknowledges that Lessee assumes all responsibility regarding the Occupational Safety Health Act, the legal use and adaptability of the Premises and the compliance thereof with all applicable laws and regulations in effect during the term of this Lease except as otherwise specifically stated in this Lease.

          23. NOTICES. Any notice required or permitted to be given hereunder shall be in writing and may be given by personal delivery or by certified mail and if given personally or by mail, shall be deemed sufficiently given if addressed to Lessee or to Lessor at the address noted below the signature of the respective parties, as the case may be. Either party may by notice to the other specify a different address for notice purposes except that upon Lessee's taking possession of the Premises, the Premises shall constitute Lessee's address for notice purposes. A copy of all notices required or permitted to be given to Lessor hereunder shall be concurrently transmitted to such party or parties at such addresses as Lessor may from time to time hereafter designate by notice to Lessee.

     Any notice given pursuant to this Lease shall be personally delivered, delivered by Federal Express or comparable overnight courier, providing written evidence of delivery, or delivered by U.S. registered or certified mail, return receipt requested, postage prepaid and sent to Lessor and Lessee at the following addresses:

LESSOR:

               Prudential Real Estate Investors
               2029 Century Park East
               Suite 2050
               Los Angeles, California 90067
               Attn: Regional Counsel

     With a copy by the same method to:

               Cushman & Wakefield of California, Inc.
                555 South Flower Street, Suite 4200
               Los Angeles, California 90017-2413
               Attn: Mark Harryman

LESSEE:

               John King, Inc., a division of
                 The Balson-Hercules Group, Ltd.
               5434 E. Slauson Avenue
               Commerce, California 90040
               Attn: Mr. John King

          With a copy by the same method to:

               The Balson-Hercules Group, Ltd.
               1040 Avenue of the Americas, 6th Floor
               New York, New York 10018
               Attn: Mr. William Milowitz
     and:

               Consoltex Group, Inc.
               8555 Autoroute Transcanadienne
               Ville Saint-Laurent, Quebec H45-1Z6
               Canada
               Attn: Vice-President, Legal Affairs
                    and Corporate Secretary

or such other address as either party may from time to time designate as its notice address by notifying the other party thereof. Notice so sent shall be deemed given (a) when personally delivered, or (b) on the first business day following deposit with Federal Express or a comparable overnight courier service providing written evidence of delivery, or (c) five business days following deposit in the United
States mail, if notice is sent by registered or certified mail, return receipt requested, postage prepaid.

          24. WAIVERS. No waiver by Lessor of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Lessee of the same or any other provision. Lessor's consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Lessor's consent to or approval of any subsequent act by Lessee. The acceptance of rent hereunder by Lessor shall not be a waiver of any preceding breach by Lessee of any provision hereof, other than the failure of Lessee to pay the particular rent so accepted, regardless of Lessor's knowledge of such preceding breach at the time of acceptance of such rent.

     25.  RECORDING. Lessee shall not record this Lease.

     26. HOLDING OVER. If Lessee, with Lessor's consent, remains in possession of the Premises or any part thereof after the expiration of the term hereof, such occupancy shall be a tenancy from month to month upon all of the provisions of this Lease pertaining to the obligations of Lessee,except that the monthly rent shall be 150% of the rent payable in the last month of the lease term but all Options, if any, granted under the terms of this Lease shall be deemed terminated and be of no further effect during said month to month tenancy.

     27. CUMULATIVE REMEDIES. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

     28.  COVENANTS AND CONDITIONS. Each provision of this
Lease performable by Lessee shall be deemed both a covenant and condition.

     29. BINDING EFFECT; CHOICES OF LAW. Subject to any provisions hereof restricting assignment or subletting by Lessee and subject to the provisions of paragraph 17, this Lease shall bind the parties, their personal representatives, successors and assigns. This Lease shall be governed by the laws of the State where the Industrial Center is located and any litigation concerning this Lease between the parties hereto shall be initiated in the county in which the Industrial Center is located.

     30.  SUBORDINATION.

               (a) This Lease, and any Option granted hereby, at Lessor's option, shall be subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation or security now or hereafter placed upon the Industrial Center and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding such subordination,
Lessee's right to quiet possession of the Premises shall not be disturbed if Lessee is not in default and so long as Lessee shall pay the rent and observe and perform all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms. If any mortgagee, trustee or ground lessor shall elect to have this Lease and any Options granted hereby prior to the lien of its mortgage, deed of trust or ground lease, and shall give written notice thereof to Lessee, this Lease and such Options shall be deemed prior to such mortgage, deed of trust, or ground lease, whether this Lease or such Options are dated prior or subsequent to the date of said mortgage, deed of trust or ground lease or the date of recording thereof.

               (b) Lessee agrees to execute any documents required to effectuate an attornment, a subordination or to make this Lease or any Option granted herein prior to the lien of any mortgage, deed of trust or ground lease, as the case may be, Lessee's failure to execute such documents within ten (10) days after written demand shall constitute a material default by Lessee hereunder without further notice to Lessee or, at Lessor's option,: Lessor shall execute such documents on behalf of Lessee as Lessee's attorney-in-fact. Lessee does hereby make, constitute and irrevocably appoint Lessor as Lessee's attorney-in-fact and in Lessee's name, place and stead, to execute such documents in accordance with this paragraph 30(B).

     31.  ATTORNEYS FEES.

          31.1 If either party brings an action or proceeding to enforce the terms hereof or declare rights hereunder, the prevailing party in any such proceeding, action, or appeal thereon, shall be entitled to his reasonable attorney's fees and such fees as may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, "prevailing party" shall include, without limitation, a party who obtains legal counsel or brings an action against the other by reason of the other's breach or default, or who defends such action, and substantially obtains or defeats the relief sought, whether by compromise, settlement, judgment, or abandonment of the claim or defense by the other party.

          31.2 The attorney's fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorney's fees reasonably incurred in good faith.

          31.3 Lessor shall be entitled to attorney's fees, costs and expenses incurred in the preparation and service of notices of default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such default. Lessor and Lessee agree that $350.00 is a reasonable sum per occurrence for legal services and costs per preparation and service of a notice of default and that Lessor may include $350.00 as additional rent due in each such notice of default as an amount that must be paid to cure said default.

          32. LESSOR'S ACCESS. Lessor and Lessor's agents shall have the right to enter the Premises at reasonable times for the purpose of inspecting same, showing the same to prospective purchasers, lenders, or lessees, and making such alterations, repairs, improvements or additions to the Premises or to the building of which they are part as Lessor may deem necessary or desirable. Lessor may at any time place on or about the Premises or the Building any ordinary
"For Sale" signs and Lessor may at any time during the last
120 days of the term hereof place on or about the Premises any ordinary "For Lease" signs. All activities of Lessor pursuant to this paragraph shall be without abatement of rent, nor shall Lessor have any liability to Lessee for the same.

          33. AUCTIONS. Lessee shall not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction upon the Premises or the Common Areas without first having obtained Lessor's prior written consent. Notwithstanding anything to the contrary in this Lease, Lessor shall not be obligated to exercise any standard of reasonableness in determining whether to grant such consent.

          34. SIGNS. Lessee shall not place any sign upon the Premises or the Industrial Center without Lessor's prior written consent. Under no circumstances shall Lessee place a sign on any roof of the Industrial Center.

          35. MERGER. The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, or a termination by Lessor, shall not work a merger, and shall, at the option of Lessor, terminate all or any existing subtenancies or may, at the option of Lessor, operate as an assignment to Lessor of any or all of such subtenancies.

          36.  CONSENTS. Except for paragraphs 33, 34, 46 and
47 hereof, wherever in this Lease the consent of one party is required to an act of the other party, such consent shall not be unreasonably withheld or delayed.

          37.  GUARANTOR. In the event that there is a
guarantor of this Lease, said guarantor shall have the same obligations as Lessee under this Lease.

          38. QUIET POSSESSION. Upon Lessee paying the rent for the Premises and observing and performing all of the covenants, conditions and provisions on Lessee's part to be observed and performed hereunder, Lessee shall have quiet possession of the Premises for the entire term hereof subject to all of the provisions of this Lease and all easements, covenants, conditions and restrictions of record. The individuals executing this Lease on behalf of Lessor represent and warrant to Lessee that they are fully authorized and legally capable of executing this Lease on behalf of Lessor and that such execution is binding upon all parties holding an ownership interest in the Property.

     39.  [Intentionally Omitted]

     40. SECURITY MEASURES. Lessee hereby acknowledges that Lessor shall have no obligation whatsoever to provide guard service or other security measures for the benefit of the Premises or the Industrial Center. Lessee assumes all responsibility for the protection of Lessee, its agents and invitees and the property of Lessee and of Lessee's agents and invitees from acts of third parties. Nothing herein contained shall prevent Lessor at Lessor's sole option, from providing security protection for the Industrial Center or any part thereof, in which event the cost thereof shall be included within the definition of Operating Expenses, as set forth in paragraph 4.2(B).

     41. EASEMENTS. Lessor reserves to itself the right, from time to time, to grant such easements, rights and dedications that Lessor deems necessary or desirable, and to cause the recordation of Parcel Maps and restrictions, so long as such easements, rights, dedications, Maps and restrictions do not unreasonably interfere with the use of the Premises by Lessee. Lessee shall sign any of the aforementioned documents upon request of Lessor and failure to do so shall constitute a material default of this Lease by Lessee without the need for further notice to Lessee.

     42. PERFORMANCE UNDER PROTEST. If at any time a dispute shall arise as to any amount or sum of money to be paid by one party to tire other under the provisions hereof, the party against whom the obligation to pay the money is asserted shall have the right to make payment
"under protest" and such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of said party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said party to pay such sum or any part thereof, said party shall be entitled to recover such sum or so much thereof as it was not legally required to pay under the provisions of this Lease.

     43. AUTHORITY. If Lessee is a corporation, trust, or general or limited partnership, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said entity. If Lessee is a corporation, trust or partnership, Lessee shall, within thirty (30) days after execution of this Lease, deliver to Lessor evidence of such authority satisfactory to Lessor.

     44.  CASHIERS CHECKS.

          44.1 In the event that any check given to Lessor by Lessee shall not be honored by the bank upon which it is drawn on two or more occasions, then Lessor, at its option may require all future payments to be made by Lessee under this Lease to be made by Cashier's Checks.

          44.2 Any payment made by Lessee pursuant to a written notice to pay or be deemed in default under this Lease shall be made by Cashier's Check.

     45.  AMENDMENTS TO LEASE.

          45.1 At such times as a rental adjustment is made to this Lease by virtue of any provision of this Lease, the parties shall execute a written amendment to this Lease to reflect said change.

          45.2 Lessee agrees to make any non-monetary modifications to this Lease that may be required by an institutional mortgagee of Lessor.

     46.  STORAGE TANKS.

          46.1 Notwithstanding anything to the contrary in Paragraph 7.3 ereof, Lessee shall not install storage tanks of any size or shape in the Premises, above or below ground, without the consent of the Lessor which can be withheld in Lessor's sole discretion. If Lessor elects to grant its consent, Lessor shall have the right to condition its consent upon Lessee agreeing to give to Lessor such assurances that Lessor, in its sole discretion, deems necessary to protect itself against potential problems concerning the installation, use, removal and contamination of the Premises as a result of the installation and/or use of such tank, including but not limited to the installation of a concrete encasement for said tank. Lessee shall comply at its expense with all applicable permit and/or registration requirements and repair any damage caused by the installation, maintenance or removal of such tank. Upon termination of the Lease, Lessee shall, at its sole cost and expense, remove any tank from the Premises, remove and replace any contaminated soil or materials (and compact or treat the same as then required by law) and repair any damage or change to the Premises caused by said installation and/or removal. Nothing contained herein shall be construed to diminish or reduce Lessee's obligations under Paragraph 47.

          46.2 Lessor shall have the right to employ experts and/or consultants, at Lessee's expense, to advise Lessor with respect to the installation, operation, monitoring, maintenance and removal and restoration of any such tank.

     47.  HAZARDOUS MATERIALS.

     47.1 LESSEE'S COVENANTS REGARDING HAZARDOUS MATERIALS.

               (a) LESSOR'S PRIOR CONSENT. Notwithstanding anything contained in this Lease to the contrary, Lessee has not caused or permitted, and shall not cause or permit any "Hazardous Materials" (as defined in subparagraph (b) below) to be brought upon, kept, stored, discharged, released or used in, under or about the Premises by Lessee, its agents, employees, contractors, subcontractors, licensees or invitees, unless (1) such Hazardous Materials are reasonably necessary to Lessee's business and will be handled, used, kept, stored and disposed of in a manner which complies with all "Hazardous Materials Laws" (as defined in subparagraph (b) below); (2) Lessee will comply with such other rules or requirements as Lessor may from time to time impose, including without limitation that (i) such materials are in small quantities, properly labelled and contained, (ii) such materials are handled and disposed of in accordance with the highest accepted industry standards for safety, storage, use and disposal, (iii) such materials are for use in the ordinary course of business (I.E. as with office or cleaning supplies),
(3) notice of and a copy of the current material safety data sheet is provided to Lessor for each such Hazardous Material, and (4) Lessor shall have granted its prior written consent to the use of such Hazardous Materials.

      (b) COMPLIANCE WITH HAZARDOUS MATERIALS LAWS.
As used herein, the term "Hazardous Materials" means any
(1) oil, petroleum,
petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants which (i) pose a hazard to the Premises or to persons on or about the Premises or (ii) cause the Premises to be in violation of any Hazardous Materials Laws (as hereinafter defined); (2) asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas;(3) chemical, material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," or "toxic substances" or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601,
ET SEQ.; the Resources Conservation Recovery Act, 42 U.S.C.
Section 6901, ET SEQ.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, ET SEQ.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section
1251, ET SEQ.; Sections 25115, 25117, 25122.7, 25140, 25249.8,
25281, 25316 and 25501 of the California Health and Safety Code; and Title 22 of the California Code of Regulations, Division 4.5, Chapter 11; (4) other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Premises or the owners and/or occupants of property adjacent to or surrounding the Premises, or any other Person coming upon the Premises or adjacent property; and (5) other chemical, materials or substance which may or could pose a hazard to the environment. As used here the term "Hazardous Materials Laws" means any federal, state or local laws, ordinances, regulations or policies relating to the environment, health and safety, and Hazardous Materials (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof) or to industrial hygiene or the environmental conditions on, under or about the Premises, including, without limitation, soil, groundwater and indoor and ambient air conditions. Lessee shall at all times and in all respects comply with all Hazardous Materials Laws.

               (c) HAZARDOUS MATERIALS REMOVAL. Upon
expiration or earlier termination of this Lease, Lessee shall, at Lessee's sole cost and expense, cause all Hazardous Materials brought on the Premises with Lessor's consent to be removed from the Premises in compliance with all applicable Hazardous Materials Laws. If Lessee or its employees, agents, or contractors violates the provisions of the foregoing two paragraphs, or if Lessee's acts, negligence or business operations contaminate, or expand the scope of contamination of, the

     Leased Premises from such Hazardous Materials, then Lessee shall promptly, at Lessee's expense, take all investigatory and/or remedial action (collectively, the "Remediation") that is necessary in order to clean up, remove and dispose of such Hazardous Materials causing the violation on the Leased Premises or the underlying groundwater or the properties adjacent to the Leased Premises to the extent such contamination was caused by Lessee, in compliance with all applicable Hazardous Materials Laws. Lessee shall further repair any damage to the Leased Premises caused by the Hazardous Materials contamination. Lessee shall provide prior written notice to Lessor of such Remediation, and Lessee shall commence such Remediation no later than thirty (30) days after such notice to Lessor and diligently and continuously complete such Remediation. Such written notice shall also include Lessee's method, time and procedure for such Remediation and Lessor shall have the right to require reasonable changes in such method, time or procedure of the Remediation. Lessee shall not take any Remediation in response to the presence of any Hazardous Materials in or about the Premises or enter into any settlement agreement, consent decree or other compromise in respect to any claims relating to any Hazardous Materials in any way connected with the Premises, without first notifying Lessor of Lessee's intention to do so and affording Lessor ample opportunity to appear, intervene or otherwise appropriately assert and protect Lessor's interests with respect thereto.

               (d) NOTICES. Lessee shall immediately notify
Lessor in writing of: (i) any enforcement, cleanup, removal or other governmental or regulatory action threatened, instituted, or completed pursuant to any Hazardous Materials Laws with respect to the Premises; (ii) any claim, demand, or complaint made or threatened by any person against Lessee or the Premises relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials; and (iii) any reports made to any governmental authority arising out of any Hazardous Materials on or removed from the Premises. Lessor shall have the right
(but not the obligation) to join and participate, as a party, in any legal proceedings or actions affecting the Premises initiated in connection with any Hazardous Materials Laws.

          47.2 INDEMNIFICATION OF LESSOR. Lessee shall indemnify, protect, defend and forever hold Lessor harmless from any and all damages, losses, expenses, liabilities, obligations and costs arising out of any failure of Lessee to observe the covenants contained in Paragraphs 46 and 47.

48.  LESSOR'S DEFAULT.

          Any damages or judgments arising out of Lessor's default of its obligations under this Lease shall be satisfied only out of Lessor's interest and estate in the Premises, and Lessor shall have no personal liability beyond such interest and estate with respect to such damages or judgments.

     49. RECOVERY OF CONCESSIONS UPON EARLY TERMINATION. In the event that Lessee's right of possession of the Premises is terminated prior to the end of the initial term by reason of default, legal process, abandonment, or any other reason other than mutual agreement of the parties, then immediately upon such termination, an amount shall be due and payable by Lessee to Lessor equal to the unamortized portion as of that date (which amortization shall exclude any Option Terms and shall be based on an interest rate of eleven percent
(11%) per annum) of the amount of all commissions paid by Lessor in order to procure this Lease.

     50.  EASEMENTS AND RESTRICTIONS OF RECORD

          50.1 Lessee accepts the Premises and Industrial
Center subject to the easements and covenants or restrictions of record.

          50.2 Lessor and Lessee agree to cooperate and use their best efforts to participate in traffic management programs generally applicable to businesses located in the area which includes the Industrial Center and, initially, shall encourage and support van and car pooling by Lessee's employees to the fullest extent permitted by the requirements of Lessee's business. Neither this Paragraph nor any other provision in this Lease, however, is intended to or shall create any rights or benefits in any other person, firm, company, governmental entity or the public.

     51. OFFER. Preparation of this Lease by Lessor or Lessor's agent and submission of same to Lessee shall not be deemed an offer to lease. This Lease shall become binding upon Lessor and Lessee only when fully executed by Lessor and Lessee.

     52. PRIOR TENANCY. Lessee is the current Lessee in the Existing Premises under one or more existing leases
(collectively, the "Existing Lease"). Accordingly, notwithstanding anything to the contrary in this Lease, the following shall apply:

          52.1 Lessee accepts the Existing Premises in their existing "AS IS" condition, with representation or warranty of any kind.

52.2 Lessee's security deposit under the Existing Lease (not to exceed the amount of the security deposit required under this Lease) shall be deemed returned to Lessee and redeposited with Lessor as the security deposit under this Lease. Lessee shall deposit with Lessor upon execution of this Lease the difference between the security deposit held under the Existing Lease and the amount required under Paragraph 5 of this Lease. ,

          52.3 Lessee has not installed or permitted to be installed any storage tanks of any kind, above ground or below ground, on or in the Premises.

          52.4 To the extent that Lessee is obligated or would be obligated upon the passage of time or the giving of notice, or both, under the Existing Lease to remove any addition, improvement, alteration or fixture existing on the Premises or to restore the Premises to the condition that would exist except for such alteration, addition, improvement or fixture, Lessee shall also be obligated under this Lease to perform such removal and restoration as if such additions, improvements, alterations or fixtures had been made or installed by Lessee under this Lease, and Lessee shall have been obligated to remove the same and restore the Premises with respect to the same in accordance with this Lease.

          52.5 Lessor has no obligation to improve or modify the Premises pursuant to the terms of the Existing Lease.

          52.6 Lessee has no option to extend the term of the Existing Lease.

          52.7 The Existing Lease shall terminate effective upon the delivery of possession of the Additional Premises to Lessee.

          52.8 Lessee has accepted full and complete possession of the existing Premises and is the actual occupant in possession and has not sublet, assigned or hypothecated or otherwise transferred all or any portion of Lessee's leasehold interest.

          52.9 All of Lessor's obligations under the Existing
Lease which have accrued prior to the date hereof have been performed in full.

          52.10 There exists no breach or default, nor state of facts nor condition which, with notice, the passage of time, or both, would result in a breach or default on the part of Lessor under the Existing Lease.

LESSOR AND LESSEE HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS
LEASE IS EXECUTED, THE 'PERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LESSOR
AND LESSEE WITH RESPECT TO THE PREMISES.

"LESSOR"                              "LESSEE"

THE PRUDENTIAL INSURANCE               JOHN KING, INC., a division
COMPANY OF AMERICA                     of the Balson-Hercules Group
                                       Ltd., a Rhode Island Corp.,

By Cushman & Wakefield of              By: /s/William Milowitz
California, Inc.,                          William Milowitz, President
Its Managing Agent                     Printed Name and Title


By:/s/Mark Harryman                    By: /s/Lawrence Mannes
Mark Harryman, Portfolio Manger         Asst Secretary - Finance
Printed Name and Title By               Printed Name and Title

By: /s/William Durslag
Director
Printed Name and Title

Executed					Executed
on 5/23/97                 		on May 8, 1997

                                                    EXHIBIT 10.10



            LEASE AGREEMENT FOR RAFYTEK, S.A. DE C.V.
            =========================================




            TRANSLATION FROM SPANISH - LANGUAGE ORIGINAL

LEASE  AGREEMENT  entered into by CIGARRERA LA MODERNA, S.A. DE
C.V., the taxpayers'  registration   number   of   which  is
CMO-7110019P9, herein represented by EUGENIO SOLTERO GONZALEZ, hereinafter the "Owner" and RAFYTEK, S.A. DE C.V., the taxpayers' registration number of which is RAF-811112-V32, herein represented by JESUS LOPEZ ROSAS, hereinafter the "Lessee", in terms of the following Representations and Clauses:

                      REPRESENTATIONS AND WARRANTIES

1.-  The Owner represents and warrants:

 a) That it is a variable capital corporation organized under Mexican laws.

 b) That it is the owner of the real estate located at Prolongacion Ave. Once, without number, which makes corner with Calle 39, at Cordoba, Veracruz, with an approximate surface of 51,072.50 square meters and the following measurements and boundaries: to the Northeast, in 99.75 meters, with plots of land of Beneficios Mexicanos de Cafe and in 202 meters with the city water discharge gutter, to the Southeast in 282 meters with the property of Ricardo Cespedes Garcia, to the Northeast in 252 meters with property of Beneficios Mexicanos de Cafe and in 10 meters with Calle 39 and to the Southwest in 190 meters with the rail-trails of Ferrocarril Mexicano.


 c) That in the land forming part of the real estate described in paragraph b) above, warehouses identified with numbers 1, 2 and 3 were built and they are used for general industrial, storage and commercial purposes according to the period (Area Achurada) that by means of agreement executed by the parties hereto is attached to this Agreement forming an integral part thereof.

d) That it is willing to lease to the Lessee in terms hereunder, the property referred to in paragraphs b) and c) above.

II.  The Lessee represents and warrants:

     a) That it is a variable capital corporation per shares, incorporated under Mexican laws, by means of public deed No. 9,428, dated October 27, 1978, granted before Rafael Rebollar Garduno, Notary Public No. 84 of the Federal District.

     b) That it has seen the real estate of the owner and the constructions existing thereon described in paragraphs b) and c) of Representation and Warranty I above and it is willing to take such property in lease, to use it for the development of its commercial and industrial activities.

III.- Both parties represent and warrant that according to the foregoing Representations, they agree to the following:


                                 CLAUSES

FIRST.- The Owner gives in lease to the Lessee the real estate identified in paragraph c) of Representation and Warranty I above, which is received by the Lessee at its entire satisfaction and in proper conditions to be used for the purposes of the Lessee.

SECOND.- Both parties hereto agree that the term of this Lease shall be of two years binding upon the Owner and optional for the Lessee, running from September 1, 1997 and to terminate it in August 1, 1999, provided that at any time, this Agreement may be terminated during the agreed to term at the option of the Lessee, by means of written notice six months in advance to the date of termination.

THIRD.-    The   Owner  may  renovate  this  Lease  Agreement  upon  prior
negotiation of new conditions.

If at the end of the term of this Agreement as provided above, the parties do not agree in writing upon new terms and conditions of a new Lease Agreement, the Lessee shall deliver the leased property without need of further requirements or previous notice as no legal or automatic extension exits other than such previously agreed.

In the event that, at the end of the term of this Agreement, the Lessee shall continue occupying the real estate mentioned in paragraph b) against the will of the Owner, the Lessee shall pay 100% over the rent agreed to in Clause Fourth hereof, provided that the rights of the Owner to initiate any action deemed convenient in order to recover the possession of the leased property from the Lessee shall not be precluded.

FOURTH.-   The  Lessee  shall pay to the Owner as rent for the  Lease  the following:

For the land and constructions mentioned in paragraph c) of Representation and Warranty I, the amount of $45,000.00 (FORTY FIVE THOUSAND PESOS 00/100 MEXICAN CURRENCY) per month, during the months of September 1, 1997 to May 31, 1998, and from June 1, 1998 to August 31, 1999, the amount of $85,000.00 (EIGHTY FIVE THOUSAND PESOS 00/100 MEXICAN CURRENCY), per month plus the Value Added Tax in both cases. The parties agree that every six months, the monthly rent shall be reviewed, increasing or decreasing it in the same proportion of the variation in the Mexican consumer price index determined by Banco de Mexico by means of publication in the Official Daily of the Federation or whichever index replaces it, which shall be effective during the following three months.

FIFTH.- In the event the Lessee fails to comply with its obligations hereunder, it shall pay to the Owner a penalty interest similar to the interest payable in active banking transactions; in the event the default of the Lessee exceeds one month, the same penalty interest shall apply and the Owner may proceed to rescind the Agreement.

SIXTH.- The Lessee shall pay to the Owner the monthly rent, in advance, on the first day of each month, at the domicile of the Owner located in Ave. Francisco I. Madero No. 2750 Pte., Monterrey, N.L. or through banking deposit to the account designated in writing by the Owner. The Owner reserves itself the right to receive rents in different dates to those provided hereunder, as well as to receive partial payments thereof, without such circumstance being deemed as an amendment of the provisions of this Agreement or as an amendment to the payment conditions of such rents.

SEVENTH.- The Lessee acknowledges and agrees to the existence of a right of way servicing the plots of land that are contiguous to the real estate leased hereunder, and therefore the Lessee binds itself to continue respecting such right of way, refraining from establishing obstacles or impediments not permitting the free access of vehicles and persons and to service the contiguous plots of land. In the event the provision of this Clause are breached, the Lessee shall be responsible for the damages and prejudices caused by such breach to any third parties.

EIGHTH.- At the termination of the Lease, the Lessee binds itself to deliver to the Owner the real estate, improvements and constructions as provided in this Agreement, in the same condition in which they are received, normal tear and wear excepted.

NINTH.- The parties agree that the cost and expenses to maintain the leased property in good conditions shall be borne by the Lessee. Likewise, the Lessee may make any improvements considered convenient for the better functioning of its industry, as long as it requests the prior consent in writing of the Owner, running into the account of the Lessee the expenses derived from such improvements. The Lessee binds itself to maintain the property with all its accessories and to return it at the end of the Lease in the same conditions in which it receives it, normal tear and wear excepted; those improvements that due to their nature may not be disattached from the property without causing damage thereto shall remain as part of the property returned to the Owner. The Lessee shall not be entitled to payment of any kind for such improvements.

TENTH.- The Lessee is bound to obtain the prior written consent of the Owner before carrying out any change, amendment, destruction or alteration to the real estate of the Owner.

The Lessee binds itself to pay to the Owner the value of all losses suffered by it in its books due to tax charges or otherwise, derived from the changes, amendments or alterations authorized by the Owner in the property, in terms hereof.

The Owner shall not be bound to reconstruct or improve the leased property, nor shall it be bound to repair, replace or return goods, equipment, fixtures and improvements that are in or correspond to the leased property, in the event of misuse, decomposition or destruction thereof.

ELEVENTH.- The Lessee shall be able to use, from the date of execution of this Agreement and until the termination date hereof pursuant to Clause Second, the energy, water and drainage services, as well as the telephone services benefiting in the leased property and currently registered in the name of the Owner. It is hereby understood between the parties that for the use of such services, the Owner shall receive no payment, and therefore, should a failure of such services occur, the Owner shall not be bound before the Lessee, within five days after the date in which such services are paid by the Lessee.

The Lessee shall be bound at all times to maintain at its own costs such services and installations functioning, being bound to timely pay the costs corresponding to their use, maintenance, repair, rent and further payments derived therefrom, agreeing to return them to the Owner functioning and free from any indebtedness at the termination date hereof. After the termination date, the Owner will be able to, without any authorization, freely use such services.

The Lessee binds itself to pay on its own account to the Water and Sewage companies, the telephone company and the electric energy company, their monthly charges for their services, delivering copies of the corresponding receipts to the Owner.

The Lessee shall be liable for the reimbursement of the damages and prejudices caused to the Owner in the event it fails to comply with the foregoing, that is if it fails to pay for any of such services.

The Lessee shall bear the cost of any repair needed with respect to the above mentioned services.

TWELFTH.- The Lessee binds itself to acquire at its own cost and to maintain in effect, insurance policies against damages in favor of the Owner, for amounts covering the replacement value of the buildings, accessories and auxiliary constructions forming part of the leased property. The Lessee shall deliver a copy of such policies to the Owner within a maximum term of thirty days after the execution date of this Agreement, and within a maximum term of ten days after any renewals of such policies. In the event of failure to comply with this obligation, the Owner may freely contract total or partial policies equivalent to those mentioned above and the costs thereof shall be reimbursed to the Owner by the Lessee in a term not exceeding 10 days.

THIRTEENTH.- The leased property shall be used by the Lessee for the development of its commercial and industrial activities; the Lessee binds itself not to assign its rights hereunder nor to sublease the leased property without the prior written consent of the Owner.

FOURTEENTH.- At the termination hereof, the Lessee may not, for any concept, request any amount as consideration for the return of the leased property, nor shall it be entitled to appoint a new Lessee nor to request payment against delivery of the leased property, and therefore, it expressly waives to the benefits of the provisions giving it such rights under the Civil Code for the State of Nuevo Leon and the correlative provisions of the Civil Codes of the other states of the Mexican Republic.

FIFTEENTH.- The Lessee shall deliver to the Owner the equivalent of two months of rent as deposit in guarantee of the due performance of the provisions of this Agreement, based in the amounts mentioned in Clause Fourth hereof. Such deposit shall be reimbursed to the Lessee at the termination of the lease, as long as the leased property is delivered to the Owner in the conditions in which it was leased to the Lessee.

If any repairs are required by the leased property, the Owner shall apply the deposit in guarantee to the payment of such repairs, without such circumstance implying the release for the Lessee of its contracted obligations.

The Lessee may not use the deposit as rent payment; the deposit shall be increased in the same proportion in which the rents are increased, the Lessee binding itself to pay to the Owner quarterly, any complementary amounts, as required.

SIXTEENTH.- The Lessee may not fixe signs of its own or of third parties in the leased property, unless it obtains the prior written consent of the Owner.

SEVENTEENTH.- In order to guarantee the due and punctual payment of the rents provided hereunder, the Lessee binds to deliver to the Owner a bond issued by a bonding company, covering the aggregate of the rents corresponding to the term of this Agreement in the name of the Owner. The original of the bond shall be delivered to the Owner, and it is attached to this Agreement as Exhibit "A", which executed by the parties hereto, forms an integral part hereof.

EIGHTEENTH.- In the event the leased property is sold, the Lessee shall have a preferential right, unless the property is sold to a subsidiary or affiliate of the Owner.

NINETEENTH.- Failure to comply with the obligations provided in this Agreement, and with the obligations provided in the Law as obligations of the Lessee, shall be reason enough for the Owner to, at its own election, enforce compliance of this Agreement or to rescind it. Likewise, in the event of failure to punctually pay its obligations by the Lessee, the Lessee shall present a joint obligor to guarantee compliance of the obligations contracted hereunder, in a term not exceeding 30 days.

TWENTIETH.- The Lessee shall be the only responsible party of the personnel that it hires, and therefore, from the date hereof, it binds itself to protect the Owner and maintain it free and clear from any conflict, as well as from any claim or controversy of a labor nature that may derive or be initiated against either the Lessee or the Owner with respect to the personnel contracted, hired or employed by the Lessee. The Lessee shall be the only responsible party for the compliance of the obligations of a labor and social security nature derived to the Lessee in connection with its employees, therefore, the Owner recognizes not labor relationship with the personnel or employees of the Lessee, whichever their category.

TWENTY FIRST.- The parties appoint as their respective domiciles the following:

THE OWNER:     Ave. Francisco I. Madero No. 2750 Pte.
               Monterrey, N.L.
               C.P.  64000 Mexico

THE LESSEE:    Colonia Parque Industrial
               Atlacomulco
               Estado de Mexico

TWENTY SECOND.- For anything not provided hereunder, the provisions regarding leases included in title second of the second part of book four of the Civil Code for the State of Nuevo Leon and the correlative articles in the Civil Codes of the other states of the Mexican Republic shall be applicable.

TWENTY  THIRD.-   In  the event of controversy as to the  construance  and
compliance hereof, both parties submit themselves to the competent courts of Monterrey, Nuevo Leon, hereby waiving any other jurisdiction that due to their present or future domiciles they may be entitled to.

THE PARTIES RECOGNIZING THE VALUE AND LEGAL FORCE OF THIS INSTRUMENT, SIGN IT BEFORE TWO WITNESSES IN THE CITY OF MONTERREY, NUEVO LEON ON AUGUST 1, 1997.



     THE OWNER                         THE LESSEE
CIGARRERA LA MODERNA,             RAFYTEK, S.A DE C.V.
S.A. DE C.V.


/s/Eugenio Soltero Gonzalez        /s/Jesus Lopez Rosas


     WITNESS                           WITNESS
/s/illegible signature   	     /s/Mauricio Hernandez
___________________________       _________________________

                                                  EXHIBIT 10.11


LEASE AND PURCAHSE AGREEMENT OPTION AGREEMENT FOR ROYALTON
MEXICANA, S.A. DE C.V.
===========================================================




                              EXECUTION COPY

LEASE AND PURCHASE OPTION AGREEMENT (THE "AGREEMENT") ENTERED INTO BY AND BETWEEN INMOBILIARIA PRI, S.C. (THE "LESSOR") AND ON THE OTHER PART, ROYALTON MEXICANA, S.A. DE C.V. (THE "LESSEE" OR "ROYALTON"), PURSUANT TO THE FOLLOWING REPRESENTATIONS AND CLAUSES:

REPRESENTATIONS

I.   The Lessor hereby represents and warrants:

     a) It is a limited liability entity (SOCIEDAD CIVIL), duly organized and validly existing in accordance with the laws of the United Mexican States ("MEXICO"), authorized to subscribe this Agreement and to perform its obligations hereunder.

     b) Neither the execution nor delivery by the Lessor of this Agreement, nor compliance by such Lessor with any of the provisions hereof, will violate, conflict with or result in a breach of or default under, any loan agreement, commitment or obligation for the borrowing of money or obtaining of credit, its corporate by laws, or any other agreement, license, permit or other instrument to which the Lessor is a party or by which it or its properties or assets may be bound, will violate any order, rule, regulation, injunction, decree, judgment, statute, law or ruling of any court, administrative agency or governmental agency applicable to the Lessor, any of its properties or assets.

     c) The Lessor has full power and authority to enter into, and perform its obligations hereunder, which constitute valid and binding obligations of the Lessor.

     d) The Lessor shall not be required to obtain any consent or approval from any third parties or regulatory authorities, for the execution of this Agreement or for the compliance by the Lessor with any of the provisions hereof.

     e) It is the rightful owner of the land and buildings located in Parque Industrial Naucalpan, Naucalpan, State of Mexico, Mexico (the "PROPERTY"), which consist of a total land surface of 2,800 square meters and constructions of 4,598 square meters. The Lessor acquired the Property by means of (i) public deed No. 9,426 dated April 5, 1973, granted before Mr. Miguel Gontran Rodriguez, Notary Public No. 5 of Tlalnepantla, State of
          Mexico, registered in the Public Registry of Property of Tlalnepantla, State of Mexico under number 258, volume 218, book first, section first and (ii) public deed No. 2,384 dated June
          30, 1973, granted before Mr. Oscar Mendez, Notary Public No. 6 of Tlalnepantla, State of Mexico, registered in the Public Registry of Property of Tlalnepantla, State of Mexico under number 201, volume 218, book first, section first. Copy of the aforementioned public deeds are attached hereto as ANNEX "A"

     f) The Property has all permits, authorizations and licenses necessary to carry on activities such as those as Royalton is carrying out thereon. Likewise, the Property has access to all municipal and state services such as water, electricity, the sewer system and telephone.

     g) The Property is free from any and all mortgages, trusts, encumbrances, easements, defects, rights of way or other similar charges or limitations with respect thereto, except for the first priority mortgage granted in favor of Consoltex Mexico, S.A. de C.V.

     h) It has paid all taxes and other charges in regards to the Property, whether property tax, water rights, or others.

     i)   It intends to lease the Property to Royalton for a term of 10
          (ten) years, and grant Royalton (i) an option to purchase the Property at any moment during the term of this Agreement, and
          (ii) a right of first refusal in the event it intends to sell, assign or otherwise transfer the Property.

     j) Its representative, Mr. Enrique Stern F. has sufficient authority to subscribe this Agreement; such authority has not been revoked nor modified in any way.

II.  The Lessee hereby represents and warrants:

     a) It is a variable capital limited liability stock corporation, duly organized and validly existing in accordance with the laws of Mexico authorized to enter into this Agreement and to perform its obligations hereunder.

     b) Its main corporate purpose is the purchase, sale, importation, exportation and manufacture of garments.

     c) It is currently carrying on its business activities (including production, and distribution activities) on the Property, and wishes to continue making use of the Property for conducting its business as set forth in this Agreement.

     d) Any two of Messrs. Alex Di Palma, Christopher Schaller, Jean Talbot or any of them together with either of Jesus Lopez or Mauricio Hernandez, have sufficient authority to enter into this Agreement on behalf of the Lessee; such authority has not been revoked nor modified in any way.

     NOW THEREFORE, based upon the foregoing Precedents and Representations, the parties hereto agree as follows:



CLAUSES

First..  LEASE OF THE PROPERTY.   By means of their execution of this
Agreement, the Lessor leases to the Lessee and the Lessee accepts to lease the Property on the terms and conditions set forth hereinafter.

SECOND. USE OF THE PROPERTY. The Lessee will use the Property for conducting its business in an ordinary manner. To this effect, the Lessee accepts the Property in the condition as it is at this time, notwithstanding any rights the Lessor may be entitled to pursuant to the provisions of this Agreement and the Civil Code for the Federal District in Local Matters and the Entire Republic in Federal Matters (CODIGO CIVIL PARA EL DISTRITO FEDERAL EN MATERIA COMUN Y PARA TODA LA REPUBLICA EN MATERIA FEDERAL; the "CIVIL CODE").

The Lessee may, at its own expense, carry out all constructions upon or improvements to the Property as it deems necessary or convenient for conducting its business, on the understanding that it shall notify the Lessor in writing of any such construction or improvement prior to its execution.

The improvements made to the Property may be removed by the Lessee upon termination of this Agreement, as long as such removal does not harm the Property in any way, in which case, the improvements would be for the benefit of the Lessor.

The Lessee shall be exclusively responsible for obtaining and maintaining such permits, licenses or authorizations as is necessary for its business.

FOURTH. DELIVERY OF THE PROPERTY. The parties hereto acknowledge that the Lessee is currently in possession of the Property and will continue in possession thereof throughout the duration of this Agreement. Therefore, the Lessee will be deemed to have received the possession of the Property for the purposes of this Agreement at the moment of execution hereof.

FIFTH. TERM; RENEWAL. This Agreement will remain in effect for a term of 10 (ten) years counted as from March 1, 1999 and ending on February 28, 2009. This term will be obligatory for the Lessor but not for the Lessee. The Lessee may terminate this Agreement prior to the expiration of its term by means of written notice given to the Lessor with 90 (ninety) calendar days of anticipation.

The term of this Agreement may be extended by the mutual agreement of the parties, in which case, such extension will have to be documented in a separate instrument, which instrument will include any new provisions regarding Rent payments.

SIXTH. RENT. a) The Lessee will pay as rent for the Property, the amount of Ps.$90,000.00 (Ninety thousand Pesos 00/100) (the "RENT") plus value added tax.

b) The Rent will be payable on a monthly basis, within the first 5 (five) business days of the month.

c) The Rent payable under this Agreement will be paid by the Lessee to the Lessor by check issued in the favor of the Lessor and delivered to the Lessor at the Lessor's domicile set forth in Clause Sixteenth hereof, or deposited in a bank account as notified by Lessor to Lessee in writing with at least 3 (three) business days of anticipation.

d) The Lessor will deliver to the Lessee, at the time of payment, the corresponding receipt or invoice, which receipt or invoice shall comply with all Mexican tax requirements. If such receipt or invoice is not delivered to the Lessee, the Lessee may withhold payment of the Rent or other amount.

e) Except as provided in section (d) above and as provided in Clause Eighth, the Lessee may not withhold any Rent payment.

f) In the event the Lessee fails to pay the Rent when due, and except for valid withholdings thereof as provided in section (e) above, such Rent will accrue interest at an annual rate of the Average Interbank Interest Rate (TASA DE INTERES INTERBANCARIA DE EQUILIBRIO) times 1.5 (one point five) divided by 360 (three hundred and sixty) and applied for each day such Rent remains outstanding.


SEVENTH.  RENT ADJUSTMENTS. The Rent shall be adjusted as follows:

a) On each Inflation Adjustment Date, the Rent will be adjusted in accordance to the variations of the National Consumer Price Index (INDICE NACIONAL DE PRECIOS AL CONSUMIDOR) determined by Banco de Mexico, Mexico's Central Bank (the "INDEX") for the calendar year immediately preceding such Inflation Adjustment Date. For purposes of this Agreement "INFLATION ADJUSTMENT DATE" shall mean March 1 of each 2000, 2001, 2003, 2004, 2006, 2007 and 2008.

b) Effective March 1 of each of 2002 and 2005, the Lessor and the Lessee will adjust the Rent in accordance with market conditions then in effect. In the event the parties do not agree to such adjustment within by March 1 of the corresponding year, both parties will appoint one of Cushman & Wakefield, LaSalle Partners, Century 21, Wallsten, Schutte or CB Comercial de Mexico, S.A. de C.V. to determine the Rent in accordance with then prevailing market conditions. In the event the parties do not agree on any such broker, each of the Lessor and the Lessee will appoint one nationally recognized real estate broker to determine the Rent in accordance with then prevailing market conditions, and such Rent will be the average of the amounts determined thereby.

EIGHTH. REPAIRS AND MAINTENANCE. The Lessee will, at its own cost and expense (i) make all repairs that it deems necessary or convenient upon the Property, and (ii) provide all maintenance services in regards to the Property.

Notwithstanding the provisions of the immediately preceding paragraph, the Lessee will have a 90 (ninety) calendar day term, counted as of March, 1, 1999 to inspect the Property, in the understanding that if any defects are uncovered by the Lessee which need be repaired for the Lessee to be able to conduct its business on the Property, such repairs shall be made by the Lessor at its own expense within a reasonable period of time taking into account the type of repairs warranted. If the Lessor fails to carry out the aforementioned repairs, the Lessee may make such repairs and deduct the cost thereof from future Rent payments.

NINTH. INSURANCE. The Lessee shall obtain, a general insurance policy covering any damage to the Property in terms customary to the type of property.

TENTH. RE-DELIVERY OF THE PROPERTY. The Lessee shall vacate the Property on the date of expiration of this Agreement. The Lessee will nevertheless have a tolerance period of 6 (six) months (the "TOLERANCE PERIOD") counted as of the expiration date of this Agreement, to vacate the Property, without this Agreement being deemed extended and without the payment of the penalty set forth in the following paragraph, in the understanding that the Lessee will continue paying Rent for the duration of such Tolerance Period.

In the event the Lessee does not vacate the Property on the last day of the Tolerance Period, it shall pay to the Lessor, in addition to the corresponding Rent, an amount equal to 30% (thirty percent) of the Rent payable for the period of such delay.

ELEVENTH. SUBLEASES. In accordance to article 2481 of the Civil Code and its correlative article in the Civil Code of the State of Mexico, the Lessor authorizes the Lessee to sublease the Property to any entity with which it maintains economic or managerial ties. For the effects of this Agreement it is understood that the Lessee has economic or managerial ties to corporations or entities in which it participates directly or indirectly in its capital stock or when such corporation or entity directly or indirectly participates in the Lessee's capital stock. Likewise, it is understood that the Lessee maintains managerial ties with such corporations or entities in which the Lessee has the authority to intervene in any way in its administration.

Likewise, and pursuant to article 2482 of the Civil Code and its correlative article in the Civil Code for the State of Mexico, the Lessor agrees to grant its consent upon the written request of Lessee so that the Lessee may sell or assign any and all its rights and obligations hereunder to any of the corporations or entities set forth above.

The abovementioned authorizations may not be withheld without justified cause.

TWELFTH. PURCHASE OPTION. a) The Lessor hereby grants the Lessee, in the terms of article 2243 of the Civil Code and the correlative article in the Civil Code for the State of Mexico, the right to purchase the Property at its option in accordance with the terms of this Clause Twelfth (the "PURCHASE OPTION"), on the understanding that the Lessee will not be obligated to exercise the Purchase Option at any time.

     b) The Purchase Option may be exercised by the Lessee at any time during the duration of this Agreement or of any extension hereto.

     c) The Purchase Option may be exercised by the Lessee by means of a written notice given to the Lessor at the Lessor's domicile set forth in Clause Sixteenth hereof (an "NOTICE OF EXERCISE"). Once the Lessor has received a Notice of Exercise, the Lessor shall execute such documents and carry out such acts as are necessary or convenient and which are requested in writing by the Lessee to transfer full and legal title to the Property to the Lessee within the 60 (sixty) calendar days immediately following the receipt of such Notice of Exercise. If the Lessor does not execute the documents or carry out the acts that are necessary to transfer title upon the Property to the Lessee within the term set forth above, such documents and acts may be subscribed or carried out in accordance to the terms of articles 2247 of the Civil Code and its correlative article in the Civil Code for the State of Mexico and article 517 of the Civil Procedures Code for the Federal District (CODIGO DE PROCEDIMIENTOS CIVILES PARA EL DISTRITO FEDERAL) and its correlative article in the Civil Procedures Code for the State of Mexico (CODIGO DE PROCEDIMIENTOS CIVILES PARA EL ESTADO DE MEXICO).

     d) The Lessee shall pay the Lessor as purchase price for the Property, the market value thereof prevailing at the time of exercise as agreed by the parties. If no such agreement is reached within the 30 (thirty) calendar days following the receipt by Lessor of the Notice of Exercise, both parties will appoint one of Cushman & Wakefield, LaSalle Partners, Century 21, Wallsten, Schutte or CB Comercial de Mexico, S.A. de C.V. to determine the price in accordance with then prevailing market conditions. In the event the parties do not agree on any such broker, each of the Lessor and the Lessee will appoint one nationally recognized real estate broker to determine the price in accordance with then prevailing market conditions, and such price will be the average of the amounts determined thereby.

THIRTEENTH. RIGHT OF FIRST REFUSAL. In the event the Lessor decides to sell, assign or otherwise transfer the Property (a "PROSPECTIVE TRANSFER"), the Lessee shall have a preferential right to acquire the Property on the same terms and conditions as those contained in the Prospective Transfer. This preferential right may be exercised as follows:

     a) The Lessor must notify the Lessee in writing, its intention to sell or otherwise transfer the Property to a third party (the "PROSPECTIVE TRANSFEREE"), specifying in such notice (i) the price to be paid, or the assets to be paid by such Prospective Transferee as consideration (the "PROSPECTIVE PRICE"), (ii) the payment conditions granted to such Prospective Transferee, (iii) the name of the Prospective Transferee, and
(iv) any other relevant terms or conditions of the Prospective Transfer (the "PROSPECTIVE TRANSFER NOTICE").

     b) The Lessee will have a term of 20 (twenty) calendar days to notify the Lessor in writing its intention to make use of its preferential right to acquire the Property in the same terms and conditions as described in the Prospective Transfer Notice. In the event the Lessee does not notify the Lessor of its desire to acquire the Property within the relevant term, the Lessor shall be free to proceed with the Prospective Transfer.

     c) Once the Lessee has notified the Lessor of its intent to acquire the Property as set forth above, the Lessor and the Lessee will have a 60 (sixty) calendar day term counted as of the receipt by Lessor of such notice to execute such documents and carry out such acts as are necessary or convenient to transfer full and legal title to the Property to the Lessee.

FOURTEENTH. NOTARIZATION AND REGISTRATION. This Agreement shall be notarized within 5 (days) counted as of its execution, and pursuant to the terms of article 3042 of the Civil Code and its correlative article in the Civil Code for the State of Mexico, this Agreement shall be registered in the Public Registry of Property of Tlalnepantla, State of Mexico.

FIFTEENTH. TERMINATION. This Agreement will be terminated, in addition to the scenarios set forth in Clause Fifth of this Agreement, in the event any one of the parties to this Agreement substantially breaches its obligations hereunder and does not take any action to remedy such default within the 90 (ninety) days immediately following the date such party receives written notice from the counterpart of such default.

SIXTEENTH. DOMICILES. The Lessor and the Lessee hereby state as their domiciles, the following:

Lessor:

Ave. Industria Textil No. 20
Parque Industrial Naucalpan
53370 Naucalpan, Estado de Mexico
Atn: Enrique Stern F.
Fax: 301-34-98

Lessee:

Ave. Industria Textil No. 20
Parque Industrial Naucalpan
53370 Naucalpan, Estado de Mexico
Atn: General Director
Fax: 301-34-98

As long as no change in domicile is notified by any party hereto to the counterpart, all notices, notifications and other proceedings made at the domiciles stated above, shall be valid and fully effective.

SEVENTEENTH. COSTS, EXPENSES AND TAXES. The Lessee will pay all costs, expenses, taxes, rights and duties derived from the granting of the public deed containing this Agreement, as well as those derived from its registration in the Public Registry of Property of Tlalnepantla, State of Mexico. Lessor shall pay its income taxes in respect of payments received hereunder and all property taxes payable in respect of the Property and make all required filings with tax authorities with respect to this Agreement.

EIGHTEENTH. TERMINATION OF PRIOR AGREEMENTS. Any existing agreements between the Lessor and the Lessee in regards to the Property shall be hereby terminated and superseded by this Agreement.

NINETEENTH. LAW AND JURISDICTION. This Agreement shall be governed by the laws of the Mexico, and specifically by the laws of the location of the Property. For everything related to the interpretation and fulfillment of the obligations derived from this Instrument, the parties hereto hereby submits to the jurisdiction and competence of the courts sitting in Mexico City, Federal District and to the courts of the location of the Property exclusively in regards to any action related to the same, waiving any other jurisdiction they may now or hereafter be entitled to by reason of their domicile or other.


IN WITNESS WHEREOF, the parties hereto executed this Agreement in Mexico City, Federal District on February 26, 1999.

     THE LESSOR

     Inmobiliaria Pri, S.C.

                       /S/ENRIQUE STERN F.
                       By: Enrique Stern F.
                       Title: Attorney in fact

     THE LESSEE

     Royalton Mexicana, S.A. de C.V.


                    /S/JEAN TALBOT
                    By: Jean Talbot
                    Title: Attorney in fact


                    /S/CHRISTOPHER SCHALLER
                    By: Christopher Schaller
                    Title: Attorney in fact

                                                    EXHIBIT 10.12



              SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
            ===========================================



                  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                        (Effective January 1, 1996)

                                 PREAMBLE

Consoltex (USA) Inc. and the other corporations referred to in
Section 1.6 below have adopted this Supplemental Executive Retirement Plan, effective January 1, 1996, for a select group of senior management personnel to ensure that the overall effectiveness of the Company's executive compensation program will attract, retain and motivate qualified senior management personnel.

                                 ARTICLE I

                                DEFINITIONS

When used herein, the following words have the respective meanings below unless the context clearly indicates otherwise:

1.1 "Actuarial Equivalent Value" means a value deemed to be equal to another value, determined as follows: (a) investment increment (including dividends, interest, realized gains and losses and unrealized gains and losses) shall be compounded annually at the applicable interest rate equal to the average annual interest rate on 30-year Treasury securities for the 2nd month preceding the month containing the date on which the lump sum payment is made, as specified by the Commissioner of Internal Revenue in the Internal Revenue Bulletin; and (b) mortality shall be determined according to the mortality table which is prescribed by the Commissioner of Internal Revenue for purposes of Section 417(e) of the Code, as published in the Internal Revenue Bulletin.

12. "Affiliated Company" means any domestic or foreign trade or business entity or holding company, or a predecessor of any such entity or holding company, which is a member of a Controlled
Group of Companies of which the Company is also a member.

1.3. "Basic Retirement Plan" means the Consoltex (USA) Inc. 401
(k) Plan (sponsored by Benefit Management Inc., and naming the Balson Hercules Group Ltd., LINQ Industrial Fabrics, Inc. and Consoltex (USA) Inc. as Employer), as amended from time to time, and any successor thereto.

1.4. "Chairman" means the Chairman of the Compensation Committee.

1.5 "Code" means the United States Internal Revenue Code of 1986, as amended.

1.6. "Company" means, collectively, Consoltex (USA) Inc. and any and all of its domestic parent, sister and subsidiary corporations and any successor to any of the foregoing.

1.7. "Compensation   Committee" means the Management Resources and
Compensation Committee of Consoltex Group Inc., the indirect corporate parent of Consoltex (USA) Inc.

1.8. "Controlled Group of Companies" includes all members of a controlled group of corporations (as defined in Code Section 414(b), as modified by Code Section 415(h)), all commonly controlled trades or businesses (as defined in Code Section 414(c), as modified by Code Section 415(h)), all affiliated service groups (as defined in Code Section 414(m)), and all other entities required to be aggregated with the Company pursuant to regulations under Code
Section 414(o).

1.9. "Designated Beneficiary" means an individual other than a Surviving Spouse who has been designated by a Participant to receive benefits under this Plan.

1.10. "Executive" means an employee holding a position in the Company deemed eligible to participate in this Plan as set forth in Article II.

1.11. "Final Average Earnings" means the average of the sum of the Participant's base annual salary plus his actual bonus under the Company's Annual Incentive Plan (expressed as a percentage of base annual salary) for the last two complete calendar years prior to the event (whether retirement, death or termination of employment) giving rise to its determination.

1.12. "Participant" means any Executive who is designated and approved as such pursuant to Article II.

1.13. "Plan" means this Supplemental Executive Retirement Plan.

1.14. "Retirement" means a termination of employment with the Company at a Participant's Early Retirement Date, Normal Retirement Date or Deferred Retirement Date, as defined in Article III of this Plan.

1.15. "Retirement Date" means, as applicable in the context, a Participant's Normal Retirement Date, Early Retirement Date or
Deferred Retirement Date, each as defined in Article III of this Plan.

1.16. "Surviving Spouse" means a Participant's spouse who survives the Participant's death; PROVIDED, HOWEVER, that such spouse is either (a) the Participant's legal spouse or (b) the Participant's common-law spouse (i) of at least two years' standing and (ii) held out to the world as the Participant's spouse; PROVIDED, FURTHER, that each requirement of the applicable test set forth in the immediately preceding proviso must be fulfilled at and as of the time of the Participant's death.

1.18. "Total Consoltex Credited Service" means the number of complete years of service by the Participant to the Company or any one or more Affiliated Companies, as an employee, director or officer of the Company or another corporation; PROVIDED, HOWEVER, that such number of years shall in no event exceed thirty.

                                ARTICLE II

                        PARTICIPATION IN THIS PLAN

An Executive of the Company shall become a Participant in this Plan as of the date as of which such individual is designated as a Participant by the Compensation Committee in writing. Any designation made pursuant to this Article II shall be subject to such vesting requirements (if any) as the Compensation Committee shall in its discretion impose at or before the time of designation. Once an Executive becomes a Participant, he shall remain a Participant until the termination of his employment with the Company and thereafter until all benefits to which he and/or his Surviving Spouse, Designated Beneficiary or estate is entitled under this Plan have been paid.

                                ARTICLE III

                            RETIREMENT BENEFITS

3.1. RETIREMENT DATES. Subject to Section 3.6  below, each
Participant is eligible to receive a benefit under this Plan beginning on one of the following dates:

a) "Normal Retirement Date," which is the first day of the calendar month coincident with or next following the Participant's 65th birthday;

b) "Early Retirement Date," which is the first day of any calendar month coincident with or next following the Participant's 55th birthday but which is prior to the Participant's 65th birthday;
and

c)  "Deferred Retirement  Date," which is the earlier to occur of
(i) the first day of the calendar month coincident with or next following the termination of the Participant's employment with the Company after his Normal Retirement Date, or (ii) the first day of the calendar month coincident with or next following the Participant's 71{st} birthday.

3.2. NORMAL RETIREMENT BENEFIT. The Normal Retirement Benefit of a Participant who retires on or after his Normal Retirement Date shall be a monthly amount, payable in the form of a joint and survivor life annuity as set forth in Section 6.1, below, and providing the benefits over the life of the Participant and his Surviving Spouse, the annual sum of which monthly amounts shall be equal to:

a) 2% of  his  Final Average Earnings multiplied by Total
Consoltex Credited Service; less,

b) the annual amount of accrued pension payable to the Participant as a result of his membership in any other defined benefit or defined contribution pension arrangement or equivalent (such as a 401(k) plan) to which Company or Affiliated Company contributions have been made (in the case of such a defined contribution or equivalent plan, the annual benefit will be the Actuarial Equivalent Value based upon a joint and survivor 60% life annuity or, if the Participant has no surviving spouse, a single life annuity with 10 years of guaranteed payments).

In the event that the Participant who retires on or after his Normal Retirement Date does not have a Surviving Spouse at that time, the Normal Retirement Benefit calculated as hereinabove shall be payable in the form of a single life annuity over the life of the Participant, with a guarantee of 10 years of payments in the event of the Participant's death.

3.3. EARLY RETIREMENT BENEFIT.

a) RETIREMENT AT OR AFTER AGE 60. The Early Retirement Benefit of a Participant who retires upon or after attaining age 60 shall be calculated as set forth in Section 3.2 based on Total Consoltex Credited Service as of the Participant's Early Retirement Date.

b) RETIREMENT BEFORE AGE 60. The Early Retirement Benefit of a Participant, who retires at or after age 55 but before age 60 shall be calculated as set forth in Section 3.2 based on Total Consoltex Credited Service as of the Participant's Early Retirement Date, but the monthly benefit to which the Participant would otherwise be entitled under Section 3.2 shall be reduced by 5/12 of one percent for each full calendar month by which the commencement of payment of benefits hereunder precedes the Participant's 60th birthday.

3.4. DEFERRED RETIREMENT BENEFIT. The Deferred Retirement Benefit of a Participant shall be a monthly amount calculated as set forth in
Section 3.2 based on Total Consoltex Credited Service as of his Deferred Retirement Date. Deferred Retirement Benefits shall become payable no later than the first day of the calendar month coincident with or next following the Participant's 71{st} birthday (regardless of whether the Participant has actually terminated his employment with the Company by such date). Total Consoltex Credited Service shall not include any time period after Deferred Retirement Benefits become payable, even if the Participant's employment with the Company continues after such date.

3.5. BENEFIT TO PARTICIPANT ON TERMINATION OF EMPLOYMENT. If a Participant's employment with the Company is terminated prior to the Participant's earliest possible Early Retirement Date, benefits accrued under this Plan (calculated as set forth in Section 3.2 at the time of his termination of employment) shall become payable to the Participant as a deferred pension at his Normal Retirement Date. Notwithstanding the foregoing, the Participant may elect to receive such deferred pension at or subsequent to his Early Retirement Date but prior to his Normal Retirement Date, in which event full reduction based upon Actuarial Equivalent Value shall apply in lieu of the percentage reduction provided by Section 3.3(b). (See
Section 4.3 regarding death benefits payable if employment is terminated prior to the Early Retirement Date.)

3.6. LUMP SUM PAYMENT. Notwithstanding anything to the contrary contained in the Plan, the Participant may irrevocably elect no later than one year prior to the termination of his employment to receive the benefits accrued under this Plan in the form of a lump sum payment. If the Participant so elects, such payment shall be paid within ninety (90) days following the date that the Participant ceases to be an employee of the Company for any reason and shall be equal to the Actuarial Equivalent Value of the Participant's benefits otherwise payable at such date.

                                ARTICLE IV

                              DEATH BENEFITS

4.1. DEATH SUBSEQUENT TO RETIREMENT.

a) BENEFITS TO SURVIVING SPOUSE. Upon the death of a Participant after Retirement, the Participant's Surviving Spouse, if any, shall be entitled to a monthly amount, payable in the form of a single life annuity over the life of the Surviving Spouse, equal to (i) 60 percent of the monthly amount which was payable to the Participant prior to his death (if the Participant died in the course of receiving benefits hereunder) or (ii) 60 percent of the monthly amount to which the Participant would have been entitled under Section 3.2, 3.3 or 3.4 (whichever would have been applicable) had the Participant elected to commence receiving benefits on the first day of the calendar month coincident with or immediately preceding the Participant's date of death.

b) BENEFITS TO DESIGNATED BENEFICIARY UPON DEATH OF PARTICIPANT. Upon the death of a Participant after Retirement (where such Participant leaves no Surviving Spouse), the Participant's Designated Beneficiary, if any, shall be entitled to a monthly amount equal to that which the Participant would have been entitled to receive pursuant to Section 3.2, 3.3 or 3.4 (whichever is or would have been applicable) over the remainder, at the Participant's death, of the guarantee of 10 years of payments (if any) which commenced at the Participant's Retirement.

c) BENEFITS TO ESTATE UPON DEATH OF PARTICIPANT. Upon the death of a Participant after Retirement (where such Participant leaves no
Surviving   Spouse   and   no   Designated    Beneficiary), the
Participant's estate shall be entitled to a lump-sum payment equal to the Actuarial Equivalent Value of the amounts otherwise payable to the Participant's Designated Beneficiary pursuant to
Section 4.1 (b).

4.2 DEATH BEFORE RETIREMENT BUT AFTER EARLY RETIREMENT DATE. If a Participant who has reached his Early Retirement Date dies prior to actual Retirement from the Company, benefits shall be payable to the Participant's Surviving Spouse, Designated Beneficiary or estate (as appropriate) on the basis of Section 4.1 and Section 3.3 or 3.4 (whichever is applicable) as if the Participant's Retirement had occurred on the day immediately preceding his death.

4.3. DEATH OR TERMINATION PRIOR TO EARLY RETIREMENT DATE. If a Participant (a) dies prior to termination of employment with the Company and before reaching his Early Retirement Date or (b) terminates employment with the Company prior to his Early Retirement Date and dies before receiving benefits hereunder, his Surviving Spouse, Designated Beneficiary (if no Surviving Spouse exists), or estate (if no Surviving Spouse or Designated Beneficiary exists) shall be entitled on the Participant's death to a lump-sum payment equal to the Actuarial Equivalent Value of the Participant's Normal Form Survivorship Benefits (as defined below in Section 6.1), calculated as set forth in
Section 3.2, at the time of death or termination and assuming such survivorship benefits became payable at the Normal Retirement Date.

                                 ARTICLE V

                                DISABILITY

If a Participant incurs a disability (a "Disability") which qualifies him for long-term disability benefits under an applicable group benefits program of the Company or an Affiliated Company, he shall be entitled to monthly annuity payments, commencing on his Normal Retirement Date, calculated as set forth in Section 3.2 and based upon his Total Consoltex Credited
 Service and Final Average Earnings as of such Normal Retirement Date. In calculating the amount of such payments, Total Consoltex Credited Service shall include the period of Disability, and, unless the Participant returns to work for the Company for at least two full calendar years after recovery from such Disability, Final Average Earnings shall be based upon the Participant's final two complete calendar years of service preceding the date of Disability.

                                ARTICLE VI

                     FORM AND COMMENCEMENT OF BENEFITS

6.1. FORM OF BENEFITS. The normal form of payment of benefits provided by this Plan is a joint and survivor 60% life annuity or a single life annuity with a guarantee of 10 years of payments if the Participant has no Surviving Spouse. For purposes of Section 4.3 above, benefits which are payable subsequent to death are referred to as "Normal Form Survivorship Benefits". A Participant may elect to have benefits payable under this Plan paid in any optional form of single life annuity or joint and survivor life annuity, with or without minimum guarantee of payment, available under qualified pension plans. If an optional form of benefits payments is elected, benefits payable in accordance with such election shall be so calculated as to be of Actuarial Equivalent Value with benefits payable under the normal form of benefits payments provided herein. The election of an optional form of benefits payments must be made by the Participant in writing with respect to his benefits hereunder and submitted to the Compensation Committee in the manner prescribed by the Compensation Committee.

6.2. COMMENCEMENT AND TERMINATION OF BENEFITS. Subject to Section 3.6, benefits payable to a Participant pursuant to Section 3.2, 3.3 or 3.4 will commence on the Participant's Normal Retirement Date, Early Retirement Date or Deferred Retirement Date, as applicable, and will terminate with the payment made on the first day of the calendar month in which the Participant dies. Subject to Section 4.1(c) and 4.3 above, benefits payable to a Participant's Surviving Spouse or designated Beneficiary pursuant to Article IV will commence on the first day of the calendar month next following the Participant's death. Benefit payments to a Surviving Spouse will terminate with the payment made on the first day of the calendar month in which the Surviving Spouse dies. Lump sum benefits payable on a Participant's death pursuant to Article IV will be paid as soon as practicable after the Participant's death.

                                ARTICLE VII

                         AMENDMENT AND TERMINATION

7.1. AMENDMENT OR TERMINATION. The Company intends this Plan to be permanent but reserves the right to amend or terminate this Plan when, in the sole opinion of the Compensation Committee, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Compensation Committee and shall be effective as of the date of such resolution. No amendment or termination of this Plan shall directly or indirectly deprive any Participant, Surviving Spouse, Designated Beneficiary or Participant's estate of all or any portion of any benefits which have accrued prior to the effective date of the resolution amending or terminating this Plan.

7.2 TERMINATION BENEFIT. The termination of this Plan shall not operate to deprive any actively employed or disabled Participant of benefits accrued as of the termination date. Such accrued benefits shall be calculated as set forth in Section 3.2, 3.3 or 3.4, as applicable, based on the Participant's Total Consoltex Credited Service and Final Average Earnings as of the termination date. For purposes of determining a Participant's accrued benefits pursuant to this Section 7.2, the amount determined under Section 3.2(b), relating to benefits from other defined benefit or defined contribution plans, shall be based on the premise that such other benefits shall become payable to the Participant at his Normal Retirement Date. Payment of a Participant's accrued benefits under this Plan shall not be dependent upon his continuation of employment with the Company following this Plan's termination date, and such benefits shall become payable pursuant to the terms of Section 6.2 or Section 3.6 applied as if the Participant had terminated his employment with the Company on the Plan termination date.

7.3. CORPORATE SUCCESSORS. This Plan shall be automatically binding on any successor to any of the corporations comprised by the term
"Company" by reason of the merger or consolidation of such corporation into or with any other corporation or other entity.

                               ARTICLE VIII

                               MISCELLANEOUS

8.1. NO EFFECT ON EMPLOYMENT RIGHTS. Nothing contained herein will confer upon any Participant the right to be retained in the service of the Company or limit the right of the Company to discharge or otherwise deal with any Participant without regard to the existence of this Plan.

8.2. SPENDTHRIFT PROVISION. No benefit payable under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by the payee; and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and the Company shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of anyone entitled to any benefit under this Plan.

8.3. ADMINISTRATION. The Compensation Committee shall be responsible for the general operation and administration of this Plan and for carrying out the provisions hereof. The Compensation Committee
shall  be entitled   to   rely   conclusively   upon   all  tables,
valuations, certificates,   opinions  and  reports  furnished  by
any   actuary, accountant, controller, counsel or other person employed or engaged by Consoltex (USA) Inc. (or any of the other corporations comprised by the term "Company") at the request of the Compensation Committee with respect to this Plan.

8.4. DISCLOSURE. Each Participant shall  receive  a  copy of this
Plan and the Compensation Committee will make available for inspection
by any   Participant  or  Surviving  Spouse  a  copy  of  the  rules and regulations used by the Compensation Committee in administering this Plan.

8.5. STATE LAW: CONSTRUCTION. This Plan is established under and will be construed according to the laws of the State of New York to the extent that such laws are not preempted by the Employee Retirement Income Security Act and valid regulations published thereunder. This Plan shall be construed liberally from the viewpoint, and for the benefit,of the Participant and his Surviving Spouse, Designated Beneficiary or estate, as applicable.

8.6. GENDER AND NUMBER. Where the context requires, the singular as used herein includes the plural and vice versa and references herein to a gender shall include the other gender.

8.7. MINIMAL BENEFITS. If the Actuarial Equivalent Value of any benefit payable in the form of an annuity is less than $5,000, any of the corporations comprised by the term "Company" may, in its discretion, pay such value to the Participant or his Surviving Spouse or Designated Beneficiary in a single lump sum in lieu of any further benefit payments by the Company hereunder.

8.8. INCAPACITY OF RECIPIENT. In the event a Participant or his Surviving Spouse or Designated Beneficiary is declared incompetent and a conservator or other person legally charged with the care of his person or of his estate is appointed, any benefits under this Plan to which such Participant, Surviving Spouse or Designated Beneficiary is entitled shall be paid to such conservator or other person legally charged with the care of his person or his estate.

8.9. UNCLAIMED BENEFIT. Each Participant shall keep the Compensation Committee informed of his current address and the current address of his spouse. The Compensation Committee shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Compensation Committee within three (3) years after the date on which any payment to the Participant under this Plan may be made, the Compensation Committee may attempt to make payment as though the Participant had died at the end of such three-year period. If, within one additional year after such three-year period, the Compensation Committee is unable to locate any Surviving Spouse, Designated Beneficiary, or duly appointed representative of the estate, of the Participant entitled to benefits with respect to the missing Participant's employment, then the Company shall have no further obligation to pay any benefit hereunder to anyone with respect to such employment, and such benefit shall be irrevocably forfeited.

8.10. LIMITATIONS ON LIABILITY. Notwithstanding any other provision of this Plan, the Company shall not be Liable to any Participant, former Participant, Surviving Spouse, Designated Beneficiary, estate or anyone else for any loss or expense incurred in connection with this Plan and neither the Compensation Committee nor any individual acting as an employee or agent of Consoltex (USA) Inc (or any of the other corporations comprised by the term "Company") or as a member of the Compensation Committee shall be liable to any Participant, former Participant, Surviving Spouse, Designated Beneficiary, estate or anyone else for any claim, loss, liability or expense incurred in connection with this Plan.

8.11. UNFUNDED PLAN. All benefits payable under this Plan constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. The Company may, in its sole and absolute discretion, establish one or more accounts, funds or trusts to reflect its obligations under the Plan and may make such investments as it may deem desirable to assist it in meeting such obligations. Any assets held in such accounts, funds or trusts shall remain assets of the Company subject to the claims of its creditors. No person eligible for a benefit under this Plan shall have any right, title or interest in any such assets.

                                                  EXHIBIT 10.13


SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN FOR RICHARD H. WILLETT
==============================================================



                  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                        (Effective January 1, 1996)
                                 (Willett)


                                 PREAMBLE

Consoltex (USA) Inc. and the other corporations referred to in Section
1.6 below have adopted this Supplemental Executive Retirement Plan, effective January 1, 1996, for a select group of senior management personnel to ensure that the overall effectiveness of the Company's executive compensation program will attract, retain and motivate qualified senior management personnel.


                                 ARTICLE I

                                DEFINITIONS

When used herein, the following words have the respective meanings below unless the context clearly indicates otherwise:

1.1 "Actuarial Equivalent Value" means a value deemed to be equal to another value, determined as follows: (a) investment increment (including dividends, interest, realized gains and losses and unrealized gains and losses) shall be compounded annually at the applicable interest rate equal to the average annual interest rate on 30-year Treasury securities for the 2nd month preceding the month containing the date on which the lump sum payment is made, as specified by the Commissioner of Internal Revenue in the Internal Revenue Bulletin; and (b) mortality shall be determined according to the mortality table which is prescribed by the Commissioner of Internal Revenue for purposes of Section 417(e) of the Code, as published in the Internal Revenue Bulletin.

1.2. "Affiliated Company" means any domestic or foreign trade or business entity or holding company, or a predecessor of any such entity or holding company, which is a member of a Controlled
Group of Companies   of which the Company is also a member.

1.3. "Basic Retirement Plan" means the Consoltex (USA) Inc. 401(k) Plan (sponsored by Benefit Management Inc., and naming the Balson Hercules Group Ltd., LINQ Industrial Fabrics, Inc. and Consoltex
(USA) Inc. as Employer), as amended from time to time, and any successor thereto.

1.4. "Chairman" means the Chairman of the Compensation Committee.

1.5. "Code" means the United States Internal Revenue Code of 1986, as amended.

1.6. "Company" means, collectively, Consoltex (USA) Inc. and any and all of its domestic parent, sister and subsidiary corporations and any successor to any of the foregoing.

1.7. "Compensation  Committee" means the Management Resources and
Compensation Committee of Consoltex Group Inc., the indirect corporate parent of Consoltex (USA) Inc.

1.8. "Controlled Group of Companies" includes all members of a controlled group of corporations (as defined in Code Section 414(b), as modified by Code Section 415(h)), all commonly controlled trades or businesses (as defined in Code Section 414(c), as modified by Code Section 415(h)), all affiliated service groups (as defined in Code Section 414(m)), and all other entities required to be aggregated with the Company pursuant to regulations under Code Section 414(o).

1.9. "Designated Beneficiary" means an individual other than a Surviving Spouse who has been designated by a Participant to receive benefits under this Plan.

1.10. "Executive" means an employee holding a position in the Company deemed eligible to participate in this Plan as set forth in Article II.

1.11. "Final Average Earnings" means the average of the sum of the Participant's base annual salary plus his actual bonus under the Company's Annual Incentive Plan (expressed as a percentage of base annual salary) for the last two complete calendar years prior to the event (whether retirement, death or termination of employment) giving rise to its determination.

1.12. "Participant" means any Executive who is designated and approved as such pursuant to Article II.

1.13. "Plan" means this Supplemental Executive Retirement Plan.

1.14. "Retirement" means a termination  of employment with the
Company at a Participant's  Early  Retirement  Date,   Normal
Retirement Date or Deferred Retirement Date, as defined in Article III of this Plan.

1.15.  "Retirement  Date"  means,  as  applicable in the context,
a Participant's   Normal  Retirement  Date,  Early  Retirement
Date or Deferred Retirement Date, each as defined in Article III of this Plan.

1.16. "Specially Designated Participant" means a Participant designated by the Compensation Committee in writing as entitled to a minimum annual benefit of 25% of the Participant's Final
Average Earnings.

1.17. "Surviving Spouse" means a Participant's spouse who survives the Participant's death; provided, ever, that such spouse is either (a) the Participant's legal spouse or (b) the Participant's common-law spouse (i) of at least two years' standing and (ii) held out to the world as the Participant's spouse; PROVIDED, FURTHER, that each requirement of the applicable test set forth in the immediately preceding proviso must be fulfilled at and as of the time of the Participant's death.

1.18. "Total Consoltex Credited Service" means the number of complete years of service by the Participant to the Company or any one or more Affiliated Companies, as an employee, director or officer of the Company or another corporation; PROVIDED, HOWEVER, that such number of years shall in no event exceed thirty.


                                ARTICLE II

                        PARTICIPATION IN THIS PLAN

An Executive of the Company shall become a Participant in this Plan as of the date as of which such individual is designated as a Participant by the Compensation Committee in writing. Any designation made pursuant to this Article II shall be subject to such vesting requirements (if any) as the Compensation Committee shall in its discretion impose at or before the time of designation. Once an Executive becomes a Participant, he shall remain a Participant until the termination of his employment with the Company and thereafter until all benefits to which he and/or his Surviving Spouse, Designated Beneficiary or estate is entitled under this Plan have been paid. A Participant who is designated as a Specially Designated Participant by the Compensation Committee in writing shall be and remain a Specially Designated Participant
as  long  as  he  is  and  remains   a Participant.


                                ARTICLE III

                            RETIREMENT BENEFITS

3.1. RETIREMENT  DATES.  Subject  to Section 3.6 below, each
Participant is eligible to receive a benefit under this Plan beginning on one of the following dates:

a) "Normal Retirement Date," which is the first day of the calendar month coincident with or next following the Participant's 65th birthday;

b) "Early Retirement Date," which is the first day of any calendar month coincident with or next following the Participant's 55th birthday but which is prior to the Participant's 65th birthday;
and
                            -3-

c) "Deferred Retirement Date," which is the earlier  to occur of
(i) the first day of the calendar month coincident with or next following the termination of the Participant's employment with the Company after his Normal Retirement Date, or (ii) the first day of the calendar month coincident with or next following the Participant's 71st birthday.

3.2. NORMAL RETIREMENT BENEFIT. The Normal Retirement Benefit of a Participant who retires on or after his Normal Retirement Date shall be a monthly amount, payable in the form of a joint and survivor life annuity as set forth in Section 6.1, below, and providing the benefits over the life of the Participant and his Surviving Spouse, the annual sum of which monthly amounts shall be equal to:

a) 2% of his Final Average Earnings multiplied by Total Consoltex
Credited Service; less,

b) the annual amount of accrued pension payable to the Participant as a result of his membership in any other defined benefit or defined contribution pension arrangement or equivalent (such as a 401(k) plan) to which Company or Affiliated Company contributions have been made (in the case of such a defined contribution or equivalent plan, the annual benefit will be the Actuarial Equivalent Value based upon a joint and survivor 60% life annuity or, if the Participant has no surviving spouse, a single life annuity with 10 years of guaranteed payments);

PROVIDED, HOWEVER, that, in the case of a Specially Designated Participant, the amount determined under Section 3.2(a) shall in no event be less than 25% of the Specially Designated Participant's Final Average Earnings. In the event that the Participant who retires on or after his Normal Retirement Date does not have a Surviving Spouse at that time, the Normal Retirement Benefit calculated as hereinabove shall be payable in the form of a single life annuity over the life of the Participant, with a guarantee of 10 years of payments in the event of the Participant's death.

3.3. EARLY RETIREMENT BENEFIT.

a) RETIREMENT AT OR AFTER AGE 60. The Early Retirement Benefit of a Participant who retires upon or after attaining age 60 shall be calculated as set forth in Section 3.2 based on Total Consoltex Credited Service as of the Participant's Early Retirement Date.

b) RETIREMENT BEFORE AGE 60. The Early Retirement Benefit of a Participant, who retires at or after age 55 but before age
60 shall be calculated as set forth in Section 3.2 based on Total Consoltex Credited Service as of the Participant's Early Retirement Date, but the monthly benefit to which the Participant would otherwise be entitled under Section 3.2 shall be reduced by 5/12 of one percent for each full calendar month by which the commencement of payment of benefits hereunder precedes the Participant's 60th birthday.

3.4. DEFERRED RETIREMENT BENEFIT. The Deferred Retirement Benefit of a Participant shall be a monthly amount calculated as set forth in Section 3.2 based on Total Consoltex Credited Service as of his Deferred Retirement Date. Deferred Retirement Benefits shall become payable no later than the first day of the calendar month coincident with or next following the Participant's 71st birthday (regardless of whether the Participant has actually terminated his employment with the Company by such date). Total Consoltex Credited Service shall not include any time period after Deferred Retirement Benefits become payable, even if the Participant's employment with the Company continues after such date.

3.5. BENEFIT TO PARTICIPANT ON TERMINATION OF EMPLOYMENT. If a Participant's employment with the Company is terminated prior to the Participant's earliest possible Early Retirement Date, benefits accrued under this Plan (calculated as set forth in Section 3.2 at the time of his termination of employment) shall become payable to the Participant as a deferred pension at his Normal Retirement Date. Notwithstanding the foregoing, the Participant may elect to receive such deferred pension at or subsequent to his Early Retirement Date but prior to his Normal Retirement Date, in which event full reduction based upon Actuarial Equivalent Value shall apply in lieu of the percentage reduction provided by Section 3.3(b). (See Section 4.3 regarding death benefits payable if employment is terminated prior to the Early Retirement Date.)

3.6 LUMP SUM PAYMENT. Notwithstanding anything to the contrary contained in the Plan, the Participant may irrevocably elect no later than one year prior to the termination of his employment to receive the benefits accrued under this Plan in the form of a lump sum payment. If the Participant so elects, such payment shall be paid within ninety
(90) days following the date that the Participant ceases to be an employee of the Company for any reason and shall be equal to the Actuarial Equivalent Value of the Participant's benefits otherwise payable at such date.


                                ARTICLE IV

                              DEATH BENEFITS

4.1  DEATH SUBSEQUENT TO RETIREMENT.

a) BENEFITS TO SURVIVING SPOUSE. Upon the death of a Participant after Retirement, the Participant's Surviving Spouse, if any, shall be entitled to a monthly amount, payable in the form of a single life annuity over the life of the Surviving Spouse, equal to (i) 60 percent of the monthly amount which was payable to the Participant prior to his death (if the Participant died in the course of receiving benefits hereunder) or (ii) 60 percent of the monthly amount to which the Participant would have been entitled under Section 3.2, 3.3 or 3.4 (whichever would have been applicable) had the Participant elected to commence receiving benefits on the first day of the calendar month coincident with or immediately preceding the Participant's date of death.

b) BENEFITS TO DESIGNATED BENEFICIARY UPON DEATH OF PARTICIPANT. Upon the death of a Participant after Retirement (where such Participant leaves no Surviving Spouse), the Participant's Designated Beneficiary, if any, shall be entitled to a monthly amount equal to that which the Participant would have been entitled to receive pursuant to Section 3.2, 3.3 or 3.4 (whichever is or would have been applicable) over the remainder, at the Participant's death, of the guarantee of 10 years of payments (if any) which commenced at the Participant's Retirement.

c) BENEFITS TO ESTATE UPON DEATH OF PARTICIPANT. Upon the death of a Participant after Retirement (where such Participant leaves no
Surviving   Spouse   and   no   Designated   Beneficiary), the
Participant's estate shall be entitled to a lump-sum payment equal to the Actuarial Equivalent Value of the amounts otherwise payable to the Participant's Designated Beneficiary pursuant to
Section 4.1 (b).

4.2. DEATH BEFORE RETIREMENT BUT AFTER EARLY RETIREMENT DATE. If a Participant who has reached his Early Retirement Date dies prior to actual Retirement from the Company, benefits shall be payable to the Participant's Surviving Spouse, Designated Beneficiary or estate (as appropriate) on the basis of Section 4.1 and Section 3.3 or 3.4 (whichever is applicable) as if the Participant's Retirement had occurred on the day immediately preceding his death.

4.3. DEATH OR TERMINATION PRIOR TO EARLY RETIREMENT DATE. If a Participant (a) dies prior to termination of employment with the Company and before reaching his Early Retirement Date or (b) terminates employment with the Company prior to his Early Retirement Date and dies before receiving benefits hereunder, his Surviving Spouse, Designated Beneficiary (if no Surviving Spouse exists), or estate (if no Surviving Spouse or Designated Beneficiary exists) shall be entitled on the Participant's death to a lump-sum payment equal to the Actuarial Equivalent Value of the Participant's Normal Form Survivorship Benefits (as defined below in Section 6.1), calculated as set forth in Section 3.2, at the time of death or termination and assuming such survivorship benefits became payable at the Normal Retirement Date.


                                 ARTICLE V

                                DISABILITY

If a Participant incurs a disability (a "Disability") which qualifies him for long-teen disability benefits under an applicable group benefits program of the Company or an Affiliated Company, he shall be entitled to monthly annuity payments, commencing on his Normal Retirement Date, calculated as set forth in Section 3.2 and based upon his Total Consoltex Credited Service and Final Average Earnings as of such Normal Retirement Date. In calculating the amount of such payments, Total Consoltex Credited Service shall include the period of Disability, and, unless the Participant returns to work for the Company for at least two full calendar years after recovery from such Disability, Final Average Earnings shall be based upon the Participant's final two complete calendar years of service preceding the date of Disability.


                                ARTICLE VI

                     FORM AND COMMENCEMENT OF BENEFITS

6.1. FORM OF BENEFITS. The normal form of payment of benefits provided by this Plan is a joint and survivor 60% life annuity or a single life annuity with a guarantee of 10 years of payments if the Participant has no Surviving Spouse. For purposes of Section 4.3 above, benefits which are payable subsequent to death are referred to as "Normal Form Survivorship Benefits". A Participant may elect to have benefits payable under this Plan paid in any optional form of single life annuity or joint and survivor life annuity, with or without minimum guarantee of payment, available under qualified pension plans. If an optional form of benefits payments is elected, benefits payable in accordance with such election shall be so calculated as to be of Actuarial Equivalent Value with benefits payable under the normal form of benefits payments provided herein. The election of an optional form of benefits payments must be made by the Participant in writing with respect to his benefits hereunder and submitted to the Compensation Committee in the manner prescribed by the Compensation Committee.

6.2. COMMENCEMENT AND TERMINATION OF BENEFITS. Subject to Section 3.6, benefits payable to a Participant pursuant to Section 3.2, 3.3 or 3.4 will commence on the Participant's Normal Retirement Date, Early Retirement Date or Deferred Retirement Date, as applicable, and will terminate with the payment made on the first day of the calendar month in which the Participant dies. Subject to Section 4.1(c) and 4.3 above, benefits payable to a Participant's Surviving Spouse or Designated Beneficiary pursuant to Article IV will commence on the first day of the calendar month next following the Participant's death. Benefit payments to a Surviving Spouse will terminate with the payment made on the first day of the calendar month in which the Surviving Spouse dies. Lump stun benefits payable on a Participant's death pursuant to Article IV will be paid as soon as practicable after the Participant's death.

                                ARTICLE VII

                         AMENDMENT AND TERMINATION

7.1. AMENDMENT OR TERMINATION. The Company intends this Plan to be permanent but reserves the right to amend or terminate this Plan when, in the sole opinion of the Compensation Committee such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Compensation Committee and shall be effective as of the date of such resolution. No amendment or termination of this Plan shall directly or indirectly deprive any Participant, Surviving Spouse, Designated Beneficiary or Participant's estate of all or any portion of any benefits which have accrued prior to the effective date of the resolution amending or terminating this Plan.

7.2  TERMINATION BENEFIT. The termination of this Plan shall not operate to deprive any actively employed  or  disabled  Participant of benefits accrued as of the termination date. Such accrued benefits shall be calculated as set forth in Section 3.2, 3.3 or 3.4, as applicable, based on the Participant's Total Consoltex Credited Service and Final Average Earnings as of the termination date. For purposes of determining a Participant's accrued benefits pursuant to this Section 7.2, the amount determined under Section 3.2(b), relating to benefits from other defined benefit or defined contribution plans, shall be based on the premise that such other benefits shall become payable to
the  Participant  at  his  Normal   Retirement   Date.  Payment  of  a
Participant's accrued benefits under this Plan shall not be dependent upon his continuation of employment with the Company following this Plan's termination date, and such benefits shall become payable pursuant to the terms of Section 6.2 or Section 3.6 applied as if the Participant had terminated his employment with the Company on the Plan termination date.

7.3 CRATE SUCCESSORS. This Plan shall be automatically binding on any successor to any of the corporations comprised by the term "Company" by reason of the merger or consolidation of such corporation into or with any other corporation or other entity.


                               ARTICLE VIII

                               MISCELLANEOUS

8.1 NO EFFECT ON EMPLOYMENT RIGHTS. Nothing contained herein will confer upon any Participant the right to be retained in the service of the Company or limit the right of the Company to discharge or otherwise deal with any Participant without regard to the existence of this Plan.

8.2. SPENDTHRIFT PROVISION. No benefit payable under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by the payee; and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and the Company shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of anyone entitled to any benefit under this Plan.

8.3 ADMINISTRATION. The Compensation Committee shall be responsible for the general operation and administration of this Plan and for carrying out the provisions hereof. The Compensation Committee
shall  be entitled   to   rely   conclusively   upon   all  tables,
valuations,certificates,   opinions  and  reports  furnished  by
any   actuary, accountant, controller, counsel or other person
employed or engaged by Consoltex (USA) Inc. (or any of the other corporations comprised by the term "Company") at the request of the Compensation Committee with respect to this Plan.

8.4 DISCLOSURE. Each Participant shall receive a copy of this Plan and the Compensation Committee will make available for inspection by any Participant or Surviving Spouse a copy of the rules and regulations used by the Compensation Committee in administering this Plan.

8.5 STATE LAW: CONSTRUCTION. This Plan is established under and will be construed according to the laws of the State of New York to the extent that such laws are not preempted by the Employee Retirement Income Security Act and valid regulations published thereunder. This Plan shall be construed liberally from the viewpoint, and for the benefit, of the Participant and his Surviving Spouse, Designated Beneficiary or estate, as applicable.

8.6 GENDER AND NUMBER. Where the context requires, the singular as used herein includes the plural and vice versa and references herein to a gender shall include the other gender.

8.7. MINIMAL BENEFITS. If the Actuarial Equivalent Value of any benefit payable in the form of an annuity is less than $5,000, any of the corporations comprised by the term "Company" may, in its discretion, pay such value to the Participant or his Surviving Spouse or Designated Beneficiary in a single lump sum in  lieu  of  any  further benefit payments by the Company hereunder.

8.8. INCAPACITY OF RECIPIENT. In the event a Participant or his Surviving Spouse or Designated Beneficiary is declared incompetent and a conservator or other person legally charged with the care of his person or of his estate is appointed, any benefits under this Plan to which such Participant, Surviving Spouse or Designated Beneficiary is entitled shall be paid to such conservator or other person legally charged with the care of his person or his estate.

8.9. UNCLAIMED BENEFIT. Each Participant shall keep the Compensation Committee informed of his current address and the current address of his spouse. The Compensation Committee shall not be obligated to search for the whereabouts of any person. If the location of a

Participant is not made known to the Compensation Committee within three (3) years after the date on which any payment to the Participant under this Plan may be made, the Compensation Committee may attempt to make payment as though the Participant had died at
the end of such three-year   period.  If,  within  one additional
year  after   such three-year period,  the Compensation Committee
is unable to locate any Surviving Spouse, Designated Beneficiary, or duly appointed representative of the estate, of the Participant entitled to benefits with respect to the missing Participant's employment, then the Company shall have no further obligation to pay any benefit hereunder to anyone with respect to such employment, and such benefit shall be irrevocably forfeited.

8.10. LIMITATIONS ON LIABILITY. Notwithstanding any other provision of this Plan, the Company shall not be liable to any Participant, former Participant, Surviving Spouse, Designated Beneficiary, estate or anyone else for any loss or expense incurred in connection with this Plan and neither the Compensation Committee nor any individual acting as an employee or agent of Consoltex (USA) Inc. (or any of the other corporations comprised by the term "Company") or as a member of the Compensation Committee shall be liable to any Participant, former Participant, Surviving Spouse, Designated Beneficiary, estate or anyone else for any claim, loss, liability or expense incurred in connection with this Plan.

8.11. UNFUNDED PLAN. All benefits payable under this Plan constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. The Company may, in its sole and absolute discretion, establish one or more accounts, funds or trusts to reflect its obligations under the Plan and may make such investments as it may deem desirable to assist it in meeting such obligations. Any assets held in such accounts, funds or trusts shall remain assets of the Company subject to the claims of its creditors. No person eligible for a benefit under this Plan shall have any right, title or interest in any such assets.

                                                EXHIBIT 10.14

                              CONSOLTEX INC.
                      (FORMERLY CONSOLTEX GROUP INC.)
                         MANAGEMENT RESOURCES AND
                          COMPENSATION COMMITTEE

                          Secretary's Certificate


PLAN TEXT FOR SERP FOR RICHARD H. WILLETT


     Crawford referred to a Plan Text which had been distributed to the Committee member prior to the meeting. She said that in addition to the change from 12.5% to 25%, the percentage for the determination of pension benefits, there were also changes made to the text so that it would conform with the text of the other SERP of which Paul J. Bamatter, Jay Tavormina and Chris Schaller were participants. There was some dis-cussion about the conforming changes. Respecting the interest rate assumption used in the definition of "Actuarial Equivalent Value", Rotman asked what type of assumption a respectable life insurance com-pany would use in this case. Crawford said that she would as Watson & Wyatt this question and would get back to the Committee members.

     IT WAS RESOLVED THAT the Plan Text of the SERP for Richard H. Willett as presented to the Committee be approved other than the pro-posed amendments to Sections 1.1 and 3.6.



           ****************************************************



     The undersigned, C. Suzanne Crawford, Vice-President, Legal Affairs and Corporate Secretary of Consoltex Inc., hereby certifies that the foregoing is a resolution of the Management Resources and Compensation Committee of the Company passed on January 18, 1999 and that the said resolution is in full force and effect on the date hereof.


          Dated at Montreal, Quebec, this 7th day of February, 2000.


                                   /s/ C. Suzanne Crawford
                                   ____________________________________
                                   C. Suzanne Crawford
                                   Vice-President, Legal Affairs and
                                   Corporate Secretary

                                             EXHIBIT 10.15

                              CONSOLTEX INC.
                      (FORMERLY CONSOLTEX GROUP INC.)
                         MANAGEMENT RESOURCES AND
                          COMPENSATION COMMITTEE

                          Secretary's Certificate





AMENDMENT TO SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS (U.S. AND WILLETT)


     IT WAS RESOLVED THAT Section 3.2(b) of the Plans be amended so that the employer will deduct only the amount which represents the employer's contribution to the 401K Plan not the individual's contri-bution for the purpose of calculating the "Normal Retirement Benefit."




          *******************************************************




     The undersigned, C. Suzanne Crawford, Vice-President, Legal Affairs and Corporate Secretary of Consoltex Inc., hereby certifies that the foregoing is a resolution of the Management Resources and Compensation Committee of the Company passed on January 18, 1999 and that the said resolution is in full force and effect on the date hereof.


          Dated at Montreal, Quebec, this 7th day of February, 2000.



                                   /s/ C. Suzanne Crawford
                                   ____________________________________
                                   C. Suzanne Crawford
                                   Vice-President, Legal Affairs and
                                   Corporate Secretary

                                                          EXHIBIT 10.16


                           MANAGEMENT INCENTIVE PLAN
              =============================================





MARTINEAU PROVENCHER
CONSEIL ET VISION









                           CONSOLTEX GROUP INC.

                         MANAGEMENT INCENTIVE PLAN

                            SUMMARY DESCRIPTION











July 1996


1000, rue De La Gauchetiere Ouest, bureau 3300
Montreal (Quebec) Canada H3B 4W5
Tel: 514-861-0526
Fax: 514-862-2983

Membre de NORACS  Affilie a EURACS
Services d'actuariat-conseil

                           CONSOLTEX GROUP INC.

                         MANAGEMENT INCENTIVE PLAN

                            SUMMARY DESCRIPTION



1. PURPOSE OF THE PLAN



The purpose of Consoltex Group Inc. (CGI) Management Incentive Plan is to link our managers' cash compensation with the financial performance of the Company, in other words, pay for results.



2. CONCEPT OF TIDE PLAN

The concept of CGI's Management Incentive Plan includes the following key elements:

Plan Year runs from January 1 to December 31 of each year;

each eligible management position has a specific target bonus based on its level of responsibilities;

bonus calculation is based on the annual financial performance of an Operation, of a Company or of a Sector;

the weighting of Operation, Company or Sector results is calculated as follows:

  75 % for the Operation, Company or Sector in which the Manager operates;
  25 % for the organizational level above;

annual financial performance is determined based on a combination of Profits and Return on Net Assets achieved versus the objectives.

3. TARGET BONUS


Each eligible management position has an annual target bonus expressed as a percentage of the annualized Base Salary as at December 31 of the Plan Year; the target in percent of salary varies according to the level of responsibilities of the position. Your target bonus will be confirmed to you in the attached letter.


The target bonus is the bonus paid when both of the financial performance objectives are met as planned. If the financial performance achieved exceeds the objectives substantially, the actual bonus paid may equal twice the target and may be even greater at the discretion of CGI's Chairman when exceptional results are achieved. Conversely, when financial performance objectives are not fully met but exceed a threshold level, a reduced bonus will be paid, whereas if the threshold level is not met, no bonus is payable.



4. FINANCIAL PERFORMANCE OBJECTIVES


The bonus is based on the combined achievement of two financial performance measures, namely Profits and Return on Net Assets (RONA) defined below:

Profits:  - for CGI consolidated: Profits refer to Earnings before
            Taxes (EBT) of the Group;

         - for Operations, Company and Sectors: Profits mean Earnings before Interest, Taxes and Amortization (EBITA) of the Operation, of the Company or of the Sector.


RONA: Return on Net Assets means EBITA of CGI, of the Operation, of the Company or of the Sector divided by the corresponding average quarterly net assets. Net assets for the Fashion and Performance Fabrics Sectors and for the Apparel Operations is as calculated on average monthly basis in the "Blue Book".



The two financial performance objectives are combined in a matrix (see example of matrix herebelow) to determine the corresponding bonus payout factor. Hence, depending on the actual achievement of the two financial performance objectives, the bonus payout factor will vary as per the matrix.



    MODEL FINANCIAL PERFORMANCE MATRIX - BONUS PAYOUT FACTORS

             EBITA
RONA    Level 1   2       3    4      5      6        7
 &      $ m      $ m    $ m   $ m    $ m    $ m    $m
Level
1:  %    0      0.167  0.333  0.500  0.667  0.833  1.000
2:  %   0.167   0.333  0.500  0.667  0.833  1.000  1.167
3:  %   0.333   0.500  0.667  0.833  1.000  1.167  1.333
4:  %   0.500   0.667  0.833  1.000  1.167  1.333  1.500
5:  %   0.667   0.833  1.000  1.167  1.333  1.500  1.667
6:  %   0.833   1.000  1.167  1.333  1.500  1.667  1.833
7:  %   1.000   1.167  1.333  1.500  1.667  1.833  2.000

     Both the Profit measure and the RONA measure have seven levels of achievement determined at the beginning of each Plan Year. Achieving the middle level on each measure (level 4 in the matrix) means that the target bonus will be paid in full, i.e. a bonus payout factor of 1.0. This middle level of achievement is based on the corresponding previous year's financial results plus a reasonable improvement, where appropriate.

   The 1996 financial performance matrices relevant to your position are attached herewith or will be provided to you by your immediate supervisor.

5. WEIGHTING OF THE BONUS PAYOUT FACTORS

 The Bonus Payout Factor for corporate (CGI) managers is weighted 100% on CGI's consolidated financial performance. The Bonus Payout Factor of all other managers is weighted 75 % on the Operation, Company or Sector's financial results in which the manager works and 25 % on the financial results achieved by the organization level immediately above, as shown in the table below.

                         Applicable Financial Performance
Location of     Corporate  Operation      Sector    Company
the Position    CGI        Apparel Ops    Fashion   Rafytek
                           Polyprop. Ops  Perform.


CGI             100%
Operation       25%         75%
Sector                      25%           75%
Company                     25%                      75%

 Example: the Bonus Payout Factor of a Manager in the Performance Fabrics
   Sector is weighted 75 % on the combined financial performance of that Sector and 25 % on the combined financial performance of the Apparel

                                Operations.



                             6. BONUS FORMULA


   The bonus formula under the Management Incentive Plan is as follows:

       Bonus   =      Base    X  Target Bonus as X     Bonus Payout
          payable        Salary     % of Salary           Factor

7. EXAMPLE (using 1996 figures)

A Fashion Sector Manager has an annual base salary at December 31 of $60,000 and a target bonus of 10%.

The financial results achieved are as follows:
  - Fashion Sector profits : level 5 achievement (between $21.3 and $22.2 million)

  - Fashion Sector RONA: level 4 achievement (between 29.4 % and
    31.3 %)

 - Apparel Operations profits: level 4 achievement (between $31.7 and $33.6 million)


 - Apparel Operations RONA: level 3 achievement (between 19.6 % and 20.5%)



The Fashion Sector financial performance matrix (see item 4 above) indicates a Bonus Payout Factor of 1.167 while the Apparel Operations matrix indicates a Bonus Payout Factor of 0.833. The Sector Bonus Payout Factor is weighted 75 % and the Operations Bonus Payout Factor is weighted 25 % . The weighted Bonus Payout Factor is thus 1.0835, calculated as follows: (1.167 X 75%) + (0.833 X 25%) = 1.0835.



The bonus payable as per the formula in 6 above is:

Base    X  Target bonus as X   Bonus Payout  =    Bonus Payout
Salary     % of salary         Factor (weighted)  payable

$60,000 X     10%         X    1.0835        =    $6,501



8. PAYMENT OF BONUS

The actual payment of bonus, if any, will take place immediately after relevant year-end audited financial results have been tabulated.
In the event of death, disability or retirement of a Manager during a Plan Year, the manager or his estate may be eligible for payment of a bonus based on a prorata of the actual number of completed months of service prior to the event.

In case of voluntary termination of employment, no bonus or fraction thereof (unless fully earned but with payment pending) will be paid to the Manager who terminated employment.

For Managers hired during a Plan Year, they ate eligible to participate in the CGI Management Incentive Plan based on the target bonus applicable to their position, but calculated on a prorata of their number of completed months of service over 12 during the Plan Year.

For Managers who are promoted during a Plan Year to a position with a higher target bonus, their bonus for purposes of the Management Incentive Plan is based on the target bonus applicable prior to the promotion times the number of months of service in the previous position plus the target bonus after the promotion times the number of months of service in the new position.

9. REVISION OF FINANCIAL PERFORMANCE OBJECTIVES

Under lire new CGI Management Incentive Plan, the 1996 RONA objective for the Operations, Company , Sectors and CGI consolidated are planned to remain unchanged throughout Plan Years 1996, 1997 and 1998. The corresponding Profit objective will change to reflect variations in average net assets used during the year, with levels 1 to 3 being a $500,000 increment for each of the Sector and levels 4 to 7 being a $1,000,000 increment for each of the Sectors. Beyond 1998, the setting of the RONA objective will be based on the average of the three previous years' actual RONA.


10. FUTURE OF THE MANAGEMENT INCENTIVE PLAN

Although the new 1996 CGI Management Incentive Plan rests exclusively on the achievement of financial performance objectives, it is intended to be modified in the next couple of years to include the achievement of a limited number of individual/strategic objectives.

                  MATRICES FOR EXECU'T'IVES AND MANAGERS
                        AT THE FASHION SECTOR LEVEL


                             - 25% OF BONUS -
          1996 FINANCIAL PERFORMANCE MATRIX - APPAREL OPERATIONS


                           EBITA ($ MILLIONS)

RONA (%)  28.7-29.6 29.7-30.6 30.7-31.6 31.7-33.6 33.7-35.6 35.7-37.6 >37.7
 17.6-      0      0.167     0.333     0.500     0.667     0.833    1.000
 18.5
 18.6-    0.167    0.333     0.500     0.667     0.833     1.000    1.167
 19.5
 19.6-    0.333    0.500     0.667     0.833     1.000     1.167    1.333
 20.5
 20.6-    0.500    0.667     0.833     1.000     1.167     1.333    1.500
 21.5
 21.6-    0.667    0.833     1.000     1.167     1.333     1.500    1.667
 23.5
 23.6-    0.833    1.000     1.167     1.333     1.500     1.667    1.833
 25.5
 25.6   1.000    1.167     1.333     1.500     1.667     1.833    2.000


                             - 75*% OF BONUS -
            1996 FINANCIAL PERFORMANCE MATRIX - FASHION SECTOR
                        EBITA ($ MILLIONS)

RONA (%)   18.8-   19.3-   19.8-   20.3-   21.3-   22.3-   > 23.3
           19.2    19.7    20.3    21.2    22.2    23.2
 26.4-       0     0.167   0.333   0.500   0.667   0.833    1.000
 27.3
 27.4-     0.167   0.333   0.500   0.667   0.833   1.000    1.167
 28.3
 28.4-     0.333   0.500   0.667   0.833   1.000   1.167    1.333
 29.3
 29.4.-    0.500   0.667   0.833   1.000   1.167   1.333    1.500
 31.3
 31.4-     0.667   0.833   1.000   1.167   1.333   1.500    1.667
 33.3
 33.4-     0.833   1.000   1.167   1.333   1.500   1.667    1.833
 35.3
 > 35.4    1.000   1.167   1.333   1.500   1.667   1.833    2.000





                  MATRICES FOR EXECU'T'IVES AND MANAGERS
                        AT THE FASHION SECTOR LEVEL


                             - 25% OF BONUS -
          1996 FINANCIAL PERFORMANCE MATRIX - APPAREL OPERATIONS


                             EBITA ($ MILLIONS)

RONA (%)  28.7-29.6 29.7-30.6 30.7-31.6 31.7-33.6 33.7-35.6 35.7-37.6 >37.7

 17.6-      0      0.167     0.333     0.500     0.667     0.833    1.000
 18.5
 18.6-   0.167    0.333     0.500     0.667     0.833     1.000    1.167
 19.5
 19.6-   0.333    0.500     0.667     0.833     1.000     1.167    1.333
 20.5
 20.6-   0.500    0.667     0.833     1.000     1.167     1.333    1.500
 21.5
 21.6-   0.667    0.833     1.000     1.167     1.333     1.500    1.667
 23.5
 23.6-   0.833    1.000     1.167     1.333     1.500     1.667    1.833
 25.5
 > 25.6  1.000    1.167     1.333     1.500     1.667     1.833    2.000




                             - 75*% OF BONUS -
                     1996 FINANCIAL PERFORMANCE MATRIX
                        PERFORMANCE FABRICS SECTOR

                EBITA
            ($ MILLIONS)

RONA (%)  9.8-10.2 10.3-10.7 10.8-11.3 11.4-12.3 12.4-13.3 13.4-14.3 > 14.4

 11.4-        0      0.167     0.333     0.500     0.667     0.833    1.000
 12.3
 12.4-      0.167    0.333     0.500     0.667     0.833     1.000    1.167
 13.3
 13.4-      0.333    0.500     0.667     0.833     1.000     1.167    1.333
 14.3
 14.4-      0.500    0.667     0.833     1.000     1.167     1.333    1.500
 16.3
 16.4-      0.667    0.833     1.000     1.167     1.333     1.500    1.667
 18.3
 18.4-      0.833    1.000     1.167     1.333     1.500     1.667    1.833
 20.3
 > 20.4     1.000    1.167     1.333     1.500     1.667     1.833    2.000

                   MATRICES FOR EXECUTIVES AND MANAGERS
                 AT THE APPAREL OPERATIONS DIVISION LEVEL


                             - 25*% OF BONUS -
                     1996 FINANCIAL PERFORMANCE MATRIX
                             CGI CONSOLIDATED


                EBT
           ($ MILLIONS)
RONA (%)  5.4-6.5 6.6-7.7 7.8-8.9 9.0-10.7 10.8-12.5 12.6-14.4 > 14.4


 13.2-       0     0.167   0.333    0.500    0.667     0.833    1.000
 14.1
 14.2-     0.167   0.333   0.500    0.667    0.833     1.000    1.167
 15.2
 15.3-     0.333   0.500   0.667    0.833    1.000     1.167    1.333
 16.3
 16.4-     0.500   0.667   0.833    1.000    1.167     1.333    1.500
 18.5
 18.6-     0.667   0.833   1.000    1.167    1.333     1.500    1.667
 20.7
 20.8-     0.833   1.000   1.167    1.333    1.500     1.667    1.833
 23.0
 > 23.0    1.000   1.167   1.333    1.500    1.667     1.833    2.000









                            - 75*% OF BONUS -

          1996 FINANCIAL PERFORMANCE MATRIX - APPAREL OPERATIONS
                EBITA
            ($ MILLIONS)

RONA (%)  28.7-29.6 29.7-30.6 30.7-31.6 31.7-33.6 33.7-35.6 35.7-37.6   >
                                                                     37.7
 17.6-        0       0.167     0.333     0.500     0.667     0.833   1.000
 18.5
 18.6-      0.167     0.333     0.500     0.667     0.833     1.000   1.167
 19.5
 19.6-      0.333     0.500     0.667     0.833     1.000     1.167   1.333
 20.5
 20.6-      0.500     0.667     0.833     1.000     1.167     1.333   1.500
 21.5
 21.6-      0.667     0.833     1.000     1.167     1.333     1.500   1.667
 23.5
 23.6-      0.833     1.000     1.167     1.333     1.500     1.667   1.833
 25.5
 > 25.6     1.000     1.167     1.333     1.500     1.667     1.833   2.000

                  MATRICES FOR EXECUTIVES AND MANAGERS
                        AT THE CGI CORPORATE LEVEL


                     1996 FINANCIAL PERFORMANCE MATRIX
                            CGI CONSOLIDATED



                EBITA
            ($ MILLIONS)

RONA (%)  5.4-6.5 6.6-7.7 7.8-8.9 9.0-10.7 10.8-12.5 12.6-14.4 > 14.4
 13.2-       0     0.167   0.333    0.500    0.667     0.833    1.000
 14.1
 14.2-     0.167   0.333   0.500    0.667    0.833     1.000    1.167
 15.2
 15.3-     0.333   0.500   0.667    0.833    1.000     1.167    1.333
 16.3
 16.4-     0.500   0.667   0.833    1.000    1.167     1.333    1.500
 18.5
 18.6-     0.667   0.833   1.000    1.167    1.333     1.500    1.667
 20.7
 20.8-     0.833   1.000   1.167    1.333    1.500     1.667    1.833
 23.0
 > 23.0    1.000   1.167   1.333    1.500    1.667     1.833    2.000

                                                  EXHIBIT 10.17


               Consoltex (USA) Inc.
                  Memorandum


          STRICTLY PRIVATE & CONFIDENTIAL

Date:    March 8, 2000

To:      HUMAN RESOURCE AND COMPENSATION COMMITTEE
         Kim M arvin
         Ted Rogers
         Richard Willett

From:    Paul J. Bamatter

# of Pages: 6

Re:     YEAR 2000 MANAGEMENT INCENTIVE PLAN (-MIP") MATRIX
        FOR ASSOCIATES IN THE POLYPROPYLENE OPERATIONS
================================================================
As discussed with Kim Marvin, this incentive plan has some changes from the prior year's plan, which we believe will act as a better incentive to increase the performance of the associates, as well as the cooperation among them. We have reviewed this MIP plan with our senior polypropylene associates at a meeting held on March 3rd.

This MIP is similar to the Textile Operations MIP, however, there is only one grid, the Polypropylene Operations grid. Previously, the same concept which existed in the Textile Operations also applied to the Polypropylene Operations. There was a Rafytek grid and a LINQ grid and associates in each one of those girds received a bonus based 75% on that grid and 25% on the Polypropylene Operations grid. With our recent two acquisitions, Atlas and Marino, and considering the significant volume of intercompany transactions among the various divisions within the Polypropylene Operations, we felt strongly that one grid was required so that all of our associates would take those actions for the common good of the Polypropylene Operations. Thus, the associates listed in Appendix I will receive 100% of their bonus based on the results of the Polypropylene Operations. As in the Textile Operations, we will eliminate the crossover of associates having 25% of their bonus based on the Consoltex Group Inc. consolidated results.

Another small difference between the Polypropylene and Textile MIP is that certain of the Polypropylene associates will have predefined personal goals and objectives to reach. This relates to the six associates listed in Appendix I. We want to motivate and incentives them on achieving important criteria, regardless of the overall results of the Polypropylene Operations.

Establishing the year 2000 matrix was based on a similar formula as in the Textile Operations. If the Polypropylene Operation achieves their targeted average assets, targeted EBITDA and targeted RONA they will receive a bonus equal to
1.66 times their target bonus. (See Appendix II.) Their budgeted EBITDA amount was reduced by $1.5 million to arrive at targeted EBITDA. This was done to take into account stretch synergies, negative effect on EBITDA of more aggressive clearing off-quality fabrics, severance and restructuring costs, and rapidly rising resin costs. The Polypropylene Operation's budgeted EBITDA amount is based on the stretch target which includes approximately $880,000 in synergies that we established were possible, albeit, a stretch. For your information, the Polypropylene Operations actual RONA for 1999 was 8.9% and the budgeted RONA for year 2000 is 15.5% (Appendix III).

Another important factor in determining the Polypropylene bonus matrix is the high average resin purchase cost. The
Polypropylene Operations budgeted a year 2000 average resin purchase cost of 27/lb. We currently expect the average resin cost to be approximately 29/lb. to 30/lb. The Polypropylene Operation is responsible for managing the increase in the average resin cost from 20/lb. in 1999 to a much higher cost in 2000.

The payouts under various scenarios are shown below.

Scenario 1 EBITA is 20% higher than targeted ($17,934) -
$1,102K
Scenario 2 EBITA is 10% higher than targeted ($16,440) - $881K Scenario 3 EBITA is on target ($14,945) - $735K
Scenario 4 EBITA is 10% lower than targeted ($13,450) - $514K Scenario 5 EBITA is 20% lower than targeted ($11,956) - $294K

If management sells the idle Merida plant and reduces obsolete inventory and improves working capital usage, they will decrease their average net assets used and increase their RONA for the year 2000, thus helping them achieve a higher bonus.

The Polypropylene Operations will possibly be writing down and/or selling idle assets this year including a number of direct extrusion lines, winders, Merida, LINQ's old tenter, etc. As we do not want to penalize management in the Polypropylene Operations for selling these or other idle assets and turning these assets into cash, we will exclude any loss on sale of fixed assets from EBITA. Likewise, the reduction in average net assets resulting from the sale or the write down of idle fixed assets will need to be reflected in an amended matrix should the write-down be significant.

The Polypropylene Operation matrix has never previously been calculated using the goodwill amount on the acquisition of LINQ. The question now arises as to whether the goodwill on acquisition of Atlas or Marino should be included in the average net asset base. I believe it should be excluded so that in our external presentations to banks, noteholders, etc., the average net asset base is lower and thus RONA is higher and, more importantly, management has no operational influence on the book value of goodwill and hence including an asset which they cannot control will be a disincentive.

For your information, there also exists a second incentive plan for associates in the Polypropylene Operations. This second plan is for less senior associates and comprises approximately 35 associates at LINQ and 15 at Rafytek with an annual payout of approximately $125,000. This memorandum does not cover this second bonus plan which is administrated directly by Jay Tavormina and Jesus Lopez.

Should you have any questions on this plan, please do not hesitate to phone me.

Best regards.

/s/Paul Bamatter
================

                              Appendix I

Polypropylene Operations participants is MIP
==================================================================
Title                              Name      Year 2000    Target
                                             Base Salary  Bonus
                                             (US$000's)
==================================================================
President                        J. Tavormina    $260      40%
Chief Financial Officer          S. Womack        120      20%
LINQ Plant Manager               C. Moye*         100      20%
FIBC Fabric Sales Manager        M. Carr*         100      20%
VP Sales Geotextiles             S. Kiniry*       117      20%
Director C.I.S.                  D. Bowers*        95      10%
Director Human Resources         P. Camp*          70      10%
President Rafytek                J. Lopez         148      25%
VP Manufacturing Rafytek         Fernando *        70      15%
VP Finance Rafytek               M. Hernandez      78      15%
SVP Sales Packaging
   Fabrics/Bags                 C. Roy            165      25%
VP Sales FIBC Bags              S. Brekken        140      20%
VP Product Marketing &
  Development                   L. Marino         185      35%
VP FIBC B Manufacturing Plants  C. Echeverria     140      35%
===============================================================
Total salary/weighted average bonus            $1,7022     5.9%

* 5O% of their bonus is based on achieving approximately three personal goals and objectives

BONUS FOR:
20%>target (EBITA=$17,934K)/RONA 16.86%)=$1,702K X 0.259%
X 2.500 = $1,102K

10%>target (EBITA=$16,440K)/BONA 15.46%)=$1,702K X 0.259%
X 2.000=$881K

On target (EBITA=$14,945K)/RONA 14.05%)=$1,702K X 0.259%
X 1.667=$735K

POLYPROPYLENE OPERATIONS YEAR 2000 MIP MATRIX


RONA %        10.5-  11.20- 12.26- 13.33- 14.39- 15.45- 16.56- 17.56+
             11.19   12.25  13.32  14.38  15.44  16.55  17.55
====================================================================
  9.0-9.99  0.167   0.333   0.500  0.667  0.833  1.000  1.167  1.333
10.0-10.99  0.333   0.500   0.667  0.833  1.000  1.167  1.333  1.500
11.0-11.99  0.500   0.667   0.833  1.000  1.167  1.333  1.500  1.667
12.0-12.99  0.667   0.833   1.000  1.167  1.333  1.500  1.667  1.833
13.0-13.99  0.833   1.000   1.167  1.333  1.500  1.667  1.833  2.000
14.0-14.99  1.000   1.167   1.333  1.500  1.667  1.833  2.000  2.167
15.0-15.99  1.167   1.333   1.500  1.667  1.833  2.000  2.167  2.333
16.0-16.99  1.333   1.500   1.667  1.833  2.000  2.167  2.333  2.500
17.0+       1.500   1.667   1.833  2.000  2.167  2.333  2.500  2.667

A- Budgeted EBITA $16,445K (EBITDA $24,495K)
B- Targeted EBITA $14,945 (EBITDA $23,995) (Note: set at $1.5 million less) C- Budgeted average net assets $106,360K
D- Targeted RONA 14.05% (B/C)

CONSOLTEX GROUP INC.
IN THOUSAND OF CANADIAN DOLLARS
QUARTERS TRAILING
1-RONA (RETURN ON NET ASSETS EBITA/NET ASSETS)

                     1999.                       2000 Budget
=========================================================================
                     Q1    Q2     Q3    Q4     Q1       Q2    Q3    Q4
CGI Consolidated   16.26% 13.68% 13.17% 12.63% 12.71% 13.53% 15.08% 17.64%
Textile Ops.       24.65% 21.74% 20.66% 18.99% 17.95% 18.46% 19.71% 22.41%
Polypropylene Ops. 11.02%  8.91%  8.58%  8.90%  9.81% 10.83% 12.94% 15.46%
Rafytek            14.01% 10.00%  9.58%  8.83%  9.07%  9.92% 10.66% 10.83%
LINQ                8.13%  7.78%  7.01%  5.09%  4.00%  2.54%  3.77%  6.41%
Marino                           48.84% 62.75% 61.80% 64.41% 70.43% 74.96%
Atlas                                   25.49% 37.44% 40.48% 48.14% 62.71%
Rafytica           46.98% 18.04% 14.62%  9.96%  9.86% 11.04% 11.14% 11.21%


                           1998
========================================================
                      Q1        Q2       Q3      Q4
CGI Consolidated    17.34%   17.82%   17.00%   16.82%
Textile Ops.        22.54%   23.63%   23.77%   24.86%
Polypropylene Ops.  15.69%   15.05%   13.10%   11.41%
Rafytek             20.50%   20.15%   17.56%   16.08%
LINQ                13.28%   11.55%    9.08%    7.78%
Marino
Atlas
Raytica             17.57%   41.71%   42.59%   45.89%

2) NET ASSETS (TOTAL CURRENT ASSETS (EXCL.INTERCOMPANY AND CASH)
PLUS NET FIXED ASSETS LESS A/P, ACCRUED LIAB. & I/T PAY.)



                              1999                2000 Budget
========================================================================
                         Last 4 Qtrs         Last 4 Mrs
=========================================================================
              Q1     Q2      Q3      Q4      Q1      Q2      Q3     Q4
==========================================================================
CGI Consol.285,613 286,982 291,316 298,986 301,831 304,632 301,196 296,980
Tex. Ops.  147,234 147,559 149,558 154,660 156,091 156,981 153,859 150,291
Polypro.   145,669 146,730 150,703 153,464 155,327 157,498 156,037 155,286
Rafytek     49,540  51,396  53,522  54,435  54,541  54,377  54,283  54,408
LINQ        95,598  95,088  93,050  90,650  87,924  85,987  84,288  83,356
Marino                      12,211  22,414   8,295  10,673  10,234  10,117
Atlas                                7,045   3,435   5,200   7,081   7,140
Rafytica     2,797   2,822   2,716   2,651   2,769   2,899   2,998   3,113


                              1998
======================================================
                          LAST 4 QTRS
======================================================
                        Q1     Q2        Q3       Q4

CGI Consolidated    259,858  266,207  275,263  280,740
Textile Ops.        139,814  141,722  145,592  146,579
Polypropylene Ops.  127,616  132,048  137,151  141,457
Rafytek              39,881   42,156   44,140   46,408
LINQ                 84,929   87,688   91,216   93,839
Marino
Atlas
Rafytica              3,216    3,014    3,045    2,940


3- EBITA (EARNINAS BEFORE INTEREST. TAXES AMORTIZATION MANAGEMENT
FEES FOREIGN EXCHANGE & OTHER INCOME)





                                            1999 2000
==================================================================
                       Last 4 Qtrs          Last 4 Qtrs
==================================================================
               Q1    Q2    Q3     Q4     Q1     Q2     Q3     Q4

CGI Consol. 46.433 39,261 38,377 37,750 38,349 41,216 45,406 52,384
Tex. Ops.   36,286 32,085 30,900 29,365 28,015 28,971 30,330 33,683
Poly.       16,056 13,074 12,927 13,652 15,244 17,062 20,187 24,010
Rafytek      6,941  5,142  5,128  4,806  4,947  5,395  5,784  5,894
LINQ         7,776  7,398  6,525  4,615  3,519  2,185  3,176  5,340
Marino                     5,964 14,064  5,126  6,874  7,208  7,584
Atlas                             1,796  1,286  2,105  3,409  4,477
Rafytica     1,314   509     397    264    273    320    334    349


                             1998
=================================================
                         LAST 4 QTRS
=================================================
                    Q1       Q2      Q3      Q4
=================================================

CGI Consolidated   45,052  47,426  46,783  47,216
Textile Ops.       31,521  33,493  34,603  36,437
Polypropylen Ops.  20,021  19,878  17,967  16,138
Rafytek             8,177   8,495   7,751   7,464
LINQ               11,281  10,128   8,282   7,302
Marino
Atlas
Rafytica              565   1,257   1,297    1,349

CONSOLTEX GROUP INC.
IN THOUSANDS OF CANADIAN DOLLARS
RONA (RETURN ON NET ASSETS EBITA/NET ASSETS)




                             1999                     2000 Budget
=================================================================
               Q1    Q2     Q3      Q4    Q1     Q2     Q3     Q4

CGI Consol. 13.47% 13.61% 12.44% 11.12% 13.76% 16.91% 18.70% 21.25%
Tex. Ops.   21.68% 20.87% 17.22% 16.58% 17.33% 22.90% 22.28% 27.33%
Poly.        9.05%  9.71%  8.94%  7.93% 12.68% 13.84% 17.26% 18.12%
Rafytek     11.21%  3.63%  7.51% 12.99% 12.15%  7.01% 10.42% 13.68%
LINQ         7.33% 12.92%  4.65% -5.55%  3.06%  7.82%  9.75%  4.93%
Marino                    48.84% 79.39% 59.82% 73.50% 69.82% 98.66%
Atlas                            25.49% 50.01% 46.41% 69.31% 83.35%
Rafytica    16.90% 11.38%  8.50%  3.80% 15.42% 15.50%  9.20%  5.13%


                               1998
===================================================
                       Q1     Q2     Q3      Q4
===================================================
CGI Consolidated     15.62%  23.96%  14.39%  13.23%
Textile Ops.         22.49%  32.51%  21.18%  23.35%
Polypropylene Ops.   10.45%  18.37%  10.31%  18.75%
Rafytek              19.51%  19.55%   9.01%  16.50%
LINQ                  5.76%  14.24%   7.80%   3.15%
Marino
Atlas
Rafytica             18.32% 140.42%  21.36%  21.22%


2- NET ASSETS (TOTAL CURRENT ASSETS (EXCL. INTERCOMPANY AND CASH)
PLUS NET FIXED ASSETS LESS AIP, ACCRUED LIAB. & I/T PAY.)



                              1999               2000 Budget
=========================================================================
             Q1     Q2      Q3       Q4      Q1      Q2      Q3      Q4
=========================================================================

CGI Conso.286,769 289,870 308,512 310,794 298,147 301,074 294,770 293,927
Tex. Ops. 147,075 148,033 162,441 161,091 152,799 151,592 149,955 146,816
Poly.     149,273 146,738 162,441 155,402 156,727 155,423 156,594 152,401
Rafylek    54,632  54,327  54,849  53,930  55,058  53,670  54,473  54,429
LINQ       95,004  92,655  90,609  84,332  84,100  84,905  83,814  80,605
Marino                     12,211  10,203  10,765  9,513   10,455   9,734
Atlas                           -   7,045   6,694  7,059    7,526   7,280
Rafytica    2,485   2,602   2,778   2,738   2,957  3,123    3,173   3,200

                           1998
==============================================
              Q1       Q2       Q3      Q4
==============================================

CGI Consol. 267,277  284,397  291,174  280,113
Tex. Ops.   144,456  146,732  154,448  140,681
Poly.       132,424  142,497  146,546  144,361
Rafytek      42,104   46,903   46,344   50,279
LINQ         87,968   94,695   98,761   93,932
Marino
Atlas
Rafytica      3,056    2,504    3,202    2,997


3- EBITA (EARNINGS BEFORE INTEREST. TAXES, AMORTIZATION,
MANAGEMENT FEES, FOREIGN EXCHANGE & OTHER INCOME)



                         1999                2000 Budget
===============================================================
              Q1    Q2    Q3    Q4    Q1     Q2     Q3     Q4
===============================================================

CGI Consol. 9,657 9,863 9,592 8,638 10,256 12,730 13,782 15,616
Tex. Ops.   7,970 7,723 6,993 6,679 6,620   8,679  8,352 10,032
Poly.       3,377 3,561 3,632 3,082 4,969   5,379  6,757  6,905
Rafytek     1,531   493 1,030 1,752 1,672     941  1,419  1,662
LINQ        1,740 2,993 1,053(1,171)  644   1,659  2,044    993
Marino                  1,491 2,025 1,610   1,748  1,825  2,401
Atlas                      -    449   837     819  1,304  1,517
Rafytica      105   74     59    26   114     121     73     41


                          1998
==========================================
              Q1      Q2      Q3      Q4
==========================================

CGI Consol.  10,440  17,035  10,476  9,265
Tex. Ops.     8,121  11,924   8,178  8,214
Poly.         3,459   6,543   3,779  2,357
Rafytek       2,054   2,292   1,044  2,074
LINQ          1,266   3,371   1,926   739
Marino
Atlas
Rafytica        140     879     171   159

                                                     EXHIBIT 10.18


                         CONSOLTEX (USA) INC.
                             MEMORANDUM


                   STRICTLY PRIVATE 8S CONFIDENTIAL

DATE:   March 15, 2000
To:     HUMAN RESOURCE & COMPENSATION COMMITTEE
        Kim Marvin
        Ted Rogers
        Richard Willett

FROM:   Paul J. Bamatter

# OF PAGES: 6

Re:    MANAGEMENT INCENTIVE PLAN ("MIP") FOR SENIOR MANAGEMENT
       OF CONSOLTEX INC. - CORPORATE GROUP AND CONSOLTEX (USA)
       INC.

==============================================================

 The MIP for senior management of Consoltex Group Inc.
 (renamed Consoltex Inc. - Corporate Group) and Consoltex
 (USA) Inc. has historically been the combination of the Textile and Polypropylene Operations' management incentive plans. We propose the same approach for year 2000.

 We propose to take the midpoint RONA and midpoint EBITA of the Textile and Polypropylene Operations and deduct budgeted foreign exchange, factoring interest and interest expense to arrive at a pre-tax, amortization and AIP fees amount. Thus, Group employees' bonus is based on the consolidated earnings before tax, amortization and AIP fees and Consoltex's consolidated RONA. The bonus will be 1.667 times target bonus on achieving the consolidated target RONA and target earnings before tax, amortization and AIP fees.

 The bonus matrix is attached as Appendix I and is similar to the matrices for each of the Textile and Polypropylene
 Operations, except that the top line is consolidated earnings before tax, amortization and AIP fees rather than EBITA.

 The target earnings before tax, amortization and AIP fees on which management will receive the 1.0 X bonus payout, translates into an EBITA amount of $45,579K or EBITDA of $67,269K. This reconciliation can be seen in Appendix II.

 The payout under the following five scenarios is as follows.

 Scenario 1  Earnings before tax, amortization and AIP fees 20%
             above target - $681K
 Scenario 2  Earnings before tax, amortization and AIP fees 10% above target - $596K
 Scenario 3  On target - $426K
 Scenario 4  Earnings before tax, amortization and AIP fees 10% below target - $371K
 Scenario 5  Earnings before tax, amortization and AIP fees 20% below target - $185K

 I look forward to receiving your comments on this MIP and discussing it with you.

 Best regards.

                                                       (C$000's)
Textile Operations midpoint EBITA to achieve a 1.0 X
payout of bonus (based on a midpoint RONA of 21.45%)    $33,500
(See Appendix 111)

Polypropylene Operations midpoint EBITA to achieve a
1.0 X payout of bonus (based on a midpoint RONA of
13.5%) - US$11,725K (See Appendix IV)                    17,118
                                                         ======
Consolidated midpoint EBITA to achieve a 1.0 X payout
of bonus                                                 50,618

Less Consolidated:
  Interest expense                                      (31,682)
  Factor interest expense                                (2,568)

Less Holding Companies:
  Budgeted corporate selling and administration not
  deducted from either Textile or Polypropylene
  Operations' EBITA                                      (5,309)
                                                         ======
  Target earnings before tax, amortization and AIP fees $11,059
                                                         ======
                                                         ======


Midpoint matrix RONA is 21.45% for Textile and 13.5% for Polypropylene Operations. Their budgeted RONA is 22.4% and 15.5% respectively. Thus, on average the two Operations' midpoint RONA is 1.50% below their budgeted RONA. As Consoltex Group's RONA is budgeted at 17.64%, the midpoint Group RONA for the matrix should be set at 16.14%.

Consolidated target EBITA and EBITDA:                   (C$000'S)
Target earnings before tax, amortization and AIP fees   $11,059
Plus Consolidated factor interest expense                 2,568
Plus consolidated interest expense                       31,682
Plus foreign exchange loss                                  270
Target EBITA                                             45,579
Plus Consolidated depreciation                           21,690
                                                        =======
Target EBITDA for 1.0 X payout of bonus                 $67,269
                                                        =======
                                                        =======

                                                    Appendix I

YEAR 2000 MATRIX FOR SENIOR MANAGEMENT IN GROUP COMPANIES


      Earnings before Tax, Amortization and AIP fees ("EBITDA")
     ============================================================



RONA %        7.75-   8.57-   9.57-  10.56-  11.57-  12.57-  13.57+
              8.56    9.56   10.56   11.56   12.56   13.56
====================================================================

12.65-13.64       0   0.167   0.333   0.500   0.667   0.833   1.000
13.65-14.64   0.167   0.333   0.500   0.667   0.833   1.000   1.167
14.65-15.64   0.333   0.500   0.667   0.833   1.000   1.167   1.333
15.65-16.64   0.500   0.667   0.833   1.000   1.167   1.333   1.500
16.65-17.64   0.667   0.833   1.000   1.167   1.333   1.500   1.667
17.65-18.64   0.833   1.000   1.167   1.333   1.500   1.667   1.833
18.65 +       1.000   1.167   1.333   1.500   1.667   1.833   2.000

Midpoint RONA = 16.14%
Midpoint EBTAA = 11.06 million

                                                      APPENDIX II

            LISTING OF ASSOCIATES IN THE CONSOLTEX HEAD OFFICE
                     MANAGEMENT INCENTIVE PLAN

                                    (C$000)
                               (US$ to C$ @1.46)


Name          Title           Base Salary   Bonus Rate   TARGET BONUS
=================================================================

R. Willett    President, CEO  US$420          40%        $245
              and COO          C$613

P. Bamatter   CFO             US$285          40%         166
                               C$416

A. Di Palma    VP Taxation     C$152          25%          38

S. Crawford    VP Legal        C$148          25%          37

A. Lapolla     VP Treasurer    C$125          20%          25

Total/weighted               C$1.454       35.14%        $511
average                       =======        ======      ====

Payout based on earnings before tax, amortization and AIP fees (EBTAA)


1: EBTAA 20% > TARGET $13,271 /RONA OF 16.1% ($47,791
/$296,980)=1.333 X 35.14% X $1,454 = $681 K

2: EBTAA 10% > TARGET $12,165/RONA OF 15.7%
($46,685/$296,980)=1.167 X 35.14% X $1,454=$596K

3: EBTAA ON target ($11,059/BONA OF 15.4%
($45,579/$296,980)=0.833 X 35.14% X $1,454=$426K

                PROPOSED MATRICES FOR EXECUTIVES AND MANAGERS


                         2000 Financial Performance
                                 Matrix
                           TEXTILE OPERATIONS

                          EBITA (CDN$ MILLIONS)
RONA(%)        28.1- 29.7-   31.3-  32.8-  34.4-   36.0- 37.5+
               29.6  31.1    32.7   34.2   35.8    37.4
============================================================

18.0%-18.9*%      0  0.167   0.333  0.500  0.667  0.833 1.000
19.0%-19.9%   0.167  0.333   0.500  0.667  0.833  1.000 1.167
20.0%-20.9%   0.333  0.500   0.667  0.833  1.000  1.167 1.333
21.0%-21.9%   0.500  0.667   0.833  1.000  1.167  1.333 1.500
22.0-22.9%    0.667  0.833   1.000  1.167  1.333  1.500 1.667
23.0%-23.9%   0.833  1.000   1.167  1.333  1.500  1.667 1.833
24.0% +       1.000  1.167   1.333  1.500  1.667  1.833 2.000

Average Net Assets CDN$ $156,376
Op. Income: $36,789 M
RONA 23.5%


                     2000 Financial Performance Matrix
                             CONSOLTEX INC.

                         EBITA (CDN$ MILLIONS)
RONA(%)           21.6-  22.8-  24.0-  25.1-  26.3-  27.5-  28.7+
                  22.7   23.8   25.0   26.2   27.4   28.5
==================================================================

18.4%-19.3%         0   0.167   0.333  0.500  0.667  0.833  1.000
19.4%-20.3%     0.167   0.333   0.500  0.667  0.833  1.000  1.167
20.4%-21.3%     0.333   0.500   0.667  0.833  1.000  1.167  1.333
21.4%-22.3%     0.500   0.667   0.833  1.000  1.167  1.333  1.500
22.4%-23.3%     0.667   0.833   1.000  1.167  1.333  1.500  1.667
23.4%-24.3%     0.833   1.000   1.167  1.333  1.500  1.667  1.833
24.4% +         1.000   1.167   1.333  1.500  1.667  1.833  2.000

CDN$ $117,433
Op. Income: $27,901 M
RONA 23.8%

                      2000 Financial Performance
                             Matrix
                      BALSON-HERCULES GROUP, LTD.

                         EBITA (US$ MILLIONS)
RONA(%)           3.8-   4.0-   4.2-   4.4-   4.7-   4.9-   5.2+
                  4.0    4.2    4.4    4.6    4.8    5.1
====================================================================

18.2%-19.1%         0   0.167   0.333  0.500  0.667  0.833  1.000
19.2%-20.1%     0.167   0.333   0.500  0.667  0.833  1.000  1.167
20.2%-21.1%     0.333   0.500   0.667  0.833  1.000  1.167  1.333
21.2%-22.1%     0.500   0.667   0.833  1.000  1.167  1.333  1.500
22.3%-23.1%     0.667   0.833   1.000  1.167  1.333  1.500  1.667
23.2%-24.1%     0.833   1.000   1.167  1.333  1.500  1.667  1.833
24.2% +         1.000   1.167   1.333  1.500  1.667  1.833  2.000

U.S.$20,950
Op. Income: US$4,937 M
RONA: 23.6%


                   2000 Financial Performance
                            Matrix
                   ROYALTON MEXICANA, S.A. DE C.V.

                       EBITA (US$ MILLIONS)

RONA(%)         0.84-   0.89-  0.95-   1.01-   1.06-  1.12-  1.18+
                0.89    0.94   1.00    1.06    1.12   1.17
==================================================================

14.6%-15.5%       0    0.167   0.333   0.500   0.667  0.833  1.000
15.6%-16.5%   0.167    0.333   0.500   0.667   0.833  1.000  1.167
16.6%-17.5%   0.333    0.500   0.667   0.833   1.000  1.167  1.333
17.6%-18.5%   0.500    0.667   0.833   1.000   1.167  1.333  1.500
18.6%-19.5%   0.667    0.833   1.000   1.167   1.333  1.500  1.667
19.6%-20.5%   0.833    1.000   1.167   1.333   1.500  1.667  1.833
20.6% +       1.000    1.167   1.333   1.500   1.667  1.833  2.000

U.S.$5,722
Op. Income: US$1.150 M
RONA: 20.1%

                                              Appendix IV

POLYPROPYLENE OPERATIONS YEAR 2000 MIP MATRIX

RONA %        10.5-  11.20- 12.26-  13.33- 14.39- 15.45-  16.56- 17.56+
             11.19   12.25  13.32   14.38  15.44  16.55   17.55
=========================================================================

  9.0-9.99   0.167    0.333   0.500  0.667  0.833  1.000  1.167  1.333
10.0-10.99   0.333    0.500   0.667  0.833  1.000  1.167  1.333  1.500
11.0-11.99   0.500    0.667   0.833  1.000  1.167  1.333  1.500  1.667
12.0-12.99   0.667    0.833   1.000  1.167  1.333  1.500  1.667  1.833
13.0-13.99   0.833    1.000   1.167  1.333  1.500  1.667  1.833  2.000
14.0-14.99   1.000    1.167   1.333  1.500  1.667  1.833  2.000  2.167
15.0-15.99   1.167    1.333   1.500  1.667  1.833  2.000  2.167  2.333
16.0-16.99   1.333    1.500   1.667  1.833  2.000  2.167  2.333  2.500
17.0+        1.500    1.667   1.833  2.000  2.167  2.333  2.500  2.667

A- Budgeted EBITA $16,445K (EBITDA $25,495K)
B- Targeted EBITA $14,945 (EBITDA $23,995) (Note: Set at $1.5 million less) C- Budgeted average net assets $106,360K
D- Targeted RONA 14.05% (B/C)

                                                EXHIBIT 10.19


             SEVERANCE AGREEMENT FOR RICHARD H. WILLETT
            =============================================


                            SEVERANCE AGREEMENT


This Severance Agreement (this "Agreement") made effective the 15th day of February, 2001 (the "Effective Date") among CONSOLTEX (USA) INC., a New York corporation (the "Company"), CONSOLTEX HOLDINGS, INC., a Delaware corporation ("Holdings"), AMERICAN INDUSTRIAL PARTNERS CAPITAL FUND II, L.P., a Delaware limited partnership ("AIP"), and RICHARD H. WILLETT, 96 Kokopelli Lane, Philipsburg, Montana 59858 ("Willett").

WHEREAS, Willett is currently employed by the Company in the capacity of President, Chief Executive Officer and Chief Operating Officer;

WHEREAS, the Company and Willett have agreed to sever Willett's employment relationship with the Company effective as of the Effective Date; and

WHEREAS, the parties desire to set forth the terms and conditions upon which the said severance of employment shall be based.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:


1. TERMINATION OF EMPLOYMENT. Willett's employment by the Company shall cease as of the Effective Date. Thereafter, Willett shall have no duties or obligations to the Company other than as set forth in this Agreement.

2. SEVERANCE PAY. The Company shall pay to Willett the sum of Nine Hundred Forty Thousand ($940,000) Dollars in twenty-nine (29) equal monthly installments commencing on March 15, 2001 and on the fifteenth (15{th}) day of each succeeding month until the entire amount has been paid.

3. PAYMENT OF MONTANA OFFICE EXPENSES. After the Effective Date, the Company will not reimburse Willett for any expenses related to his office in Montana except as follows:

a. Any reasonably documented business expenses attributable to periods prior to the Effective Date but not paid until after the Effective Date shall be reimbursed upon the Company's receipt of such documentation.

b. Willett's assistant, Mitzi Puccinelli, shall be entitled to receive, at her option communicated to the Company in writing (i) a payment on the Effective Date of

Twenty-Five Thousand ($25,000) Dollars or (ii) a continuation of her current salary with benefits for a period of six (6) months following the Effective Date.

4. COMPANY PROPERTY.

a. On the Effective Date, Willett shall turn over to the Company all Company-provided credit cards, keys, telephones and stationery.

b. Willett shall purchase his Company-provided automobile on the lease termination date in April of 2001 at the net book value as determined by the leasing company.

c. On the Effective Date, Willett shall become the owner of all other Company property located either at his home or at the Company's Montana office upon the payment to the Company of the amount of One ($1) Dollar.

5. TRAVEL AND ENTERTAINMENT EXPENSES. Willett shall be reimbursed for reasonably documented business-related travel and entertainment expenses only if the actual travel or entertainment occurred before the Effective Date.

6. HEALTH AND MEDICAL INSURANCE. Willett and his spouse shall receive without cost full health and medical insurance at the same levels currently provided for a period of twenty-nine (29) months following the Effective Date.

7. LEGAL SERVICES. Willett shall be responsible for paying invoices of Pryor Cashman Sherman & Flynn LLP attributable to services rendered and expenses incurred after January 31, 2001 in relation to then certain action between Willett and others, on the one hand, and Lincolnshire Management,Inc., on the other.

8. COMPANY STOCK OPTION PLAN. Willett shall have no entitlement to participate in any stock option plan hereafter adopted by the Company regardless of its effective date.

9. PROCEEDS OF CONDOMINIUM SALE. The Company shall pay to Willett the proceeds of the sale by the Company of its condominium apartment located in New York City (less any fees or expenses incurred by the Company in connection therewith) less the amount of Twenty-five Thoudsand ($25,000) Dollars in equal monthly installments commenceing on the fifteenth (15th) day of the month following the month in which the sale occurs and continuing on the fifteenth
(15th) day of each month thereafter with the last payment being due on July 15, 2003. The Company shall make reasonable efforts to sell the aforementioned condominium prior to January
1, 2002 and shall, in any event, make reasonable efforts to secure the best price therefor. If for any reason the condominium has not been sold by July 15, 2003, Willett shall be entitled to purchase the condominium for the amount of Twenty-Five Thousand ($25,000) Dollars.

10. SERP.  The parties hereby  confirm Willett's participation in the Company-sponsored Supplemental Executive Retirement
Plan ("SERP"), effective January  1,  1996, as amended, a copy of which said plan and amendments is attached hereto. In addition, the provisions of the SERP are hereby amended to provide that Willett shall be entitled to receive all benefits accrued under the SERP in the form of a lump  sum  payment  if the
Company's Textile or Polypropylene Operations are sold.  Such payment shall be made within thirty (30) days following the closing of the sale of one or both of the Operations in question. The amount of the lump-sum payment shall be equal to the Actuarial Equivalent Value, as such term is defined in the SERP, of Willett's benefits otherwise payable on the payment date except that, if Willett shall not agree with the determination made by the Company, he shall be entitled to designate his own actuary to make a separate determination. If the determinations made by the two actuaries are less than five (5%) percent apart, an average of the
two values will be used.   If  the said determinations are more than
five (5%) percent apart, the Company and Willett shall jointly appoint a third actuary, who shall make an independent determination. The determination made by the third actuary and the closest determination of the determinations made by the Company's actuary and Willett's actuary shall be averaged to determine the Actuarial Equivalent Value.

11. MUTUAL RELEASE AND INDEMNITY.

a. The Company, Holdings and AIP hereby fully and forever settle, release, remises, discharge and acquit Willett of and from any and all obligations, covenants, agreements, duties, claims, liabilities and causes of action, whether legal or equitable, known or unknown, matured or inchoate, under or in connection with Willett's service
as an employee or a director  of  the  Company.   The Company, Holdings
and AIP agree to hold Willett harmless against any and all liability which he may incur as a result of his service as an employee or director of the Company and shall maintain sufficient directors' and officers' insurance to cover their obligations to Willett in this regard.

b. Other than as set forth in this Agreement, Willett hereby fully and forever settles, releases, remises, discharges and acquits the Company, Holdings and AIP of and from any and all obligations, covenants, agreement, duties, claims, liabilities and causes of action, whether legal or equitable, known or unknown, matured or inchoate, under or in connection with Willett's employment by the Company, including pay, benefits, equity and option ownership,
separation   of  employment and the surrounding circumstances
thereof, as they may have any effect whatsoever on Willett, and further from any claim, right, action, liability, or demand of whatever nature which might be raised by Willett pursuant to any law, constitution, regulation, statute, or common law theory, including, without limitation, Title VII of the Civil Rights
Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans With Disabilities Act, as amended, and the Employee Retirement Income Security Act, as amended.

12. OWBPA COMPLIANCE. Willett understands that, pursuant to the Older Workers Benefit Protection Act (OWBPA), he has been offered twenty-one (21) days from the date of his receipt of this Agreement to consider and execute the Agreement. Willett further acknowledges that he has seven (7) days from the date of his execution of this Agreement within which to revoke the Agreement and notify the Company of that revocation.

13. REPRESENTATIONS AND WARRANTIES. Each party to this Agreement represents and warrants as follows:

a. It has full power and authority to enter into and perform this Agreement.

b. The entry into and performance of this Agreement by such party have been authorized by all necessary corporate action or partnership action, as the case may be, of such party.

c. The entry into and performance of this Agreement by such party does not and will not violate any prior or contemporaneous commitment, pledge, contract or undertaking, or any restraining order, injunction, court order, decree or judgment to which it is a party or by which it is bound.

d. This Agreement constitutes a valid and binding release by, and obligation of, such party, enforceable in accordance with its terms.

e. Such party has not in any manner sold, transferred, assigned, pledged, encumbered or otherwise disposed of any claim or other matter which it purports to release by this Agreement, or any interest in any such claim or other matter.

14. EXPENSES.   Except  as  otherwise   expressly provided in this
Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of agents, representatives, counsel and accountants.

15. NOTICES. Unless otherwise specified, whenever this Agreement requires or permits any consent, approval, notice, request or demand from one party to another, that communication must be in writing (which may be by telecopy) to be effective and is deemed to have been  given (i) if  by telecopy, when transmitted to the appropriate telecopy number (and all communications sent by telecopy must be promptly confirmed by telephone; but any requirement in this parenthetical does not affect the date when the telecopy is deemed to have been delivered), (ii) if by certified or registered mail, on the third business day after it is enclosed in an envelope and properly addressed, stamped, sealed and deposited in the appropriate official postal service with a return receipt requested or (iii) if by any other means,
when actually delivered.   Until  changed  by notice pursuant
to this Agreement, the address (and fax number) for the

Company and Willett, the Company, Holdings and AIP are:

          If to Willett: Mr. Richard H. Willett
                         96 Kokopelli Lane
                         Philipsburg, Montana 59858
                         Telephone: (406) 859-3088/3189
                         Telecopy: (406) 859-3679

          with a copy to: Bruce E. Hood
                         Howe & Addington LLP
                         450 Lexington Avenue, Suite 3800
                         New York, New York 10017
                         Telephone: (212) 490-1700
                         Telecopy: (212) 490-0536

          If to the Company,
          Holdings or AIP: Mr. Kim Marvin
                           American Industrial Partners Capital
                           Fund II, L.P.
                         551 Fifth Avenue, Suite 3800

                         New York, New York 10176-3801
                         Telephone: (212) 983-1399
                         Telecopy: (212) 986-5099

          with a copy to: Terrance L. Bessey, Esq.
                         Kirkland & Ellis
                         655 Fifteenth Street, N.W., Suite 1200
                         Washington, DC  20005-5793
                         Telephone: (202) 879-5943
                         Telecopy: (202) 879-5200


16. FURTHER ASSURANCES. The parties agree to furnish upon request to each other such further information, to execute and deliver to each other such other documents and to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

17. WAIVER.  The rights and remedies of the parties to this Agreement
are cumulative and not alternative.   Neither  the failure nor any
delay by any arty in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.
To the maximum extent permitted by applicable law, no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, no waiver that may be given by a party will be applicable except in the specific instance for which it is given and no notice to or demand on one party will be deemed to be a wavier of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

18. ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

19. ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

20. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

21. SECTION HEADINGS; CONSTRUCTION. The headings of Sections of this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

22. GOVERNING LAW. This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

23. COUNTERPARTS.   This  Agreement  may  be  executed  in  one
or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

24. GUARANTY BY HOLDINGS. By signing this Agreement, Holdings hereby guaranties the due performance by the Company and AIP of their respective obligations contained herein.

                    EXECUTED as of the date first set forth above.

                          CONSOLTEX (USA) INC.

                          By: /s/C. Suzanne Crawford
                          Name: C. Suzanne Crawford
                          Title: Vice-President, Legal Affairs
                                 and Corporate Secretary

                          CONSOLTEX HOLDINGS, INC.

                           By: /s/C. Suzanne Crawford
                           Name: C. Suzanne Crawford
                           Title: Vice-President, Legal Affairs
                                  and Corporate Secretary


                           AMERICAN INDUSTRIAL PARTNERS CAPITAL
                           FUND II, L.P.

                           By: American Industrial Partners Corporation,
                              its General Partner

                           By:
                           Name:
                           Title:


                           RICHARD H. WILLETT

24. GUARANTY BY HOLDINGS. By signing this Agreement, Holdings hereby guaranties the due performance by the Company and AIP of their respective obligations contained herein.

                    EXECUTED as of the date first set forth above.

                          CONSOLTEX (USA) INC.

                          By:
                          Name:
                          Title:

                          CONSOLTEX HOLDINGS, INC.

                           By:
                           Name:
                           Title:


                           AMERICAN INDUSTRIAL PARTNERS CAPITAL
                           FUND II, L.P.

                           By: American Industrial Partners Corporation,
                              its General Partner

                           By: /s/Theodore C. Rogers
                           Name: Theodore C. Rogers
                           Title: Chairman


                           RICHARD H. WILLETT

24. GUARANTY BY HOLDINGS. By signing this Agreement, Holdings hereby guaranties the due performance by the Company and AIP of their respective obligations contained herein.

                    EXECUTED as of the date first set forth above.

                          CONSOLTEX (USA) INC.

                          By:
                          Name:
                          Title:

                          CONSOLTEX HOLDINGS, INC.

                           By:
                           Name:
                           Title:


                           AMERICAN INDUSTRIAL PARTNERS CAPITAL
                           FUND II, L.P.

                           By: American Industrial Partners Corporation,
                              its General Partner

                           By:
                           Name:
                           Title:

                           /s/Richard H. Willett
                           RICHARD H. WILLETT

                                                      EXHIBIT 10.20


              EMPLOYMENT AGREEMENT FOR PAUL J. BAMATTER
            =============================================


                             EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") made effective the first day of April, 1997 between CONSOLTEX (USA) INC., a Company incorporated under the laws of the State of New York, having its head office in the City of New York, State of New York (hereinafter called the "COMPANY"), CONSOLTEX GROUP INC., the parent of the Company, and PAUL J. BAMATTER, 21 Turtleback Lane, East New Canaan, Connecticut 06840, (hereinafter called the "EXECUTIVE").

                             W I T N E S S E T H:

      WHEREAS the Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and conditions hereinafter set forth,

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree with one another as follows:

     1.   EMPLOYMENT. ETC.

          The Company hereby confirms the employment of the Executive as the Vice President Finance and Chief Financial Officer of the Company, subject to the terms and conditions hereinafter set forth, and the Executive hereby accepts such employment on such terms and agrees to use his best efforts well and faithfully to serve the Company.

          2.   TERM.

          This Agreement shall take effect as of April 1, 1997 and shall supersede as of such date each and every prior employment agreement between the Company and/or any affiliate and the Executive. The Executive's employment with the Company shall continue until terminated by either the Company or the Executive in accordance with the further provisions of this Agreement. Upon the termination of the Executive's employment with the Company pursuant to the provisions of this Agreement, the Executive shall cease to be an employee of the Company for all purposes except in the case of a disability as contemplated in paragraph 6.

          3.   DUTIES OF EXECUTIVE.

          (a) During the period that the Executive is employed pursuant to this Agreement, the Executive shall well and faithfully serve the Company as its Vice President Finance and Chief Financial Officer, and shall devote substantially all of his business time and attention to and use his best efforts in the performance of the duties of such employment and the advancement of the best interests of the Company. In addition, the Executive agrees to serve in such other capacities or offices to which he may be assigned, appointed or elected from time to time by the Chairman of the Board of Directors of the Company (the "Board").
The Executive
shall have the powers inherent in the position of Vice President Finance and Chief Financial Officer, and shall report directly to the President and Chief Executive Officer of the Company.

          (b) The Executive's place of employment shall be at the offices of the Company located at 1040 Sixth Avenue, New York,
New York 10018 (or such other location within or without the State of New York as the Board may designate from time to time), but the Executive shall travel to the extent and to the places necessary for the performance of his duties to the Company.

          (c) The Company or Consoltex Group Inc. may require the Executive to perform services from time to time for one or more of its subsidiaries. The Executive acknowledges that the compensation and benefits provided hereunder shall compensate him for all services provided by him for the benefit of such subsidiaries.

          4.   REMUNERATION.

          During the term of this Agreement, the Executive shall be entitled to compensation from the Company as hereinafter provided:

          (a) SALARY. The Executive shall be entitled to an annual salary of two hundred sixty one thousand five hundred dollars ($261,500) (such salary, as it may be increased from time to time pursuant to this paragraph 4(a),being herein sometimes called the "BASE SALARY") which shall be payable in equal consecutive installments in arrears every two (2) weeks or as may be otherwise agreed by the Company and the Executive. Such annual salary shall be reviewed annually by the Management Resources and Compensation Committee of the Board of Directors of Consoltex Group Inc.
(the "COMPENSATION COMMITTEE"), before January 1 of each year, and may be increased (but shall not be reduced) in the discretion of the Compensation Committee during the term of this Agreement.

          (b) ANNUAL BONUS. In addition, the Executive shall be entitled to an annual cash bonus based on the achievement of financial goals as determined under the Bonus Plan for Executives of the Company and Consoltex Group Inc. The target bonus amount shall be 40% of the Executive's base salary for the year to which such bonus applies and shall reflect the achievement of such financial goals. Such bonus shall be determined and paid to the Executive at the same time as bonuses are paid to the executives of Consoltex Group Inc.

          (c) SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Executive shall be deemed a participant in the Supplemental Executive Retirement Plan established by the Compensation Committee, which is substantially in the form attached hereto as EXHIBIT A and made a part hereof
(the "SERP").

(d) EMPLOYEE BENEFITS. The Executive shall be entitled to such group life insurance, accidental death, disability, hospitalization, major medical, dental and similar insurance as may be approved by the Compensation Committee from time to time; PROVIDED, HOWEVER, that no insurance benefits currently in place for the Executive shall be reduced or eliminated. The Executive acknowledges that certain of the above benefits are not yet in place and are accordingly not available to him on the date of execution of this Agreement, and that the Compensation Committee shall determine in its discretion what additional benefits, if any, of the above types shall be provided by the Company.

          (e) AUTOMOBILE. The Executive shall be entitled to the use of a car provided by the Company up to a capital value (excluding tax) of $50,000,and reimbursement for the operating and maintenance expenses of such car.Such car shall be replaced once every three years.

          (f) CLUB MEMBERSHIP. The Company will pay the initiation and membership fees for the Executive's membership in a club of his choice up to a combined maximum of ten thousand dollars ($10,000) per annum. The Executive may, at his election, receive this benefit in cash in lieu of receiving such club membership.

          (g) PAYMENT OF EXPENSES. The Executive shall be entitled to reimbursement of all reasonable expenses incurred by him for travel and entertainment relating to the business and affairs of the Company as approved by the Chief Executive Officer; such reimbursement shall take into account the expenses required in order for the Executive to travel to the extent envisioned by paragraph 3(b).

          5.   VACATION.

          During each calendar year of the term of this Agreement, the Executive shall be entitled to up to 20 business days' paid vacation, in addition to holidays observed by the Company. The date or dates of such vacations shall be selected by the Executive in consultation with the Chairman of the Board, having reasonable regard to the business needs of the Company and the convenience and personal preference of the Executive. A maximum of 20 days of unused vacation may be carried forward to and used in a subsequent calendar year.

          6.   TERMINATION DUE TO DISABILITY.

          Notwithstanding anything herein contained and without prejudice to the Executive's rights under the Company's disability insurance coverage, in the event of illness or other disability of the Executive during the term of this Agreement that renders the Executive incapable of performing his duties hereunder for a period of 180 consecutive days, or periods aggregating 180 days during any period of 360 consecutive days, the Company may, effective upon written notice, terminate this Agreement; PROVIDED, HOWEVER, that in such event, the

Executive shall remain an employee (without compensation) of the Company to the extent that, and for so long as, the Executive's continued employment is necessary to qualify for benefits under the Company's disability insurance coverage. In the event of a termination of this Agreement pursuant to the preceding sentence, the Company shall pay the Executive for a period of two years following the date of tennination an amount such that together with amounts payable by the Company's disability insurance the Executive would receive 100% of his base salary as in effect immediately prior to the date of termination.

          7.   TERMINATION FOR CAUSE.

          (a) Notwithstanding any other provision herein contained, the Company may terminate the Executive's employment with the Company at any time for "cause" as defined below. In the event of termination for cause, the Executive shall only be entitled to receive his unpaid salary and accrued vacation pay to the date of notice of termination, and reimbursement of his bona fide unpaid out-of-pocket expenses chargeable to the Company; PROVIDED, HOWEVER, the Executive shall be entitled to benefits as provided in other benefit plans provided by the Company or Consoltex Group Inc., including, but not limited to, the Consoltex Group Inc. Stock Option Plan and the SERF.

        (b) For the purposes of this Agreement "cause" shall mean:

            (i) Any willful act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement;

           (ii) The conviction of the Executive by a court of competent jurisdiction of a felony involving (A) violence or moral turpitude which felony would reasonably be regarded as a major crime, or (B) theft or fraud against the Company;

          (iii) The willful misconduct by the Executive causing material injury to the Company;

         (iv) The willful and continued failure by the Executive to substantially perform the Executive's duties with the Company in the Executive's established position on a full-time basis (other than any such failure resulting from the Executive's disability and other than termination by the Executive pursuant to paragraph 8(b)) after a written demand for substantial performance is delivered to the Executive by the Chairman of the Board, which demand specifically identifies the manner in which the Chairman of the Board believes that the Executive has not substantially performed the Executive's duties; or

       (v) The commission of a breach of the restrictive covenants in paragraph 20(a), (c), (f) and (g), which has not been cured (to the extent susceptible to cure) within 30 days following written notice from the Chairman of the Board.

(c) For purposes of this paragraph 7, no act, or failure to act, on the Executive's part shall be deemed "willful" unless knowingly done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company.

          8.   TERMINATION WITHOUT CAUSE.

    (a) If the duties and responsibilities of the Executive in his capacity as Chief Financial Officer or Vice President-Finance are substantially reduced or eliminated (other than as a result of the Executive's disability), or if a successor to the Company fails to assume and agree to be bound by the terms of this Agreement as required in paragraph 14 and either of such events has not been cured (to the extent susceptible to cure) within 30 days following written notice from the Executive, the Executive will be entitled to terminate his employment with the Company upon three months prior written notice.

     (b) If the Executive terminates as provided in paragraph 8(a), or if this Agreement is terminated by the Company at any time without cause on the part of the Executive, then the Executive shall be entitled to receive as a severance indemnity an amount equal to three times his average annual Base Salary for the last two full calendar years during the term of his employment hereunder (such average annual Base Salary being calculated as the last two full calendar years' Base Salary actually paid under this Agreement or the Executive's previous employment agreement with the Company after its assignment to and assumption by the Company). Notwithstanding the foregoing provisions of this paragraph 8, the amount of the severance indemnity required by this paragraph 8 shall in no event be less than seven hundred eighty-four thousand five hundred dollars ($784,500).
In addition, the Executive shall also be entitled to receive a pro rata share of his bonus for the year in which the termination occurs. Such pro rata portion shall be paid at such time as bonuses are generally paid to executives and shall be calculated on the basis of the actual performance of the Company. In addition, to the extent such continuation is permitted by the terms of the relevant policies, the Company shall continue to provide the Executive with such health and life insurance benefits as he had immediately prior to such termination up to the date on which the Executive obtains new employment which provides him with comparable coverage with no preexisting condition exclusion (and with respect to health insurance, comparable coverage for his family) or, if earlier, the third anniversary of the termination of the Executive's employment by the Company. Further, the Executive shall have the right to purchase the automobile provided to him pursuant to paragraph 4(c) at the leasing company's net book value. The Executive shall also be entitled to payment equal to his unused vacation pay for the year of termination. Subject to regulatory approval, the Executive shall have up to six months from the date of such termination of his employment (unless the Committee exercises its discretion to extend such six-month period) to exercise any stock option rights he received, other than any vested stock option rights he received in his capacity as a Director of Consoltex Group Inc.

          9.   RESIGNATION OF THE EXECUTIVE.

     The Executive shall give at least three months prior written notice to the Company if he wishes to resign from his employment with the Company. Upon termination of such employment, he shall be entitled to receive only his accrued but unpaid salary and unused vacation pay. This paragraph 9 shall apply only to a resignation for personal reasons, as distinguished from the Executive's election to terminate pursuant to paragraph 8(a), in which case paragraph 8(b) shall apply. The Company reserves the right to relieve the Executive of his obligations to perform all or part of his duties during the notice period, and such action shall not be a reduction or elimination of the Executive's duties or responsibilities for the purposes of paragraph 8(a).

        10.  SURRENDER OF COMPANY PROPERTY UPON TERMINATION.

    Upon termination of this Agreement for any reason, the Executive shall immediately surrender to the Corporation his Company-provided credit card(s), and all documents and information wherever located pertaining to the business of the Company as well as keys for entry into Company premises and any other property belonging to the Company and shall pay all moneys payable to the Company whether or not due at the time, unless the plan pursuant to which the loan was made provides otherwise.

          11.  LIABILITY AND INDEMNIFICATION.

     The Executive shall not be liable, responsible or accountable in damages or otherwise to the Company for any act performed or omitted by the Executive in good faith on behalf of the Company and in a manner reasonably believed by him to be (a) within the scope of the authority granted to him by this Agreement, by law, by the Company's by-laws or by the Board and (b) in the best interests of the Company. The parties hereto acknowledge and agree that the Executive is entitled to indemnification as provided in the Company's by-laws as in effect on the date hereof, and the Company agrees not to repeal, replace or make any changes to such indemnification provisions, including as a result of any merger or other reorganization, without the Executive's prior written consent.

          12.  NOTICE.

   Any notice required or permitted under this Agreement shall be in writing and shall be delivered by hand or by Federal Express or other responsible commercial courier service with guaranteed overnight delivery or shall be sent by prepaid registered or certified mail, return receipt requested, addressed as follows:

          If to the Company:

          Consoltex (USA) Inc.
          108 East Park Street
          Post Office Box 667
          Anaconda, Montana 59711
          Attention: President and Chief Executive
                     Officer

          with a copy to Consoltex Group Inc. at its address below.

          If to Consoltex Group Inc.:

          Consoltex Group Inc.
          8555, autoroute Transcanadienne
          Ville Saint-Laurent (Quebec) Canada H4S IZ6
          Attention: Chairman of the Management Resources
                     and Compensation Committee

          If to the Executive:

          21 Turtleback Lane East
          New Canaan, Connecticut 06840

Either party may change its address for service of notice by notice in writing to the other party hereto. Any notice hereunder shall be deemed given on the date of actual receipt thereof by its addressee.

          13.  AMENDMENT, MODIFICATION OR WAIVER.

     This Agreement may be amended, modified or waived only by a written agreement signed by the parties hereto. Waiver by either party of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the terms hereof.

          14.  NON-ASSIGNMENT.

    This Agreement shall not be assigned by either party hereto without the prior written consent of the other party; PROVIDED, HOWEVER, that the Company or Consoltex Group Inc.
may assign this Agreement to a subsidiary thereof.
The foregoing notwithstanding, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession or prior to the expiration of the cure period set forth in paragraph 8(a) above, shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive's employment was terminated by the Company without "cause". The date on which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement, the "Company" shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          15.  ENTIRE AGREEMENT.

     This Agreement represents the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior understanding or agreement of the parties with respect to such subject matter.

          16.  BINDING EFFECT.

    This Agreement shall bind and inure to the benefit of the parties hereto and their respective legal and personal representatives and, subject to paragraph 14, successors and assigns.

          17.  GOVERNING LAW.

  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, exclusive of its conflicts-of-laws principles.

          18.  SEVERABILITY.

    In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby (provided that both parties nevertheless receive substantially all of the benefits of this Agreement).

          19.  PARAGRAPH HEADINGS, ETC.

     All paragraph headings have been inserted herein for convenience only and do not form part of this Agreement. References to one or more "paragraphs" are, unless the context clearly indicates otherwise, to numbered paragraphs of this Agreement. To the extent the context requires, the singular when used herein shall include the plural and vice versa and references herein to a gender shall include the other gender. All references to dollars in this Agreement are to United States Dollars.

          20.  SPECIAL PROVISIONS.

    (a) During the term of this Agreement, the Executive agrees that he shall not, directly or indirectly, alone or as a partner, officer, director, shareholder, employee or consultant be engaged or interested in any other commercial activity whatsoever; PROVIDED, HOWEVER, that this provision shall not prohibit the Executive from holding less than 5% of the securities of any publicly traded corporation, nor from passive financial investment in any non-competitive business.

    (b) The Executive shall not hold public office without the prior written consent of the Company.

   (c) Any invention or process the Executive discovers during his employment connected with the business of the Company shall belong to the Company. Similarly, copyright created by him relative to the business of the Company shall be the property of the Company. In all cases the Executive undertakes to execute appropriate documents confirming the Company's ownership.

  (d) The Executive shall advise the Company promptly of any legal action or proceedings in which the Executive may become involved.

  (e) At any time during or after the termination of the Executive's employment or the termination of this Agreement pursuant to paragraph 6, at the request of the Company the Executive shall resign from the office of director of the Company or any affiliate thereof (unless he serves as a director as a nominee of a shareholder of the Company or such affiliate and such termination was not for Cause) without claim for compensation, but without prejudice to any claim the Executive may have for compensation due to him pursuant to the terms of this Agreement. If the Executive fails to do so, the Company is hereby authorized by the Executive to appoint some person for and on behalf of the Executive as his attorney-in-fact to execute any documents for the purpose of giving effect to such resignation.

    (f) The Executive acknowledges that the Company carries on the business of textile manufacturing and that the Executive has heretofore and will continue to have access to and be entrusted with confidential information and trade secrets relating to the present and future business of the Company, Consoltex Group Inc. and their respective subsidiaries. The Executive acknowledges that the disclosure of such confidential information or trade secrets to competitors of the Company or to others would be highly detrimental to the business and affairs of the

Company. The Executive hereby covenants and agrees with the Company that he will not either during the term of this Agreement or at any time thereafter disclose any confidential information or trade secrets of the Company, Consoltex Group Inc. and their respective subsidiaries, including without limitation, patents, formulae, technical innovations or processes or computer codes (to the extent any of the foregoing constitute trade secrets), whether or not developed by the Executive, to any person, corporation, firm, business entity or individual except as required by law or pursuant to a confidentiality agreement between the Company authorized by its officers, other than himself, or the Board of Directors of the Company, nor shall he use the same for any purpose other than the purposes of the Company, nor shall he disclose or use for any purposes other than those of the Company any of the private matters or affairs of the Company which he may acquire during the period of his employment with the Company.

   (g) The Executive covenants and agrees that during his employment with the Company, and for a period of 12 months thereafter, he shall not engage or own an interest, directly or indirectly, as an officer, director, employee, shareholder, partner, consultant or in any manner whatsoever, in any business, firm or corporation located in any country which is a party to the North American Free Trade Agreement and which carries on the manufacture, distribution and/or sale of fabrics primarily made from man made or synthetic fibers. The provisions of this paragraph shall not prevent the Executive from owning up to 5% of the issued shares of any corporation engaged in the manufacture, distribution or sale of textile products whose shares are traded on any recognized stock exchange, so long as the Executive is not actively engaged in such business as an officer, director, employee or consultant thereto and he promptly provides written notice of such ownership to the Vice-President, Legal Affairs and Corporate Secretary of the Company. The Executive acknowledges and agrees that the restrictions contained in this paragraph are reasonable in time and area in the circumstances and have been inserted for the reasonable and necessary protection of the Company. The Executive agrees that, in the event of an actual or threatened breach by the Executive of the provision of this paragraph, the Company may obtain temporary and permanent injunctive relief without the necessity of proving actual damages to the Company.

  (h) Notwithstanding anything in this Agreement to the contrary, if any amounts due to the Executive under this Agreement and any other plan or program of the Company or Consoltex Group Inc. constitute a "parachute payment" as such term is defined in Section 280G(b)(2) of the Internal
Revenue Code of 1986, as amended (the "Code"), and the amount of the parachute payment reduced by all federal, state, and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount the Executive would receive if he were paid three times his "base amount", as defined in Section 280(b)(3) of the Code, less $1.00, reduced by all federal, state and local taxes applicable thereto, and the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will be equal to three times his base amount less $1.00. The determination to be made with respect to this paragraph 20(h) shall be made by an accounting firm acceptable to both the Company and the Executive, and which may be the Company's independent auditors, and shall be paid by the Company.

          21.  TAXES.

All payments hereunder shall be subject to any applicable federal, state, local or foreign withholding taxes.

          22.  SURVIVAL.

All provisions of this Agreement (other than those requiring or relating to the Executive's continued employment by the Company or his performance of services for the Company or its affiliates) shall survive the termination of the Executive's employment.

IN WITNESS WHEREOF, THE PARTIES hereto have executed this Agreement as of the day and year first above written.

                       CONSOLTEX (USA) INC.

                       By: /s/Richard H. Willett
                           Richard H. Willett, Chairman


                       CONSOLTEX GROUP INC.

                       By: /s/Henry D. Winterstern
                           Henry Winterstern, Chairman of the
                           Management Resources and Compensation
                           Committee

                       By: /s/Paul J. Bamatter
                           Paul J. Bamatter

                                         EXHIBIT  10.21


       EMPLOYMENT ARRANGEMENT FOR CHRISTOHER L. SCHALLER
      ========================================================

                              CONSOLTEX INC.

                                  MEMORANDUM


STRICTLY PRIVATE & CONFIDENTIAL

To:   Christopher L. Schaller
FROM: Richard H. Willett
RE:   compensation effective august 31, 1998
DATE: August 6, 1998


We propose the following arrangement to be effective August 31, 1998 which replaces all existing arrangements with respect to your employment.

1. Effective August 31, 1998, you will be appointed President and CEO of Consoltex Inc. ("Consoltex" or the "Company") and of the Apparel Operations of Consoltex Group Inc. You will report directly to the Chief Executive Officer of Consoltex Group Inc. and for compensation purposes, you will be an employee of The Balson Hercules Group Ltd. or such other subsidiary of Consoltex Group Inc. as may be appropriate.

2. Your place of employment will be at The Balson Hercules Group Ltd. offices located in New York, New York or such other location as the Board of Consoltex Inc. may designate from time to time and you will travel to the extent and to the places necessary to fulfill your responsibilities to the Company.

3. Your base salary will be US$250,000 and will be reviewed annually starting on January 1, 2000.

4. You will become eligible for membership in the Consoltex (USA) Inc. Supplemental Employee Retirement Plan ("SERP") and your commencement date for the purposes of the SERP will be deemed to be January 1, 1997.

5. You will continue to be a member of the Executive Benefits Plan and Consoltex's 401K Plan.

6. Consoltex will continue to provide you the use of a company car, in accordance with Consoltex's company car policy, up to a capital value of US$40,000 excluding taxes.

7. Your bonus plan target percentage will be 40% of base salary. This amount can reach up to 80% based on achieving certain profitability hurdles.

8. You will be entitled to an annual health or sport membership of up to US$7,500, inclusive of any initiation fees.

9. You will be entitled to a payment equal to one year of base salary if terminated without cause or should you be terminated without cause within one year subsequent to a change of control of Consoltex Group Inc., you will be entitled to a payment equal to two years of base salary. For the purpose of this paragraph, "change of control" means the acquisition of more than 50% of the voting securities of Consoltex Group Inc. by any person or group of persons acting together and will not include a change of control which may arise as a result of the conversion of multiple voting share owned by Les Gantiers Holding
B.V.  to  subordinate voting shares.

10.You will be entitled to four weeks of vacation annually to be taken at a time mutually convenient to you and the Company.

11.Your responsibility will include full Profit and Loss and Balance sheet responsibility of the Apparel Operations, including strategic planning.

12.The  above  points will be incorporated into a formal employment
contract within six months.   This  employment  contract  will  contain
all of the usual terms and conditions normal for such a document, including appropriate confidentiality and non-competition provisions to protect the Company.

13.Upon your acceptance hereof, this memorandum would constitute all arrangements with respect to your employment from the effective date and will not be amended except by writing signed by you and the Chairman of the Board of Consoltex Inc.

If you are in agreement with the above, I ask that you please execute this document and return it to me.

Best regards,

/s/Richard H. Willett
Richard H. Willett
CHAIRMAN OF THE BOARD OF CONSOLTEX INC.

/s/Christopher L. Schaller
Christopher L. Schaller


c.c. C. Suzanne Crawford

                                                      EXHIBIT 10.22


                  TERMS OF EMPLOYMENT FOR JAY R. TAVORMINA
              =================================================



LINQ INDUSTRIAL FABRICS,INC,
2550 West Fifth North Street
SUMMERVILLE
SOUTH CAROLINA  29483-9699
803/875-8100
FAX 803/875-8111



March 5, 1997

Mr. Jay R. Tavormina
8642 West Fairway Woods Drive
North Charleston, South Carolina 29420
U.S.A.



Dear Jay:

This letter is to confirm the terms of your employment with LINQ
Industrial Fabrics, Inc. ("LINQ") effective January 1, 1997. I would ask that if you are in agreement with such terms that you sign and return to me a copy of this letter.

1. You will assume the title of President and Chief Executive Officer of LINQ.

2. Your responsibilities will include full profit and loss and balance sheet responsibility for the Polypropylene Sector; including strategic planning for all the companies in the sector. The Polypropylene Sector is defined to include all of Consoltex's polypropylene activities regardless of their geographic location.

3. You will report directly to the Chairman of the Board and Chief Executive Officer of Consoltex Group Inc.

4. You acknowledge that on January 1, 1997 the composition of the Board of Directors of LINQ will be Richard H. Willett (Chairman) and Paul J. Bamatter and that the composition of the Board going forward will be as elected from time to time by the shareholder of LINQ.

5. Your base salary will be $230,000 and reviewed annually.

6. Your target bonus will be 40% of your base salary. Target bonus will be based on four factors:

  a) Return on assets employed;
  b) Earnings before interest, taxes and amortization;
  c) Achievement of personal goals and objectives; and
  d) Polypropylene prices.

As you know, 6(a) and (b) have been finalized, 6(c) will be discussed in early March, 1997 and for 6(d) generally the concept would be that if the average price paid by LINQ for polypropylene resin in 1997 is more than $0.02/lb greater than or less than the budgeted amount of $0.34.5/lb, there will be an adjustment.

7. Sometime during 1997, you will be provided with enhanced medical and dental coverage.

8. Sometime during 1997, a "Top Hat" retirement plan for key executives will be developed, of which you will be a member.

9. Effective October 31, 1996, you will be entitled to the use of a company car, the capital cost of which is set at $35,000.

10.Effective January 1, 1997, you will be entitled to an allowance for Club membership, not to exceed $5,000 annually.

11.You will be eligible to participate in the long term incentive plan which will be developed for Consoltex's top executives.

12. Should LINQ terminate your employment without cause, you will be entitled to receive a severance payment equal to one year's base salary.

13. You will be entitled to four weeks of vacation annually, to be taken at a time mutually convenient to you and LINQ.


Yours very truly,


/s/Richard H. Willett
Richard H. Willett
Chairman of the Board of Directors



Read and agreed this 5{th} day of March, 1997.


/s/Jay R. Tavormina
Jay R. Tavormina

                                             EXHIBIT 10.23


                  AMENDED AS OF FEBRUARY 4, 2000

                 EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of November 16, 1996

BETWEEN:          THE BALSON-HERCULES GROUP LTD., a
                  Rhode-Island corporation
                  (the "Corporation")

AND:              WILLIAM J. MILOWITZ, executive residing in
                  West Orange New Jersey
                  (the "Executive")


 WHEREAS Consoltex Inc. and the Executive had entered into an employment agreement as of November 16, 1992 for the benefit of the Corporation;

WHEREAS the said employment agreement expires on November
16, 1996.

 AND WHEREAS the Corporation desires to enter into a new employment agreement with the Executive to obtain the benefit and the assurance of the continued services and experience of the Executive, and the Executive desires to render such continued services.

 NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements herein set out and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:


 1.  EMPLOYMENT

      The   Corporation  hereby  employs  the  Executive  as
 President of the Corporation and the Executive accepts such employment, on a full time basis as provided in Section 2.

2.    DUTIES OF EXECUTIVE

      2.1 During the Term of Employment (as defined below), the Executive shall devote his full time and attention to and use his best efforts in the performance of the duties of such employment and to advancing the best interests of the Corporation. He shall carry out to the best of his ability all lawful instructions relating to the business and affairs of the Corporation that may be given to him from time to time by his immediate supervisor.

      2.2 The Executive's principal place of employment shall
be  at  the offices of the Corporation located  in  New  York
City,  New   York,   but  the  Executive  shall  travel  when
appropriate in the performance of his duties.


3.    TERM OF EMPLOYMENT

      Unless otherwise earlier terminated pursuant to Section 11, the employment of the Executive hereunder shall be for a fixed term (the "Term of Employment") commencing on the date hereof and expiring on December 31, 2002 (the "EXPIRATION
DATE").                                  ====  /s/PJB


4.     COMPENSATION

     As compensation for his services hereunder, the Corporation shall pay to the Executive, for each consecutive month during the Term of Employment an annual salary (the "Salary") in the amount of $230,000 payable in equal monthly
                             ========/s/PJB
installments   of   $19,666.66,   in   accordance   with   the
                    ===========/s/PJB
Corporation's payroll procedure in  effect  on the date hereof for the Executive.


 5. BONUSES

           During the Term of Employment, the Executive shall be entitled to receive a bonus in such an amount and at such a time as shall be determined by applying such formula or method of calculation as shall be substantially consistent with the formula or method used by the parent company, Consoltex Inc..

6.    FRINGE BENEFITS

           During the Term of Employment, the Corporation shall maintain in full force and effect and the Executive shall have the right to participate in, and enjoy, all benefit plans including, without limitation, medical and hospitalization insurance, and other fringe benefits maintained in effect or arranged by the Corporation for its employees generally and for its executives particularly and for which the Executive qualifies.


7.    BUSINESS EXPENSES

           During the Term of Employment, the Executive shall be entitled to reimbursement by the Corporation for reasonable business expenses actually incurred by him on behalf of the Corporation in the course and within the scope of his employment hereunder, upon presentation by the Executive of vouchers or other receipts for approval by his immediate supervisor.


8.    AUTOMOBILE

During the Term of Employment, the Corporation shall lease an automobile for the exclusive benefit of the Executive, at a cost not to exceed $800.00 per month, and reimburse the Executive for insurance premiums in respect of such automobile if applicable.


9.    INSURANCE

9.1 The Corporation shall, at its expense, subscribe and maintain insurance in respect of the life of the Executive in the amount of $100,000; and

9.2        The   Corporation   hereby  acknowledges   that   it
subscribes and maintains directors and officers liability insurance and that it is consistent with Consoltex Inc.'s
Corporate insurance policy.


10.   ANNUAL PAID VACATION

           The Executive shall be entitled to an aggregate of five (5) weeks paid vacation per annum.

11.   EARLY TERMINATION

      Notwithstanding the provisions of Section 3, the Term of
      Employment:

      11.1 shall terminate automatically upon the death of the Executive;

      11.2 may be terminated immediately by the Corporation, prior to its expiration, by notice to such effect:

         (i) if the Executive shall become unable by reason of accident, illness or any other incapacity, whether total or partial, to render his services hereunder for ninety (90) consecutive days or for an aggregate period of ninety (90) days in any twelve (12) month period during the Term of Employment;

         (ii) if the Executive shall, at any time, be convicted of any felony from which the Executive has no further right of appeal; or

         (iii) if in the reasonable determination of the Board of Directors of the Corporation, as evidenced by its resolution to such effect, the Executive shall have committed, at any time, a material breach of any of his obligations resulting from his employment hereunder, or

         (iv) provided that the Corporation continues to compensate the Executive until December 31, 1998, as provided by Sections 4, 6, 8 and 9, excluding any disability insurance coverage ("Termination Payments"). Notwithstanding the foregoing, the
         Corporation shall not be obligated to make any Termination Payments following the termination of employment pursuant to this Section 11.2 (iv) unless the Executive has executed a general release of the Corporation with respect to all matters other than the Corporation's obligation to make the Termination Payments.

      11.3 may be terminated immediately by the Executive, prior to its expiration, by notice to such effect if the Corporation alters the nature of the responsibilities of the Executive from those in effect at the commencement of his employment hereunder so as to substantially reduce the responsibilities of the Executive hereunder or if the Corporation reduces the Executive's salary, fringe benefits, automobile lease or insurance coverage referred to in Sections 4, 5, 6, 8 and 9. If the Term of Employment is terminated by the Executive pursuant to this Section 11.3, the Executive shall receive until the Expiration Date or his death, whichever shall first occur, as full and final compensation and indemnification for such earlier termination of employment, the salary, fringe benefits, automobile lease and insurance coverage referred to in Sections 4, 6, 8 and 9 excluding any disability insurance.


12.   NONCOMPETITION AND NONDISCLOSURE

      12.1 During the Term of Employment and while Termination Payments are being made, the Executive will not participate in, directly or indirectly, either as an employee or agent of any person or entity or as a member of a partnership or as an investor in any entity, any business that is a converter of, or otherwise markets, textiles of any type dealt with by the Corporation or any of its affiliates as of the date of such expiration or termination. The Executive further covenants and agrees that during the Term of Employment and while Termination Payments are being made, the Executive will not recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer to others concerning employment, any person who is, or within the one-year period immediately prior to such expiration or termination was, an employee of the Corporation or any of its affiliates. If, in any judicial proceeding, the court shall refuse to enforce the restrictions contained in this Section because the duration is too long, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding such duration shall be deemed reduced to the extent necessary to permit enforcement of such restrictions. If, in any judicial proceeding, the court shall refuse to enforce the restrictions contained in this Section because they are more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of the Corporation or any of its affiliates, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding the geographic area, scope of the business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such restrictions.

      12.2 The Executive agrees not to disclose to any person or entity other that the Corporation and its officers, directors, employees, subsidiaries and affiliates any proprietary or confidential information of the Corporation or any of its affiliates known to or held by the Executive, including without limitation advertising programs or strategies, customer lists or any other information constituting a trade secret of the Corporation or any of its affiliates which could, if disclosed, injure the competitive position or prospects of the Corporation or any of its affiliates. Nothing contained in this Agreement shall prohibit the Executive from disclosing any of the aforedescribed information to the extent required by law or legal process or such information becomes generally available other than through the breach of a confidentiality obligation owed to the Corporation.


13.   U.S. CURRENCY

          All dollar amounts referred to herein and dollar signs ($) used herein refer to and mean United States of America dollars.


14.   SEVERABILITY

           The provisions of this Agreement are severable and if any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions shall remain enforceable.


15.   NOTICES

          Any notice or communication provided for under this Agreement shall be in writing and be sufficiently given to the party to whom it is addressed if it is delivered or sent by prepaid registered or certified mail or transmitted by telecopier to or for such party at the address or telecopier number of such party as set out hereinafter or at such other address or telecopier number as such party shall have hereafter notified to the other party hereto in the manner provided for in this Section. Any notice or communication addressed and delivered, mailed or telecopied, as the case my be, as aforesaid shall be deemed to have been sufficiently given and received on the date on which it was so delivered or, if such date is not on a Business Day (as hereinafter defined), on the Business Day next following such date, or on the fifth (5th) Business Day next following the date of its mailing or on the first (1 st) Business Day next following the date of its transmission, as the case, may be.


 If to the Corporation:

 Consoltex Inc.
 8555 Transcanada Highway
 St-Laurent, Quebec H4S 1 Z6
 Fax (514) 335-7018
 Attention: President, Performance Fabrics Sector

 and

 The Balson-Hercules Group Ltd.
 1040 Avenue of the Americas, 6th Floor
 New York, NY 10018
 Fax (212) 302-4386
 Attention: Chief Executive Officer

 If to the Executive:

 William J. Milowitz
 454-342 Prospect
 West Orange, New Jersey 07052

          For the purposes hereof, "Business Day" means a day other than a Saturday, Sunday or any day on which the principal banks located in New York, New York are not open for business during normal banking hours.

16.   ARBITRATION

           Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Providence, Rhode Island, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and the award of such arbitrators shall be final and binding upon the parties hereto. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The provisions of this Section are not intended to limit or otherwise adversely affect the right of the Corporation to seek injunctive relief if the remedy at law for the
Executive's failure or refusal to perform his obligations resulting from his employment hereunder shall be inadequate. The parties hereto irrevocably and unconditionally submit to the jurisdiction of the courts of Rhode Island for the purpose of confirming any arbitrator's award.


 17. GOVERNING LAW

           This Agreement shall be governed by and construed in accordance with the laws of Rhode Island.


 18. SUCCESSORS AND ASSIGNS

      18.1 This Agreement shall inure to the benefit of and be binding upon the parties hereto and the successors and assigns of the Corporation only. The Executive shall not assign or delegate this Agreement or any of his rights or obligations hereunder.

      18.2 The Executive hereby consents to the assignment of this Agreement by the Corporation to any person, provided that such person is an affiliate or subsidiary of the Corporation and provided that the Corporation shall remain liable hereunder, jointly and severally with the assignee.

      18.3 Should Balson-Hercules be dissolved, wound-up, merged
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or amalgamated into another Consoltex controlled legal entity,
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the new entity will be fully responsible for all the
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responsibilities that Balson-Hercules currently has. /s/PJB
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19. ENTIRE AGREEMENT

           This Agreement embodies the entire agreement and understanding among the parties hereto on the subject matter hereof and supersedes all prior agreements between such parties on the said subject matter. Neither this Agreement nor any of the terms hereof may be changed, waived, discharged or terminated otherwise than by an instrument in writing signed by all the parties hereto. Any waiver of any term or condition or any breach of any covenant of this Agreement shall not operate as a waiver of any other such term or condition or breach, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.


           IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first hereinbefore written.

THE BALSON-HERCULES GROUP LTD.

/s/Marcel Thibault
By: Marcel Thibault
Title: Chief Executive Officer

/s/Jean Talbot
By: Jean Talbot
Title: Vice-President, Fiance & Administration & Treasurer

/s/William J. Milowitz
William J. Milowitz

/s/Paul J. Bamatter - /s/PJB
Paul J. Bamatter - Feb. 4, 2000